Form 10-K, Exhibit 13
period 1997-10-31
FIRST ROBINSON FINANCIAL CORP
filed 1998-01-29
CIK 1035991

                                TABLE OF CONTENTS








President's Message.....................................................       1
Selected Financial Information..........................................       2
Management's Discussion and Analysis of Financial
  Condition and Results of Operations...................................       4
Financial Statements....................................................      16
Stockholder Information.................................................      41
Corporate Information...................................................      42

                      FIRST ROBINSON FINANCIAL CORPORATION
     501 E. MAIN ST. P.O. BOX 152 ROBINSON, IL 62454 TELEPHONE 618-544-8621


Dear Stockholder,

         It is a pleasure to present to you the Annual Report of First Robinson Financial Corporation for the fiscal year ended October 31, 1997, our first report as a publicly held corporation. It has been an eventful and exciting year, filled with challenges and opportunities.

         During the year ended October 31, 1997, total assets increased from $63.9 million to $75.6 million, an increase of $11.7 million or 18.3%. Net income for the fiscal year increased to $647,000 as compared to $123,000 for the previous fiscal year. This increase is attributed to an increase in net interest income of $666,000, an increase in non-interest income of $124,000, a decrease in provision for loan losses of $64,000, a decrease in non-interest expense of $45,000, offset by an increase in provision for income tax of $375,000.

         The commitment and performance of our employees, management and board of directors in addition to the invaluable support of our customers has made 1997 a successful year. We are indeed appreciative of this support.

         First Robinson, with approval from the board of directors, intends to change to a March 31 year end. Management believes this will result in a more efficient use of staff, particularly in the area of regulatory reporting, and will also put your Company on a more traditional quarterly system, in line with other public companies. This change will result in an initial fiscal year consisting of five months, ending March 31, 1998.

         The company has been, and intends to continue to be, a community-oriented financial institution serving the residents and businesses of Crawford County and surrounding counties. The board of directors and management continue to plan for the future of First Robinson. As we build value in our Company, we will maintain the high quality customer service that demonstrates our commitment to our customers and the communities we serve.

         On behalf of all of us at First Robinson, we thank you for your continued support.

Sincerely,


/s/ RICK L. CATT
----------------
Rick L. Catt
President and Chief Executive Officer

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

         The following table sets forth selected consolidated financial data of First Robinson Financial Corporation at and for the periods indicated. In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation have been included. The consolidated financial data is derived in part from, and should be read in conjunction with, the Financial Statements and Notes thereto presented elsewhere in this Annual Report.


                                                                                October 31,
                                                       --------------------------------------------------------
                                                           1997        1996        1995       1994       1993
                                                       ----------   ----------  ---------- ---------- ----------
                                                                              (In Thousands)
Selected Financial Condition Data:
----------------------------------
Total assets........................................      $75,559     $63,869     $54,708    $43,824    $41,299
Loans receivable, net...............................       63,960      54,448      44,854     34,093     30,885
Mortgage-backed securities..........................        3,151       4,011       2,973      3,284      3,792
Interest bearing deposits...........................        2,662         868       2,472      2,602      2,575
Investment securities...............................        1,649         714       1,213      1,221      1,448
Deposits............................................       61,715      56,691      49,404     39,208     36,976
Total borrowings....................................           92       1,500         ---        ---        ---
Stockholders' equity................................       12,804       4,658       4,536      4,111      3,747


                                                                         Year Ended October 31,
                                                        -------------------------------------------------------
                                                           1997       1996        1995        1994       1993
                                                        ---------- ----------  ----------  ----------  --------
                                                                            (In Thousands)
Selected Operations Data:
-------------------------
Total interest income.................................    $  5,915    $ 4,827     $ 3,755    $  2,985     $ 3,160
Total interest expense................................      (3,077)    (2,655)     (1,971)     (1,446)     (1,563)
                                                         --------    -------     -------    --------     -------
   Net interest income................................       2,838      2,172       1,784       1,539       1,597
Provision for loan losses.............................        (206)      (270)         (9)        (24)        (33)
                                                        ---------   --------  ----------  ----------  ----------
Net interest income after provision for loan losses...       2,632      1,902       1,775       1,515       1,564
                                                         ---------   --------    --------   ---------   ---------
Fees and service charges..............................         320        295         241         223         188
Gain (loss) on sales of loans, securities and
  fixed assets........................................         133         60           1         ---           2
Other non-interest income.............................          63         37          29          21          39
                                                       -----------  ---------   ---------  ---------- -----------
Total non-interest income.............................         516        392         271         244         229
                                                        ----------   --------    --------   ---------  ----------
Total non-interest expense............................      (2,075)    (2,120)     (1,414)     (1,176)     (1,175)
                                                         --------    -------     -------     -------    --------
Income (loss) before taxes and extraordinary item.....       1,073        174         632         583         618
Income tax provision..................................        (426)       (51)       (233)       (221)       (219)
Extraordinary item....................................         ---        ---         ---         ---          48
                                                      ------------ ----------  ----------  ----------  ----------
Net income............................................   $     647    $   123     $   399     $   362    $    447
                                                         =========    =======     =======     =======    ========


                                                                  Year Ended October 31,
                                                     -----------------------------------------------------
                                                          1997      1996       1995       1994       1993
                                                        --------  --------   --------   --------    -------

Selected Financial Ratios and Other Data:
-----------------------------------------
Performance Ratios:
  Return on assets (ratio of net income to average total
    assets)........................................          .90%      .21%       .82%      .86%       .97%
  Return on retained earnings (ratio of net income to
   average equity).................................         8.54      2.60       9.68      9.08      11.24
  Interest rate spread information:
   Average during period...........................         3.71      3.49       3.52      3.60       3.79
   End of period...................................         3.64      3.76       3.51      3.29       3.70
  Net interest margin(1)...........................         4.20      3.86       3.90      3.88       4.09
  Ratio of operating expense to average total assets        2.90      3.54       2.91      2.80       2.84
  Ratio of average interest-earning assets to average
    interest-bearing liabilities...................       110.58    108.01     108.83    107.78     107.84

Quality Ratios:
 Non-performing assets to total assets at end of period      .96       .61        .07       .07        .33
 Allowance for loan losses to non-performing loans.       144.31    430.21   2,125.00  2,215.00   3,670.00
 Allowance for loan losses to loans receivable, net          .75       .76        .57       .84       1.19

Capital Ratios:
 Retained earnings to total assets at end of period        16.95      7.29       8.29      9.38       9.07
 Average retained earnings to average assets.......        10.57      7.91       8.49      9.45       8.59

Other Data:
 Number of full-service offices....................            3         3          3         1          1
 Number of full-time employees.....................           36        34         30        20         21
 Number of deposit accounts........................        8,775     7,279      5,885     5,284      5,006
 Number of loan accounts...........................        3,838     3,625      2,897     2,375      2,234

--------------------
(1)      Net interest income divided by average interest-earning assets.

                 MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


General

         The principal business of First Robinson Financial Corporation (the "Company"), through its operating subsidiary, First Robinson Savings Bank, National Association (the "Bank"), consists of accepting deposits from the general public and investing these funds primarily in loans, mortgage-backed securities and other securities. The Bank's loans consist primarily of loans secured by residential real estate located in its market area, consumer loans and commercial loans.

         The Company's net income is dependent primarily on its net interest income, which is the difference between interest earned on interest-earning assets and the interest paid on interest-bearing liabilities. Net interest income is a function of the Company's "interest rate spread," which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. To a lesser extent, the Company's net income also is affected by the level of general and administrative expenses and the level of other income, which primarily consists of service charges and other fees.

         The operations of the Company, are significantly affected by prevailing economic conditions, competition and the monetary, fiscal and regulatory policies of government agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities and the levels of personal income and savings in the Company's market area.

         Historically, the Company's mission has been to originate loans on a profitable basis to the communities it serves. In seeking to accomplish its mission, the Board of Directors and management have adopted a business strategy designed (i) to maintain capital level in excess of regulatory requirements;
(ii) to maintain asset quality; (iii) to maintain, and if possible, increase earnings; and (iv) to manage exposure to changes in interest rates.

Business Strategy

         The Company's business strategy is to continue to be a community-oriented, locally-owned financial institution offering financial services to residents and businesses of Crawford County, Illinois (the primary market area) . The Board of Directors and management are strategically planning the Company's future. New products and services are being discussed and reviewed for their effect on profitability and customer service. In the past year, the Bank opened a new drive-up facility in Oblong and two new drive-up ATMs; one in Robinson and one in Oblong. The Board of Directors intends to maintain a strong presence in the one- to-four family real estate market and plans to institute new programs to increase the Company's market share.

         The Board of Directors approved changing the Company's fiscal year from October 31 to March 31, effective March 31, 1998.

Financial Condition

Comparison at October 31, 1997 and October 31, 1996

         The Company's total assets increased by approximately $11.7 million, or 18.3%, to $75.6 million at October 31,1997 from $63.9 million at October 31, 1996. This increase in total assets was primarily the result of a $1.7 million increase in cash and cash equivalents and a $9.5 million increase in loans receivable, net.

         Loans receivable, net increased $9.5 million, or 17.5%, to $64.0 million at October 31, 1997 from $54.4 million at October 31, 1996. This increase was primarily due to competitive rates and terms, utilization of the proceeds from the conversion to stock form of ownership and to a national bank charter, continued customer desire to do business with a locally-owned institution, and attracting new customer relationships. These increases were also funded by an increase in deposits of approximately $5.0 million.

         Investment securities held to maturity increased $405,000, or 68.4%, to $997,000 at October 31, 1997 from $592,000 at October 31, 1996. This increase was due to the purchase of a government security. Investment securities available for sale decreased by $330,000, or 8.0%, to $3.8 million at October 31, 1997 from $4.1 million at October 31, 1996. This decrease was due primarily to principal reduction of mortgage-backed securities which was partially offset by purchase of government securities.

         Liabilities increased approximately $3.6 million, or 6.0%, to $62.8 million at October 31, 1997 from $59.2 million at October 31, 1996. This increase in liabilities was primarily the result of a $5.0 million, or 8.9%, increase in deposits to $61.7 million at October 31, 1997 from $56.7 million at October 31, 1996 and an increase of $241,000 in accrued and deferred income taxes which was partially offset by the elimination of Federal Home Loan Bank ("FHLB") advances at October 31, 1997 from $1.5 million at October 31, 1996, and a decrease in accrued expense of $329,000. Deposits have increased due to the Bank's focus on providing competitive pricing and service in its market area.

         Stockholders' equity increased $8.1 million to $12.8 million as of October 31, 1997 from $4.7 million as of October 31, 1996. This increase was primarily from the net proceeds from the sale of the Company's stock, and to a lesser extent from net income of $647,000.

Operating Results

Comparison of Operating Results for the Years ended October 31, 1997 and October 31, 1996

Performance Summary

         The Company reported net income of $647,000 during the year ended October 31, 1997, as compared to $123,000 during the year ended October 31, 1996. The $524,000 increase in net income during the year ended October 31, 1997, as compared to the same period in the prior year, was primarily attributable to an increase of $730,000 or 38.4% in net interest income after provision for loan losses, an increase of $124,000, or 31.6%, in non-interest income and a decrease of $45,000, or 2.1%, in non-interest expense offset by an increase of $375,000 in provision for income tax. For the years ended October 31, 1997 and 1996, the returns on average assets were 0.9% and 0.2% respectively, while the returns on average equity were 8.5% and 2.6%, respectively.

Net Interest Income

          Net interest income increased by $666,000, or 30.7%, at year ended October 31, 1997 from October 31, 1996. This reflects an increase of $1.1 million, or 22.5%, in interest income to $5.9 million from $4.8 million and an increase in interest expense of $422,000, or 15.9%, to $3.1 million from $2.7 million. The increase in net interest margin was primarily increases in the balances and rates of interest earning assets, particularly loans receivable, offset by increases of balances and rates of interest bearing deposits, primarily certificates of deposit.

         For the year ended October 31, 1997, the average yield on interest-earning assets was 8.8%compared to 8.6% for 1996. The average cost of interest-bearing liabilities was 5.0% for the year ended October 31, 1997, a decrease from 5.1% for 1996. The average balance of interest-earning assets increased by $11.3 million, or 20.1%, to $67.6 million for the year ended October 31, 1997, compared to $56.3 million for 1996. The average balance of interest-bearing liabilities increased by $9.1 million, or 17.5%, to $61.2 million for the year ended October 31, 1997 from $52.1 million for the year ended October 31, 1996.

         The average interest rate spread was 3.71% for the year ended October 31, 1997 compared to 3.49% for the year ended October 31, 1996. The average net interest margin was 4.2% for the year ended October 31, 1997 compared to 3.9% for 1996.

Non-Interest Income

         For the year ended October 31, 1997, non-interest income increased by $124,000, or 31.6%, to $516,000 from $392,000 at October 31, 1996. This increase is primarily from an increase in service charges on deposits of $25,000, or 16.0%, an increase in gain on sale of assets of $73,000, or 121.7%, and an increase in other non-interest income of $26,000, or 70.3%. The increase in gain on sale of assets resulted primarily from gains on the sale of the SBA guaranteed portion of three commercial loans. The increase in other non-interest income resulted primarily from fees charged for Internet service provided to the community.

Non-Interest Expense

         Non-interest expense decreased by $45,000, or 2.1%, to $2.1 million for the year ended October 31, 1997 from $2.1 million for the year ended October 31, 1996. Compensation and employee benefits increased $89,000, or 8.8%, to $1.1 million for the year ended October 31, 1997 from $1.0 million for 1996. This increase is attributed to normal salary increases and increased personnel costs during the stock conversion. SAIF deposit insurance expense decreased by $347,000, or 88.3%, to $46,000 for the year ended October 31, 1997 from $393,000 for 1996. This decrease is attributed primarily to a one-time assessment to all SAIF institutions which was $261,000 for the year ended October 31,1996 and to a significant reduction in the rate of deposit insurance assessment. Other non-interest expense increased by $115,000, or 71.0%, to $277,000 for the year ended October 31, 1997 from $162,000 for 1996. This increase is attributed primarily to increased costs associated with the providing of Internet service to the community. Occupancy expense increased $42,000, or 11.7%, to $400,000 for the year ended October 31, 1997 from $358,000 for 1996. This increase is mainly attributed to increased expenses of a new drive-up facility in Oblong constructed during 1997.

Provision for Loan Losses

         During the year ended October 31, 1997, the Company recorded provision for loan losses of $206,000, as compared to $270,000 for the same period of the prior year. The Bank recorded such provisions to adjust the Bank's allowance for loan losses to a level deemed appropriate based on an assessment of the volume and lending presently being conducted by the Bank, industry standards, past due loans, economic conditions in the Bank's market area generally and other factors related to the collectibility of the Bank's loan portfolio. The Bank's non-performing assets as a percentage of total assets was .96% at October 31, 1997, as compared to .61% at October 31, 1996.

         Management will continue to monitor its allowance for loan losses and make additions to the allowance through the provision for loan losses as economic conditions and other factors dictate. Although the flank maintains its allowance for loan losses at a level which it considers to be adequate to provide for loan losses, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in the future.

Provision for Income Taxes

         The Company recognized provision for income taxes of $426,000 for the year ended October 31, 1997, as compared to $51,000 for the same period in the prior year. The effective tax rate during the year ended October 31, 1997 was 40.0% (federal and state), as compared to 29.3% during the same period in the prior year.

Comparison of Operating Results for the Years ended October 31, 1996 and October 31, 1995

Performance Summary

         Net income decreased by $276,000, or 69.2%, to $123,000 at October 31, 1996 from $399,000 at October 31, 1995. The decrease was primarily due to an increase of net interest income of $388,000 and an increase of non-operating income of $121,000 and a reduction in income tax expense of $182,000, offset by an increase of provision for loan losses of $261,000, an increase of non-interest expense of $706,000. For the years ended October 31, 1996 and 1995, the returns on average assets were 0.2% and 0.8% respectively, while the returns on average equity were 2.6% and 9.7%, respectively.

Net Interest Income

         Net interest income increased by $388,000 at year ended October 31, 1996 from October 31, 1995. This reflects an increase of $1.1 million, or 28.6%, in interest income to $4.8 million from $3.8 million and an increase in interest expense of $684,000, or 34.7%, to $2.7 million from $2.0 million. The increase in net interest margin was primarily from increases in the balances and rates of interest earning assets, particularly loans receivable, offset by increases of balances and rates of interest bearing deposits, primarily certificates of deposit. The Company maintained approximately the same interest rate spread for both years.

         For the year ended October 31, 1996, the average yield on interest-earning assets was 8.6% compared to 8.2% for 1995. The average cost of interest-bearing liabilities was 5.1% for the year ended October 31, 1996, an increase from 4.7% for 1995. The average balance of interest-earning assets increased by $10.6 million, or 23.1%, to $56.3 million for the year ended October 31, 1996, compared to $45.7 million for 1995. The average balance of interest-bearing liabilities increased by $10.1 million, or 24.0%, to $52.1 million for the year ended October 31, 1996 from $42.0 million for the year ended October 31, 1995.

         The average interest rate spread was 3.5% for the year ended October 31, 1996 compared to 3.5% for the year ended October 31, 1995. The average net interest margin was 3.9% for the year ended October 31, 1996 compared to 3.9% for 1995.

Non-Interest Income

         For the year ended October 31, 1996, non-interest income increased by $121,000, or 44.7%, to $392,000 from $271,000 at October 31, 1995. This increase is primarily from an increase in loan fees of $19,000, or 15.8%, an increase in service charges on deposits of $35,000, or 28.9%, and an increase in gain on sale of assets of $59,000. The increase in gain on sale of assets resulted from a $45,000 gain on the sale of an SBA guaranteed portion of a commercial loan and a $8,000 gain on the sale of real estate held for investment.

Non-Interest Expense

         Non-interest expense increased by $706,000, or 49.9%, to $2.1 million for the year ended October 31, 1996 from $1.4 million for the year ended October 31, 1995. Compensation and employee benefits increased $274,000, or 36.9%, to $1.0 million for the year ended October 31, 1996 from $743,000 for 1995. This increase is attributed to a directors retirement plan, which amounted to $94,000 including prior service award, additional employees for the staffing of the two branches started in late 1995, and normal salary increases. The SAIF made a one time assessment to all associations which increased the SAIF insurance cost by $281,000 during 1996. The rate of deposit insurance assessment is expected to significantly decline commencing January 1, 1997.

         In addition, in the future, non-interest expense may increase due to expenses associated with the ESOP and the costs of being a public company. Occupancy expense increased $86,000, or 26.9%, to $406,000 for 1996 from $320,000 for 1995. This increase was mainly attributed to increased expenses of two branches for all of 1996 as compared to part of a year in 1995.

Provision for Loan Losses

         During the year ended October 31, 1996, the Bank recorded a provision for loan losses of $270,000 compared to $9,000 for the year ended October 31, 1995. This provision was recorded due to the significant growth in loans of 21.3% for 1996. The Company experienced significant growth in commercial business, commercial real estate, and consumer loans of 27.4% between the two years or 59.9% of the total loan growth in 1996. The Company increased the provision for loan losses in 1996 based on the continued growth in this type of lending which has perceived higher credit risk than traditional thrift lending on residential real estate loans.

         During fiscal 1996, the Company's non-performing loans increased from $36,000 to $389,000. This increase was primarily attributed to a $260,000 one-to-four family dwelling which was later transferred to real estate owned. This increase did not have a significant effect on the Company's provisions for loan losses as management anticipates a minimal loss, if any, when the property is sold.

         Management will continue to monitor its allowance for loan losses and make additions to the allowance through the provision for loan losses as economic conditions and other factors dictate. Although the Company maintains its allowance for loan losses at a level which it considers to be adequate to provide for loan losses, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in the future.

Provision for Income Taxes

         Income taxes decreased by $182,000 to $51,000 for the year ended October 31, 1996 from $233,000 for the year ended October 31, 1995. This decrease results from the decrease in income before taxes. The Company's effective tax rates were 29.3% and 36.9% for the years ended October 31, 1996 and October 31, 1995, respectively.

         The effective tax rates decreased from 1995 to 1996 as a direct effect of the decrease in taxable income. In 1995, the Bank was taxed at 34% based on the IRS tax rate schedule for corporations which is graduated based on taxable income levels. In 1996, the Company was taxed at an effective tax rate of 29.4% based on the same IRS tax rate schedule for corporations used in 1995. Both years had adjustments which lessened taxable income, however, the decrease in effective tax rates are directly related to the reduction in taxable income of the two years. State income taxes are calculated at a flat tax rate.

         Average Balances/Interest Rates and Yields. The following table presents for the periods indicated the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.



                                                                          Year Ended October 31,
                                    ------------------------------------------------------------------------------------------------
                                                               1997                         1996                1995
                                    ------------------------------------------------------------------------------------------------
                                        Average    Interest            Average    Interest              Average    Interest
                                      Outstanding   Earned/   Yield/  Outstanding  Earned/   Yield/   Outstanding   Earned/   Yield/
                                        Balance      Paid      Rate     Balance     Paid     Rate       Balance      Paid      Rate
                                      -----------  -------    ------  -----------  -------   ------   -----------  --------   ------
                                                                               (Dollars in Thousands)
Interest-Earning Assets:
 Loans receivable(1)..................  $60,167    $5,494       9.13%   $49,543  $ 4,441     8.96%      $39,101    $3,367      8.61%
 Mortgage-backed securities...........    3,520       248       7.05      3,872      248     6.40         3,117       204      6.54
 Investment securities................      830        39       4.70        879       57     6.48         1,276        76      5.96
 Interest-bearing deposits............    3,116       134       4.30      1,994       81     4.06         2,236       108      4.83
                                        --------   -------              -------- --------              ---------  --------
  Total interest-earning assets.......   67,633   $ 5,915       8.75     56,288   $4,827     8.58        45,730    $3,755      8.21
                                                  =======                         ======                           ======
Noninterest-earning asset.............    3,965                           3,523                           2,786
                                        --------                        ---------                        --------
  Total assets........................   $71,598                         $59,811                         $48,516
                                         =======                         =======                         =======

Interest-Bearing Liabilities:
 Savings deposits.....................   $ 6,373   $   197       3.09   $  4,938   $  156     3.16       $ 4,272   $   129     3.02
 Demand and NOW deposits..............     8,578       251       2.93      6,447      207     3.21         5,942       189     3.18
 Certificate of deposits..............    44,017     2,505       5.69     40,363    2,271     5.63        31,478     1,633     5.19
 Borrowings...........................     2,195       124       5.65        367       21     5.72           329        20     6.08
                                         --------  --------             ---------  -------               --------  --------
  Total interest-bearing liabilities..    61,163     3,077       5.04     52,115    2,655     5.09        42,021     1,971     4.69
                                                    -------                         ------                          -------
 Noninterest-bearing liabilities           2,863                           2,964                           2,131
                                         --------                        --------                         -------
   Total liabilities..................    64,026                          55,079                          44,152
 Retained earnings....................     7,541                           4,695                           4,353
 Unrealized gains on securities ......        31                              37                              11
                                         ---------                      ----------                     -----------
    Total Liabilities and Capital.....   $71,598                         $59,811                         $48,516
                                          =======                         =======                         =======
Net interest income...................               $2,838                         $2,172                           $1,784
                                                     ======                         ======                           ======
Net interest spread...................                           3.71%                        3.49%                            3.52%
                                                                 ====                         ====                             ====
Net average earning assets............   $ 6,470                         $ 4,173                         $ 3,709
                                         =======                         =======                         =======
Net yield on average earning  assets..                           4.20%                        3.86%                            3.90%
                                                                 ====                         ====                             ====
Average interest-earning assets
  to average interest-bearing liabilities             1.11x                          1.08x                            1.09x
                                                     ======                         ======                           ======
-----------------
(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.


Rate/Volume Analysis of Net Interest Income

         The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and that due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to rate.


                                                                     Year Ended October 31,
                                              -----------------------------------------------------------------------
                                                           1996 vs. 1997                    1995 vs. 1996
                                              -----------------------------------------------------------------------
                                                           Increase                         Increase
                                                         (Decrease)                        (Decrease)
                                                           Due to                             Due to
                                                         -----------                       -----------
                                                                          Total                              Total
                                                                         Increase                           Increase
                                                   Volume      Rate     (Decrease)   Volume      Rate      (Decrease)
                                                  --------    ------   -----------  --------    ------     -----------
                                                                         (In Thousands)
Interest-earning assets:
 Loans receivable.............................      $ 961      $ 85       $1,046       $932     $ 142        $1,074
 Mortgage-backed securities...................        (23)       25            2         48        (4)           44
 Investments securities.......................         (3)      (16)         (19)       (26)        7           (19)
 Other........................................         55         4           59        (11)      (10)          (27)
                                                  -------     -----     --------     ------     -----      --------
   Total interest-earning assets..............      $ 990      $ 98       $1,088       $943      $129        $1,072
                                                    =====      ====       ------       ====      ====        ------

Interest-bearing liabilities:
 Savings deposits.............................         44       (3)           41         21         6            27
 Demand and NOW accounts......................         67      (18)           49         16         2            18
 Certificate accounts.........................        204        24          228        491       147           638
 Borrowings...................................        104       ---          104          2       (1)             1
                                                    -----     -----      -------    -------    -----       --------
   Total interest-bearing liabilities.........      $ 419      $  3       $  422     $  530      $154        $  684
                                                    =====      ====       ------     ======      ====        ------

Net interest income...........................                            $  666                             $  388
                                                                          ======                             ======


Asset/Liability Management

         One of the Company's principal financial objectives is to achieve long-term profitability while reducing its exposure to fluctuations in interest rates. The Company has sought to reduce exposure of its earnings to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates. The principal element in achieving this objective has been to increase the interest-rate sensitivity of the Company's assets by originating loans with interest rates subject to periodic repricing to market conditions. Accordingly, the Company has emphasized the origination of one to three year adjustable rate mortgage loans, short-term and adjustable commercial loans, and consumer loans for retention in its portfolio. Management has offered higher yields on deposits with extended maturities to assist in matching the rate sensitivity of its liabilities.

         An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Company's assets mature or reprice more quickly or to a greater extent that its liabilities, the Bank's net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates.

         If the Company's assets mature or reprice more slowly or to a lesser extent that its liabilities, the Company's net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates.

         The Company's Board of Directors has formulated an Interest Rate Risk Management policy designed to promote long-term profitability while managing interest-rate risk. The Board of Directors has established an Asset/Liability Committee which consists primarily of the management team of the Bank. This committee meets periodically and reports to the Board of Directors quarterly concerning asset/liability policies, strategies and the Company's current interest rate risk position. The committee's first priority is to structure and price the Company's assets and liabilities to maintain an acceptable interest rate spread while reducing the net effects of changes in interest rates.

         Management's principal strategy in managing the Company's interest rate risk has been to maintain short and intermediate term assets in the portfolio, including one and three year adjustable rate mortgage loans, as well as increased levels of commercial, agricultural and consumer loans, which typically are for short or intermediate terms and carry higher interest rates than residential mortgage loans. In addition, in managing the Company's portfolio of investment securities and mortgage-backed and related securities, management seeks to purchase securities that mature on a basis that approximates as closely as possible the estimated maturities of the Company's liabilities or purchase securities that have adjustable rate provision. The Company does not engage in hedging activities.

         In addition to shortening the average repricing of its assets, the Company has sought to lengthen the average maturity of its liabilities by adopting a tiered pricing program for its certificates of deposit, which provides higher rates of interest on its longer term certificates in order to encourage depositors to invest in certificates with longer maturities.

         Net Portfolio Value. The Company voluntarily measures its interest rate risk ("IRR") into its internal risk based capital calculation. The IRR component is a dollar amount that measures the terms of the sensitivity of the Company's net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. The Company measures the change to its NPV as a result of a hypothetical 200 basis point ("bp") change in market interest rates. Management reviews the IRR measurements on a quarterly basis. In addition to monitoring selected measures on NPV, management also monitors effects on net interest income resulting from increases or decreases in rates. This measure is used in conjunction with NPV measures to identify excessive interest rate risk. The following table presents the Company's NPV at October 31, 1997, as calculated by the Company.



                                              At October 31, 1997
                        --------------------------------------------------------------------
Change in Rate
--------------
(Basis Points)                     Net Portfolio Value             NPV as % of PV of Assets
                        ------------------------------------       -------------------------
                        $ Amount      $ Change      % Change       NPV Ratio       BP Change
                        --------      --------      --------       ---------       ---------
                                             (Dollars in Thousands)

+300 bp                  $ 8,503        $(696)          $(8)         11.23%         (92) bp
+200                       8,756         (443)           (5)         11.57          (58)
+100                       8,990         (210)           (2)         11.88          (27)
0                          9,199           ---           ---         12.15           ---
-100                       9,377           177             2         12.39           24
-200                       9,520           321             3         12.58           43
-300                       9,624           425             5         12.72           57


         In the above table, the first column on the left presents the basis point increments of yield curve shifts. The second column presents the overall dollar amount of NPV at each basis point increment. The third and fourth columns present the Company's actual position in dollar change and percentage change in NPV at each basis point increment. The remaining columns present the Company's percentage change and basis point change in its NPV as a percentage of portfolio value of assets.

         Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. Although certain assets and liabilities may have similar maturities or periods within which they will reprice, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

         The Company's Board of Directors is responsible for reviewing the Company's asset arid liability policies. The Board meets monthly to review interest rare risk and trends, as well as liquidity and capital ratios and requirements. The Company's management is responsible for administering the policies and determinations of the Board of Directors with respect to the Company's asset and liability goals and strategies.

Liquidity

         The Bank's primary sources of funds are deposits, repayments and prepayments of loans and interest income. Although maturity and scheduled amortization of loans are relatively predictable sources of funds, deposit flows and prepayments on loans are influenced significantly by general interest rates, economic conditions and competition.

         The primary investment activity of the Company is originating one-to-four family residential mortgages, commercial business and real estate loans, and consumer loans to be held to maturity. For the fiscal years ended October 31, 1997, 1996 and 1995, the Company originated loans for its portfolio in the amount of $40.9 million, $36.7 million and $31.8 million, respectively. For the fiscal years ended October 31, 1997, 1996 and 1995, these activities were funded from repayments of $29.3 million, $23.9 million, and $16.4 million, respectively and sales and participations of $2.1 million, $1.7 million, and $3.1 million, respectively.

         The Company's most liquid assets are cash and cash equivalents, which include short-term investments. At October 31, 1997, 1996, and 1995, cash and cash equivalents were $2.9 million, $1.3 million, and $2.8 million, respectively. In addition, the Company has used jumbo certificates of deposits as a source of funds. Jumbo certificates of deposits represented $11.1 million, $10.7 million and $10.2 million at October 31, 1997, 1996 and 1995, respectively, or 18.0%, 18.9% and 20.6% of total deposits at October 31, 1997, 1996 and 1995 respectively. Management has monitored and reviewed its liquidity and maintains a $16.9 million line of credit with the FHLB which can be accessed immediately.

         Liquidity management for the Company is both an ongoing and long-term function of the Company's asset/liability management strategy. Excess funds, when applicable, generally are invested in deposits at the FHLB of Chicago. Currently when the Bank requires funds, beyond its ability to generate deposits, additional sources of funds are available through the FHLB of Chicago. The Bank has the ability to pledge its FHLB of Chicago stock or certain other assets as collateral for such advances. The Company has used FHLB advances to fund cash flow shortages. These advances are generally less than .10% over the average rate paid on the Company's certificates of deposit. The Bank may also use FHLB advances in the future to fund loan demand in excess of the available funds.

         Management and the Board of Directors believe that due to significant amounts of adjustable rate mortgage loans that could be sold and the Company's ability to acquire funds from the FHLB of Chicago, the Bank's liquidity is adequate.

Impact of Inflation and Changing Prices

         The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operation of the Company is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature.

As a result, interest rates, generally, have a more significant impact on a financial institution's performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

                          Independent Auditors' Report


To the Board of Directors
First Robinson Financial Corp.
 and Subsidiary
Robinson, Illinois


We have audited the accompanying consolidated statements of financial condition of First Robinson Financial Corp. and Subsidiary as of October 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years ended October 31, 1997, 1996 and 1995. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Robinson Financial Corp. and Subsidiary as of October 31, 1997 and 1996, and the results of their operations and their cash flows for the years ended October 31, 1997, 1996, and 1995 in conformity with generally accepted accounting principles.

/s/ LARSSON, WOODYARD & HENSON, LLP

November 14, 1997

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                            October 31, 1997 and 1996

                                    ASSETS
                                                                             1997            1996
                                                                           --------        --------
                                                                                   1,000's
                                                                           ------------------------
Cash and cash equivalents:
   Cash                                                                    $    268       $    385
   Interest bearing deposits                                                  2,662            868
                                                                           --------       --------
     Total cash and cash equivalents                                          2,930          1,253

Securities held to maturity, approximate
  market value of $1,008,000 and $589,000
  for October 31, 1997 and 1996, respectively                                   997            592
Securities available for sale
  amortized cost of $3,759,000 and $4,090,000
  for October 31, 1997 and 1996, respectively                                 3,803          4,133
Loans receivable, net                                                        63,960         54,448
Foreclosed real estate                                                          335            278
Premises and equipment                                                        2,713          2,564
Accrued interest receivable                                                     675            514
Prepaid income taxes                                                              0             19
Other assets                                                                    146             68
                                                                           --------       --------
     Total Assets                                                          $ 75,559       $ 63,869
                                                                           ========       ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                   $ 61,715       $ 56,691
Federal Home Loan Bank advances                                                   0          1,500
Repurchase agreements                                                            92              0
Advances from borrowers for taxes and insurance                                  42             35
Accrued interest payable                                                        362            353
Accrued income taxes                                                             91              0
Deferred income taxes                                                           241             91
Accrued expenses                                                                212            541
                                                                           --------       --------
     Total Liabilities                                                       62,755         59,211
                                                                           --------       ---------
Commitments and contingencies

Stockholders' Equity
   Common stock $.01 par value; authorized 2,000,000 shares
      859,625 shares issued and outstanding;
   Preferred stock, $.01 par value; authorized 500,000 shares,
      0 shares issued and outstanding                                             9              0
   Paid-in capital                                                            8,178              0
   Retained earnings                                                          5,278          4,631
   Unrealized gain on securities held available for sale                         27             27
   Unearned employee stock ownership plan                                      (688)             0
                                                                           --------       --------
      Total Stockholders' Equity                                             12,804          4,658
                                                                           --------       --------

      Total Liabilities and Stockholders' Equity                           $ 75,559       $ 63,869
                                                                           ========       ========

                    See accompanying notes to consolidated financial statements.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

                                                               For the Years Ended October 31,
                                                             -----------------------------------
                                                               1997         1996         1995
                                                             --------     --------     ---------
                                                                           1,000's
                                                             -----------------------------------
Interest income:
  Interest on mortgage loans                                 $  3,525     $  2,789     $  2,247
  Interest on nonmortgage loans                                 1,969        1,652        1,120
  Interest on securities                                          421          386          388
                                                             --------     --------     --------
     Total interest income                                      5,915        4,827        3,755
                                                             --------     --------     --------
Interest expense:
  Interest on deposits                                          2,953        2,634        1,951
   Interest on Federal Home Loan Bank advances                    117           21           20
   Interest on other borrowed money                                 7            0            0
                                                             --------     --------     --------
     Total interest expense                                     3,077        2,655        1,971
                                                             --------     --------     --------
     Net interest income                                        2,838        2,172        1,784

Provision for loan losses                                         206          270            9
                                                             --------     --------     --------
    Net interest income after
      provision for loan losses                                 2,632        1,902        1,775
                                                             --------     --------     --------
Non-interest income:
   Charges and fees on loans                                      139          139          120
   Service charges                                                181          156          121
   Gain on sale of assets                                         133           60            1
   Other non-interest income                                       63           37           29
                                                             --------     --------     --------
                                                                  516          392          271
                                                             --------     --------     --------
Non-interest expense:
   Compensation and employee benefits                           1,106        1,017          743
   Occupancy and equipment                                        400          358          268
   Data processing                                                 56           48           52
   Audit, legal and other professional services                    40           32           26
   SAIF deposit insurance                                          46          393           92
   Advertising                                                     69           47           36
   Telephone and postage                                           81           63           47
   Other non-interest expense                                     277          162          150
                                                             --------     --------     --------
                                                                2,075        2,120        1,414
                                                             --------     --------     --------
     Income before income taxes                                 1,073          174          632

Provision for income tax                                          426           51          233
                                                             --------     --------     --------
     Net income                                              $    647     $    123     $    399
                                                             ========     ========     ========
Earnings per share                                               0.26          N/A          N/A
                                                             ========     ========     ========

                    See accompanying notes to consolidated financial statements.

                                       18

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              For the Years Ended October 31, 1997, 1996 and 1995

                                                                                              Unrealized
                                                                                  Unearned      Gain on
                                                                                  Employee     Securities
                                                                                    Stock      Available
                                        Common        Paid-in       Retained     Ownership       For
                                        Stock         Capital       Earnings        Plan         Sale         Total
                                        ------        -------       --------     ---------    ----------      -----
                                                                          (1,000's)
                                        ----------------------------------------------------------------------------
Balance at October 31, 1994             $    0         $   0        $ 4,109        $    0        $   2       $ 4,111

Net income                                   0             0            399             0            0           399

Change in unrealized gain
 on securities available for sale            0             0              0             0           26            26
                                        ------        ------        -------        ------        -----       -------
Balance at October 31, 1995                  0             0          4,508             0           28         4,536

Net income                                   0             0            123             0            0           123

Change in unrealized gain on
  securities available for sale              0             0              0             0           (1)           (1)
                                        ------        ------        -------        ------        -----       -------
Balance at October 31, 1996                  0             0          4,631             0           27         4,658

Issuance of common shares                    9         8,178              0          (688)           0         7,499

Net income                                   0             0            647             0            0           647
                                        ------        ------        -------        ------        -----       -------
Balance at October 31, 1997             $    9       $ 8,178        $ 5,278       ($  688)       $  27       $12,804
                                        ======       =======        =======        ======        =====       =======

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               For the Years Ended October 31, 1997, 1996 and 1995

                                                                          For the Years Ended October 31,
                                                                        ----------------------------------
                                                                          1997          1996       1995
                                                                        ---------     -------     -------
                                                                                       1,000's
                                                                        ---------------------------------
Cash flows from operating activities:
   Net income                                                           $     647     $   123     $   399
   Adjustments to reconcile net income to
    net cash provided by operating activities
     Provision for depreciation                                               178         165         120
     Provision for loan losses                                                206         270           9
     Amortization of premiums on securities                                    15          21           3
     Accretion of discounts on securities                                      (4)         (2)         (1)
     Increase in accrued interest receivable                                 (161)       (219)        (82)
     Decrease in prepaid income taxes                                          19           0           0
     Increase in other assets                                                 (53)         (3)        (24)
     Increase in accrued interest payable                                       9         124          80
     Increase (decrease) in accrued income taxes                               91         (16)         54
     Increase (decrease) in deferred income taxes                             150        (131)         78
     (Decrease) increase in accrued expenses                                 (354)        272         116
     FHLB stock dividends received                                              0           0          (4)
     Gain on sale of loan                                                    (133)        (45)          0
     Gain on sale of premises and equipment                                     0          (8)         (1)
                                                                        ---------     -------    --------
       Net cash provided by operating activities                              610         551         747
                                                                        ---------     -------    --------
Cash flows from investing activities:
   Proceeds from sale of securities available for sale                        200           0           0
   Proceeds from securities held to maturity                                   35         706         143
   Purchase of securities held to maturity                                   (500)          0           0
   Purchase of securities available for sale                                 (676)     (2,218)          0
   Repayment of principal on mortgage-backed securities                       855         954         278
   Increase in loans receivable                                           (11,055)    (11,563)    (13,858)
   Purchase of loans and participations                                      (617)          0           0
   Sale or participation of originated loans                                2,087       1,744       3,081
   (Increase) decrease in foreclosed real estate                              (57)       (260)          1
   Purchase of premises and equipment                                        (327)       (246)       (685)
   Proceeds from sale of premises and equipment                                 0          22           0
                                                                        ---------     -------    --------
      Net cash used in
        investing activities                                              (10,055)    (10,861)    (11,040)
                                                                        ---------     -------    --------
Cash flows from financing activities:
   Net increase in deposits                                                 5,116       7,287      10,196
   Advances from Federal Home Loan Bank                                         0       1,500           0
   Repayment of Federal Home Loan Bank advances                            (1,500)          0           0
   Increase (decrease) in advances from borrowers for
    taxes and insurance                                                         7           2          (1)
   Proceeds from issuance of common stock                                   8,187           0           0
   Purchase of employee stock ownership plan                                 (688)          0           0
                                                                        ---------     -------    --------
      Net cash provided by financing activities                            11,122       8,789      10,195
                                                                        ---------     -------    --------
Increase (decrease) in cash and cash equivalents                            1,677      (1,521)        (98)
Cash and cash equivalents at beginning of year                              1,253       2,774       2,872
                                                                        ---------     -------    --------
Cash and cash equivalents at end of year                                $   2,930     $ 1,253    $  2,774
                                                                        =========     =======    ========

                                       20

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended October 31, 1997, 1996 and 1995

                                                                         For the Years Ended October 31,
                                                                        --------------------------------
                                                                          1997        1996        1995
                                                                        --------     -------     -------
                                                                                     1,000's
                                                                        --------------------------------
Supplemental Disclosures:
 Additional Cash Flows
   Information:
    Cash paid for:
      Interest on deposits, advances and other borrowings               $  3,068     $ 2,509     $ 1,892
    Income taxes:
      Federal                                                                147         176         148
      State                                                                   35          40          43

Schedule of Non-Cash Investing Activities:
  Federal Home Loan Bank Stock dividends                                       0           0           4
  Change in unrealized gain (loss) on
    securities available for sale                                              0           2         (43)
  Change in deferred income taxes attributed to unrealized gain
    on securities available for sale                                           0           1         (17)
   Foreclosed real estate                                                     57         260           0

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A.  Summary of Significant Accounting Policies

   Description of the Business

     First Robinson Financial Corporation (the Company) was incorporated as a Delaware corporation in March of 1997 at the direction of the Board of Directors of First Robinson Savings and Loan, F.A., the predecessor of First Robinson Savings Bank, National Association (the Bank), to become the holding company for the Bank upon its conversion from a mutual federal savings and loan to a national stock bank (the Conversion). The Bank was originally chartered in 1883. The Conversion was completed in June of 1997 with the issuance of 859,625 shares of the Company's common stock at an initial public offering price of $10 per share. The total proceeds from the Conversion were $8,596,250, net of related conversion cost of $408,686, with net proceeds of $8,187,564. The Company used fifty percent of the net proceeds to acquire all of the outstanding common stock of the Bank. As of October 31, 1997, the Company has no significant assets other than the outstanding stock of the Bank, proceeds from the Conversion, and a note receivable from the ESOP Trust for the shares purchased for the Employee Stock Ownership Plan. The Company's principal business is overseeing and directing the business of the Bank and investing the assets of the Company. The Company has registered with the Board of Governors of the Federal Reserve System as a bank holding company.

     The Bank operates through three facilities serving Crawford County, Illinois and contiguous counties in southeastern Illinois. The principal business of the Bank consists of attracting deposits from the general public and using such deposits, together with other funds, to originate one to four single family residential mortgage loans, consumer loans, commercial and agricultural business loans, commercial and agricultural mortgage loans, and to a lesser extent, multifamily and construction loans. The Bank's main office is located in Robinson with facilities in Oblong and Palestine.

   Basis of Financial Statement Presentation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary First Robinson Savings Bank, National Association. All material intercompany transactions and accounts have been eliminated.

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of consolidated financial condition and revenues and expenses for the year. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and foreclosed real estate, management obtains independent appraisals for significant properties.

   Cash Equivalents

     Cash equivalents of $2,662,000 and $868,000 at October 31, 1997 and 1996, respectively, consists of amounts due from depository institutions and interest-bearing deposits. For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

   Securities Held to Maturity

     Securities classified as held to maturity are those securities the Company has the positive intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, which are recognized in interest income using the interest method over the period to maturity.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A.  Summary of Significant Accounting Policies

   Securities Available for Sale

     Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity, equity securities, and FHLB stock. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. The difference between fair value and amortized cost, adjusted for amortization of premium and accretion of discounts, which are recognized in interest income using the interest method over their contractual lives, results in an unrealized gain or loss. Unrealized gains or losses are reported as increases or decreases in shareholder's equity net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

   Loans and Allowance for Loan Losses

     Loans are considered as held-to-maturity asset and, accordingly, are carried at historical cost. Loans are stated at the amount of unpaid principal, reduced by unearned discounts, allowances for loan losses, loans in process, loans participated to other financial institutions, and deferred loan origination fees. Unearned discounts on nonmortgage installment loans are recognized as income over the term of the loan by the interest method. Interest on all other mortgage and nonmortgage loans is calculated by using the simple interest method on the unpaid principal outstanding. Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method when in excess of loan origination cost. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status. Loans are placed on nonaccrual status when the collection of the interest becomes doubtful. Interest accrued during the current year and deemed uncollectible is reversed and charged against current income, while uncollectible interest accrued from prior years is charged against the allowance for loan losses. Interest income on nonaccrual loans is then recognized only when collected. A loan remains on nonaccrual status until the loan is current as to payment of both principal and interest, and/or the borrower demonstrates the ability to pay and remain current.

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses.

     Loans are considered impaired when it becomes probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured by the present value of expected future cash flows or the fair value of collateral, if the loan is collateral dependent. Interest income on these loans is recognized as described above depending on the accrual status of the loan.

     The allowance for loan losses is increased by provisions charged to expenses and reduced by loans charged off, net of recoveries. It is maintained at a level considered adequate to absorb potential loan losses determined on the basis of management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loan loss experience and trends, changes in the composition of the loan portfolio, the current volume and condition of loans outstanding and the probability of collecting all amounts due.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A.  Summary of Significant Accounting Policies

   Real Estate Held for Investment and Foreclosed Real Estate

     Direct investments in real estate properties held for investment are carried at the lower of cost, including cost of improvements and amenities subsequent to acquisition, or net realizable value.

     Foreclosed real estate held for sale is carried at the lower of cost or estimated fair market value, net of estimated selling costs. Costs of holding foreclosed property are charged to expense in the current period, except for significant property improvements, which are capitalized to the extent that carrying value does not exceed estimated fair market value.

   Premises and Equipment

     Land is carried at cost. Buildings and furniture, fixtures and equipment are carried at cost adjusted for accumulated depreciation. Depreciation is calculated over the estimated useful lives of the assets. Buildings and furniture, fixtures and equipment are depreciated using the straight-line method. The estimated useful lives are five to fifty years for buildings and improvements and five to fifteen years for equipment.

   Income Taxes

     Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. The Company files a consolidated income tax return with the Bank.

   Pension Plan

     The Company has a pension plan covering substantially all employees. It is the policy of the Company to fund the maximum amount that can be deducted for federal income tax purposes but in amounts not less than the minimum amounts required by law.

   Earnings Per Share

     Earnings per share calculation for the year ended October 31, 1997 has been based on the net income since June 30, 1997 through October 31, 1997 of $207,000. The period since the conversion date of June 27, 1997 through June 30, 1997 was considered insignificant for this calculation and the weighted average number of shares outstanding of 790,855. For purposes of this calculation, the number of shares purchased by the ESOP Plan, which have not been allocated to the participant accounts, are not assumed to be outstanding. Earnings per share amounts have not been presented for the years ended October 31, 1996 and 1995, which was prior to the stock conversion.

   Off-Balance-Sheet Financial Instruments

     In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such instruments are recorded in the consolidated financial statements when they become payable.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A.  Summary of Significant Accounting Policies

   Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Reclassifications

     Amounts presented in prior years consolidated financial statements have been reclassified to conform to the 1997 presentation.

   New Accounting Standards

     In August 1996, the FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS No. 125"). SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities using a financial-components approach that focuses on control of the asset or liability. It requires that an entity recognize only assets it controls and liabilities it has incurred and should derecognize assets only when control has been surrendered and derecognize liabilities only when they have been extinguished. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, and is to be applied prospectively. The Company plans to adopt this Statement on November 1, 1997 without any material impact on its consolidated financial statements. In December of 1996, the FASB issued SFAS No. 127, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," which defers the effective date of SFAS No. 125 for one year.

     In February of 1997, the FASB issued SFAS No. 128, "Earnings Per Share," that specifies the computation, presentation, and disclosure requirements for earnings per share for entities with publicly held common stock. SFAS is effective for financial statements ending after December 15, 1997. The Company does not anticipate implementation of SFAS No. 128 will have a material effect on its earnings per share computation.

     In February of 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure," that specifies standards for disclosing information about an entity's capital structure. SFAS is effective for financial statements ending after December 15, 1997. The Company does not anticipate implementation of SFAS No.
     129 will have any disclosure effect on its financial statements.

     In June of 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. This statement requires classification of items of other comprehensive income by their nature in the financial statements and display of the accumulated balance of other comprehensive income separately from retained earnings and additional paid in capital in the equity section of the statement of financial position. This statement is effective for fiscal years beginning after December 31, 1997 and the Company will implement this for its year ended October 31, 1999.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note A.  Summary of Significant Accounting Policies

   New Accounting Standards

     In June of 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which establishes standards for reporting information about operating segments in annual financial statements and requires that those businesses report selective information about operating segments in interim financial reports to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement is effective for fiscal years beginning after December 31, 1997. This statement requires disclosure in information in the financial statements and the Company will implement this for their year ended October 31, 1999.

Note B.  Securities

   Securities available for sale are summarized as follows:

                                                                                  October 31, 1997
                                                           -----------------------------------------------------------
                                                                              Gross          Gross         Approximate
                                                           Amortized       Unrealized      Unrealized         Market
                                                              Cost            Gains          Losses           Value
                                                           ---------       ----------      ----------      -----------
                                                                                    (1,000's)
                                                           -----------------------------------------------------------
     Obligations of other U.S. Government
       agencies                                            $    500          $     0         $    1          $   499
     Equity securities:
       FRB stock                                                123                0              0              123
       FHLB stock                                               317                0              0              317
     Mortgage-backed securities:
       FNMA                                                   2,104               36              2            2,138
       FHLMC                                                    559                7              1              565
       GNMA                                                     156                5              0              161
                                                           ---------         -------         ------          -------
                                                           $  3,759               48         $    4          $ 3,803
                                                           =========         =======         ======          =======

   Securities held to maturity are summarized as follows:

                                                                                  October 31, 1997
                                                           -----------------------------------------------------------
                                                                               Gross          Gross        Approximate
                                                           Amortized       Unrealized      Unrealized         Market
                                                              Cost            Gains          Losses           Value
                                                           ---------       ----------      ----------      -----------
                                                                                    (1,000's)
                                                           -----------------------------------------------------------
     U.S. Treasury                                         $    500          $    13         $    0          $   513
     Municipal obligations                                      210                0              0              210
     Mortgage-backed securities:
       FHLMC                                                    287                0              2              285
                                                           --------          -------         ------          -------
                                                           $    997          $    13         $    2          $ 1,008
                                                           ========          =======         ======          =======

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note B.  Securities

   Securities available for sale are summarized as follows:

                                                                                 October 31, 1996
                                                         --------------------------------------------------------------
                                                                            Gross             Gross        Approximate
                                                          Amortized       Unrealized       Unrealized          Market
                                                             Cost         G  Losses           Value
                                                          ---------       ------------     ----------      -----------
                                                                                  (1,000's)
                                                          -----------------------------------------------------------
     Equity securities:
       FHLMC stock                                         $    200        $     5         $     0          $    205
       FHLB stock                                               264              0               0               264
     Mortgage-backed securities:
       FNMA                                                   2,698             41               9             2,730
       FHLMC                                                    724              6               5               725
       GNMA                                                     204              5               0               209
                                                           --------        -------         -------          --------
                                                           $  4,090        $    57         $    14          $  4,133
                                                           ========        =======         =======          ========

   Securities held to maturity are summarized as follows:

                                                                                 October 31, 1996
                                                          -------------------------------------------------------------
                                                                            Gross             Gross        Approximate
                                                          Amortized       Unrealized       Unrealized          Market
                                                             Cost         G  Losses           Value
                                                          ---------       ------------     ----------      ------------
                                                                                  (1,000's)
                                                          -------------------------------------------------------------
     Municipal obligations                                 $    245        $     0         $     0          $    245
     Mortgage-backed securities:
       FHLMC                                                    347              0               3               344
                                                           --------        -------         -------          --------

                                                           $    592              0         $     3          $    589
                                                           ========        =======         =======          ========

   The amortized cost and approximate market value of securities available for sale and held to maturity at October 31, 1997 and 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because securities may have a call provision.

                                                                                October 31, 1997
                                                         -----------------------------------------------------------
                                                                 Securities                        Securities
                                                             Available for Sale                 Held to Maturity
                                                         --------------------------       --------------------------
                                                         Approximate                      Approximate
                                                          Amortized          Market        Amortized         Market
                                                            Cost             Value            Cost           Value
                                                         -----------        -------       -----------       --------
                                                                                  (1,000's)
                                                         -----------------------------------------------------------
     Due in one year or less                              $      0          $     0         $     35        $    35
     Due after one year through five years                     500              499              635            648
     Due after five years through ten years                      0                0               40             40
     Due after ten years                                       440              440                0              0
     Mortgage-backed securities                              2,819            2,864              287            285
                                                         ---------          -------         --------        -------
                                                         $   3,759          $ 3,803         $    997        $ 1,008
                                                         =========          =======         ========        =======

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note B.  Securities

                                                                                October 31, 1996
                                                         -----------------------------------------------------------
                                                                 Securities                        Securities
                                                             Available for Sale                 Held to Maturity
                                                         --------------------------       --------------------------
                                                         Approximate                      Approximate
                                                          Amortized          Market        Amortized         Market
                                                            Cost             Value            Cost           Value
                                                         -----------        -------       -----------       --------
                                                                                  (1,000's)
                                                         -----------------------------------------------------------
     Due in one year or less                             $       0          $     0         $     35        $    35
     Due after one year through five years                       0                0                0              0
     Due after five years through ten years                      0                0                0              0
     Due after ten years                                       464              469              210            210
     Mortgage-backed securities                              3,626            3,664              347            344
                                                         ---------          -------         --------        -------
                                                         $   4,090          $ 4,133         $    592        $   589
                                                         =========          =======         ========        =======

   There were no gains or losses on the sale of securities for the years ended October 31, 1997, 1996 and 1995. During 1997, FHLMC stock was redeemed for $200,000 at no gain or loss.

   Securities at October 31, 1997 and 1996, respectively, with amortized cost of $4,060,000 and $3,811,000, and approximate market values of $4,114,000 and $3,845,000 were pledged to secure public deposits and for other purposes as required or permitted by law. The Company had one derivative security at October 31, 1996, which was an FHLMC Step Up with interest rate adjustments at certain dates. The FHLMC Step Up was called during 1997.

Note C.  Loans Receivable and Provision for Loan Losses

   Loans receivable consisted of the following:

                                                                     October 31,
                                                            ------------------------
                                                               1997           1996
                                                            ----------      --------
                                                                     (1,000's)
                                                            ------------------------
            Real estate loans:
               One to four family residential                $ 29,894       $ 27,784
               Multi-family residential                           124            141
               Commercial                                      12,420          9,594
               Construction                                       578             76
                                                             --------       --------
                                                               43,016         37,595
            Other loans:
               Deposit accounts                                   657            571
               Automobile                                       9,480          8,764
               Commercial                                       9,140          5,257
               Other loans                                      2,392          2,717
                                                             --------       --------
                 Total loans                                   64,685         54,904

            Less:
               Loans in progress                                  243              0
               Allowance for loan losses                          482            413
               Unearned discounts                                   0             43
                                                             --------       --------

                 Net loans                                   $ 63,960       $ 54,448
                                                             ========       ========

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note C.  Loans Receivable

   Changes in allowance for loan losses are as follows:

                                                   October 31,
                                       ----------------------------------
                                          1997         1996       1995
                                       ---------    ---------   ---------
                                                     (1,000's)
                                       ----------------------------------
     Balance                             $  413       $  255     $  288
       Provision for losses                 206          270          9
       Loans charged off                   (161)       ( 122)       (44)
       Recoveries                            24           10          2
                                         ------       ------     ------

     Balance                             $  482       $  413     $  255
                                         ======       ======     ======

   The weighted average interest rate on loans at October 31, 1997 and 1996 was 9.14% and 8.84%, respectively.

   Impaired loans totaled $326,000 and $0 at October 31, 1997 and 1996, respectively. An allowance for losses was not deemed necessary for impaired loans totaling $60,000 and $0 at October 31, 1997 and 1996, respectively. An allowance of $85,000 and $0 was recorded for the remaining balance of impaired loans of $266,000 and $0 at December 31, 1997 and 1996, respectively. Impaired loans averaged $26,000 and $0 for 1997 and 1996, respectively. Interest income and cash receipts of interest totaled $5,000 and $0 for the years ended October 31, 1997 and 1996, respectively.

   Loans on which the accrual of interest was discontinued or reduced amounted to $334,000 and $68,000 at October 31, 1997 and 1996, respectively. Additional interest income of approximately $7,000, $2,000 and $1,000 would have been recorded had income on these loans been accounted for on the accrual basis.

   The Company sold participaing interest in real estate and commercial loans of $2,087,000, $600,000 and $0 and whole loans of $1,131,000, $606,000 and $0 for the respective years ending October 31, 1997, 1996 and 1995. The Company recognized gains on the loans sold of $133,000, $45,000, and $0 for the respective years ended October 31, 1997, 1996 and 1995. The Company purchased participating interest and whole loans in the amount of $617,000, $0 and $0 for the respective eyars ended October 31, 1997, 1996 and 1995.

Note D.  Accrued Interest Receivable

   Accrued interest receivable consisted of the following:

                                                           October 31,
                                                     --------------------
                                                      1997         1996
                                                     -------      -------
                                                            (1,000's)
                                                     --------------------
     Mortgage loans                                  $  334       $  312
     Nonmortgage loans                                  238          193
     Securities                                          40            9
                                                     ------       ------
                                                     $  675       $  514
                                                     ======       ======
Note E.  Premises and Equipment

   Premises and equipment consisted of the following:

                                                           October 31,
                                                     --------------------
                                                      1997         1996
                                                     -------      -------
                                                            (1,000's)
                                                     --------------------
   Land                                              $  334       $  313
   Building                                           2,309        2,246
   Furniture and equipment                            1,384        1,143
                                                     ------       ------
                                                      4,027        3,702
   Accumulated depreciation                          (1,314)      (1,138)
                                                     ------       ------
                                                     $2,713       $2,564
                                                     ======       ======

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note E.  Premises and Equipment

   Depreciation included in the consolidated statements of income amounted to $178,000, $165,000 and $120,000 for the years ended October 31, 1997, 1996 and 1995, respectively.

   Included in the buildings is $186,794 of capitalized interest from the 1985 building project. Amortization of capitalized interest, which is included in premises, occupancy and equipment expense, amounted to $3,735 for each of the years ended October 31, 1997, 1996 and 1995. The Company completed a new drive-up facility in Oblong at a cost of $277,000 in the current year.

Note F.  Deposit Analysis

   Deposits and weighted average interest rates are summarized as follows:

                                                                                          October 31,
                                                                   ----------------------------------------------------
                                                                             1997                       1996
                                                                   -----------------------      -----------------------
                                                                                  Weighted                     Weighted
                                                                                  Average                       Average
                                                                                  Interest                     Interest
                                                                    Amount          Rate         Amount          Rate
                                                                   --------       --------      --------       --------
                                                                                            (1,000's)
                                                                   ----------------------------------------------------
     Non-interest bearing                                          $  3,494          .00%       $  2,265           .00%
     NOW accounts                                                     8,381         3.11%          6,717          3.12%
     Passbook                                                         5,882         3.10%          5,540          3.00%
     Certificates                                                    43,958         5.72%         42,169          5.65%
                                                                   --------                     --------
         Total deposits                                            $ 61,715         4.79%       $ 56,691          4.87%
                                                                   ========                     ========

  Certificates had the following remaining maturities:

                                                                              October 31,1997
                                              ------------------------------------------------------------------------
                                              Less Than         One to         Two to           After
                                              One Year       Two Years      Three Years      Three Years       Totals
                                              ---------      ---------      -----------      -----------      --------
                                                                              (1,000's)
                                              ------------------------------------------------------------------------
     2.00 to 3.99%                             $    122       $      0       $      0         $     0         $    122
     4.00 to 5.99%                               17,730          3,692            685             173           22,280
     6.00 to 7.99%                                7,797          7,907          3,969           1,883           21,556
                                               --------       --------       --------         -------         --------
       Totals                                  $ 25,649       $ 11,599       $  4,654         $ 2,056         $ 43,958
                                               ========       ========       ========         =======         ========

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note F.  Deposit Analysis

   Certificates had the following remaining maturities:

                                                                              October 31,1996
                                              ------------------------------------------------------------------------
                                              Less Than         One to         Two to           After
                                              One Year       Two Years      Three Years      Three Years       Totals
                                              ---------      ---------      -----------      -----------      --------
                                                                              (1,000's)
                                              ------------------------------------------------------------------------
     3.00 to 3.99%                             $    307       $      0       $      0         $     0         $    307
     4.00 to 4.99%                               18,311          3,907            375             100           22,693
     5.00 to 5.99%                               10,320          3,366          1,084           4,399           19,169
     6.00 to 6.99%                                    0              0              0               0                0
                                               --------       --------       --------         -------         --------

       Totals                                  $ 28,938       $  7,273       $  1,459         $ 4,499         $ 42,169
                                               ========       ========       ========         =======         ========

   Interest expense on deposits is summarized as follows:

                                                                                     October 31,
                                                                            ------------------------------
                                                                              1997       1996        1995
                                                                            -------    --------    -------
                                                                                       (1,000's)
                                                                            ------------------------------
     Passbook                                                               $   197     $   156     $  129
     NOW accounts                                                               251         207        189
     Certificates                                                             2,505       2,271      1,633
                                                                            -------     -------     ------
                                                                            $ 2,953     $ 2,634     $1,951
                                                                            =======     =======     ======


   At October 31, 1997 and 1996, the Company had $11,104,000 and $10,737,000,
   respectively, of deposit accounts with balances of $100,000 or more. The Company did not have brokered deposits at October 31, 1997 or 1996. Deposits in excess of $100,000 are not federally insured. The Company has pledged mortgage-backed certificates and securities, when requested by depositors, for deposits of $100,000 or more.

Note G.  Federal Home Loan Bank Advances

   The Company has entered into an FHLB advance agreement on March 19, 1991. The agreement covers the terms and collateral requirements. The daily advances are secured by FHLB stock and a portion of the qualified mortgage loans of the Company. The Company had outstanding advances of $0 and $1,500,000 as of October 31, 1997 and 1996, respectively. In addition, the Company had $0 and $7,000 of accrued interest payable as of October 31, 1997 and 1996, respectively.

   Information concerning FHLB advances is summarized as follows:

                                                                                      October 31,
                                                                            ------------------------------
                                                                              1997       1996        1995
                                                                            -------    --------    -------
                                                                                       (1,000's)
                                                                            ------------------------------
     Average balance                                                         $2,064     $   367     $  329
     Average interest rate                                                     5.67%       5.72%      6.08%
     Maximum month-end balance                                               $5,500     $ 1,500     $2,000

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note H.  Regulatory Matters

    The Company is regulated by the Board of Governors of the Federal Reserve System ("FRB") and is subject to securities registration and public reporting regulations of the Securities and Exchange Commission. The Bank is regulated by the Federal Deposit Insurance Corporation ("FDIC") and the Office of the Comptroller of the Currency ("OCC").

    The Bank is subject to the capital requirements of the FDIC and the OCC. The FDIC requires the Bank to maintain minimum ratios of Tier 1 capital to total risk-weighted assets and total capital to risk-weighted assets of 4% and 8%, respectively. Tier 1 capital consists of total shareholders' equity calculated in accordance with generally accepted accounting principles less intangible assets, and total capital is comprised of Tier 1 capital plus certain adjustments, the only one of which is applicable to the Bank is the allowance for possible loan losses. Risk-weighted assets refer to the on- and off-balance sheet exposures of the Bank adjusted for relative risk levels using formulas set forth in FDIC regulations. The Bank is also subject to an FDIC leverage capital requirement, which calls for a minimum ratio of Tier 1 capital (as defined above) to quarterly average total assets of 3% to 5%, depending on the institution's composite ratings as determined by its regulators.

    At October 31, 1997 and 1996, the Bank was in compliance with all of the aforementioned capital requirements as summarized below.

                                                              At October 31,
                                                           --------------------
                                                             1997        1996
                                                           --------    --------
                                                                  (1,000's)
                                                           --------------------
    Tier I Capital:
      Common stockholders' equity                          $  9,377    $  4,658
      Unrealized holding loss (gain) on securities
        available for sale                                     ( 27)        (27)
                                                           --------    --------

         Total Tier I capital                              $  9,350    $  4,631
                                                           ========    ========

    Tier II Capital:
      Total Tier I capital                                 $  9,350    $  4,631
      Qualifying allowance for loan losses                      482         412
                                                           --------    --------

         Total capital                                     $  9,832    $  5,043
                                                           ========    ========

    Risk-weighted assets                                   $ 54,647    $ 47,251
    Average assets                                         $ 71,709    $ 59,811

                                                                                            To be Well Capitalized
                                                                                                under the Prompt
                                                                     For Capital               Corrective Action
                                            Actual                Adequacy Purposes                Provisions
                                     -------------------         --------------------      ------------------------
                                     Amount        Ratio         Amount         Ratio      Amount        Ratio
                                     ------        -----         ------         -----      ------        -----
As of October 31, 1997:
  Total Risk-Based Capital
    (to Risk-Weighted Assets)       $ 9,832        17.99%        $ 4,372    =     8.0%      $5,464   =    10.0%
  Tier I Capital
    (to Risk-Weighted Assets)         9,350        17.10%          2,186    =     4.0%       3,278   =     6.0%
  Tier I Capital
    (to Average Assets)               9,350        13.04%          2,868    =     4.0%       3,585   =     5.0%

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note H.  Regulatory Matters

                                                                                          To be Well Capitalized
                                                                                              under the Prompt
                                                                     For Capital             Corrective Action
                                            Actual                Adequacy Purposes              Provisions
                                     -------------------         --------------------      ---------------------
                                     Amount        Ratio         Amount         Ratio      Amount        Ratio
                                     ------        -----         ------         -----      ------        -----
As of October 31, 1996:
  Total Risk-Based Capital
    (to Risk-Weighted Assets)       $ 5,043        10.67%        $ 3,780    =     8.0%      $4,725   =    10.0%
  Tier I Capital
    (to Risk-Weighted Assets)         4,631         9.80%          2,890    =     4.0%       2,835   =     6.0%
  Tier I Capital
    (to Average Assets)               4,631         7.74%          2,392    =     4.0%       2,991   =     5.0%


    At the time of the conversion of the Bank to a stock organization, a special liquidation account was established for the benefit of eligible account holders and the supplemental eligible account holders in an amount equal to the net worth of the Bank. The special liquidation account will be maintained for the benefit of eligible account holders and the supplemental eligible accounts holders who continue to maintain their accounts in the Bank after the conversion on June 27, 1997. In the event of a complete liquidation, each eligible and the supplemental eligible accounts holders will be entitled to receive a liquidation distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. With the reorganization completed on June 27, 1997, this liquidation account became part of stockholders' equity for the Company under the same terms and conditions as if the reorganization had not occurred. The Bank may not declare or pay cash dividends on or repurchase any of its common stock if stockholders' equity would be reduced below applicable regulatory capital requirements or below the special liquidation account.

    Subject to applicable law, the Boards of Directors of the Company and the Bank may each provide for the payment of dividends. Future declarations of cash dividends, if any, by the Company may depend upon dividend payments by the Bank to the Company. Subject to regulations of the OCC, the Bank may not declare or pay a cash dividend if its stockholder's equity would thereby be reduced below either the aggregate amount then required for the liquidation account or the minimum regulatory capital requirements imposed by federal regulations. The Bank may not declare or pay a cash dividend to the Company in excess of 100% of its net income to date, less dividends paid, during the current calendar year plus the preceding year's net income, less any dividends paid or declared during that year without prior regulatory approval.

    Retained earnings at October 31, 1997 include approximately $1,257,000 for which federal income tax has not been provided. The Bank was allowed a special bad debt deduction limited generally to 8 percent of otherwise taxable income and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. If the amounts that qualify as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, they will be subject to federal income tax at the then current corporate rate. The unrecorded deferred tax liability on the above amount is approximately $427,000.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note I.  Income Tax

    The components of the provision for income taxes are summarized as follows:

                                                 October 31,
                                      -------------------------------
                                       1997         1996         1995
                                      -----         ----         ----
                                                  (1,000's)
                                      -------------------------------
       Currently payable:
          Federal                     $ 227        $  147       $  162
          State                          47            33           35
       Deferred:
          Federal                       125          (105)          28
          State                          27           (24)           8
                                      -----        ------       ------
                                      $ 426        $   51       $  233
                                      =====        ======       ======

    Income tax expense for the years ended October 31, 1997, 1996 and 1995, has been provided at an effective rate of approximately 40.0%, 29.3% and 36.9%, respectively. An analysis of tax expense for the three years setting forth the reasons for the variations from the federal statutory rate of 34% is as follows:

                                                                                     October 31,
                                                                          -------------------------------
                                                                           1997         1996         1995
                                                                           -----        ----         ----
                                                                                     (1,000's)
                                                                          -------------------------------
     Computed tax at statutory rates                                      $ 365        $   51       $ 215
     Increase (decrease) in tax expense resulting from:
        State and local taxes based on income,
         net of federal income tax benefit                                   67            15          28
        Municipal interest                                                   (5)           (6)         (5)
        Other                                                                (1)           (9)         (5)
                                                                          -----        ------       -----
                                                                          $ 426        $   51       $ 233
                                                                          =====        ======       =====

    The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:

                                                                                     October 31,
                                                                          -------------------------------
                                                                           1997         1996         1995
                                                                           -----        ----         ----
                                                                                     (1,000's)
                                                                          -------------------------------
         Deferred tax assets:
           Allowance for loan losses                                      $ 147        $  119       $  62
           Directors' retirement                                             41            36           0
                                                                          -----        ------       -----
                                                                            188           155          62
                                                                          -----        ------       -----
         Deferred tax liabilities:
           Accrual basis adjustment                                         233            51          81
           Depreciation                                                     169           169         174
           FHLB stock                                                        10             9          10
           Allowance for unrealized gain on
            securities available for sale                                    17            17          18
                                                                          -----        ------       -----
                                                                            429           246         283
                                                                          -----        ------       -----
         Net deferred tax liabilities                                     $ 241        $   91       $ 221
                                                                          =====        ======       =====

    No valuation allowance was required for deferred tax assets at October 31, 1997 or 1996.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note J.  Employee Benefit Plans

    The Company has established a 401(k) profit sharing plan which covers all employees with three months of service and minimum age of 21. This plan allows for individual employees to elect a portion of their salary to be deferred with a matching provision of the first four percent of salary deferral at a rate of twenty-five percent from the Company. The plan has a five year vesting schedule. Contributions to this plan by the Company amounted to $4,000, $3,000 and $26,000 for the years ended October 31, 1997, 1996, and 1995, respectively, which are included in compensation and employee benefits. Total pension cost including administration and other fees amounted to $7,000, $12,000 and $27,000 for the years ended October 31, 1997, 1996, and 1995, respectively, which are included in compensation and employee benefits.

    The Bank approved a directors' retirement plan during 1996. The plan provided for a one-time contribution of $2,000 per year of service for each director, future contributions of $2,000 per year for each director, and a discretionary annual contribution for each director using performance standards similar to those used under the existing 401(k) plan. Each director's account will include a rate of return equal to the highest interest rate paid on the Bank's one year or less certificate of deposits. Future annual contributions will be made for each director to the plan as of January 1 of each year starting with January 1, 1998. The Company's contribution, including prior service, for the years ended October 31, 1997 and 1996 were $10,000 and $94,000. The plan expense is included in compensation and employee benefits.

Note K.  Employee Stock Ownership Plan (ESOP)

    In June 1997 the Company established an Employee Stock Ownership Plan (the
    ESOP) in connection with the stock conversion in which employees meeting age and service requirements are eligible to participate. A participant is 100% vested after five years of credit service. The ESOP borrowed $688,000 from the Company and purchased 68,770 shares of common stock of the Company at the date of the conversion. This debt carries an interest rate of 7.11% and requires annual principal and interest payments. The Company has committed to make annual contributions to the ESOP necessary to repay the loan including interest.

    As the debt is repaid, ESOP shares which were initially pledged as collateral for its debt, are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The Company accounts for its ESOP in accordance with Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheets. As shares are determined to be ratably released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of stockholders' equity and dividends on unallocated ESOP shares are used to pay debt servicing costs. The trustees' of the plan may direct payments of cash dividends be paid to the participants or to be credited to participant accounts and invested. Compensation expense for the ESOP was $86,000 for October 31, 1997. The ESOP shares were as follows:

           Allocated shares                                                   0
           Shares ratably released for allocation                             0
           Unallocated shares                                            68,770
                                                                     ----------

           Total ESOP shares                                             68,770
                                                                     ==========
           Fair value of unreleased shares at October 31, 1997       $1,040,000
                                                                     ==========

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note L.  Economic Dependency

    The Company is a nondiscriminatory lender in their market area as defined by their Community Reinvestment Act. The Company is a full service institution with facilities located in southeast central Illinois. The Company has no economic dependency other than the general market area. Concentration of credit risk has been disclosed in Note C concerning lending portfolio.

Note M.  Commitments and Contingencies

    In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Company is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial statements of the Company.

                                                          October 31,
                                                     ---------------------
                                                      1997           1996
                                                     -----          ------
                                                           (1,000's)
                                                     ---------------------
         Fixed rate                                  $ 180         $   538
                                                     =====         =======

         Variable rate                               $ 594         $ 2,892
                                                     =====         =======

    Interest rates for fixed rate loan commitments at October 31, 1997 and 1996 were from 8.00% to 13.25% and from 5.00% to 10.00%, respectively. Interest rates for variable rate loan commitments at October 31, 1997 and 1996 were from 8.5% to 9% and from 8.00% to 9.75%, respectively. The Bank had unused lines of credit in the amount of $3,889,000 and $2,118,000 at October 31, 1997 and 1996, respectively.

    The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated statements of financial condition.

    The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual notional amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Company upon extension of credit, varies and is based on management's credit evaluation of the counterparty.

    In September 1996, the FDIC imposed the one-time assessment on all SAIF insured deposits as of March 31, 1995. The Company has included the FDIC assessment in the amount of $281,000 as SAIF deposit insurance in the consolidated statements of income for the year ended October 31, 1996.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note N.  Related Parties

    The Company has entered into transactions with its directors, and executive officers, and their affiliates. Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. A summary of loans to such related parties is as follows:

                                                          October 31,
                                                     ---------------------
                                                      1997           1996
                                                     -----          ------
                                                           (1,000's)
                                                     ---------------------
              Balance                                $ 210          $ 222
              New loans                                145            140
              Repayments                              (132)          (152)
                                                     -----          -----
              Balance                                $ 223          $ 210
                                                     =====          =====
Note O.  Fair Value of Financial Instruments

     The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     For cash and cash equivalents, Federal Home Loan Bank stock, Federal Reserve Bank stock, and accrued interest receivable, the carrying value is a reasonable estimate of fair value. The fair value of investment securities is based on quoted market prices, dealer quotes and prices obtained from independent pricing services. The fair value of loans receivable is estimated based on present values using the Bank's current pricing structures to approximate current entry-value interest rates considering anticipated prepayment speeds, maturity and credit risks.

     The fair value of demand deposit accounts, NOW accounts, savings accounts and money market deposits, and fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities at the reporting date. The fair value of FHLB advances and other borrowings is estimated using rates currently available for debt with similar terms and remaining maturities. For advance payments by borrowers for taxes and insurance and accrued interest payable the carrying value is a reasonable estimate of fair value. Commitments are generally made at prevailing interest rates at the time of funding and, therefore, there is no difference between the contract amount and fair value.

     The fair value estimates presented herein are based on pertinent information available to management as of October 31, 1997 and 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since the reporting date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note O.  Fair Value of Financial Instruments

     The estimated fair value of the Company's financial instruments is as follows:

                                                                                 October 31,
                                                         -------------------------------------------------------
                                                                     1997                          1996
                                                         -----------------------         -----------------------
                                                         Carrying           Fair         Carrying           Fair
                                                          Amount           Value           Amount          Value
                                                         --------          -----         --------          -----
                                                                                (1,000's)
                                                         -------------------------------------------------------
       ASSETS
           Cash and interest bearing deposits            $  2,930        $ 2,930         $ 1,253        $  1,253
           Securities available for sale                    3,803          3,803           4,133           4,133
           Securities held to maturity                        997          1,008             592             589
           Loans receivable, net                           63,960         63,963          54,448          55,515
           Accrued interest receivable                        675            675             514             514

       LIABILITIES
           Deposits                                        61,715         61,978          56,691          56,801
           FHLB advances                                        0              0           1,500           1,500
           Repurchase agreements                               92             92               0               0
           Advances from borrowers for
             taxes and insurance                               42             42              35              35
           Accrued interest payable                           362            362             353             353
           Commitments                                          0          4,663               0           5,548

Note P.  Parent Company Only Financial Information

     The following condensed statement of financial condition, as of October 31, 1997, and condensed statement of income and cash flows for the period from June 27, 1997 (date of formation) to October 31, 1997, for First Robinson Financial Corp. should be read in conjunction with the consolidated financial statements and the notes herein.

                   CONDENSED STATEMENT OF FINANCIAL CONDITION
                                October 31, 1997

                           ASSETS                                    (1,000's)
                                                                     ---------
       Cash                                                          $  3,506
       Investment in First Robinson Savings Bank, N.A.                  9,377
       Other assets                                                         3
                                                                     --------
           Total Assets                                              $ 12,886
                                                                     ========
         LIABILITIES AND STOCKHOLDERS' EQUITY

       Accounts payable                                              $     69
       Accrued income taxes                                                12
       Deferred income taxes                                                1
       Stockholders' equity                                            12,804
                                                                     --------
           Total Liabilities and Stockholders' Equity                $ 12,886
                                                                     ========

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note P.  Parent Company Only Financial Information

                          CONDENSED STATEMENT OF INCOME
              For the Period from June 27, 1997 to October 31, 1997

                                                                       (1,000's)
                                                                       ---------
       Income:
         Interest income                                               $     47
                                                                       --------
            Total income                                                     47
                                                                       --------
       Expenses:
         Professional fees                                                    6
         Other                                                                7
                                                                       --------
            Total expense                                                    13
                                                                       --------
       Income before income taxes and equity in undistributed
         earnings of subsidiary                                              34

       Provision for income taxes                                            13
                                                                       --------
       Income before equity in undistributed earnings of subsidiary          21

       Equity of Undistributed Earnings of Subsidiary:
         First Robinson Savings Bank, N.A.                                  186
                                                                       --------
            Net income                                                 $    207
                                                                       ========

                        CONDENSED STATEMENT OF CASH FLOWS
              For the Period From June 27, 1997 to October 31, 1997

                                                                       (1,000's)
                                                                       ---------
     Operating Activities:
       Net income                                                      $    207
       Adjustments to reconcile net loss to net cash provided
         by operating activities:
          Equity in undistributed net income of subsidiary                 (186)
          Increase in other assets                                           (3)
          Increase in accounts payable                                       69
          Increase in accrued income taxes                                   12
          Increase in deferred income taxes                                   1
                                                                       --------
            Net cash provided by operating activities                       100
                                                                       --------
     Investing Activities:
       Investment in the Bank                                            (4,094)
                                                                       --------
           Net cash used by investing activities                         (4,094)
                                                                       --------

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note P.  Parent Company Only Financial Information


                        CONDENSED STATEMENT OF CASH FLOWS
              For the Period From June 27, 1997 to October 31, 1997

                                                                       (1,000's)
                                                                       ---------
     Financing Activities:
        Proceeds from issuance of stock                                $  8,188
        Proceeds used to purchase ESOP shares                              (688)
                                                                       --------
           Net cash provided by financing activities                      7,500
                                                                       --------
     Net increase in cash                                                 3,506

     Cash Beginning of Period                                                 0

     Cash End of Period                                                $  3,506
                                                                       ========

              FIRST ROBINSON FINANCIAL CORPORATION AND SUBSIDIARY
                            STOCKHOLDER INFORMATION

ANNUAL MEETING

The annual meeting of stockholders will be held at 10:00 a.m., February 24, 1998, at the Company's office located at 501 East Main Street, Robinson, Illinois.

STOCK LISTING

The Company's stock is traded on the over-the-counter market with quotations available through the OTC Electronic Bulletin Board under the symbol "FRFC."

PRICE RANGE OF COMMON STOCK

The following table sets forth the high and low bid prices of the Common Stock. These prices do not represent actual transactions and do not include retail mark-ups, mark-downs or commissions.

                                     High       Low         Dividends
                                    ------     -----        ---------
            July 31, 1997.......... $16.50     $16.50         $---
            October 31, 1997....... $15.125    $15.125        $---

The Company did not declare a dividend in fiscal 1997. Dividend payment decisions are made with consideration of a variety of factors including earnings, financial condition, market considerations and regulatory restrictions. Restrictions on dividend payments are described in Note H of the Notes to Financial Statements included in this report.

As of October 31, 1997, the Company had approximately 638 stockholders of record and 859,625 outstanding shares of common stock.

SHAREHOLDERS AND GENERAL INQUIRIES              TRANSFER AGENT

    Rick L. Catt, President                     Register and Transfer Company
    First Robinson Financial Corporation        10 Commerce Drive
    501 East Main Street                        Cranford, New Jersey 07016
    Robinson, Illinois 62454                    (908) 272-8511
    (618) 544-8621

ANNUAL AND OTHER REPORTS

The Company is required to file an annual report on Form 10-KSB for its fiscal year ended October 31, 1997, with the Securities and Exchange Commission. Copies of the Form 10-KSB annual report and the Company's quarterly reports may be obtained without charge by contacting:

     Rick L. Catt, President
     First Robinson Financial Corporation
     501 East Main Street
     Robinson, Illinois 62454
     (618) 544-8621

              FIRST ROBINSON FINANCIAL CORPORATION AND SUBSIDIARY
                             CORPORATE INFORMATION

COMPANY AND BANK ADDRESS

     501 East Main Street               Telephone: (618) 544-6821
     Robinson, Illinois 62454           Fax:       (618) 544-7506

DIRECTORS OF THE BOARD

Scott F. Pulliam                        Rick L. Catt
         Public Accountant                 President and Chief Executive Officer
         Robinson, Illinois                First Robinson Financial Corporation
                                           Robinson, Illinois
James D. Goodwine
         Funeral Director                William K. Thomas
         Robinson, Illinois                Attorney
                                           Robinson, Illinois
Clell T. Keller
         Retired Clerk of Crawford       Donald K. Inboden
         County, Illinois Circuit Court    Retired - Marathon Oil Company
         Robinson, Illinois                Robinson, Illinois

          FIRST ROBINSON FINANCIAL CORPORATION AND SUBSIDIARY OFFICERS

Rick L. Catt                             Jamie E. McReynolds
         President and Chief Executive     Vice President, Chief Financial
         Officer                           Officer and Secretary

Leslie Trotter, III                      William D. Sandford
         Vice President                    Vice President and Senior
                                           Loan Officer
Rita L. Elder
         Vice President

INDEPENDENT AUDITORS                     SPECIAL COUNSEL

Larsson, Woodyard & Henson, LLP          Silver, Freedman & Taff, L.L.P.
702 East Court Street                    1100 New York Avenue, N.W.
Paris, Illinois 61944                    Washington, D.C. 20005