Form 10KSB, Exhibit 13
period 1998-03-31
FIRST ROBINSON FINANCIAL CORP
filed 1998-06-29
CIK 1035991

EXHIBIT 13

                          ANNUAL REPORT TO STOCKHOLDERS

                [FIRST ROBINSON FINANCIAL CORPORATION LETTERHEAD]



Dear Stockholder,

     It is a pleasure to present to you the Annual Report of First Robinson Financial Corporation for the five month fiscal year ended March 31, 1998. As you recall, this shortened five month year was necessary to allow the company to change its fiscal year end from October 31 to March 31.

     During the year ended March 31, 1998, total assets increased from $75.6 million to $80.0 million, an increase of $4.4 million or 5.8%. The Company showed a net loss for the year ended March 31, 1998 of $55,000 as compared to a net income of $220,000 during the five months ended March 31, 1997. This decrease was primarily attributable to an increase of $533,000 in provision for loan losses and an increase of $219,000 in non-interest expense, partially offset by an increase of $304,000 in net interest income and a decrease of $174,000 in provision for income taxes. Please review my comments in the 'Management Discussion and Analysis of Financial Condition and Results of Operations" for further details concerning our fiscal year. As always, management and the Board of Directors welcome your comments and questions concerning our Company.

     We are very pleased with the progress our institution has made during the past five months. We believe the Company is poised to go forward successfully into the next century. Management and the board of directors are fully aware of the implications of the Year 2000 on our business. We have developed and are implementing a comprehensive plan to ensure that your Company is ready for the Year 2000.

     The continued commitment and performance of our employees, management and board of directors in addition to the invaluable support of our customers have permitted First Robinson to continue our growth and have made the past five months a success. We are indeed appreciative of this support.

     The board of directors and management are committed to increasing the value of our Company. The Company has been, and intends to continue to be, a community-oriented financial institution serving the residents and businesses of Crawford County and surrounding counties. Our share of the market continues to increase, we believe in large part because of our 'local flavor', your continued support and a strong commitment to high quality customer service by all of our staff.

     On behalf of all of us at First Robinson, we thank you for your friendship,
your  business  and  your   commitment  to  help  us  face  the  challenges  and
opportunities of the coming year.

Sincerely,

/s/ Rick L. Catt

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

                                                          At
                                                       March 31,                              October 31,
                                                       ---------        -------------------------------------------------------
                                                          1998            1997            1996            1995            1994
                                                       ---------        -------         -------         -------         -------
                                                                                     (In Thousands)
     Selected Financial Condition Data:
     Total assets .............................         $79,968         $75,559         $63,869         $54,708         $43,824
     Loans receivable, net ....................          64,234          63,960          54,448          44,854          34,093
     Mortgage-backed securities ...............           1,414           3,151           4,011           2,973           3,284
     Interest bearing deposits ................           5,965           2,662             868           2,472           2,602
     Investment securities ....................           3,660           1,649             714           1,213           1,221
     Deposits .................................          62,630          61,715          56,691          49,404          39,208
     Total borrowings .........................           3,644              92           1,500              --              --
     Stockholders' equity .....................          12,895          12,804           4,658           4,536           4,111

                                                                      For the Five
                                                                      Months Ended
                                                                        March 31,                     Year Ended October 31,
                                                                        ---------    -----------------------------------------------
                                                                          1998         1997         1996         1995         1994
                                                                        -------      -------      -------      -------      -------
                                                                                               (In Thousands)
Selected Operations Data:
Total interest income .............................................     $ 2,600      $ 5,915      $ 4,827      $ 3,755      $ 2,985
Total interest expense ............................................      (1,256)      (3,077)      (2,655)      (1,971)      (1,446)
                                                                        -------      -------      -------      -------      -------
   Net interest income ............................................       1,344        2,838        2,172        1,784        1,539
Provision for loan losses .........................................        (557)        (206)        (270)          (9)         (24)
                                                                        -------      -------      -------      -------      -------
Net interest income after provision for loan losses ...............         787        2,632        1,902        1,775        1,515
                                                                        -------      -------      -------      -------      -------
Fees and service charges ..........................................         164          320          295          241          223
Gain (loss) on sales of loans, securities and fixed assets ........         (64)         133           60            1           --
Other non-interest income .........................................          57           63           37           29           21
                                                                        -------      -------      -------      -------      -------
Total non-interest income .........................................         157          516          392          271          244
                                                                        -------      -------      -------      -------      -------
Total non-interest expense ........................................      (1,033)      (2,075)      (2,120)      (1,414)      (1,176)
                                                                        -------      -------      -------      -------      -------
Income (loss) before taxes and extraordinary item .................         (89)       1,073          174          632          583
Income tax provision ..............................................          34         (426)         (51)        (233)        (221)
Extraordinary item ................................................          --           --           --           --           --
                                                                        -------      -------      -------      -------      -------
Net income ........................................................     $   (55)     $   647      $   123      $   399      $   362
                                                                        =======      =======      =======      =======      =======

                                                                For the Five
                                                                Months Ended
                                                                  March 31,             Year Ended October 31,
                                                                  ---------      ----------------------------------------------
                                                                     1998         1997         1996        1995          1994
                                                                  ---------      ------       ------     --------       -------
Selected Financial Ratios and Other Data:
Performance Ratios:
  Return on assets (ratio of net income to average
    total assets)(2) ........................................        (.17)%         .90%         .21%         .82%         .86%
  Return on stockholders equity (ratio of net
    income to average equity)(2) ............................       (1.02)         8.54         2.60         9.68         9.08
  Interest rate spread information:
   Average during period ....................................        3.86          3.71         3.49         3.52         3.60
   End of period ............................................        3.75          3.64         3.76         3.51         3.29
  Net interest margin(1)(2) .................................        4.46          4.20         3.86         3.90         3.88
  Ratio of operating expense to average total assets(2) .....        3.22          2.90         3.54         2.91         2.80
  Ratio of average interest-earning assets to average
    interest-bearing liabilities ............................      114.55        110.58       108.01       108.83       107.78

Quality Ratios:
 Non-performing assets to total assets at end
   of period ................................................         .55           .96          .61          .07          .07
 Allowance for loan losses to non-performing loans ..........      413.04        144.31       430.21     2,125.00     2,215.00
 Allowance for loan losses to loans receivable, net .........        1.02           .75          .76          .57          .84

Capital Ratios:
 Stockholders equity to total assets at end of period .......       16.13         16.95         7.29         8.29         9.38
 Average stockholders equity average assets .................       16.80         10.57         7.91         8.49         9.45

Other Data:
 Number of full-service offices .............................           3             3            3            3            1
 Number of full-time employees ..............................          36            36           34           30           20
 Number of deposit accounts .................................       9,196         8,775        7,279        5,885        5,284
 Number of loan accounts ....................................       3,736         3,838        3,625        2,897        2,375

----------
(1)  Net interest income divided by average interest-earning assets.

(2)  Annualized.

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

Forward-Looking Statements

     When used in this filing and in future filings by the Company with the Securities and Exchange Commission, in the Company's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties, including but not limited to changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected.

     The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advises readers that various factors, including regional and national economic conditions, substantial changes in levels of market interest rates, credit and other risks of lending and investment activities and competitive and regulatory factors, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

     The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Business Strategy

     The Company's business strategy is to continue to be a community-oriented, locally-owned financial institution offering financial services to residents and businesses of Crawford County, Illinois (the primary market area). The Board of Directors and management are strategically planning the Company's future. New products and services are being discussed and reviewed for their effect on profitability and customer service. In the coming year, the Bank plans to install a new ATM location in Robinson, pending regulatory approval. The Bank also plans to offer its Internet provider access to the remainder of Crawford County, this service now reaches over 500 customers in Crawford County. This past year the Bank implemented a 24-hour, toll-free balance inquiry and transfer phone service. The Board of Directors intends to maintain a strong presence in the one- to-four family real estate market and plans to institute new programs to increase the Company's market share.

Financial Condition

Comparison at March 31, 1998 compared to October 31, 1997

     The Company's total assets increased by approximately $4.4 million or 5.8% to $80.0 million at March 31, 1998 from $75.6 million at October 31, 1997. This increase in total assets is primarily the result of a $3.7 million increase in cash and cash equivalents, a $300,000 increase in securities, a $200,000 increase in loans receivable, net and a $100,000 increase in other assets.

     Loans receivable, net increased $200,000 or 0.3% to $64.2 million at March 31, 1998 from $64.0 million at October 31, 1997. This small increase was due to management's desire to restrict consumer loan growth and implement tighter underwriting standards. Management and the Board of Directors believe, as do many prominent economists, that tighter underwriting of consumer lending is necessary to help minimize the effect of the increase of bankruptcies nationwide.

     Held to maturity investment securities decreased slightly from $997,000 at October 31, 1997 to $955,000 at March 31, 1998. This $42,000 or 4.2% decrease came from mortgage back payments
received and the maturity of a municipal bond. Mortgage backed securities held available for sale decreased by $1.8 million or 59.9% from $2.9 million at October 31, 1997 to $1.1 million as of March 31, 1998. This decrease came from the sale of $1.0 million in mortgage backed securities with the remaining portion of the decrease coming from principal payments. Other investment securities held available for sale increased to $3.0 million at March 31, 1998 from $939,000 at October 31, 1998. The $2.0 million or 216.4% increase came from the purchase of government securities.

     Liabilities increased approximately $4.3 million or 6.8% to $67.1 million at March 31, 1998 from $62.8 million at October 31, 1997. This increase in liabilities was primarily the result of a $900,000, or 1.5% increase in deposits to $62.6 million at March 31, 1998 from $61.7 million at October 31, 1997, an increase of $1.5 million in repurchase agreements and a $2.0 million Federal Home Loan Bank ("FHLB") advance. Deposits and repurchase agreements have increased due to the Bank's focus on providing competitive pricing and service in its market area.

     Stockholders' equity increased to $12.9 million as of March 31, 1998 from $12.8 million as of October 31, 1997. The $100,000 or 0.8% increase in stockholders' equity is primarily from the valuation of the ESOP shares that were allocated to participants as of December 31, 1997 and those shares ratably released for allocation for the period ending March 31, 1998. However, the increase was partially offset by a net loss of $55,000 for the period.

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

Operating Results

Comparison of Operating Results for the Five Months ended March 31, 1998 and the Five Month Unaudited Period ended March 31, 1997

Performance Summary

     The Company reported a net loss of $55,000 during the five month period ended March 31, 1998, as compared to a net income of $220,000 during the five months ended March 31, 1997. The $275,000 decrease in net income during the five month period ended March 31, 1998, as compared to the same period in the prior year, was primarily attributable to an increase of $533,000 in provision for loan losses and an increase of $219,000 or 26.9%, in non-interest expense, partially offset by an increase of $304,000, or 29.2%, in net interest income and a decrease of $174,000 in provision for income tax. For the five months ended March 31, 1998 and the five month period ended March 31, 1997 the returns on average assets were (0.17%) and 0.77% respectively, while the returns on average equity were (1.02%) and 10.96% respectively.

Net Interest Income

     Net interest income increased by $304,000, or 29.2%, for the period ended March 31, 1998 from the five months ended March 31, 1997. This reflects an increase of $295,000, or 12.8%, in interest income to $2.6 million from $2.3 million and a decrease in interest expense of $9,000, or 0.7%. The increase in net interest margin was primarily increases in the balances and rates on interest earning assets, from the proceeds of the stock conversion, further enhanced by the slight decrease in rates of interest bearing deposits, primarily certificate of deposits.

     For the five month period ended March 31, 1998, the average yield on interest-earning assets was 8.64% compared to 8.68% for the same five month period ended March 31, 1997. The average cost of interest-bearing liabilities was 4.78% for the five month period ended March 31, 1998, a decrease from 4.86% for the five months ended March 31, 1997. The average balance of interest-earning assets increased by $8.4 million, or 13.1%, to $72.3 million for the five month period ended March 31, 1998, compared to $63.9 million for the five months ended March 31, 1997. The average balance of interest-bearing liabilities increased by $700,000, or 1.1%, to $63.1 million for the five months ended March 31, 1998 from $62.4 million for the five months ended March 31, 1997.

     The average interest rate spread was 3.86% for the five month period ended March 31, 1998 compared to 3.82% for the five month period ended March 31, 1997. The average net interest margin was 4.46% for the five month period ended March 31, 1998 compared to 3.91% for the five month period ended March 31, 1997.

Non-Interest Income

     For the five months ended March 31, 1998, non-interest income remained basically unchanged, with non-interest income of $157,000 for the five months ended March 31, 1998 as compared to $158,000 for the five months ended March 31, 1997. An increase in the loss on sale of assets of $64,000 and a decrease in charges and fees on loans of $21,000, or 28.4%, offset by an increase of $42,000, or 67.7%, in service charges on deposits and an increase of other non-interest income of $42,000, or 190.9% resulted in the lack of change in non-interest income. The significant increase in other non-interest income resulted primarily from fees charged for Internet service provided to the community.

Non-Interest Expense

     Non-interest expense increased by $219,000, or 26.9%, to $1.0 million for the five month period ended March 31, 1998 from $814,000 for the five months ended March 31, 1997. Compensation and employee benefits increased $74,000, or 16.8%, to $515,000 for the five months ended March 31, 1998 from $441,000 for the same five months ended March 31, 1997. This increase is attributable primarily to the costs of funding the ESOP benefit plan. Occupancy and equipment expense increased $21,000, or 13.8%, to $173,000 for the five month period ended March 31, 1998 from $152,000 for the five months ended March 31, 1997. This increase is primarily attributed to increased expenses of a new drive-up ATM in Robinson, which was upgraded during the five months ended March 31, 1998. Data processing expense increased $16,000, or 72.7%, to $38,000 for the five month period ended March 31, 1998 as compared to $22,000 for the five months ended March 31, 1997. This increase is primarily the result of upgrades to data processing equipment in preparation of the year 2000. Audit, legal and other professional services increased by $55,000 or 5 times the previous level, to $66,000 for the five months ended March 31, 1998 as compared to $11,000 for the five months ended March 31, 1997. This increase is mainly attributable to the increased costs of being a publicly traded company. SAIF deposit insurance decreased by $6,000, or 26.1%, to $17,000 for the five month period ended March 31, 1998 from $23,000 for the five months ended March 31, 1997. Other non-interest expense increased by $49,000, or 45.8%, to $156,000 for the five months ended March 31, 1998 from $107,000 for the five months ended March 31, 1997. This increase is attributed primarily to increased costs related to providing Internet service to the community, increased stationary and printing costs and an increase in costs associated with being a national bank and a public company.

Provision for Loan Losses

     During the five month period ended March 31, 1998, the Company recorded provision for loan losses of $557,000, as compared to $24,000 for the same period of the prior year. The bank recorded such provisions to adjust the Bank's allowance for loan losses to a level deemed appropriate based on the assessment of the volume and lending presently being conducted by the Bank, industry standards, past due loans, economic conditions in the Bank's market area generally and other factors related to the collectability of the Bank's loan portfolio. The allowance for loan losses is more closely aligned with peer group averages for national banks as compared to the previous period allowance for loan losses which reflected peer group averages for savings and loans. The Bank's non-performing assets as a percentage of total assets was 0.55% at March 31, 1998, as compared to 0.63% at March 31, 1997.

     Management will continue to monitor its allowance for loan losses and make additions to the allowance through the provision for loan losses as economic conditions and other factors dictate. Although the Bank maintains its allowance for loan losses at a level which it considers to be adequate to provide for loan losses, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in the future.

Provision for Income Taxes

     The Company recognized a benefit from income taxes of $34,000 for the five month period ended March 31, 1998, as compared to a provision for income taxes of $140,000 for the five month period ended March 31, 1997. The effective tax rate (federal and state) during the five month period ended March 31, 1998 was 38.2%, as compared to 38.9% during the same period in the prior year.

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

     For the year ended October 31, 1997, the average yield on interest-earning assets was 8.8% compared to 8.6% for 1996. The average cost of interest-bearing liabilities was 5.0% for the year ended October 31, 1997, a decrease from 5.1% for 1996. The average balance of interest-earning assets increased by $11.3 million, or 20.1%, to $67.6 million for the year ended October 31, 1997, compared to $56.3 million for 1996. The average balance of interest-bearing liabilities increased by $9.1 million, or 17.5%, to $61.2 million for the year ended October 31, 1997 from $52.1 million for the year ended October 31, 1996.

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

Provision for Income Taxes

     The Company recognized provision for income taxes of $426,000 for the year ended October 31, 1997, as compared to $51,000 for the same period in the prior year. The effective tax rate (federal and state) during the year ended October 31, 1997 was 40.0%, as compared to 29.3% during the same period in the prior year.

     Federal income tax rates are tier based on level of income. For the year ended in 1997, the Company's federal income tax rate was 34.0%. For 1996, the Company's taxable income was below the 34.0% tax rate and was at an effective rate of 29.3%. State income tax is a flat tax rate of approximately 7.2%. State income tax allows for offsets against income for U.S. government interest. U.S. government interest was sufficient to reduce state taxable income to $0 in 1996 but not in 1997 from the increase income before income taxes of $899,000 between 1996 and 1997.

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

                                            For the Five Months Ended
                                                     March 31,                                        Year Ended October 31,
                                         -------------------------------  ---------------------------------------------------------
                                                       1998                              1997                    1996
                                         -------------------------------  ---------------------  ----------------------------------
                                           Average     Interest             Average    Interest            Average  Interest
                                         Outstanding   Earned/    Yield/  Outstanding   Earned/  Yield/  Outstanding Earned/  Yield/
                                           Balance       Paid      Rate     Balance      Paid     Rate     Balance    Paid     Rate
                                         -----------   --------   ------  -----------  --------  ------  ----------- -------- ------
                                                                                           (Dollars in Thousands)
Interest-Earning Assets:
 Loans receivable(1).....................  $65,006      $2,448     9.04%    $60,167     $5,494    9.13%    $49,543    $4,441   8.96%
 Mortgage-backed securities..............    2,620          59     5.37       3,520        248    7.05       3,872       248   6.40
 Investment securities...................    1,866          50     6.46         830         39    4.70         879        57   6.48
 Interest-bearing deposits...............    2,790          43     3.74       3,116        134    4.30       1,994        81   4.06
                                           -------      ------              -------     ------             -------    ------
  Total interest-earning assets..........   72,282      $2,600     8.64      67,633     $5,915    8.75      56,288    $4,827   8.58
                                                        ======                          ======                        ======
Noninterest-earning asset................    4,602                            3,965                          3,523
                                           -------                          -------                        -------
  Total assets...........................  $76,884                          $71,598                        $59,811
                                           =======                          =======                        =======
Interest-Bearing Liabilities:
 Savings deposits........................  $ 5,796      $   72     2.99     $ 6,373     $  197    3.09     $ 4,938    $  156   3.16
 Demand and NOW deposits.................   11,825         114     2.31       8,578        251    2.93       6,447       207   3.21
 Certificate of deposits.................   43,486       1,028     5.67      44,017      2,505    5.69      40,363     2,271   5.63
 Borrowings..............................    1,973          42     5.12       2,195        124    5.65         367        21   5.72
                                           -------      ------              -------     ------             -------    ------
  Total interest-bearing liabilities.....   63,080       1,256     4.78      61,163      3,077    5.04      52,115     2,655   5.09
                                                        ------                          ------                        ------
 Noninterest-bearing liabilities               887                            2,863                          2,964
                                           -------                          -------                        -------
   Total liabilities.....................   63,967                           64,026                         55,079
 Retained earnings.......................   12,888                            7,541                          4,695
 Unrealized gains on securities ........        29                               31                             37
                                           -------                          -------                        -------
    Total Liabilities and Capital........  $76,884                          $71,598                        $59,811
                                           =======                          =======                        =======
Net interest income......................               $1,344                          $2,838                        $2,172
                                                        ======                          ======                        ======
Net interest spread......................                          3.86%                          3.71%                        3.49%
                                                                   ====                           ====                         ====
Net average earning assets...............  $ 9,202                          $ 6,470                        $ 4,173
                                           =======                          =======                        =======
Net yield on average earning  assets.....                          4.46%                          4.20%                        3.86%
                                                                   ====                           ====                         ====
Average interest-earning assets
  to average interest-bearing liabilities                 1.15x                           1.11x                         1.08x
                                                          ====                            ====                          ====

----------
(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

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

                                         For the Five Months Ended
                                                 March 31,                                  Year Ended October 31,
                                       -----------------------------   -------------------------------------------------------------
                                               1997 vs. 1998                   1996 vs. 1997                   1995 vs. 1996
                                       -----------------------------   -----------------------------   -----------------------------
                                           Increase                         Increase                      Increase
                                          (Decrease)                       (Decrease)                    (Decrease)
                                            Due to                           Due to                        Due to
                                       ----------------                ----------------                ----------------
                                                            Total                           Total                           Total
                                                           Increase                        Increase                        Increase
                                       Volume     Rate    (Decrease)   Volume     Rate    (Decrease)   Volume     Rate    (Decrease)
                                       ------    ------   ----------   ------    ------   ----------   ------    ------   ----------
                                                                              (In Thousands)
Interest-earning assets:
 Loans receivable ...................   $303      $ --       $303       $961       $85      $1,046      $932      $142      $1,074
 Mortgage-backed securities .........    (28)      (16)       (44)       (23)       25           2        48        (4)         44
 Investments securities .............     36        (1)        35         (3)      (16)        (19)      (26)        7         (19)
 Other ..............................      9        (8)         1         55         4          59       (11)      (10)        (27)
                                        ----      ----       ----      -----      ----      ------      ----      ----      ------
   Total interest-earning assets ....   $320      $(25)      $295       $990       $98      $1,088      $943      $129      $1,072
                                        ====      ====       ----      =====      ====      ------      ====      ====      ------

Interest-bearing liabilities:
 Savings deposits ...................      4        (5)        (1)        44        (3)         41        21         6          27
 Demand and NOW accounts ............     16        (2)        14         67       (18)         49        16         2          18
 Certificate accounts ...............    (21)       22          1        204        24         228       491       147         638
 Borrowings .........................    (18)       (5)       (23)       104        --         104         2        (1)          1
                                        ----      ----       ----      -----      ----      ------      ----      ----      ------
   Total interest-bearing liabilities   $(19)     $ 10       $ (9)      $419       $ 3       $ 422      $530      $154      $  684
                                        ====      ====       ----      =====      ====      ------      ====      ====      ------

Net interest income .................                        $304                           $  666                          $  388
                                                             ====                           ======                          ======

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

     Net Portfolio Value. The Company voluntarily measures its interest rate risk ("IRR") into its internal risk based capital calculation. The IRR component is a dollar amount that measures the terms of the sensitivity of the Company's net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. The Company measures the change to its NPV as a result of a hypothetical 200 basis point ("bp") change in market interest rates. Management reviews the IRR measurements on a quarterly basis. In addition to monitoring selected measures on NPV, management also monitors effects on net interest income resulting from increases or decreases in rates. This measure is used in conjunction with NPV measures to identify excessive interest rate risk. The following table presents the Company's NPV at March 31, 1998, as calculated by the Company.

                                             At March 31, 1998
                  ----------------------------------------------------------------
Change in Rate             Net Portfolio Value            NPV as % of PV of Assets
--------------    -----------------------------------     ------------------------
(Basis Points)    $ Amount      $ Change     % Change      NPV Ratio    BP Change
                  --------      --------     --------      ---------    ---------
                                         (Dollars in Thousands)
   +200 bp         $7,154        $(560)       $(7.26)         9.46%      (75) bp
    100             7,440         (273)        (3.54)         9.84       (37)
      0             7,714            0             0         10.21         0
   -100             7,966          252          3.27         10.54        33
   -200             8,185          470          6.10         10.83        62

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

     While the Company's Board of' Directors has not established any limits for changes in NPV, it is responsible for reviewing the Company's asset and liability policies and meets monthly to review interest rate risk and trends, as well as liquidity and capital ratios and requirements. The Company's management is responsible for administering the policies and determinations of the Board of Directors with respect to the Company's asset and liability goals and strategies.

Liquidity

     The Bank's primary sources of funds are deposits, repayments and prepayments of loans and interest income. Although maturity and scheduled amortization of loans are relatively predictable sources of funds, deposit flows and prepayments on loans are influenced significantly by general interest rates, economic conditions and competition.

     The primary investment activity of the Company is originating one- to-four family residential mortgages, commercial business and real estate loans, and consumer loans to be held to maturity. For the five months ended March 31, 1998 and the fiscal years ended October 31, 1997 and 1996, the Company originated loans for its portfolio in the amount of $14.3 million, $40.9 million and $36.7 million, respectively. For the five months ended March 31, 1998 and the fiscal years ended October 31, 1997 and 1996, these activities were funded from repayments of $12.9 million, $29.3 million and $23.9 million, respectively and sales and participations of $58,000, $2.1 million and $1.7 million, respectively.

     The Company's most liquid assets are cash and cash equivalents, which include short-term investments. At the five months ended March 31, 1998 and at October 31, 1997 and 1996, cash and cash equivalents were $6.5 million, $2.9 million and $1.3 million, respectively. In addition, the Company has used jumbo certificates of deposits as a source of funds. Jumbo certificates of deposits represented $9.7 million, $11.1 million and $10.7 million at the five months ended March 31, 1998 and at the years ended October 31, 1997 and 1996, respectively, or 18.1%, 18.0% and 18.9% of total deposits at the five months ended March 31, 1998 and the years ended October 31, 1997 and 1996 respectively. Management has monitored and reviewed its liquidity and maintains a $17.3 million line of credit with the FHLB which can be accessed immediately.

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

Impact of the Year 2000

     The Company has conducted a comprehensive review of its computer systems to identify applications that could be affected by the "Year 2000" issue, and has developed an implementation plan to address the issue. The Company's data processing is performed primarily in-house; however software and hardware utilized is under maintenance agreements with third party vendors, consequently the Company is very dependent on those vendors to conduct its business. The
Company has already contacted each vendor to request time tables for year 2000 compliance and expected costs, if any, to be passed along to the Company. To date, the Company has been informed that its primary service providers anticipate that all reprogramming efforts will be completed by December 31, 1999, allowing the Company adequate time for testing. Certain other vendors have not yet responded, however, the Company will pursue other options if it appears that these vendors will be unable to comply. Management does not expect these costs to have a significant impact on its financial position or results of operations however, there can be no assurance that the vendors systems will be 2000 compliant, consequently the Company could incur incremental costs to convert to another vendor. The Company has identified certain of its hardware and software equipment that will not be Year 2000 compliant and intends to purchase new equipment and software prior to March 31, 1999. These capital expenditures are expected to total approximately $250,000.

               FIRST ROBINSON FINANCIAL CORPORATION AND SUBSIDIARY
                             STOCKHOLDER INFORMATION

ANNUAL MEETING

The annual meeting of stockholders will be held at 10:00 a.m., July 29, 1998, at the Company's office located at 501 East Main Street, Robinson, Illinois.

STOCK LISTING

The Company's stock is traded on the over-the-counter market with quotations available through the OTC Electronic Bulletin Board under the symbol "FRFC."

PRICE RANGE OF COMMON STOCK

The following table sets forth the high and low bid prices of the Common Stock. These prices do not represent actual transactions and do not include retail mark-ups, mark-downs or commissions.

                                             High           Low      Dividends
                                             ----           ---      ---------

July 31, 1997......................         $16.50        $16.50       $---
October 31, 1997...................         $15.125       $15.125      $---
January 31, 1998...................         $15.75        $15.75       $---
March 31, 1998.....................         $17.625       $17.625      $---


The Company did not declare a dividend in fiscal 1998. Dividend payment decisions are made with consideration of a variety of factors including earnings, financial condition, market considerations and regulatory restrictions. Restrictions on dividend payments are described in Note H of the Notes to Financial Statements included in this report.

As of March 31, 1998, the Company had approximately 626 stockholders of record and 859,625 outstanding shares of common stock.

SHAREHOLDERS AND GENERAL INQUIRIES                 TRANSFER AGENT

     Rick L. Catt, President                       Register and Transfer Company
     First Robinson Financial Corporation          10 Commerce Drive
     501 East Main Street                          Cranford, New Jersey  07016
     Robinson, Illinois 62454                      (908) 272-8511
     (618) 544-8621

ANNUAL AND OTHER REPORTS

The Company is required to file an annual report on Form 10-KSB for its fiscal year ended March 31, 1998, with the Securities and Exchange Commission. Copies of the Form 10-KSB annual report and the Company's quarterly reports may be obtained without charge by contacting:

         Rick L. Catt, President
         First Robinson Financial Corporation
         501 East Main Street
         Robinson, Illinois 62454
         (618) 544-8621

                         LARSSON, WOODYARD & HENSON, LLP
                          CERTIFIED PUBLIC ACCOUNTANTS
          MEMBERS OF AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
                              ILLINOIS CPA SOCIETY

           702 E. COURT STREET o P. O. BOX 426 o PARIS, ILLINOIS 61944
                     TEL (217) 465-6494 o FAX (217) 465-6499



                          Independent Auditors' Report


To the Board of Directors
First Robinson Financial Corp.
 and Subsidiary
Robinson, Illinois

We have audited the accompanying consolidated statements of financial condition of First Robinson Financial Corp. and Subsidiary as of March 31, 1998, and October 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity, and cash flows for the five-month period ended March 31, 1998 and for the years ended October 31, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Robinson Financial Corp. and Subsidiary as of March 31, 1998, and October 31, 1997 and 1996, and the results of their operations and their cash flows for the five-month period ended March 31, 1998 and for the years ended October 31, 1997 and 1996 in conformity with generally accepted accounting principles.

The Company, during the current year, changed its annual closing date to March 31 from October 31. Information contained in these consolidated statements and notes to financial statements as of March 31, 1997 and for the five-month period ended March 31, 1997 has been provided for comparative purpose only. This financial information was not audited by us and, accordingly, we do not express an opinion on the information.


April 22, 1998

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                     ASSETS

                                                             March 31,     October 31,
                                                            ---------  -----------------
                                                              1998       1997     1996
                                                            -------    -------   ------
                                                                       1,000's
                                                            ---------------------------
Cash and cash equivalents:
   Cash                                                     $   609   $   268   $   385
   Interest bearing deposits                                  5,965     2,662       868
                                                            -------   -------   -------
     Total cash and cash equivalents                          6,574     2,930     1,253

Securities available for sale
  (amortized cost of $2,949,000, $940,000
  and $464,000 at March 31, 1998,
  October 31, 1997 and 1996, respectively)                    2,970       939       469
Securities held to maturity (estimated
  market value of $700,000, $723,000 and $245,000
  at March 31, 1998, October 31, 1997 and
  1996, respectively)                                           690       710       245
Mortgage-backed and related securities available for sale
  (amortized cost of $1,116,000, $2,819,000 and
  $3,625,000 at March 31, 1998,
  October 31, 1997 and 1996, respectively)                    1,149     2,864     3,664
Mortgage-backed and related securities held to maturity
  (estimated market value of $267,000, $285,000 and
  $344,000 at March 31, 1998, October 31, 1997 and 1996,
  respectively)                                                 265       287       347
Loans receivable, net                                        64,234    63,960    54,448
Foreclosed real estate                                          221       335       278
Premises and equipment                                        2,897     2,713     2,564
Accrued interest receivable                                     715       675       514
Prepaid income taxes                                             29         0        19
Other assets                                                    224       146        68
                                                            -------   -------   -------

     Total Assets                                           $79,968   $75,559   $63,869
                                                            =======   =======   =======

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                  March 31,        October 31,
                                                                 ---------   --------------------
                                                                   1998        1997        1996
                                                                 ---------   --------    --------
                                                                              1,000's
                                                                 --------------------------------
Deposits                                                         $ 62,630    $ 61,715    $ 56,691
Federal Home Loan Bank advances                                     2,000           0       1,500
Repurchase agreements                                               1,644          92           0
Advances from borrowers for taxes and insurance                        75          42          35
Accrued interest payable                                              348         362         353
Accrued income taxes                                                    0          91           0
Deferred income taxes                                                 157         241          91
Accrued expenses                                                      219         212         541
                                                                 --------    --------    --------

     Total Liabilities                                             67,073      62,755      59,211
                                                                 --------    --------    --------

Commitments and contingencies

Stockholders' Equity
   Common stock $.01 par value; authorized 2,000,000 shares
      859,625 shares issued and outstanding                      $      9    $      9    $      0
   Preferred stock, $.01 par value; authorized 500,000 shares, no shares issued and outstanding
   Paid-in capital                                                  8,232       8,178           0
   Retained earnings                                                5,223       5,278       4,631
   Unrealized gain on securities held available for sale               33          27          27
   Unearned employee stock ownership plan                            (602)       (688)          0
                                                                 --------    --------    --------
      Total Stockholders' Equity                                   12,895      12,804       4,658
                                                                 --------    --------    --------


      Total Liabilities and Stockholders' Equity                 $ 79,968    $ 75,559    $ 63,869
                                                                 ========    ========    ========

          See accompanying notes to consolidated financial statements.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME
          For the Five-Month Periods Ended March 31, 1998 and 1997 and
                  For the Years Ended October 31, 1997 and 1996

                                                                      For the Five-Month Period                  For the Years
                                                                            Ended March 31                     Ended October 31,
                                                                      -------------------------            -------------------------
                                                                        1998               1997              1997              1996
                                                                      -------            -------           -------           -------
                                                                                        Unaudited
                                                                                        ---------
                                                                                                   1,000's
                                                                      --------------------------------------------------------------
Interest income:
  Interest on loans                                                   $ 2,448            $ 2,145           $ 3,525           $ 2,789
  Interest on mortgage-backed securities                                   59                103             1,969             1,652
  Interest on securities and
    interest-bearing deposits                                              93                 57               421               386
                                                                      -------            -------           -------           -------
     Total interest income                                              2,600              2,305             5,915             4,827
                                                                      -------            -------           -------           -------

Interest expense:
  Interest on deposits                                                  1,214              1,205             2,953             2,634
   Interest on other
    borrowed funds                                                         42                 60               124                21
                                                                      -------            -------           -------           -------
     Total interest expense                                             1,256              1,265             3,077             2,655
                                                                      -------            -------           -------           -------

     Net interest income                                                1,344              1,040             2,838             2,172

Provision for loan losses                                                 557                 24               206               270
                                                                      -------            -------           -------           -------

    Net interest income after
      provision for loan losses                                           787              1,016             2,632             1,902
                                                                      -------            -------           -------           -------

Non-interest income                                                       157                158               516               392
                                                                      -------            -------           -------           -------

Non-interest expense                                                    1,033                814             2,075             2,120
                                                                      -------            -------           -------           -------

  Income (loss) before
      income taxes                                                        (89)               360             1,073               174

Provision for (benefit from)
 income tax                                                               (34)               140               426                51
                                                                      -------            -------           -------           -------

  Net income (loss)                                                   ($   55)           $   220           $   647           $   123
                                                                      =======            =======           =======           =======

Basic earnings per share                                              ($ 0.07)               N/A           $  0.26               N/A
                                                                      =======            =======           =======           =======

Diluted earnings per share                                            ($ 0.07)               N/A           $  0.26               N/A
                                                                      =======            =======           =======           =======

          See accompanying notes to consolidated financial statements.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
               For the Five-Month Periods Ended March 31, 1998 and
                    the Years Ended October 31, 1997 and 1996

                                                                                                          Unrealized
                                                                                             Unearned       Gain on
                                                                                             Employee      Securities
                                                                                               Stock        Available
                                                    Common       Paid-in      Retained       Ownership        For
                                                    Stock        Capital      Earnings         Plan           Sale           Total
                                                    -----        -------      --------       --------     ------------       -----
                                                                                      (1,000's)
                                                  ---------------------------------------------------------------------------------
Balance at October 31, 1995                       $      0      $      0      $  4,508       $      0       $     28       $  4,536

Net income                                               0             0           123              0              0            123

Change in unrealized gain on
  securities available for sale                          0             0             0              0             (1)            (1)
                                                  --------      --------      --------       --------       --------       --------

Balance at October 31, 1996                              0             0         4,631              0             27          4,658

Issuance of common shares                                9         8,178             0           (688)             0          7,499

Net income                                               0             0           647              0              0            647
                                                  --------      --------      --------       --------       --------       --------

Balance at October 31, 1997                              9         8,178         5,278           (688)            27         12,804

Net loss                                                 0             0           (55)             0              0            (55)

Change in unrealized gain
  on securities available for sale                       0             0             0              0              6              6

Amortization of ESOP shares                              0            54             0             86              0            140
                                                  --------      --------      --------       --------       --------       --------

Balance at March 31, 1998                         $      9      $  8,232      $  5,223       ($   602)      $     33       $ 12,895
                                                  ========      ========      ========       ========       ========       ========

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
          For the Five-Month Periods Ended March 31, 1998 and 1997 and
                  For the Years Ended October 31, 1997 and 1996




                                                                           For the Five-Month Periods             For the Years
                                                                                Ended March 31,                  Ended October 31,
                                                                           --------------------------      -------------------------
                                                                             1998             1997            1997            1996
                                                                           ---------       -----------     --------        --------
                                                                                            Unaudited
                                                                                            ---------
                                                                                                    1,000's
                                                                           --------------------------------------------------------
Cash flows from operating activities:
   Net income (loss)                                                       ($    55)       $    220        $    647        $    123
   Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities
     Provision for depreciation                                                  84              68             178             165
     Provision for loan losses                                                  557              24             206             270
  Net amortization and accretion on securities
       and mortgage-backed securities                                            23               3              11              19
     (Increase) decrease in accrued interest receivable                         (40)             20            (161)           (219)
     (Increase) decrease in prepaid income taxes                                (29)             19              19               0
     Increase in other assets                                                   (78)           (132)            (53)             (3)
     (Decrease) increase in accrued interest payable                            (14)            (57)              9             124
     (Decrease) increase in accrued income taxes                                (91)             92              91             (16)
     (Decrease) increase in deferred income taxes                               (84)              2             150            (131)
     Increase (decrease) in accrued expenses                                      7            (406)           (354)            272
     Gain on sale of loan                                                         0               0            (133)            (45)
     Gain on sale of premises and equipment                                       0               0               0              (8)
     Loss on sale of mortgage-backed
       securities available for sale                                              8               0               0               0
                                                                           --------        --------        --------        --------

       Net cash provided by operating activities                                288            (147)            610             551
                                                                           --------        --------        --------        --------

Cash flows from investing activities:
   Proceeds from sale of securities available for sale                            0               0             200               0
   Proceeds from maturities of
     securities available for sale                                              500               0               0               0
   Proceeds from sale of mortgage-backed
     securities available for sale                                              942               0               0               0
   Proceeds from maturities of
     securities held to maturity                                                 20              20              35             706
   Purchase of securities held to maturity                                        0               0            (500)              0
   Purchase of securities available for sale                                 (2,511)              0            (676)         (2,218)
   Repayment of principal on
    mortgage-backed securities                                                  752             461             855             954
   Increase in loans receivable                                              (1,831)         (6,574)        (11,055)        (11,563)
   Purchase of loans and participations                                           0               0            (617)              0
   Sale or participation of originated loans                                  1,000             973           2,087           1,744
   Decrease (increase) in foreclosed real estate                                114             (45)            (57)           (260)
   Purchase of premises and equipment                                          (268)            (77)           (327)           (246)
   Proceeds from sale of premises and equipment                                   0               0               0              22
                                                                           --------        --------        --------        --------

      Net cash used in investing activities                                  (1,282)         (5,242)        (10,055)        (10,861)
                                                                           --------        --------        --------        --------

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               For the Five-Month Periods Ended March 31, 1998 and
                  For the Years Ended October 31, 1997 and 1996

                                                                          For the Five-Month Periods            For the Years
                                                                                 Ended March 31,               Ended October 31,
                                                                          --------------------------       ------------------------
                                                                              1998            1997           1997             1996
                                                                          ----------        --------       --------        --------
                                                                                            Unaudited
                                                                                            ---------
                                                                                                     1,000's
                                                                            -------------------------------------------------------
Cash flows from financing activities:
   Net increase in deposits                                                 $    913        $  5,614       $  5,024        $  7,287
   Increase in repurchase agreements                                           1,552             414             92               0
   Advances from Federal Home Loan Bank                                        3,000           2,250              0           1,500
   Repayment of Federal Home
    Loan Bank advances                                                        (1,000)              0         (1,500)              0
   Increase in advances from
    borrowers for taxes and insurance                                             33              26              7               2
   Proceeds from issuance of common stock                                          0               0          8,187               0
   Purchase of employee stock
    ownership plan                                                                 0               0           (688)              0
   ESOP shares allocated                                                         140               0              0               0
                                                                            --------        --------       --------        --------

      Net cash provided by financing activities                                4,638           8,304         11,122           8,789
                                                                            --------        --------       --------        --------

Increase (decrease) in cash and cash equivalents                               3,644           2,915          1,677          (1,521)

Cash and cash equivalents at beginning of year                                 2,930           1,253          1,253           2,774
                                                                            --------        --------       --------        --------

Cash and cash equivalents at end of year                                    $  6,574        $  4,168       $  2,930        $  1,253
                                                                            ========        ========       ========        ========

Supplemental Disclosures:
 Additional Cash Flows
   Information:
    Cash paid for:
      Interest on deposits, advances
        and other borrowings                                                $  1,270        $  1,322       $  3,068        $  2,509
    Income taxes:
      Federal                                                                    135              22            147             176
      State                                                                       29               7             35              40

Schedule of Non-Cash
 Investing Activities:
  Change in unrealized gain
     on securities available for sale                                              9               5              0               2
  Change in deferred income taxes attributed to
    unrealized gain on securities available for sale                               3               2              0               1
   Foreclosed real estate                                                          0              45             57             260

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

     Description of the Business

          First Robinson Financial Corporation (the Company) was incorporated as a Delaware corporation in March of 1997 at the direction of the Board of Directors of First Robinson Savings and Loan, F.A., the predecessor of First Robinson Savings Bank, National Association (the Bank), to become the holding company for the Bank upon its conversion from a mutual federal savings and loan to a national stock bank (the Conversion). The Bank was originally chartered in 1883. The Conversion was completed in June of 1997 with the issuance of 859,625 shares of the Company's common stock at an initial public offering price of $10 per share. The total proceeds from the Conversion were $8,596,250, net of related conversion cost of $408,686, with net proceeds of $8,187,564. The Company used fifty percent of the net proceeds to acquire all of the outstanding common stock of the Bank. As of March 31, 1998, the Company has no significant assets other than the outstanding stock of the Bank, proceeds from the Conversion, and a note receivable from the ESOP Trust for the shares purchased for the Employee Stock Ownership Plan. The Company's principal business is overseeing and directing the business of the Bank and investing the assets of the Company. The Company has registered with the Board of Governors of the Federal Reserve System as a bank holding company.

          The Bank operates through four facilities serving Crawford County, Illinois and contiguous counties in southeastern Illinois. The principal business of the Bank consists of attracting deposits from the general public and using such deposits, together with other funds, to originate one to four family residential mortgage loans, consumer loans, commercial and agricultural business loans, commercial and agricultural mortgage loans, and to a lesser extent, multifamily and construction loans. The Bank's main office is located in Robinson with facilities in Oblong and Palestine. During the current period the Company changed the fiscal year end from October 31 to March 31.

     Basis of Financial Statement Presentation

          The  consolidated  financial  statements  include the  accounts of the
          Company and its wholly owned subsidiary First Robinson Savings Bank, National Association. All material intercompany transactions and accounts have been eliminated. Information at March 31, 1997 and for the five-month period then ended is unaudited. The unaudited information reflects all adjustments, which consist solely of normal recurring accruals, which are in the opinion of management, necessary to a fair presentation of the financial position at March 31, 1997 and the results of operations and of cash flows for the five-month period ended March 31, 1997.

          The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of consolidated financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

          Management believes the allowance for loan losses and real estate owned is adequate. Management uses available information to recognize losses on loans and foreclosed real estate. Future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

     Cash Equivalents

          For purposes of the consolidated statements of cash flows, cash equivalents consist of daily interest bearing demand deposits, federal funds sold, and interest bearing deposits and securities having original maturities of three months or less.

     Investments and Mortgage-Backed Securities

          Investment and mortgage-backed securities available for sale include securities that management intends to use as part of its overall asset/liability management strategy and that may be sold in response to changes in interest rates and resultant prepayment risk and other related factors. Securities available for sale are carried at fair value, and unrealized gains and losses (net of related tax effects) are excluded from earnings but are included in stockholders' equity. Upon realization, such gains and losses will be included in earnings using the specific identification method. Investment securities and mortgage-backed securities, other than those designated as available for sale or trading, are comprised of debt securities for which the Bank has positive intent and ability to hold to maturity and are carried at cost, adjusted for amortization of premiums and accretion of discounts using the level-yield method over the estimated lives of the securities.

          Trading account securities are adjusted to market value through earnings. There were no trading account securities during the periods presented in these financial statements.

          Management determines the appropriate classification of investment and mortgage-backed securities as either available for sale, held to maturity, or held for trading at the purchase date.

     Loans

          Loans are considered a held-to-maturity asset and, accordingly, are carried at historical cost. Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees and unearned discounts. Unearned discounts on installment loans are recognized as income over the term of the loans using the interest method. Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method when in excess of loan origination cost. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

          Loans are placed on nonaccrual when collection of principal or interest is considered doubtful (generally loans past due 90 days or more). Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on nonaccrual loans unless the likelihood of further loss is remote. Income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

          The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb probable losses in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Loans are charged off when management believes there has been permanent impairment of their carrying values.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

     Loans

          The Bank also provides a reserve for losses on specific loans which are deemed to be impaired. Groups of small balance homogeneous basis loans (generally residential real estate and consumer loans) are evaluated for impairment collectively. A loan is considered impaired when, based upon current information and events, it is probable that the Bank will be unable to collect on a timely basis, all principal and interest according to the contractual terms of the loan's original agreement. When a specific loan is determined to be impaired, the reserve for possible loan losses is increased through a charge to expense for the amount of the impairment. For all non-consumer loans, impairment is measured based on value of the underlying collateral. The value of the underlying collateral is determined by reducing the collateral's estimated current value by anticipated selling costs. The bank's impaired loans are the same as those non-consumer loans currently reported as nonaccrual. The Bank recognizes interest income on impaired loans only to the extent that cash payments are received.

     Real Estate Held for Investment and Foreclosed Real Estate

          Direct investments in real estate properties held for investment are carried at the lower of cost, including cost of improvements and amenities subsequent to acquisition, or net realizable value. Foreclosed real estate held for sale is carried at the lower of cost or estimated fair market value, net of estimated selling costs. Costs of holding foreclosed property are charged to expense in the current period, except for significant property improvements, which are capitalized to the extent that carrying value does not exceed estimated fair market value, net of estimated selling cost.

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

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

     Earnings Per Share

          Earnings per share information is computed based on the weighted average common shares outstanding during the periods. Unallocated shares held for the ESOP are not considered outstanding common shares outstanding for this calculation. ESOP allocated and shares released for allocation are considered to be outstanding from the beginning of the period. Weighted average common shares outstanding is the same for the calculation of basic and diluted earnings per share. The Company had 799,451 and 795,210 weighted average common shares outstanding at March 31, 1998 and October 31, 1997, respectively. Earnings per share information has not been presented for the period ending March 31, 1997 and for the year ended October 31, 1996, which was prior to the stock conversion on June 27, 1997. Earnings per share information for the year ended October 31, 1997 has been based on the net income from June 30, 1997 through October 31, 1997. The period since the stock conversion on June 27, 1997 through June 30, 1997 was considered insignificant for this calculation for the year ended October 31, 1997.

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

     Reclassifications

          Amounts presented in prior years consolidated financial statements have been reclassified to conform to the 1998 presentation.

     New Accounting Standards

          In June of 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. This statement requires classification of items of other comprehensive income by their nature in the financial statements and display of the accumulated balance of other comprehensive income separately from retained earnings and additional paid in capital in the equity section of the statement of financial position. This statement is effective for fiscal years beginning after December 31, 1997 and the Company will implement this for its year ended March 31, 1999.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

     New Accounting Standards

          In June of 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which establishes standards for reporting information about operating segments in annual financial statements and requires that those businesses report selective information about operating segments in interim financial reports to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement is effective for fiscal years beginning after December 31, 1997. This statement requires disclosure in information in the financial statements and the Company will implement this for their year ended March 31, 1999.

          In February of 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits". SFAS No. 132 standardizes the disclosure requirements for pensions and other postretirement benefits. This statement is effective for financial statements for periods beginning after December 15, 1997.
          The management of the Company plans to adopt the appropriate provisions of the statements at April 1, 1998, and does not currently believe that the future adoption of this statement will have a material effect on the Company's financial position or operating results.

Note 2. Securities

     Securities available for sale are summarized as follows:

                                                                                           March 31, 1998
                                                                        -----------------------------------------------------
                                                                                        Gross         Gross       Approximate
                                                                         Amortized    Unrealized    Unrealized      Market
                                                                           Cost         Gains         Losses         Value
                                                                         ---------    ----------    ----------    -----------
                                                                                             (1,000's)
                                                                         ----------------------------------------------------
          U. S. government and agency securities                          $2,509        $   23        $    2        $2,530
          FRB stock                                                          123             0             0           123
          FHLB stock                                                         317             0             0           317
                                                                          ------        ------        ------        ------

                                                                          $2,949        $   23        $    2        $2,970
                                                                          ======        ======        ======        ======

                                                                                            October 31, 1997
                                                                        -----------------------------------------------------
                                                                                        Gross         Gross       Approximate
                                                                         Amortized    Unrealized    Unrealized      Market
                                                                           Cost         Gains         Losses         Value
                                                                         ---------    ----------    ----------    -----------
                                                                                             (1,000's)
                                                                         ----------------------------------------------------
          U. S. government and agency securities                          $  500        $    0        $    1        $  499
          FRB stock                                                          123             0             0           123
          FHLB stock                                                         317             0             0           317
                                                                          ------        ------        ------        ------

                                                                          $  940        $    0        $    1        $  939
                                                                          ======        ======        ======        ======

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2.  Securities

                                                                                            October 31, 1996
                                                                        -----------------------------------------------------
                                                                                        Gross         Gross       Approximate
                                                                         Amortized    Unrealized    Unrealized      Market
                                                                           Cost         Gains         Losses         Value
                                                                         ---------    ----------    ----------    -----------
                                                                                             (1,000's)
                                                                         ----------------------------------------------------
          FHLB stock                                                      $  264        $    0        $    0        $  264
          FHLMC stock                                                        200             5             0           205
                                                                          ------        ------        ------        ------

                                                                          $  464        $    5        $    0        $  469
                                                                          ======        ======        ======        ======

The amortized cost and approximate market value of securities available for sale, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities from call options and prepayments.

                                                           March 31,                                 October 31,
                                                  -------------------------    ---------------------------------------------------
                                                           1998                          1997                      1996
                                                  -------------------------    --------------------------     --------------------
                                                        Approximate                    Approximate                Approximate
                                                  -------------------------    --------------------------     --------------------
                                                  Amortized       Market        Amortized        Market       Amortized    Market
                                                    Cost          Value           Cost           Value          Cost        Value
                                                  --------      -----------     ---------     -----------     ---------    ------
                                                                                        (1,000's)
                                                  --------------------------------------------------------------------------------
Due in one
  year or less                                     $  500         $  500         $    0         $    0         $    0      $    0
Due after one year
  through five years                                2,009          2,030            500            499              0           0
Due after five years
  through ten years                                     0              0              0              0              0           0
Due after ten years                                   440            440            440            440            464         469
                                                   ------         ------         ------         ------         ------      ------

                                                   $2,949         $2,970         $  940         $  939         $  464      $  469
                                                   ======         ======         ======         ======         ======      ======


Securities held to maturity are summarized as follows:

                                                                                     March 31, 1998
                                                               ------------------------------------------------------------
                                                                                 Gross            Gross        Approximate
                                                               Amortized       Unrealized       Unrealized        Market
                                                                  Cost           Gains           Losses           Value
                                                               ---------       ---------        ----------     ------------
                                                                                         (1,000's)
                                                               ------------------------------------------------------------
U.S. government and agency securities                            $500             $ 10             $  0             $510
State and municipal obligations                                   190                0                0              190
                                                                 ----             ----             ----             ----

                                                                 $690             $ 10             $  0             $700
                                                                 ====             ====             ====             ====

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Securities

                                                                                            October 31, 1997
                                                                        -----------------------------------------------------
                                                                                        Gross         Gross       Approximate
                                                                         Amortized    Unrealized    Unrealized      Market
                                                                           Cost         Gains         Losses         Value
                                                                         ---------    ----------    ----------    -----------
                                                                                             (1,000's)
                                                                         ----------------------------------------------------
          U.S. government and agency securities                           $  500        $   13        $    0        $  513
          State and municipal obligations                                    210             0             0           210
                                                                          ------        ------        ------        ------

                                                                          $  710        $   13        $    0        $  723
                                                                          ======        ======        ======        ======

                                                                                            October 31, 1996
                                                                        -----------------------------------------------------
                                                                                        Gross         Gross       Approximate
                                                                         Amortized    Unrealized    Unrealized      Market
                                                                           Cost         Gains         Losses         Value
                                                                         ---------    ----------    ----------    -----------
                                                                                             (1,000's)
                                                                         ----------------------------------------------------
          State and municipal obligations                                 $  245        $    0        $    0        $  245
                                                                          ======        ======        ======        ======


The amortized cost and approximate market value of securities held to maturity, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities from call and prepayment options.

                                                           March 31,                                 October 31,
                                                  -------------------------    ---------------------------------------------------
                                                           1998                          1997                      1996
                                                  -------------------------    --------------------------     --------------------
                                                        Approximate                    Approximate                Approximate
                                                  -------------------------    --------------------------     --------------------
                                                  Amortized       Market        Amortized        Market       Amortized    Market
                                                    Cost          Value           Cost           Value          Cost        Value
                                                  --------      -----------     ---------     -----------     ---------    ------
                                                                                        (1,000's)
                                                  --------------------------------------------------------------------------------
Due in one
  year or less                                      $ 35           $ 35           $ 35           $ 35           $ 35       $ 35
Due after one year
 through five years                                  655            665            635            648            190        190
Due after five years
 through ten years                                     0              0             40             40             20         20
Due after ten years                                    0              0              0              0              0          0
                                                    ----           ----           ----           ----           ----       ----

                                                    $690           $700           $710           $723           $245       $245
                                                    ====           ====           ====           ====           ====       ====

Securities with a carrying amount of $3,030,000, $500,000, and $0 at March 31, 1998, October 31, 1997 and 1996 were pledged to secure public deposits and for other purposes as required or permitted by law. The Company had one derivative security at October 31, 1996, which was an FHLMC Step Up with interest rate adjustments at certain dates. The FHLMC Step Up was called during 1997.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2.  Securities

     Proceeds from sales of securities, gross gains and gross losses from such sales were as follows:

                                                                              Five Months
                                                                             Ended March 31,         Year Ended October 31,
                                                                          ---------------------      ----------------------
                                                                           1998          1997         1997            1996
                                                                          -----         -------      ------          ------
                                                                                      Unaudited
                                                                                      ---------
                                                                                             (1,000's)
                                                                          -------------------------------------------------
          Proceeds from sales                                             $    0        $    0        $    0        $    0
                                                                          ======        ======        ======        ======

          Gross gains                                                     $    0        $    0        $    0        $    0
          Gross losses                                                         0             0             0             0
                                                                          ------        ------        ------        ------
                                                                          $    0        $    0        $    0        $    0
                                                                          ======        ======        ======        ======

     During 1997, FHLMC stock was redeemed for $200,000 at no gain or loss.

Note 3.  Mortgage-Backed and Related Securities

     Mortgage-backed and related securities available for sale are summarized as follows:

                                                                                            March 31, 1998
                                                                        -----------------------------------------------------
                                                                                        Gross         Gross       Approximate
                                                                         Amortized    Unrealized    Unrealized      Market
                                                                           Cost         Gains         Losses         Value
                                                                         ---------    ----------    ----------    -----------
                                                                                             (1,000's)
                                                                         ----------------------------------------------------
          GNMA certificates                                               $  137        $    5        $    0        $  142
          FNMA certificates                                                  854            26             0           880
          FHLMC certificates                                                 125             2             0           127
                                                                          ------        ------        ------        ------

                                                                          $1,116        $   33        $    0        $1,149
                                                                          ======        ======        ======        ======

                                                                                            October 31, 1997
                                                                        -----------------------------------------------------
                                                                                        Gross         Gross       Approximate
                                                                         Amortized    Unrealized    Unrealized      Market
                                                                           Cost         Gains         Losses         Value
                                                                         ---------    ----------    ----------    -----------
                                                                                             (1,000's)
                                                                         ----------------------------------------------------
          GNMA certificates                                               $  156        $    5        $    0        $  161
          FNMA certificates                                                2,104            36             2         2,138
          FHLMC certificates                                                 559             7             1           565
                                                                          ------        ------        ------        ------

                                                                          $2,819        $   48        $    3        $2,864
                                                                          ======        ======        ======        ======

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.  Mortgage-Backed and Related Securities

                                                                                            October 31, 1996
                                                                        -----------------------------------------------------
                                                                                        Gross         Gross       Approximate
                                                                         Amortized    Unrealized    Unrealized      Market
                                                                           Cost         Gains         Losses         Value
                                                                         ---------    ----------    ----------    -----------
                                                                                             (1,000's)
                                                                         ----------------------------------------------------
          GNMA certificates                                               $  204        $    5        $    0        $  209
          FNMA certificates                                                2,698            41             9         2,730
          FHLMC certificates                                                 723             7             5           725
                                                                          ------        ------        ------        ------

                                                                          $3,625        $   53        $   14        $3,664
                                                                          ======        ======        ======        ======

     Mortgage-backed and related securities held to maturity are summarized as follows:

                                                                                           March 31, 1998
                                                                        -----------------------------------------------------
                                                                                        Gross         Gross       Approximate
                                                                         Amortized    Unrealized    Unrealized      Market
                                                                           Cost         Gains         Losses         Value
                                                                         ---------    ----------    ----------    -----------
                                                                                             (1,000's)
                                                                         ----------------------------------------------------
          FHLMC certificates                                              $  265        $    2        $    0        $  267
                                                                          ======        ======        ======        ======

                                                                                          October 31, 1997
                                                                        -----------------------------------------------------
                                                                                        Gross         Gross       Approximate
                                                                         Amortized    Unrealized    Unrealized      Market
                                                                           Cost         Gains         Losses         Value
                                                                         ---------    ----------    ----------    -----------
                                                                                             (1,000's)
                                                                         ----------------------------------------------------
          FHLMC certificates                                              $  287        $    0        $    2        $  285
                                                                          ======        ======        ======        ======

                                                                                           October 31, 1996
                                                                        -----------------------------------------------------
                                                                                        Gross         Gross       Approximate
                                                                         Amortized    Unrealized    Unrealized      Market
                                                                           Cost         Gains         Losses         Value
                                                                         ---------    ----------    ----------    -----------
                                                                                             (1,000's)
                                                                         ----------------------------------------------------

          FHLMC certificates                                              $  347        $    0        $    3        $  344
                                                                          ======        ======        ======        ======

Mortgage-backed and related securities with a carrying amount of $1,414,000, $3,560,000, and $3,811,000 at March 31, 1998, October 31, 1997 and 1996,
respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

The weighted average interest rate on mortgage-backed and related securities is 7.37%, 7.29%, and 7.34% at March 31, 1998, October 31, 1997 and 1996,
respectively.

The Bank had gross realized gains of $8,000 and gross realized losses of $16,000 on $942,000 of sales proceeds on mortgage-backed and related securities for the five-month period ended March 31, 1998. There were no sales for the prior periods or years.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4.  Loans Receivable

     Loans receivable consisted of the following:

                                                                               March 31,                October 31,
                                                                               ---------          ---------------------------
                                                                                 1998               1997               1996
                                                                               -------            -------            -------
                                                                                                 (1,000's)
                                                                               ---------------------------------------------
        Real estate loans:
           One to four family residential                                      $30,393            $29,894            $27,784
           Multi-family residential                                                117                124                141
           Commercial                                                           13,466             12,420              9,594
           Construction                                                            598                578                 76
                                                                               -------            -------            -------
                                                                                44,574             43,016             37,595
        Other loans:
           Deposit accounts                                                        654                657                571
           Automobile                                                            8,536              9,480              8,764
           Commercial                                                            9,408              9,140              5,257
           Other loans                                                           2,440              2,392              2,717
                                                                               -------            -------            -------
             Total loans                                                        65,612             64,685             54,904
        Less:
           Loans in process                                                        713                243                  0
           Allowance for loan losses                                               665                482                413
           Unearned discounts                                                        0                  0                 43
                                                                               -------            -------            -------
             Net loans                                                         $64,234            $63,960            $54,448
                                                                               =======            =======            =======


     Changes in allowance for loan losses are as follows:

                                                                                March 31,                  October 31,
                                                                          ---------------------       ---------------------
                                                                           1998          1997          1997          1996
                                                                          ------        ------        ------        ------
                                                                                      Unaudited
                                                                                      ---------
                                                                                              (1,000's)
                                                                          -------------------------------------------------
          Balance                                                         $  482        $  413        $  413        $  255
            Provision for losses                                             557            24           206           270
            Loans charged off                                               (380)          (37)         (161)         (122)
            Recoveries                                                         6             4            24            10
                                                                          ------        ------        ------        ------
          Balance                                                         $  665        $  404        $  482        $  413
                                                                          ======        ======        ======        ======

     The weighted average interest rate on loans at March 31, 1998, October 31, 1997 and 1996 were 8.91%, 9.14% and 8.84%, respectively.

     Impaired loans totaled $161,000, $326,000 and $0 at March 31, 1998, October 31, 1997 and 1996, respectively. An allowance for losses was not deemed necessary for impaired loans totaling $10,000, $60,000 and $0 at March 31, 1998, October 31, 1997 and 1996, respectively. An allowance of $32,000, $85,000 and $0 was recorded for the remaining balance of impaired loans of $151,000, $266,000 and $0 at March 31, 1998, October 31, 1997 and 1996,
     respectively. Impaired loans averaged $203,000, $26,000 and $0 for 1998, 1997 and 1996, respectively. Interest income and cash receipts of interest totaled $0, $5,000 and $0 for the five-month period ended March 31, 1998, and for the years ended October 31, 1997 and 1996, respectively.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans Receivable

     Loans on which the accrual of interest was discontinued or reduced amounted to $161,000, $334,000 and $68,000 at March 31, 1998, October 31, 1997 and
     1996, respectively. Additional interest income of approximately $5,000, $7,000, and $2,000 would have been recorded had income on these loans been accounted for on the accrual basis.

     The Company sold participating interest in real estate and commercial loans of $0, $956,000, and $1,138,000 and whole loans of $1,000,000, $1,131,000, and $606,000 for the five-month period ended March 31, 1998 and for the respective years ending October 31, 1997, and 1996. The Company recognized gains on the loans sold of $0, $133,000, and $45,000 for the five-month period ended March 31, 1998 and for the respective years ended October 31, 1997 and 1996. The Company purchased participating interest and whole loans in the amount of $0, $617,000, and $0 for the five-month period ended March 31, 1998 and for the respective years ended October 31, 1997 and 1996.

Note 5. Accrued Interest Receivable

     Accrued interest receivable consisted of the following:

                                                                               March 31,                 October 31,
                                                                               ---------          ---------------------------
                                                                                 1998               1997               1996
                                                                               -------            -------            -------
                                                                                                 (1,000's)
                                                                               ---------------------------------------------
        Loans                                                                  $   661            $   634            $   478
        Securities                                                                  45                 19                  9
        Mortgage-backed and related securities                                       9                 22                 27
                                                                               -------            -------            -------

                                                                               $   715            $   675            $   514
                                                                               =======            =======            =======

Note 6. Premises and Equipment

     Premises and equipment consisted of the following:

                                                                               March 31,               October 31,
                                                                               ---------          ---------------------------
                                                                                 1998               1997               1996
                                                                               -------            -------            -------
                                                                                                 (1,000's)
                                                                               ---------------------------------------------
        Land                                                                   $   334            $   334            $   313
        Building                                                                 2,331              2,309              2,246
        Furniture and equipment                                                  1,631              1,384              1,143
                                                                               -------            -------            -------
                                                                                 4,296              4,027              3,702
        Accumulated depreciation                                                (1,399)            (1,314)            (1,138)
                                                                               -------            -------            -------

                                                                               $ 2,897            $ 2,713            $ 2,564
                                                                               =======            =======            =======


     Depreciation included in the consolidated statements of income amounted to $84,000, $68,000, $178,000, and $165,000 for the five-month periods ended
     March 31, 1998 and 1997, and for the years ended October 31, 1997 and 1996, respectively.

     Included in the buildings is $187,000 of capitalized interest from the 1985 building project. Amortization of capitalized interest, which is included in premises, occupancy and equipment expense, amounted to $2,000, $2,000, $4,000, and $4,000 for the five-month periods ended March 31, 1998 and 1997 and for the years ended October 31, 1997 and 1996, respectively.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.  Premises and Equipment

   The Company completed a drive up facility in Oblong at a cost of $277,000 during the year ended October 31, 1997.

Note 7.  Deposit Analysis

   Deposits and weighted average interest rates are summarized as follows:

                                                          March 31,                               October 31,
                                                  --------------------------    ----------------------------------------------------
                                                            1998                         1997                         1996
                                                  --------------------------    ---------------------         ----------------------
                                                                 Weighted                      Weighted                     Weighted
                                                                 Average                       Average                       Average
                                                                 Interest                      Interest                     Interest
                                                    Amount         Rate           Amount         Rate           Amount        Rate
                                                    ------         ----           ------         ----           ------        ----
                                                                                          (1,000's)
                                                   ---------------------------------------------------------------------------------
Non-interest bearing                               $ 3,217          .00%         $ 3,494          .00%         $ 2,265         .00%
NOW accounts                                        10,125         3.20            8,381         3.11%           6,717        3.12%
Passbook                                             6,508         3.02            5,882         3.10%           5,540        3.00%
Certificates                                        42,780         5.70           43,958         5.72%          42,169        5.65%
                                                   -------                       -------                       -------
    Total deposits                                 $62,630         4.72%         $61,715         4.79%         $56,691        4.87%
                                                   =======                       =======                       =======

  Certificates had the following remaining maturities:

                                                                                March 31, 1998
                                                 -----------------------------------------------------------------------------------
                                                 Less Than           One to            Two to              After
                                                 One Year          Two Years        Three Years         Three Years          Totals
                                                 --------          ---------        -----------         -----------          ------
                                                                                    (1,000's)
                                                 -----------------------------------------------------------------------------------
2.00 to 3.99%                                    $    69            $     0            $     0            $     0            $    69
4.00 to 5.99%                                     18,105              4,137                755                194             23,191
6.00 to 7.99%                                      8,347              6,473              3,298              1,402             19,520
                                                 -------            -------            -------            -------            -------

  Totals                                         $26,521            $10,610            $ 4,053            $ 1,596            $42,780
                                                 =======            =======            =======            =======            =======

                                                                               October 31, 1997
                                                 -----------------------------------------------------------------------------------
                                                 Less Than           One to            Two to              After
                                                 One Year          Two Years        Three Years         Three Years          Totals
                                                 --------          ---------        -----------         -----------          ------
                                                                                    (1,000's)
                                                 -----------------------------------------------------------------------------------
2.00 to 3.99%                                    $   122            $     0            $     0            $     0            $   122
4.00 to 5.99%                                     17,730              3,692                685                173             22,280
6.00 to 7.99%                                      7,797              7,907              3,969              1,883             21,556
                                                 -------            -------            -------            -------            -------

  Totals                                         $25,649            $11,599            $ 4,654            $ 2,056            $43,958
                                                 =======            =======            =======            =======            =======

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7.  Deposit Analysis

                                                                               October 31, 1996
                                                 -----------------------------------------------------------------------------------
                                                 Less Than           One to            Two to              After
                                                 One Year          Two Years        Three Years         Three Years          Totals
                                                 --------          ---------        -----------         -----------          ------
                                                                                    (1,000's)
                                                 -----------------------------------------------------------------------------------
3.00 to 3.99%                                    $   307            $     0            $     0            $     0            $   307
4.00 to 4.99%                                     18,311              3,907                375                100             22,693
5.00 to 5.99%                                     10,320              3,366              1,084              4,399             19,169
                                                 -------            -------            -------            -------            -------

  Totals                                         $28,938            $ 7,273            $ 1,459            $ 4,499            $42,169
                                                 =======            =======            =======            =======            =======

     Interest expense on deposits is summarized as follows:

                                                                                 March 31,                 October 31,
                                                                          --------------------        --------------------
                                                                           1998          1997          1997          1996
                                                                          ------        ------        ------        ------
                                                                                      Unaudited
                                                                                      ---------
                                                                                              (1,000's)
                                                                          -------------------------------------------------
          Passbook                                                        $   72        $   73        $  197        $  156
          NOW accounts                                                       114            99           251           207
          Certificates                                                     1,028         1,033         2,505         2,271
                                                                          ------        ------        ------        ------
                                                                          $1,214        $1,205        $2,953        $2,634
                                                                          ======        ======        ======        ======

     At March 31, 1998,  October 31, 1997 and 1996, the Company had $11,347,000,
     $11,104,000 and $10,737,000, respectively, of deposit accounts with balances of $100,000 or more. The Company did not have brokered deposits at March 31, 1998, October 31, 1997 or 1996. Deposits in excess of $100,000 are not federally insured. The Company has pledged mortgage-backed certificates and securities, when requested by depositors, for deposits of $100,000 or more.

Note 8.  Federal Home Loan Bank Advances

     The Company has entered into an FHLB advance agreement on March 19, 1991. The agreement covers the terms and collateral requirements. The advances are secured by pledged securities and a portion of the qualified mortgage loans of the Company. The Company had outstanding advances of $2,000,000, $0, and $1,500,000 at March 31, 1998 and October 31, 1997 and 1996,
     respectively. In addition, the Company had $9,000, $0 and $7,000 of accrued interest payable at March 31, 1998 and October 31, 1997 and 1996, respectively.

     Information concerning FHLB advances is summarized as follows:

                                                                                March 31,                 October 31,
                                                                          ---------------------       ---------------------
                                                                           1998          1997          1997          1996
                                                                          ------        ------        ------        ------
                                                                                      Unaudited
                                                                                      ---------
                                                                                              (1,000's)
                                                                          -------------------------------------------------
          Average balance                                                 $1,404        $2,570        $2,064        $  367
          Average interest rate                                             5.15%         5.59%         5.67%         5.72%
          Maximum month-end balance                                       $2,000        $3,750        $5,500        $1,500

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Repurchase Agreements

     The Company has entered into repurchase agreements with customers at various interest rates with an average maturity of less than three months. Securities are pledged to secure the repurchase agreements. Interest expense amounted to $12,000, $5,000, $7,000 and $0 for the five-month periods ended March 31, 1998 and 1997 and for the years ended October 31, 1997 and 1996, respectively.

     Information concerning repurchase agreements is summarized as follows:

                                                                                March 31,                  October 31,
                                                                          ---------------------       ---------------------
                                                                           1998          1997          1997          1996
                                                                          ------        ------        ------        ------
                                                                                      Unaudited
                                                                                      ---------
                                                                                              (1,000's)
                                                                          -------------------------------------------------
          Average balance                                                 $  569        $  232        $  131        $    0
          Average interest rate                                             5.13%         5.44%         5.27%         0.00%
          Maximum month-end balance                                       $1,553        $  414        $  414        $    0

Note 10. Regulatory Matters

     The Company is regulated by the Board of Governors of the Federal Reserve System ("FRB") and is subject to securities registration and public reporting regulations of the Securities and Exchange Commission. The Bank is regulated by the Office of the Comptroller of the Currency ("OCC").

     The Bank is subject to the capital requirements of the OCC. The OCC requires the Bank to maintain minimum ratios of Tier 1 capital to total risk-weighted assets and total capital to risk-weighted assets of 4% and 8%, respectively. Tier 1 capital consists of total shareholders' equity calculated in accordance with generally accepted accounting principles less intangible assets, and total capital is comprised of Tier 1 capital plus certain adjustments, the only one of which is applicable to the Bank is the allowance for possible loan losses. Risk-weighted assets refer to the on- and off-balance sheet exposures of the Bank adjusted for relative risk levels using formulas set forth in OCC regulations. The Bank is also subject to an OCC leverage capital requirement, which calls for a minimum ratio of Tier 1 capital (as defined above) to quarterly average total assets of 3% to 5%, depending on the institution's composite ratings as determined by its regulators.

     At March 31, 1998, October 31, 1997 and 1996, the Bank was in compliance with all of the aforementioned capital requirements as summarized below.


                                                                               March 31,                  October 31,
                                                                               ---------          ---------------------------
                                                                                 1998               1997                1996
                                                                               ---------          --------             ------
                                                                                                (1,000's)
                                                                               ----------------------------------------------
    Tier I Capital:
        Common stockholders' equity                                            $ 9,318            $ 9,377            $ 4,658
        Unrealized holding gain on securities
         available for sale                                                        (33)               (27)               (27)
                                                                               -------            -------            -------

           Total Tier I capital                                                $ 9,285            $ 9,350            $ 4,631
                                                                               =======            =======            =======

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Regulatory Matters

                                                                               March 31,                  October 31,
                                                                               ---------          ---------------------------
                                                                                1998               1997                 1996
                                                                               ---------          --------             ------
                                                                                                (1,000's)
                                                                               ----------------------------------------------
        Tier II Capital:
          Total Tier I capital                                                 $ 9,285            $ 9,350            $ 4,631
          Qualifying allowance for loan losses                                     665                482                412
                                                                               -------            -------            -------

             Total capital                                                     $ 9,950            $ 9,832            $ 5,043
                                                                               =======            =======            =======

        Risk-weighted assets                                                   $56,598            $54,647            $47,251
        Average assets                                                         $78,012            $71,709            $59,811

                                                                                                            To be Well Capitalized
                                                                                                                under the Prompt
                                                                                      For Capital               Corrective Action
                                                            Actual                 Adequacy Purposes                Provisions
                                                   ---------------------         --------------------       ------------------------
                                                    Amount         Ratio         Amount         Ratio          Amount          Ratio
                                                    ------         -----         ------         -----          ------          -----
As of March 31, 1998:
  Total Risk-Based Capital
    (to Risk-Weighted Assets)                      $ 9,950         17.58%        $ 4,528         $8.0%         $ 5,660        $10.0%
  Tier I Capital
    (to Risk-Weighted Assets)                        9,285         16.41%          2,264         $4.0%           3,396         $6.0%
  Tier I Capital
    (to Average Assets)                              9,285         11.90%          3,120         $4.0%           3,901         $5.0%

                                                                                                            To be Well Capitalized
                                                                                                                under the Prompt
                                                                                      For Capital               Corrective Action
                                                            Actual                 Adequacy Purposes                Provisions
                                                   ---------------------         --------------------       ------------------------
                                                    Amount         Ratio         Amount         Ratio          Amount          Ratio
                                                    ------         -----         ------         -----          ------          -----
As of October 31, 1997:
  Total Risk-Based Capital
    (to Risk-Weighted Assets)                      $ 9,832         17.99%        $ 4,372   >      8.0%         $ 5,464    >    10.0%
  Tier I Capital                                                                           -                              -
    (to Risk-Weighted Assets)                        9,350         17.10%          2,186   >      4.0%           3,278    >     6.0%
  Tier I Capital                                                                           -                              -
    (to Average Assets)                              9,350         13.04%          2,868   >      4.0%           3,585    >     5.0%
                                                                                           -                              -

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10.  Regulatory Matters

                                                                                                            To be Well Capitalized
                                                                                                                under the Prompt
                                                                                      For Capital               Corrective Action
                                                            Actual                 Adequacy Purposes                Provisions
                                                   ---------------------         --------------------       ------------------------
                                                    Amount         Ratio         Amount         Ratio          Amount          Ratio
                                                    ------         -----         ------         -----          ------          -----
As of October 31, 1996:
  Total Risk-Based Capital
    (to Risk-Weighted Assets)                      $ 5,043         10.67%        $ 3,780   >     $8.0%         $ 4,725    >    10.0%
  Tier I Capital                                                                           -                              -
    (to Risk-Weighted Assets)                        4,631         9.80%           2,890   >     $4.0%           3,396    >     6.0%
  Tier I Capital                                                                           -                              -
    (to Average Assets)                              4,631         7.74%           2,392   >     $4.0%           2,991    >     5.0%
                                                                                           -                              -

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

     Retained earnings at March 31, 1998 and October 31, 1997 and 1996 include approximately $1,257,000 for which federal income tax has not been provided. If the amounts that qualify as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, they will be subject to federal income tax at the then current corporate rate. The unrecorded deferred tax liability on the above amount is approximately $427,000.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11.  Non-Interest Income and Expense

    Non-interest income and expense is summarized as follows:

                                                                         For the Five-Month Periods         For the Years
                                                                              Ended March 31,              Ended October 31,
                                                                          -------------------------   ----------------------
                                                                           1998           1997         1997          1996
                                                                          ------        --------      -------       -------
                                                                                       Unaudited
                                                                                       ---------
                                                                                                     1,000's
                                                                            -------------------------------------------------------
          Non-interest income
           Charges and fees on loans                                      $   53        $   74        $  139        $  139
           Charges and fees on deposit accounts                              111            62           171           156
           Net loss on sale of assets                                        (56)            0             0            15
           Net loss on sale of mortgage-backed securities                     (8)            0             0             0
           Gain on sale of loans                                               0             0           133            45
           Internet fees                                                      44            10            43             0
           Other                                                              13            12            30            37
                                                                          ------        ------        ------        ------

                                                                          $  157        $  158        $  516        $  392
                                                                          ======        ======        ======        ======

          Non-interest expense
           Compensation and employee benefits                             $  515        $  441        $1,106        $1,017
           Occupancy and equipment                                           173           152           400           358
           Data processing expense                                            38            22            56            48
           Audit, legal and other professional services                       66            11            40            32
           Federal Deposit Insurance Premium                                  17            23            46           393
           Advertising                                                        28            24            69            47
           Telephone and postage                                              40            34            81            63
           Internet expenses                                                  38            27            68             0
           Other                                                             118            80           209           162
                                                                          ------        ------        ------        ------

                                                                          $1,033        $  814        $2,075        $2,120
                                                                          ======        ======        ======        ======

Note 12.  Income Tax

   The components of the provision for income taxes are summarized as follows:

                                                                                March 31,                  October 31,
                                                                          ---------------------       ---------------------
                                                                           1998          1997          1997          1996
                                                                          ------        ------        ------        ------
                                                                                      Unaudited
                                                                                      ---------
                                                                                              (1,000's)
                                                                          -------------------------------------------------
          Currently payable:
             Federal                                                      $   44        $  115        $  227        $  147
             State                                                            10            24            47            33
          Deferred:
             Federal                                                         (71)            1           125          (105)
             State                                                           (17)            0            27           (24)
                                                                          ------        ------        ------        ------

                                                                          ($  34)       $  140        $  426        $   51
                                                                          ======        ======        ======        ======

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 12.  Income Tax

   An analysis of tax expense for the three years setting forth the reasons for the variations from the federal statutory rate of 34% is as follows:

                                                                                March 31,                  October 31,
                                                                          ---------------------       ---------------------
                                                                           1998          1997          1997          1996
                                                                          ------        ------        ------        ------
                                                                                      Unaudited
                                                                                      ---------
                                                                                              (1,000's)
                                                                          -------------------------------------------------
          Computed tax at statutory rates                                 ($  19)       $  122        $  365        $   51
          Increase (decrease) in tax expense resulting from:
           State and local taxes based on income,
             net of federal income tax benefit                                (7)           23            67            15
           Municipal interest                                                 (3)           (2)           (5)           (6)
           Other                                                              (5)           (3)           (1)           (9)
                                                                          ------        ------        ------        ------

                                                                          ($  34)       $  140        $  426        $   51
                                                                          ======        ======        ======        ======

          Effective tax rate                                                38.2%         38.9%         40.0%         29.3%


     The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:

                                                                               March 31,                  October 31,
                                                                               ---------          ---------------------------
                                                                                 1998              1997                 1996
                                                                               ---------          --------             ------
                                                                                                (1,000's)
                                                                               ----------------------------------------------
        Deferred tax assets:
          Allowance for loan losses                                            $   227            $   147            $   119
          Directors' retirement                                                     43                 41                 36
                                                                               -------            -------            -------
                                                                                   270                188                155
                                                                               -------            -------            -------
        Deferred tax liabilities:
          Accrual basis adjustment                                                 232                233                 51
          Depreciation                                                             164                169                169
          FHLB stock                                                                10                 10                  9
          Allowance for unrealized gain on
           securities available for sale                                            21                 17                 17
                                                                               -------            -------            -------
                                                                                   427                429                246
                                                                               -------            -------            -------

        Net deferred tax liabilities                                           $   157            $   241            $    91
                                                                               =======            =======            =======

     No valuation allowance was required for deferred tax assets at March 31, 1998 or October 31, 1997 and 1996.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13.  Employee Benefit Plans

     The Company has established a 401(k) profit sharing plan which covers all employees with three months of service and minimum age of 21. This plan allows for individual employees to elect a portion of their salary to be deferred with a matching provision of the first four percent of salary deferral at a rate of twenty-five percent from the Company. The plan has a five year vesting schedule. Contributions to this plan by the Company amounted to $2,000, $2,000, $4,000 and $3,000 for the five-month periods ended March 31, 1998 and 1997 and for the years ended October 31, 1997 and 1996, respectively, which are included in compensation and employee benefits. Total pension cost including administration and other fees amounted to $2,000, $4,000, $7,000, and $12,000 for the five-month periods ended March 31, 1998 and 1997 and for the years ended October 31, 1997 and 1996, respectively, which are included in compensation and employee benefits.

     The Bank approved a directors' retirement plan during 1996. The plan provided for a one-time contribution of $2,000 per year of service for each director, future contributions of $2,000 per year for each director, and a discretionary annual contribution for each director using performance standards similar to those used under the existing 401(k) plan. Each director's account will include a rate of return equal to the highest interest rate paid on the Bank's one year or less certificate of deposits. Future annual contributions will be made for each director to the plan as of January 1 of each year starting with January 1, 1998. The Company's contribution, including prior service, for the five-month periods ended March 31, 1998 and 1997 and for the years ended October 31, 1997 and 1996 were $5,000, $3,000, $10,000 and $94,000. The plan expense is included in compensation and employee benefits.

Note 14.  Employee Stock Ownership Plan (ESOP)

     In June 1997 the Company  established an Employee Stock Ownership Plan (the
     ESOP) in connection with the stock conversion in which employees meeting age and service requirements are eligible to participate. A participant is 100% vested after five years of credit service. The ESOP borrowed $688,000 from the Company and purchased 68,770 shares of common stock of the Company at the date of the conversion. This debt carries an interest rate of 7.11% and requires annual principal and interest payments. The Company has committed to make annual contributions, on December 31, to the ESOP necessary to repay the loan including interest.

     As the debt is repaid, ESOP shares which were initially pledged as collateral for its debt, are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheets. As shares are determined to be ratably released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of stockholders' equity and dividends on unallocated ESOP shares are used to pay debt servicing costs. The trustees' of the plan may direct payments of cash dividends be paid to the participants or to be credited to participant accounts and invested. Compensation expense for the ESOP was $72,000 and $68,000 for the period ended March 31, 1998 and October 31, 1997, respectively. The ESOP shares were as follows:

                                                                              March 31, 1998       October 31, 1997
                                                                              --------------       ----------------
          Allocated shares                                                          6,877                      0
          Shares ratably released for allocation                                    1,719                  4,355
          Unallocated shares                                                       60,174                 64,415
                                                                               ----------             ----------
          Total ESOP shares                                                        68,770                 68,770
                                                                               ==========             ==========

          Fair value of unreleased shares                                      $1,060,567             $  974,277
                                                                               ==========             ==========

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Stock Benefit Plans

     The Company anticipates establishing a recognition and retention plan (RRP) and stock option plan (SOP) for the year ended March 31, 1999. The RRP assumes that up to 5% of the stock issued in the conversion would be purchased or shares would be newly issued for the benefit of certain directors and employees with a five year vesting period. If this plan is approved, additional expense will be incurred by the Company and the effects to the existing shareholders would be diluted. The SOP assumes up to 12% of the stock issued in the conversion would be granted to certain directors and employees with a five year vesting period and a ten year option period. If the shares in this plan are awarded, the interest of the existing shareholders would be diluted.

Note 16. Economic Dependency

     The Company is a nondiscriminatory lender in their market area as defined by their Community Reinvestment Act. The Company is a full service institution with facilities located in southeast central Illinois. The Company has no economic dependency other than the general market area.

Note 17. Commitments and Contingencies

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

     The Company had outstanding commitments to originate mortgage loans as follows:

                                                                               March 31,                  October 31,
                                                                               ---------          ---------------------------
                                                                                 1998              1997                 1996
                                                                               ---------          ------               ------
                                                                                                (1,000's)
                                                                               ----------------------------------------------
        Fixed rate                                                             $   129            $   180            $   538
                                                                               =======            =======            =======

        Variable rate                                                          $   813            $   594            $ 2,892
                                                                               =======            =======            =======

     Interest rates for fixed rate loan commitments at March 31, 1998, October 31, 1997 and 1996 were from 7.75% to 10.00%, 8.00% to 13.25%, and from
     5.00% to 10.00%, respectively. Interest rates for variable rate loan commitments at March 31, 1998, October 31, 1997 and 1996 were from 8.00% to 9.25%, 8.50% to 9.00% and from 8.00% to 9.75%, respectively. The Bank had unused lines of credit in the amount of $3,399,000, $3,889,000 and $2,118,000 at March 31, 1998, October 31, 1997 and 1996, respectively. The Bank had outstanding letters of credit in the amount of $270,000, $220,000 and $225,000 at March 31, 1998, October 31, 1997 and 1996, respectively.

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

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Commitments and Contingencies

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual notional amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance- sheet instruments.

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

Note 18. Related Parties

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

                                                                               March 31,                  October 31,
                                                                               ---------          ---------------------------
                                                                                 1998              1997                 1996
                                                                               ---------          --------             ------
                                                                                                (1,000's)
                                                                               ----------------------------------------------
        Balance                                                                $   223            $   210            $   222
        New loans                                                                  156                145                140
        Repayments                                                                (105)              (132)              (152)
                                                                               -------            -------            -------
        Balance                                                                $   274            $   223            $   210
                                                                               =======            =======            =======

Note 19. Carrying Amounts and Fair Value of Financial Instruments

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

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19. Carrying Amounts and Fair Value of Financial Instruments

     The fair value of demand deposit accounts, NOW accounts, savings accounts and money market deposits, and fixed- maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities at the reporting date. The fair value of FHLB advances and other borrowings is estimated using rates currently available for debt with similar terms and remaining maturities. For advance payments by borrowers for taxes and insurance and accrued interest payable the carrying value is a reasonable estimate of fair value. Commitments are generally made at prevailing interest rates at the time of funding and, therefore, there is no difference between the contract amount and fair value.

     The fair value estimates presented herein are based on pertinent information available to management as of March 31, 1998, October 31, 1997, and 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since the reporting date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

     The estimated fair value of the Company's financial instruments is as follows:

                                                        March 31,                                        October 31,
                                               --------------------------      -----------------------------------------------------
                                                          1998                         1997                          1996
                                               --------------------------      ----------------------       ------------------------
                                                Carrying         Fair          Carrying        Fair         Carrying         Fair
                                                 Amount          Value          Amount         Value         Amount          Value
                                               ---------        ------         --------        -----        --------        --------
                                                                                      (1,000's)
                                               -------------------------------------------------------------------------------------
ASSETS
  Cash and interest
   bearing deposits                              $ 6,574        $ 6,574        $ 2,930        $ 2,930        $ 1,253        $ 1,253
  Securities
   available for sale                              4,119          4,119          3,803          3,803          4,133          4,133
  Securities held to maturity                        955            967            997          1,008            592            589
  Loans receivable, net                           64,234         63,214         63,960         63,963         54,448         55,515
  Accrued interest receivable                        715            715            675            675            514            514

LIABILITIES
  Deposits                                        62,630         62,966         61,715         61,978         56,691         56,801
  FHLB advances                                    2,000          2,132              0              0          1,500          1,500
  Repurchase agreements                            1,644          1,644             92             92              0              0
  Advances from borrowers
   for taxes and insurance                            75             75             42             42             35             35
  Accrued interest payable                           348            348            362            362            353            353
  Commitments                                          0          4,341              0          4,663              0          5,548

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20. First Robinson Financial Corporation Condensed Financial Information

     The parent company's principal assets are its cash and investment in subsidiary bank. The following are the condensed statements of financial condition for the parent company only as of March 31, 1998 and October 31, 1997 and its condensed statements of operations and cash flows for the five-month period ended March 31, 1998 and the period from June 27, 1997 to October 31, 1997.



                   CONDENSED STATEMENT OF FINANCIAL CONDITION
                                 March 31, 1998

                                ASSETS                                                        March 31, 1998       October 31, 1997
                                                                                              --------------       ----------------
                                                                                                            (1,000's)
                                                                                              --------------------------------------
     Cash                                                                                          $ 3,547              $ 3,506
     Investment in First Robinson Savings Bank, N.A                                                  9,318                9,377
     Other assets                                                                                       46                    3
                                                                                                   -------              -------
         Total Assets                                                                              $12,911              $12,886
                                                                                                   =======              =======
       LIABILITIES AND STOCKHOLDERS' EQUITY
     Accounts payable                                                                              $     0              $    69
     Accrued income taxes                                                                                0                   12
     Deferred income taxes                                                                               1                    1
     Other accrued expenses                                                                             15                    0
     Stockholders' equity                                                                           12,895               12,804
                                                                                                   -------              -------
            Total Liabilities and Stockholders' Equity                                             $12,911              $12,886
                                                                                                   =======              =======

                          CONDENSED STATEMENT OF INCOME

                                                                                 For the Five-Month         For the Period from
                                                                                   Period Ended              June 27, 1997 to
                                                                                   March 31, 1998            October 31, 1997
                                                                                  ------------------         ------------------
                                                                                                   (1,000's)
                                                                                  ---------------------------------------------
     Income:
       Interest income                                                                   $ 65                       $ 47
                                                                                         ----                       ----
          Total income                                                                     65                         47
                                                                                         ----                       ----
     Expenses:
       Professional fees                                                                   36                          6
       Other                                                                               12                          7
                                                                                         ----                       ----
          Total expense                                                                    48                         13
                                                                                         ----                       ----

     Income before income taxes and equity
       in undistributed earnings of subsidiary                                             17                         34
     Provision for income taxes                                                             7                         13
                                                                                         ----                       ----
     Income before equity in undistributed
       earnings of subsidiary                                                              10                         21
                                                                                         ----                       ----
     Equity of Undistributed Earnings of Subsidiary:
       First Robinson Savings Bank, N.A                                                   (65)                       186
                                                                                         ----                       ----
          Net income (loss)                                                              ($55)                      $207
                                                                                         ====                       ====

               FIRST ROBINSON FINANCIAL CORPORATION AND SUBSIDIARY
                              CORPORATE INFORMATION

COMPANY AND BANK ADDRESS

501 East Main Street
Robinson, Illinois 62454

Telephone: (618) 544-6821
Fax:       (618) 544-7506

DIRECTORS OF THE BOARD

Scott F. Pulliam
         Public Accountant
         Robinson, Illinois

James D. Goodwine
         Funeral Director
         Robinson, Illinois

Clell T. Keller
         Retired Clerk of Crawford
         County, Illinois Circuit Court
         Robinson, Illinois
Rick L. Catt
         President and Chief Executive Officer
         First Robinson Financial Corporation
         Robinson, Illinois

William K. Thomas
         Attorney
         Robinson, Illinois

Donald K. Inboden
         Retired - Marathon Oil Company
         Robinson, Illinois

FIRST ROBINSON FINANCIAL CORPORATION AND SUBSIDIARY OFFICERS

Rick L. Catt
         President and Chief Executive Officer

Leslie Trotter, III
         Vice President

W. E. Holt
         Vice President and Senior Loan Officer

Jamie E. McReynolds
         Vice President, Chief Financial Officer and
         Secretary

William D. Sandiford
         Vice President


INDEPENDENT AUDITORS

Larsson, Woodyard & Henson, LLP
702 East Court Street
Paris, Illinois 61944


SPECIAL COUNSEL

Silver, Freedman & Taff, L.L.P.
1100 New York Avenue, N.W.
Washington, D.C.  20005