Form 10KSB, Exhibit 13
period 1999-03-31
FIRST ROBINSON FINANCIAL CORP
filed 1999-06-29
CIK 1035991

------------------------------------------------------------------------------


                               1999 ANNUAL REPORT

------------------------------------------------------------------------------

















                      FIRST ROBINSON FINANCIAL CORPORATION

------------------------------------------------------------------------------


                                TABLE OF CONTENTS

------------------------------------------------------------------------------






                                                                      Page No.
                                                                      --------

      President's Message...............................................  1
      Selected Consolidated Financial Information.......................  2
      Management's Discussion and Analysis of Financial
        Condition and Results of Operations.............................  4
      Financial Statements.............................................. 15
      Stockholder Information........................................... 47
      Corporate Information............................................. 48

                [FIRST ROBINSON FINANCIAL CORPORATION LETTERHEAD]




Dear Stockholder,

     The board of directors and management are pleased to present to you the Annual Report of First Robinson Financial Corporation for the twelve-month fiscal year ended March 31, 1999.

     The past twelve months have been eventful as the Company prepares to successfully go forward into the next century. New products and services have been introduced to help us better serve our customers. As the new century approaches, we also recognize the concerns of the public, therefore management and the board of directors have developed and implemented a comprehensive plan to ensure that our Company is ready for the year 2000.

     The continued commitment and performance of our employees, management and board of directors in addition to the invaluable support of our customers have permitted First Robinson to continue our growth. We are indeed appreciative of this support.

     The board of directors and management are committed to increasing the value of our Company. The board approved a stock repurchase plan, effective April 1, 1999, that allows management, at their discretion, to purchase up to 5.0% of the outstanding shares of First Robinson until October 1, 1999. The Company has been, and intends to be, a community-oriented financial institution serving the residents and businesses of Crawford County and surrounding counties. Our share of the market continues to increase, we believe in large part because of our "local flavor," your continued support and a strong commitment to high quality customer service by all of our staff.

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

                                          Sincerely,


                                          /s/ Rick L. Catt
                                          Rick L. Catt
                                          President and Chief Executive Officer

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth selected consolidated financial data of First Robinson Financial Corporation (the "Company") at and for the periods indicated. In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation have been included. The consolidated financial data is derived in part from, and should be read in conjunction with, the Financial Statements and Notes thereto presented elsewhere in this Annual Report.


                                  March 31,          October 31,
                              ----------------  -----------------------
                                1999     1998    1997    1996    1995
                              ------- --------  ------- ------- -------
                                       (Dollars in thousands)
Selected Financial Condition
Data:
Total assets..................  $83,797 $79,968 $75,559 $63,869 $54,708
Loans receivable, net.........   62,593  64,234  63,960  54,448  44,854
Mortgage-backed securities....    8,131   1,414   3,151   4,011   2,973
Interest bearing deposits.....    4,268   5,965   2,662     868   2,472
Investment securities.........    3,978   3,660   1,649     714   1,213
Deposits......................   67,325  62,630  61,715  56,691  49,404
Total borrowings..............    4,206   3,644      92   1,500     ---
Stockholders' equity..........   11,562  12,895  12,804   4,658   4,536



                                 Year Ended March 31,    Year Ended October 31,
                                ---------------------  --------------------------
                                   1999      1998         1997     1996     1995
                                ---------  ----------  ---------  -------  ------
                                           (Dollars in thousands)

Selected Operations Data:
Total interest income...........   $6,545   $6,262    $  5,915  $ 4,827  $ 3,755
Total interest expense..........   (3,260)  (3,068)     (3,077)  (2,655)  (1,971)
                                   ------   ------    --------  -------  -------
   Net interest income..........    3,285    3,194       2,838    2,172    1,784
Provision for loan losses.......     (435)    (739)       (206)    (270)      (9)
                                   ------   ------    --------  -------  -------
Net interest income after
provision for loan losses.......    2,850    2,455       2,632    1,902    1,775
                                   ------   ------    --------  -------  -------
Fees and service charges........      269      224         320      295      241
Gain (loss) on sales of loans,
securities and fixed assets.....      (31)      69         133       60        1
Other non-interest income.......      130      135          63       37       29
                                   ------   ------    --------  -------  -------
Total non-interest income.......      368      428         516      392      271
                                   ------   ------    --------  -------  -------
Total non-interest expense......   (2,888)  (2,262)     (2,075)  (2,120)  (1,414)
                                   ------   ------    --------  -------  -------
Income (loss) before taxes and
extraordinary item..............      330      621       1,073      174      632
Income tax provision............      120      248        (426)     (51)    (233)
Extraordinary item..............      ---      ---         ---      ---      ---
                                   ------   ------    --------  -------  -------
Net income......................   $  210   $  373    $    647  $   123  $   399
                                   ======   ======    ========  =======  =======






                                        Year Ended March 31,     Year Ended October 31,
                                      -----------------------    -----------------------
                                          1999       1998         1997    1996     1995
                                       ----------  ---------      -----  ------   ------
Selected Financial Ratios and Other
Data:
Performance Ratios:
  Return on assets (ratio of net
   income to average
    total assets)...................         .25%     .50%       .90%     .21%      .82%
  Return on stockholders equity
   (ratio of net
   income to average equity).......         1.76     2.89       8.54     2.60      9.68
  Interest rate spread information:
   Average during period............        3.49     3.75       3.71     3.49      3.52
   End of period....................        3.51     3.46       3.64     3.76      3.51
  Net interest margin(1)............        4.20     4.50       4.20     3.86      3.90
  Ratio of operating expense to
   average total assets.............        3.48     3.01       2.90     3.54      2.91
  Ratio of average interest-earning
   assets to average
   interest-bearing liabilities....       117.14   117.45     110.58   108.01    108.83

Quality Ratios:
 Non-performing assets to total
  assets at end
  of period........................          .18      .55        .96      .61       .07
 Allowance for loan losses to
  non-performing loans..............      428.38   413.04     144.31   430.21  2,125.00
 Allowance for loan losses to loans
  receivable, net...................        1.01     1.04        .75      .76       .57

Capital Ratios:
 Stockholders equity to total
  assets at end of period...........       13.80    16.13      16.95     7.29      8.29
 Average stockholders equity
  average assets....................       14.34    17.14      10.57     7.91      8.49

Other Data:
 Number of full-service offices.....           3        3          3        3         3
 Number of full-time employees......          39       36         36       34        30
 Number of deposit accounts.........      10,036    9,196      8,775    7,279     5,885
 Number of loan accounts............       2,973    3,736      3,838    3,625     2,897


----------------
(1) Net interest income divided by average interest-earning assets.

                 MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

     When used in this filing and in future filings by First Robinson Financial Corporation with the Securities and Exchange Commission, in the Company's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties, including but not limited to changes in economic conditions in our market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in our market area and competition,  all or  some  of  which  could  cause  actual  results  to  differ materially from historical earnings and those presently anticipated or projected. All references to the Company prior to March 1997, except where otherwise indicated, are to the Bank. References in this Annual Report to "we", "us", and 'our" refer to the Company and/or the Bank, as the context requires.

     We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advises readers that various factors, including regional and national economic conditions, substantial changes in levels of market interest rates, credit and other risks of lending and investment activities and competitive and regulatory factors, could affect our financial performance and could cause our actual results for future periods to differ materially from those anticipated or projected.

     We do not undertake, and specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

General

     Our principal business through our operating subsidiary, First Robinson Savings Bank, National Association (the "Bank"), consists of accepting deposits from the general public and investing these funds primarily in loans, mortgage-backed securities and other securities. The Bank's loans consist primarily of loans secured by residential real estate located in its market area, consumer loans and commercial loans.

     Our net income is dependent primarily on our net interest income, which is the difference between interest earned on interest-earning assets and the interest paid on interest-bearing liabilities. Net interest income is a function of our "interest rate spread," which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. To a lesser extent, our net income also is affected by the level of general and administrative expenses and the level of other income, which primarily consists of service charges and other fees.

     Our operations are significantly affected by prevailing economic conditions, competition and the monetary, fiscal and regulatory policies of government agencies. Lending activities are influenced by demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities and the levels of personal income and savings in our market area.

     Historically, our mission has been to originate loans on a profitable basis to the communities we serve. In seeking to accomplish our mission, the Board of

Directors and management have adopted a business strategy designed (i) to maintain capital level in excess of regulatory requirements; (ii) to maintain asset quality; (iii) to maintain, and if possible, increase earnings; and (iv) to manage exposure to changes in interest rates.

Business Strategy

     We continue to be a community-oriented, locally-owned financial institution offering financial services to residents and businesses of Crawford County, Illinois, our primary market area. The Board of Directors and management are strategically planning our future. New products and services are continually discussed and reviewed for their effect on profitability and customer service. This past year, the Bank began a fixed rate mortgage program through the Federal Home Loan Bank of Chicago. The Bank also revised its checking and savings products to take advantage of account changes made by some of our competitors. In addition, the Bank expanded its Internet provider to provide service to all of Crawford County, which has grown to over 1,000 subscribers. Although the Bank delayed the installation of a new ATM location in Robinson this past year, we are still considering this idea. The Bank also intends to employ an investment brokerage service in response to customer interest by the end of June 1999 and to investigate the formation of a trust department. We intend to maintain a strong presence and to take advantage of the Bank's position as the only independent community bank in Robinson, Palestine and Oblong, Illinois.

Financial Condition

Comparison at March 31, 1999 compared to March 31, 1998

     The Company's total assets increased by $3.8 million or 4.8% to $83.8 million at March 31, 1999 from $80.0 million at March 31, 1998. This increase in total assets is primarily the result of a $7.0 million increase in mortgage backed securities and investment securities offset by a decrease of $1.3 million in cash and cash equivalents, a $1.6 million decrease in loans receivable, net, a decrease of $221,000 in foreclosed real estate and a $45,000 decrease in other assets.

     Loans receivable, net, decreased $1.6 million or 2.6% to $62.6 million at March 31, 1999 from $64.2 million at March 31, 1998. This decrease was primarily due to implementation of tighter underwriting standards, which resulted in the Bank originating less consumer loans. As do many prominent economists, we believe that tighter underwriting of consumer lending is necessary to help minimize the effect of the increase of bankruptcies nationwide. Thus, with the implementation of new consumer loan underwriting policies, automobile loans decreased by $3.0 million or 35.2% for the year ended March 31, 1999 as compared to the year ended March 31, 1998.

     Held to maturity investment securities decreased from $690,000 at March 31, 1998 to $190,000 at March 31, 1999. This $500,000, or 72.5% decrease resulted from a one time reclassification of a government security to available for sale.

     Mortgage backed securities held to maturity decreased from $265,000 as of March 31, 1998 to $0 for March 31, 1999. This decrease was the result of a one time reclassification of a $239,000 mortgage backed security held to maturity to available for sale and $26,000 in mortgage backed payments.

     Mortgage backed securities available for sale increased by $7.0 million or 631.6% from $1.1 million at March 31, 1998 to $8.1 million at March 31, 1999. The increase is due to the purchase of $8.5 million in mortgage backed securities and the one-time reclassification of a $239,000 mortgage backed security held to maturity to available for sale, offset by payments of $1.7 million. In an effort to maintain a lower loan to deposit ratio, excess funds were reinvested in mortgage backed securities. The Bank chose mortgage backed securities instead of investment securities or interest bearing cash deposits because mortgage backed securities have a higher yield.

     Investment securities available for sale increased to $3.8 million at March 31, 1999 from $2.9 million at March 31, 1998. The $828,000 or 28.1% increase came from the one time reclassification of a $500,000 government security, the purchase of $1.3 million in municipals held available for sale, the purchase of $35,000 in Federal Home Loan Bank ("FHLB") stock and the purchase of a $500,000 government security, offset by the maturity of $1.5 million in government securities.

     Liabilities increased approximately $5.2 million or 7.7% to $72.2 million at March 31, 1999 from $67.1 million at March 31, 1998. This increase in liabilities was primarily the result of a $4.7 million, or 7.5% increase in deposits to $67.3 million at March 31, 1999 from $62.6 million at March 31, 1998 and an increase of $562,000 or 34.2% in repurchase agreements from $1.6 million at March 31, 1998 to $2.2 million at March 31, 1999. Deposits and repurchase agreements have increased due to the Bank's focus on providing competitive pricing and service in its market area.

     Stockholders' equity decreased to $11.6 million at March 31, 1999 from $12.9 million at March 31, 1998. The $1.3 million or 10.3% decrease in stockholders' equity is primarily due to the payment of $258,000 in dividends, the purchase of Company common stock held in treasury at a cost of $747,000, the purchase of $622,000 in Company common stock for the Recognition and Retention Plan (the "RRP"), offset by the valuation of $131,000 of the Employee Stock Ownership Plan (the "ESOP") shares that were allocated to participants as of December 31, 1998 and those shares ratably released for allocation for the period ending March 31, 1999, and a decrease in net income of $163,000 for the fiscal year ended March 31, 1999 as compared to the same period for the prior year.

Operating Results

Comparison of Operating Results for the Years Ended March 31, 1999 and 1998

Performance Summary

     The Company reported a net income of $210,000 for the year ended March 31, 1999, as compared to a net income of $373,000 for the year ended March 31, 1998. The $163,000, or 43.7%, decrease in net income during the year ended March 31, 1999 as compared to the same period in the prior year, was primarily attributable to an increase of $626,000, or 27.7%, in non-interest expense and a decrease of $60,000, or 14.0%, in non-interest income, partially offset by an increase of $91,000, or 2.8%, in net interest income. In addition, there was a decrease of $304,000, or 41.1% in provision for loan losses and a decrease of $128,000, or 51.6%, in provision for income tax. For the years ended March 31, 1999 and 1998, the returns on average assets were 0.25% and 0.50% respectively, while the returns on average equity were 1.76% and 2.89%, respectively.

Net Interest Income

     Net interest income is our largest component of income and represents the difference between interest and fees earned on loans and investments and the interest paid on interest bearing liabilities. For the year ended March 31, 1999, net interest income increased by $91,000, or 2.8% to $3.3 million compared to the year ended March 31, 1998. This reflects an increase of $283,000, or 4.5%, in interest income, offset by an increase of $192,000, or 6.3%, in interest expense. The increase in interest income was the result of a $187,000, or 97.4%, increase in interest on mortgage-backed securities and a $174,000, or 80.2%, increase in interest on securities and interest-bearing deposits, offset by a decrease of $78,000, or 1.3%, in interest on loans. The increase in interest expense was the result of a $66,000, or 2.2%, increase in interest on deposits and a $126,000, or 126.0%, increase in interest on other borrowed funds. The amount of net interest income is affected by changes in the volume and mix of earning assets and interest bearing deposits and liabilities, and the interest rates on those assets and liabilities. An analysis of how changes in volumes and rates have affected net interest income for the years ended March 31, 1999 and 1998 is presented on page 10 of this Annual Report.

     For the year ended March 31, 1999, the average yield on interest-earning assets was 8.38% as compared to 8.82% for the year ended March 31, 1998. The average cost of interest-bearing liabilities was 4.89% for the year ended March 31, 1999, a decrease from 5.07% for the year ended March 31, 1998. The average balance of interest-earning assets increased by $ 7.1 million, or 10.0%, to $78.1 million for the year ended March 31, 1999, as compared to $71.0 million for the year ended March 31, 1998. The average balance of interest-bearing liabilities increased by $ 6.2 million or 10.3%, to $66.7 million for the year ended March 31, 1999 from $60.5 million for the year ended March 31, 1998. A detailed analysis of net interest income with average balances and related interest rates comparing the years ended March 31, 1999 and 1998 appears on page 9 of this Annual Report.

     The average interest rate spread was 3.49% for the year ended March 31, 1999 compared to 3.75% for the year ended March 31, 1998. The average net interest margin was 4.20% for the year ended March 31, 1999 compared to 4.50% for the year ended March 31, 1998.

Non-Interest Income

     For the year ended March 31, 1999, non-interest income decreased $60,000, or 14.0% as compared to the year ended March 31, 1998. This decrease was primarily from no gains or losses on sales of loans and mortgage backed securities for the year ended March 31,1999 when compared to $125,000 on sales of loans and mortgage backed securities for the year ended March 31,1998. We also had a decrease of $48,000, or 43.2%, in charges and fees on loans for the year ended March 31, 1999 as compared to the year ended March 31,1998. The decrease in non-interest income was offset by increases in charges and fees on deposit accounts of $45,000, or 20.1%, a decrease in net loss on sale of assets of $25,000, or 44.6%, and an increase in Internet fees, net, of $36,000, a service we began providing in December 1996. For the year ended March 31, 1998, the Internet service was still operating at a loss due to start-up costs and limited number of users. Since that time, however, the Internet service has grown to over 1,000 customers and operated at a profit of $35,000 for the year ended March 31, 1999 as compared to the same period in the prior year.

Non-Interest Expense

     Non-interest expense increased by $626,000, or 27.7%, for the year ended March 31, 1999, as compared to the year ended March 31, 1998. Compensation and employee benefits increased $502,000, or 43.3%, for the year ended March 31, 1999 as compared to the year ended March 31, 1998. This increase is attributable primarily to the costs of funding the RRP, the ESOP and the hiring of additional staff to provide better customer service.

     Occupancy and equipment expense increased $68,000, or 18.0%, for the year ended March 31, 1999 as compared to the year ended March 31, 1998. This increase is the result of an increase in depreciation expense of furniture and fixtures and an increase in building expense. Data processing expense increased $15,000, or 20.8%, for the year ended March 31, 1999 as compared to the year ended March 31, 1998. Direct expenses of $9,000 for the Year 2000 issue was the primary reason for the increase in data processing expenses.

     Audit, legal and other professional services increased $38,000, or 40.9%, for the year ended March 31, 1999 as compared to the year ended March 31, 1998. This increase is mainly attributable to the increased costs of being a publicly traded company and fees related to obtaining approval of the employee benefit plans. Federal Deposit Insurance premiums increased by $15,000, or 37.5%, for the year ended March 31, 1999 as compared to the year ended March 31, 1998.

     Miscellaneous operating expenses increased by $27,000 for the year ended March 31, 1999 as compared to the year ended March 31, 1998. Advertising expense decreased $5,000, or 6.8% for the fiscal year ended March 31, 1999 as compared to the same period ended March 31, 1998. This decrease was the result of reducing advertising costs in an adjouning county. Other real estate owned expense decreased $36,000 for the year ended March 31, 1999 as compared to the year ended March 31, 1998. This decrease was a result of the Bank having less other real estate owned during the March 31, 1999 fiscal year.

Provision for Loan Losses

     During the year ended March 31, 1999, the Bank recorded provision for loan losses of $435,000 as compared to $739,000 for the same period of the prior year, a decrease of $304,000, or 41.1%. The Bank recorded such provisions to adjust for the allowance for loan losses to a level deemed appropriate based on the assessment of the volume and lending presently being conducted by the Bank, industry standards, past due loans, economic conditions in our market area generally and other factors related to the collectability of the Bank's loan portfolio. The Bank's non-performing assets as a percentage of total assets was
 .18% at March 31, 1999 as compared to .55% at March 31, 1998.

     Management will continue to monitor the allowance for loan losses and make additions to the allowance through the provision for loan losses as economic conditions and other factors dictate. Although the Bank maintains its allowance for loan losses at a level which it considers to be adequate to provide for loan losses, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in the future.

Provision for Income Taxes

     The Company recorded a provision for income taxes of $120,000 for the year ended March 31, 1999 as compared to a provision for income taxes of $248,000 for the year ended March 31, 1998, a decrease of $128,000 or 51.6%. The effective tax rate during the year ended March 31, 1999 was 36.4% (federal and state) as compared to 39.9% during the same period in the prior year.

Average Balances/Interest Rates and Yields

     The following table presents for the years indicated the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.


                                                    Year Ended March 31,
                       ------------------------------------------------------------------------------
                                     1999                                      1998
                       -----------------------------------  -------------------------------------------

                        Average     Interest                      Average       Interest
                       Outstanding  Earned/    Yield/            Outstanding    Earned/     Yield/
                        Balance     Paid       Rate                Balance       Paid       Rate
                       ----------- ---------  ------------  -----------------  ----------  ------------
Interest-earning
assets:
 Loans receivable(1)...   $63,777  $5,775        9.05            $63,464         $5,853      9.22%
 Mortgage-backed
  securities...........     6,210     379        6.10              3,014            192      6.38
 Investment securities.     4,162     243        5.83              1,308             75      5.70
 Interest-bearing
  deposits.............     3,998     148        3.70              3,228            142      4.40
                          -------  ------                        -------         ------
Total interest-earning
  assets...............    78,147  $6,545        8.38            $71,014         $6,262      8.82
                                   ======                                        ======
Noninterest-earning
  asset................     4,932                                  4,159
                          -------                                -------
  Total assets.........   $83,079                                $75,173
                          =======                                =======
Interest-bearing
 liabilities:
 Savings deposits......    $6,819    $206        3.02            $ 6,494         $  196      3.02
 MMDA and NOW deposits.    10,808     342        3.16              8,240            266      3.23
 Certificate of
  deposits.............    44,987   2,486        5.53             43,875          2,506      5.71
 Borrowings............     4,097     226        5.52              1,856            100      5.37
                          -------  ------                        -------         ------
  Total interest-bearing
   liabilities.........    66,711   3,260        4.89             60,465         $3,068      5.07
                                   ------                                        ------
 Noninterest-bearing
  liabilities..........     4,458                                  1,820
                          -------                                -------
   Total liabilities...    71,169                                 62,285
Stockholders' equity...    11,910                                 12,888
                          -------                                -------
   Total liabilities
    and capital........   $83,079                                $75,173
                          =======                                =======
Net interest income....            $3,285                                        $3,194
                                   ======                                        ======
Net interest spread....                          3.49%                                       3.75%
                                                 ====                                        ====
Net average earning
assets.................   $11,436                                $10,549
                          =======                                =======
Net yield on average
earning assets.........                          4.20%                                       4.50%
                                                 ====                                        ====
Average interest-earning
 assets to average
 interest-bearing
 liabilities..........             1.17x                                           1.17x
                                  ======                                          ======

-----------------
(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.


Rate/Volume Analysis of Net Interest Income

     The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to rate.


                                              Year Ended March 31,
                        ------------------------------------------------------------
                                1998 vs. 1999              1997 vs. 1998
                         ------------------------------------------------------------

                              Increase                   Increase
                             (Decrease)                 (Decrease)
                               Due to                     Due to
                         ------------------------------------------------------------

                                               Total                         Total
                                              Increase                      Increase
                             Volume   Rate   (Decrease)  Volume     Rate   (Decrease)
                         ------------------------------------------------------------

Interest-earning assets:
 Loans receivable .......    $   6    $ (84)    $ (78)    $ 873     $  55     $ 928
 Mortgage-backed ........      193       (6)      187       (65)       (5)      (70)
securities
 Investments securities .      167        1       168        33        (5)       28
 Other ..................       19      (13)        6        54         9        63
                             -----    ------    -----     -----     -----     -----
   Total interest-earning
     assets .............    $ 385    $(102)    $ 283     $ 895     $  54     $ 949
                             -----    ------    -----     -----     -----     -----
Interest-bearing
liabilities:
 Savings deposits .......       10        0        10        34        (6)       28
 Demand and NOW accounts        82       (6)       76        37         4        41
 Certificate accounts ...       62      (82)      (20)      102        42       144
 Borrowings .............      124        2       126        (9)       (3)      (12)
                             -----    ------    -----     -----     -----     -----
   Total interest-bearing
     liabilities.........    $ 278    $ (86)    $ 192     $ 164     $  37     $ 201
                             -----    ------    -----     -----     -----     -----

Net interest income .....    $ 107    $ (16)    $  91     $ 731     $  17     $ 748
                             =====    ======    =====     =====     =====     =====

Asset/Liability Management

     A principal financial objective of ours is to achieve long-term profitability while reducing our exposure to fluctuations in interest rates. We have sought to reduce exposure of our earnings to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates. The principle element in achieving this objective has been to increase the interest-rate sensitivity of our assets by originating loans with interest rates subject to periodic repricing to market conditions. Accordingly, we have emphasized the origination of one to five year adjustable rate mortgage loans, short-term and adjustable commercial loans and consumer loans for retention in our portfolio. We are offering higher yields on all non-maturity deposits. This will assist in getting rate sensitive liabilities to off-set the short term variable rate loans being offered. We have also established a fixed rate one- to four- family real estate mortgage program, whereby these loans are sold off to the FHLB. This program allows us to originate and service these loans and not be subject to any interest rate risk with only a minimal amount of credit risk while receiving significant fee income.

     An asset or liability is interest rate sensitivity within a specific time period if it will mature or reprice within that time period. If our assets mature or reprice more quickly or to a greater extent than our liabilities, our net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates.

     If our assets mature or reprice more slowly or to a lesser extent than our liabilities, our net portfolio value and net interest income would tend to decrease during periods of rising interest rates but decrease during periods of falling interest rates.

     Our Board of Directors has formulated an Interest Rate Management Policy designed to promote long-term profitability while managing interest rate risk. We have established an Asset/Liability Committee which consists primarily of the management team of the Bank. This committee meets periodically and reports to the Board of Directors monthly concerning asset/liability policies, strategies and our current interest rate risk position. The committee's first priority is to structure and price our assets and liabilities to maintain an acceptable interest spread while reducing the net effects of changes in interest rates.

     Our principal strategy in managing our interest rate risk is to analyze all assets based on rate, rate adjustment and maturity versus liabilities and equity with a resulting matrix, (using a one month to greater than three years time frames) being prepared and a net interest income change computed and compared to capital. All asset and liability sales strategies are priced on the need of volume in a particular time frame. We do not engage in hedging activities.

     Net Portfolio Value. We voluntarily measure our interest rate risk ("IRR") into our internal risk based capital calculation. The IRR component is a dollar amount that measures the terms of the sensitivity of our net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. We measure the change to our NPV as a result of a hypothetical 200 basis point ("bp") change in market interest rates. Management reviews the IRR measurements on a monthly basis. Management also monitors effects on net interest income resulting from increases or decreases in rates. The following table presents our NPV at March 31, 1999, as calculated by us.



                              At March 31, 1999
-------------------------------------------------------------------------------

  Change in                                 NPV as % of PV of
    Rate          Net Portfolio Value            Assets
-------------------------------------------------------------------------------

   (Basis          $          $            %
   Points)       Amount     Change       Change      NPV Ratio   BP Change
              -----------------------------------------------------------------

                                  (Dollars in thousands)

+200 bp          $8,151     $(1,741)     17.60%      9.65%       (206)
100               9,027        (865)      8.74      10.69        (102)
0                 9,892           0          0      11.72           0

-100             10,975       1,083      10.95      13.00         128
-200             11,772       1,880      19.01      13.94         223


     In the above table, the first column on the left presents the basis point increments of yield curve shifts. The second column presents the overall dollar amount of NPV at each basis point increment. The third and fourth columns present our actual position in dollar change and percentage change in NPV at each basis point increment. The remaining columns present our percentage change and basis point change in our NPV as a percentage of portfolio value of assets.

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

     While our Board of' Directors has not established any limits for changes in NPV, the Board of Directors are responsible for reviewing our asset and liability policies and meets monthly to review interest rate risk and trends, as well as liquidity and capital ratios and requirements. Our management is responsible for administering the policies and determinations of the Board of Directors with respect to our asset and liability goals and strategies.

Liquidity

     Our primary sources of funds are deposits, repayments and prepayments of loans and interest income. Although maturity and scheduled amortization of loans are relatively predictable sources of funds, deposit flows and prepayments on loans are influenced significantly by general interest rates, economic conditions and competition.

     Our primary investment activity is originating one- to-four family residential mortgages, commercial business and real estate loans, and consumer loans to be held to maturity. For the years ended March 31, 1999 and 1998, we originated loans for our portfolio in the amount of $34.3 million and $37.0 million, respectively. For the years ended March 31, 1999 and 1998, these activities were funded from repayments of $33.1 million and $29.8 million, respectively and sales and participations of $1.9 million and $2.0 million, respectively.

     Our most liquid assets are cash and cash equivalents, which include short-term investments. For the years ended March 31, 1999 and1998, cash and cash equivalents were $5.3 million and $6.6 million, respectively. In addition, we have used jumbo certificates of deposits as a source of funds. Jumbo certificates of deposits represented $11.0 million and $9.7 million for the years ended March 31, 1999 and 1998, respectively, or 16.4% and 15.5% of total deposits for the years ended March 31, 1999 and 1998, respectively. Management has monitored and reviewed our liquidity and maintains a $15.8 million line of credit with the FHLB, which can be accessed immediately. The Bank also maintains a $2 million line of credit with Cole Taylor Bank, a bank located in Chicago, Illinois.

     Our liquidity management is both an ongoing and long-term function of our asset/liability management strategy. Excess funds, when applicable, generally are invested in deposits at the FHLB of Chicago. Currently, when the Bank requires funds, beyond its ability to generate deposits, additional sources of funds are available through the FHLB of Chicago. The Bank has the ability to pledge its FHLB of Chicago stock or certain other assets as collateral for such advances. The Bank has used FHLB advances to fund cash flow shortages. These advances are generally less than .10% over the average rate paid on our certificates of deposit. The Bank may also use FHLB advances in the future to fund loan demand in excess of the available funds.

     Management and the Board of Directors believe that due to significant amounts of adjustable rate mortgage loans that could be sold and our ability to acquire funds from the FHLB of Chicago, the Bank's liquidity is adequate.

Impact of Inflation and Changing Prices

     The financial statements and related data presented in this Annual Report have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operation is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Impact of the Year 2000

     We have completed testing of our computer systems which were conducted for the purpose of identifying applications that could be affected by Year 2000 issue. Our data processing is performed primarily in-house; however software and hardware utilized is under maintenance agreements with third party vendors. Consequently, we are very dependent on those vendors to conduct our business. We have already contacted each vendor to request time tables for Year 2000 compliance and expected costs, if any, to be passed along to us. To date, and while we cannot offer assurance with respect to their efforts, we have been informed that our primary service providers have completed all reprogramming efforts. Review and testing of core systems has been completed. Management does not expect any additional costs to have a significant impact on our financial position or results of continuing operations. There can be no assurance, however, that the vendors' systems will be Year 2000 compliant. Consequently, we could incur incremental costs to convert to another vendor. We anticipate that expenses should not exceed $78,000 for the fiscal year ending March 31, 2000. We are expensing all costs associated with Year 2000 required system changes as costs are incurred, and such costs are being funded through operating cash flows. The cost of internal resources for compliance has not been estimated. While we cannot guarantee it, we do not expect significant increases in future data processing costs or other expenses related to Year 2000 compliance. We will continue to plan for the Year 2000 issue by reviewing and planning for liquidity needs, conducting additional inspections of environmental systems, and planning for contingency and business recovery.

                         LARSSON, WOODYARD & HENSON, LLP
                          CERTIFIED PUBLIC ACCOUNTANTS
         MEMBERS OF AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
                             o ILLINOIS CPA SOCIETY

           702 E. COURT STREET o P. O. BOX 426 o PARIS, ILLINOIS 61944
                     TEL (217) 465-6494 o FAX (217) 465-6499





                          Independent Auditors' Report


  To the Board of Directors
  First Robinson Financial Corp.
   and Subsidiary
  Robinson, Illinois

  We have audited the accompanying consolidated balance sheets of First Robinson Financial Corp. and Subsidiary as of March 31, 1999 and 1998 and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Robinson Financial Corp. and Subsidiary as of March 31, 1999 and 1998 and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.




  /s/ Larsson, Woodyard & Henson, LLP

  April 21, 1999
  Paris, Illinois

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS


                                                           March 31,   March 31,
                                                           ---------   ---------
                                                             1999        1998
                                                           ---------   ---------
                                                                 (1,000's)
                                                           ---------------------

Cash and cash equivalents:
   Cash                                                     $ 1,007   $   609
   Interest bearing deposits                                  4,268     5,965
                                                            -------   -------
   Total cash and cash equivalents                            5,275     6,574

Securities available for sale
  (amortized cost of $3,777,000 and $2,949,000
  at March 31, 1999 and 1998, respectively)                   3,788     2,970
Securities held to maturity (estimated
  market value of $195,000 and $700,000
  at March 31, 1999 and 1998, respectively)                     190       690
Mortgage-backed and related securities available for sale
  (amortized cost of $8,165,000 and $1,116,000
  at March 31, 1999 and 1998, respectively)                   8,131     1,149
Mortgage-backed and related securities held to maturity
  (estimated market value of $0 and $267,000
  at March 31, 1999 and 1998, respectively)                       0       265
Loans receivable, net                                        62,593    64,234
Foreclosed real estate                                            0       221
Premises and equipment                                        2,918     2,897
Accrued interest receivable                                     698       715
Prepaid income taxes                                             97        29
Other assets                                                    107       224
                                                            -------   -------

     Total Assets                                           $83,797   $79,968
                                                            =======   =======

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                   March 31,      March 31,
                                                                   ---------      ---------
                                                                     1999           1998
                                                                   ---------      ---------
                                                                           (1,000's)
                                                                   ------------------------
Deposits                                                           $ 67,325      $ 62,630
Federal Home Loan Bank advances                                       2,000         2,000
Repurchase agreements                                                 2,206         1,644
Advances from borrowers for taxes and insurance                          98            75
Accrued interest payable                                                294           348
Accrued income taxes                                                      0             0
Deferred income taxes                                                    69           157
Accrued expenses                                                        243           219
                                                                   --------      --------

     Total Liabilities                                               72,235        67,073
                                                                   --------      --------

Commitments and contingencies

Stockholders' Equity
   Preferred stock, $.01 par value; authorized 500,000 shares, no shares issued and outstanding
   Common stock $.01 par value; authorized 2,000,000 shares
      859,625 shares issued and outstanding                               9             9
   Treasury stock, at cost                                             (747)            0
   Additional paid-in capital                                         8,277         8,232
   Accumulated other comprehensive income                               (14)           33
   Common stock acquired by ESOP/RRP                                 (1,138)         (602)
   Retained earnings                                                  5,175         5,223
                                                                   --------      --------
      Total Stockholders' Equity                                     11,562        12,895
                                                                   --------      --------

      Total Liabilities and Stockholders' Equity                   $ 83,797      $ 79,968
                                                                   ========      ========

          See accompanying notes to consolidated financial statements.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME


                                                                  March 31
                                                            ------------------
                                                              1999       1998
                                                            --------    ------
                                                                 (1,000's)
                                                            ------------------
Interest income:
   Interest on loans                                         $5,775     $5,853
   Interest on mortgage-backed securities                       379        192
   Interest on securities and
    interest-bearing deposits                                   391        217
                                                             ------     ------
     Total interest income                                    6,545      6,262
                                                             ------     ------

Interest expense:
   Interest on deposits                                       3,034      2,968
   Interest on other borrowed funds                             226        100
                                                             ------     ------
     Total interest expense                                   3,260      3,068
                                                             ------     ------

     Net interest income                                      3,285      3,194

Provision for loan losses                                       435        739
                                                             ------     ------

     Net interest income after provision for loan losses      2,850      2,455

Non-interest income                                             368        428

Non-interest expense                                          2,888      2,262
                                                             ------     ------

     Income before income taxes                                 330        621

Provision for income tax                                        120        248
                                                             ------     ------

     Net income                                              $  210     $  373
                                                             ======     ======

Basic earnings per share                                     $ 0.27     $ 0.47
Diluted earnings per share                                   $ 0.27     $ 0.47

          See accompanying notes to consolidated financial statements.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                                   Accumulated
                                                                                       ESOP/RRP   Other Compre-             Compre-
                                          Common     Paid-in   Retained    Treasury     Common      hensive                 hensive
                                           Stock     Capital   Earnings     Stock       Shares      Income       Total      Income
                                           -----     -------   --------     -----       ------      ------       -----      ------
                                                                                      (1,000's)
                                         -----------------------------------------------------------------------------------------

Balance at March 31, 1997                $      0   $      0   $  4,850    $      0    $      0    $     30    $  4,880    $
Comprehensive Income
   Net income                                   0          0        373                       0           0         373         373
   Other comprehensive income
      Unrealized gain (loss) on
      Securities, net of related
        Tax effects of $1                                                                                                        (2)
      Reclassification adjustment for
        realized losses, net of related
        tax effects of $3                       0          0          0           0           0           0           0           5
                                                                                                                           --------
   Total other comprehensive income             0          0          0                       0           3           3           3
                                                                                                                           --------
   Total comprehensive income                                                                                              $    376
                                                                                                                           ========
Issuance of common stock                        9      8,178          0                    (688)          0       7,499
ESOP shares allocated                           0         54          0                      86           0         140
                                         --------   --------   --------    --------    --------    --------    --------

Balance at March 31, 1998                       9      8,232      5,223                    (602)         33      12,895
Comprehensive Income
   Net income                                   0          0        210                       0           0         210         210
   Other comprehensive income
      Unrealized gain (loss) on
      Securities, net of related
        tax effects of $30                                                                                                      (47)
                                                                                                                           --------
   Total other comprehensive income             0          0          0                       0         (47)        (47)        (47)
                                                                                                                           --------
   Total comprehensive income                                                                                              $    163
                                                                                                                           ========
Treasury stock, at cost (42,981 shares)         0          0          0        (747)          0           0        (747)
Common stock acquired by RRP
  at cost (42,981 shares)                       0          0          0           0        (746)          0        (746)
Dividends ($.30 per share)                      0          0       (258)                      0           0        (258)
Amortization of RRP                             0          0          0                     124           0         124
ESOP shares allocated                           0         45          0                      86           0         131
                                         --------   --------   --------    --------    --------    --------    --------

Balance at March 31, 1999                $      9   $  8,277   $  5,175    ($   747)   ($ 1,138)   ($    14)   $ 11,562
                                         ========   ========   ========    ========    ========    ========    ========


          See accompanying notes to consolidated financial statements.


                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 March 31
                                                                            ----------------
                                                                             1999       1998
                                                                            -----       ----
                                                                                 (1,000's)
                                                                            ----------------
Cash flows from operating activities:
   Net income                                                              $   210    $   373
   Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities
     Provision for depreciation                                                245        194
     Provision for loan losses                                                 435        739
     Net amortization and accretion on securities
       and mortgage-backed securities                                           38         30
     Amortization of RRP                                                       124          0
     ESOP shares allocated                                                     131        140
     Decrease (increase) in accrued interest receivable                         17       (225)
     Increase in prepaid income taxes                                          (68)       (29)
     Decrease (increase) in other assets                                       117        (20)
     (Decrease) increase in accrued interest payable                           (54)        52
     Decrease in accrued income taxes                                            0        (92)
     (Decrease) increase in deferred income taxes                              (88)        64
     Increase in accrued expenses                                               24         83
     Gain on sale of loan                                                        0       (133)
     Loss on sale of mortgage-backed securities available for sale               0          8
                                                                           -------    -------
       Net cash provided by operating activities                             1,131      1,184
                                                                           -------    -------

Cash flows from investing activities:
     Proceeds from maturities of securities available for sale               1,500        200
     Proceeds from sale of mortgage-backed securities available for sale         0        942
     Proceeds from maturities of securities held to maturity                    35         35
     Purchase of securities held to maturity                                   (35)      (500)
     Purchase of securities available for sale                              (1,832)    (2,504)
     Purchase of mortgage-backed securities available for sale              (8,469)         0
     FHLB stock purchased                                                      (35)       (53)
     FRB stock purchased                                                         0       (123)
     Repayment of principal on mortgage-backed securities                    1,716      1,135
     Increase in loans receivable                                              (55)    (6,178)
     Purchase of loans and participations                                     (678)      (608)
     Sale or participation of originated loans                               1,939      1,971
     Decrease in foreclosed real estate                                        221        102
     Purchase of premises and equipment                                       (266)      (518)
                                                                           -------    -------
       Net cash used in investing activities                                (5,959)    (6,099)
                                                                           -------    -------



                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                       March 31
                                                                   ----------------
                                                                   1999        1998
                                                                   ----        ----
                                                                       (1,000's)
                                                                   ----------------
Cash flows from financing activities:
   Net increase in deposits                                      $ 4,695    $   326
   Increase in repurchase agreements                                 562      1,230
   Advances from Federal Home Loan Bank                            1,500      4,250
   Repayment of Federal Home Loan Bank advances                   (1,500)    (6,000)
   Increase in advances from borrowers for taxes and insurance        23         14
   Proceeds from issuance of common stock                              0      8,188
   Purchase of treasury stock                                       (747)         0
   Purchase of stock for RRP                                        (746)         0
   Purchase of employee stock ownership plan                           0       (688)
   Dividends paid                                                   (258)         0
                                                                 -------    -------

     Net cash provided by financing activities                     3,529      7,320
                                                                 -------    -------

(Decrease) increase in cash and cash equivalents                  (1,299)     2,405

Cash and cash equivalents at beginning of year                     6,574      4,169
                                                                 -------    -------

Cash and cash equivalents at end of year                         $ 5,275    $ 6,574
                                                                 =======    =======

Supplemental Disclosures:
  Additional Cash Flows
    Information:
    Cash paid for:
      Interest on deposits, advances and other borrowings        $ 3,314    $ 3,120
    Income taxes:
      Federal                                                        230        150
      State                                                           26         30


          See accompanying notes to consolidated financial statements.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Summary of Significant Accounting Policies

   Description of the Business

     First Robinson Financial Corporation (the Company) was incorporated as a Delaware corporation in March of 1997 at the direction of the Board of Directors of First Robinson Savings and Loan, F.A., the predecessor of First Robinson Savings Bank, National Association (the Bank), to become the holding company for the Bank upon its conversion from a mutual federal savings and loan to a national stock bank (the Conversion). The Bank was originally chartered in 1883. The Conversion was completed in June of 1997 with the issuance of 859,625 shares of the Company's common stock at an initial public offering price of $10 per share. The total proceeds from the Conversion were $8,596,250, net of related conversion cost of $408,686, with net proceeds of $8,187,564. The Company used fifty percent of the net proceeds to acquire all of the outstanding common stock of the Bank. As of March 31, 1999, the Company has no significant assets other than the outstanding stock of the Bank, proceeds from the Conversion, and a note receivable from the ESOP Trust for the shares purchased for the Employee Stock Ownership Plan. The Company" principal business is overseeing and directing the business of the Bank and investing the assets of the Company. The Company has registered with the Board of Governors of the Federal Reserve System as a bank holding company.

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

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

     Management believes the allowance for loan losses and real estate owned is adequate. Management uses available information to recognize losses on loans and foreclosed real estate. Future additions to the allowances may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

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

   Securities and Mortgage-Backed Securities

     Investment  and  mortgage-backed  securities  available  for  sale  include securities that management intends to use as part of its overall asset/liability management strategy and that may be sold in response to changes in interest rates and resultant prepayment risk and other related factors. Securities available for sale are carried at fair value, and unrealized gains and losses (net of related tax effects) are excluded from earnings but are included in stockholders' equity. Upon realization, such gains and losses will be included in earnings using the specific identification method. Investment securities and mortgage-backed securities, other than those designated as available for sale or trading, are comprised of debt securities for which the Bank has positive intent and ability to hold to maturity and are carried at cost. All securities are adjusted for amortization of premiums and accretion of discounts using the level-yield method over the estimated lives of the securities.

     Trading account securities are adjusted to market value through earnings. There were no trading account securities during the periods presented in these financial statements.

     Management determines the appropriate classification of investment and mortgage-backed securities as either available for sale, held to maturity, or held for trading at the purchase date.

   Loans

     Loans are, other than loans available for sale, considered a held-to-maturity asset and, accordingly, are carried at historical cost. Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees and unearned discounts. Unearned discounts on installment loans are recognized as income over the term of the loans using the interest method. Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method when in excess of loan origination cost. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

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

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Summary of Significant Accounting Policies

   Loans

     The Bank also provides a reserve for losses on specific loans which are deemed to be impaired. Groups of small balance homogeneous basis loans
     (generally residential real estate and consumer loans) are evaluated for impairment collectively. A loan is considered impaired when, based upon current information and events, it is probable that the Bank will be unable to collect on a timely basis, all principal and interest according to the contractual terms of the loan's original agreement. When a specific loan is determined to be impaired, the reserve for possible loan losses is increased through a charge to expense for the amount of the impairment. For all loans other than consumer and residential real estate loans, impairment is measured based on value of the underlying collateral. The value of the underlying collateral is determined by reducing the collateral's estimated current value by anticipated selling costs. The bank's impaired loans are the same as those loans currently reported as nonaccrual other than consumer and residential real estate loans. The Bank recognizes interest income on impaired loans only to the extent that cash payments are received.

   Foreclosed Real Estate

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

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Summary of Significant Accounting Policies

   Per Share Data

     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share." SFAS No. 128 revises the manner in which earnings per share (EPS) is calculated by replacing the presentation of primary and fully diluted EPS with a presentation of basic and diluted EPS. Basic earnings per common share is calculated by dividing net income by the weighted average number of common shares outstanding during the period less unvested MRP and unallocated ESOP shares. Diluted earnings per common share is calculated by dividing net income by the weighted average number of common shares used to compute basic EPS plus the incremental amount of potential common stock determined by the treasury stock method.

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

   New Accounting Standards

     Comprehensive Income

       In June, 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

       This statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. This statement is effective for fiscal years beginning after December 15, 1997. The Company has adopted the provisions of the statement for the year ended March 31, 1999 and has presented comprehensive income information in the consolidated balance sheets and statements of stockholders' equity.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Summary of Significant Accounting Policies

   New Accounting Standards

     Disclosures about Segments of an Enterprise and Related Information

       In June, 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selective information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. The Company has adopted the appropriate provisions of the statement for the year ended March 31, 1999.

     Employers' Disclosure about Pension and Other Postretirement Benefits

       In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits". SFAS No. 132 standardizes the disclosure requirements for pensions and other postretirement benefits. This statement is effective for financial statements for periods beginning after December 15, 1997. The Company has adopted the appropriate provisions of the statement at April 1, 1998.

     Accounting for Derivative Instruments and Hedging Activities

       In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, but earlier application is permitted as of the beginning of any fiscal quarters subsequent to June 15, 1998. Upon the statement's initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS No. 133. Adoption of SFAS No. 133 is not expected to have a material effect on the Company's financial position or operating results.

     Accounting for Mortgage-Backed Securities

       In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." SFAS No. 134 amends the earlier SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." The new statement requires that, after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities should classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. The statement is effective for the first fiscal quarter beginning after December 15, 1998. The management of the Company does not anticipate this statement will have a material effect on the Company's financial position or operating results.


                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2.  Securities

   Securities available for sale are summarized as follows:

                                                                    March 31, 1999
                                              ------------------------------------------------------
                                                               Gross         Gross       Approximate
                                              Amortized     Unrealized    Unrealized        Market
                                                 Cost          Gains        Losses          Value
                                              ---------     ----------    ----------     -----------
                                                                      (1,000's)
                                              ------------------------------------------------------
U. S. government and agency securities         $2,006         $   23         $    0         $2,029
State and municipal obligations                 1,296              1             13          1,284
FRB stock                                         123              0              0            123
FHLB stock                                        352              0              0            352
                                               ------         ------         ------         ------

                                               $3,777         $   24         $   13         $3,788
                                               ======         ======         ======         ======


                                                                    March 31, 1998
                                              ------------------------------------------------------
                                                               Gross         Gross       Approximate
                                              Amortized     Unrealized    Unrealized        Market
                                                 Cost          Gains        Losses          Value
                                              ---------     ----------    ----------     -----------
                                                                      (1,000's)
                                              ------------------------------------------------------

U. S. government and agency securities         $2,509         $   23         $    2         $2,530
FRB stock                                         123              0              0            123
FHLB stock                                        317              0              0            317
                                               ------         ------         ------         ------

                                               $2,949         $   23         $    2         $2,970
                                               ======         ======         ======         ======

   The amortized cost and approximate market value of securities available for sale, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities from call options and prepayments.

                                                                        March 31,
                                              ------------------------------------------------------
                                                        1999                        1998
                                              -------------------------   --------------------------
                                                            Approximate                  Approximate
                                              Amortized       Market      Amortized         Market
                                                 Cost         Value         Cost            Value
                                              ---------     ----------    ----------     -----------
                                                                      (1,000's)
                                              ------------------------------------------------------

Due in one year or less                        $  499         $  502         $  500         $  500
Due after one year through five years           1,507          1,527          2,009          2,030
Due after five years through ten years              0              0              0              0
Due after ten years                             1,771          1,759            440            440
                                               ------         ------         ------         ------

                                               $3,777         $3,788         $2,949         $2,970
                                               ======         ======         ======         ======

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2.  Securities

   Securities held to maturity are summarized as follows:

                                                                    March 31, 1999
                                              ------------------------------------------------------
                                                               Gross         Gross       Approximate
                                              Amortized     Unrealized    Unrealized        Market
                                                 Cost          Gains        Losses          Value
                                              ---------     ----------    ----------     -----------
                                                                      (1,000's)
                                              ------------------------------------------------------
State and municipal obligations                $190           $  5           $  0           $195
                                               ====           ====           ====           ====

                                                                     March 31, 1998
                                              ------------------------------------------------------
                                                               Gross         Gross       Approximate
                                              Amortized     Unrealized    Unrealized        Market
                                                 Cost          Gains        Losses          Value
                                              ---------     ----------    ----------     -----------
                                                                      (1,000's)
                                              ------------------------------------------------------

U.S. government and agency securities          $500           $ 10           $  0           $510
State and municipal obligations                 190              0              0            190
                                               ----           ----           ----           ----

                                               $690           $ 10           $  0           $700
                                               ====           ====           ====           ====


   The amortized cost and approximate market value of securities held to maturity, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities from call options and prepayments.

                                                                        March 31,
                                              ------------------------------------------------------
                                                        1999                        1998
                                              -------------------------   --------------------------
                                                            Approximate                  Approximate
                                              Amortized       Market      Amortized         Market
                                                 Cost         Value         Cost            Value
                                              ---------     ----------    ----------     -----------
                                                                      (1,000's)
                                              ------------------------------------------------------
Due in one year or less                        $ 43           $ 43           $ 35           $ 35
Due after one year through five years           147            152            655            665
Due after five years through ten years            0              0              0              0
Due after ten years                               0              0              0              0
                                               ----           ----           ----           ----

                                               $190           $195           $690           $700
                                               ====           ====           ====           ====

   Securities with a carrying amount of $2,029,000, and $3,030,000 at March 31, 1999 and 1998 were pledged to secure public deposits and for other purposes as required or permitted by law. During the current year, the Company transferred one U.S. Government security from held to maturity to available for sale. Carrying value was $500,000 and estimated fair market value was $513,000 and the increase was included in unrealized gains (loss) on securities in other comprehensive income.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2.  Securities

   Proceeds from sales of securities, gross gains and gross losses from such sales were as follows:

                              Year Ended       Year Ended
                               March 31,        March 31,
                                 1999             1998
                              ----------       ----------
                                       (1,000's)
                              ---------------------------

Proceeds from sales               $0               $0
                                  ==               ==

Gross gains                       $0               $0
Gross losses                       0                0
                                  --               --
                                  $0               $0
                                  ==               ==

Note 3.  Mortgage-Backed and Related Securities

   Mortgage-backed and related securities available for sale are summarized as follows:

                                              March 31, 1999
                          ---------------------------------------------------
                                        Gross           Gross     Approximate
                          Amortized   Unrealized     Unrealized     Market
                            Cost        Gains          Losses       Value
                          ---------   ----------     ----------   -----------
                                               (1,000's)
                          ---------------------------------------------------

GNMA certificates         $5,328        $    1        $   33        $5,296
FNMA certificates          2,222             3             5         2,220
FHLMC certificates           615             0             0           615
                          ------        ------        ------        ------

                          $8,165        $    4        $   38        $8,131
                          ======        ======        ======        ======


                                              March 31, 1998
                          ---------------------------------------------------
                                        Gross           Gross     Approximate
                          Amortized   Unrealized     Unrealized     Market
                            Cost        Gains          Losses       Value
                          ---------   ----------     ----------   -----------
                                               (1,000's)
                          ---------------------------------------------------

GNMA certificates         $  137        $    5        $    0        $  142
FNMA certificates            854            26             0           880
FHLMC certificates           125             2             0           127
                          ------        ------        ------        ------

                          $1,116        $   33        $    0        $1,149
                          ======        ======        ======        ======

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.  Mortgage-Backed and Related Securities

   Mortgage-backed and related securities held to maturity are summarized as follows:

                                              March 31, 1999
                          ---------------------------------------------------
                                        Gross           Gross     Approximate
                          Amortized   Unrealized     Unrealized     Market
                            Cost        Gains          Losses       Value
                          ---------   ----------     ----------   -----------
                                               (1,000's)
                          ---------------------------------------------------

FHLMC certificates            $0            $0            $0            $0
                              ==            ==            ==            ==

                                              March 31, 1998
                          ---------------------------------------------------
                                        Gross           Gross     Approximate
                          Amortized   Unrealized     Unrealized     Market
                            Cost        Gains          Losses       Value
                          ---------   ----------     ----------   -----------
                                               (1,000's)
                          ---------------------------------------------------


FHLMC certificates          $265          $  2          $  0          $267
                            ====          ====          ====          ====

   Mortgage-backed and related securities with a carrying amount of $7,223,000 and $1,414,000 at March 31, 1999 and 1998, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

   The weighted average interest rate on mortgage-backed and related securities is 6.85% and 7.37% at March 31, 1999 and1998, respectively. Expected maturities of mortgaged-backed securities will differ from contractual maturities because issuers may have the right to prepay without penalties. The contractual weighted average life of the mortgaged-backed securities was
   26.2 years at March 31, 1999.

   During the current year, the Company transferred one mortgage-backed security from held to maturity to available for sale. Carrying value was $239,000, estimated fair market value was $238,000, and the decrease was included in unrealized gains (loss) on securities in other comprehensive income.

   The Bank had gross realized gains of $8,000 and gross realized losses of $16,000 on $942,000 of sales proceeds on mortgage-backed and related securities for the year ended March 31, 1998. There were no sales for the year ended March 31, 1999.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 4.  Loans Receivable

   Loans receivable consisted of the following:

                                                  March 31,
                                          ------------------------
                                            1999             1998
                                          -------          -------
                                                  (1,000's)
                                          ------------------------
Real estate loans:
  One to four family residential          $31,609          $30,393
  Multi-family residential                    676              117
  Commercial                               11,857           13,466
  Construction                                602              598
                                          -------          -------
                                           44,744           44,574
Other loans:
  Deposit accounts                            410              654
  Automobile                                5,534            8,536
  Commercial                               10,876            9,408
  Other loans                               1,913            2,440
                                          -------          -------
    Total loans                            63,477           65,612
Less:
  Loans in process                            250              713
  Allowance for loan losses                   634              665
                                          -------          -------

Net loans                                 $62,593          $64,234
                                          =======          =======

   Changes in allowance for loan losses are as follows:


                                                  March 31,
                                          ------------------------
                                            1999             1998
                                          -------          -------
                                                  (1,000's)
                                          ------------------------

Balance                                   $ 665             $ 404
  Provision for losses                      435               739
  Loans charged off                        (613)             (500)
  Recoveries                                147                22
                                          -----             -----

Balance                                   $ 634             $ 665
                                          =====             =====


   The weighted average interest rate on loans at March 31, 1999 and 1998 were 8.43% and 8.91% respectively.

   Impaired loans totaled $148,000 and $161,000 at March 31, 1999 and 1998, respectively. An allowance for losses was not deemed necessary for impaired loans totaling $88,000 and $10,000 at March 31, 1999 and 1998, respectively. An allowance of $26,000 and $32,000 was recorded for the remaining balance of impaired loans of $60,000 and $151,000 at March 31, 1999 and 1998, respectively. Impaired loans averaged $299,000 and $164,000 for 1999 and 1998, respectively. Interest income recognized was insignificant for the years ended March 31, 1999 and 1998, respectively.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4.  Loans Receivable

   Loans on which the accrual of interest was discontinued or reduced amounted to $148,000 and $161,000 at March 31, 1999 and 1998, respectively. Additional interest income of approximately $28,000 and $5,000 would have been recorded had income on these loans been accounted for on the accrual basis.

   The Company sold participating interest in real estate and commercial loans of $1,000,000 and 1,484,000, and whole loans of $939,000 and $487,000 for the years ended March 31, 1999 and 1998. The Company recognized gains on the loans sold of $0 and $133,000 for the years ended March 31, 1999 and 1998. The Company purchased participating interest and whole loans in the amount of $678,000 and $608,000 for the years ended March 31, 1999 and 1998.

Note 5.  Accrued Interest Receivable

   Accrued interest receivable consisted of the following:

                                                              March 31,
                                                      ------------------------
                                                      1999                1998
                                                      ----                ----
                                                              (1,000's)
                                                      ------------------------
Loans                                                 $601                $661
Securities                                              51                  45
Mortgage-backed and related securities                  46                   9
                                                      ----                ----

                                                      $698                $715
                                                      ====                ====


Note 6.  Premises and Equipment

       Premises and equipment consisted of the following:

                                                              March 31,
                                                      ------------------------
                                                      1999              1998
                                                      ----              ----
                                                              (1,000's)
                                                      ------------------------


Land                                                  $   334           $  334
Building                                                2,367            2,331
Furniture and equipment                                 1,834            1,631
                                                      -------          -------
                                                        4,535            4,296
Accumulated depreciation                               (1,617)          (1,399)
                                                      -------          -------

                                                      $2,918            $2,897
                                                      =======           ======


   Depreciation included in the consolidated statements of income amounted to $245,000 and $194,000 for the years ended March 31, 1999 and 1998, respectively.

   Included in the buildings is $187,000 of capitalized interest from the 1985 building project. Amortization of capitalized interest, which is included in premises, occupancy and equipment expense, amounted to $4,000 for each of the years ended March 31, 1999 and 1998.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7.  Deposit Analysis

   Deposits and weighted average interest rates are summarized as follows:

                                                 March 31,
                            ---------------------------------------------------
                                      1999                        1998
                            -----------------------     -----------------------
                                          Weighted                    Weighted
                                          Average                     Average
                                          Interest                    Interest
                             Amount         Rate         Amount         Rate
                            --------      --------      -------       --------
                                                 (1,000's)
                            --------------------------------------------------

Non-interest bearing        $ 3,444          .00%       $ 3,217        $ .00%
NOW accounts                 11,829         3.19         10,125         3.20
Passbook                      7,512         3.00          6,508         3.02
Certificates                 44,540         5.31         42,780         5.70
                            -------                     -------
   Total deposits           $67,325         4.41%       $62,630         4.72%
                            =======                     =======

   Certificates had the following remaining maturities:

                                                March 31, 1999
                     -------------------------------------------------------------------
                      Less Than      One to         Two to          After
                      One Year      Two Years      Three Years   Three Years      Totals
                     ----------     ---------     ------------   -----------     -------
                                                  (1,000's)
                     --------------------------------------------------------------------
2.00 to 3.99%        $   474        $     0        $     0        $     0        $   474
4.00 to 5.99%         22,706          5,982            576          1,124         30,388
6.00 to 7.99%          7,607          3,771          1,475            825         13,678
                     -------        -------        -------        -------        -------

  Totals             $30,787        $ 9,753        $ 2,051        $ 1,949        $44,540
                     =======        =======        =======        =======        =======


                                                March 31, 1998
                     -------------------------------------------------------------------
                      Less Than      One to         Two to          After
                      One Year      Two Years      Three Years   Three Years      Totals
                     ----------     ---------     ------------   -----------     -------
                                                  (1,000's)
                     --------------------------------------------------------------------

2.00 to 3.99%        $    69        $     0        $     0        $     0        $    69
4.00 to 5.99%         18,105          4,137            755            194         23,191
6.00 to 7.99%          8,347          6,473          3,298          1,402         19,520
                     -------        -------        -------        -------        -------

  Totals             $26,521        $10,610        $ 4,053        $ 1,596        $42,780
                     =======        =======        =======        =======        =======


                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7.  Deposit Analysis

   Interest expense on deposits is summarized as follows:

                                                   March 31,
                                        -----------------------------
                                         1999                  1998
                                        -------               -------
                                                   (1,000's)
                                        -----------------------------

Passbook                                $  206                $  196
NOW accounts                               342                   266
Certificates                             2,486                 2,506
                                        ------                ------
                                        $3,034                $2,968
                                        ======                ======

   At March 31,  1999 and 1998,  the Company had  $12,743,000  and  $11,347,000,
   respectively, of deposit accounts with balances of $100,000 or more. The Company did not have brokered deposits at March 31, 1999 and 1998. Deposits in excess of $100,000 are not federally insured. The Company has pledged mortgage-backed certificates and securities, when requested by depositors, for deposits of $100,000 or more.

Note 8.  Other Borrowed Funds

   The Company has entered into a convertible fixed rate advance with the FHLB on December 31, 1997 for $2,000,000. This advance has call provisions, at the FHLB option, on March 31, 1998 and quarterly thereafter with a maturity date of December 30, 2004 at 4.98%. This advance has not been called by the FHLB. The FHLB advance is secured by qualified mortgage loans. The Company has used daily advances from the FHLB for short-term cash flow needs. Interest expense for advances amounted to $102,000 and $87,000 for year ended March 31, 1999 and 1998, respectively. The Company had only the convertible fixed rate advance outstanding at March 31, 1999 and 1998 with accrued interest payable of $9,000 at March 31, 1999 and 1998. Information concerning FHLB advances is summarized as follows:

                                                   March 31,
                                        -----------------------------
                                         1999                  1998
                                        -------               -------
                                                   (1,000's)
                                        -----------------------------

Average balance                         $2,016                $1,404
Average interest rate                     4.98%                 5.15%
Maximum month-end balance               $3,500                $2,000

   The Company has entered into repurchase agreements with customers at various interest rates with an average maturity of less than three months. Securities are pledged to secure the repurchase agreements. Interest expense amounted to $124,000 and $13,000 for the years ended March 31, 1999 and 1998, respectively. Information concerning repurchase agreements is summarized as follows:

                                                    March 31,
                                        -----------------------------
                                          1999                  1998
                                        -------               -------
                                                    (1,000's)
                                        -----------------------------

Average balance                         $2,199                $  569
Average interest rate                     5.77%                 5.13%
Maximum month-end balance               $2,304                $1,553

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9.  Stockholders' Equity

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

   At March 31, 1999 and 1998, the Bank was in compliance with all of the aforementioned capital requirements as summarized below.

                                                                      March 31,     March 31,
                                                                      ---------     ---------
                                                                        1999          1998
                                                                      ---------     ---------
                                                                             (1,000's)
                                                                      ------------------------
Tier I Capital:
  Common stockholders' equity                                         $  9,674     $  9,318
  Unrealized holding loss (gain) on securities available for sale           14          (33)
                                                                      --------     --------

    Total Tier I capital                                              $  9,688     $  9,285
                                                                      ========     ========

Risk based Capital:
  Total Tier I capital                                                $  9,688     $  9,285
  Qualifying allowance for loan losses                                     608          633
                                                                      --------     --------

Total risk-based                                                      $ 10,296     $  9,918
                                                                      ========     ========

Risk-weighted assets                                                  $ 54,342     $ 56,598
Average assets                                                        $ 83,793     $ 78,012


                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9.  Stockholders' Equity


                                                                                                   To be Well
                                                                                              Capitalized under the
                                                                         For Capital            Prompt Corrective
                                              Actual                  Adequacy Purposes         Action Provisions
                                     ------------------------     ---------------------      -----------------------
                                      Amount           Ratio       Amount         Ratio       Amount          Ratio
                                     --------          ------     --------        -----      --------         -----
As of March 31, 1999:
  Total Risk-Based Capital
    (to Risk-Weighted Assets)        $10,296           18.95%     $ 4,347          8.0%      $ 5,434          10.0%
  Tier I Capital
    (to Risk-Weighted Assets)          9,688           17.83%       2,174          4.0%        3,261           6.0%
  Tier I Capital
    (to Average Assets)                9,688           11.56%       3,352          4.0%        4,190           5.0%

                                                                                                   To be Well
                                                                                              Capitalized under the
                                                                         For Capital            Prompt Corrective
                                              Actual                  Adequacy Purposes         Action Provisions
                                     ------------------------     ---------------------      -----------------------
                                      Amount           Ratio       Amount         Ratio       Amount          Ratio
                                     --------          ------     --------        -----      --------         -----
As of March 31, 1998:
  Total Risk-Based Capital
    (to Risk-Weighted Assets)        $9,918            17.52%      $4,528          8.0%      $5,660           10.0%
  Tier I Capital
    (to Risk-Weighted Assets)         9,285            16.41%       2,264          4.0%       3,396            6.0%
  Tier I Capital
    (to Average Assets)               9,285            11.90%       3,120          4.0%       3,901            5.0%


    At the time of the conversion of the Bank to a stock organization, a special liquidation account was established for the benefit of eligible account holders and the supplemental eligible account holders in an amount equal to the net worth of the Bank. The special liquidation account will be maintained for the benefit of eligible account holders and the supplemental eligible account holders who continue to maintain their accounts in the Bank after the conversion on June 27, 1997. The special liquidation account was $5,070,000 as of conversion date. In the event of a complete liquidation, each eligible and the supplemental eligible accounts holders will be entitled to receive a liquidation distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. With the reorganization completed on June 27, 1997, this liquidation account became part of stockholders' equity for the Company under the same terms and conditions as if the reorganization had not occurred. The Bank may not declare or pay cash dividends on or repurchase any of its common stock if stockholders' equity would be reduced below applicable regulatory capital requirements or below the special liquidation account.

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

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9.  Stockholders' Equity

   Retained earnings at March 31, 1999 and 1998 include approximately $1,257,000 for which federal income tax has not been provided. If the amounts that qualify as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, they will be subject to federal income tax at the then current corporate rate. The unrecorded deferred tax liability on the above amount is approximately $427,000.

Note 10.  Non-Interest Income and Expense

   Non-interest income and expense is summarized as follows:

                                                           Year Ended March 31,
                                                           --------------------
                                                           1999         1998
                                                           ----         ----
                                                                (1,000's)
                                                           --------------------
     Non-interest income
      Charges and fees on loans                            $    63      $   111
      Charges and fees on deposit accounts                     269          224
      Net loss on sale of assets                               (31)         (56)
      Net loss on sale of mortgage-backed securities             0           (8)
      Gain on sale of loans                                      0          133
      Internet fees                                             35           (1)
      Other                                                     32           25
                                                           -------      -------

                                                           $   368      $   428
                                                           =======      =======
     Non-interest expense
      Compensation and employee benefits                   $ 1,661      $ 1,159
      Occupancy and equipment                                  445          377
      Data processing expense                                   87           72
      Audit, legal and other professional services             131           93
      Federal Deposit Insurance Premium                         55           40
      Advertising                                               69           74
      Telephone and postage                                     89           87
      Other                                                    351          360
                                                           -------      -------

                                                           $ 2,888      $ 2,262
                                                           =======      =======
Note 11.  Income Tax

   The components of the provision for income taxes are summarized as follows:

                                                           Year Ended March 31,
                                                           --------------------
                                                           1999         1998
                                                           ----         ----
                                                                (1,000's)
                                                           --------------------
Currently payable:
  Federal                                                  $ 153        $ 176
  State                                                       24           37
Deferred:
  Federal                                                    (45)          29
  State                                                      (12)           6
                                                           -----        -----

                                                           $ 120        $ 248
                                                           =====        =====

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11.  Income Tax

   An analysis of tax expense for the two years setting forth the reasons for the variations from the federal statutory rate of 34% is as follows:

                                                                 March 31,
                                                          ---------------------
                                                           1999           1998
                                                                 (1,000's)
                                                          ---------------------

Computed tax at statutory rates                           $ 112          $ 212
Increase (decrease) in tax expense resulting from:
  State and local taxes based on income,
    net of federal income tax benefit                        16             35
  Municipal interest                                         (5)            (4)
  Other                                                      (3)             5
                                                          -----          -----

                                                          $ 120          $ 248
                                                          =====          =====

  Effective tax rate                                       36.4%          39.9%

   The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:

                                                                            March 31,
                                                                        ----------------
                                                                         1999       1998
                                                                         ----       ----
                                                                            (1,000's)
                                                                         ---------------
Deferred tax assets:
  Allowance for loan losses                                             $235        $227
  Allowance for unrealized loss on securities available for sale           9           0
  Directors' retirement                                                   47          43
                                                                        ----        ----
                                                                         291         270
                                                                        ----        ----
Deferred tax liabilities:
  Accrual basis adjustment                                               186         232
  Depreciation                                                           164         164
  FHLB stock                                                              10          10
  Allowance for unrealized gain on securities available for sale           0          21
                                                                        ----        ----
                                                                         360         427
                                                                        ----        ----

Net deferred tax liabilities                                            $ 69        $157
                                                                        ====        ====


   No valuation allowance was required for deferred tax assets at March 31, 1999 and 1998.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12.  Employee Benefit Plans

   The Company has established a 401(k) profit sharing plan which covers all employees with three months of service and minimum age of 21. This plan allows for individual employees to elect a portion of their salary to be deferred with a matching provision of the first four percent of salary deferral at a rate of twenty-five percent from the Company. The plan has a five year vesting schedule. Contributions to this plan by the Company amounted to $7,000 and $4,000 for the years ended March 31, 1999 and 1998, respectively, which are included in compensation and employee benefits. Total pension cost including administration and other fees amounted to $9,000 and $5,000 for the years ended March 31, 1999 and 1998, respectively, which are included in compensation and employee benefits.

   The Bank approved a directors' retirement plan during 1996. The plan provided for a one-time contribution of $2,000 per year of service for each director, future contributions of $2,000 per year for each director, and a discretionary annual contribution for each director using performance standards similar to those used under the existing 401(k) plan. Each director's account will include a rate of return equal to the highest interest rate paid on the Bank's one year or less certificate of deposits. Future annual contributions will be made for each director to the plan as of January 1 of each year starting with January 1, 1998. The Company's contribution for the years ended March 31, 1999 and 1998 were $12,000 and $12,000. The plan expense is included in compensation and employee benefits.

Note 13.  Employee Stock Ownership Plan (ESOP)

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

   As the debt is repaid, ESOP shares which were initially pledged as collateral for its debt, are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year to total debt service of the plan. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheets. As shares are determined to be ratably released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of stockholders' equity and dividends on unallocated ESOP shares are used to pay debt servicing costs. The trustees' of the plan may direct payments of cash dividends be paid to the participants or to be credited to participant accounts and invested. Compensation expense for the ESOP was $113,000 and $137,000 for the years ended March 31, 1999 and 1998, respectively. The ESOP shares were as follows:

                                             March 31, 1999    March 31, 1998
                                             --------------    --------------

Allocated shares                              $   15,197        $    6,877
Shares ratably released for allocation             1,992             1,719
Unallocated shares                                51,581            60,174
                                              ----------        ----------
Total ESOP shares                             $   68,770        $   68,770
                                              ==========        ==========
Fair value of unreleased shares               $  625,420        $1,060,567
                                              ==========        ==========

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14.  Recognition and Retention Plan

   The Company adopted the Recognition and Retention Plan (the RRP) on July 29, 1998. The plan provides for the granting of shares of common stock to the eligible directors, officers and employees. The RRP was approved for 42,981 shares of common stock of the Company. The RRP granted 35,560 shares to existing directors, officers and employees with 7,421 available for future grants. The granted shares will vest in five equal annual installments, with the first installment vesting immediately upon the plan approval. The vesting of the granted shares can be accelerated based on certain plan provisions. Directors, officers and employees granted shares retain voting rights and, if dividends are paid, dividends during the vesting period. The RRP will continue in effect for a term of ten years unless otherwise terminated. The Company's stock price was $17.25 on the RRP approval date.

Note 15.  Stock Option and Incentive Plan

   The stockholders have approved a Stock Option and Incentive Plan (the SOP) on July 29, 1998. The terms of the plan provide for the granting of up to 12% of the outstanding shares of the Company to directors, officers and employees. The SOP provides for the granting, up to 103,155 shares of common stock, of incentive stock options, non-qualified stock options, stock appreciation rights, limited stock appreciation rights or restricted stock, or any combination thereof, as provided in the plan. These options have a exercise period not to exceed ten years from the date of the award with the exercise price equal to the fair market value of stock as of the date of the award. The following table reflects a summary of the SOP for the year ended March 31, 1999.

                                              Common       Exercise
                                              Shares         Price
                                              ------       --------

Options outstanding, beginning of year             0             0
Granted                                       87,888        $17.25
Exercised                                          0             0
Options outstanding, end of year              87,888        $17.25

   Information regarding options outstanding and exercisable at March 31, 1999 follows:

                               Options Outstanding                       Options Exercisable
                  ------------------------------------------------   ----------------------------
                                                       Weighted
Range of                            Weighted            average                       Weighted
exercise           Common            average            remain       Common            average
 price             shares        exercise price      life in yrs.    Shares         exercise plan
--------          -------        --------------      ------------    ------         -------------

$17.25            87,888            $17.25               9.3         17,578            $17.25


                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15.  Stock Option and Incentive Plan

   No compensation cost has been recognized in the consolidated statements of operations for options granted under the plans. Had compensation cost for options granted been determined based on the estimated fair value of the options issued at the dates of grant, the Company's net income and income per common share amounts for the year ended March 31 would have been as follows:

                                            1999
                                          -------

Net income, as reported                   $   210
                                          =======

Net income, pro forma                     $   160
                                          =======

Income per common share:
  As reported:
    Basic                                 $  0.27
                                          =======
    Diluted                               $  0.27
                                          =======

  Pro forma:
    Basic                                 $  0.21
                                          =======
    Diluted                               $  0.21
                                          =======

   The fair value of the options granted during the year was estimated using the Black-Scholes model with the following assumptions: dividend yield of 3%; expected life of 9 years; volatility of 21% and a risk-free interest rate of 5.5%. The effects of applying SFAS No. 123 in this pro-forma disclosure may not be indicative of future results.

Note 16.  Earnings per Share

   The following data shows the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock.

                                                                    1999            1998
                                                                  --------        --------
                                                                          (1,000's)
                                                                  ------------------------

Income available to common stockholders used in basic EPS         $    210        $    373
                                                                  ========        ========

Income available to common stockholders after assumed -
  conversions of dilutive securities                              $    210        $    373
                                                                  ========        ========

Weighted average number of common shares used in basic EPS         771,561         795,732

Effect of dilutive securities:
  Stock options                                                          0               0
                                                                  --------        --------

Weighted number of common shares and dilutive potential
  common stock used in diluted EPS                                 771,561         795,732
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

Note 18.  Commitments and Contingencies

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

   The Company had outstanding commitments to originate mortgage loans as follows:

                                        March 31,
                               --------------------------
                               1999                  1998
                               ----                  ----
                                        (1,000's)
                               --------------------------

Fixed rate                     $103                  $129
                               ====                  ====

Variable rate                  $540                  $813
                               ====                  ====

   Interest rates for fixed rate loan commitments at March 31, 1999 and 1998 were from 8.75% to 9.00%, 7.75% to 10.00%, respectively. Interest rates for variable rate loan commitments at March 31, 1999 and 1998, were from 8.00% to 9.25%. The Bank had unused lines of credit in the amount of $3,233,000 and $3,399,000 at March 31, 1999 and 1998, respectively. The Bank had outstanding letters of credit in the amount of $100,000 and $270,000 at March 31, 1999 and 1998, respectively.

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

                                    March 31,
                            -------------------------
                              1999              1998
                            -------            ------
                                    (1,000's)
                            -------------------------
Balance                     $ 274              $ 223
New loans                      85                156
Repayments                   (208)              (105)
                            -----              -----
Balance                     $ 151              $ 274
                            =====              =====

Note 20.  Carrying Amounts and Fair Value of Financial Instruments

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

   The fair value estimates presented herein are based on pertinent information available to management as of March 31, 1999 and 1998. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since the reporting date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20.  Carrying Amounts and Fair Value of Financial Instruments

    The estimated fair value of the Company's financial instruments is as follows:

                                                              March 31,              March 31,
                                                     ---------------------     --------------------
                                                                1999                   1998
                                                     ---------------------     --------------------
                                                      Carrying      Fair       Carrying       Fair
                                                       Amount       Value       Amount        Value
                                                       ------       -----       ------        -----
                                                                        (1,000's)
                                                      ----------------------------------------------
            ASSETS
Cash and interest bearing deposits                   $ 5,275      $ 5,275      $ 6,574      $ 6,574
Securities  available for sale                        11,919       11,919        4,119        4,119
Securities held to maturity                              190          195          955          967
Loans receivable, net                                 62,593       63,162       64,234       63,214
Accrued interest receivable                              698          698          715          715

         LIABILITIES
Deposits                                              67,325       67,758       62,630       62,966
FHLB advances                                          2,000        2,026        2,000        2,132
Repurchase agreements                                  2,206        2,217        1,644        1,644
Advances from borrowers for taxes and insurance           98           98           75           75
Accrued interest payable                                 294          294          348          348


Note 21.  First Robinson Financial Corporation Condensed Financial Information

   The parent company's principal assets are its cash and investment in subsidiary bank. The following are the condensed balance sheets for the parent company only as of March 31, 1999 and 1998 and its condensed statements of operations and cash flows for the years then ended.

                            CONDENSED BALANCE SHEETS
                             March 31, 1999 and 1998

                                    ASSETS             1999         1998
                                                     -------      -------
                                                            (1,000's)
                                                     --------------------
Cash                                                 $ 1,899      $ 3,547
Investment in First Robinson Savings Bank, N.A         9,674        9,318
Prepaid income taxes                                      78            0
Other assets                                              65           46
                                                     -------      -------
    Total Assets                                     $11,716      $12,911
                                                     =======      =======
      LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                     $     0      $     0
Accrued income taxes                                       0            0
Deferred income taxes                                      0            1
Other accrued expenses                                   154           15
Stockholders' equity                                  11,562       12,895
                                                     -------      -------

    Total Liabilities and Stockholders' Equity       $11,716      $12,911
                                                     =======      =======

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21.  First Robinson Financial Corporation Condensed Financial Information

                         CONDENSED STATEMENTS OF INCOME
                   For the Years Ended March 31, 1999 and 1998

                                                                          1999        1998
                                                                          ----        ----
                                                                              (1,000's)
                                                                          ----------------
Income:
  Interest income                                                        $ 118       $ 112
                                                                         -----       -----
      Total income                                                         118         112
                                                                         -----       -----

Expenses:
  Professional fees                                                         78          42
  Compensation                                                             308           0
  Other                                                                     48          19
                                                                         -----       -----
      Total expense                                                        434          61
                                                                         -----       -----

Income (loss) before income taxes and equity
  in undistributed earnings of subsidiary                                 (316)         51

Benefit from (provision for) income taxes                                  123         (20)
                                                                         -----       -----

Income (loss) before equity in undistributed earnings of subsidiary       (193)         31

Equity of Undistributed Earnings of Subsidiary:
  First Robinson Savings Bank, N.A                                         403         121
                                                                         -----       -----

      Net income                                                         $ 210       $ 152
                                                                         =====       =====

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21.  First Robinson Financial Corporation Condensed Financial Information

                       CONDENSED STATEMENTS OF CASH FLOWS
                   For the Years Ended March 31, 1999 and 1998

                                                                 1999          1998
                                                               --------      --------
                                                                      (1,000's)
                                                               ----------------------
Cash Flows from Operating Activities:
  Net income                                                   $   210       $   152
  Adjustments to reconcile net income
   to net cash provided by operating activities:
    Equity in undistributed net income of subsidiary              (403)         (121)
    RRP amortization                                               124             0
    Increase in other assets                                       (19)          (46)
    Increase in prepaid income taxes                               (78)            0
    (Decrease) increase in deferred income taxes                    (1)            1
    Increase in other accrued expenses                             139            15
                                                               -------       -------
      Net cash (used in) provided by operating activities          (28)            1
                                                               -------       -------

Cash Flows from Investing Activities:
  Investment in the Bank                                             0        (4,094)
                                                               -------       -------
      Net cash used in investing activities                          0        (4,094)
                                                               -------       -------

Cash Flows from Financing Activities:
   Proceeds from issuance of stock                                   0         8,188
   Proceeds used to purchase ESOP shares                             0          (688)
   Proceeds used to purchase RRP shares                           (746)            0
   Purchase of treasury stock                                     (747)            0
   Dividends paid                                                 (258)            0
   ESOP Adjustments                                                131           140
                                                               -------       -------
     Net cash (used in) provided by financing activities        (1,620)        7,640
                                                               -------       -------

Net (decrease) increase in cash                                 (1,648)        3,547

Cash Beginning of Year                                           3,547             0
                                                               -------       -------

Cash End of Year                                               $ 1,899       $ 3,547
                                                               =======       =======


                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 22.  Segment Information

   As discussed in Note 1, during the current year the Company adopted the appropriate provisions of SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." The principal business of the Company is overseeing the business of the Bank and investing the portion of the net proceeds from its initial public offering retained by it. The Company has no significant assets other than its investment in the Bank, a loan to the ESOP plan, and certain investment securities and cash and cash equivalents. The Bank's principal business consists of attracting deposits from the general public and investing these deposits in loans to its customers. The Bank's operating facilities are contained in Crawford County, Illinois, and its lending is concentrated within Crawford and contiguous counties. The Bank has no customer from which it derives 10% or more of its revenue. With these facts in mind, the Company's management believes that the Company is comprised of only one reportable operating segment, and that the consolidated financial statements adequately reflect the financial condition and operations of that segment.

              FIRST ROBINSON FINANCIAL CORPORATION AND SUBSIDIARY
                             STOCKHOLDER INFORMATION
------------------------------------------------------------------------------


ANNUAL MEETING

The annual meeting of stockholders will be held at 10:00 a.m., Wednesday, July 28, 1999, at the Company's office located at 501 East Main Street, Robinson, Illinois.

STOCK LISTING

The Company's stock is traded on the over-the-counter market with quotations available through the OTC Electronic Bulletin Board under the symbol "FRFC."

PRICE RANGE OF COMMON STOCK

The following table sets forth the high and low bid prices of the Company's Common Stock for the periods indicated. The information set forth in the table below was provided by the OTC Electronic Bulletin Board. The information reflects interdealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.


                         Fiscal 1999                      Fiscal 1998
               --------------------------------  ------------------------------

                 High      Low       Dividends    High      Low      Dividends
               --------------------------------  ------------------------------


First Quarter    $18.75    $16.75    $0.30        $14.50    $14.50   $---

Second Quarter    17.37     13.50      ---         16.50     14.37    ---

Third Quarter     15.00     11.62      ---         16.87     15.12    ---

Fourth Quarter    14.25     10.75      ---         17.81     15.50    ---


The Company declared and paid a dividend of $0.30 per share in fiscal 1998. Dividend payment decisions are made with consideration of a variety of factors including earnings, financial condition, market considerations and regulatory restrictions. Restrictions on dividend payments are described in Note 9 of the Notes to Financial Statements included in this Annual Report.

As of June 21, 1999, the Company had approximately 610 stockholders of record and 788,323outstanding shares of Common Stock.

SHAREHOLDERS AND GENERAL INQUIRIES              TRANSFER AGENT

      Rick L. Catt                              Register and Transfer Company
      President and Chief Executive Officer     10 Commerce Drive
      First Robinson Financial Corporation      Cranford, New Jersey  07016
      501 East Main Street                      (908) 272-8511
      Robinson, Illinois 62454
      (618) 544-8621

ANNUAL AND OTHER REPORTS

The Company is required to file an Annual Report on Form 10-KSB for its fiscal year ended March 31, 1999, with the Securities and Exchange Commission. Copies of the Annual Report on Form 10-KSB and the Company's Quarterly Reports on Form 10-QSB may be obtained without charge by contacting:

      Rick L. Catt
      President and Chief Executive Officer
      First Robinson Financial Corporation
      501 East Main Street
      Robinson, Illinois 62454
      (618) 544-8621

              FIRST ROBINSON FINANCIAL CORPORATION AND SUBSIDIARY
                              CORPORATE INFORMATION

------------------------------------------------------------------------------


COMPANY AND BANK ADDRESSES

      501 East Main Street               Telephone:  (618) 544-6821
      Robinson, Illinois 62454           Fax:        (618) 544-7506


DIRECTORS OF THE BOARD

SCOTT F. PULLIAM                         RICK L. CATT
Chairman of the Board                    President and Chief Executive Officer
Public Accountant                        First Robinson Financial Corporation
Robinson, Illinois                       Robinson, Illinois

JAMES D. GOODWINE                        WILLIAM K. THOMAS
Funeral Director                         Attorney
Robinson, Illinois                       Robinson, Illinois

CLELL T. KELLER                          DONALD K. INBODEN
Retired Clerk of Crawford                Retired - Marathon Oil Company
County, Illinois Circuit Court           Robinson, Illinois
Robinson, Illinois


EXECUTIVE OFFICERS

RICK L. CATT                             JAMIE E. McREYNOLDS
President and Chief Executive Officer    Vice President, Chief Financial Officer
                                         and Secretary

LESLIE TROTTER, III                      WILLIAM D. SANDIFORD
Vice President                           Vice President

W. E. HOLT
Vice President and Senior Loan Officer


INDEPENDENT AUDITORS                     SPECIAL COUNSEL

Larsson, Woodyard & Henson, LLP          Silver, Freedman & Taff, L.L.P.
702 East Court Street                    1100 New York Avenue, N.W.
Paris, Illinois 61944                    Seventh Floor, East Tower
                                         Washington, D.C.  20005