Form 10KSB, Exhibit 13
period 2000-03-31
FIRST ROBINSON FINANCIAL CORP
filed 2000-06-29
CIK 1035991

2000 ANNUAL REPORT



















                      FIRST ROBINSON FINANCIAL CORPORATION

                                TABLE OF CONTENTS







                                                                        Page No.

President's Message........................................................  1
Selected Consolidated Financial Information................................  2
Management's Discussion and Analysis of Financial
   Condition and Results of Operations.....................................  4
Financial Statements....................................................... 16
Stockholder Information.................................................... 48
Corporate Information...................................................... 50

                [FIRST ROBINSON FINANCIAL CORPORATION LETTERHEAD]



Dear Stockholder,

         The board of directors and management are pleased to present to you the Annual Report of First Robinson Financial Corporation for the twelve-month fiscal year ending March 31, 2000.

         During this past twelve months, we have seen Y2K come and go, mostly as a non-event. The Company spent time and resources to ensure that the century change would go smoothly and it did. Our employees did an outstanding job of planning and preparing us for any possible adverse situation. Many procedures that were implemented as a result of Y2K will serve us well in the future.

         However, even though Y2K received most of our attention, our employees, management and the board of directors continued to strive to improve the Company. As you will see when you review this Annual Report, significant improvement has been made in several areas. Check cards or debit cards are now available to our customers. Internet banking is being tested by a control group and will be introduced to our customers in the very near future. Perhaps most importantly, the Company has continued to grow, both in profitability and asset size, thanks to the continued commitment and performance of our employees, management and board of directors in addition to the invaluable support of our customers and stockholders. We are very appreciative of this support.

         The board of directors and management are committed to increasing the value of our Company. The board has approved a stock repurchase plan that allows management, at their discretion and within limitations, to purchase outstanding shares of First Robinson Financial Corporation. The Company has been, and intends to be, a community-oriented financial institution serving the residents and businesses of Crawford County and surrounding counties. Our share of the market continues to increase, we believe in large part because of our "local flavor," your continued support, and a strong commitment to high quality customer service by all of our staff.

         On behalf of all of us at First Robinson, we thank you for your friendship, your business, and your commitment to help us face the challenges and opportunities of the coming year.

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
                                                    March 31,
                                             ----------------------
                                                2000        1999
                                             ---------   ----------
                                                 (in thousands)
Selected Financial Condition Data:
Total assets                                  $87,255      $83,797
Loans receivable, net                          63,982       62,593
Mortgage-backed securities                     10,983        8,131
Interest bearing deposits                       1,390        4,268
Investment securities                           5,466        3,978
Deposits                                       71,960       67,325
Total borrowings                                5,090        4,206
Stockholders' equity                            9,306       11,562

                                                  Year Ended March 31,
                                                ----------------------
                                                  2000         1999
                                                ---------   ----------
                                                    (in thousands)
Selected Operations Data:
Total interest income                             $  6,539      $ 6,545
Total interest expense                              (3,105)      (3,260)
                                                  --------      -------
   Net interest income                               3,434        3,285
Provision for loan losses                             (139)        (435)
                                                  --------      -------
Net interest income after provision for loan         3,295        2,850
                                                  --------      -------
losses
Fees and service charges                               390          269
Gain (loss) on sales of loans, securities and
   fixed assets                                         40          (31)
Other non-interest income                              222          130
                                                  --------      -------
Total non-interest income                              652          368
                                                  --------      -------
Total non-interest expense                          (2,885)      (2,888)
                                                  --------      -------
Income (loss) before taxes and extraordinary         1,062          330
 item
Income tax provision                                   405          120
Extraordinary item                                     ---          ---
                                                  --------      -------
Net income                                        $    657      $   210
                                                  ========      =======

                                                  Year Ended March 31,
                                                  ---------------------
                                                    2000         1999
                                                  --------      -------
Selected Financial Ratios and Other Data:
Performance Ratios:
  Return on assets (ratio of net income to
         average total assets)                        .77%        .25%
  Return on stockholders equity (ratio of net
         income to average equity)                    6.25        1.76
  Interest rate spread information:
   Average during period                              3.64        3.49
   End of period                                      3.62        3.51
  Net interest margin(1)                              4.24        4.20
  Ratio of operating expense to average total         3.37        3.48
         assets
  Ratio of average interest-earning assets to
         average interest-bearing liabilities       115.69      117.14

Quality Ratios:
 Non-performing assets to total assets at end
         of period                                    1.31         .18
 Allowance for loan losses to non-performing         55.12      428.38
         loans
 Allowance for loan losses to loans receivable,        .98        1.01
         net

Capital Ratios:
 Stockholders' equity to total assets at end of      10.67       13.80
         period
 Average stockholders equity to average assets      12.27%      14.34%


Other Data:
 Number of full-service offices                          3           3
 Number of full-time employees                          43          39
 Number of deposit accounts                         11,468      10,036
 Number of loan accounts                             2,636       2,973


--------------
(1)  Net interest income divided by average interest-earning assets.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

         When used in this filing and in future filings by First Robinson Financial Corporation (the "Company") with the Securities and Exchange Commission, in the Company's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties, including but not limited to changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected. References in this filing to "we", "us", and "our" refer to the Company and/or the Bank, as the content requires.

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

         We do not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

General

         Our principal business, through our operating subsidiary, First Robinson Savings Bank, National Association, (the "Bank") consists of accepting deposits from the general public and investing these funds primarily in loans, mortgage-backed securities and other securities. Our loans consist primarily of loans secured by residential real estate located in our market area, consumer loans, commercial loans, and agricultural loans.

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

         Our operations are significantly affected by prevailing economic conditions, competition and the monetary, fiscal and regulatory policies of government agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, competing investments, account maturities and the levels of personal income and savings in our market area.

         Historically, our mission has been to originate loans on a profitable basis to the communities we serve. In seeking to accomplish our mission, the Board of Directors and management have adopted a business strategy designed (i) to maintain the Bank's capital level in excess of regulatory requirements; (ii) to maintain asset quality, (iii) to maintain, and if possible, increase our earnings; and (iv) to manage our exposure to changes in interest rates.

Business Strategy

         First Robinson Savings Bank, N.A. is a community-oriented, locally owned financial institution offering services to residents and businesses of Crawford County, Illinois, our primary market area. The Board of Directors and management meet periodically to strategically plan for our future. We review and discuss new products and services to determine their effect on our profitability and customer service. The Bank offers fixed rate mortgage products through the Federal Home Loan Bank of Chicago and USDA Rural Development. These programs are continuing to grow and have provided additional non-interest income to the Bank. Our staff has developed some new checking account products and revised existing accounts as we continue to see excellent growth in the number of new checking and savings accounts. This fit well within our strategic plan as it helps us lower our overall cost of funds. Our Internet service continues to be a good producer of non-interest income, as we provide services to over 1,450 customers throughout Crawford County. A new wireless Internet service will be introduced to our customers within the next few months. Internet banking services are being tested and should also be available to the public within ninety days. These products will allow us to offer cash management and bill paying. PrimeVest Financial Services provides investment brokerage services to our customers. The service continues to grow and is also providing non-interest income. Our customer surveys, which are sent to every new checking and savings customer, reflect our success in providing excellent customer service and help us evaluate our service and products. The Company maintains a strong presence in the community and is the only independent community bank in Robinson, Palestine and Oblong, Illinois.

Financial Condition

Comparison of March 31, 2000 to March 31, 1999

         The Company's total assets increased by $3.5 million or 4.1% to $87.3 million at March 31, 2000 from $83.8 million at March 31, 1999. This increase in total assets is primarily the result of a $4.3 million or 35.8% increase in mortgage backed securities and investment securities, an increase of $1.4 million or 2.2% in loans receivable, net, an increase of $242,000 in deferred taxes, a $79,000 increase in foreclosed real estate, an increase of $76,000 in premises and equipment and a $45,000 increase in other assets offset by a decrease of $2.6 million in cash and cash equivalents, and a decrease of $97,000 in prepaid income taxes.

         Loans receivable, net, increased $1.4 million or 2.2% to $64.0 million at March 31, 2000 from $62.6 million at March 31, 1999. The increase in loans receivable, net was from an increase in real estate loans of $4.3 million or 9.7% from $44.7 million as of March 31, 1999 to $49.0 million on March 31, 2000. The most significant growth, $2.5 million or 7.9%, in real estate loans was in one-to-four family dwellings. The growth in real estate was offset by the decrease of $2.6 million or 14.1% in consumer and commercial loans. The tighter underwriting standards implemented last year, still in effect today, are the main reason for the decrease in consumer loans.

         Held to maturity investment securities decreased from $190,000 at March 31, 1999 to $148,000 at March 31, 2000. This $42,000 or 22.1% decrease came from the maturity of municipal securities.

         Mortgage-backed securities held to maturity increased to $747,000 as of March 31, 2000 from $0 for March 31, 1999. During the year a mortgage-backed security for $750,000 was purchased that management deemed necessary to classify as held to maturity. The offset was $3,000 in principal payments.

         Investment securities held available for sale increased to $5.3 million as of March 31, 2000 from $3.8 million on March 31, 1999. The $1.5 million or 40.4% increase came from the purchase of $1.9 million in government securities, the purchase of $232,000 in municipals and the purchase of $45,000 in Federal Home Loan Bank Stock ("FHLB") offset by the maturity of a $500,000 government security and $183,000 in gross unrealized losses.

         Available for sale mortgage-backed securities increased by $2.1 million or 25.9% from $8.1 million on March 31, 1999 to $10.2 million at March 31, 2000. The increase is due to the purchase of $4.5 million in mortgage-backed securities offset by $1.9 million in payments and $474,000 in unrealized losses. In an effort to manage the risk in our balance sheet, mortgage-backed securities and investment securities were purchased with excess funds.

         Total liabilities increased approximately $5.7 million or 7.9% to $77.9 million at March 31, 2000 from $72.2 million at March 31, 1999. This increase in liabilities was primarily the result of a $4.6 million, or 6.9% increase in deposits to $72.0 million at March 31, 2000 from $67.3 million at March 31, 1999 and an increase of $1.6 million or 80.0% in Federal Home Loan Bank advances from $2.0 million as of March 31, 1999 to $3.6 million at March 31, 2000. However repurchase agreements decreased from $2.2 million at March 31, 1999 to $1.5 million at March 31, 2000. The $716,000 or 32.5% decrease was the result of one of our largest personal depositors transferring her funds into the investment brokerage service we now offer. The past year we have concentrated our advertising on growing our core deposit accounts. The $4.6 million increase in total deposits was derived entirely from our low or no-interest bearing transaction accounts, passbook savings accounts and money market accounts.

         Stockholders' equity decreased to $9.3 million as of March 31, 2000 from $11.6 million at March 31, 1999. The $2.3 million or 19.5% decrease in stockholders' equity is primarily from the $2.5 million increase of the Companies common stock held in Treasury at a cost of $3.2 million as of March 31, 2000 from the total amount held at March 31, 1999 of $747,000, the payment of

$247,000 in dividends, and the $400,000 decrease in the valuation of securities held available for sale, offset by the valuation of $107,000 of the Employee Stock Ownership Plan (the "ESOP") shares allocated to participants as of December 31, 1999 and those shares ratably released for allocation for the period ending March 31, 2000, the amortization of $123,000 of the Recognition and Retention Plan (the "RRP") shares, and an increase in net income of $447,000 for the fiscal year ended March 31, 2000 as compared to the same period in the prior year.

Operating Results

Comparison of Operating Results for the Years Ended March 31, 2000 and 1999

Performance Summary

         We are reporting net income of $657,000 during the year ended March 31, 2000, as compared to a net income of $210,000 for the year ended March 31, 1999. The $447,000, or 212.9%, increase in net income during the year ended March 31, 2000, as compared to the same period in the prior year, was primarily attributable to an increase of $284,000, or 77.2%, in non-interest income, a decrease of $296,000, or 68.1%, in provision for loan losses, an increase of $149,000 or 4.5% in net interest income, and a decrease of $3,000 in non-interest expense partially offset by an increase of $285,000, or 237.5%, in provision for income tax. For the year ended March 31, 2000 and the year ended March 31, 1999 the returns on average assets were 0.77% and 0.25% respectively, while the returns on average equity were 6.25% and 1.76% respectively.

Net Interest Income

         Net interest income is our largest component of income and represents the difference between interest and fees earned on loans and investments and the interest paid on interest bearing liabilities. For the year ended March 31, 2000, net interest income increased by $149,000, or 4.5% to $3.4 million compared to the year ended March 31, 1999. This reflects a decrease of $155,000, or 4.8%, in interest expense offset by a decrease of $6,000, or 0.1%, in interest income. The decrease in interest expense was the result of a $146,000, or 4.8%, decrease in interest on deposits and a $9,000, or 4.0%, decrease in interest on other borrowed funds. The decrease in interest income is the result of a $325,000, or 85.8%, increase in interest on mortgage-backed securities offset by a decrease in interest on securities and interest-bearing deposits of $33,000, or 8.4%and a decrease of $298,000, or 5.2%, in interest on loans. The amount of net interest income is affected by changes in the volume and mix of earning assets and interest bearing deposits and liabilities, and the interest rates on these assets and liabilities. An analysis of how changes in volumes and rates have affected net interest income for the years ended March 31, 2000 and 1999 is presented on page 11 of this report.

         For the year ended March 31, 2000, the average yield on interest-earning assets was 8.08% compared to 8.38% for the year ended March 31, 1999. The average cost of interest-bearing liabilities was 4.44% for the year ended March 31, 2000, a decrease from 4.89% for the year ended March 31, 1999. The average balance of interest-earning assets increased by $ 2.8 million, or 3.6%, to $80.9 million for the year ended March 31, 2000, compared to $78.1 million for the year ended March 31, 1999. The average balance of interest-bearing liabilities increased by $ 3.2 million or 4.9%, to $70.0 million for the year ended March 31, 2000 from $66.7 million for the year ended March 31, 1999. A detailed analysis of net interest income, with average balances and related interest rates comparing the years ended March 31, 2000 and 1999 appear on page 10 of this report.

         The average interest rate spread was 3.64% for the fiscal year ended March 31, 2000 compared to 3.49% for the year ended March 31, 1999. The average net interest margin was 4.24% for the fiscal year ended March 31, 2000 compared to 4.20% for the year ended March 31, 1999.

Non-Interest Income

         For the year ended March 31, 2000, non-interest income increased $284,000, or 77.2% when compared to the year ended March 31, 1999. Service charges on our deposit accounts were evaluated and adjusted beginning April 1, 1999. This adjustment had a positive impact on our non-interest income. Service charges and fees on our deposit accounts increased $121,000, or 45.0% from $269,000 as of March 31, 1999 to $390,000 at March 31, 2000.

         Also increasing our non-interest income was the addition of an investment brokerage service. In April of 1999, we began offering this service to our customers. The net commissions received from the brokerage service were $38,000 for the year ended March 31, 2000. We expect our commissions to increase in the coming year as our representative's client base grows. Our internet service also provided $65,000 in non-interest income for the year ended March 31, 2000.
This is an increase of $30,000, or 85.7%, from March 31, 1999.

         We also began offering fixed rate one-to- four family home loans through the Mortgage Partnership Finance program of the Federal Home Loan Bank of Chicago in the past year. We receive a premium from the sale of these loans. For the year ended March 31, 2000 we had a gain on sale of loans of $40,000. This is an increase from $0 for March 31, 1999. Charges and fees on loans increased $14,000, or 22.2% from the prior fiscal year. The last factor impacting non-interest income for this year was the decrease of net loss on sale of assets. We had no loss on the sale of any assets for the year ended March 31, 2000 as compared to a $31,000 loss for the year ended March 31, 1999.

Non-Interest Expense

         Non-interest expense decreased by $3,000, or 0.1%, for the year ended March 31, 2000 in comparison to the year ended March 31, 1999. Contributing factors were a decrease of $8,000, or 0.5%, in compensation and employee benefits, a decrease of $32,000, or 24.4%, in audit, legal and other professional fees, a decrease of $15,000, or 27.3%, in Federal Deposit Insurance Premiums and a decrease of $11,000, or 2.5% in miscellaneous operating expenses. Controlling these costs is one of our goals we strive to achieve each year. However, offsetting these decreases were increases in occupancy and equipment expense and advertising.

         Occupancy and equipment expense increased $34,000, or 7.6%, for the year ended March 31, 2000 as compared to the year ended March 31, 1999. This increase is the result of an increase in depreciation expense of furniture and fixtures and an increase in building expense due to needed remodeling of the Robinson facility.

         Advertising expense increased $29,000, or 42.0% for the fiscal year ended March 31, 2000 as compared to the same period ended March 31, 1999. The increase in advertising expense is relative to our focus on growing our deposit customer base and push for name recognition. We also like to stay active and reinvest in our community by sponsoring and donating to worthwhile events.

Provision for Loan Losses

         During the year ended March 31, 2000, we recorded provision for loan losses of $139,000, as compared to $435,000 for the same period of the prior year, a decrease of $296,000, or 68.1%. We recorded such provisions to adjust our allowance for loan losses to a level deemed appropriate based on the assessment of the volume and lending presently being conducted, industry standards, past due loans, economic conditions in our market area generally and other factors related to the collectability of our loan portfolio. Implementing tighter underwriting has been a significant source in the decrease of our provision for loan losses. Non-performing assets as a percentage of total assets was 1.31% at March 31, 2000, as compared to .18% at March 31, 1999.

         Management will continue to monitor its allowance for loan losses and make additions to the allowance through the provision for loan losses as economic conditions and other factors dictate. Although we maintain our allowance for loan losses at a level which we consider to be adequate to provide for loan losses, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in the future.

Provision for Income Taxes

         We recorded a provision for income taxes of $405,000 for the fiscal year ended March 31, 2000, as compared to a provision for income taxes of $120,000 for the year ended March 31, 1999, an increase of $285,000 or 237.5%. The effective tax rate during the year ended March 31, 2000 was 38.1% (federal and state), as compared to 36.4% during the same period in the prior year.

Average Balances/Interest Rates and Yields

         The following table presents for the years indicated the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

                                                                      Year Ended March 31,
                                           ------------------------------------------------------------------------
                                                             2000                                1999
                                           ----------------------------------    ----------------------------------
                                            Average        Interest               Average       Interest
                                          Outstanding      Earned/     Yield/   Outstanding     Earned/     Yield/
                                            Balance         Paid        Rate      Balance        Paid        Rate
                                           ---------    -----------   -------    ---------     ---------   --------
Interest-earning assets:
 Loans receivable(1)                       $62,409       $  5,477     8.78%      $63,777       $  5,775      9.05%
 Mortgage-backed securities                 10,980            704     6.41         6,210            379      6.10
 Investment securities                       4,833            279     5.77         4,162            243      5.83
 Interest-bearing deposits                   2,709             79     2.94         3,998            148      3.70
                                           -------       --------                -------       --------
   Total interest-earning assets            80,931       $  6,539     8.08        78,147       $  6,545      8.38
                                                         ========     ====                     ========
Noninterest-earning assets                   4,754                                 4,932
                                           -------                               -------
   Total assets                            $85,685                               $83,079
                                           =======                               =======

Interest-bearing liabilities:
 Savings deposits                          $ 8,572            233     2.72       $ 6,819       $    206      3.02
 MMDA and NOW deposits                      12,397            304     2.45        10,808            342      3.16
 Certificate of deposits                    44,892          2,351     5.24        44,987          2,486      5.53
 Borrowings                                  4,095            217     5.30         4,097            226      5.52
                                           -------       --------                -------       --------
   Total interest-bearing                   69,956       $  3,105     4.44        66,711          3,260      4.89
                                                         ========                              --------
        liabilities
 Noninterest-bearing liabilities             5,215                                 4,458
                                           -------                               -------
   Total liabilities                        75,171                                71,169
Stockholders' equity                        10,514                                11,910
                                           -------                               -------
    Total liabilities and capital          $85,685                               $83,079
                                           =======                               =======
Net interest income                                      $  3,434                              $  3,285
                                                         ========                              ========
Net interest spread                                                   3.64%                                  3.49%
                                                                      ====                                   ====
Net average earning assets                 $10,975                               $11,436
                                           =======                               =======
Net yield on average earning assets                                   4.24%                                  4.20%
                                                                      ====                                   ====
Average interest-earning assets                             1.16x                                 1.17x
       to average interest-bearing
       liabilities

-----------------
(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

                                        10

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


                                                                    Year Ended March 31,
                                                                    --------------------
                                                  1999 vs. 2000                         1998 vs. 1999
                                         ---------------------------           ----------------------
                                              Increase                     Increase
                                             (Decrease)                   (Decrease)
                                              Due to         Total          Due to             Total
                                         ---------------    Increase    -----------------    Increase
                                         Volume   Rate     (Decrease)    Volume   Rate      (Decrease)
                                         ------- -------  ------------  -------- --------  -------------
Interest-earning assets:
 Loans receivable                        $ (125) $ (173)      $(298)     $   6    $ (84)      $  (78)
 Mortgage-backed securities                 305      20         325        193       (6)         187
 Investments securities                      38      (2)         36        167        1          168
 Other                                      (42)    (27)        (69)        19      (13)           6
                                         ------  ------       -----      -----    -----       ------
   Total interest-earning assets         $  176  $ (182)      $  (6)     $ 385    $(102)      $  283
                                         ------  ------       -----      -----    -----       ------

Interest-bearing liabilities:
 Savings deposits                            43     (16)         27         10      ---           10
 Demand and NOW accounts                     70    (108)        (38)        82       (6)          76
 Certificate accounts                        (5)   (130)       (135)        62      (82)         (20)
 Borrowings                                 ---      (9)         (9)       124        2          126
                                         ------  ------       -----      -----    -----       ------
   Total interest-bearing liabilities    $  108  $ (263)      $(155)     $ 278    $ (86)      $  192
                                         ------  ------       -----      -----    -----       ------

Net interest income                      $   68  $   81       $ 149      $ 107    $ (16)      $   91
                                         ======  ======       =====      =====    =====       ======


Asset/Liability Management

         A principal financial objective of ours is to achieve long-term profitability while reducing our exposure to fluctuations in interest rates. We have sought to reduce exposure of our earnings to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates. The principle element in achieving this objective has been to increase the interest-rate sensitivity of our assets by originating loans with interest rates subject to periodic repricing to market conditions. Accordingly, we have emphasized the origination of one to five year adjustable rate mortgage loans and daily adjustable commercial loans and short-term consumer loans for retention in our portfolio. We are offering higher yields on all non-maturity deposits. This will assist in getting rate sensitive liabilities to off-set the short term variable rate loans being offered. We have also established a fixed rate one- to four- family real estate mortgage program, whereby these loans are sold off to the Federal Home Loan Bank. This program allows us to originate and service these loans and not be subject to any interest rate risk with only a minimal amount of credit risk while receiving significant fee income.

         An asset or liability is interest rate sensitivity within a specific time period if it will mature or reprice within that time period. If our assets mature or reprice more quickly or to a greater extent than our liabilities, the our net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates.

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

         Our principal strategy in managing our interest rate risk is to analyze all assets based on rate, rate adjustment and maturity versus liabilities and equity with a resulting matrix, (using a 1 month to greater than 3 years time frames) being prepared and a net interest income change computed and compared to capital. All asset and liability sales strategies are priced on the need of volume in a particular time frame. We do not engage in hedging activities.

         Net Portfolio Value. We voluntarily measure our interest rate risk ("IRR") into our internal risk based capital calculation. The IRR component is a dollar amount that measures the terms of the sensitivity of our net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. We measure the change to NPV as a result of a hypothetical 200 basis point ("bp") change in market interest rates. We review the IRR measurements on a monthly basis. We also monitor effects on net interest income resulting from increases and decreases in rates. The following table presents our NPV at March 31, 2000, as calculated by us.

                                        At March 31, 2000
                    --------------------------------------------------------
                                                         NPV as % of PV of
    Change in              Net Portfolio Value                Assets
       Rate         -------------------------------    ---------------------
  (Basis Points)    $ Amount   $ Change    % Change    NPV Ratio   BP Change
  --------------    --------   --------    --------    ---------   ---------
                                           (Dollars in thousands)

      +200 bp        $9,802       $805        8.95%      11.29%        92
       100            9,617        620        6.89       11.08         71
         0            8,997          0           0       10.37          0
      -100            8,521       (476)      (5.30)       9.82        (55)
      -200            7,506     (1,491)     (16.57)        .65       (172)


         In the above table, the first column on the left presents the basis point increments of yield curve shifts. The second column presents the overall dollar amount of NPV at each basis point increment. The third and forth columns present our actual position in dollar change and percentage change in NPV at each basis point increment. The remaining columns present our percentage change and basis point change in our NPV as a percentage of portfolio value of assets.

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

         While our Board of Directors has not established any limits for changes in NPV, the Board of Directors are responsible for reviewing our asset and liability policies and meets monthly to review interest rate risk and trends, as well as liquidity and capital ratios and requirements. Our management is responsible for administering the policies and determinations of the Board of Directors with respect to our asset and liability goals and strategies.

Liquidity

         Our primary sources of funds are deposits, repayments and prepayments of loans and interest income. Although maturity and scheduled amortization of loans are relatively predictable sources of funds, deposit flows and prepayments on loans are influenced significantly by general interest rates, economic conditions and competition.

         Our primary investment activity is originating one-to-four family residential mortgages, commercial business and real estate loans, and consumer loans to be held to maturity. For the years ended March 31, 2000 and 1999, we originated loans for our portfolio in the amount of $31.0 million and $34.3 million respectively. For the years ended March 31, 2000 and 1999, these activities were funded from repayments of $ 26.3 million and $33.1 million, respectively and sales and participations of $3.3 million and $1.9 million, respectively.

         Our most liquid assets are cash and cash equivalents, which include short-term investments. For the years ended March 31, 2000 and 1999, cash and cash equivalents were $2.7 million and $5.3 million, respectively. In addition, we have used jumbo certificates of deposits as a source of funds. Jumbo certificates of deposits represented $14.6 million and $11.0 million for the years ended March 31, 2000 and March 31, 1999, respectively, or 20.2% of total deposits for March 31, 2000 and 16.4% of total deposits for March 31, 1999. We have monitored and reviewed our liquidity and maintain a $ 14.6 million line of credit with the FHLB, which can be assessed immediately. We also maintain a $2.0 million line of credit with Cole Taylor Bank located in Chicago, Illinois and a $2.0 million line of credit with Independent Banker's Bank located in Springfield, Illinois. We have also established borrowing capabilities at the discount window with the Federal Reserve Bank of St. Louis.

         Our liquidity management is both an ongoing and long-term function of our asset/liability management strategy. Excess funds, when applicable, generally are invested in deposits at the FHLB of Chicago. Currently, when we require funds, beyond its ability to generate deposits, additional sources of funds are available through the FHLB of Chicago. We have the ability to pledge our FHLB of Chicago stock or certain other assets as collateral for such advances. We use FHLB advances to fund cash flow shortages. These advances are generally less than .10% over the average rate paid on our certificates of deposit. We may also use FHLB advances to fund loan demand in excess of the available funds.

         Management and the Board of Directors believe that due to significant amounts of adjustable rate mortgage loans that could be sold and our ability to acquire funds from the FHLB of Chicago and our other correspondent relationships that our liquidity is adequate.

Impact of Inflation and Changing Prices

         The financial statements and related data presented in this Annual Report have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in relative purchasing power of money over time due to inflation. The primary impact of inflation on our operation is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

                         LARSSON, WOODYARD & HENSON, LLP
                          CERTIFIED PUBLIC ACCOUNTANTS
                        MEMBERS OF AMERICAN INSTITUTE OF
              CERTIFIED PUBLIC ACCOUNTANTS o ILLINOIS CPA SOCIETY

           702 E. COURT STREET o P. O. BOX 426 o PARIS, ILLINOIS 61944
                     TEL (217) 465-6494 o FAX (217) 465-6499


                          Independent Auditors' Report


  To the Board of Directors
  First Robinson Financial Corp.
   and Subsidiary
  Robinson, Illinois

  We have audited the accompanying consolidated balance sheets of First Robinson Financial Corp. and Subsidiary as of March 31, 2000 and 1999 and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Robinson Financial Corp. and Subsidiary as of March 31, 2000 and 1999 and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

/s/ LARSSON, WOODYARD & HENSON, LLP

  April 20, 2000
  Paris, Illinois

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

ASSETS

                                                          March 31,    March 31,
                                                            2000         1999
                                                          ---------- -----------
                                                                 (1,000's)

Cash and cash equivalents:
   Cash                                                    $  1,269   $  1,007
   Interest bearing deposits                                  1,390      4,268
                                                           --------   --------
   Total cash and cash equivalents                            2,659      5,275

Securities available for sale
  (amortized cost of $5,490,000 and $3,777,000
  at March 31, 2000 and 1999, respectively)                   5,318      3,788
Securities held to maturity (estimated
  market value of $148,000 and $195,000
  at March 31, 2000 and 1999, respectively)                     148        190
Mortgage-backed and related securities available for sale
  (amortized cost of $10,744,000 and $8,165,000
  at March 31, 2000 and 1999, respectively)                  10,236      8,131
Mortgage-backed and related securities held to maturity
  (estimated market value of $766,000 and $0
  at March 31, 2000 and 1999, respectively)                     747          0
Loans receivable, net                                        63,982     62,593
Foreclosed real estate                                           79          0
Premises and equipment                                        2,994      2,918
Accrued interest receivable                                     698        698
Prepaid income taxes                                              0         97
Deferred income taxes                                           242          0
Other assets                                                    152        107
                                                           --------   --------
     Total Assets                                          $ 87,255   $ 83,797
                                                           ========   ========

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                         March 31,     March 31,
                                                            2000        1999
                                                          ---------- -----------
                                                                 (1,000's)

Deposits                                                   $ 71,960    $67,325
Federal Home Loan Bank advances                               3,600      2,000
Repurchase agreements                                         1,490      2,206
Advances from borrowers for taxes and insurance                 112         98
Accrued interest payable                                        308        294
Accrued income taxes                                            228          0
Deferred income taxes                                             0         69
Accrued expenses                                                251        243
                                                           --------    -------
     Total Liabilities                                       77,949     72,235
                                                           --------    -------
Commitments and contingencies

Stockholders' Equity
   Preferred stock, $.01 par value;
      authorized 500,000 shares,
      no shares issued and outstanding
   Common stock $.01 par value;
      authorized 2,000,000 shares
      859,625 shares issued and outstanding                       9          9
   Treasury stock, at cost                                   (3,243)      (747)
   Additional paid-in capital                                 8,305      8,277
   Accumulated other comprehensive income                      (414)       (14)
   Common stock acquired by ESOP/RRP                           (936)    (1,138)
   Retained earnings                                          5,585      5,175
                                                           --------    -------
      Total Stockholders' Equity                              9,306     11,562
                                                           --------    -------
      Total Liabilities and Stockholders' Equity           $ 87,255    $83,797
                                                           ========    =======

    See accompanying notes to consolidated  financial statements.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME


                                                               March 31,
                                                         --------------------
                                                           2000        1999
                                                         --------   ---------
                                                               (1,000's)
Interest income:
   Interest on loans                                     $  5,477   $   5,775
   Interest on mortgage-backed securities                     704         379
   Interest on securities and
    interest-bearing deposits                                 358         391
                                                         --------   ---------
     Total interest income                                  6,539       6,545
                                                         --------   ---------
Interest expense:
   Interest on deposits                                     2,888       3,034
   Interest on other borrowed funds                           217         226
                                                         --------   ---------
     Total interest expense                                 3,105       3,260
                                                         --------   ---------
     Net interest income                                    3,434       3,285

Provision for loan losses                                     139         435
                                                         --------   ---------
     Net interest income after provision for loan losses    3,295       2,850

Non-interest income                                           652         368

Non-interest expense                                        2,885       2,888
                                                         --------   ---------
     Income before income taxes                             1,062         330

Provision for income taxes                                    405         120
                                                         --------   ---------
     Net income                                          $    657   $     210
                                                         ========   =========
Basic earnings per share                                 $   0.96   $    0.27
Diluted earnings per share                               $   0.96   $    0.27


         See accompanying notes to consolidated financial statements.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                           Accumulated
                                                                                  ESOP/RRP Other Com-             Compre-
                                            Common   Paid-in   Retained  Treasury  Common  prehensive             hensive
                                            Stock    Capital   Earnings   Stock    Shares   Income      Total     Income
                                          ---------- -------- ---------- --------- ------- ----------- --------- ---------
                                                                            (1,000's)

Balance at March 31, 1998                   $  9     $ 8,232   $ 5,223  $   ---   $  (602)  $   33     $ 12,895   $   ---
Comprehensive Income
   Net income                                                      210                                      210       210
   Other comprehensive income
     Unrealized gain (loss) on
     Securities, net of related
      tax effects of $30                                                                                              (47)
                                                                                                                  -------
   Total other comprehensive income                                                            (47)         (47)      (47)
                                                                                                                  -------
   Total comprehensive income                                                                                     $   163
                                                                                                                  =======
Treasury stock, at cost (42,981 shares)                                    (747)                           (747)
Common stock acquired by RRP
  at cost (42,981 shares)                                                            (746)                 (746)
Dividends ($0.30 per share)                                       (258)                                    (258)
Amortization of RRP                                                                   124                   124
ESOP shares allocated                                     45                           86                   131
                                                     -------                      -------              --------
Balance at March 31, 1999                   $  9     $ 8,277   $ 5,175  $  (747)  $(1,138)  $  (14)    $ 11,562
Comprehensive Income
   Net income                                                      657                                      657   $   657
   Other comprehensive income
     Unrealized gain (loss) on
     Securities, net of related
      tax effects of $256                                                                                            (400)
                                                                                                                  -------
   Total other comprehensive income                                                           (400)        (400)     (400)
                                                                                                                  -------
   Total comprehensive income                                                                                     $   257
                                                                                                                  =======
Treasury stock, at cost (181,187 shares)                                 (2,496)                         (2,496)
Dividends ($0.31 per share)                                       (247)                                    (247)
Amortization of RRP                                                                   123                   123
ESOP shares allocated                                     28                           79                   107
                                                     -------                      -------              --------
Balance at March 31, 2000                   $  9     $ 8,305   $ 5,585  $(3,243)  $  (936)  $ (414)    $  9,306
                                            ====     =======   =======  =======   =======   ======     ========


         See accompanying notes to consolidated financial statements.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        March 31
                                                                  -------------------
                                                                    2000      1999
                                                                  --------  ---------
                                                                       (1,000's)
Cash flows from operating activities:
   Net income                                                     $   657   $   210
   Adjustments to reconcile net income to net
    cash provided by operating activities
     Provision for depreciation                                       277       245
Provision for loan losses                                             139       435
Net amortization and accretion on securities
       and mortgage-backed securities                                  26        38
     Amortization of RRP                                              123       124
     ESOP shares allocated                                            107       131
     Decrease in accrued interest receivable                            0        17
     Decrease (increase) in prepaid income taxes                       97       (68)
     (Increase) decrease in other assets                              (45)      117
     Increase (decrease) in accrued interest payable                   14       (54)
     Increase in accrued income taxes                                 228         0
     Increase in deferred income taxes                                (55)      (88)
     Increase in accrued expenses                                       8        24
     Gain on sale of loans                                            (40)        0
                                                                  -------   -------
       Net cash provided by operating activities                    1,536     1,131
                                                                  -------   -------
Cash flows from investing activities:
     Proceeds from maturities of securities available for sale        500     1,500
     Proceeds from maturities of securities held to maturity           42        35
     Purchase of securities held to maturity                            0       (35)
     Purchase of securities available for sale                     (2,170)   (1,832)
     Purchase of mortgage-backed securities held to maturity         (750)        0
     Purchase of mortgage-backed securities available for sale     (4,498)   (8,469)
     FHLB stock purchased                                             (45)      (35)
     Repayment of principal on mortgage-backed securities           1,898     1,716
     Increase in loans receivable                                  (4,775)      (55)
     Purchase of loans and participations                            (149)     (678)
     Sale or participation of originated loans                      3,328     1,939
     Sale of foreclosed real estate                                    30       221
     Purchase of premises and equipment                              (353)     (266)
                                                                  -------   -------
       Net cash used in investing activities                       (6,942)   (5,959)
                                                                  -------   -------

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                       March 31
                                                                  -----------------
                                                                   2000       1999
                                                                  -------   -------
                                                                       (1,000's)
Cash flows from financing activities:
   Net increase in deposits                                       $ 4,635   $ 4,695
   (Decrease) increase in repurchase agreements                      (716)      562
   Advances from Federal Home Loan Bank                            27,360     1,500
   Repayment of Federal Home Loan Bank advances                   (25,760)   (1,500)
   Increase in advances from borrowers for taxes and insurance         14        23
   Purchase of treasury stock                                      (2,496)     (747)
   Purchase of stock for RRP                                            0      (746)
   Dividends paid                                                    (247)     (258)
                                                                  -------   -------
     Net cash provided by financing activities                      2,790     3,529
                                                                  -------   -------
Decrease in cash and cash equivalents                              (2,616)   (1,299)

Cash and cash equivalents at beginning of year                      5,275     6,574
                                                                  -------   -------
Cash and cash equivalents at end of year                          $ 2,659   $ 5,275
                                                                  -------   -------
Supplemental Disclosures:
  Additional Cash Flows
    Information:
    Cash paid for:
      Interest on deposits, advances and other borrowings         $ 3,091   $ 3,314
    Income taxes:
      Federal                                                         106       230
      State                                                            28        26

Non-Cash Investing Activities
    Loans transferred to foreclosed real estate                       115        49
    Securities transferred to available for sale                        0       751


         See accompanying notes to consolidated financial statements.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

Description of the Business

     First Robinson Financial Corporation (the Company) was incorporated as a Delaware corporation in March of 1997 at the direction of the Board of Directors of First Robinson Savings and Loan, F.A., the predecessor of First Robinson Savings Bank, National Association (the Bank), to become the holding company for the Bank upon its conversion from a mutual federal savings and loan to a national stock bank (the Conversion). The Bank was originally chartered in 1883. As of March 31, 2000, the Company has no significant assets other than the outstanding stock of the Bank and a note receivable from the ESOP Trust for the shares purchased for the Employee Stock Ownership Plan. The Company's principal business is overseeing and directing the business of the Bank and investing the assets of the Company. The Company has registered with the Board of Governors of the Federal Reserve System as a bank holding company.

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

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Summary of Significant Accounting Policies

Securities and Mortgage-Backed Securities

     Investment  and  mortgage-backed  securities  available  for  sale  include securities that management intends to use as part of its overall asset/liability management strategy and that may be sold in response to changes in interest rates and resultant prepayment risk and other related factors. Securities available for sale are carried at fair value, and unrealized gains and losses (net of related tax effects) are excluded from earnings but are included in stockholders' equity. Upon realization, such gain and losses will be included in earnings using the specific identification method. Investment securities and mortgage-backed securities, other than those designated as available for sale or trading, are comprised of debt securities for which the Bank has positive intent and ability to hold to maturity and are carried at cost. All securities are adjusted for amortization of premiums and accretion of discounts using the level-yield method over the estimated lives of the securities.

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

Mortgage Servicing Rights

     For the year ended March 31, 2000, the Bank entered into the Mortgage Partnership Finance program (MPF) of the Federal Home Loan Bank of Chicago. This MPF program allows the Bank to sell residential mortgage loans to the Federal Home Loan Bank. The Bank sells only individual loans and does not originate loans for future sales. The Bank has retained servicing on these loans. Mortgage servicing rights are estimated at fair value an amortized in proportion to, and over the period of estimated servicing revenues. Servicing rights are assessed for impairment periodically, based on fair value, and with any impairment recognized through a valuation allowance. For purposes of measuring impairment, the loans are stratified on annual production. The Bank has not established a valuation allowance as of March 31, 2000. Costs of servicing loans are charged to expense as incurred. Mortgage servicing rights amounted to $22,000 at March 31, 2000.

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

Investment Services

     The Bank offers investment brokerage services in a fiduciary or agency capacity and are not included in the consolidated balance sheets because such items are not assets of the Bank.

Reclassifications

     Amounts presented in prior years consolidated financial statements have been reclassified to conform to the 2000 presentation.

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

     This statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. This statement is effective for fiscal years beginning after December 15, 1997. The Company has adopted the provisions of the statement for the year ended March 31, 1999 and has presented comprehensive income information in the consolidated balance sheets and statements of stockholders' equity. Because the statement solely relates to disclosure requirements, it had no effect on the Company's financial results.

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

     Employers' Disclosure about Pension and Other Postretirement Benefits

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 standardizes the disclosure requirements for pensions and other postretirement benefits. This statement is effective for financial statements for periods beginning after December 15, 1997. The Company has adopted the appropriate provisions of the statement for the year ended March 31, 1999.

     Accounting for Derivative Instruments and Hedging Activities

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments and hedging activities and requires recognition of all derivatives as either assets or liabilities measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," amended Statement No. 133 to be effective for all fiscal years beginning after June 15, 2000. Although the Company has not formally completed its evaluation of SFAS No. 133, as amended, the adoption of the statement is not expected to have a material effect on the consolidated financial statements.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2.  Securities

Securities available for sale are summarized as follows:

                                                   March 31, 2000
                                      ------------------------------------------
                                                  Gross      Gross   Approximate
                                      Amortized Unrealized Unrealized   Market
                                        Cost      Gains      Losses     Value
                                      --------- ---------- ---------- ----------
                                                       (1,000's)

U. S. government and agency securities  $3,442    $    0     $    42   $   3,400
State and municipal obligations          1,528         0         130       1,398
FRB stock                                  123         0           0         123
FHLB stock                                 397         0           0         397
                                        ------    ------     -------   ---------
                                        $5,490    $    0     $   172   $   5,318
                                        ======    ======     =======   =========

                                                   March 31, 1999
                                      ------------------------------------------
                                                  Gross      Gross   Approximate
                                      Amortized Unrealized Unrealized   Market
                                        Cost      Gains      Losses     Value
                                      --------- ---------- ---------- ----------
                                                       (1,000's)

U. S. government and agency securities  $2,006    $   23     $     0   $   2,029
State and municipal obligations          1,296         1          13       1,284
FRB stock                                  123         0           0         123
FHLB stock                                 352         0           0         352
                                        ------    ------     -------   ---------
                                        $3,777    $   24     $    13   $   3,788
                                        ======    ======     =======   =========

     The amortized cost and approximate market value of securities available for sale, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities from call options and prepayments.

                                         March 31, 2000        March 31, 1999
                                      -------------------- ---------------------
                                               Approximate           Approximate
                                      Amortized   Market   Amortized    Market
                                        Cost      Value      Cost       Value
                                      --------- ---------- ---------  ----------
                                                       (1,000's)

Due in one year or less                $   504  $    500   $    499    $   502
Due after one year through five years    1,502     1,485      1,507      1,527
Due after five years through ten years   1,863     1,793          0          0
Due after ten years                      1,621     1,540      1,771      1,759
                                       -------  --------   --------    -------
                                       $ 5,490  $  5,318   $  3,777    $ 3,788
                                       =======  ========   ========    =======

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2.  Securities

Securities held to maturity are summarized as follows:

                                                   March 31, 2000
                                      ------------------------------------------
                                                  Gross      Gross   Approximate
                                      Amortized Unrealized Unrealized   Market
                                        Cost      Gains      Losses     Value
                                      --------- ---------- ---------- ----------
                                                       (1,000's)

State and municipal obligations        $   148    $    0      $   0     $   148
                                       =======    ======      =====     =======

                                                   March 31, 1999
                                      ------------------------------------------
                                                  Gross      Gross   Approximate
                                      Amortized Unrealized Unrealized   Market
                                        Cost      Gains      Losses     Value
                                      --------- ---------- ---------- ----------
                                                       (1,000's)

State and municipal obligations        $   190    $    5      $   0     $   195
                                       =======    ======      =====     =======

     The amortized cost and approximate market value of securities held to maturity, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities from call options and prepayments.

                                         March 31, 2000        March 31, 1999
                                      -------------------- ---------------------
                                               Approximate           Approximate
                                      Amortized   Market   Amortized    Market
                                        Cost      Value      Cost       Value
                                      --------- ---------- ---------  ----------
                                                       (1,000's)

Due in one year or less                 $    49  $     49    $    43   $    43
Due after one year through five years        99        99        147       152
Due after five years through ten years        0         0          0         0
Due after ten years                           0         0          0         0
                                        -------  --------    -------   -------
                                        $   148  $    148    $   190   $   195
                                        =======  ========    =======   =======

     Securities with a carrying amount of $2,715,000 and $2,029,000 at March 31, 2000 and 1999 were pledged to secure public deposits and for other purposes as required or permitted by law. The Company transferred one U.S. Government security from held to maturity to available for sale during the prior year in accordance with SFAS 133. Carrying value was $500,000 and estimated fair market value was $513,000 and the increase was included in unrealized gains (loss) on securities in other comprehensive income.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2.  Securities

     Proceeds from sales of securities, gross gains and gross losses from such sales were as follows:

                                       Year Ended        Year Ended
                                        March 31,         March 31,
                                          2000              1999
                                      -------------- ----------------
                                                 (1,000's)

     Proceeds from sales                $      0          $     0
                                        ========          =======
     Gross gains                        $      0          $     0
     Gross losses                              0                0
                                        --------          -------
                                        $      0          $     0
                                        ========          =======

Note 3.  Mortgage-Backed and Related Securities

     Mortgage-backed and related securities available for sale are summarized as follows:
                                   March 31, 2000
                      ------------------------------------------
                                  Gross      Gross   Approximate
                      Amortized Unrealized Unrealized   Market
                        Cost      Gains      Losses     Value
                      --------- ---------- ---------- ----------
                                     (1,000's)

GNMA certificates    $  6,412   $      1     $   355   $  6,058
FNMA certificates       2,996          1         129      2,868
FHLMC certificates      1,336          2          28      1,310
                     --------   --------     -------   --------
                     $ 10,744   $      4     $   512   $ 10,236
                     ========   ========     =======   ========

                                   March 31, 1999
                      ------------------------------------------
                                  Gross      Gross   Approximate
                      Amortized Unrealized Unrealized   Market
                        Cost      Gains      Losses     Value
                      --------- ---------- ---------- ----------
                                     (1,000's)

GNMA certificates    $  5,328   $      1     $    33   $  5,296
FNMA certificates       2,222          3           5      2,220
FHLMC certificates        615          0           0        615
                     --------   --------     -------   --------
                     $  8,165   $      4     $    38   $  8,131
                     ========   ========     =======   ========

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.  Mortgage-Backed and Related Securities

     Mortgage-backed and related securities held to maturity are summarized as follows:

                                   March 31, 2000
                      ------------------------------------------
                                  Gross      Gross   Approximate
                      Amortized Unrealized Unrealized   Market
                        Cost      Gains      Losses     Value
                      --------- ---------- ---------- ----------
                                     (1,000's)

FHLMC certificates   $    747   $     19     $     0   $    766
                     ========   ========     =======   ========

                                   March 31, 1999
                      ------------------------------------------
                                  Gross      Gross   Approximate
                      Amortized Unrealized Unrealized   Market
                        Cost      Gains      Losses     Value
                      --------- ---------- ---------- ----------
                                     (1,000's)

FHLMC certificates   $      0   $      0     $     0   $      0
                     ========   ========     =======   ========

     Mortgage-backed and related securities with a carrying amount of $10,170,000 and $7,223,000 at March 31, 2000 and 1999, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

     The weighted average interest rate on mortgage-backed and related securities is 6.82% and 6.85% at March 31, 2000 and 1999, respectively. Expected maturities of mortgaged-backed securities will differ from contractual maturities because issuers may have the right to prepay without penalties. The weighted average contractual life of the mortgage-backed securities was 18.7 and 21.3 years at March 31, 2000 and 1999, respectively.

     The Company transferred one mortgage-backed security from held to maturity to available for sale during the prior year. Carrying value was $239,000, estimated fair market value was $238,000, and the decrease was included in unrealized gains (loss) on securities in other comprehensive income in accordance with SFAS 133. No mortgage-backed and related securities were sold during the years ended March 31, 2000 and 1999.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 4.  Loans Receivable

     Loans receivable consisted of the following:

                                              March 31,
                                       ----------------------
                                         2000         1999
                                       ---------  -----------
                                             (1,000's)
Real estate loans:
  One to four family residential       $ 34,100    $  31,609
  Multi-family residential                  823          676
  Commercial                             12,745       11,857
  Construction                            1,418          602
                                       --------    ---------
                                         49,086       44,744
Other loans:
  Deposit accounts                          669          410
  Automobile                              4,051        5,534
  Commercial                              9,889       10,876
  Other loans                             1,492        1,913
                                       --------    ---------
    Total loans                          65,187       63,477
Less:
  Loans in process                          575          250
  Allowance for loan losses                 630          634
                                       --------    ---------
Net loans                              $ 63,982     $ 62,593
                                       ========    =========

     Changes in allowance for loan losses are as follows:

                                              March 31,
                                       ----------------------
                                         2000         1999
                                       ---------  -----------
                                             (1,000's)

Balance                                $     634   $     665
  Provision for losses                       139         435
  Loans charged off                         (197)       (613)
  Recoveries                                  54         147
                                       --------    ---------
Balance                                $     630   $     634
                                       ========    =========

     The weighted average interest rate on loans at March 31, 2000 and 1999 were 8.84% and 8.71% respectively.

     Impaired loans totaled $912,000 and $56,000 at March 31, 2000 and 1999, respectively. An allowance for losses was not deemed necessary for impaired loans totaling $51,000 and $56,000 at March 31, 2000 and 1999, respectively. An allowance of $72,000 and $0 was recorded for the remaining balance of impaired loans of $861,000 and $0 at March 31, 2000 and 1999, respectively. Impaired loans averaged $343,000 and $174,000 for 2000 and 1999, respectively. Interest income recognized was insignificant for the years ended March 31, 2000 and 1999, respectively.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4.  Loans Receivable

     Loans on which the accrual of interest was discontinued or reduced amounted to $1,064,000 and $148,000 at March 31, 2000 and 1999, respectively.
     Additional interest income of approximately $76,000 and $28,000 would have been recorded had income on these loans been accounted for on the accrual basis.

     The Company sold participating interest in real estate and commercial loans of $0 and $1,000,000, and whole loans of $3,328,000 and $939,000 for the years ended March 31, 2000 and 1999. Whole loans sold under the Federal Home Loan Bank MFP program amounted to $2,493,000 and $0 at March 31, 2000 and 1999, respectively. Unpaid principal balance of loan participations and loans sold amounted to $4,908,000 and $3,286,000 at March 31, 2000 and 1999, respectively. As of March 31, 2000, loans sold under th MFP program amounted to $2,274,000 and are included in the total. The Company recognized gains on the loans sold of $40,000 and $0 for the years ended March 31, 2000 and 1999. The Company purchased participating interest and whole loans in the amount of $149,000 and $678,000 for the years ended March 31, 2000 and 1999.

Note 5.  Accrued Interest Receivable


   Accrued interest receivable consisted of the following:

                                              March 31,
                                       ----------------------
                                         2000         1999
                                       ---------  -----------
                                              (1,000's)

Loans                                    $ 548       $  601
Securities                                  85           51
Mortgage-backed and related securities      65           46
                                         -----       ------
                                         $ 698       $  698
                                         =====       ======

Note 6.  Premises and Equipment


     Premises and equipment consisted of the following:

                                              March 31,
                                       ----------------------
                                         2000         1999
                                       ---------  -----------
                                              (1,000's)

 Land                                  $   334      $   334
 Building                                2,492        2,367
 Furniture and equipment                 2,062        1,834
                                       -------      -------
                                         4,888        4,535
  Accumulated depreciation              (1,894)      (1,617)
                                       -------      -------
                                       $ 2,994      $ 2,918
                                       =======      =======

     Depreciation included in the consolidated statements of income amounted to $277,000 and $245,000 for the years ended March 31, 2000 and 1999, respectively.

     Included in the buildings is $187,000 of capitalized interest from the 1985 building project. Amortization of capitalized interest, which is included in premises, occupancy and equipment expense, amounted to $4,000 for each of the years ended March 31, 2000 and 1999.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7.  Deposit Analysis

     Deposits and weighted average interest rates are summarized as follows:

                                       March 31,
                        --------------------------------------
                               2000                 1999
                        ------------------- ------------------
                                   Weighted          Weighted
                                    Average           Average
                                   Interest          Interest
                          Amount     Rate    Amount    Rate
                        --------- --------- -------- ---------
                                       (1,000's)

Non-interest bearing    $  4,920    .00%    $  3,444    .00%
NOW accounts              12,317   2.45       11,829   3.19
Passbook                  10,166   3.01        7,512   3.00
Certificates              44,557   5.38       44,540   5.31
                        --------   ----     --------   ----
   Total deposits       $ 71,960   4.18%    $ 67,325   4.41%
                        ========   ====     ========   ====

   Certificates had the following remaining maturities:

                                          March 31, 2000
                  ------------------------------------------------------------
                    Less Than     One to      Two to       After
                     One Year   Two Years  Three Years  Three Years   Totals
                  ------------ ---------- ------------- ------------ ---------
                                            (1,000's)

2.00 to 3.99%      $     12    $     0       $     0      $      0    $     12
4.00 to 5.99%        21,919      4,556         1,860           915      29,250
6.00 to 7.99%        10,328      2,258         2,284           425      15,295
                   --------    -------       -------      --------    --------
  Totals           $ 32,259    $ 6,814       $ 4,144      $  1,340    $ 44,557
                   ========    =======       =======      ========    ========

                                          March 31, 1999
                  ------------------------------------------------------------
                    Less Than     One to      Two to       After
                     One Year   Two Years  Three Years  Three Years   Totals
                  ------------ ---------- ------------- ------------ ---------
                                            (1,000's)

2.00 to 3.99%      $    474    $     0       $     0      $      0    $    474
4.00 to 5.99%        22,706      5,982           576         1,124      30,388
6.00 to 7.99%         7,607      3,771         1,475           825      13,678
                   --------    -------       -------      --------    --------
  Totals           $ 30,787    $ 9,753       $ 2,051      $  1,949    $ 44,540
                   ========    =======       =======      ========    ========

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7.  Deposit Analysis

     Interest expense on deposits is summarized as follows:

                           March 31,  March 31,
                            2000       1999
                          ---------- ----------
                               (1,000's)
     Passbook              $   233   $    206
     NOW accounts              304        342
     Certificates            2,351      2,486
                           -------   --------
                           $ 2,888   $  3,034
                           =======   ========

     At March 31, 2000 and 1999, the Company had  $16,447,000  and  $12,743,000,
     respectively, of deposit accounts with balances of $100,000 or more. The Company did not have brokered deposits at March 31, 2000 and 1999. Deposits in excess of $100,000 are not federally insured. The Company has pledged mortgage-backed certificates and securities, when requested by public fund depositors, for deposits of $100,000 or more.

Note 8.  Other Borrowed Funds

     The Company has entered into a convertible fixed rate advance with the FHLB on December 31, 1997 for $2,000,000. This advance has call provisions, at the FHLB option, on March 31, 1998 and quarterly thereafter with a maturity date of December 30, 2004 at 4.98%. This advance was called by the FHLB in the current year. The FHLB advance is secured by qualified mortgage loans. The Company has used daily advances from the FHLB for short-term cash flow needs. Interest expense for advances amounted to $126,000 and $102,000 for year ended March 31, 2000 and 1999, respectively. The Company had daily advances outstanding at March 31, 2000 and the convertible fixed rate advance outstanding at March 31, 1999 with accrued interest payable of $13,000 and $9,000 at March 31, 2000 and 1999, respectively. Interest rates can adjust daily on daily advances. Information concerning FHLB advances is summarized as follows:
                                                   March 31,
                                  ----------------------------------------------
                                            2000                   1999
                                  ---------------------- -----------------------
                                    Term        Daily       Term        Daily
                                    Notes      Advances     Notes      Advances
                                  --------- ------------ ---------- ------------
                                                    (1,000's)

Balance at March 31                $     0     $ 3,600     $ 2,000      $    0
Average amount outstanding
   during the year                   1,501         839       2,000          16
Maximum amount outstanding
   at any month-end                  2,000       3,600       2,000       1,500
Weighted average interest rate:
  During the year                     4.98%       5.38%       4.98%       4.98%
  End of year                         0.00%       6.59%       4.98%       0.00%

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8.  Other Borrowed Funds

     The Company has entered into repurchase agreements with customers at various interest rates with an average maturity of less than three months. Securities are pledged to secure the repurchase agreements. Interest expense amounted to $91,000 and $124,000 for the years ended March 31, 2000 and 1999, respectively. Information concerning repurchase agreements is summarized as follows:

                                                   March 31,
                                            ----------------------
                                               2000        1999
                                            ----------  ----------
                                                   (1,000's)

     Balance at March 31                     $  1,490   $  2,206
     Average balance                         $  1,755   $  2,199
     Maximum month-end balance               $  2,250   $  2,304
     Weighted average interest rate:
         During the year                         5.15%      5.64%
         End of the year                         4.91%      5.77%

Note 9.  Stockholders' Equity

     The Company is regulated by the Board of Governors of the Federal Reserve System ("FRB") and is subject to securities registration and public reporting regulations of the Securities and Exchange Commission. The Bank is regulated by the Office of the Comptroller of the Currency ("OCC"). The Bank is subject to the capital requirements of the OCC. The OCC requires the Bank to maintain minimum ratios of Tier 1 capital to total risk-weighted assets and total capital to risk-weighted assets of 4% and 8%, respectively. Tier 1 capital consists of total shareholders' equity calculated in accordance with generally accepted accounting principles less intangible assets, and total capital is comprised of Tier 1 capital plus certain adjustments, the only one of which is applicable to the Bank is the allowance for possible loan losses. Risk-weighted assets refer to the on- and off-balance sheet exposures of the Bank adjusted for relative risk levels using formulas set forth in OCC regulations. The Bank is als subject to an OCC leverage capital requirement, which calls for a minimum ratio of Tier 1 capital (as defined above) to quarterly average total assets of 3% to 5%, depending on the institution's composite ratings as determined by its regulators. As of December 31, 1999, the most recent notification from regulators, the Bank was considered well capitalized.

     At March 31, 2000 and 1999, the Bank was in compliance with all of the aforementioned capital requirements as summarized below.


                                             March 31,      March 31,
                                               2000          1999
                                             ---------      ---------
                                                    (1,000's)
Tier I Capital:
  Common stockholders' equity                $ 8,366         $ 9,674
  Disallowances                                   (2)              0
  Unrealized holding loss (gain) on
    securities available for sale                414              14
                                             -------         -------
    Total Tier I capital                     $ 8,778         $ 9,688
                                             =======         =======
Risk based Capital:
  Total Tier I capital                       $ 8,778         $ 9,688
  Qualifying allowance for loan losses           630             608
                                             -------         -------
Total risk-based                             $ 9,408         $10,296
                                             =======         =======

Risk-weighted assets                         $54,568         $54,342
Average assets                               $85,637         $83,793

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9.  Stockholders' Equity
                                                                   To be Well
                                                                  Capitalized
                                                  For Capital      under the
                                                   Adequacy    Prompt Corrective
                                    Actual         Purposes    Action Provisions
                               ---------------- -------------- -----------------
                                 Amount  Ratio   Amount  Ratio   Amount    Ratio
                               -------- ------- -------- ----- --------- -------
 As of March 31, 2000:
   Total Risk-Based Capital
     (to Risk-Weighted Assets)  $ 9,408  17.24%  $ 4,365 >=8.0%  $ 5,457 >=10.0%
   Tier I Capital
     (to Risk-Weighted Assets)    8,778  16.09%    2,183 >=4.0%    3,274  >=6.0%
   Tier I Capital
     (to Average Assets)          8,778  10.25%    3,425 >=4.0%    4,282  >=5.0%

                                                                   To be Well
                                                                  Capitalized
                                                  For Capital      under the
                                                   Adequacy    Prompt Corrective
                                    Actual         Purposes    Action Provisions
                               ---------------- -------------- -----------------
                                 Amount  Ratio   Amount  Ratio   Amount    Ratio
                               -------- ------- -------- ----- --------- -------
 As of March 31, 1999:
   Total Risk-Based Capital
     (to Risk-Weighted Assets)  $10,296  18.95%  $ 4,347 >=8.0%  $5,434  >=10.0%
   Tier I Capital
     (to Risk-Weighted Assets)    9,688  17.83%    2,174 >=4.0%   3,261   >=6.0%
   Tier I Capital
     (to Average Assets)          9,688  11.56%    3,352 >=4.0%   4,190   >=5.0%


     At the time of the conversion of the Bank to a stock organization, a special liquidation account was established for the benefit of eligible account holders and the supplemental eligible account holders in an amount equal to the net worth of the Bank. The special liquidation account will be maintained for the benefit of eligible account holders and the supplemental eligible account holders who continue to maintain their accounts in the Bank after the conversion on June 27, 1997. The special liquidation account was $5,070,000 as of conversion date. In the event of a complete liquidation, each eligible and the supplemental eligible accounts holders will be entitled to receive a liquidation distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. With the reorganization completed on June 27, 1997, this liquidation account became part of stockholders' equity for the Company under the same terms and conditions a if the reorganization had not occurred. The Bank may not declare or pay cash dividends on or repurchase any of its common stock if stockholders' equity would be reduced below applicable regulatory capital requirements or below the special liquidation account.

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

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9.  Stockholders' Equity

     Retained earnings at March 31, 2000 and 1999 include approximately $1,257,000 for which federal income tax has not been provided. If the amounts that qualify as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, they will be subject to federal income tax at the then current corporate rate. The unrecorded deferred tax liability on the above amount is approximately $427,000.

Note 10.  Non-Interest Income and Expense

   Non-interest income and expense is summarized as follows:

                                                         Year Ended March 31,
                                                        ---------------------
                                                           2000       1999
                                                        ---------   ---------
                                                              (1,000's)
 Non-interest income
  Charges and fees on loans                              $    77   $     63
  Charges and fees on deposit accounts                       390        269
  Net loss on sale of assets                                   0        (31)
  Gain on sale of loans                                       40          0
  Internet fees, net                                          65         35
  Primevest commissions, net                                  38          0
  Other                                                       42         32
                                                         -------   --------
                                                         $   652   $    368
                                                         =======   ========
 Non-interest expense
  Compensation and employee benefits                     $ 1,653   $  1,661
  Occupancy and equipment                                    479        445
  Data processing expense                                     87         87
  Audit, legal and other professional services                99        131
  Federal Deposit Insurance Premium                           40         55
  Advertising                                                 98         69
  Telephone and postage                                       94         89
  Other                                                      335        351
                                                         -------   --------
                                                         $ 2,885   $  2,888
                                                         =======   ========
Note 11.  Income Tax

     The components of the provision for income taxes are summarized as follows:

                               Year Ended March 31,
                             -----------------------
                                 2000      1999
                             --------    -----------
                                   (1,000's)
Currently payable:
  Federal                    $   382    $    153
  State                           78          24
Deferred:
  Federal                        (45)        (45)
  State                          (10)        (12)
                             -------    --------
                             $   405    $    120
                             =======    ========

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11.  Income Tax

     An analysis of tax expense for the two years setting forth the reasons for the variations from the federal statutory rate of 34% is as follows:

                                                              March 31,
                                                         ------------------
                                                           2000       1999
                                                         -------    -------
                                                              (1,000's)

Computed tax at statutory rates                          $   361    $   112
Increase (decrease) in tax expense resulting from:
  State and local taxes based on income,
    net of federal income tax benefit                         59         16
  Tax-exempt interest                                        (24)        (5)
  Other                                                        9         (3)
                                                         -------    -------
                                                         $   405    $   120
                                                         =======    =======

  Effective tax rate                                       38.1%      36.4%

   The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:

                                                   March 31,
                                             ------------------
                                               2000       1999
                                             -------    -------
                                                  (1,000's)
Deferred tax assets:
  Allowance for loan losses                  $   259    $   260
  Allowance for unrealized loss
    on securities available for sale             266          9
  Directors' retirement                           49         47
                                             -------    -------
                                                 574        316
                                             -------    -------
Deferred tax liabilities:
  Recapture of tax bad debts reserves             17         25
  Accrual basis adjustment                       140        186
  Depreciation                                   163        164
  FHLB stock                                      12         10
                                             -------    -------
                                                 332        385
                                             -------    -------
Net deferred tax assets (liabilities)        $   242   $    (69)
                                             =======    =======

   No valuation allowance was required for deferred tax assets at March 31, 2000 and 1999.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12.  Employee Benefit Plans

     The Company has established a 401(k) profit sharing plan which covers all employees with three months of service and minimum age of 21. This plan allows for individual employees to elect a portion of their salary to be deferred with a matching provision of the first four percent of salary deferral at a rate of twenty-five percent from the Company. The plan has a five year vesting schedule. Contributions to this plan by the Company amounted to $7,000 for each of the years ended March 31, 2000 and 1999, which are included in compensation and employee benefits. Total pension cost including administration and other fees amounted to $21,000 and $9,000 for the years ended March 31, 2000 and 1999, respectively, which are included in compensation and employee benefits.

     The Bank approved a directors' retirement plan during 1996. The plan provided for a one-time contribution of $2,000 per year of service for each director, future contributions of $2,000 per year for each director, and a discretionary annual contribution for each director using performance standards similar to those used under the existing 401(k) plan. Each director's account will include a rate of return equal to the highest interest rate paid on the Bank's one year or less certificate of deposits. Future annual contributions will be made for each director to the plan as of January 1 of each year starting with January 1, 1998. The Company's contribution for the years ended March 31, 2000 and 1999 were $12,000 and $12,000. The plan expense is included in compensation and employee benefits.

Note 13.  Treasury Stock

     The Company can repurchase up to five percent of its outstanding common stock any twelve-month period without prior regulatory approval. During the prior year, the Company repurchased 42,981 shares of common stock, five percent of the outstanding common stock, at a cost of $747,000. During the current year, the Company repurchased 181,187 shares of common stock with regulatory approval, at a cost of $2,496,000.

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

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14.  Employee Stock Ownership Plan (ESOP)

     As the debt is repaid, ESOP shares which were initially pledged as collateral for its debt, are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year to total debt service of the plan. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheets. As shares are determined to be ratably released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of stockholders' equity and dividends on unallocated ESOP shares are used to pay debt-servicing costs. The trustees' of the plan may direct payments of cash dividends be paid to the participants or to be credited to participant accounts and invested. Compensation expense for the ESOP was $91,000 and $113,000 for the years ended March 31, 2000 and 1999, respectively. The ESOP shares were as follows:

                                              March 31, 2000  March 31, 1999

Allocated shares                                  23,168           15,197
Shares ratably released for allocation             1,903            1,992
Unallocated shares                                43,699           51,581
                                                --------         --------
 Total ESOP shares                                68,770           68,770
                                                ========         ========
Fair value of unreleased shares                 $622,710         $625,420
                                                ========         ========

Note 15.  Recognition and Retention Plan

     The Company adopted the Recognition and Retention Plan (the RRP) on July 29, 1998. The plan provides for the granting of shares of common stock to the eligible directors, officers and employees. The RRP was approved for 42,981 shares of common stock of the Company. The RRP granted 35,560 shares to existing directors, officers and employees with 7,421 available for future grants. The granted shares will vest in five equal annual installments, with the first installment vesting immediately upon the plan approval. The vesting of the granted shares can be accelerated based on certain plan provisions. Directors, officers and employees granted shares retain voting rights and, if dividends are paid, dividends during the vesting period. The RRP will continue in effect for a term of ten years unless otherwise terminated. The Company's stock price was $17.25 on the RRP approval date. The Company repurchased 42,981 shares of its common stock during the year ended March 31, 1999 at a cost of $746,000. The cost of this plan including administrative fees and related bonus program amounted to $169,000 and $297,000 for the respective years ended March 31, 2000 and 1999.

Note 16.  Stock Option and Incentive Plan


     The stockholders have approved a Stock Option and Incentive Plan (the SOP) on July 29, 1998. The terms of the plan provide for the granting of up to 12% of the outstanding shares of the Company to directors, officers and employees. The SOP provides for the granting, up to 103,155 shares of common stock, of incentive stock options, non-qualified stock options, stock appreciation rights, limited stock appreciation rights or restricted stock, or any combination thereof, as provided in the plan. These options have a exercise period not to exceed ten years from the date of the award with the exercise price equal to the fair market value of stock as of the date of the award. The following table reflects a summary of the SOP.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16.  Stock Option and Incentive Plan
                                                      March 31,
                                         ----------------------------------
                                              2000              1999
                                         ----------------  ----------------
                                         Common  Exercise  Common  Exercise
                                         Shares   Price    Shares    Price
                                         ------  --------  ------  --------
Options outstanding, beginning of year   87,888  $  17.25  87,888  $  17.25
Granted                                       0         0       0         0
Exercised                                     0         0       0         0
                                         ------            ------
Options outstanding, end of year         87,888  $  17.25  87,888  $  17.25
                                         ======            ======
Options exercisable at end of year       35,155  $  17.25  17,578  $  17.25
                                         ======            ======

     Information regarding fixed options outstanding at March 31, 2000 follows:

             Options Outstanding                     Options Exercisable
          -----------------------                 -------------------------
                                     Weighted
Range of             Weighted         average                Weighted
exercise   Common     average        remaining    Common      average
  price    shares  exercise price  life in years  Shares   exercise price
--------- -------- -------------- --------------- ------ ------------------
$ 17.25    87,888       $17.25         8.3        17,578      $17.25

     No compensation cost has been recognized in the consolidated statements of operations for options granted under the plans. Had compensation cost for options granted been determined based on the estimated fair value of the options issued at the dates of grant, the Company's net income and income per common share amounts for the year ended March 31 would have been as follows:

                                      2000    1999
                                    -------- --------
       Net income, as reported       $  657  $  210
                                     ======  ======
       Net income, pro forma         $  607  $  160
                                     ======  ======
       Income per common share:
         As reported:
           Basic                     $ 0.96  $ 0.27
                                     ======  ======
           Diluted                   $ 0.96  $ 0.27
                                     ======  ======
         Pro forma:
           Basic                     $ 0.89  $ 0.21
                                     ======  ======
           Diluted                   $ 0.89  $ 0.21
                                     ======  ======

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

                                                                2000      1999
                                                              --------  --------
                                                                    (1,000's)

Income available to common stockholders used in basic EPS     $    657  $    210
                                                              ========  ========
Income available to common stockholders after assumed -
  conversions of dilutive securities                          $    657  $    210
                                                              ========  ========
Weighted average number of common shares used in basic EPS     685,309   771,561

Effect of dilutive securities:
  Stock options                                                      0         0
                                                              --------  --------
Weighted number of common shares and dilutive potential
  common stock used in diluted EPS                             685,309   771,561
                                                              ========  ========

Note 18.  Economic Dependency

     The Company is a nondiscriminatory lender in their market area as defined by their Community Reinvestment Act. The Company is a full service institution with facilities located in southeast central Illinois. The Company has no economic dependency other than the general market area.

Note 19.  Commitments and Contingencies

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

     The Company had outstanding commitments to originate mortgage loans as follows:
                                             March 31,
                                          --------------
                                           2000    1999
                                          ------  ------
                                             (1,000's)

         Fixed rate                       $  241  $  103
                                          ======  ======
         Variable rate                    $1,865  $  540
                                          ======  ======

     Interest rates for fixed rate loan commitments at March 31, 2000 and 1999 were 8.5% and from 8.75% to 9.00%, respectively. Interest rates for variable rate loan commitments at March 31, 2000 and 1999, were from 8.75% to 10.25% and 8.00% to 9.25%, respectively. The Bank had unused lines of credit in the amount of $4,123,000 and $3,233,000 at March 31, 2000 and 1999, respectively. The Bank had outstanding letters of credit in the amount of $99,000 and $100,000 at March 31, 2000 and 1999, respectively.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19.  Commitments and Contingencies

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated statements of financial condition. The Company's exposure to credit loss in the event of nonperformance by the other party to the financia instruments for commitments to extend credit is represented by the contractual notional amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. Th amount and type of collateral obtained, if deemed necessary by the Company upon extension of credit, varies and is based on management's credit evaluation of the counterparty.

Note 20.  Related Parties

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
                                           March 31,
                                       --------------
                                        2000    1999
                                       ------  ------
                                           (1,000's)

              Balance                  $  151  $  274
              New loans                    32      85
              Repayments                  (79)   (208)
                                       ------  ------
              Balance                  $  104  $  151
                                       ======  ======

Note 21.  Carrying Amounts and Fair Value of Financial Instruments

     The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.
     However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on th estimated fair value amounts.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21.  Carrying Amounts and Fair Value of Financial Instruments

     For cash and cash equivalents, Federal Home Loan Bank stock, Federal Reserve Bank stock, and accrued interest receivable, the carrying value is a reasonable estimate of fair value. The fair value of investment securities is based on quoted market prices, dealer quotes, and prices obtained from independent pricing services. The fair value of loans receivable is estimated based on present values using the Bank's current pricing structures to approximate current entry-value interest rates considering anticipated prepayment speeds, maturity and credit risks.

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

     The fair value estimates presented herein are based on pertinent information available to management as of March 31, 2000 and 1999. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since the reporting date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

     The estimated fair value of the Company's financial instruments is as follows:

                                            March 31,        March 31,
                                              2000             1999
                                       ----------------- -----------------
                                       Carrying   Fair   Carrying   Fair
                                        Amount    Value   Amount    Value
                                       --------- ------- --------- -------
                                                   (1,000's)

            ASSETS
Cash and interest bearing deposits     $ 2,659  $ 2,659  $ 5,275   $ 5,275
Securities  available for sale          15,554   15,554   11,919    11,919
Securities held to maturity                896      914      190       195
Loans receivable, net                   63,982   63,689   62,593    63,162
Accrued interest receivable                698      698      698       698

         LIABILITIES
Deposits                                71,960   72,746   67,325    67,758
FHLB advances                            3,600    3,600    2,000     2,026
Repurchase agreements                    1,490    1,494    2,206     2,217
Advances from borrowers for
   taxes and insurance                     112      112       98        98
Accrued interest payable                   308      308      294       294

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 22.  First Robinson Financial Corporation Condensed Financial Information

     The parent company's principal assets are its cash and investment in subsidiary bank. The following are the condensed balance sheets for the parent company only as of March 31, 2000 and 1999 and its condensed statements of operations and cash flows for the years then ended.

                            CONDENSED BALANCE SHEETS
                             March 31, 2000 and 1999

                                                    2000           1999
                                                  ---------     --------
                                                          (1,000's)

                        ASSETS
Cash                                              $   1,059     $  1,899
Investment in First Robinson Savings Bank, N.A.       8,366        9,674
Prepaid income taxes                                      0           78
Other assets                                            103           65
                                                  ---------     --------
    Total Assets                                  $   9,528     $ 11,716
                                                  =========     ========

      LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued income taxes                              $      79     $      0
Other accrued expenses                                  143          154
Stockholders' equity                                  9,306       11,562
                                                  ---------     --------
    Total Liabilities and Stockholders' Equity    $   9,528     $ 11,716
                                                  =========     ========


                         CONDENSED STATEMENTS OF INCOME
                   For the Years Ended March 31, 2000 and 1999

                                                       2000        1999
                                                   ----------    ----------
                                                            (1,000's)

Income:
  Dividends from subsidiary bank                   $    1,675    $        0
  Interest income                                          74           118
                                                   ----------    ----------
      Total income                                      1,749           118
                                                   ----------    ----------
Expenses:
  Professional fees                                        42            78
  Compensation                                            174           308
  Other                                                    30            48
                                                   ----------    ----------
       Total expense                                      246           434
                                                   ----------    ----------
Income (loss) before income taxes and equity
  in undistributed earnings of subsidiary               1,503          (316)

Benefit from (provision for) income taxes                  62           123
                                                   ----------    ----------
Income (loss) before equity in
    undistributed earnings of subsidiary                1,565          (193)

Undistributed (distributions in excess
    of) earnings of subsidiary                           (908)          403
                                                   ----------    ----------
      Net income                                   $      657    $      210
                                                   ==========    ==========

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 22.  First Robinson Financial Corporation Condensed Financial Information

                       CONDENSED STATEMENTS OF CASH FLOWS
                   For the Years Ended March 31, 2000 and 1999

                                                     2000         1999
                                                  ---------    ---------
                                                          (1,000's)
Cash Flows from Operating Activities:
  Net income                                      $     657    $     210
  Adjustments to reconcile net income
   to net cash provided by (used in)
        operating activities:
    Equity in (undistributed) excess
        net income of subsidiary                        908         (403)
    RRP amortization                                    123          124
    Increase in other assets                            (38)         (19)
    Decrease (increase) in prepaid
        income taxes                                     78          (78)
    Increase in accrued income taxes                     79            0
    Decrease in deferred income taxes                     0           (1)
    (Decrease) increase in other
        accrued expenses                                (11)         139
                                                  ---------    ---------
      Net cash provided by (used in)
           operating activities                       1,796          (28)
                                                  ---------    ---------
Cash Flows from Financing Activities:
   Proceeds used to purchase RRP shares                   0         (746)
   Purchase of treasury stock                        (2,496)        (747)
   Dividends paid                                      (247)        (258)
   ESOP Adjustments                                     107          131
                                                  ---------    ---------
     Net cash used in financing activities           (2,636)      (1,620)
                                                  ---------    ---------
Net decrease in cash                                   (840)      (1,648)

Cash Beginning of Year                                1,899        3,547
                                                  ---------    ---------
Cash End of Year                                  $   1,059    $   1,899
                                                  =========    =========

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 23.  Segment Information

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

               FIRST ROBINSON FINANCIAL CORPORATION AND SUBSIDIARY
                             STOCKHOLDER INFORMATION

ANNUAL MEETING

The annual meeting of stockholders will be held at 10:00 a.m., Wednesday, July 27, 2000, at the Company's office located at 501 East Main Street, Robinson, Illinois.

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


                          Fiscal 1999                    Fiscal 2000
                  ----------------------------   ------------------------------
                   High     Low     Dividends     High       Low     Dividends
                  ------  -------  -----------   -------  --------  -----------
First Quarter    $18.75   $16.75      $0.30      $13.25    $12.12      $0.31
Second Quarter    17.37    13.50        ---       13.81     13.00        ---
Third Quarter     15.00    11.62        ---       14.00     12.00        ---
Fourth Quarter    14.25    10.75        ---       14.32     13.31        ---

The Company declared and paid a dividend of $0.31 per share in fiscal 2000. Dividend payment decisions are made with consideration of a variety of factors including earnings, financial condition, market considerations and regulatory restrictions. Restrictions on dividend payments are described in Note 9 of the Notes to Financial Statements included in this Annual Report.

As of June 19, 2000, the Company had approximately 584 stockholders of record and 607,603 outstanding shares of Common Stock.

SHAREHOLDERS AND GENERAL INQUIRIES                TRANSFER AGENT

  Rick L. Catt
  President and Chief Executive Officer
  First Robinson Financial Corporation            Register and Transfer Company
  501 East Main Street                            10 Commerce Drive
  Robinson, Illinois 62454                        Cranford, New Jersey 07016
  (618) 544-8621                                  (908) 272-8511


ANNUAL AND OTHER REPORTS

The Company is required to file an Annual Report on Form 10-KSB for its fiscal year ended March 31, 2000, with the Securities and Exchange Commission. Copies of the Annual Report on Form 10-KSB and the Company's Quarterly Reports on Form 10-QSB may be obtained without charge by contacting:

         Rick L. Catt
         President and Chief Executive Officer
         First Robinson Financial Corporation
         501 East Main Street
         Robinson, Illinois 62454
         (618) 544-8621

               FIRST ROBINSON FINANCIAL CORPORATION AND SUBSIDIARY
                              CORPORATE INFORMATION
COMPANY AND BANK ADDRESS
501 East Main Street                      Telephone:        (618) 544-8621
Robinson, Illinois 62454                  Fax:              (618) 544-7506

DIRECTORS OF THE BOARD
SCOTT F. PULLMAN                          JAMES D. GOODWINE
Chairman of the Board                     Funeral Director
Public Accountant                         Robinson, Illinois
Robinson, Illionis
CLELL T. KELLER                           RICK L. CATT
Retired Clerk of Crawford                 President and Chief Executive Officer
County, Illinois Circuit Court            First Robinson Financial Corporation
Robinson, Illinois                        Robinson, Illinois
WILLIAM K. THOMAS                         DONALD K. INBODEN
Attorney                                  Retired - Marathon Oil Company
Robinson, Illinois                        Robinson, Illinois

EXECUTIVE OFFICER
RICK L. CATT                              W.E. HOLT
President and Chief Executive Officer     Vice President and Senior Loan Officer
LESLIE TROTTER, III                       JAMIE E. McREYNOLDS
Vice Predsident                           Vice President, Chief Financial
WILLIAM D. SANDIFORD                         Officer and Secretary
Vice President

INDEPENDENT AUDITORS                      SPECIAL COUNSEL
Larsson, Woodyard & Henson, LLP           Silver, Freedman & Taff, L.L.P.
702 East Court Street                     1100 New York Avenue, N.W.
Paris, Illinois 61944                     Seventh Floor, East Tower
                                          Washington, D.C. 20005