Form 10KSB, Exhibit 13
period 2001-03-31
FIRST ROBINSON FINANCIAL CORP
filed 2001-06-28
CIK 1035991

EXHIBIT 13

2001 ANNUAL REPORT

FIRST ROBINSON FINANCIAL CORPORATION

Next Page

TABLE OF CONTENTS

Page No.

President's Message	1

Selected Consolidated Financial Information	2

Management's Discussion and Analysis of Financial Condition and Results of Operations	4

Financial Statements	16

Stockholder Information	46

Corporate Information	48

i
Next Page

      [FIRST ROBINSON FINANCIAL CORPORATION LETTERHEAD]

      Dear Stockholder,

       The board of directors and management are pleased to share with you the Annual Report of First Robinson Financial Corporation for the twelve-month fiscal year ending March 31, 2001.

       It has been an eventful twelve months for our Company. After much analysis of technology trends and the time commitment of our staff, we decided to sell our Internet service to EOS, Inc. of Springfield, Illinois. Our agreement with EOS ensures that our customers will receive the same high quality Internet service while allowing our staff more time to devote to our core banking services. The Internet banking service has grown rapidly, and providing this service has allowed us to introduce direct deposit and payroll services to many of our business customers. We plan to offer bill paying to all customers in the very near future.

       The Company has seen a continued increase in the number of checking and savings accounts, which has helped us see an increase in our core deposits. We continue to do more residential real estate loans than our competitors, which fits the conservative direction of our strategic planning. We are also pleased that the difference between non-interest income and non-interest expense declined for the third consecutive year. While your Company remains very healthy (our capital ratios far exceed required minimums) unfortunately our profitability is down considerably this year. This is primarily due to losses and non-accrual loans attributed to two large agricultural credits. The board of directors and management have implemented additional procedures, which will hopefully limit these types of losses in the future.

       Our employees, management and board of directors are working diligently to increase the value of our Company, while providing outstanding customer service and quality banking products to our customers. Stock repurchase plans that allow management, at their discretion and within limitations, to purchase outstanding shares of First Robinson Financial Corporation have been successful this past year and we currently have an active repurchase plan. The Company has been, and intends to be, a community-oriented financial institution serving the people and businesses of Crawford County and surrounding counties. Our "Real Community Bank" marketing campaign supports our "local flavor" and helps us increase market share.

       On behalf of all of us at First Robinson, we ask for your continued friendship and support as we look forward to the challenges and opportunities of the coming year.

      Sincerely,

       /s/ Rick L. Catt
      Rick L. Catt
      President and Chief Executive Officer

Next Page

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

	At March 31,
	2001	2000
	(in thousands)
Selected Financial Condition Data:
Total assets	$88,865	$87,255
Loans receivable, net	60,812	63,982
Mortgage-backed securities	13,731	10,983
Interest bearing deposits	5,925	1,390
Investment securities	3,433	5,466
Deposits	71,605	71,960
Total borrowings	7,528	5,090
Stockholders' equity	9,042	9,306

	Year Ended March 31,
	2001	2000
	(in thousands)
Selected Operations Data:
Total interest income	$ 6,772	$ 6,593
Total interest expense	(3,379)	(3,105)
Net interest income	3,393	3,488
Provision for loan losses	(675)	(139)
Net interest income after provision for loan losses	2,718	3,349
Fees and service charges	502	413
Gain on sales of loans, securities, fixed assets and foreclosed assets	290	40
Other non-interest income	201	145
Total non-interest income	993	589
Total non-interest expense	(3,133)	(2,885)
Income before taxes and extraordinary item	578	1,062
Income tax provision	223	405
Net income	$ 355	$ 657

Next Page

	Year Ended March 31,
	2001	2000
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on assets (ratio of net income to average total assets)	.41%	.77%
Return on stockholders equity (ratio of net income to average equity)	3.88	6.25
Interest rate spread information:
Average during period	3.57	3.71
End of period	3.51	3.69
Net interest margin(1)	4.16	4.31
Ratio of operating expense to average total assets	3.63	3.37
Ratio of average interest-earning assets to average interest-bearing liabilities	114.21	115.69

Quality Ratios:
Non-performing assets to total assets at end of period	0.90	1.31
Allowance for loan losses to non-performing loans	86.23	55.12
Allowance for loan losses to loans receivable, net	1.02	0.98

Capital Ratios:
Stockholders' equity to total assets at end of period	10.17	10.67
Average stockholders equity to average assets	10.57%	12.27%

Other Data:
Number of full-service offices	3	3
Number of full-time employees	42	43
Number of deposit accounts	12,330	11,468
Number of loan accounts	2,496	2,636

____________________

(1) Net interest income divided by average interest-earning assets.

Next Page

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

Next Page

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

Business Strategy

       First Robinson Savings Bank, N.A. is a community-oriented, locally owned financial institution offering services to the residents and businesses of Crawford County, Illinois, our primary market area. Periodically, the Board of Directors and management meet to strategically plan for the future. We review and discuss both current and new products and services to determine their effect on our profitability and customer service. As a result of these discussions, the Directors and management decided to sell our Internet service to EOS, Inc. of Springfield, Illinois in March of 2001. The service had provided a source of non-interest income, however as the customer base grew and technology advanced it became increasingly difficult for the Bank to adequately staff the service. Our agreement with EOS assures our customers of the same high quality Internet service and permits our staff to devote more time to banking. The Bank continues to offer fixed rate residential real estate mortgages through programs with the Federal Home Loan Bank of Chicago and USDA Rural Development. These programs are continuing to grow and provide additional non-interest income to the Bank. We have continued to see an increase in the number of checking and savings accounts, which has resulted in excellent growth of our core deposits. This supports our strategic plan as it helps us lower our overall cost of funds. Our Internet banking service is fully operational and the number of customers actively using the service is increasing monthly. The Internet banking product has allowed us to provide direct deposit and payroll services to our business customers. It also allows us to offer cash management and bill paying. We provide investment brokerage services to our customers through PrimeVest Financial Services. The service continues to grow and is also providing non-interest income. Management and the Board of Directors continue to look for opportunities to improve and strengthen our Bank. We continue to maintain a strong presence in the community and are pleased to be the only independent community bank in Robinson, Palestine and Oblong, Illinois.

Next Page

Financial Condition

Comparison of March 31, 2001 to March 31, 2000

       The Company's total assets increased by $1.6 million or 1.8% to $88.9 million at March 31, 2001 from $87.3 million at March 31, 2000. This increase in total assets is primarily the result of a $4.2 million or 158.7% increase in cash and cash equivalents, a $715,000 or 4.3% increase in mortgage backed securities and investment securities, an increase of $104,000 in prepaid income taxes and an increase of $166,000 or 109.2% increase in other assets. These increases are offset by a decrease of $3.2 million or 5.0% in loans receivable, net, a decrease of $103,000 or 3.4% in premises and equipment, a $52,000 or 7.4% decrease in accrued interest receivable, a decrease of $28,000 in foreclosed assets and a $242,000 decrease in deferred income taxes.

       Cash and cash equivalents increased by $4.2 million or 158.7% to $6.9 million as of March 31, 2001 from $2.7 million on March 31, 2000. With loan demand lower than in the prior year, the excess cash received from loan payments was being held in an interest earning account until suitable loans or investments could be found.

       Loans receivable, net, decreased $3.2 million or 5.0% to $60.8 million at March 31, 2001 from $64.0 million at March 31, 2000. The decrease in loans receivable, net was primarily from a decrease of $2.7 million or 27.1% decrease in commercial and agricultural loans and a decrease of $651,000 or 1.3% in real estate loans.

       Securities held to maturity decreased from $895,000 at March 31, 2000 to $99,000 at March 31, 2001. This $796,000 or 88.9% decrease was the result of $49,000 in municipal securities maturing and the reclassification of a $739,000 security to available for sale by implementing the Statement of Financial Accounting Standards No. 133. After the reclassification, this security was sold.

       Securities available for sale increased by $1.5 million or 9.6% to $17.1 million as of March 31, 2001 from $15.6 million on March 31, 2000. The increase was primarily attributed to the purchase of $5.3 million in mortgage-backed securities, the purchase of $140,000 in Federal Reserve Bank stock, the purchase of $76,000 and the receipt of $34,000 in stock dividends of Federal Home Loan Bank stock, the realized gain on the sale of securities of $50,000 and an improvement of $750,000 in the fair valuation of these securities. These increases were offset by the sale of $2.7 million and the maturity of $1.0 million in securities, the repayment of principal of $1.9 million and the net amortization of premiums and discounts of $21,000.

       Total liabilities increased approximately $1.9 million or 2.4% to $79.8 million at March 31, 2001 from $77.9 million at March 31, 2000. This increase in liabilities was primarily the result of a $3.0 million, or 203.9% increase in repurchase agreements to $4.5 million at March 31, 2001 from $1.5 million at March 31, 2000, an increase of $212,000 or 4.3% in non-interest bearing deposit accounts and a $37,000 or 12.0% increase in accrued interest payable. These increases was offset by the decrease of $600,000 or 16.7% in Federal Home Loan Bank

Next Page

advances, a decrease of $567,000 or 0.9% in interest bearing deposits from $67.0 million as of March 31, 2000 to $66.5 million at March 31, 2001, and a decrease of $228,000 in accrued income taxes. The past year we have once again concentrated our advertising on growing our core deposit accounts. The makeup of our deposits have shifted to low or no-interest bearing transaction accounts, passbook savings accounts and money market accounts. The total balance in certificates of deposit have decreased $4.8 million or 10.7% and the total balances in the low or no-interest bearing accounts have increased by $4.4 million or 16.2%.

       Stockholders' equity decreased to $9.0 million as of March 31, 2001 from $9.3 million at March 31, 2000. The $264,000 decrease or 2.8% in stockholders' equity is primarily from the $1.1 million increase of the Company's common stock held in Treasury at a cost of $4.3 million as of March 31, 2001 from the total amount held at March 31, 2000 of $3.2 million, and the payment of $196,000 in dividends offset by the valuation of $108,000 of the Employee Stock Ownership Plan (the "ESOP") shares allocated to participants as of December 31, 2000 and those shares ratably released for allocation for the period ending March 31, 2001, the amortization of $124,000 of the Recognition and Retention Plan (the "RRP") shares, the $458,000 increase in the valuation of securities available for sale, and the addition of $355,000 in net income to retained earnings for the fiscal year ended March 31, 2001.

Operating Results

Comparison of Operating Results for the Years Ended March 31, 2001 and 2000

Performance Summary

       We are reporting net income of $355,000 during the year ended March 31, 2001, as compared to a net income of $657,000 for the year ended March 31, 2000. The $302,000 or 46.0% decrease in net income during the year ended March 31, 2001, as compared to the same period in the prior year, was primarily attributable to an increase of $536,000 or 385.6% in provision for loan losses, a decrease of $95,000 or 2.7% in net interest income, and an increase of $248,000 in non-interest expense offset by an increase of $395,000 or 66.1% in non-interest income and a decrease of $182,000 or 44.9% in provision for income taxes. For the year ended March 31, 2001 and the year ended March 31, 2000 the returns on average assets were 0.41% and 0.77% respectively, while the returns on average equity were 3.88% and 6.25% respectively.

Net Interest Income

       Net interest income is the largest component of income and represents the difference between interest and fees earned on loans and investments and the interest paid on interest bearing liabilities. For the year ended March 31, 2001, net interest income decreased by $95,000 or 2.7% to $3.4 million from $3.5 million for the year ended March 31, 2000. This reflects an increase of $179,000 or 2.7% in interest income offset by an increase of $274,000 or 8.8% in interest expense. The increase in interest income was the result of a $162,000 or 2.9% increase in interest and fees on loans, which was negatively impacted by a loss of approximately $103,000 of potential interest income from $1.2 million of non-accrual loans. Interest income

Next Page

was further increased by a $17,000 or 50.0% increase in dividends and a $5,000 or 6.8% increase on tax-exempt securities offset by a $5,000 or 0.5% decrease in interest on taxable securities. The increase in interest expense is the result of a $112,000 or 3.9% increase on interest on deposits and a $162,000 or 74.7% increase in interest on other borrowed money. The amount of net interest income is affected by changes in the volume and mix of earning assets and interest bearing deposits and liabilities, and the interest rates on these assets and liabilities. See the Rate/Volume Analysis table on page 12 of this report.

       For the year ended March 31, 2001, the average yield on interest-earning assets was 8.30% compared to 8.15% for the year ended March 31, 2000. The average cost of interest-bearing liabilities was 4.73% for the year ended March 31, 2001, an increase from 4.44% for the year ended March 31, 2000. The average balance of interest-earning assets increased by $623,000 or 0.8% to $81.6 million for the year ended March 31, 2001 compared to $80.9 million for the year ended March 31, 2000. The average balance of interest-bearing liabilities increased by $1.5 million or 2.1% to $71.5 million for the year ended March 31, 2001 from $70.0 million for the year ended March 31, 2000. A detailed analysis of net interest income, with average balances and related interest rates comparing the years ended March 31, 2001 and 2000 appear on page 11 of this report.

       The average interest rate spread was 3.57% for the fiscal year ended March 31, 2001 compared to 3.71% for the year ended March 31, 2000. The average net interest margin was 4.16% for the fiscal year ended March 31, 2001 compared to 4.31% for the year ended March 31, 2000.

Non-Interest Income

       For the year ended March 31, 2001, non-interest income increased $395,000, or 66.1% when compared to the year ended March 31, 2000. Service charges and fees on our deposit accounts increased $44,000 or 11.3% from $390,000 as of March 31, 2000 to $434,000 at March 31, 2001. Service charges related to loans increased $45,000 or 195.7% from the prior fiscal year. Included in that increase was a premium commission of $25,000 due to a significant reduction in claims in losses for the year.

       The investment brokerage service we offer, PrimeVest Investment Services, is another provider of non-interest income. In April of 1999, we began offering this service to our customers. The net commissions received from the brokerage service were $61,000 for the year ended March 31, 2001 compared to $38,000 for the year ended March 31, 2000. This was a $23,000 or 60.5% increase. With the growth of our representative's client base, our commissions increased as we expected.

       Our Internet service added $73,000 to non-interest income for the year ended March 31, 2001. This is an increase of $8,000 or 12.3%, from March 31, 2000. Even though being an Internet Service Provider did provide non-interest income, after much analysis of the trends in technology and the significant capital expenditures needed to maintain the service, our Board of Directors decided to sell the service to EOS, Inc. of Springfield, Illinois. Also the continued

Next Page

growth of the service would have required additional staff. We recorded a gain on the sale of the Internet service of $217,000.

       Our fixed rate one-to- four family home loans offered through the Mortgage Partnership Finance program of the Federal Home Loan Bank of Chicago also provided non-interest income. We receive a premium from the sale of these loans and a monthly servicing fee. During this fiscal year, we also sold our fixed-rate Rural Housing guaranteed loans to the State Bank of Lincoln located in Lincoln, Illinois. However, we did not retain the servicing on these loans. This was a strategic move in order to reduce the amount of our long-term fixed rate assets. For the year ended March 31, 2001 we had a net gain on sale of loans of $15,000. This is a decrease of $25,000 or 62.5% from $40,000 for March 31, 2000.

       The last factors adding to non-interest income were the gains we received on the sale of foreclosed assets and the sale of securities available for sale along with an increase of $25,000 or 59.5% in other non-interest income. The net gain on the sale of foreclosed assets amounted to $8,000 and the net gain on the sale of securities available for sale totaled $50,000.

Non-Interest Expense

       Non-interest expense increased by $248,000 or 8.6% for the year ended March 31, 2001 in comparison to the year ended March 31, 2000. Occupancy and equipment expense increased $79,000 or 16.5%. This increase is the result of an increase in depreciation expense of furniture and fixtures and an increase in building expense due to needed remodeling of the Robinson facility. Other contributing factors were an increase of $72,000 or 4.4% in compensation and employee benefits, an increase of $17,000 or 19.5% in data processing expense, an increase of $6,000 or 6.4% in telephone and postage, an increase of $6,000 or 11.8% in office supplies, an increase of $6,000 or 6.1% for advertising expense an increase of $12,000 or 35.3% in check processing fees and an increase of $45,000 or 21.0% in miscellaneous operating expenses. Audit, legal and other professional fees also increased by $32,000 or 32.3%. This increase is a result of increased legal fees incurred during collection of problem loans.

       Offsetting these increases were a decrease of $26,000 or 65.0% in Federal Deposit Insurance Premiums and a $1,000 or 2.8% decrease in the assessment charged by the Office of the Comptroller of the Currency.

Provision for Loan Losses

       During the year ended March 31, 2001, we recorded provision for loan losses of $675,000, as compared to $139,000 for the same period of the prior year, an increase of $536,000, or 385.6%. This increase is the direct result of loan losses that were charged against the provision totaling $542,000 for a single agricultural borrower. In addition, we recorded such provisions to adjust our allowance for loan losses to a level deemed appropriate based on the assessment of the volume and lending presently being conducted, industry standards, past due loans, economic conditions in our market area generally and other factors related to the collectability of our loan portfolio. The Board of Directors and management have implemented

Next Page

additional procedures, which we believe will limit these types of losses in the future. Non-performing assets, as a percentage of total assets, decreased to .90% at March 31, 2001, as compared to 1.31% at March 31, 2000.

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

Provision for Income Taxes

       We recorded a provision for income taxes of $223,000 for the fiscal year ended March 31, 2001, as compared to a provision for income taxes of $405,000 for the year ended March 31, 2000, a decrease of $182,000 or 44.9%, due to lower taxable income. The effective tax rate during the year ended March 31, 2001 was 38.6% (federal and state), as compared to 38.1% during the same period in the prior year.

Next Page

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

	Year Ended March 31,
	2001			2000
	Average Outstanding Balance	Interest Earned/ Paid	Yield Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield Rate
Interest-earning assets:
Loans receivable(1)	$63,402	$5,693	8.98%	$62,409	$ 5,531	8.86%
Mortgage-backed securities	10,905	713	6.54	10,980	704	6.41
Investment securities	5,228	316	6.04	4,833	279	5.77
Interest-bearing deposits	2,019	50	2.48	2,709	79	2.94
Total interest-earning assets	81,554	$6,772	8.30	80,931	$6,593	8.15
Noninterest-earning assets	4,801			4,754
Total assets	$86,335			$85,685

Interest-bearing liabilities:
Savings deposits	11,645	369	3.17	8,572	233	2.72
MMDA and NOW deposits	12,903	325	2.52	12,397	304	2.45
Certificate of deposits	40,702	2,306	5.66	44,892	2,351	5.24
Borrowings	6,160	379	6.15	4,095	217	5.30
Total interest-bearing liabilities	71,410	$3,379	4.73	69,956	$3,105	4.44
Noninterest-bearing liabilities	5,815			5,215
Total liabilities	77,225			75,171
Stockholders' equity	9,130			10,514
Total liabilities and capital	$86,355			$85,685
Net interest income		$3,393			$3,488
Net interest spread			3.57%			3.71%
Net average earning assets	$10,144			$10,975
Net yield on average earning assets			4.16%			4.31%
Average interest-earning assets to average interest-bearing liabilities		1.14x			1.16x
_________________

(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

Next Page

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

	Year Ended March 31,
	2000 vs. 2001			2001 vs. 1999
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total Increase Decrease	Volume	Rate	Total Increase Decrease
Interest-earning assets:
Loans receivable	$89	$73	$162	$(125)	$(119)	$(244)
Mortgage-backed securities	(5)	14	9	305	20	325
Investments securities	24	13	37	38	(2)	36
Other	(18)	(11)	(29)	(42)	(27)	(69)
Total interest-earning assets	$90	$89	$179	$ 176	$(128)	$ 48

Interest-bearing liabilities:
Savings deposits	93	43	136	43	(16)	27
Demand and NOW accounts	12	9	21	70	(108)	(38)
Certificate accounts	(319)	274	(45)	(5)	(130)	(135)
Borrowings	123	39	162	---	(9)	(9)
Total interest-bearing liabilities	$(91)	$365	$274	$ 108	$(263)	$(155)

Net interest income	$181	$(276)	$(95)	$68	$135	$203

      Asset/Liability Management

       A principal financial objective of ours is to achieve long-term profitability while reducing our exposure to fluctuations in interest rates. We have sought to reduce exposure of our earnings to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates. The principle element in achieving this objective has been to increase the interest-rate sensitivity of our assets by originating loans with interest rates subject to periodic repricing to market conditions. Accordingly, we have emphasized the origination of one year adjustable rate mortgage loans and daily adjustable commercial loans and

Next Page

short-term consumer loans for retention in our portfolio. We are offering higher yields on all non-maturity deposits. This will assist in getting rate sensitive liabilities to off-set the short term variable rate loans being offered. We have also established a fixed rate one- to four- family real estate mortgage program, whereby these loans are sold off to the Federal Home Loan Bank. This program allows us to originate and service these loans and not be subject to any interest rate risk with only a minimal amount of credit risk while receiving significant fee income.

       An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If our assets mature or reprice more quickly or to a greater extent than our liabilities, then our net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates.

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

       Net Portfolio Value. We voluntarily measure our interest rate risk ("IRR") and incorporate this measure into our internal risk based capital calculation. The IRR component is a dollar amount that measures the terms of the sensitivity of our net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. We measure the change to NPV as a result of a hypothetical and permanent 100 and 200 basis point ("bp") change in market interest rates. We review the IRR measurements on a monthly basis. We also monitor effects on net interest income resulting from increases and decreases in rates. The following table presents our NPV at March 31, 2001, as calculated by us.

Next Page

	At March 31, 2001
Change in Rate (Basis Points)	Net Portfolio Value			NPV as % of PV of Assets
	$ Amount	$ Change	% Change	NPV Ratio	BP Change
	(Dollars in thousands)

+200 bp	$ (5,000)	$ 4,319	(46.35)%	(6.87)%	593
100	(6,552)	2,767	(29.69)	(9.00)	380
0	(9,319)	0	0	(12.80)	0
-100	(12,052)	(2,733)	29.33	(16.56)	(375)
-200	(15,719)	(6,400)	68.68	(21.60)	(879)

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

Liquidity and Capital Resources

       Our primary sources of funds are deposits, repayments and prepayments of loans and interest income. Although maturity and scheduled amortization of loans are relatively predictable sources of funds, deposit flows and prepayments on loans are influenced significantly by general interest rates, economic conditions and competition.

       Our primary investment activity is originating one-to-four family residential mortgages, commercial business and real estate loans, and consumer loans. For the years ended March 31, 2001 and 2000, we originated loans for our portfolio in the amount of $24.0 million and $31.0 million respectively. For the years ended March 31, 2001 and 2000, these activities were funded

Next Page

from repayments of $22.5 million and $26.3 million, respectively and sales and participations of $3.9 million and $3.3 million, respectively.

       Our most liquid assets are cash and cash equivalents, which include short-term investments. For the years ended March 31, 2001 and 2000, cash and cash equivalents were $6.9 million and $2.7 million, respectively. In addition, we have used jumbo certificates of deposits as a source of funds. Jumbo certificates of deposits represented $9.5 million and $14.6 million for the years ended March 31, 2001 and March 31, 2000, respectively, or 13.2% of total deposits for March 31, 2001 and 20.2% of total deposits for March 31, 2000. We have monitored and reviewed our liquidity and maintain a $19.0 million line of credit with the FHLB, of which $3.0 million was borrowed. This line can be accessed immediately. We also maintain a $2.0 million line of credit with Cole Taylor Bank located in Chicago, Illinois and a $2.0 million line of credit with Independent Banker's Bank located in Springfield, Illinois. We have also established borrowing capabilities at the discount window with the Federal Reserve Bank of St. Louis.

       Our liquidity management is both an ongoing and long-term function of our asset/liability management strategy. Excess funds, when applicable, generally are invested in deposits at the FHLB of Chicago. Currently, when we require funds, beyond our ability to generate deposits, additional sources of funds are available through the FHLB of Chicago. We have the ability to pledge our FHLB of Chicago stock or certain other assets as collateral for such advances. We use FHLB advances to fund cash flow shortages. These advances are generally less than 1.00% over the average rate paid on our certificates of deposit. We may also use FHLB advances to fund loan demand in excess of the available funds.

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

Next Page

Next Page

LARSSON, WOODYARD & HENSON, LLP
CERTIFIED PUBLIC ACCOUNTANTS
MEMBERS OF AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS * ILLINOIS CPA SOCIETY

702 E. COURT STREET * P. O. BOX 426 * PARIS, ILLINOIS 61944
TEL (217) 465-6494 * FAX (217) 465-6499

Independent Auditors' Report

To the Board of Directors
First Robinson Financial Corp.
  and Subsidiary
Robinson, Illinois

We have audited the accompanying consolidated balance sheets of First Robinson Financial Corp. and Subsidiary as of March 31, 2001 and 2000 and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Robinson Financial Corp. and Subsidiary as of March 31, 2001 and 2000 and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

April 27, 2001
Paris, Illinois

Next Page

FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

ASSETS
	March 31,
	2001	2000
	(In thousands)
Cash and cash equivalents:
Cash and due from banks	$954	$1,269
Interest bearing deposits in banks	5,925	1,390
Total cash and cash equivalents	6,879	2,659

Securities available for sale	17,065	15,554
Securities held to maturity (fair value approximates of $100,000 in 2001 and $914,000 in 2000)	99	895
Loans, net of allowance for loan losses of $620,000 in 2001 and $630,000 in 2000	60,812	63,982
Foreclosed assets, net	51	79
Premises and equipment, net	2,891	2,994
Accrued interest receivable	646	698
Prepaid income taxes	104	0
Deferred income taxes	0	242
Other assets	318	152
Total Assets	$88,865	$87,255

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Noninterest-bearing	$5,132	$4,920
Interest-bearing	66,473	67,040
Total Deposits	71,605	71,960
Federal Home Loan Bank advances	3,000	3,600
Repurchase agreements	4,528	1,490
Advances from borrowers for taxes and insurance	85	112
Accrued interest payable	345	308
Accrued income taxes	0	228
Deferred income taxes	6	0
Accrued expenses	254	251
Total Liabilities	79,823	77,949

Commitments and contingencies
Stockholders' Equity
Preferred stock, $.01 par value; authorized 500,000 shares, no shares issued and outstanding
Common stock $.01 par value; authorized 2,000,000 shares 859,625 shares issued	9	9
Additional paid-in capital	8,338	8,305
Retained earnings	5,744	5,585
Accumulated other comprehensive income	44	(414)
Common stock acquired by ESOP/RRP	(737)	(936)
Treasury stock, at cost (300,366 shares in 2001; 224,168 shares in 2000)	(4,356)	(3,243)
Total Stockholders' Equity	9,042	9,306

Total Liabilities and Stockholders' Equity	$88,865	$87,255

The accompanying notes are an integral part of these consolidated financial statements.

Next Page

FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended March 31,
	2001	2000
	(In thousands, except per share data)
Interest and dividend income:
Loans, including fees	$5,693	$5,531
Debt securities:
Taxable	949	954
Tax exempt	79	74
Dividends	51	34
Total interest and dividend income	6,772	6,593
Interest expense:
Interest on deposits	3,000	2,888
Interest on other borrowed funds	379	217
Total interest expense	3,379	3,105
Net interest income	3,393	3,488
Provision for loan losses	675	139
Net interest income after provision for loan losses	2,718	3,349
Non-interest income	993	598
Non-interest expense	3,133	2,885
Income before income taxes	578	1,062
Provision for income taxes	223	405
Net income	$355	$657
Basic earnings per share	$0.65	$0.96
Diluted earnings per share	$0.65	$0.96

The accompanying notes are an integral part of these consolidated financial statements.

Next Page

FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended March 31, 2001 and 2000

	Common STock	Paid-in Capital	Retained Earnings	Treasury Stock	ESOP/RRP Common Shares	Accumulated Other Compre- hensive Income	Total
	(In thousands)
Balance at March 31, 1999	$9	$8,277	$5,175	$(747)	$(1,138)	$(14)	$11,562
Comprehensive Income
Net income			657				657
Unrealized gain (loss) on securities, net of related tax effects of $256						(400)	(400)
Total comprehensive income							257
Treasury stock, at cost (181,187 shares)				(2,496)			(2,496)
Dividends ($0.31 per share)			(247)				(247)
Amortization of RRP					123		123
ESOP shares allocated		28			79		107
Balance at March 31, 2000	9	8,305	5,585	(3,243)	(936)	(414)	9,306
Comprehensive Income
Net income			335				335
Unrealized gain (loss) on securities, net of related tax effects of $165						458	458
Total comprehensive income							813
Treasury stock, at cost (76,198 shares)				(1,113)			(1,113)
Dividends ($0.32 per share)			(196)				(196)
Amortization of RRP					124		124
ESOP shares allocated		33			75		108
Balance at March 31, 2001	$9	$8,338	$5,744	$(4,356)	$(737)	$44	$9,042

The accompanying notes are an integral part of these consolidated financial statements.

Next Page

FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended March 31,
	2001	2000
	(In thousands)
Cash flows from operating activities:
Net income	$355	$657
Adjustments to reconcile net income to net cash provided by operating activities
Provision for depreciation	347	277
Provision for loan losses	675	139
Net amortization and accretion on securities	21	26
Amortization of RRP	124	123
ESOP shares allocated	108	107
Decrease in accrued interest receivable	52	0
(Increase) decrease in prepaid income taxes	(104)	97
Increase in other assets	(166)	(45)
Increase in accrued interest payable	37	14
(Decrease) increase in accrued income taxes	(228)	228
Increase in deferred income taxes	(43)	(55)
Increase in accrued expenses	3	8
FHLB stock dividends	(34)	0
Gain on sale of securities available for sale	(50)	0
Gain on sale of premises and equipment	(217)	0
Gain on sale of foreclosed assets	(8)	0
Gain on sale of loans	(15)	(40)
Net cash provided by operating activities	857	1,536
Cash flows from investing activities:
Proceeds from maturities of securities available for sale	1,000	500
Proceeds from maturities of securities held to maturity	49	42
Proceeds from sale of securities available for sale	1,488	0
Proceeds from sale of mortgage-backed securities available for sale	1,206	0
Purchase of securities available for sale	0	(2,170)
Purchase of mortgage-backed securities held to maturity	0	(750)
Purchase of mortgage-backed securities available for sale	(5,334)	(4,498)
FHLB stock purchased	(76)	(45)
FRB stock purchased	(140)	0
Repayment of principal on mortgage-backed securities	1,907	1,898
Increase in loans	(1,430)	(4,775)
Purchase of loans and participations	0	(149)
Proceeds from sale or participation of originated loans	3,937	3,328
Proceeds from sale of foreclosed assets	36	30
Proceeds from sale of premises and equipment	369	0
Purchase of premises and equipment	(396)	(353)
Net cash provided by (used in) investing activities	2,616	(6,942)

Next Page

FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended March 31,
	2001	2000
	(In thousands)
Cash flows from financing activities:
Net (decrease) increase in deposits	$(355)	$4,635
Increase (decrease) in repurchase agreements	3,038	(716)
Advances from Federal Home Loan Bank	3,000	27,360
Repayment of Federal Home Loan Bank advances	(3,600)	(25,760)
(Decrease) increase in advances from borrowers for taxes and insurance	(27)	14
Purchase of treasury stock	(1,113)	(2,496)
Dividends paid	(196)	(247)
Net cash provided by financing activities	747	2,790
Increase (decrease) in cash and cash equivalents	4,220	(2,616)
Cash and cash equivalents at beginning of year	2,659	5,275
Cash and cash equivalents at end of year	$6,879	$2,659
Supplemental Disclosures: Additional Cash Flows Information: Cash paid for:
Interest on deposits, advances and other borrowings	$3,342	$3,091
Income taxes:
Federal	492	106
State	107	28
Non-Cash Investing Activities
Loans transferred to foreclosed real estate	161	115
Foreclosed real estate refinanced as loans	92	0
Securities transferred to available for sale	739	0

The accompanying notes are an integral part of these consolidated financial statements.

Next Page

FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

Basis of Presentation and Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary First Robinson Savings Bank, National Association. All material intercompany transactions and accounts have been eliminated in consolidation.

Use of Estimates

In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

Business

The Company provides a variety of financial services to individuals and small businesses through its offices in Illinois. Its primary deposit products are savings and term certificate accounts and its primary lending products are consumer, commercial and real estate mortgage loans. The Company operates through four facilities serving Crawford County, Illinois and contiguous counties in southeastern Illinois. The Company's main office is located in Robinson with facilities in Oblong and Palestine.

Significant Group Concentrations of Credit Risk

Most of the Company's activities are with customers located within southeastern Illinois. Note 2 discusses the types of securities that the Company invests in. Note 3 discusses the types of lending that the Company engages in. The Company does not have any significant concentrations to any one industry or customer.

Cash and Cash Equivalents
For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold all of which mature within ninety days.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as "available for sale" and are recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Next Page

FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

Securities

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.
Loans

The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout southeastern Illinois. The ability of the Company's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. Consumer loans are typically charged off no later than 90 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience. the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Next Page

FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

Allowance for Loan Losses

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Servicing

Servicing assets are recognized as separate assets when rights are acquired through sale of mortgage loans. Capitalized servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum. Mortgage servicing rights amounted to $27,000 and $22,000 at March 31, 2001 and 2000.

Credit-Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations are included in net expenses from foreclosed assets.

Next Page

FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

Premises and Equipment

Land is carried at cost. Buildings and furniture, fixtures and equipment are carried at cost, less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets.

Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. The Company files a consolidated income tax return with the Bank.

Earnings Per Common Share

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method.

Earnings per common share have been computed based on the following:

	Years Ended
	2001	2000
	(In thousands)
Net income applicable to common stock	$355	$657
Average number of common shares outstanding	548,407	685,309
Effect of dilutive options	0	0
Average number of common shares outstanding used to calculate diluted earnings per common share	548,407	685,309

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Next Page

FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

Comprehensive Income

The components of other comprehensive income and related tax effects are as follows:

	Years Ended
	2001	2000
	(In thousands)
Unrealized holding gains (losses) on available-for-sale securities	$673	$(656)
Reclassification adjustment for losses (gains) realized in income	(50)	0
Net unrealized gains (losses)	623	(656)
Tax effect	165	256
Net of tax effect	$458	$(400)

Investment Services

The Bank offers investment brokerage services in a fiduciary or agency capacity and are not included in the consolidated balance sheets because such items are not assets of the Bank.

Reclassifications

Amounts presented in prior year consolidated financial statements have been reclassified to conform to the 2001 presentation.

Note 2. Securities
The amortized cost and fair value of securities, with gross unrealized gains and losses, follows:

	March 31, 2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
Securities Available for Sale
Debt securities:
U. S. government and agency securities	$1,000	$34	$0	$1,034
State and municipal obligations	1,529	1	0	1,530
Mortgage-backed	13,695	40	4	13,731
Total debt securities	16,224	75	4	16,295
Marketable equity securities	770	0	0	770
Total securities available for sale	$16,994	$75	$4	$17,065

Next Page

FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Securities

	March 31, 2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
Securities Held to Maturity
State and municipal obligations	$99	$1	$0	$100

	March 31, 2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
Securities Available for Sale
Debt securities:
U. S. government and agency securities	$3,442	$0	$42	$3,400
State and municipal obligations	1,528	0	130	1,398
Mortgage-backed	10,744	4	512	10,236
Total debt securities	15,714	4	684	15,034
Marketable equity securities	520	0	0	520
Total securities available for sale	$16,234	$4	$684	$15,554

	March 31, 2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
Securities Held to Maturity
Debt securities:
State and municipal obligations	$148	$0	$0	$148
Mortgage-backed	747	19	0	766
Total securities held to maturity	$895	$19	$0	$914

Securities with a carrying amount of $11,884,000 and $12,885,000 at March 31, 2001 and 2000 were pledged to secure public deposits and for other purposes as required or permitted by law.

Next Page

FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Securities

The amortized cost and fair value of debt securities by contractual maturity at March 31, 2001 follows:

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)

Due in one year or less	$0	$0	$49	$49
Due after one year through five years	500	512	50	51
Due after five years through ten years	500	522	0	0
Due after ten years	2,299	2,300	0	0
	3,299	3,334	99	100
Mortgage-backed securities	13,695	13,731	0	0
	$16,994	$17,065	$99	$100

For the years ended March 31, 2001 and 2000, proceeds from sales of securities available for sale amounted to $2,694,000 and $0, respectively. Gross realized gains amounted to $50,000 and $0, respectively. The tax benefit (provision) applicable to these net realized gains amounted to $19,000 and $0, respectively. The Company transferred one mortgage-backed security from held to maturity to available for sale during the current year. Amortized cost was $739,000, fair value was $742,000, and the increase was included in unrealized gains on securities in other comprehensive income in accordance with SFAS 133.

Note 3. Loans

A summary of the balances of loans follows:

	March 31,
	2001	2000
	(In thousands)
Mortgage loans on real estate:
One to four family residential	$34,347	$34,100
Multi-family residential	560	823
Commercial and agricultural	12,790	12,745
Construction and vacant land	738	1,418

	48,435	49,086
Commercial and agricultural	7,211	9,889

Next Page

FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Loans

	March 31,
	2001	2000
	(In thousands)
Consumer installment loans:
Deposit accounts	$460	$669
Automobile	3,718	4,051
Other loans	2,029	1,492
	6,207	6,212
Subtotal	61,853	65,187
Less:
Loans in process	421	575
Allowance for loan losses	620	630
Loans, net	$60,812	$63,982

An analysis of the allowance for loan losses follows:

	March 31,
	2001	2000
	(In thousands)
Balance at beginning of year	$630	$634
Provision for losses	675	139
Charge-offs	(726)	(197)
Recoveries	41	54
Balance at end of year	$620	$630

The following is a summary of information pertaining to impaired loans (amounts in thousands):

	2001	2000
Impaired loans with a valuation reserve	$660	$861
Impaired loans with no valuation reserve	51	51
Total impaired loans	$711	$912

Valuation reserve on impaired loans	$255	$72

Average impaired loans were $562,000 and $343,000 for the respective years ended March 31, 2001 and 2000. Interest income and cash basis income recognized on these loans during each of the years was immaterial.

No additional funds are committed to be advanced in connection with impaired loans.

Next Page

FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Loans

The Bank sells real estate loans on a per loan basis and retains the servicing in connection with the Federal Home Loan Bank MPF program. The gross loans sold under the Federal Home Loan Bank MPF program amounted to $1,386,000 and $2,493,000 for the years ended March 31, 2001 and 2000, respectively. The unpaid principal balance of these loans is $3,436,000 and $2,274,000 at March 31, 2001 and 2000. During the current year, the Bank sold Rural Housing Development guaranteed loans on a per loan basis to other financial institutions. The Bank does not retain the servicing on these loans. These loans amounted to $2,551,000 at March 31, 2001. The net gain on the sale of total loans sold was $15,000 and $40,000 for the year ended March 31, 2001 and 2000, respectively

Note 4. Accrued Interest Receivable

Accrued interest receivable consisted of the following:

Mortgage-backed and related securities
	March 31,
	2001	2000
	(In thousands)
Loans	$509	$548
Securities	54	85
	83	65
	$646	$698

Note 6. Premises and Equipment

Premises and equipment consisted of the following:
Accumulated depreciation
	March 31,
	2001	2000
	(In thousands)
Land	$334	$334
Building	2,502	2,492
Furniture and equipment	2,153	2,062
	4,989	4,888
	(2,098)	(1,894)
	$2,891	$2,994

Depreciation included in the consolidated statements of income amounted to $347,000 and $277,000 for the years ended March 31, 2001 and 2000, respectively.

Note 7. Deposit Analysis

The aggregate amount of time deposits in denominations of $100,000 or more at March 31, 2001 and 2000 was $9,466,000 and $14,566,000, respectively.

Next Page

FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Deposit Analysis

At March 31, 2001, the scheduled maturities of time deposits (in thousands) are as follows:

2002	$26,201
2003	9,251
2004	3,142
2005	1,090
2006	81
Thereafter	0
$39,768

Note 8. Borrowings

On February 28, 2001, the Bank entered into two fixed rate fixed term advances from the Federal Home Loan Bank. These advances do not have a call provision. One advance was for $2,000,000 at 5.3% rate of interest due March 1, 2004 and the other was for $1,000,000 at 5.6% rate of interest due February 28, 2006. The Bank did not have any fixed rate fixed term advances as of March 31, 2000. The Bank utilized Federal Home Loan Bank daily advances for short-term cash flow needs. The Bank did not have any daily advances outstanding at March 31, 2001 and had $3,600,000 outstanding at March 31, 2000. Interest rates can adjust daily on daily advances and generally all advances are secured by qualified mortgage loans. Information concerning FHLB advances is summarized as follows:

	March 31,
	2001		2000
	Term Notes	Daily Advances	Term Notes	Daily Advances
	(In thousands)

Balance at March 31	$3,000	$0	$0	$3,600
Average amount outstanding during the year	263	2,181	1,501	839
Maximum amount outstanding at any month-end	3,000	7,200	2,000	3,600
Weighted average interest rate:
During the year	5.40%	6.66%	4.98%	5.38%
End of year	5.40%	0.00%	0.00%	6.59%

	March 31,
	2001	2000
	Fixed Rate	Fixed Term
	(In thousands)
Year Ending March 31,
2002	$0	$0
2003	0	0
2004	2,000	0
2005	0	0
2006	1,000	0
Thereafter	0	0
Total long-term debt	$3,000	$0

Next Page

FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Borrowings

The Company has entered into repurchase agreements with customers at various interest rates with an average maturity of less than six months. Securities are pledged to secure the repurchase agreements. Interest expense amounted to $219,000 and $91,000 for the years ended March 31, 2001 and 2000, respectively. Information concerning repurchase agreements is summarized as follows:

	March 31,
	2001	2000
	(In thousands)
Balance at March 31	$4,528	$1,490
Average balance	$3,715	$1,755
Maximum month-end balance	$5,294	$2,250
Weighted average interest rate:
During the year	5.90%	5.15%
End of the year	5.96%	4.91%

Note 9. Minimum Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of March 31, 2001 and 2000, that the Bank met all capital adequacy requirements to which they are subject.

Next Page

FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Minimum Regulatory Capital Requirements

As of December 31, 1999, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios as of March 31, 2001 and 2000 are also presented in the table.

	Actual		For Capital Adequacy Purposes		To be Well Capitalized under the Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2001:
Total Risk-Based Capital (to Risk-Weighted Assets)	$8,712	16.28%	$4,281	≥8.0%	$5,352	≥10.0%
Tier I Capital (to Risk-Weighted Assets)	8,092	15.12%	2,141	≥4.0%	3,211	≥6.0%
Tier I Capital (to Average Assets)	8,092	9.41%	3,441	≥4.0%	4,301	≥5.0%

	Actual		For Capital Adequacy Purposes		To be Well Capitalized under the Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2000:
Total Risk-Based Capital (to Risk-Weighted Assets)	$9,408	17.24%	$4,365	≥8.0%	$5,457	≥10.0%
Tier I Capital (to Risk-Weighted Assets)	8,778	16.09%	2,183	≥4.0%	3,274	≥6.0%
Tier I Capital (to Average Assets)	8,778	10.25%	3,425	≥4.0%	4,282	≥5.0%

Note 10. Stockholders' Equity

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

Next Page

FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Stockholders' Equity

Subject to applicable law, the Boards of Directors of the Company and the Bank may each provide for the payment of dividends. Future declarations of cash dividends, if any, by the Company may depend upon dividend payments by the Bank to the Company. Subject to regulations of the OCC, the Bank may not declare or pay a cash dividend if its stockholders' equity would thereby be reduced below either the aggregate amount then required for the liquidation account or the minimum regulatory capital requirements imposed by federal regulations. The Bank may not declare or pay a cash dividend to the Company in excess of 100% of its net income to date, less dividends paid, during the current calendar year plus the preceding year's net income, less any dividends paid or declared during that year without prior regulatory approval. As of March 31, 2001 the Bank's retained earnings available for payment of dividends was $0.
Retained earnings at March 31, 2001 and 2000 include approximately $1,257,000 for which federal income tax has not been provided. If the amounts that qualify as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, they will be subject to federal income tax at the then current corporate rate. The unrecorded deferred tax liability on the above amount is approximately $427,000.

Note 11. Non-Interest Income and Expense
Non-interest income and expense is summarized as follows:

   Office supplies
	Year Ended March 31,
	2001	2000
	(In thousands)
Non-interest income
Charges and other fees on loans	$68	$23
Charges and fees on deposit accounts	434	390
Net gain on sale of premises and equipment	217	0
Net gain on sale of available for sale securities	50	0
Net gain on sale of foreclosed assets	8	0
Net gain on sale of loans	15	40
Internet fees, net	73	65
Primevest commissions, net	61	38
Other	67	42
	$993	$598
Non-interest expense
Compensation and employee benefits	$1,725	$1,653
Occupancy and equipment	558	479
Data processing expense	104	87
Audit, legal and other professional services	131	99
Federal Deposit Insurance Premium	14	40
Advertising	104	98
Telephone and postage	100	94
Other	259	214
OCC Assessments	35	36
	57	51
Check processing fees	46	34
	$3,133	$2,885

Next Page

FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Income Tax
The components of the provision for income taxes are summarized as follows:

	Year Ended March 31,
	2001	2000
	(In thousands)
Currently payable:
Federal	$224	$382
State	42	78
Deferred:
Federal	(39)	(45)
State	(4)	(10)
	$223	$405

An analysis of tax expense for the two years setting forth the reasons for the variations from the federal statutory rate of 34% is as follows:

	Years Ended March 31,
	2001	2000
	(In thousands)
Computed tax at statutory rates	$197	$361
Increase (decrease) in tax expense resulting from:
State and local taxes based on income, net of federal income tax benefit	32	59
Tax-exempt interest	(22)	(24)
Other	16	9
	$223	$405
Effective tax rate	38.6%	38.1%

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:

	Years Ended March 31,
	2001	2000
	(In thousands)
Deferred tax assets:
Allowance for unrealized loss on securities available for sale	$0	$266
Allowance for loan losses	271	259
Directors' retirement	65	49
	336	574
Deferred tax liabilities:
Allowance for unrealized gain on securities available for sale	27	0
Recapture of tax bad debt reserves	10	17
Accrual basis adjustment	70	140
Depreciation	172	163
FHLB stock	63	12
	342	332
Net deferred tax assets (liabilities)	$(6)	$242

No valuation allowance was required for deferred tax assets at March 31, 2001 and 2000.

Next Page

FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS<
BR>
Note 13. Employee Benefit Plans

The Company has established a 401(k) profit sharing plan which covers all employees with three months of service and minimum age of 21. This plan allows for individual employees to elect a portion of their salary to be deferred with a matching provision of the first four percent of salary deferral at a rate of twenty-five percent from the Company. The plan has a five year vesting schedule. Contributions to this plan by the Company amounted to $7,000 for each of the years ended March 31, 2001 and 2000, which are included in compensation and employee benefits. Total pension cost including administration and other fees amounted to $10,000 and $21,000 for the years ended March 31, 2001 and 2000, respectively, which are included in compensation and employee benefits.

The Bank approved a directors' retirement plan during 1996. The plan provided for a one-time contribution of $2,000 per year of service for each director, future contributions of $2,000 per year for each director, and a discretionary annual contribution for each director using performance standards similar to those used under the existing 401(k) plan. Each director's account will include a rate of return equal to the highest interest rate paid on the Bank's one year or less certificate of deposits. Future annual contributions will be made for each director to the plan as of January 1 of each year starting with January 1, 1998. The Company's contribution for each of the years ended March 31, 2001 and 2000 was $12,000. The plan expense is included in compensation and employee benefits.

Note 14. Treasury Stock

The Company can repurchase up to five percent of its outstanding common stock for any twelve-month period without prior regulatory approval. During the prior year, the Company repurchased 181,187 shares of common stock, with regulatory approval, at a cost of $2.8 million. During the current year, the Company repurchased 76,198 shares of common stock with regulatory approval, at a cost of $1,113,000.

Note 15. Employee Stock Ownership Plan (ESOP)

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

Next Page

FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Employee Stock Ownership Plan (ESOP)

As the debt is repaid, ESOP shares which were initially pledged as collateral for its debt, are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year to total debt service of the plan. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheets. As shares are determined to be ratably released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of stockholders' equity and dividends on unallocated ESOP shares are used to pay debt-servicing costs. The trustees' of the plan may direct payments of cash dividends be paid to the participants or to be credited to participant accounts and invested. Compensation expense for the ESOP was $93,000 and $91,000 for the years ended March 31, 2001 and 2000, respectively. The ESOP shares were as follows:

	March 31, 2001	March 31, 2000
Allocated shares	30,781	23,168
Shares ratably released for allocation	1,811	1,903
Unallocated shares	36,178	43,699
Total ESOP shares	68,770	68,770
Fair value of unreleased shares	$529,103	$622,710

Note 16. Recognition and Retention Plan
The Company adopted the Recognition and Retention Plan (the RRP) on July 29, 1998. The plan provides for the granting of shares of common stock to the eligible directors, officers and employees. The RRP was approved for 42,981 shares of common stock of the Company. The RRP granted 35,560 shares to existing directors, officers and employees with 7,421 available for future grants. The granted shares will vest in five equal annual installments, with the first installment vesting immediately upon the plan approval. The vesting of the granted shares can be accelerated based on certain plan provisions. Directors, officers and employees granted shares retain voting rights and, if dividends are paid, dividends during the vesting period. The RRP will continue in effect for a term of ten years unless otherwise terminated. The Company's stock price was $17.25 on the RRP approval date. The Company repurchased 42,981 shares of its common stock during the year ended March 31, 1999 at a cost of $746,000. The cost of this plan including administrative fees and related bonus program amounted to $175,000 and $169,000 for the respective years ended March 31, 2001 and 2000.

Note 17. Stock Option and Incentive Plan

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

Next Page

FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Stock Option and Incentive Plan

	March 31,
	2001		2000
	Common Shares	Exercise Price	Common Shares	Exercise Price
Options outstanding, beginning of year	87,888	$17.25	87,888	$17.25
Granted	0	0	0	0
Exercised	0	0	0	0
Options outstanding, end of year	87,888	$17.25	87,888	$17.25
Options exercisable at end of year	35,155	$17.25	17,578	$17.25

Information regarding fixed options outstanding at March 31, 2001 follows:

	Options Outstanding			Options Exercisable
Range of exercise price	Common Shares	Weighted average exercise price	Weighted average remaining life in years	Common Shares	Weighted average exercise price
$17.25	87,888	$17.25	7.3	35,155	$17.25

No compensation cost has been recognized in the consolidated statements of operations for options granted under the plans. Had compensation cost for options granted been determined based on the estimated fair value of the options issued at the dates of grant, the Company's net income and income per common share amounts for the year ended March 31 would have been as follows:

	2001	2000
Net income, as reported	$355	$657
Net income, pro forma	$305	$607
Income per common share:
As reported:
Basic	$0.65	$0.96
Diluted	$0.65	$0.96
Pro forma:
Basic	$0.56	$0.89
Diluted	$0.56	$0.89

The fair value of the options granted during the year was estimated using the Black-Scholes model with the following assumptions: dividend yield of 3%; expected life of 8 years; volatility of 21% and a risk-free interest rate of 5.5%. The effects of applying SFAS No. 123 in this pro-forma disclosure may not be indicative of future results.

Next Page

FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Off-Balance Sheet Activities

Credit-Related Financial Instruments. The Bank is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Bank's exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

At March 31, 2001 and 2000, the following financial instruments were outstanding whose contract amounts represent credit risk:

	March 31,
	2001	2000
	(In thousands)
Commitments to grant loans	$1,188	$2,106
Unfunded commitments under lines of credit	$3,673	$4,123
Commercial and standby letters of credit	$0	$99

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Bank, is based on management's credit evaluation of the customer.
Unfunded commitments under commercial lines-of-credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines-of-credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Bank is committed.

Commercial and standby letters-of-credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters-of-credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters-of-credit is essentially the same as that involved in extending loan facilities to customers. The Bank generally holds collateral supporting those commitments if deemed necessary.

Next Page

FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19. Legal Contingencies

Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company's consolidated financial statements.

Note 20. Related Party Transactions
In the ordinary course of business, the Bank has granted loans to principal officers and directors and their affiliates amounting to $1,250,000 at March 31, 2001 and $104,000 at March 31, 2000. During the year ended March 31, 2001, total principal additions were $2,991,000 and total principal payments were $1,845,000. Deposits from related parties held by the Bank at March 31, 2001 and 2000 amounted to $467,000 and $211,000, respectively.

Note 21. Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Bank.

The following methods and assumptions were used by the Bank in estimating fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts of cash and short-term instruments approximate fair values.

Interest-bearing deposits in banks: The carrying amounts of interest-bearing deposits maturing within ninety days approximate their fair values. Fair values of other interest-bearing deposits are estimated using discounted cash flow analyses based on current rates for similar types of deposits.

Securities: Fair values for securities, excluding Federal Home Loan Bank and Federal Reserve Bank stock, are based on quoted market prices. The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank. The carrying value of Federal Reserve Bank stock approximates fair value.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (one-to-four family residential), and other consumer loans is estimated based on present values using the Bank's current pricing structures to approximate current entry-value interest rates considering anticipated prepayment speeds, maturity and credit risks.

Next Page

FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21. Fair Value of Financial Instruments

Loans receivable: Fair values for other loans (commercial real estate, investment property mortgage loans, commercial and industrial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposit liabilities: The fair values disclosed for demand deposits (interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date. The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-term borrowings: The carrying amounts of borrowings under repurchase agreements, and other short-term borrowings maturing within ninety days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

Long-term borrowings: The fair values of the Bank's long-term borrowings are estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

Accrued interest: The carrying amounts of accrued interest approximate fair value.

Off-balance-sheet instruments: Fair values for off-balance-sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

The estimated fair values, and related carrying or notional amounts, of the Bank's financial instruments are as follows:

	March 31, 2001		March 31, 2000
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Financial assets:
Cash and cash equivalents	$954	$954	$1,269	$1,269
Interest-bearing deposits in banks	5,925	5,925	1,390	1,390
Securities available for sale	17,065	17,065	15,554	15,554
Securities held to maturity	99	100	895	914
Loans and loans held for sale, net	60,812	60,998	63,982	63,689
Accrued interest receivable	646	646	698	698

Next Page

FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21. Fair Value of Financial Instruments

	March 31, 2001		March 31, 2000
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Financial liabilities:
Deposits	$71,605	$73,759	$71,960	$72,746
Repurchase agreements	4,528	4,528	1,490	1,494
FHLB advances	3,000	3,040	3,600	3,600
	345	345	308	308
Off-balance sheet credit related financial instruments:
Commitments to extend credit	0	0	0	0

Note 22. First Robinson Financial Corporation Condensed Financial Information

The parent company's principal assets are its cash and investment in subsidiary bank. The following are the condensed balance sheets for the parent company only as of March 31, 2001 and 2000 and its condensed statements of operations and cash flows for the years then ended.

CONDENSED BALANCE SHEETS
March 31, 2001 and 2000

ASSETS	2001	2000
	(In thousands)
Cash	$896	$1,059
Investment in First Robinson Savings Bank, N.A.	8,139	8,366
Other assets	149	103
Total Assets	$9,184	$9,528
LIABILITIES AND STOCKHOLDERS' EQUITY
Other accrued expenses	$142	$222
Stockholders' equity	9,042	9,306
Total Liabilities and Stockholders' Equity	$9,184	$9,528

Next Page

FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 22. First Robinson Financial Corporation Condensed Financial Information

CONDENSED STATEMENTS OF INCOME
For the Years Ended March 31, 2001 and 2000

	2001	2000
	(In thousands)
Income:
Dividends from subsidiary bank	$1,200	$1,675
Interest income	53	74
Total income	1,253	1,749
Expenses:
Professional fees	40	42
Compensation	182	174
Other	35	30
Total expense	257	246
Income before income taxes and equity in undistributed earnings of subsidiary	996	1,503
Benefit from income taxes	44	62
Income before equity in undistributed earnings of subsidiary	1,040	1,565
Distributions in excess of earnings of subsidiary	(685)	(908)
Net income	$355	$657

CONDENSED STATEMENTS OF CASH FLOWS
For the Years Ended March 31, 2001 and 2000

	2001	2000
	(In thousands)
Cash Flows from Operating Activities:
Net income	$355	$657
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in (undistributed) excess net income of subsidiary	685	908
RRP amortization	124	123
(Increase) decrease in other assets	(46)	40
(Decrease) increase in other accrued expenses	(80)	68
Net cash provided by operating activities	1,038	1,796

Next Page

FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 22. First Robinson Financial Corporation Condensed Financial Information

CONDENSED STATEMENTS OF CASH FLOWS
For the Years Ended March 31, 2001 and 2000

	2001	2000
	(In thousands)
Cash Flows from Financing Activities:
Purchase of treasury stock	$(1,113)	$(2,496)
Dividends paid	(196)	(247)
ESOP Adjustments	108	107
Net cash used in financing activities	(1,201)	(2,636)
Net decrease in cash	(163)	(840)
Cash Beginning of Year	1,059	1,899
Cash End of Year	$896	$1,059

Note 23. Segment Information

The Company adopted the appropriate provisions of SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." The principal business of the Company is overseeing the business of the Bank and investing the portion of the net proceeds from its initial public offering retained by it. The Company has no significant assets other than its investment in the Bank, a loan to the ESOP plan, and certain investment securities, cash and cash equivalents. The Bank's principal business consists of attracting deposits from the general public and investing these deposits in loans to its customers. The Bank's operating facilities are contained in Crawford County, Illinois, and its lending is concentrated within Crawford and contiguous counties. The Bank has no customer from which it derives 10% or more of its revenue. With these facts in mind, the Company's management believes that the Company is comprised of only one reportable operating segment, and that the consolidated financial statements adequately reflect the financial condition and operations of that segment.

Next Page

FIRST ROBINSON FINANCIAL CORPORATION AND SUBSIDIARY
STOCKHOLDER INFORMATION

ANNUAL MEETING

The annual meeting of stockholders will be held at 10:00 a.m., Thursday, July 26, 2001, at the Company's office located at 501 East Main Street, Robinson, Illinois.

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

	Fiscal 2001			Fiscal 2000
	High	Low	Dividends	High	Low	Dividends

First Quarter	$14.75	$13.75	$0.32	$13.25	$12.12	$0.31
Second Quarter	15.00	14.50	---	13.81	13.00	---
Third Quarter	14.75	14.56	---	14.00	12.00	---
Fourth Quarter	14.63	14.94	---	14.32	13.31	---

The Company declared and paid a dividend of $0.32 per share in fiscal 2001. Dividend payment decisions are made with consideration of a variety of factors including earnings, financial condition, market considerations and regulatory restrictions. Restrictions on dividend payments are described in Note 10 of the Notes to Financial Statements included in this Annual Report.

As of June 19, 2001, the Company had approximately 533 stockholders of record and 548,553 outstanding shares of Common Stock.

Next Page

SHAREHOLDERS AND GENERAL INQUIRIES	TRANSFER AGENT
Rick L. Catt President and Chief Executive Officer First Robinson Financial Corporation 501 East Main Street Robinson, Illinois 62454 (618) 544-8621	Register and Transfer Company 10 Commerce Drive Cranford, New Jersey 07016 (908) 272-8511

ANNUAL AND OTHER REPORTS

The Company is required to file an Annual Report on Form 10-KSB for its fiscal year ended March 31, 2001, with the Securities and Exchange Commission. Copies of the Annual Report on Form 10-KSB and the Company's Quarterly Reports on Form 10-QSB may be obtained without charge by contacting:

      Rick L. Catt
      President and Chief Executive Officer
      First Robinson Financial Corporation
      501 East Main Street
      Robinson, Illinois 62454
      (618) 544-8621

Next Page

FIRST ROBINSON FINANCIAL CORPORATION AND SUBSIDIARY CORPORATE INFORMATION
COMPANY AND BANK ADDRESS
501 East Main Street Robinson, Illinois 62454	Telephone: (618) 544-8621 Fax: (618) 544-7506

DIRECTORS OF THE BOARD
SCOTT F. PULLIAM Chairman of the Board Public Accountant Robinson, Illionis	ROBIN E. GUYER President - Agricultural Services Company Hutsonville, Illinois
STEVEN E. NEELEY Owner - Industrial Equipment Company Robinson, Illinois	JAMES D. GOODWINE Funeral Director Robinson, Illinois
WILLIAM K. THOMAS Attorney Robinson, Illinois	RICK L. CATT President and Chief Executive Officer First Robinson Financial Corporation Robinson, Illinois
DONALD K. INBODEN Retired - Marathon Oil Company Robinson, Illinois

EXECUTIVE OFFICERS
RICK L. CATT President and Chief Executive Officer	W.E. HOLT Vice President and Senior Loan Officer
LESLIE TROTTER, III Vice Predsident	JAMIE E. McREYNOLDS Vice President, Chief Financial Officer and Secretary
WILLIAM D. SANDIFORD Vice President

INDEPENDENT AUDITORS	SPECIAL COUNSEL
Larsson, Woodyard & Henson, LLP 702 East Court Street Paris, Illinois 61944	Silver, Freedman & Taff, L.L.P. 1100 New York Avenue, N.W. Seventh Floor, East Tower Washington, D.C. 20005