Form 10KSB, Exhibit 13
period 2002-03-31
FIRST ROBINSON FINANCIAL CORP
filed 2002-06-28
CIK 1035991

--------------------------------------------------------------------------------

                               2002 ANNUAL REPORT

--------------------------------------------------------------------------------










                      FIRST ROBINSON FINANCIAL CORPORATION


-------------------------------------------------------------------------------------------------------------

    TABLE OF CONTENTS

-------------------------------------------------------------------------------------------------------------

                                                                                                   PAGE NO.
                                                                                                   --------
    President' Message....................................................................................1
    Selected Consolidated Financial Information ..........................................................2
    Management's Discussion and Analysis of Financial Condition and Results of Operations.................4
    Financial Statements.................................................................................16
    Stockholder Information..............................................................................46
    Corporate Information................................................................................48

                [FIRST ROBINSON FINANCIAL CORPORATION LETTERHEAD]


Dear Stockholder,

      The Board of Directors and management are pleased to share with you the Annual Report of First Robinson Financial Corporation for our fiscal year ended March 31, 2002. For the fiscal year ended March 31, 2002, net income of the Company was up 10.7%, total assets were up 9.9% and our asset quality remained strong, improving from 0.9% to 0.3% as measured by non-performing assets to total assets. Your Company and its wholly-owned Bank also continue to enjoy a high level of capital, to get us through future ups and downs.

      The past twelve months have presented many challenges to our country and our Company. The tragic events of September 11 have caused us to evaluate and redesign our security policies and procedures to better protect our customers and employees. The passage of the Gramm-Leach-Bliley legislation has added increased scrutiny of customer information and privacy. Your Company has improved already existing policies concerning privacy issues and has implemented additional training for our employees to better safeguard customer information.

      The Board of Directors and management have always tried to provide you with the most accurate and pertinent information concerning your Company. This has become even more important following the Enron scandal. This is your Company and we want you to have confidence in it, therefore we would encourage your questions, comments and suggestions.

      The substantial decline in interest rates over the past twelve months has also provided unique opportunities for our Company. We have experienced significant growth in our savings and checking accounts as customers have withdrawn some of their investments from mutual funds and the market. Our real estate loan department was extremely busy assisting customers in refinancing their home loans to lower interest rates.

      The primary focus of our employees, management and Board of Directors is to increase the value of our Company, while providing outstanding customer service and quality banking products to our customers. The Company continues to have a stock repurchase plan that allows management, at their discretion and within limitations, to purchase outstanding shares of First Robinson Financial Corporation. The Company has been, and intends to be, a community-oriented financial institution serving the residents and businesses of Crawford County and surrounding counties.

      On behalf of all of us at First Robinson, we thank you for your continued support as we look forward to the challenges and opportunities of the coming year.

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


                                                                              At March 31,
                                                                              ------------
                                                                        2002                2001
                                                                        ----                ----
                                                                             (in thousands)
Selected Financial Condition Data:
---------------------------------
Total assets..................................................       $ 97,724            $ 88,865

Loans receivable, net.........................................         59,274              60,812

Mortgage-backed securities....................................         15,423              13,731

Interest bearing deposits.....................................         11,902               5,925

Investment securities.........................................          6,079               3,433

Deposits......................................................         82,145              71,605

Total borrowings..............................................          5,932               7,528

Stockholders' equity..........................................          9,000               9,042


                                                                         Year Ended At March 31,
                                                                         -----------------------
                                                                        2002                2001
                                                                        ----                ----
                                                                             (in thousands)
Selected Operations Data:
------------------------
Total interest income.........................................       $  6,282            $  6,772
Total interest expense........................................         (2,969)             (3,379)
                                                                     --------            --------
Net interest income...........................................          3,313               3,393
Provision for loan losses.....................................           (240)               (675)
                                                                     --------            --------
Net interest income after provision for loan losses...........          3,073               2,718
                                                                     --------            --------
Fees and service charges......................................            520                 502
Gain on sales of loans, securities, fixed assets and
foreclosed assets.............................................             65                 290
Other non-interest income.....................................            181                 201
                                                                     --------            --------
Total non-interest income.....................................            766                 993
                                                                     --------            --------
Total non-interest expense....................................         (3,239)             (3,133)
                                                                     --------            --------
Income before taxes and extraordinary item....................            600                 578
Income tax provision..........................................           (207)               (223)
                                                                     --------            --------
Net income....................................................       $    393            $    355
                                                                     ========            ========


                                                                                Year Ended At March 31,
                                                                                -----------------------
                                                                                2002                2001
                                                                                ----                ----
                                                                                     (in thousands)
Selected Financial and Other Data:
---------------------------------
Performance Ratios:
   Return on assets (ratio of net income to average total assets)                0.43%               0.41%
   Return on stockholders equity (ratio of net income to average
   equity)....................................................                   4.38                3.88
   Interest rate spread information:
     Average during period....................................                   3.40                3.57
     End of period............................................                   3.16                3.51
     Net interest margin(1)...................................                   3.85                4.16
     Ratio of operating expense to average total assets.......                   3.56                3.63
     Ratio of average interest-earning assets to average
     interest-bearing liabilities.............................                 113.24              114.21

Quality Ratios:
   Non-performing assets to total assets at end of period.....                   0.31                0.90
   Allowance for loan losses to non-performing loans..........                 257.97               86.23
   Allowance for loan losses to loans receivable, net.........                   0.90                1.02

Capital Ratios:
   Stockholders' equity to total assets at end of period......                   9.21               10.17
   Average stockholders equity to average assets..............                   9.87               10.57


Other Data:
   Number of full-service offices.............................                      3                   3
   Number of full-time employees..............................                     40                  42
   Number of deposit accounts                                                  12,247              12,324
   Number of loan accounts....................................                  2,281               2,496

--------------------
(1)   Net interest income divided by average interest-earning assets.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

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

      We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advise readers that various factors, including regional and national economic conditions, substantial changes in levels of market interest rates, credit and other risks of lending and investment activities and competitive and regulatory factors, could affect our financial performance and could cause our actual results for future periods to differ materially from those anticipated or projected.

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

      Our net income is dependent primarily on our net interest income, which is the difference between interest earned on interest-earning assets and the interest paid on interest-bearing liabilities. Net interest income is a function of our "interest rate spread," which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. To a lesser extent, the level of general and administrative expenses and the level of other income, which primarily consists of service charges and other fees, also affects our net income.

      Our operations are significantly affected by prevailing economic conditions, competition and the monetary, fiscal and regulatory policies of government agencies. The demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds influence lending activities. Deposit flows and costs of funds are influenced by prevailing market rates of interest, competing investments, account maturities and the levels of personal income and savings in our market area.

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

BUSINESS STRATEGY

      First Robinson Savings Bank, N.A. is a community-oriented, locally owned financial institution offering services to residents and businesses of Crawford County, Illinois, our primary market area. Periodically, the Board of Directors and management meet to strategically plan for the future. We review and discuss both current and new products and services to determine their effect on our profitability and customer service. Management has established advisory boards, consisting of six or seven community members in Oblong and Palestine. These boards, along with the Board of Directors, believe we should continue to emphasize our three primary strengths. Those strengths are 1) our staff, which are local, involved, friendly and service oriented; 2) our locally owned and operated Bank; and 3) our excellent reputation and community image. This was recently reinforced as the Robinson Area Chamber of Commerce honored our Bank for outstanding community service. The strategic plan identifies the most critical issue to our success as improved and consistent earnings. To this end, the Bank continues to offer fixed rate residential real estate mortgages through programs with the Federal Home Loan Bank of Chicago and USDA Rural Development. These programs are continuing to grow and provide additional non-interest income to the Bank. We have continued to see an increase in the number of checking and savings accounts, which has resulted in excellent growth of our core deposits. This supports our strategic plan as it helps us lower our overall cost of funds. Our Internet banking service is fully operational and the number of customers actively using the service is increasing monthly. The Internet banking product has allowed us to provide direct deposit and payroll services to our business customers. We provide investment brokerage services to our customers through PrimeVest Financial Services. The service continues to grow and is also providing non-interest income. Management and the Board of Directors continue to look for opportunities to improve and strengthen our Bank. We continue to maintain a strong presence in the community and are pleased to be the only independent community bank in Robinson, Palestine and Oblong, Illinois.

FINANCIAL CONDITION

COMPARISON OF MARCH 31, 2002 TO MARCH 31, 2001

      The Company's total assets increased by $8.9 million or 10.0% to $97.7 million at March 31, 2002 from $88.9 million at March 31, 2001. This increase in total assets is primarily the result of a $6.3 million or 90.9% increase in cash and cash equivalents, a $4.3 million or 25.3% increase in mortgage backed securities and investment securities, an increase of $46,000 in net foreclosed assets, an increase of $78,000 in deferred income taxes and an increase of $18,000 or 5.7% increase in other assets. These increases are offset by a decrease of $1.5 million or 2.5% in loans receivable, net, a decrease of $146,000 or 5.1% in premises and equipment, a $83,000 or 12.8% decrease in accrued interest receivable and a $104,000 decrease in prepaid income taxes.

      Cash and cash equivalents increased by $6.3 million or 90.9% to $13.1 million as of March 31, 2002 from $6.9 million on March 31, 2001. With the total dollar amount of loans lower than in the past, the excess cash received from loan payments and increased deposits was being held in an interest earning account until suitable loans or investments could be found.

      Loans receivable, net, decreased $1.5 million or 2.5% to $59.3 million at March 31, 2002 from $60.8 million at March 31, 2001. The decrease in loans receivable, net was primarily from a decrease of $245,000 or 0.5% decrease in real estate loans, a decrease of $649,000 or 9.0% in commercial or business loans, a decrease of $273,000 or 4.4% in consumer loans and an increase of $458,000 or 108.8% in loans in process offset by a decrease of $86,000 or 13.9% in allowance for loan losses.

      Securities held to maturity decreased to $50,000 at March 31, 2002 from $99,000 at March 31, 2001. This decrease was the result of securities maturing during the year.

      Securities available for sale increased by $4.4 million or 25.7% to $21.5 million as of March 31, 2002 from $17.1 million on March 31, 2001. The increase was primarily attributed to the purchase of $7.0 million in mortgage-backed securities, the purchase of $3.0 million in Federal Home Loan Bank stock, the purchase of $60,000 in Bankers' Bancorp, Inc. stock, and the receipt of $33,000 in stock dividends of Federal Home Loan Bank stock. These increases were offset by the sale of $1.0 million of securities, the sale of $135,000 in Federal Reserve Bank stock, the repayment of principal on mortgage-backed securities of $4.4 million, the net amortization of premiums and discounts of $62,000 and a decrease of $180,000 in the fair valuation of the Bank's securities.

      Total liabilities increased approximately $8.9 million or 11.2% to $88.7 million at March 31, 2002 from $79.8 million at March 31, 2001. This increase in liabilities was primarily the result of a $723,000 or 14.1% increase in non-interest-bearing deposit accounts to $5.9 million at March 31, 2002, an increase of $9.8 million or 14.8% in interest-bearing deposit accounts to $76.3 million at March 31, 2002, an increase of $17,000 or 20.0% in advances from borrowers for taxes and insurance, an increase of $8,000 in accrued income taxes and a $75,000 or 29.5% increase in accrued expenses. These increases were offset by a decrease of $1.6 million or 35.2% in repurchase agreements to $2.9 million at March 31, 2002, a decrease of $137,000 or 39.7% in accrued interest payable and a decrease of $6,000 in deferred income taxes.

Management has continued to emphasize increasing our core deposit accounts. The makeup of our deposits has shifted to low or no-interest bearing transaction accounts, passbook savings accounts and money market accounts. The total balance in certificates of deposit has decreased $1.1 million or 2.8%, and the total balances in the low or non-interest-bearing accounts have increased by $11.6 million or 36.6%. The balance in passbook savings accounts increased by $7.5 million or 58.6% to $20.2 million at March 31, 2002 compared to $12.7 million at March 31, 2001. Non-interest bearing demand accounts increased by $723,000 or 14.1% and NOW accounts increased by $3.5 million or 24.8%. This shift in the make-up of the Bank's deposits has helped lower the Bank's cost of funds.

      Stockholders' equity decreased slightly to $9.0 million as of March 31, 2002. The decrease of $42,000 or 0.5% in stockholders' equity is primarily from the $368,000 increase of the Company's common stock held in Treasury at a total cost of $4.7 million as of March 31, 2002 from the total amount held at March 31, 2001 of $4.4 million, a decrease of $112,000 in comprehensive income and the payment of $181,000 in dividends offset by the valuation of $100,000 of the Employee Stock Ownership Plan (the "ESOP") shares allocated to participants as of December 31, 2001 and those shares ratably released for allocation for the period ending March 31, 2002, the amortization of $126,000 of the Recognition and Retention Plan (the "RRP") shares and the addition of $393,000 in net income to retained earnings for the fiscal year ended March 31, 2002.

OPERATING RESULTS

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED MARCH 31, 2002 AND 2001

PERFORMANCE SUMMARY

      We are reporting net income of $393,000 during the year ended March 31, 2002, as compared to a net income of $355,000 for the year ended March 31, 2001. The $38,000 or 10.7% increase in net income during the year ended March 31, 2002, as compared to the same period in the prior year, was primarily attributable to a decrease of $435,000 or 64.4% in provision for loan losses and a decrease of $16,000 or 7.2% in provision for income taxes offset by a decrease of $80,000 or 2.4% in net interest income, an increase of $106,000 or 3.4% in non-interest expense and a decrease of $227,000 or 22.9% in non-interest income. For the year ended March 31, 2002 and the year ended March 31, 2001, the returns on average assets were 0.43% and 0.41% respectively, while the returns on average equity were 4.38% and 3.88% respectively.

NET INTEREST INCOME

      Net interest income is the largest component of income and represents the difference between interest and fees earned on loans and investments and the interest paid on interest bearing liabilities. For the year ended March 31, 2002, net interest income decreased by $80,000 or 2.4% to $3.3 million from $3.4 million for the year ended March 31, 2001. This reflects a decrease of $490,000 or 7.2% in interest income offset by a decrease of $410,000 or 12.1% in interest expense.

      The decrease in interest income was primarily the result of a $562,000 or 9.9% decrease in interest and fees on loans. This decrease was the result of a $1.5 million decrease in net loan balances coupled with the significant drop in interest rates. Interest income was further decreased by a $12,000 or 23.5% decrease in dividends and a $15,000 or 19.0% decrease in income from tax-exempt securities offset by a $99,000 or 10.4% increase in interest on taxable securities. The balance of taxable securities increased by $4.4 million, which caused the interest increase even though interest rates declined.

      The decrease in interest expense is primarily the result of a $353,000 or 11.8% decrease on interest on deposits and a $63,000 or 28.8% decrease in interest on repurchase agreements offset by an increase of $6,000 or 3.8% in interest on borrowed money. The amount of net interest income is affected by changes in the volume and mix of earning assets and interest bearing deposits and liabilities, and the interest rates on these assets and liabilities. See the Rate/Volume Analysis table on page 12 of this report.

      For the year ended March 31, 2002, the average yield on interest-earning assets was 7.31% compared to 8.30% for the year ended March 31, 2001. The average cost of interest-bearing liabilities was 3.91% for the year ended March 31, 2002; a decrease from 4.73% for the year ended March 31, 2001. The average balance of interest-earning assets increased by $4.4 million or 5.4% to $86.0 million for the year ended March 31, 2002 compared to $81.6 million for the year ended March 31, 2001. The average balance of interest-bearing liabilities increased by $4.5 million or 6.3% to $75.9 million for the year ended March 31, 2002 from $71.4 million for the year ended March 31, 2001. A detailed analysis of net interest income, with average balances and related interest rates comparing the years ended March 31, 2002 and 2001 appears on page 11 of this report.

      The average interest rate spread was 3.40% for the fiscal year ended March 31, 2002 compared to 3.57% for the year ended March 31, 2001. The average net interest margin was 3.85% for the fiscal year ended March 31, 2002 compared to 4.16% for the year ended March 31, 2001.

NON-INTEREST INCOME

      For the year ended March 31, 2002, non-interest income decreased $227,000 or 22.9% when compared to the year ended March 31, 2001. This decline was primarily the result of a $217,000 or 100.0% decrease in gain on sale of equipment. During the fiscal year ending March 31, 2001 the Bank recorded a gain of $217,000 on the sale of our Internet service. Obviously, this was a one-time occurrence, as a result adjusted non-interest income for the year ended March 31, 2002 decreased by $10,000 or 1.0% as compared to the previous year.

      Service charges and fees on our deposit accounts increased $2,000 or 0.5% from $434,000 as of March 31, 2001 to $436,000 at March 31, 2002. Service
charges related to loans increased $16,000 or 23.5% to $84,000 for the year ended March 31, 2002.

      The investment brokerage service we offer, PrimeVest Investment Services, is another provider of non-interest income. In April of 1999, we began offering this service to our customers. The net commissions received from the brokerage service were $68,000 for the year ended March 31, 2002 compared to $61,000 for the year ended March 31, 2001. This was a $7,000 or 11.5% increase. With the growth of our representative's client base, we expect our commissions to continue to increase.

      Our fixed rate one-to-four family home loans offered through the Mortgage Partnership Finance program of the Federal Home Loan Bank of Chicago also provided non-interest income. We receive a premium from the sale of these loans and a monthly servicing fee. As a result, for the year ended March 31, 2002, net gain on sale of loans increased $40,000 or 266.7% to $55,000 and other non-interest income increased $46,000 or 68.7% to $113,000. These increases were the result of increased activity in the Mortgage Partnership Finance program, which was caused by economic factors, most specifically the significant drop in interest rates.

      The factors adversely affecting non-interest income were a $40,000 or 80.0% decrease in net realized gain on sale of investments, an $8,000 or 100.0% decrease in net gain on sale of foreclosed property and a $73,000 or 100.0% decrease in net Internet fees at March 31, 2002. The Bank's Internet service was sold prior to the end of March 31, 2001; therefore the Bank did not have any income from Internet fees for the fiscal year ending March 31, 2002.

NON-INTEREST EXPENSE

      Non-interest expense increased by $106,000 or 3.4% for the year ended March 31, 2002 in comparison to the year ended March 31, 2001. Compensation and employee benefits increased by $67,000 or 3.9%. This increase was primarily the result of a 25% increase in the cost of employee health insurance and normal pay increases. Data processing expense increased by $28,000 or 26.9%. Due to discontinuing the Internet service, phone line expense to our branches is now expensed totally to data processing. Other increases were a $3,000 or 15.0% increase in foreclosed property expense, a $10,000 or 10.0% increase in telephone and postage expense, a $2,000 or 5.7% increase in the assessment charged by the Office of the Comptroller of the Currency, a $3,000 or 5.3% increase in office supplies expense, a $4,000 or 8.7% increase in check processing fees, a $25,000 increase in losses on sale of foreclosed property, a $15,000 or 6.3% increase in other expenses and $32,000 in Internet expenses. Even though the Internet service was sold before March 31, 2001, the Bank incurred additional expenses with the termination of this service.

      The increases in non-interest expense were partially offset by a decrease of $68,000 or 12.2% in occupancy and equipment expense, a decrease of $2,000 or 1.5% in audit, legal, and other professional expenses, a decrease of $1,000 or 7.1% in Federal Deposit Insurance premiums and a $12,000 or 11.5% decrease in advertising expense.

PROVISION FOR LOAN LOSSES

      During the year ended March 31, 2002, we recorded provision for loan losses of $240,000, as compared to $675,000 for the same period of the prior year, a decrease of $435,000, or 64.4%. The amount of provision is still higher than banks in our peer group and the primary reason for this level are loan losses attributable to a single agricultural borrower. The Board of Directors and management implemented additional procedures to limit these types of losses in the future. In addition, we recorded such provisions to adjust our allowance for loan losses to a level deemed appropriate based on the assessment of the volume and lending presently being conducted, industry standards, past due loans, economic conditions in our market area generally and other factors related to the collectability of our loan portfolio. Non-performing assets, as a percentage of total assets, were 0.31% at March 31, 2002, as compared to 0.90% at March 31, 2001.

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

PROVISION FOR INCOME TAXES

      We recorded a provision for income taxes of $207,000 for the fiscal year ended March 31, 2002, as compared to a provision for income taxes of $223,000 for the year ended March 31, 2001, a decrease of $16,000 or 7.2%. The effective tax rate during the year ended March 31, 2002 was 34.5% (federal and state), as compared to 38.6% during the same period in the prior year.

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


                                                                       Year Ended March 31,
                                                             2002                                2001
                                           -------------------------------------------------------------------------
                                              Average      Interest                Average      Interest
                                            Outstanding     Earned      Yield/   Outstanding     Earned     Yield/
                                              Balance        Paid       Rate       Balance        Paid       Rate
                                              -------        ----       ----       -------        ----       ----
Interest-earning assets:
  Loans receivable(1).................       $ 60,799       5,131      8.44%      $ 63,402      $5,693       8.98%
  Mortgage-backed securities..........         12,779         784      6.14         10,905         713       6.54
  Investment securities...............          3,315         180      5.43          5,228         316       6.04
  Interest-bearing deposits...........          9,059         187      2.06          2,019          50       2.48
                                             --------      ------                 --------      ------
    Total interest-earning
    assets............................         85,952      $6,282      7.31         81,554      $6,772       8.30
                                                           ======      ====                     ======       ====
Noninterest-earning assets ...........          4,983                                4,801
                                             --------                             --------
    Total assets......................       $ 90,935                             $ 86,335
                                             ========                             ========

Interest-bearing liabilities:
  Savings deposits....................         14,888         330      2.22         11,645         369       3.17
  MMDA and NOW deposits ..............         15,371         344      2.24         12,903         325       2.52
  Certificate of deposits.............         39,204       1,973      5.03         40,702       2,306       5.66
  Borrowings..........................          6,439         322      5.01          6,160         379       6.15
                                             --------      ------                 --------      ------
    Total interest-bearing
    liabilities.......................         75,902      $2,969      3.91         71,410      $3,379       4.73
                                                           ======      ====                     ======       ====
    Noninterest-bearing
    liabilities.......................          6,055                                5,815
                                             --------                             --------
    Total liabilities.................         81,957                               77,225
  Stockholders' equity................          8,978                                9,130
                                             --------                             --------
    Total liabilities and capital.....       $ 90,935                             $ 86,355
                                             ========                             ========
  Net interest income.................                     $3,313                               $3,393
                                                           ======                               ======
  Net interest spread.................                                  3.40%                                 3.57%
                                                                       =====                                 =====
  Net average earning assets..........       $ 10,050                             $ 10,144
                                             ========                             ========
  Net yield on average earning
  assets .............................                                 3.85%                                 4.16%
                                                                       =====                                 =====
  Average interest-earning assets to
  average interest-bearing liabilities           1.13x                                1.14x
                                                 =====                                =====
----------------------
(1)   Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

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


                                                                         Year Ended March 31,
                                                            2001 vs. 2002                   2000 vs. 2001
                                                   -------------------------------------------------------------------
                                                              Increase                         Increase
                                                             (Decrease)                       (Decrease)
                                                               Due to                           Due to
                                                                           Total                             Total
                                                                         Increase                           Increase
                                                    Volume      Rate    (Decrease)    Volume      Rate     (Decrease)
Interest-earning assets:

   Loans receivable.........................        $(228)     $(334)     $(562)       $89        $73         $162

   Mortgage-backed securities...............          111        (40)        71         (5)        14            9

   Investments securities...................         (107)       (29)      (136)        24         13           37

   Other....................................          146         (9)       137        (18)       (11)         (29)
                                                    ------     ------     ------      -----     -----         ----

     Total interest-earning assets..........        $ (78)     $(412)     $(490)       $90        $89         $179
                                                                                      -----     -----         ----

Interest-bearing liabilities:

   Savings deposits.........................           88       (127)       (39)        93         43          136

   Demand and NOW accounts..................           58        (39)        19         12          9           21

   Certificate accounts.....................          (83)      (250)      (333)      (319)       274          (45)

   Borrowings...............................           16        (73)       (57)       123         39          162
                                                      ---      ------     ------      -----     -----         ----

     Total interest-bearing liabilities.....          $79      $(489)     $(410)      $(91)      $365         $274
                                                      ---      ------     ------      -----     -----         ----

Net interest income.........................        $(157)     $  77      $ (80)      $181      $(276)        $(95)
                                                    ======     ======     ======      =====     =====         =====

ASSET/LIABILITY MANAGEMENT

      A principal financial objective of ours is to achieve long-term profitability while reducing our exposure to fluctuations in interest rates. We have sought to reduce exposure of our earnings to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates. The principle element in achieving this objective has been to increase the interest-rate sensitivity of our assets by originating loans with interest rates subject to periodic repricing to market conditions. Accordingly, we have emphasized the origination of one year adjustable rate mortgage loans and daily adjustable commercial loans and short-term consumer loans for retention in our portfolio. We are offering higher yields on all demand deposits. This will assist in getting rate sensitive liabilities to off-set the short term variable rate loans being offered. We have also established a fixed rate one- to four- family real estate mortgage program, whereby these loans are sold off to the Federal Home Loan Bank. This program allows us to originate and service these loans and not be subject to any interest rate risk with only a minimal amount of credit risk while receiving significant fee income.

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

      NET PORTFOLIO VALUE. We voluntarily measure our interest rate risk ("IRR") and incorporate this measure into our internal risk based capital calculation. The IRR component is a dollar amount that measures the terms of the sensitivity of our net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. We measure the change to NPV as a result of a hypothetical and permanent 100 and 200 basis point ("bp") change in market interest rates. We review the IRR measurements on a monthly basis. We also monitor effects on net interest income resulting from increases and decreases in rates. The following table presents our NPV at March 31, 2002, as calculated by us.


                                                             At March 31, 2002
                      --------------------------------------------------------------------------------------
     Change in                        Net Portfolio Value                   NPV as % PV of Assets
        Rate          --------------------------------------------------------------------------------------
   (Basis Points)         $ Amount        $ Change        % Change        NPV Ratio        BP Change
   --------------         --------        --------        --------        ---------        ---------

                                              (Dollars in thousands)

      +200 bp             $10,213         $(2,158)         (17.44)%         10.58%           (186)

       100                 11,293          (1,078)          (8.71)          11.53             (91)

         0                 12,371               0               0           12.44               0

      -100                 13,469           1,098            8.88           13.34              90

      -200                 14,602           2,231           18.03           14.23             179
------------------------------------------------------------------------------------------------------------

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

      The Board of Directors is responsible for reviewing our asset and liability policies and meets monthly to review interest rate risk and trends, as well as liquidity and capital ratios and requirements. The Board of Directors has established policy limits for changes in NPV. Our management is responsible for administering the policies and determinations of the Board of Directors with respect to our asset and liability goals and strategies.

LIQUIDITY AND CAPITAL RESOURCES

      Our primary sources of funds are deposits, repayments and prepayments of loans and interest income. Although maturity and scheduled amortization of loans are relatively predictable sources of funds, deposit flows and prepayments on loans are influenced significantly by general interest rates, economic conditions and competition.

      Our primary investment activity is originating one-to-four family residential mortgages, commercial business and real estate loans, and consumer loans. For the years ended March 31, 2002 and 2001, we originated loans for our portfolio in the amount of $31.4 million and $24.0 million respectively. For the years ended March 31, 2002 and 2001, these activities were funded from repayments of $27.4 million and $22.5 million, respectively and sales and participations of $6.9 million and $3.9 million, respectively.

      Our most liquid assets are cash and cash equivalents, which include short-term investments. For the years ended March 31, 2002 and 2001, cash and cash equivalents were $13.1 million and $6.9 million, respectively. In addition, we have used jumbo certificates of deposits as a source of funds. Jumbo certificates of deposits represented $8.5 million and $9.5 million for the years ended March 31, 2002 and March 31, 2001, respectively, or 10.4% of total deposits for March 31, 2002 and 13.2% of total deposits for March 31, 2001. We have monitored and reviewed our liquidity and maintain a $19.0 million line of credit with the FHLB, of which $3.0 million was borrowed. This line can be accessed immediately. We regularly use FHLB Letters of Credit as security for public unit deposits. Our available line of credit with the FHLB is reduced by the amount of these letters of credit. As of March 31, 2002, we had $5.3 million in FHLB letters of credit pledged. We also maintain a $2.0 million line of credit with Cole Taylor Bank located in Chicago, Illinois and a $2.0 million line of credit with Independent Banker's Bank located in Springfield, Illinois. We have also established borrowing capabilities at the discount window with the Federal Reserve Bank of St. Louis.

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

                                TABLE OF CONTENTS


                                                                            Page

Independent Auditors' Report...............................................  17

Consolidated Financial Statements
   Consolidated Balance Sheets ............................................  18
   Consolidated Statements of Income ......................................  19
   Consolidated Statements of Stockholders' Equity ........................  20
   Consolidated Statements of Cash Flows ..................................  21
   Notes to Consolidated Financial Statements .............................  23

   LARSSON, WOODYARD & HENSON, LLP

                          CERTIFIED PUBLIC ACCOUNTANTS
          MEMBERS OF AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
                              ILLINOIS CPA SOCIETY

            702 E. COURT STREET, P.O. BOX 426, PARIS, ILLINOIS 61944
                     TEL (217) 465-6494, FAX (217) 465-6499


                          Independent Auditors' Report


To the Board of Directors
First Robinson Financial Corp.
 and Subsidiary
Robinson, Illinois

We have audited the accompanying consolidated balance sheets of First Robinson Financial Corp. and Subsidiary as of March 31, 2002 and 2001 and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Robinson Financial Corp. and Subsidiary as of March 31, 2002 and 2001 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


/s/ Larsson, Woodyard & Henson, LLP

April 19, 2002
Paris, Illinois

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS


                                                    ASSETS
                                                                                                  MARCH  31,
                                                                                        ----------------------------
                                                                                           2002              2001
                                                                                        ----------        ----------
                                                                                               (In  thousands)
                                                                                        ----------------------------
Cash and cash equivalents:
   Cash and due from banks                                                              $    1,227        $      954
   Interest bearing deposits in banks                                                       11,902             5,925
                                                                                        ----------        ----------
     Total Cash and Cash Equivalents                                                        13,129             6,879

Securities available for sale                                                               21,452            17,065
Securities held to maturity                                                                     50                99
Loans, net of allowance for loan losses of $534,000 in 2002 and $620,000 in 2001            59,274            60,812
Foreclosed assets, net                                                                          97                51
Premises and equipment, net                                                                  2,745             2,891
Accrued interest receivable                                                                    563               646
Prepaid income taxes                                                                             0               104
Deferred income taxes                                                                           78                 0
Other assets                                                                                   336               318
                                                                                        ----------        ----------

     Total Assets                                                                       $   97,724        $   88,865
                                                                                        ==========        ==========

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
   Deposits:
    Noninterest-bearing                                                                 $    5,855        $    5,132
    Interest-bearing                                                                        76,290            66,473
                                                                                        ----------        ----------
     Total Deposits                                                                         82,145            71,605

   Federal Home Loan Bank advances                                                           3,000             3,000
   Repurchase agreements                                                                     2,932             4,528
   Advances from borrowers for taxes and insurance                                             102                85
   Accrued interest payable                                                                    208               345
   Accrued income taxes                                                                          8                 0
   Deferred income taxes                                                                         0                 6
   Accrued expenses                                                                            329               254
                                                                                        ----------        ----------
     Total Liabilities                                                                      88,724            79,823
                                                                                        ----------        ----------

Stockholders' Equity
   Preferred stock, $.01 par value; authorized 500,000 shares, no shares issued and outstanding
   Common stock $.01 par value; authorized 2,000,000 shares, 859,625 shares issued               9                  9
   Additional paid-in capital                                                                8,367              8,338
   Retained earnings                                                                         5,956              5,744
   Accumulated other comprehensive income                                              (        68)                44
   Common stock acquired by ESOP/RRP                                                   (       540)       (       737)
   Treasury stock, at cost (325,322 shares in 2002; 300,366 shares in 2001)            (     4,724)       (     4,356)
                                                                                        ----------         ----------
      Total Stockholders' Equity                                                             9,000              9,042
                                                                                        ----------         ----------

      Total Liabilities and Stockholders' Equity                                        $   97,724         $   88,865
                                                                                        ==========         ==========

        The accompanying notes are an integral part of these consolidated financial statements.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME


                                                                              YEARS ENDED MARCH 31
                                                                          ---------------------------
                                                                              2002           2001
                                                                          ------------   -----------
                                                                             (In thousands, except
                                                                          ---------------------------
                                                                                 per share data)
                                                                          ---------------------------
Interest and dividend income:
   Loans, including fees                                                  $      5,131   $     5,693
   Debt securities:
     Taxable                                                                     1,048           949
     Tax exempt                                                                     64            79
   Dividends                                                                        39            51
                                                                          ------------   -----------
     Total interest and dividend income                                          6,282         6,772
                                                                          ------------   -----------

Interest expense:
   Interest on deposits                                                          2,647         3,000
   Interest on other borrowed funds                                                322           379
                                                                          ------------   -----------
     Total interest expense                                                      2,969         3,379
                                                                          ------------   -----------

     Net interest income                                                         3,313         3,393

Provision for loan losses                                                          240           675
                                                                          ------------   -----------

     Net interest income after provision for loan losses                         3,073         2,718

Non-interest income                                                                766           993

Non-interest expense                                                             3,239         3,133
                                                                          ------------   -----------

     Income before income taxes                                                    600           578

Provision for income taxes                                                         207           223
                                                                          ------------   -----------

     Net income                                                           $        393   $       355
                                                                          ============   ===========

Basic earnings per share                                                  $       0.78   $      0.65
Diluted earnings per share                                                $       0.78   $      0.65


        The accompanying notes are an integral part of these consolidated financial statements.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       Years Ended March 31, 2002 and 2001


                                                                                                   Accumulated
                                                                                        ESOP/RRP   Other Compre-
                                              Common    Paid-in   Retained   Treasury    Common      hensive
                                               Stock    Capital   Earnings    Stock      Shares       Income        Total
                                             --------- --------- ---------  ---------- ----------  ------------- ----------
                                                                          (In thousands)
                                             ------------------------------------------------------------------------------

Balance at March 31, 2000                    $     9   $ 8,305   $ 5,585  ($   3,243) ($    936) ($        414)  $   9,306
                                                                                                                 ---------
Comprehensive Income:
   Net income                                                        355                                               355
   Unrealized gain (loss) on securities,
     net of related tax effects of $165                                                                    458         458
                                                                                                                 ---------
   Total comprehensive income                                                                                          813
                                                                                                                 ---------
Treasury stock, at cost (76,198 shares)                                   (    1,113)                           (    1,113)
Dividends ($0.32 per share)                                     (    196)                                       (      196)
Amortization of RRP                                                                         124                        124
ESOP shares allocated                                       33                               75                        108
                                             -------   -------   -------   ---------   --------    -----------   ---------

Balance at March 31, 2001                          9     8,338     5,744  (    4,356) (     737)            44       9,042
                                                                                                                 ---------

Comprehensive Income:
   Net income                                                        393                                               393
   Unrealized gain (loss) on securities,
     net of related tax effects of $68                                                           (         112) (      112)
                                                                                                                 ---------
   Total comprehensive income                                                                                          281
                                                                                                                 ---------
Treasury stock, at cost (24,956 shares)                                   (      368)                           (      368)
Dividends ($0.33 per share)                                     (    181)                                       (      181)
Amortization of RRP                                                                         126                        126
ESOP shares allocated                                       29                               71                        100
                                             -------   -------   -------   ---------   --------    -----------   ---------

Balance at March 31, 2002                    $     9   $ 8,367   $ 5,956  ($   4,724) ($    540) ($         68)  $   9,000
                                             =======   =======   =======   =========   ========   =============  =========

        The accompanying notes are an integral part of these consolidated financial statements.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                 YEARS ENDED MARCH 31,
                                                                                              ------------------------
                                                                                                2002            2001
                                                                                              ---------      ---------
                                                                                                    (IN THOUSANDS)
                                                                                              ------------------------
Cash flows from operating activities:
   Net income                                                                                 $     393      $     355
   Adjustments to reconcile net income to net
    cash provided by operating activities
     Provision for depreciation                                                                     296            347
     Provision for loan losses                                                                      240            675
     Net amortization and accretion on securities                                                    62             21
     Amortization of RRP                                                                            126            124
     ESOP shares allocated                                                                          100            108
     Decrease in accrued interest receivable                                                         83             52
     Decrease (increase) in prepaid income taxes                                                    104     (      104)
     Increase in other assets                                                                (       18)    (      166)
     (Decrease) increase in accrued interest payable                                         (      137)            37
     Increase (decrease) in accrued income taxes                                                      8     (      228)
     Increase in deferred income taxes                                                       (       16)    (       43)
     Increase in accrued expenses                                                                    75              3
     FHLB stock dividends                                                                    (       33)    (       34)
     Gain on sale of securities available for sale                                           (       10)    (       50)
     Gain on sale of premises and equipment                                                           0     (      217)
     Loss (gain) on sale of foreclosed assets                                                        25     (        8)
     Gain on sale of loans                                                                   (       55)    (       15)
                                                                                              ---------      ---------
       Net cash provided by operating activities                                                  1,243            857
                                                                                              ---------      ---------

Cash flows from investing activities:
     Proceeds from maturities of securities available for sale                                        0          1,000
     Proceeds from maturities of securities held to maturity                                         49             49
     Proceeds from sale of securities available for sale                                            233          1,488
     Proceeds from sale of mortgage-backed securities
       available for sale                                                                           770          1,206
     Purchase of securities available for sale                                               (    3,031)             0
     Purchase of mortgage-backed securities available for sale                               (    6,983)    (    5,334)
     Bankers Bancorp stock purchased                                                         (       60)             0
     FHLB stock purchased                                                                             0     (       76)
     FRB stock purchased                                                                              0     (      140)
     FRB stock sold                                                                                 135              0
     Repayment of principal on mortgage-backed securities                                         4,350          1,907
     Increase in loans                                                                       (    4,601)    (    1,430)
     Purchase of loans and participations                                                    (    1,032)             0
     Proceeds from sale or participation of originated loans                                      6,864          3,937
     Proceeds from sale of foreclosed assets                                                         51             36
     Proceeds from sale of premises and equipment                                                     0            369
     Purchase of premises and equipment                                                      (      150)    (      396)
                                                                                              ---------      ---------
       Net cash provided by (used in) investing activities                                   (    3,405)         2,616
                                                                                              ---------      ---------

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                  YEARS ENDED MARCH 31,
                                                                                              --------------------------
                                                                                                 2002             2001
                                                                                              ----------      ----------
                                                                                                     (IN THOUSANDS)
                                                                                              --------------------------
Cash flows from financing activities:
   Net (decrease) increase in deposits                                                        $   10,540     ($      355)
   Increase (decrease) in repurchase agreements                                              (     1,596)          3,038
   Advances from Federal Home Loan Bank                                                                0           3,000
   Repayment of Federal Home Loan Bank advances                                                        0     (     3,600)
   (Decrease) increase in advances from borrowers for
     taxes and insurance                                                                              17     (        27)
   Purchase of treasury stock                                                                (       368)    (     1,113)
   Dividends paid                                                                            (       181)    (       196)
                                                                                              ----------      ----------

     Net cash provided by financing activities                                                     8,412             747
                                                                                              ----------      ----------

Increase in cash and cash equivalents                                                              6,250           4,220

Cash and cash equivalents at beginning of year                                                     6,879           2,659
                                                                                              ----------      ----------

Cash and cash equivalents at end of year                                                      $   13,129      $    6,879
                                                                                              ==========      ==========

Supplemental Disclosures:
  Additional Cash Flows
    Information:
    Cash paid for:
      Interest on deposits, advances and other borrowings                                     $    3,106      $    3,342
      Income taxes:
       Federal                                                                                        95             492
       State                                                                                          16             107

Non-Cash Investing Activities:
    Loans transferred to foreclosed real estate                                                      127             161
    Foreclosed real estate refinanced as loans                                                         0              92
    Securities transferred to available for sale                                                       0             739


        The accompanying notes are an integral part of these consolidated financial statements.

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

Use of Estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

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

   Loans

     The Company grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout southeastern Illinois. The ability of the Company's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

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

     All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Nonaccrual loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

   Allowance for Loan Losses

     The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

     The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Summary of Significant Accounting Policies

   Allowance for Loan Losses

     A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial, agricultural, and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

     Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential mortgage loans for impairment disclosures.

   Servicing

     Servicing assets are recognized as separate assets when rights are acquired through sale of mortgage loans. Capitalized servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum. Mortgage servicing rights amounted to $80,000 and $27,000 at March 31, 2002 and 2001.

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

     Earnings per common share have been computed based on the following:

                                                                Years Ended March 31
                                                            -----------------------------
                                                                2002            2001
                                                            --------------  -------------
                                                                    (In thousands)
                                                            -----------------------------

      Net income applicable to common stock                 $          393  $         355
                                                            ==============  =============

      Average number of common shares outstanding                  503,064        548,407
      Effect of dilutive options                                         0              0
                                                            --------------  -------------
      Average number of common shares outstanding used
        to calculate diluted earnings per common share             503,064        548,407
                                                            ==============  =============

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

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Summary of Significant Accounting Policies

   Comprehensive Income

     The components of other comprehensive income and related tax effects are as follows:

                                                                                 Years Ended March 31
                                                                             ----------------------------
                                                                                 2002           2001
                                                                             -------------  -------------
                                                                                     (In thousands)
                                                                             ----------------------------
      Unrealized holding gains (losses) on available-for-sale securities    ($         170)  $        673
      Reclassification adjustment for losses (gains) realized in income     (           10) (          50)
                                                                             -------------   ------------
        Net unrealized gains (losses)                                       (          180)           623
      Tax effect                                                                        68            165
                                                                             -------------   ------------
        Net of tax effect                                                   ($         112)  $        458
                                                                             =============   ============

   Investment Services

     The Company offers investment brokerage services in a fiduciary or agency capacity and assets held in these accounts are not included in the consolidated balance sheet.

   Reclassifications

     Amounts presented in prior year consolidated financial statements have been reclassified to conform to the 2002 presentation.

Note 2.  Securities

   The amortized cost and fair value of securities, with gross unrealized gains and losses, follows:

                                                                                   March 31, 2002
                                                             ------------------------------------------------------------
                                                                                Gross          Gross
                                                               Amortized      Unrealized     Unrealized        Fair
                                                                 Cost           Gains          Losses          Value
                                                             ------------   -------------   ------------   --------------
                                                                                   (In thousands)
                                                             ------------------------------------------------------------
   Securities Available for Sale

   Debt securities:
       U. S. government and agency securities                $      4,030   $          24   $         14   $        4,040
       State and municipal obligations                              1,297               3             40            1,260
       Mortgage-backed                                             15,505              67            149           15,423
                                                             ------------   -------------   ------------   --------------
         Total debt securities                                     20,832              94            203           20,723
    Marketable equity securities                                      729               0              0              729
                                                             ------------   -------------   ------------   --------------

         Total securities available for sale                 $     21,561   $          94   $        203   $       21,452
                                                             ============   =============   ============   ==============

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 2.  Securities

                                                                                    March 31, 2002
                                                             ------------------------------------------------------------
                                                                                Gross          Gross
                                                               Amortized      Unrealized     Unrealized        Fair
                                                                 Cost           Gains          Losses          Value
                                                             ------------   -------------   ------------   --------------
                                                                                   (In thousands)
                                                             ------------------------------------------------------------
   Securities Held to Maturity

       State and municipal obligations                       $         50   $           0   $          0   $           50
                                                             ============   =============   ============   ==============


                                                                                   March 31, 2001
                                                             ------------------------------------------------------------
                                                                                Gross          Gross
                                                               Amortized      Unrealized     Unrealized        Fair
                                                                 Cost           Gains          Losses          Value
                                                             ------------   -------------   ------------   --------------
                                                                                   (In thousands)
                                                             ------------------------------------------------------------
Securities Available for Sale

   Debt securities:
       U. S. government and agency securities                $      1,000   $          34   $          0   $        1,034
       State and municipal obligations                              1,529               1              0            1,530
       Mortgage-backed                                             13,695              40              4           13,731
                                                             ------------   -------------   ------------   --------------
         Total debt securities                                     16,224              75              4           16,295
    Marketable equity securities                                      770               0              0              770
                                                             ------------   -------------   ------------   --------------

         Total securities available for sale                 $     16,994   $          75   $          4   $       17,065
                                                             ============   =============   ============   ==============


                                                                                   March 31, 2001
                                                             ------------------------------------------------------------
                                                                                Gross          Gross
                                                               Amortized      Unrealized     Unrealized        Fair
                                                                 Cost           Gains          Losses          Value
                                                             ------------   -------------   ------------   --------------
                                                                                   (In thousands)
                                                             ------------------------------------------------------------
   Securities Held to Maturity

         State and municipal obligations                     $         99   $           1   $          0   $          100
                                                             ============   =============   ============   ==============

   Securities with a carrying amount of $7,825,000 and $11,884,000 at March 31, 2002 and 2001 were pledged to secure public deposits and for other purposes as required or permitted by law.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2.  Securities

   The amortized cost and fair value of debt securities by contractual maturity at March 31, 2002 follows:

                                                                 Available for Sale               Held to Maturity
                                                           ------------------------------   -----------------------------
                                                             Amortized         Fair          Amortized         Fair
                                                                 Cost          Value            Cost           Value
                                                           -------------  ---------------   ------------   --------------
                                                                                    (In thousands)
                                                           --------------------------------------------------------------
       Due in one year or less                             $         500  $           506   $         50   $           50
       Due after one year through five years                       3,030            3,017              0                0
       Due after five years through ten years                        500              518              0                0
       Due after ten years                                         1,297            1,259              0                0
                                                           -------------  ---------------   ------------   --------------
                                                                   5,327            5,300             50               50
       Mortgage-backed securities                                 15,505           15,423              0                0
                                                           -------------  ---------------   ------------   --------------

                                                           $      20,832  $        20,723   $         50   $           50
                                                           =============  ===============   ============   ==============

    For the years ended March 31, 2002 and 2001, proceeds from sales of securities available for sale amounted to $1,003,000 and $2,694,000, respectively. Realized gains amounted to $17,000 and $50,000 and realized loss amounted to $7,000 and $0 for the respective years ended March 31, 2002 and 2001. The tax (provision) applicable to these net realized gains amounted to $3,000 and $19,000, respectively. The Company transferred one mortgage-backed security from held to maturity to available for sale during the prior year. Amortized cost was $739,000, fair value was $742,000, and the increase was included in unrealized gains on securities in other comprehensive income in accordance with SFAS 133.

Note 3.  Loans

   A summary of the balances of loans follows:

                                                            March 31,
                                                 -----------------------------
                                                     2002             2001
                                                 ------------     ------------
                                                         (In thousands)
                                                 -----------------------------
            Mortgage loans on real estate:
              One to four family residential     $     33,995     $     34,347
              Multi-family residential                    707              560
              Commercial and agricultural              12,251           12,790
              Construction and vacant land              1,237              738
                                                 ------------     ------------
                                                       48,190           48,435
                                                 ------------     ------------

           Commercial and agricultural                  6,562            7,211
                                                 ------------     ------------

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.  Loans

                                                           March 31,
                                               -----------------------------
                                                   2002             2001
                                               ------------     ------------
                                                       (In thousands)
                                               -----------------------------
            Consumer installment loans:
              Deposit accounts                 $        402     $        460
              Automobile                              3,558            3,718
              Other loans                             1,974            2,029
                                               ------------     ------------
                                                      5,934            6,207
                                               ------------     ------------

                Subtotal                             60,686           61,853

            Less:
              Loans in process                          878              421
              Allowance for loan losses                 534              620
                                               ------------     ------------

            Loans, net                         $     59,274     $     60,812
                                               ============     ============

   An analysis of the allowance for loan losses follows:

                                                          March 31,
                                               ----------------------------
                                                  2002             2001
                                               -----------     ------------
                                                       (In thousands)
                                               ----------------------------
              Balance at beginning of year     $       620      $       630
                Provision for losses                   240              675
                Charge-offs                   (        368)    (        726)
                Recoveries                              42               41
                                               -----------      -----------

              Balance at end of year           $       534      $       620
                                               ===========      ===========

   The following is a summary of information pertaining to impaired loans (amounts in thousands):

                                                          March 31,
                                               ------------------------------
                                                   2002             2001
                                               -------------   --------------

      Impaired loans with a valuation reserve  $         157   $          660
      Impaired loans with no valuation reserve            50               51
                                               -------------   --------------
      Total impaired loans                     $         207   $          711
                                               =============   ==============

      Valuation reserve on impaired loans      $          52   $          255

      Average impaired loans were $364,000 and $562,000 for the respective years ended March 31, 2002 and 2001. Interest income and cash basis income recognized on these loans during each of the years was immaterial.

      No additional funds are committed to be advanced in connection with impaired loans.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.  Loans

   The Company sells real estate loans on a per loan basis and retains the servicing in connection with the Federal Home Loan Bank MPF program. The gross loans sold under the Federal Home Loan Bank MPF program amounted to $6,149,000 and $1,386,000 for the years ended March 31, 2002 and 2001, respectively. The unpaid principal balance of these loans is $8,453,000 and $3,436,000 at March 31, 2002 and 2001. During the current year, the Company sold Rural Housing Development guaranteed loans on a per loan basis to other financial institutions. The Company does not retain the servicing on these loans. These loans amounted to $305,000 and $2,551,000 for the years ended March 31, 2002 and 2001. The net gain on the sale of total loans sold was $55,000 and $15,000 for the year ended March 31, 2002 and 2001, respectively

Note 4.  Accrued Interest Receivable

   Accrued interest receivable consisted of the following:

                                                                    March 31,
                                                           ---------------------------
                                                               2002           2001
                                                           -----------    ------------
                                                                  (In thousands)
                                                           ---------------------------
     Loans                                                 $       390    $        509
     Securities                                                     88              54
     Mortgage-backed and related securities                         85              83
                                                           -----------    ------------

                                                           $       563    $        646
                                                           ===========    ============

Note 5.  Premises and Equipment

   Premises and equipment consisted of the following:


                                                                     March 31,
                                                            --------------------------
                                                               2002           2001
                                                            ----------    ------------
                                                                   (In thousands)
                                                            --------------------------
       Land                                                 $      334     $       334
       Building                                                  2,550           2,502
       Furniture and equipment                                   2,255           2,153
                                                            ----------     -----------
                                                                 5,139           4,989
       Accumulated depreciation                            (     2,394)   (      2,098)
                                                            ----------     -----------

                                                            $    2,745     $     2,891
                                                            ==========     ===========

   Depreciation included in the consolidated statements of income amounted to $296,000 and $347,000 for the years ended March 31, 2002 and 2001, respectively.

Note 6.  Deposit Analysis

   The aggregate amount of time deposits in denominations of $100,000 or more at March 31, 2002 and 2001 was $8,523,000 and $9,466,000, respectively.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.  Deposit Analysis

   At March 31, 2002, the scheduled maturities of time deposits (in thousands) are as follows:

               2003                               $     29,382
               2004                                      6,679
               2005                                      1,987
               2006                                        611
               2007                                          0
               Thereafter                                    0
                                                  ------------
                                                  $     38,659
                                                  ============

Note 7.  Borrowings

    On February 28, 2001, the Company entered into two fixed rate fixed term advances from the Federal Home Loan Bank. These advances do not have a call provision. One advance was for $2,000,000 at 5.3% rate of interest due March 1, 2004 and the other was for $1,000,000 at 5.6% rate of interest due February 28, 2006. The Company also utilizes Federal Home Loan Bank daily advances for short-term cash flow needs. The Company did not have any daily advances outstanding at March 31, 2002 or 2001. Interest rates can adjust daily on daily advances and generally, all advances are secured by qualified mortgage loans. Interest expense on the advances amounted to $166,000 and $160,000 for the years ended March 31, 2002 and 2001, respectively. Information concerning FHLB advances is summarized as follows:

                                                                                       MARCH 31,
                                                              -----------------------------------------------------------
                                                                             2002                          2001
                                                              ----------------------------   ----------------------------
                                                                  Term          Daily            Term          Daily
                                                                  Notes        Advances          Notes        Advances
                                                              -------------  -------------   -------------  -------------
                                                                                     (In thousands)
                                                              -----------------------------------------------------------
     Balance at March 31                                      $       3,000  $           0   $       3,000  $           0
     Average amount outstanding during the year                       3,000              0             263          2,181
     Maximum amount outstanding at any month-end                      3,000              0           3,000          7,200
     Weighted average interest rate:
       During the year                                                5.40%          0.00%           5.40%          6.66%
       End of year                                                    5.40%          0.00%           5.40%          0.00%


                                                                                                        March 31,
                                                                                             ----------------------------
                                                                                                  2002           2001
                                                                                             -------------   ------------
                                                                                                 Fixed Rate Fixed Term
                                                                                             ----------------------------
                                                                                                     (In thousands)
                                                                                             ----------------------------
     Year Ending March 31,
              2003                                                                           $           0  $           0
              2004                                                                                   2,000          2,000
              2005                                                                                       0              0
              2006                                                                                   1,000          1,000
              2007                                                                                       0              0
              Thereafter                                                                                 0              0
                                                                                             -------------  -------------

       Total long-term debt                                                                  $       3,000  $       3,000
                                                                                             =============  =============

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7.  Borrowings

   The Company has entered into repurchase agreements with customers at various interest rates with an average maturity of less than six months. Securities are pledged to secure the repurchase agreements. Interest expense amounted to $156,000 and $219,000 for the years ended March 31, 2002 and 2001, respectively. Information concerning repurchase agreements is summarized as follows:

                                                          March 31,
                                               ----------------------------
                                                    2002          2001
                                               -------------  -------------
                                                        (In thousands)
                                               ----------------------------

     Balance at March 31                       $       2,932  $       4,528
     Average balance                           $       3,438  $       3,715
     Maximum month-end balance                 $       4,776  $       5,294
     Weighted average interest rate:
       During the year                                  4.54%          5.90%
       End of the year                                  3.18%          5.96%

   As of March 31, 2002, the Company has a $19,000,000 line of credit at the FHLB. Advances on this line amounts to the $3,000,000 borrowing and $5,275,000 letter of credit pledged to secure public deposits. The Company has additional $4,000,000 lines of credit available at other banks at March 31, 2002.

Note 8.  Minimum Regulatory Capital Requirements

   The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

   Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of March 31, 2002 and 2001, that the Company met all capital adequacy requirements to which they are subject.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8.  Minimum Regulatory Capital Requirements

   As of June 30, 2001, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios as of March 31, 2002 and 2001 are also presented in the table.


                                                                                                       To be Well
                                                                                                 Capitalized under the
                                                                             For Capital           Prompt Corrective
                                                      Actual              Adequacy Purposes        Action Provisions
                                                -----------------       -------------------      --------------------
                                                 Amount    Ratio         Amount      Ratio        Amount        Ratio
                                                --------  -------       --------    -------      --------      ------
    As of March 31, 2002:
     Total Risk-Based Capital
       (to Risk-Weighted Assets)               $  9,149    15.94%       $ 4,590  >/=   8.0%     $  5,738   >/=  10.0%
     Tier I Capital
       (to Risk-Weighted Assets)                  8,615    15.01%         2,295  >/=   4.0%        3,443   >/=   6.0%
     Tier I Capital
       (to Average Assets)                        8,615     9.21%         3,743  >/=   4.0%        4,679   >/=   5.0%


                                                                                                       To be Well
                                                                                                 Capitalized under the
                                                                             For Capital           Prompt Corrective
                                                      Actual              Adequacy Purposes        Action Provisions
                                                -----------------       -------------------      --------------------
                                                 Amount    Ratio         Amount      Ratio        Amount        Ratio
                                                --------  -------       --------    -------      --------      ------
    As of March 31, 2001:
     Total Risk-Based Capital
       (to Risk-Weighted Assets)               $  8,712    16.28%       $ 4,281  >/=   8.0%     $  5,352   >/=  10.0%
     Tier I Capital
       (to Risk-Weighted Assets)                  8,092    15.12%         2,141  >/=   4.0%        3,211   >/=   6.0%
     Tier I Capital
       (to Average Assets)                        8,092     9.41%         3,441  >/=   4.0%        4,301   >/=   5.0%


   Note 9.  Stockholders' Equity

    At the time of the conversion of the Bank to a stock organization, a special liquidation account was established for the benefit of eligible account holders and the supplemental eligible account holders in an amount equal to the net worth of the Bank. The special liquidation account will be maintained for the benefit of eligible account holders and the supplemental eligible account holders who continue to maintain their accounts in the Bank after June 27, 1997. The special liquidation account was $5,070,000 as of that date. In the unlikely event of a complete liquidation, each eligible and the supplemental eligible accounts holders will be entitled to receive a liquidation distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The Bank may not declare or pay cash dividends on or repurchase any of its common stock if stockholders' equity would be reduced below applicable regulatory capital requirements or below the special liquidation account.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9.  Stockholders' Equity

    Subject to applicable law, the Boards of Directors of the Company and the Bank may each declare a payment of dividends. Future declarations of cash dividends, if any, by the Company may depend upon dividend payments by the Bank to the Company. Subject to regulations of the OCC, the Bank may not declare or pay a cash dividend if its stockholders' equity would thereby be reduced below either the aggregate amount then required for the liquidation account or the minimum regulatory capital requirements imposed by federal regulations. The Bank may not declare or pay a cash dividend to the Company in excess of 100% of its net income to date, less dividends paid, during the current calendar year plus the preceding year's net income, less any dividends paid or declared during that year without prior regulatory approval. As of March 31, 2002, the Bank's retained earnings available for payment of dividends was $0.

    Retained earnings at March 31, 2002 and 2001 include approximately $1,257,000 for which federal income tax has not been provided. If the amounts that qualify as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, they will be subject to federal income tax at the then current corporate rate. The unrecorded deferred tax liability on the above amount is approximately $427,000.

Note 10.  Non-Interest Income and Expense

   Non-interest income and expense is summarized as follows:


                                                                                           Years Ended March 31,
                                                                                        -------------------------
                                                                                           2002           2001
                                                                                        ----------     ----------
                                                                                             (In Thousands)
                                                                                        -------------------------
     Non-interest income:
      Charges and other fees on loans                                                   $        84    $       68
      Charges and fees on deposit accounts                                                      436           434
      Net gain on sale of premises and equipment                                                  0           217
      Net gain on sale of available for sale securities                                          10            50
      Net gain on sale of foreclosed assets                                                       0             8
      Net gain on sale of loans                                                                  55            15
      Internet fees, net                                                                          0            73
      Primevest commissions, net                                                                 68            61
      Other                                                                                     113            67
                                                                                        -----------    ----------

                                                                                        $       766    $      993
                                                                                        ===========    ==========
     Non-interest expense:
      Compensation and employee benefits                                                $     1,792   $     1,725
      Occupancy and equipment                                                                   490           558
      Data processing expense                                                                   132           104
      Audit, legal and other professional services                                              129           131
      Federal deposit insurance premium                                                          13            14
      Advertising                                                                                92           104
      Internet expense                                                                           32             0
      Telephone and postage                                                                     110           100
      Other                                                                                     254           239
      OCC assessments                                                                            37            35
      Office supplies                                                                            60            57
      Check processing fees                                                                      50            46
      Foreclosed property expense                                                                23            20
      Net loss on sale of foreclosed assets                                                      25             0
                                                                                       ------------   -----------

                                                                                        $     3,239   $     3,133
                                                                                        ===========   ===========

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11.  Income Taxes

   The components of the provision for income taxes are summarized as follows:

                                                Years Ended March 31,
                                             ----------------------------
                                                 2002            2001
                                             ------------   -------------
                                                    (In thousands)
       Currently payable:
         Federal                             $        183    $        224
         State                                         41              42
       Deferred:
         Federal                            (          15)  (          39)
         State                              (           2)  (           4)
                                             ------------    ------------

                                             $        207    $        223
                                             ============    ============

   The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

                                                                                              Years Ended March 31,
                                                                                           --------------------------
                                                                                              2002            2001
                                                                                           ------------    ----------
                                                                                                 (In thousands)
                                                                                           --------------------------
      Computed tax at statutory rates                                                           34.0%         34.0%

      Increase (decrease) in tax expense resulting from:
        State and local taxes based on income, net of federal income tax benefit                 4.1           5.6
        Tax-exempt interest                                                               (      4.1  )   (    3.8  )
        Other                                                                                    0.5           2.8
                                                                                           -----------     ---------
                                                                                                34.5%         38.6%
                                                                                           ===========     =========

   The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:


                                                                                                  March 31,
                                                                                           -----------------------
                                                                                             2002          2001
                                                                                           ---------    ----------
                                                                                                (In thousands)
                                                                                           -----------------------
       Deferred tax assets:
         Allowance for unrealized loss on securities available for sale                    $      37    $        0
         Allowance for loan losses                                                               210           271
         Directors' retirement                                                                    56            65
                                                                                           ---------    ----------
                                                                                                 303           336
                                                                                           ---------    ----------

       Deferred tax liabilities:
         Allowance for unrealized gain on securities available for sale                            0            27
         Recapture of tax bad debt reserves                                                        0            10
         Accrual basis adjustment                                                                  0            70
         Depreciation                                                                            157           172
         FHLB stock                                                                               68            63
                                                                                           ---------    ----------
                                                                                                 225           342
                                                                                           ---------    ----------
       Net deferred tax assets (liabilities)                                               $      78   ($        6)
                                                                                           =========    ==========

   No valuation allowance was required for deferred tax assets at March 31, 2002 and 2001.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12.  Employee Benefit Plans

   The Company has established a 401(k) profit sharing plan which covers all employees with three months of service and minimum age of 21. This plan allows for individual employees to elect a portion of their salary to be deferred with a matching provision of the first four percent of salary deferral at a rate of twenty-five percent from the Company. The plan has a five-year vesting schedule. Contributions to this plan by the Company amounted to $8,000 and $7,000 for the years ended March 31, 2002 and 2001, which are included in compensation and employee benefits. Total pension cost including administration and other fees amounted to $18,000 and $10,000 for the years ended March 31, 2002 and 2001, respectively, which are included in compensation and employee benefits.

   The Bank approved a directors' retirement plan during 1996. The plan provided for a one-time contribution of $2,000 per year of service for each director, future contributions of $2,000 per year for each director, and a discretionary annual contribution for each director using performance standards similar to those used under the existing 401(k) plan. Each director's account will include a rate of return equal to the highest interest rate paid on the Bank's one year or less certificate of deposits. Future annual contributions will be made for each director to the plan as of January 1 of each year starting with January 1, 1998. The Company's contribution for each of the years ended March 31, 2002 and 2001 was $14,000 and $12,000. The plan expense is included in compensation and employee benefits.

Note 13.  Treasury Stock

   The Company can repurchase up to five percent of its outstanding common stock for any twelve-month period without prior regulatory approval. During the prior year, the Company repurchased 76,198 shares of common stock at a cost of $1,113,000 with regulatory approval. During the current year, the Company repurchased 24,956 shares of common stock with regulatory approval, at a cost of $368,000.

Note 14.  Employee Stock Ownership Plan (ESOP)

   In June 1997, the Company established an Employee Stock Ownership Plan (the
   ESOP) in connection with the stock conversion in which employees meeting age and service requirements are eligible to participate. A participant is 100% vested after five years of credit service. The ESOP borrowed $688,000 from the Company and purchased 68,770 shares of common stock of the Company at the date of the conversion. This debt carries an interest rate of 7.11% and requires annual principal and interest payments. The Bank has committed to make annual contributions, on December 31, to the ESOP necessary to repay the loan including interest.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14.  Employee Stock Ownership Plan (ESOP)

   As the debt is repaid, ESOP shares which were initially pledged as collateral for its debt, are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year to total debt service of the plan. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheets. As shares are determined to be ratably released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of stockholders' equity and dividends on unallocated ESOP shares are used to pay debt-servicing costs. The trustees' of the plan may direct payments of cash dividends be paid to the participants or to be credited to participant accounts and invested. Compensation expense for the ESOP was $89,000 and $93,000 for the years ended March 31, 2002 and 2001, respectively. The ESOP shares were as follows:

                                                 MARCH 31, 2002  MARCH 31, 2001
                                                 --------------  --------------

     Allocated shares                                   38,023           30,781
     Shares ratably released for allocation              1,720            1,811
     Unallocated shares                                 29,027           36,178
                                                 -------------   --------------
     Total ESOP shares                                  68,770           68,770
                                                 =============   ==============
     Fair value of unreleased shares             $     397,960   $      529,103
                                                 =============   ==============

Note 15.  Recognition and Retention Plan

   The Company adopted, with stockholders approval, the Recognition and Retention Plan (the RRP) on July 29, 1998. The plan provides for the granting of shares of common stock to the eligible directors, officers and employees. The RRP was approved for 42,981 shares of common stock of the Company. The RRP has granted 35,750 shares to existing directors, officers and employees with 7,231 available for future grants. The original granted shares will vest in five equal annual installments, with the first installment vesting immediately upon the plan approval. The vesting of the granted shares can be accelerated based on certain plan provisions. Directors, officers and employees granted shares retain voting rights and, if dividends are paid, dividends during the vesting period. The RRP will continue in effect for a term of ten years unless otherwise terminated. The Company's stock price was $17.25 on the RRP approval date. The Company repurchased 42,981 shares of its common stock during the year ended March 31, 1999 at a cost of $746,000. The cost of this plan including administrative fees and related bonus program amounted to $182,000 for each of the years ended March 31, 2002 and 2001.

Note 16.  Stock Option and Incentive Plan

   The Company, with stockholders approval, adopted the Stock Option and Incentive Plan (the SOP) on July 29, 1998. The terms of the plan provide for the granting of up to 12% of the outstanding shares of the Company to directors, officers and employees. The SOP provides for the granting, up to 103,155 shares of common stock, of incentive stock options, non-qualified stock options, stock appreciation rights, limited stock appreciation rights or restricted stock, or any combination thereof, as provided in the plan. These options have an exercise period not to exceed ten years from the date of the award with the exercise price equal to the fair market value of stock as of the date of the award. The following table reflects a summary of the SOP.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16.  Stock Option and Incentive Plan


                                                                                    March 31,
                                                            ---------------------------------------------------------
                                                                         2002                         2001
                                                            ----------------------------  ---------------------------
                                                               Common        Exercise       Common        Exercise
                                                               Shares          Price        Shares          Price
                                                            -------------  -------------  -----------   -------------

    Options outstanding, beginning of year                         87,688  $       17.25       87,688   $       17.25
    Granted                                                             0              0            0               0
    Exercised                                                           0              0            0               0
                                                            -------------                 -----------
    Options outstanding, end of year                               87,688  $       17.25       87,688   $       17.25
                                                            =============                 ===========
    Options exercisable at end of year                             70,151  $       17.25       52,613   $       17.25
                                                            =============                 ===========

   Information regarding fixed options outstanding at March 31, 2002 follows:


                                                   Options Outstanding         Options Exercisable
                                               ---------------------------------------------------------
                                                                            Weighted
          Range of                                           Weighted        average                   Weighted
          exercise                              Common       average         remaining      Common      average
           Price                                Shares    Exercise Price   Life in Years    Shares   Exercise Price
         ----------                            --------  ----------------  -------------   --------  ---------------
         $    17.25                             87,688    $         17.25           6.3      70,151  $         17.25

   No compensation cost has been recognized in the consolidated statements of operations for options granted under the plans. Had compensation cost for options granted been determined based on the estimated fair value of the options issued at the dates of grant, the Company's net income and income per common share amounts for the years ended March 31 would have been as follows:


                                                                 2002          2001
                                                            -------------  -------------

       Net income, as reported                              $         393  $         355
                                                            =============  =============

       Net income, pro forma                                $         343  $         305
                                                            =============  =============

       Income per common share:
         As reported:
           Basic                                            $        0.78  $        0.65
                                                            =============  =============
           Diluted                                          $        0.78  $        0.65
                                                            =============  =============

         Pro forma:
           Basic                                            $        0.64  $        0.56
                                                            =============  =============
           Diluted                                          $        0.64  $        0.56
                                                            =============  =============

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

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17.  Off-Balance Sheet Activities

   Credit-Related Financial Instruments. The Company is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

   The Company's exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

   At March 31, 2002 and 2001, the following financial instruments were outstanding whose contract amounts represent credit risk:


                                                                                                   March 31,
                                                                                          -------------------------
                                                                                              2002          2001
                                                                                          -----------   -----------
                                                                                                (In thousands)
                                                                                          -------------------------

         Commitments to grant loans                                                       $    2,419     $    1,188

         Unfunded commitments under lines of credit                                       $    4,368     $    3,673

         Commercial and standby letters of credit                                         $       10     $        0

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management's credit evaluation of the customer.

   Unfunded commitments under commercial lines-of-credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines-of-credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

   Commercial and standby letters-of-credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters-of-credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters-of-credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments if deemed necessary.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18.  Legal Contingencies

   Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company's consolidated financial statements.


Note 19.  Related Party Transactions

   In the ordinary course of business, the Bank has granted loans to principal officers and directors and their affiliates amounting to $1,134,000 at March 31, 2002 and $1,250,000 at March 31, 2001. During the year ended March 31, 2002, total principal additions were $294,000 and total principal payments were $334,000. Deposits from related parties held by the Bank at March 31, 2002 and 2001 amounted to $185,000 and $467,000, respectively.

Note 20.  Fair Value of Financial Instruments

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

   The estimated fair values, and related carrying or notional amounts, of the Bank's financial instruments are as follows:


                                                                March 31,                    March 31,
                                                       ---------------------------   -------------------------
                                                                  2002                          2001
                                                       ---------------------------   -------------------------
                                                        Carrying          Fair        Carrying         Fair
                                                         Amount          Value         Amount          Value
                                                       ----------     ------------   ---------      ----------
                                                                            (In thousands)
                                                       -------------------------------------------------------
   Financial assets:
     Cash and cash equivalents                         $   1,227      $   1,227       $     954      $     954
     Interest-bearing deposits in banks                   11,902         11,902           5,925          5,925
     Securities  available for sale                       21,452         21,452          17,065         17,065
     Securities held to maturity                              50             50              99            100
     Loans and loans held for sale, net                   59,274         61,009          60,812         60,998
     Accrued interest receivable                             563            563             646            646

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20.  Fair Value of Financial Instruments

                                                                March 31,                    March 31,
                                                       ---------------------------   -------------------------
                                                                  2002                          2001
                                                       ---------------------------   -------------------------
                                                        Carrying          Fair        Carrying         Fair
                                                         Amount          Value         Amount          Value
                                                       ----------     ------------   ---------      ----------
                                                                            (In thousands)
                                                       -------------------------------------------------------
   Financial liabilities:
     Deposits                                          $   82,145      $   83,208    $   71,605     $   73,759
     Repurchase agreements                                  2,932           3,072         4,528          4,528
     FHLB advances                                          3,000           3,044         3,000          3,040
     Accrued interest payable                                 208             208           345            345

   Off-balance sheet credit related
     financial instruments:
      Commitments to extend credit                              0               0             0              0


Note 21.  First Robinson Financial Corporation Condensed Financial Information

   The parent company's principal assets are its cash and investment in subsidiary bank. The following are the condensed balance sheets for the parent company only as of March 31, 2002 and 2001 and its condensed statements of operations and cash flows for the years then ended.

                            CONDENSED BALANCE SHEETS
                             March 31, 2002 and 2001


                                    ASSETS                                      2002           2001
                                                                          ---------------  -------------
                                                                                   (In thousands)
                                                                          ------------------------------
       Cash                                                               $           409  $         896
       Investment in First Robinson Savings Bank, N.A.                              8,554          8,139
       Other assets                                                                   185            149
                                                                          ---------------  -------------
           Total Assets                                                   $         9,148  $       9,184
                                                                          ===============  =============
             LIABILITIES AND STOCKHOLDERS' EQUITY

       Other accrued expenses                                             $           148  $         142
       Stockholders' equity                                                         9,000          9,042
                                                                          ---------------  -------------

           Total Liabilities and Stockholders' Equity                     $         9,148  $       9,184
                                                                          ===============  =============

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21.  First Robinson Financial Corporation Condensed Financial Information

                         CONDENSED STATEMENTS OF INCOME
                   For the Years Ended March 31, 2002 and 2001

                                                                                              2002          2001
                                                                                           ----------    ----------
                                                                                                (In thousands)
                                                                                           ------------------------
     Income:
       Dividends from subsidiary bank                                                      $        0    $    1,200
       Interest income                                                                             42            53
                                                                                           ----------    ----------
           Total income                                                                            42         1,253
                                                                                           ----------    ----------
     Expenses:
       Professional fees                                                                           41            40
       Compensation                                                                               182           182
       Other                                                                                       35            35
                                                                                           ----------    ----------
            Total expenses                                                                        258           257
                                                                                           ----------    ----------

     Income before income taxes and equity
       in undistributed earnings of subsidiary                                            (       216)          996

     Benefit from income taxes                                                                     81            44
                                                                                           ----------    ----------

     Income before equity in undistributed earnings of subsidiary                         (       135)        1,040

     Distributions in excess of earnings of subsidiary                                            528   (       685)
                                                                                          -----------    ----------

           Net income                                                                      $      393    $      355
                                                                                           ==========    ==========


                       CONDENSED STATEMENTS OF CASH FLOWS
                  For the Years Ended March 31, 2002 and 2001

                                                                                              2002          2001
                                                                                           ----------    ----------
                                                                                                (In thousands)
                                                                                           ------------------------
     Cash Flows from Operating Activities:
       Net income                                                                        $        393    $      355
       Adjustments to reconcile net income
        to net cash provided by operating activities:
         Equity in (undistributed) excess net income of subsidiary                      (         528)          685
         RRP amortization                                                                         126           124
         (Increase) decrease in other assets                                            (          36)  (        46)
         (Decrease) increase in other accrued expenses                                              6   (        80)
                                                                                         ------------    ----------
           Net cash used in operating activities                                        (          39)        1,038
                                                                                         ------------    ----------

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21.  First Robinson Financial Corporation Condensed Financial Information

                       CONDENSED STATEMENTS OF CASH FLOWS
                  For the Years Ended March 31, 2002 and 2001


                                                                                            2002           2001
                                                                                         -----------    ----------
                                                                                               (In thousands)
                                                                                         -------------------------
     Cash Flows from Financing Activities:
        Purchase of treasury stock                                                      ($       367)  ($    1,113)
        Dividends paid                                                                  (        181)  (       196)
        ESOP                                                                                     100           108
                                                                                         -----------    ----------
          Net cash used in financing activities                                         (        448)  (     1,201)
                                                                                         -----------    ----------

     Net decrease in cash                                                               (        487)  (       163)

     Cash Beginning of Year                                                                      896         1,059
                                                                                         -----------    ----------

     Cash End of Year                                                                    $       409    $      896
                                                                                         ===========    ==========

Note 22.  Segment Information

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

Note 23.  Recently Issued and Adopted Accounting Standards

   Business Combinations, Goodwill, and Other Intangible Assets

   In July 2001, the FASB issued Statement No. 141, BUSINESS COMBINATIONS, and Statement No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Statement No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Pooling-of-interests business combinations initiated prior to June 30, 2001 are grandfathered. Statement No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead an entity must perform an assessment of whether these assets are impaired as of the date of adoption and test for impairment at least annually in accordance with the provisions of Statement No. 142. The new standard will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment. The Company was required to adopt the provisions of Statement No. 141 immediately and Statement No. 142 effective January 1, 2002. The adoption of these standards had no effect on the Company.

FIRST ROBINSON FINANCIAL CORPORATION AND SUBSIDIARY

STOCKHOLDER INFORMATION

ANNUAL MEETING

      The annual meeting of stockholders will be held at 9:00 a.m., Thursday, July 25, 2002, at the Company's office located at 501 East Main Street, Robinson, Illinois.

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


                                   Fiscal 2002                              Fiscal 2001
                        High          Low         Dividends       High          Low       Dividends
                   -----------------------------------------------------------------------------------

First Quarter          14.88         14.00          $0.33        $14.75       $13.75        $0.32
Second Quarter         14.80         14.00            ---         15.00        14.50          ---
Third Quarter          14.50         13.75            ---         14.75        14.56          ---
Fourth Quarter         14.10         12.30            ---         14.63        14.94          ---

      The Company declared and paid a dividend of $0.33 per share in fiscal 2002. Dividend payment decisions are made with consideration of a variety of factors including earnings, financial condition, market considerations and regulatory restrictions. Restrictions on dividend payments are described in Note 9 of the Notes to Financial Statements included in this Annual Report.

      As of June 13, 2002, the Company had approximately 512 registered stockholders of record and 524,854 outstanding shares of Common Stock.

SHAREHOLDERS AND GENERAL INQUIRIES                TRANSFER AGENT

Rick L. Catt                                      Register and Transfer Company
President and Chief Executive Officer             10 Commerce Drive
First Robinson Financial Corporation              Cranford, New Jersey 07016
501 East Main Street                              (908) 272-8511
Robinson, Illinois 62454
(618) 544-8621

ANNUAL AND OTHER REPORTS

      The Company is required to file an Annual Report on Form 10-KSB for its fiscal year ended March 31, 2002, with the Securities and Exchange Commission. Copies of the Annual Report on Form 10-KSB and the Company's Quarterly Reports on Form 10-QSB may be obtained without charge by contacting:

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

DIRECTORS OF THE BOARD

SCOTT F. PULLIAM                                  ROBIN E. GUYER
CHAIRMAN OF THE BOARD                             PRESIDENT - AGRICULTURAL SERVICES COMPANY
PUBLIC ACCOUNTANT                                 HUTSONVILLE, ILLINOIS
ROBINSON, ILLINOIS

STEVEN E. NEELEY                                  J. DOUGLAS GOODWINE
OWNER - INDUSTRIAL EQUIPMENT COMPANY              FUNERAL DIRECTOR
ROBINSON, ILLINOIS                                ROBINSON, ILLINOIS

WILLIAM K. THOMAS                                 RICK L. CATT
ATTORNEY                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER
ROBINSON, ILLINOIS                                FIRST ROBINSON FINANCIAL CORPORATION
                                                  ROBINSON, ILLINOIS
DONALD K. INBODEN
RETIRED - MARATHON OIL COMPANY
ROBINSON, ILLINOIS

EXECUTIVE OFFICERS

RICK L. CATT                                      W.E. HOLT
PRESIDENT AND CHIEF EXECUTIVE OFFICER             VICE PRESIDENT AND SENIOR LOAN OFFICER

LESLIE TROTTER, III                               JAMIE E. McREYNOLDS
VICE PRESIDENT                                    VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY

WILLIAM D. SANDIFORD
VICE PRESIDENT

INDEPENDENT AUDITORS                              SPECIAL COUNSEL

Larsson, Woodyard & Henson, LLP                   Katten Muchin Zavis Rosenman
702 East Court Street                             1025 Thomas Jefferson Street, N.W.
Paris, Illinois 61944                             East Lobby, Suite 700
                                                  Washington, D.C.  20007-5201