Form 10KSB, Exhibit 13
period 2003-03-31
FIRST ROBINSON FINANCIAL CORP
filed 2003-06-30
CIK 1035991

                                   EXHIBIT 13

                          ANNUAL REPORT TO STOCKHOLDERS

--------------------------------------------------------------------------------

                                 ANNUAL REPORT

--------------------------------------------------------------------------------









                      FIRST ROBINSON FINANCIAL CORPORATION


----------------------------------------------------------------------------------------------------

  TABLE OF CONTENTS

----------------------------------------------------------------------------------------------------

                                                                                            PAGE NO.
  President's Message..............................................................................1
  Selected Consolidated Financial Information .....................................................2
  Management's Discussion and Analysis of Financial Condition and Results of Operations............4
  Financial Statements............................................................................17
  Stockholder Information.........................................................................49
  Corporate Information...........................................................................51

















                                                    i

                [FIRST ROBINSON FINANCIAL CORPORATION LETTERHEAD]



Dear Stockholder,

      The Board of Directors and management are pleased to share with you the Annual Report of First Robinson Financial Corporation for our fiscal year ended March 31, 2003. Net income of the Company was up 153.4%, with increases in both net interest income and non-interest income. Total assets were up 5.7% and our asset quality remained strong at 0.35%, as measured by non-performing assets to total assets. Your Company and its wholly owned Bank also continue to enjoy a high level of capital as stockholders' equity was up 15.2%.

      It has been a busy and successful twelve months for our Company. The present interest rate environment has caused record activity in our real estate loan department as customers rewrite their mortgages to take advantage of the lowest fixed interest rates since the Eisenhower era. This activity has resulted in significant increases in our non-interest income; both from gains we receive when the loans are sold and income we receive for servicing the monthly payments. On a personal note, if you have not reviewed the interest rate on your home mortgage, I would encourage you to do so. Any of our loan officers would be happy to assist you in determining if a refinance would benefit you.

      Management and the Board of Directors continue to look for opportunities to improve and strengthen our Bank. To that end, a bounce protection plan was implemented in May 2003. This plan will provide additional non-interest income while providing a needed service to our customers. In an effort to improve our efficiency and further enhance customer service, the Board of Directors approved the purchase of both a document imaging system and a check imaging system. These systems should both be fully operational by September 2003.

      Corporate America continues to be front-page news, with even Martha Stewart making headlines recently. The Board of Directors and management have implemented several new procedures in addition to those already in place to ensure the continued excellent reputation and financial strength we enjoy. This is your Company and we want you to have confidence and pride in it, therefore we would encourage your questions, comments and suggestions.

      It has been a good year for our stock, as both our market price and book price have increased. The Company continues to have a stock repurchase plan that allows management, at their discretion and within limitations, to purchase outstanding shares of First Robinson Financial Corporation. The primary focus of our employees, management and Board of Directors is to increase the value of our Company, while providing outstanding customer service and quality banking products to our customers.

      Our direction remains unchanged; we are committed to being a community-oriented financial institution serving the residents and businesses of Crawford County and surrounding counties. On behalf of all of us at First Robinson, we thank you for your continued support as we look forward to the challenges and opportunities of the coming year.

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

                                                                               At March 31,
                                                                               ------------
                                                                         2003               2002
                                                                         ----               ----
                                                                              (in thousands)
Selected Financial Condition Data:
----------------------------------
Total assets...............................................           $ 103,278          $  97,724

Loans receivable, net......................................              64,268             59,274

Mortgage-backed securities.................................              13,840             15,423

Interest bearing deposits..................................              11,786             11,902

Investment securities......................................               7,451              6,079

Deposits...................................................              82,742             82,145

Total borrowings...........................................               9,430              5,932

Stockholders' equity.......................................              10,371              9,000


                                                                          Year Ended At March 31,
                                                                          -----------------------
                                                                         2003               2002
                                                                         ----               ----
                                                                              (in thousands)
Selected Operations Data:
-------------------------
Total interest income......................................           $   5,957          $   6,282
Total interest expense.....................................              (2,257)            (2,969)
                                                                         ------             ------
Net interest income........................................               3,700              3,313
Provision for loan losses..................................                (135)              (240)
                                                                           ----               ----
Net interest income after provision for loan losses........               3,565              3,073
                                                                          -----              -----
Fees and service charges...................................                 560                520
Net Gain on sales of loans, securities, fixed assets and
foreclosed assets..........................................                 126                 40

Other non-interest income..................................                 414                181
                                                                            ---                ---
Total non-interest income..................................               1,100                741
                                                                          -----                ---
Total non-interest expense.................................              (3,128)            (3,214)
                                                                         ------             ------

Income before taxes and extraordinary item.................               1,537                600
Income tax provision.......................................                (539)              (207)
                                                                           ----               ----
Net income.................................................           $     998          $     393
                                                                      =========          =========


                                                                             Year Ended At March 31,
                                                                             -----------------------
                                                                             2003               2002
                                                                             ----               ----
                                                                                 (in thousands)
Selected Financial And Other Data:
----------------------------------
Performance Ratios:
   Return on assets (ratio of net income to average total assets)            1.00%              0.43%
   Return on stockholders'equity (ratio of net income to average
   equity).........................................................          10.23               4.38

   Interest rate spread information:
     Average during period.........................................           3.60               3.40
     End of period.................................................           3.48               3.16
     Net interest margin(1)........................................           3.94               3.85
     Ratio of operating expense to average total assets............           3.15               3.56
     Ratio of average interest-earning assets to average
     interest-bearing liabilities..................................         114.24             113.24

Quality Ratios:
   Non-performing assets to total assets at end of period..........           0.35               0.31
   Allowance for loan losses to non-performing loans...............         222.68             257.97
   Allowance for loan losses to loans receivable, net..............           0.96               0.90

Capital Ratios:
   Stockholders' equity to total assets at end of period...........          10.04               9.21
   Average stockholders' equity to average assets..................           9.77               9.87


Other Data:
   Number of full-service offices..................................              3                  3
   Number of full-time employees...................................             39                 40
   Number of deposit accounts......................................         12,427             12,247
   Number of loan accounts.........................................          2,597              2,281

-------------
(1)   Net interest income divided by average interest-earning assets.

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

      Our net income is dependent primarily on our net interest income, which is the difference between interest earned on interest-earning assets and the interest paid on interest-bearing liabilities. Net interest income is a function of our "interest rate spread," which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. To a lesser extent, the level of general and administrative expenses and the level of other income, which primarily consists of service charges and other fees, also affect our net income.

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

BUSINESS STRATEGY

      First Robinson Savings Bank, N.A. is a community-oriented, locally owned financial institution offering services to residents and businesses of Crawford County, Illinois, our primary market area. Periodically, the Board of Directors and management meet to strategically plan for the future. We review and discuss both current and new products and services in an effort to determine their effect on our profitability and customer service. Management has established advisory boards, consisting of six or seven community members in Oblong and Palestine. These boards, along with the Board of Directors, believe we should continue to emphasize our three primary strengths. Those strengths are 1) our staff, which are local, involved, friendly and service oriented; 2) our locally owned and operated Bank; and 3) our excellent reputation and community image. The strategic plan identifies the most critical issue to our success as improved and consistent earnings. The Bank has made significant progress during the past fiscal year. Net earnings were much improved and overall asset quality was very good. The Bank continues to offer fixed rate residential real estate mortgages through programs with the Federal Home Loan Bank of Chicago and USDA Rural Development. The current interest rate environment has allowed these programs to continue to grow and provide additional non-interest income to the Bank. We have continued to see an increase in the number of checking and savings accounts, which has resulted in excellent growth of our core deposits. This supports our strategic plan as it helps us lower our overall cost of funds. However, we have experienced a slight decline in our certificates of deposit as interest rates have declined. Our Internet banking service is very popular and the number of customers actively using the service is increasing. The Internet banking product has allowed us to provide direct deposit and payroll services to our business customers. It also allows us to offer cash management and bill paying. We provide investment brokerage services to our customers through PrimeVest Financial Services. The service continues to grow and is also providing non-interest income.

      Management and the Board of Directors continue to look for opportunities to improve and strengthen our Bank. To that end, during the next twelve months, a bounce protection plan will be implemented. The plan would provide additional non-interest income and provide a needed service to our customers. The Board of Directors has also approved the purchase of both a document imaging system and a check imaging system at an approximate cost of $280,000, which should further improve customer service and make us more efficient. We continue to maintain a strong presence in the community and are pleased to be the only independent community bank in Robinson, Palestine and Oblong, Illinois.

FINANCIAL CONDITION

COMPARISON OF MARCH 31, 2003 TO MARCH 31, 2002

      The Company's total assets increased by $5.6 million, or 5.7%, to $103.3 million at March 31, 2003 from $97.7 million at March 31, 2002. This increase in total assets is primarily the result of a $5.0 million, or 8.4%, increase in loans receivable, net, a $1.0 million, or 759.4%, increase in bank owned life insurance, an $80,000, or 39.4%, increase in other assets and a $39,000, or 6.9%, increase in accrued interest receivable. These increases were offset by a decrease of $108,000, or 0.8%, in cash and cash equivalents, a decrease of $161,000, or 0.8%, in securities available for sale, a decrease of $50,000, or 100.0%, in securities held to maturity, a decrease of $16,000, or 16.5%, in foreclosed assets, a decrease of $156,000, or 5.7%, in premises and equipment and a $78,000, or 100.0%, decrease in deferred income taxes.

      Cash and cash equivalents decreased only slightly by $108,000, or 0.8%, to $13.0 million as of March 31, 2003 from $13.1 million on March 31, 2002. Until suitable investments or loans can be found, excess cash received from loan payments and increased deposits are being held in an interest earning account.

      Loans receivable, net, increased $5.0 million, or 8.4%, to $64.3 million at March 31, 2003 from $59.3 million at March 31, 2002. The increase in loans receivable, net was primarily the result of an increase of $2.2 million, or 4.6%, in real estate loans, an increase of $2.2 million, or 33.0%, in commercial or agricultural loans, an increase of $101,000, or 15.3%, in state, municipal and government loans and a decrease of $669,000, or 76.2%, in loans in process offset by a decrease of $60,000, or 1.1%, in consumer loans and an increase of $85,000, or 15.9%, in allowance for loan losses.

      Securities held to maturity decreased by $50,000 to a zero balance at March 31, 2003. This decrease is the result of securities maturing during the year and the Bank did not purchase any additional securities held to maturity during the past fiscal year.

      Securities available for sale decreased by $161,000, or 0.8%, to $21.3 million as of March 31, 2003 from $21.5 million on March 31, 2002. The decrease was primarily attributed to the repayment of $6.5 million in principal of mortgage-backed securities, the maturity of $500,000 in Federal Home Loan Bank Agencies along with the net amortization of premiums and discounts of $138,000. These decreases were offset by the purchase of $4.6 million in mortgage-backed securities, the purchase of $1.6 million in Federal Home Loan Bank Agencies, the purchase of $36,000 in Bankers' Bancorp, Inc. stock, the receipt of $36,000 in stock dividends of Federal Home Loan Bank stock and an increase of $740,000 in the fair valuation of the Bank's securities.

      Total liabilities increased approximately $4.2 million, or 4.7%, to $92.9 million at March 31, 2003 from $88.7 million at March 31, 2002. This increase in liabilities was primarily the result of a $2.1 million, or 36.4%, increase in non-interest bearing deposit accounts to $8.0 million at March 31, 2003, an increase of $3.5 million, or 119.3%, in repurchase accounts to $6.4 million at March 31, 2003, an increase of $2,000, or 25.0%, in accrued income taxes and an increase of $207,000 in deferred income taxes. These increases were offset by a decrease of $1.5 million, or 2.0%, in interest bearing deposit accounts to $74.8 million at March 31, 2003, a decrease of $4,000, or 3.9%, in advances from borrowers for taxes and insurance, a decrease of $59,000, or 28.4%, in accrued interest payable and a decrease of $58,000, or 17.6%, in accrued expenses. Management has continued to emphasize increasing our core deposit accounts. The makeup of our deposits has shifted to low or non-interest bearing transaction accounts, passbook savings accounts and money market accounts. The total balance in certificates of deposit has decreased $3.0 million, or 7.8%, and the total balances in the low or non-interest-bearing accounts have increased by $3.6 million, or 8.3%. The balance in passbook savings accounts and money market accounts decreased by $1.7 million, or 7.3%, to $22.0 million at March 31, 2003 compared to $23.7 million at March 31, 2002. Non-interest bearing demand accounts increased by $2.1 million, or 36.4%, to $8.0 million at March 31, 2003 and NOW accounts increased by $3.2 million, or 23.1%, to $17.1 million at March 31, 2003. This shift in the make-up of the Bank's deposits and the current interest rate environment have helped lower the Bank's cost of funds.

      Stockholders' equity increased by $1.4 million, or 15.2%, to $10.4 million as of March 31, 2003. The increase is primarily from an increase of $30,000, or 0.4%, in additional paid-in capital, an increase of $998,000, or 16.8%, in retained earnings, an increase of $462,000, or 679.4%, in accumulated other comprehensive income, the valuation of $68,000 of the Employee Stock Ownership Plan (the "ESOP") shares allocated to participants as of December 31, 2002 and those shares ratably released for allocation for the period ending March 31, 2003 and the amortization of $124,000 of the Recognition and Retention Plan (the "RRP") shares offset by a $133,000 increase of the Company's common stock held in Treasury at a total cost of $4.9 million as of March 31, 2003 from the total amount held at March 31, 2002 of $4.7 million and a payment of $178,000 in dividends to shareholders.

COMPARISON OF MARCH 31, 2002 TO MARCH 31, 2001

      The Company's total assets increased by $8.9 million or 10.0% to $97.7 million at March 31, 2002 from $88.9 million at March 31, 2001. This increase in total assets was primarily the result of a $6.3 million or 90.9% increase in cash and cash equivalents, a $4.3 million or 25.3% increase in mortgage backed securities and investment securities, an increase of $46,000 in net foreclosed assets, an increase of $78,000 in deferred income taxes and an increase of $18,000 or 5.7% increase in other assets. These increases are offset by a decrease of $1.5 million or 2.5% in loans receivable, net, a decrease of $146,000 or 5.1% in premises and equipment, a $83,000 or 12.8% decrease in accrued interest receivable and a $104,000 decrease in prepaid income taxes.

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

      Total liabilities increased approximately $8.9 million or 11.2% to $88.7 million at March 31, 2002 from $79.8 million at March 31, 2001. This increase in liabilities was primarily the result of a $723,000 or 14.1% increase in non-interest-bearing deposit accounts to $5.9 million at March 31, 2002, an increase of $9.8 million or 14.8% in interest-bearing deposit accounts to $76.3 million at March 31, 2002, an increase of $17,000 or 20.0% in advances from borrowers for taxes and insurance, an increase of $8,000 in accrued income taxes and a $75,000 or 29.5% increase in accrued expenses. These increases were offset by a decrease of $1.6 million or 35.2% in repurchase agreements to $2.9 million at March 31, 2002, a decrease of $137,000 or 39.7% in accrued interest payable and a decrease of $6,000 in deferred income taxes. Management had continued to emphasize increasing our core deposit accounts. The makeup of our deposits shifted to low or no-interest bearing transaction accounts, passbook savings accounts and money market accounts. The total balance in certificates of deposit decreased $1.1 million or 2.8%, and the total balances in the low or non-interest-bearing accounts increased by $11.6 million or 36.6%. The balance in passbook savings accounts increased by $7.5 million or 58.6% to $20.2 million at March 31, 2002 compared to $12.7 million at March 31, 2001. Non-interest bearing demand accounts increased by $723,000 or 14.1% and NOW accounts increased by $3.5 million or 24.8%. This shift in the make-up of the Bank's deposits helped lower the Bank's cost of funds.

      Stockholders' equity decreased slightly to $9.0 million as of March 31, 2002. The decrease of $42,000 or 0.5% in stockholders' equity was primarily from the $368,000 increase of the Company's common stock held in Treasury at a total cost of $4.7 million as of March 31, 2002 from the total amount held at March 31, 2001 of $4.4 million, a decrease of $112,000 in comprehensive income and the payment of $181,000 in dividends offset by the valuation of $100,000 of the Employee Stock Ownership Plan (the "ESOP") shares allocated to participants as of December 31, 2001 and those shares ratably released for allocation for the period ending March 31, 2002, the amortization of $126,000 of the Recognition and Retention Plan (the "RRP") shares and the addition of $393,000 in net income to retained earnings for the fiscal year ended March 31, 2002.

OPERATING RESULTS

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED MARCH 31, 2003 AND 2002 PERFORMANCE SUMMARY

      We are reporting net income of $998,000 during the year ended March 31, 2003, as compared to a net income of $393,000 for the year ended March 31, 2002. The $605,000, or 153.9%, increase in net income during the year ended March 31, 2003, as compared to the same period in the prior year, was primarily attributable to an increase of $387,000, or 11.7%, in net interest income, an increase of $348,000, or 45.4%, in non-interest income plus a decrease of $97,000, or 3.0%, in non-interest expense and a decrease of $105,000, or 43.8%, in provision for loan losses offset by an increase of $332,000, or 160.4%, in provision for income taxes. For the year ended March 31, 2003 and the year ended March 31, 2002 the returns on average assets were 1.00% and 0.43% respectively, while the returns on average equity were 10.23% and 4.38% respectively.

NET INTEREST INCOME

      Net interest income is the largest component of income and represents the difference between interest and fees earned on loans and investments and the interest paid on interest bearing liabilities. For the year ended March 31, 2003, net interest income increased by $387,000, or 11.7%, to $3.7 million from $3.3 million for the year ended March 31, 2002. This reflects a decrease of $712,000, or 24.0%, in interest expense offset by a decrease of $325,000, or 5.2%, in interest income.

      The decrease in interest income was primarily the result of a $396,000, or 7.7%, decrease in interest and fees on loans. This decrease was the result of significant declines in interest rates. Interest income was further decreased by a $4,000, or 6.3%, decrease in income from tax exempt securities offset by a $68,000, or 6.5%, increase in interest on taxable securities and a $7,000, or 17.9%, increase in dividend income.

      The decrease in interest expense is primarily the result of a $644,000, or 24.3%, decrease on interest on deposits and a $68,000, or 21.1%, decrease in interest on repurchase agreements. The amount of net interest income is affected by changes in the volume and mix of earning assets and interest bearing deposits and liabilities, and the interest rates on these assets and liabilities. See the Rate/Volume Analysis table on page 15 of this report.

      For the year ended March 31, 2003, the average yield on interest-earning assets was 6.34% compared to 7.31% for the year ended March 31, 2002. The average cost of interest-bearing liabilities was 2.74% for the year ended March 31, 2003; a decrease from 3.91% for the year ended March 31, 2002. The average balance of interest-earning assets increased by $8.0 million, or 9.3%, to $93.9 million for the year ended March 31, 2003 compared to $86.0 million for the year ended March 31, 2002. The average balance of interest-bearing liabilities increased by $6.3 million, or 8.3%, to $82.2 million for the year ended March 31, 2003 from $75.9 million for the year ended March 31, 2002. A detailed analysis of net interest income, with average balances and related interest rates comparing the years ended March 31, 2003 and 2002 appears on page 14 of this report.

      The average interest rate spread was 3.60% for the fiscal year ended March 31, 2003 compared to 3.40% for the year ended March 31, 2002. The average net interest margin was 3.94% for the fiscal year ended March 31, 2003 compared to 3.85% for the year ended March 31, 2002.

NON-INTEREST INCOME

      For the year ended March 31, 2003, non-interest income increased $348,000, or 45.4%, when compared to the year ended March 31, 2002. The increase was primarily the result of increased non-interest income gained from the rewriting of mortgage loans due to lower interest rates and two one-time occurrences. However, non-interest income still would have increased by $178,000, or 23.2%, without the two one-time occurrences that totaled $170,000. These issues are discussed in more detail in the following paragraphs.

      Our fixed rate one-to four-family home loans offered through the Mortgage Partnership Finance program of the Federal Home Loan Bank of Chicago have provided significant non-interest income. We receive a premium from the sale of these loans and a monthly servicing fee. As a result, for the year ended March 31, 2003 net gain on sale of loans increased $85,000, or 154.5%, to $140,000 and other non-interest income increased $116,000, or 102.7%, to $229,000. These increases were primarily the result of increased activity in the Mortgage Partnership Finance program, which was caused by economic factors most specifically the significant drop in interest rates. There was a one-time entry of $72,000 to other non-interest income as a result of a funds received for settlement on expenses associated with a charged off loan from several years ago.

      Another one-time increase to non-interest income was $98,000 received from the proceeds of life insurance. In 1995, the Board of Directors and management chose to retain a life insurance policy on a commercial borrower. This decision was made because of the size of the loss the Bank incurred as a result of the borrower's business failing. The Bank received proceeds from the policy upon the death of the borrower. Those proceeds totaled $200,000 of which $98,000 was credited to income, $76,000 was credited as a recovery to our allowance for loan and lease losses and the remaining $26,000 was credited as a recovery of expenses incurred during the loan recovery process.

      Service charges and fees on our deposit accounts increased $22,000, or 5.0%, from $436,000 as of March 31, 2002 to $458,000 at March 31, 2003. Service
charges related to loans increased $18,000, or 21.4%, to $102,000 for the year ended March 31, 2003.

      The investment brokerage service we offer, PrimeVest Investment Services, is another provider of non-interest income. In April of 1999, we began offering this service to our customers. The net commissions received from the brokerage service were $87,000 for the year ended March 31, 2003 compared to $68,000 for the year ended March 31, 2002. This was a $19,000, or 27.9%, increase. With the growth of our representative's client base, we expect our commissions to continue to increase.

      The only factor adversely affecting non-interest income was a $10,000, or 100.0%, decrease in net realized gain on sale of investments.

NON-INTEREST EXPENSE

      Non-interest expense decreased by $97,000, or 3.0%, for the year ended March 31, 2003 in comparison to the year ended March 31, 2002. Compensation and employee benefits decreased by $60,000, or 3.3%. This decrease was primarily the result of the completion of the Recognition and Retention Plan and a decrease in the number of full-time equivalent employees from 48 to 43. This was accomplished through attrition of full-time employees, a reduction in the number of part-time employees and management's decision to not hire replacements. The Company was able to do this by closing the lobbies in each of its facilities on Saturdays and using only the Bank's drive-through facilities. Advertising expense decreased by $12,000, or 13.0%, to $80,000 as a result of management reducing print, radio and television advertising. Telephone and postage expense decreased by $8,000, or 7.3%. Office supplies decreased by $12,000, or 20.0%. There was a decrease of $13,000, or 56.5%, in foreclosed property expense and a $23,000, or 92.0%, decrease in net loss on sale of foreclosed assets. This was the result of a reduction in the amount of foreclosed property during the fiscal year ended March 31, 2003. Internet expense decreased by $32,000, or 100.0%, to zero. The Bank had incurred expenses on the Internet service during the year ended March 31, 2002, even though the Internet service was sold before March 31, 2001. Other non-interest expenses decreased $2,000, or 0.8%, to $252,000.

      The decreases in non-interest expense were partially offset by an increase of $10,000, or 2.0%, in occupancy and equipment expense, and an increase of $10,000, or 7.6%, in data processing expense. Other increases were an $18,000, or 14.0%, increase in audit, legal and other professional services, a $1,000, or 7.7%, increase in Federal Deposit Insurance premiums, a $6,000, or 16.2%, increase in the assessment charged by the Office of the Comptroller of the Currency and an $8,000, or 16.0%, increase in check processing fees. The Bank also experienced $12,000 in net loss on sale of premises and equipment. This was the result of the Bank writing off the remaining value of document scanning storage system that was no longer functional.

PROVISION FOR LOAN LOSSES

      During the year ended March 31, 2003, we recorded provision for loan losses of $135,000, as compared to $240,000 for the same period of the prior year, a decrease of $105,000, or 43.8%. The amount of provision is comparable to banks in our peer group. We recorded such provisions to adjust our allowance for loan losses to a level deemed appropriate based on the assessment of the volume and lending presently being conducted, industry standards, past due loans, economic conditions in our market area generally and other factors related to the collectability of our loan portfolio. Non-performing assets, as a percentage of total assets, were 0.35% at March 31, 2003, as compared to 0.31% at March 31, 2002. The Bank's overall asset quality remains good and management continues to emphasize adherence to the Bank's loan policies and procedures.

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

PROVISION FOR INCOME TAXES

      We recorded a provision for income taxes of $539,000 for the fiscal year ended March 31, 2003, as compared to a provision for income taxes of $207,000 for the year ended March 31, 2002, an increase of $332,000, or 160.4%. The effective tax rate during the year ended March 31, 2003 was 35.1% (federal and state), as compared to 34.5% during the same period in the prior year.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED MARCH 31, 2002 AND 2001

PERFORMANCE SUMMARY

      We reported net income of $393,000 during the year ended March 31, 2002, as compared to a net income of $355,000 for the year ended March 31, 2001. The $38,000 or 10.7% increase in net income during the year ended March 31, 2002, as compared to the same period in the prior year, was primarily attributable to a decrease of $435,000 or 64.4% in provision for loan losses and a decrease of $16,000 or 7.2% in provision for income taxes offset by a decrease of $80,000 or 2.4% in net interest income, an increase of $106,000 or 3.4% in non-interest expense and a decrease of $227,000 or 22.9% in non-interest income. For the year ended March 31, 2002 and the year ended March 31, 2001 the returns on average assets were 0.43% and 0.41% respectively, while the returns on average equity were 4.38% and 3.88% respectively.

NET INTEREST INCOME

      Net interest income is the largest component of income and represents the difference between interest and fees earned on loans and investments and the interest paid on interest bearing liabilities. For the year ended March 31, 2002, net interest income decreased by $80,000 or 2.4% to $3.3 million from $3.4 million for the year ended March 31, 2001. This reflected a decrease of $490,000 or 7.2% in interest income offset by a decrease of $410,000 or 12.1% in interest expense.

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

      The decrease in interest expense was primarily the result of a $353,000 or 11.8% decrease on interest on deposits and a $63,000 or 28.8% decrease in interest on repurchase agreements offset by an increase of $6,000 or 3.8% in interest on borrowed money. The amount of net interest income is affected by changes in the volume and mix of earning assets and interest bearing deposits and liabilities, and the interest rates on these assets and liabilities. See the Rate/Volume Analysis table on page 15 of this report.

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

      PrimeVest Investment Services, the investment brokerage service that we offer, is a provider of non-interest income. We began offering this service in April of 1999 to our customers. The net commissions received from the brokerage service were $68,000 for the year ended March 31, 2002 compared to $61,000 for the year ended March 31, 2001. This was a $7,000 or 11.5% increase.

      Our fixed rate one-to- four family home loans offered through the Mortgage Partnership Finance program of the Federal Home Loan Bank of Chicago also provided non-interest income. We receive a premium from the sale of these loans and a monthly servicing fee. As a result, for the year ended March 31, 2002 net gain on sale of loans increased $40,000 or 266.7% to $55,000 and other non-interest income increased $46,000 or 68.7% to $113,000. These increases were the result of increased activity in the Mortgage Partnership Finance program, which was caused by economic factors most specifically the significant drop in interest rates.

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

NON-INTEREST EXPENSE

      Non-interest expense increased by $106,000 or 3.4% for the year ended March 31, 2002 in comparison to the year ended March 31, 2001. Compensation and employee benefits increased by $67,000 or 3.9%. This increase was primarily the result of a 25% increase in the cost of employee health insurance and normal pay increases. Data processing expense increased by $28,000 or 26.9%. Due to discontinuing the Internet service, phone line expense to our branches is now expensed totally to data processing. Other increases were a $3,000 or 15.0% increase in foreclosed property expense, a $10,000 or 10.0% increase in telephone and postage expense, a $2,000 or 5.7% increase in the assessment charged by the Office of the Comptroller of the Currency, a $3,000 or 5.3% increase in office supplies expense, a $4,000 or 8.7% increase in check processing fees, a $25,000 increase in losses on sale of foreclosed property, a $15,000 or 6.3% increase in other expenses and $32,000 in Internet expenses. Even though the Internet service was sold before March 31, 2001, the Bank incurred additional expenses with the ending of this service.

      The increases in non-interest expense were partially offset by a decrease of $68,000 or 12.2% in occupancy and equipment expense, a decrease of $2,000 or 1.5% in audit, legal, and other professional expenses, a decrease of $1,000 or 7.1% in Federal Deposit Insurance premiums and a $12,000 or 11.5% decrease in advertising expense.

PROVISION FOR LOAN LOSSES

      During the year ended March 31, 2002, we recorded provision for loan losses of $240,000, as compared to $675,000 for the same period of the prior year, a decrease of $435,000, or 64.4%. The amount of provision was higher than banks in our peer group. The primary reason for this level was loan losses attributable to a single agricultural borrower. The Board of Directors and management implemented additional procedures to limit these types of losses in the future. In addition, we recorded such provisions to adjust our allowance for loan losses to a level deemed appropriate based on the assessment of the volume and lending presently being conducted, industry standards, past due loans, economic conditions in our market area generally and other factors related to the collectability of our loan portfolio. Non-performing assets, as a percentage of total assets, were 0.31% at March 31, 2002, as compared to 0.90% at March 31, 2001.

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

                                                                             Year Ended March 31,
                                                                    2003                             2002
                                                   --------------------------------------------------------------------
                                                      Average     Interest              Average     Interest
                                                    Outstanding    Earned    Yield/   Outstanding    Earned    Yield/
                                                      Balance       Paid      Rate      Balance       Paid      Rate
                                                      -------       ----      ----      -------       ----      ----
Interest-earning assets:
  Loans receivable(1).....................          $   63,668    $  4,735    7.44%   $   60,799       5,131    8.44%
  Mortgage-backed securities..............              15,098         805    5.33        12,779         784    6.14
  Investment securities...................               7,108         323    4.54         3,315         180    5.43
  Interest-bearing deposits...............               8,045          94    1.17         9,059         187    2.06
                                                    ----------    --------            ----------    --------
    Total interest-earning
    assets................................              93,919       5,957    6.34        85,952    $  6,282    7.31
                                                                  ========   =====                  ========   =====
Noninterest-earning assets                               5,900                             4,983
                                                    ----------                        ----------
    Total assets..........................          $   99,819                        $   90,935
                                                    ==========                        ==========

Interest-bearing liabilities:
  Savings deposits........................              17,814         282    1.58        14,888         330    2.22
  MMDA and NOW deposits...................              20,979         344    1.64        15,371         344    2.24
  Certificate of deposits.................              36,809       1,377    3.74        39,204       1,973    5.03
  Borrowings..............................               6,613         254    3.84         6,439         322    5.01
                                                    ----------    --------            ----------    --------
    Total interest-bearing
    liabilities...........................              82,215    $  2,257    2.74        75,902    $  2,969    3.91
                                                                  ========   =====                  ========   =====
  Noninterest-bearing
  liabilities.............................               7,851                             6,055
                                                    ----------                        ----------
    Total liabilities.....................              90,066                            81,957
  Stockholders' equity....................               9,753                             8,978
                                                    ----------                        ----------
    Total liabilities and capital.........          $   99,819                        $   90,935
                                                    ==========                        ==========
  Net interest income.....................                        $  3,700                          $  3,313
                                                                  ========                          ========
  Net interest spread.....................                                    3.60%                             3.40%
                                                                             =====                             =====
  Net average earning assets..............          $   11,704                        $   10,050
                                                    ==========                        ==========
  Net yield on average earning
  assets..................................                                    3.94%                             3.85%
                                                                             =====                             =====
  Average interest-earning assets to
  average interest-bearing liabilities....               1.14x                             1.13x
                                                    ==========                        ==========

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

                                                                        Year Ended March 31,
                                                           2002 vs. 2003                    2001 vs. 2002
                                                  --------------------------------- --------------------------------
                                                              Increase                         Increase
                                                             (Decrease)                       (Decrease)
                                                               Due to                           Due to
                                                                           Total                            Total
                                                                         Increase                         Increase
                                                    Volume      Rate    (Decrease)    Volume     Rate    (Decrease)
Interest-earning assets:

   Loans receivable.........................          $262     $(658)     $(396)      $(228)    $(334)     $(562)

   Mortgage-backed securities...............            78       (57)        21         111       (40)        71

   Investments securities...................           167       (24)       143        (107)      (29)      (136)

   Other....................................           (23)      (70)       (93)        146        (9)       137
                                                       ---       ---        ---         ---        --        ---

     Total interest-earning assets..........          $484     $(809)     $(325)      $ (78)    $(412)     $(490)

Interest-bearing liabilities:

   Savings deposits.........................           104      (152)       (48)         88      (127)       (39)

   Demand and NOW accounts..................           106      (106)         0          58       (39)        19

   Certificate accounts.....................          (120)     (476)      (596)        (83)     (250)      (333)

   Borrowings...............................             9       (77)       (68)         16       (73)       (57)
                                                         -       ---        ---          --       ---        ---

     Total interest-bearing liabilities.....          $ 99     $(811)     $(712)      $  79     $(489)     $(410)
                                                      ----     -----      -----       -----     -----      -----

Net interest income.........................          $385     $   2      $ 387       $(157)    $  77      $ (80)
                                                      ====     =====      =====       =====     =====      =====

ASSET/LIABILITY MANAGEMENT

      A principal financial objective of ours is to achieve long-term profitability while reducing our exposure to fluctuations in interest rates. We have sought to reduce exposure of our earnings to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates. The principle element in achieving this objective has been to increase the interest-rate sensitivity of our assets by originating loans with interest rates subject to periodic repricing to market conditions. Accordingly, we have emphasized the origination of one year adjustable rate mortgage loans and daily adjustable commercial loans and short-term consumer loans for retention in our portfolio. We are proactively adjusting core deposit rates. This will assist in getting rate sensitive liabilities to match the short term variable rate loans. We have also established a fixed rate one- to four- family real estate mortgage program, whereby these loans are sold off to the Federal Home Loan Bank. This program allows us to originate and service these loans and not be subject to any interest rate risk with only a minimal amount of credit risk while receiving significant fee income.

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

      NET PORTFOLIO VALUE. We voluntarily measure our interest rate risk ("IRR") and incorporate this measure into our internal risk based capital calculation. The IRR component is a dollar amount that measures the terms of the sensitivity of our net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. We measure the change to NPV as a result of a hypothetical and permanent 100 and 200 basis point ("bp") change in market interest rates. We review the IRR measurements on a monthly basis. We also monitor effects on net interest income resulting from increases and decreases in rates. The following table presents our NPV at March 31, 2003, as calculated by us.

                                                       At March 31, 2003
                     -------------------------------------------------------------------------------
      Change in                   Net Portfolio Value                      NPV as % PV of Assets
        Rate         -------------------------------------------------------------------------------
   (Basis Points)      $ Amount         $ Change        % Change       NPV Ratio        BP Change
   --------------      --------         --------        --------       ---------        ---------

                                         (Dollars in thousands)
      +200 bp           $11,529        $ (2,196)        (16.00)%         11.34%              (181)

        100              12,571          (1,154)         (8.47)          12.21                (94)

          0              13,725               0              0           13.15                  0

       -100              14,992           1,267           9.23           14.16                101

       -200              16,401           2,676          19.50           15.25                210
----------------------------------------------------------------------------------------------------

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

      Our primary investment activity is originating one-to-four family residential mortgages, commercial business and real estate loans, and consumer loans. For the years ended March 31, 2003 and 2002, we originated loans for our portfolio in the amount of $48.4 million and $31.4 million respectively. For the years ended March 31, 2003 and 2002, these activities were funded from repayments of $28.2 million and $27.4 million, respectively and sales and participations of $16.0 million and $6.9 million, respectively.

      Our most liquid assets are cash and cash equivalents, which include short-term investments. For the years ended March 31, 2003 and 2002, cash and cash equivalents were $13.0 million and $13.1 million, respectively. In addition, we have used jumbo certificates of deposits as a source of funds. Jumbo certificates of deposits represented $9.2 million and $8.5 million for the years ended March 31, 2003 and March 31, 2002, respectively, or 11.1% of total deposits for March 31, 2003 and 10.4% of total deposits for March 31, 2002. We have monitored and reviewed our liquidity and maintain a $19.0 million line of credit with the FHLB, of which $3 million was borrowed. This line can be accessed immediately. We regularly use FHLB Letters of Credit as security for public unit deposits. Our available line of credit with the FHLB is reduced by the amount of these letters of credit. As of March 31, 2003, we had $6.1 million in FHLB letters of credit pledged. We also maintain a $2.0 million line of credit with Independent Banker's Bank located in Springfield, Illinois. We have also established borrowing capabilities at the discount window with the Federal Reserve Bank of St. Louis.

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

      Management and the Board of Directors believe that due to significant amounts of adjustable rate mortgage loans that could be sold and our ability to acquire funds from the FHLB of Chicago and our other correspondent relationships that our liquidity is adequate for the foreseeable future.

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

                                TABLE OF CONTENTS

                                                                            Page

Independent Auditors' Report...............................................  18

Consolidated Financial Statements
  Consolidated Balance Sheets ............................................   19
  Consolidated Statements of Income ......................................   20
  Consolidated Statements of Stockholders' Equity ........................   21
  Consolidated Statements of Cash Flows ..................................   22
  Notes to Consolidated Financial Statements .............................   24

                         LARSSON, WOODYARD & HENSON, LLP
                          CERTIFIED PUBLIC ACCOUNTANTS
          MEMBERS OF AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
                              ILLINOIS CPA SOCIETY

            702 E. COURT STREET P. O. BOX 426 PARIS, ILLINOIS 61944
                     TEL (217) 465-6494o FAX (217) 465-6499



                          Independent Auditors' Report



To the Board of Directors
First Robinson Financial Corp.
  and Subsidiary
Robinson, Illinois

We have audited the accompanying consolidated balance sheets of First Robinson Financial Corp. and Subsidiary as of March 31, 2003 and 2002 and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Robinson Financial Corp. and Subsidiary as of March 31, 2003 and 2002 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


/s/ LARSSON, WOODYARD & HENSON, LLP

April 18, 2003
Paris, Illinois

                                           FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                                                    CONSOLIDATED BALANCE SHEETS

                                                              ASSETS
                                                                                                        March 31,
                                                                                              ---------------------------
                                                                                                 2003            2002
                                                                                              ------------   ------------
                                                                                                      (In thousands)
                                                                                              ---------------------------
Cash and cash equivalents:
   Cash and due from banks                                                                    $      1,235   $      1,227
   Interest bearing deposits in banks                                                               11,786         11,902
                                                                                              ------------   ------------
     Total Cash and Cash Equivalents                                                                13,021         13,129

Securities available for sale                                                                       21,291         21,452
Securities held to maturity                                                                              0             50
Loans, net of allowance for loan losses of $619,000 in 2003 and $534,000 in 2002                    64,268         59,274
Foreclosed assets, net                                                                                  81             97
Premises and equipment, net                                                                          2,589          2,745
Accrued interest receivable                                                                            602            563
Deferred income taxes                                                                                    0             78
Bank owned life insurance                                                                            1,143            133
Other assets                                                                                           283            203
                                                                                              ------------   ------------

     Total Assets                                                                             $    103,278   $     97,724
                                                                                              ============   ============

                                               LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
   Deposits:
    Noninterest-bearing                                                                       $      7,984   $      5,855
    Interest-bearing                                                                                74,758         76,290
                                                                                              ------------   ------------
     Total Deposits                                                                                 82,742         82,145

   Federal Home Loan Bank advances                                                                   3,000          3,000
   Repurchase agreements                                                                             6,430          2,932
   Advances from borrowers for taxes and insurance                                                      98            102
   Accrued interest payable                                                                            149            208
   Accrued income taxes                                                                                 10              8
   Deferred income taxes                                                                               207              0
   Accrued expenses                                                                                    271            329
                                                                                              ------------   ------------
     Total Liabilities                                                                              92,907         88,724
                                                                                              ------------   ------------

Stockholders' Equity
   Preferred stock, $.01 par value; authorized 500,000 shares, no shares issued and outstanding
   Common stock $.01 par value; authorized 2,000,000 shares, 859,625 shares issued                       9              9
   Additional paid-in capital                                                                        8,397          8,367
   Retained earnings                                                                                 6,776          5,956
   Accumulated other comprehensive income                                                              394  (          68)
   Common stock acquired by ESOP/RRP                                                         (         348) (         540)
   Treasury stock, at cost (334,750 shares in 2003; 325,322 shares in 2002)                  (       4,857) (       4,724)
                                                                                              ------------   ------------
     Total Stockholders' Equity                                                                     10,371          9,000
                                                                                              ------------   ------------

     Total Liabilities and Stockholders' Equity                                               $    103,278   $     97,724
                                                                                              ============   ============

                       The accompanying notes are an integral part of these consolidated financial statements.

                                FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                                      CONSOLIDATED STATEMENTS OF INCOME


                                                                                Years Ended March 31
                                                                             --------------------------
                                                                                 2003            2002
                                                                             ------------   -----------
                                                                                (In thousands, except
                                                                             --------------------------
                                                                                   per share data)
                                                                             --------------------------
Interest and dividend income:
   Loans, including fees                                                     $      4,735   $     5,131
   Debt securities:
     Taxable                                                                        1,116         1,048
     Tax exempt                                                                        60            64
   Dividends                                                                           46            39
                                                                             ------------   -----------
     Total interest and dividend income                                             5,957         6,282
                                                                             ------------   -----------
Interest expense:
   Interest on deposits                                                             2,003         2,647
   Interest on other borrowed funds                                                   254           322
                                                                             ------------   -----------
     Total interest expense                                                         2,257         2,969
                                                                             ------------   -----------

     Net interest income                                                            3,700         3,313

Provision for loan losses                                                             135           240
                                                                             ------------   -----------

     Net interest income after provision for loan losses                            3,565         3,073

Non-interest income                                                                 1,114           766

Non-interest expense                                                                3,142         3,239
                                                                             ------------   -----------

     Income before income taxes                                                     1,537           600

Provision for income taxes                                                            539           207
                                                                             ------------   -----------

     Net income                                                              $        998   $       393
                                                                             ============   ===========

Basic earnings per share                                                     $       2.02   $      0.78
Diluted earnings per share                                                   $       2.02   $      0.78


          The accompanying notes are an integral part of these consolidated financial statements.


                                        FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                                       CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                            Years Ended March 31, 2003 and 2002

                                                                                                 Accumulated
                                                                                       ESOP/RRP  Other Compre-
                                              Common   Paid-in   Retained   Treasury    Common      hensive
                                              Stock    Capital   Earnings    Stock      Shares       Income        Total
                                             -------   -------   -------- ----------  ---------   ------------   ---------
                                                                          (In thousands)
Balance at March 31, 2001                    $     9   $ 8,338   $ 5,744  ($   4,356) ($    737)  $         44   $   9,042
                                                                                                                 ---------
Comprehensive Income:
   Net income                                                        393                                               393
   Unrealized gain (loss) on securities,
     net of related tax effects of $68                                                           (         112) (      112)
                                                                                                                 ---------
   Total comprehensive income                                                                                          281
                                                                                                                 ---------
Treasury stock, at cost (24,956 shares)                                   (      368)                           (      368)
Dividends ($0.33 per share)                                     (    181)                                       (      181)
Amortization of RRP                                                                         126                        126
ESOP shares allocated                                       29                               71                        100
                                             -------   -------   -------  ----------  ---------   ------------   ---------

Balance at March 31, 2002                          9     8,367     5,956  (    4,724) (     540) (          68)      9,000

Comprehensive Income:
   Net income                                                        998                                               998
   Unrealized gain (loss) on securities,
     net of related tax effects of $(278)                                                                  462         462
                                                                                                                 ---------
   Total comprehensive income                                                                                        1,460
                                                                                                                 ---------
Treasury stock, at cost (9,428 shares)                                    (      133)                           (      133)
Dividends ($0.34 per share)                                     (    178)                                       (      178)
Amortization of RRP                                                                         124                        124
ESOP shares allocated                                       30                               68                         98
                                             -------   -------   -------  ----------  ---------   ------------   ---------

Balance at March 31, 2003                    $     9   $ 8,397   $ 6,776  ($   4,857) ($    348)  $        394   $  10,371
                                             =======   =======   =======   =========   ========   ============   =========


                       The accompanying notes are an integral part of these consolidated financial statements.



                                     FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                                         CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                               Years Ended March 31,
                                                                                              ----------------------
                                                                                                2003         2002
                                                                                              ---------    ---------
                                                                                                   (In thousands)
                                                                                              ----------------------
Cash flows from operating activities:
   Net income                                                                                $      998   $      393
   Adjustments to reconcile net income to net
    cash provided by operating activities
     Provision for depreciation                                                                     285          296
     Provision for loan losses                                                                      135          240
     Net amortization and accretion on securities                                                   138           62
     Amortization of RRP                                                                            124          126
     ESOP shares allocated                                                                           98          100
     (Increase) decrease in accrued interest receivable                                      (       39)          83
     Decrease in prepaid income taxes                                                                 0          104
     Increase in Bank Owned Life Insurance                                                   (    1,010)  (      133)
     (Increase) decrease in other assets                                                     (       80)         115
     (Decrease) in accrued interest payable                                                  (       59)  (      137)
     Increase in accrued income taxes                                                                 2            8
     Increase (decrease) in deferred income taxes                                                     8   (       16)
     (Decrease) increase in accrued expenses                                                 (       58)          75
     FHLB stock dividends                                                                    (       36)  (       33)
     Gain on sale of securities available for sale                                                    0   (       10)
     Loss on sale of premises and equipment                                                          12            0
     Loss on sale of foreclosed assets                                                                2           25
     Gain on sale of loans                                                                   (      140)  (       55)
                                                                                              ---------    ---------
       Net cash provided by operating activities                                                    380        1,243
                                                                                              ---------    ---------

Cash flows from investing activities:
     Proceeds from maturities of securities available for sale                                      500            0
     Proceeds from maturities of securities held to maturity                                         50           49
     Proceeds from sale of securities available for sale                                              0          233
     Proceeds from sale of mortgage-backed securities
       available for sale                                                                             0          770
     Purchase of securities available for sale                                               (    1,609)  (    3,031)
     Purchase of mortgage-backed securities available for sale                               (    4,570)  (    6,983)
     Bankers Bancorp stock purchased                                                         (       36)  (       60)
     FRB stock sold                                                                                   0          135
     Repayment of principal on mortgage-backed securities                                         6,514        4,350
     Increase in loans                                                                       (   20,466)  (    4,601)
     Purchase of loans and participations                                                    (      566)  (    1,032)
     Proceeds from sale or participation of originated loans                                     15,983        6,864
     Proceeds from sale of foreclosed assets                                                         73           51
     Proceeds from sale of premises and equipment                                                    13            0
     Purchase of premises and equipment                                                      (      154)  (      150)
                                                                                              ---------    ---------
       Net cash used in investing activities                                                 (    4,268)  (    3,405)
                                                                                              ---------    ---------

                                   FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                               Years Ended March 31,
                                                                                              ----------------------
                                                                                                2003          2002
                                                                                              ---------    ---------
                                                                                                  (In thousands)
                                                                                              ----------------------
Cash flows from financing activities:
   Net increase in deposits                                                                   $     597    $  10,540
   Increase (decrease) in repurchase agreements                                                   3,498   (    1,596)
   Advances from Federal Home Loan Bank                                                           3,000            0
   Repayment of Federal Home Loan Bank advances                                              (    3,000)           0
   (Decrease) increase in advances from borrowers for
     taxes and insurance                                                                     (        4)          17
   Purchase of treasury stock                                                                (      133)  (      368)
   Dividends paid                                                                            (      178)  (      181)
                                                                                              ---------    ---------

     Net cash provided by financing activities                                                    3,780        8,412
                                                                                              ---------    ---------

 (Decrease) increase in cash and cash equivalents                                            (      108)       6,250

Cash and cash equivalents at beginning of year                                                    13,129       6,879
                                                                                              ---------    ---------

Cash and cash equivalents at end of year                                                      $  13,021    $  13,129
                                                                                              =========    =========

Supplemental Disclosures:
  Additional Cash Flows
    Information:
    Cash paid for:
      Interest on deposits, advances and other borrowings                                     $   2,315    $   3,106
      Income taxes:
       Federal                                                                                      484           95
       State                                                                                         40           16

Non-Cash Investing Activities:
    Loans transferred to foreclosed real estate                                                      89          127
    Foreclosed real estate refinanced as loans                                                       30            0


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

  Use of Estimates

      In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and valuation of securities.

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

  Cash and Cash Equivalents

      For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold all of which the original maturity is within ninety days.

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

  Servicing

      Servicing assets are recognized as separate assets when rights are acquired through sale of mortgage loans. Capitalized servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum. Mortgage servicing rights amounted to $151,000 and $80,000 at March 31, 2003 and 2002. As of March 31, 2003 and 2002 loans held for sale was immaterial.

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

      Earnings per common share have been computed based on the following:

                                                                        Years Ended March 31
                                                                      -----------------------
                                                                         2003          2002
                                                                      ----------   ----------
                                                                           (In thousands)
                                                                      -----------------------
      Net income applicable to common stock                           $      998   $      393
                                                                      ==========   ==========

      Average number of common shares outstanding                        492,972      503,064
      Effect of dilutive options                                               0            0
                                                                      ----------   ----------
      Average number of common shares outstanding used
        to calculate diluted earnings per common share                   492,972      503,064
                                                                      ==========   ==========

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

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Summary of Significant Accounting Policies

  Comprehensive Income

      The components of other comprehensive income and related tax effects are as follows:


                                                                                     Years Ended March 31
                                                                                    ----------------------
                                                                                       2003        2002
                                                                                    ----------- ----------
                                                                                        (In thousands)
                                                                                    ----------------------
      Unrealized holding gains (losses) on available-for-sale securities            $     740   ($    170)
      Reclassification adjustment for losses (gains) realized in income                     0   (      10)
                                                                                    ---------    --------
        Net unrealized gains (losses)                                                     740   (     180)
      Tax effect                                                                         (278)         68
                                                                                    ---------    --------
        Net of tax effect                                                           $     462   ($    112)
                                                                                    =========    ========

  Investment Services

      The Company offers investment brokerage services in a fiduciary or agency capacity and assets held in these accounts are not included in the consolidated balance sheet.

  Reclassifications

      Amounts presented in prior year consolidated financial statements have been reclassified to conform to the 2003 presentation.

Note 2.  Securities

      The amortized cost and fair value of securities, with gross unrealized gains and losses, follows:

                                                                             March 31, 2003
                                                            -------------------------------------------------
                                                                           Gross        Gross
                                                             Amortized   Unrealized   Unrealized      Fair
                                                                Cost       Gains        Losses        Value
                                                            ----------   ----------   ----------   ----------
                                                                               (In thousands)
                                                            -------------------------------------------------
  Securities Available for Sale

  Debt securities:
      U. S. government and agency securities                $    5,100   $      212   $        0   $    5,312
      State and municipal obligations                            1,297           42            0        1,339
      Mortgage-backed                                           13,463          387           10       13,840
                                                            ----------   ----------   ----------   ----------
        Total debt securities                                   19,860          641           10       20,491
   Marketable equity securities                                    800            0            0          800
                                                            ----------   ----------   ----------   ----------

        Total securities available for sale                 $   20,660   $      641   $       10   $   21,291
                                                            ==========   ==========   ==========   ==========

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 2.  Securities

                                                                             March 31, 2003
                                                            -------------------------------------------------
                                                                           Gross        Gross
                                                             Amortized   Unrealized   Unrealized      Fair
                                                                Cost       Gains        Losses        Value
                                                            ----------   ----------   ----------   ----------
                                                                               (In thousands)
                                                            -------------------------------------------------
  Securities Held to Maturity

      State and municipal obligations                       $        0   $        0   $        0   $        0
                                                            ==========   ==========   ==========   ==========


                                                                             March 31, 2002
                                                            -------------------------------------------------
                                                                           Gross        Gross
                                                             Amortized   Unrealized   Unrealized      Fair
                                                                Cost       Gains        Losses        Value
                                                            ----------   ----------   ----------   ----------
                                                                               (In thousands)
                                                            -------------------------------------------------
  Securities Available for Sale

  Debt securities:
      U. S. government and agency securities                $    4,030   $       24   $       14   $    4,040
      State and municipal obligations                            1,297            3           40        1,260
      Mortgage-backed                                           15,505           67          149       15,423
                                                            ----------   ----------   ----------   ----------
        Total debt securities                                   20,832           94          203       20,723
   Marketable equity securities                                    729            0            0          729
                                                            ----------   ----------   ----------   ----------

        Total securities available for sale                 $   21,561   $       94   $      203   $   21,452
                                                            ==========   ==========   ==========   ==========


                                                                             March 31, 2002
                                                            -------------------------------------------------
                                                                           Gross        Gross
                                                             Amortized   Unrealized   Unrealized      Fair
                                                                Cost       Gains        Losses        Value
                                                            ----------   ----------   ----------   ----------
                                                                               (In thousands)
                                                            -------------------------------------------------
   Securities Held to Maturity

        State and municipal obligations                     $       50   $        0   $        0   $       50
                                                            ==========   ==========   ==========   ==========

   Securities with a carrying amount of $10,592,000 and $7,825,000 at March 31, 2003 and 2002 were pledged to secure public deposits and for other purposes as required or permitted by law.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2.  Securities

      The amortized cost and fair value of debt securities by contractual maturity at March 31, 2003 follows:

                                                              Available for Sale        Held to Maturity
                                                            ----------------------- -----------------------
                                                             Amortized      Fair     Amortized      Fair
                                                                Cost        Value       Cost        Value
                                                            ----------   ---------- ----------   ----------
                                                                             (In thousands)
       Due in one year or less                              $        0   $        0 $        0   $        0
       Due after one year through five years                     4,600        4,780          0            0
       Due after five years through ten years                    1,371        1,429          0            0
       Due after ten years                                         426          442          0            0
                                                            ----------   ---------- ----------   ----------
                                                                 6,397        6,651          0            0
       Mortgage-backed securities                               13,463       13,840          0            0
                                                            ----------   ---------- ----------   ----------

                                                            $   19,860   $   20,491 $        0   $        0
                                                            ==========   ========== ==========   ==========

      For the years ended March 31, 2003 and 2002, proceeds from sales of securities available for sale amounted to $0 and $1,003,000, respectively. Realized gains amounted to $0 and $17,000 and realized loss amounted to $0 and $7,000 for the respective years ended March 31, 2003 and 2002. The tax (provision) applicable to these net realized gains amounted to $0 and $3,000, respectively.

Note 3.  Loans

  A summary of the balances of loans follows:

                                                                              March 31,
                                                                      ----------------------
                                                                         2003          2002
                                                                      ---------     --------
                                                                           (In thousands)
                                                                      ----------------------
            Mortgage loans on real estate:
              One to four family residential                          $  34,079     $ 33,995
              Multi-family residential                                      699          707
              Commercial and agricultural                                14,414       12,251
              Construction and vacant land                                1,201        1,237
                                                                      ---------     --------
                                                                         50,393       48,190
                                                                      ---------     --------

            State and Municipal Governments                                 759          658
           Commercial and agricultural                                    8,728        6,562
                                                                      ---------     --------
                                                                          9,487        7,220
                                                                      ---------     --------

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.  Loans

                                                                              March 31,
                                                                      -----------------------
                                                                         2003          2002
                                                                      ---------     ---------
                                                                           (In thousands)
                                                                      -----------------------
           Consumer installment loans:
             Deposit accounts$                                        $     463     $     402
             Automobile                                                   3,501         3,558
             Other loans                                                  1,252         1,316
                                                                          -----         -----
                                                                          5,216         5,276
                                                                      ---------     ---------

               Subtotal                                                  65,096        60,686

           Less:
             Loans in process                                               209           878
             Allowance for loan losses                                      619           534
                                                                      ---------     ---------
           Loans, net                                                 $  64,268     $  59,274
                                                                      =========     =========

  An analysis of the allowance for loan losses follows:

                                                                              March 31,
                                                                      -----------------------
                                                                         2003          2002
                                                                      ---------     ---------
                                                                           (In thousands)
                                                                      -----------------------
           Balance at beginning of year                               $     534     $     620
             Provision for losses                                           135           240
             Charge-offs                                             (      219)   (      368)
             Recoveries                                                     169            42
                                                                      ---------     ---------

           Balance at end of year                                     $     619     $     534
                                                                      =========     =========

  The following is a summary of information pertaining to impaired loans (amounts in thousands):

                                                                              March 31,
                                                                      -----------------------
                                                                         2003          2002
                                                                      ---------     ---------
    Impaired loans with a valuation reserve                           $     100     $     157
    Impaired loans with no valuation reserve                                178            50
                                                                      ---------     ---------
    Total impaired loans                                              $     278     $     207
                                                                      =========     =========

    Valuation reserve on impaired loans                               $      24     $      52

    Average impaired loans were $271,000 and $364,000 for the respective years ended March 31, 2003 and 2002. Interest income and cash basis income recognized on these loans during each of the years was immaterial.

    No additional funds are committed to be advanced in connection with impaired loans.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.  Loans

     The Company sells real estate loans on a per loan basis and retains the servicing in connection with the Federal Home Loan Bank Mortgage Partnership Finance ("MPF") program. The gross loans sold under the Federal Home Loan Bank MPF program amounted to $11,315,000 and $6,149,000 for the years ended March 31, 2003 and 2002, respectively. The unpaid principal balance of these loans is $15,973,000 and $8,453,000 at March 31, 2003 and 2002. During the current year, the Company sold Rural Housing Development guaranteed loans on a per loan basis to other financial institutions. The Company does not retain the servicing on these loans. These loans amounted to $582,000 and $305,000 for the years ended March 31, 2003 and 2002. The net gain on the sale of total loans sold was $140,000 and $55,000 for the year ended March 31, 2003 and 2002, respectively.

Note 4.  Loan Servicing

     Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of serviced loans consist of the following:

                                                                   March 31,
                                                             -------------------
                                                               2003        2002
                                                             --------   --------
                                                                (in thousands)
                                                             -------------------
         One-to-four family residential loans
            MPF                                              $ 15,973   $  8,453
                                                             --------   --------
                                                             $ 15,973   $  8,453
                                                             ========   ========

     Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $650,000 and $122,000 at March 31, 2003 and 2002, respectively.

     The aggregate fair value of capitalized loan servicing rights at March 31, 2003 and 2002 totaled $151,000 and $80,000, respectively. Comparable market values and a Valuation model that calculates the present value of future cash flows were used to estimate fair value and mortgage servicing rights are adjusted to this fair value. For purposes of measuring impairment, risk characteristics including product type, and interest rate, were used to stratify the originated loan servicing rights.

                                                                 March 31,
                                                           ---------------------
                                                             2003         2002
                                                           ---------   ---------
                                                               (in thousands)
                                                           ---------------------
         Loan Servicing Rights
           Balance, beginning of year                       $     80   $     27
           Servicing rights capitalized                          141        106
           Amortization of servicing rights                (      70) (      53)
                                                            --------   --------

           Balance, end of year                             $    151   $     80
                                                            ========   ========

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 5.  Accrued Interest Receivable

     Accrued interest receivable consisted of the following:

                                                                 March 31,
                                                           ---------------------
                                                             2003         2002
                                                           ---------   ---------
                                                               (in thousands)
                                                           ---------------------
       Loans                                               $    417    $    390
       Securities                                               118          88
       Mortgage-backed and related securities                    67          85
                                                           --------    --------

                                                           $    602    $    563
                                                           ========    ========

Note 6.  Premises and Equipment

     Premises and equipment consisted of the following:

                                                                 March 31,
                                                           ---------------------
                                                             2003         2002
                                                           ---------   ---------
                                                               (in thousands)
                                                           ---------------------
       Land                                                $    334    $    334
       Building                                               2,560       2,550
       Furniture and equipment                                2,342       2,255
                                                           --------    --------
                                                              5,236       5,139
       Accumulated depreciation                           (   2,647)  (   2,394)
                                                              -----   -   -----

                                                           $  2,589    $  2,745
                                                           ========    ========

     Depreciation included in the consolidated statements of income amounted to $285,000 and $296,000 for the years ended March 31, 2003 and 2002, respectively.

Note 7.  Bank Owned Life Insurance

     The Company has purchased single payment life insurance on the lives of certain key executive officers. Premium payments amounted to $1,000,000 and $100,000 for the respective years ended March 31, 2003 and 2002. As beneficiary, the Company receives the cash surrender value if the policy is terminated and, upon death of the insured, receives all benefits payable. The Company does not have any policy loans on the life insurance. Increases in the cash surrender value of these policies amounted to $36,000 and $7,000 for the respective years ended March 31, 2003 and 2002.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8.  Deposit Analysis

     The aggregate amount of time deposits in denominations of $100,000 or more at March 31, 2003 and 2002 was $9,162,000 and $8,523,000, respectively.

     At March 31, 2003, the scheduled maturities of time deposits (in thousands) are as follows:

               2004                                 $   24,862
               2005                                      4,773
               2006                                      5,039
               2007                                        783
               2008                                        192
               Thereafter                                    0
                                                    ----------
                                                    $   35,649
                                                    ==========
Note 9.  Borrowings

     On February 28, 2001, the Company entered into two fixed rate fixed term advances from the Federal Home Loan Bank. These advances do not have a call provision. One advance was for $2,000,000 at 5.3% rate of interest due March 1, 2004 and the other was for $1,000,000 at 5.6% rate of interest due February 28, 2006. The Company also utilizes Federal Home Loan Bank daily advances for short-term cash flow needs. The Company did not have any daily advances outstanding at March 31, 2003 or 2002. Interest rates can adjust daily on daily advances and generally, all advances are secured by qualified mortgage loans. Interest expense on the advances amounted to $165,000 and $166,000 for the years ended March 31, 2003 and 2002, respectively. Information concerning FHLB advances is summarized as follows:

                                                                          March 31,
                                                      ------------------------------------------------
                                                               2003                     2002
                                                      -----------------------  -----------------------
                                                         Term        Daily       Term         Daily
                                                         Notes      Advances     Notes       Advances
                                                      ----------  -----------  ----------  -----------
                                                                        (In thousands)
                                                      ------------------------------------------------
     Balance at March 31                              $   3,000   $       0    $    3,000   $       0
     Average amount outstanding during the year           3,000           8         3,000           0
     Maximum amount outstanding at any month-end          3,000           0         3,000           0
     Weighted average interest rate:
       During the year                                    5.40%       1.58%         5.40%       0.00%
       End of year                                        5.40%       0.00%         5.40%       0.00%

                                                                                      March 31,
                                                                               ----------------------
                                                                                  2003        2002
                                                                               ----------   ---------
                                                                                Fixed Rate Fixed Term
                                                                               ----------------------
                                                                                   (In thousands)
                                                                               ----------------------
     Year Ending March 31,
              2004                                                             $    2,000   $   2,000
              2005                                                                      0           0
              2006                                                                  1,000       1,000
              Thereafter                                                                0           0
                                                                               ----------   ---------

       Total long-term debt                                                    $    3,000   $   3,000
                                                                               ==========   =========

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9.  Borrowings

     The Company has entered into repurchase agreements with customers at various interest rates with an average maturity of approximately one year. Securities are pledged to secure the repurchase agreements. Interest expense amounted to $89,000 and $156,000 for the years ended March 31, 2003 and 2002, respectively. Information concerning repurchase agreements is summarized as follows:

                                                                  March 31,
                                                           ---------------------
                                                             2003          2002
                                                           ---------   ---------
                                                                (In thousands)
                                                           ---------------------

         Balance at March 31                               $   6,430   $   2,932
         Average balance                                   $   3,605   $   3,438
         Maximum month-end balance                         $   6,430   $   4,776
         Weighted average interest rate:
           During the year                                      2.47%      4.54%
           End of the year                                      1.65%      3.18%



     As of March 31, 2002, the Company has a $19,000,000 line of credit at the FHLB. Advances on this line amounts to the $3,000,000 borrowing and $6,050,000 letter of credit pledged to secure public deposits. The Company has an additional $2,000,000 line of credit available at a correspondent bank at March 31, 2003.

Note 10.  Minimum Regulatory Capital Requirements

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

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10.  Minimum Regulatory Capital Requirements

     Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of March 31, 2003 and 2002, that the Company met all capital adequacy requirements to which they are subject.

     As of September 30, 2002, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios as of March 31, 2003 and 2002 are also presented in the table.

                                                                                           To be Well
                                                                                      Capitalized under the
                                                                    For Capital         Prompt Corrective
                                               Actual            Adequacy Purposes      Action Provisions
                                        ---------------------  ---------------------  ----------------------
                                          Amount      Ratio      Amount      Ratio     Amount        Ratio
                                        ----------  ---------  ----------  ---------  ----------   ---------
     As of March 31, 2003:
       Total Risk-Based Capital
         (to Risk-Weighted Assets)       $ 10,045     16.75%    $ 4,798   >   8.0%    $  5,997   >   10.0%
       Tier I Capital
         (to Risk-Weighted Assets)          9,426     15.72%      2,399   >   4.0%       3,598   >    6.0%
       Tier I Capital
         (to Average Assets)                9,426      9.23%      4,087   >   4.0%       5,109   >    5.0%


                                                                                           To be Well
                                                                                      Capitalized under the
                                                                    For Capital         Prompt Corrective
                                               Actual            Adequacy Purposes      Action Provisions
                                        ---------------------  ---------------------  ----------------------
                                          Amount      Ratio      Amount      Ratio      Amount       Ratio
                                        ----------  ---------  ----------  ---------  ----------   ---------
     As of March 31, 2002:
       Total Risk-Based Capital
         (to Risk-Weighted Assets)       $  9,149     15.94%    $ 4,590   >   8.0%    $  5,738   >   10.0%
       Tier I Capital
         (to Risk-Weighted Assets)          8,615     15.01%      2,295   >   4.0%       3,443   >    6.0%
       Tier I Capital
         (to Average Assets)                8,615      9.21%      3,743   >   4.0%       4,679   >    5.0%

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

     Subject to applicable law, the Boards of Directors of the Company and the Bank may each declare a payment of dividends. Future declarations of cash dividends, if any, by the Company may depend upon dividend payments by the Bank to the Company. Subject to regulations of the OCC, the Bank may not declare or pay a cash dividend if its stockholders' equity would thereby be reduced below either the aggregate amount then required for the liquidation account or the minimum regulatory capital requirements imposed by federal regulations. The Bank may not declare or pay a cash dividend to the Company in excess of 100% of its net income to date, less any required equity transfers and dividends paid, during the current calendar year plus the preceding two year's net income, less any dividends paid or declared during that year without prior regulatory approval. As of March 31, 2003, the Bank's retained earnings available for payment of dividends was $880,000

     Retained earnings at March 31, 2003 and 2002 include approximately $1,257,000 for which federal income tax has not been provided. If the amounts that qualify as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, they will be subject to federal income tax at the then current corporate rate. The unrecorded deferred tax liability on the above amount is approximately $427,000.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 12.  Non-Interest Income and Expense

  Non-interest income and expense is summarized as follows:

                                                                        Years Ended March 31,
                                                                     --------------------------
                                                                         2003            2002
                                                                     ----------      ----------
                                                                             (In thousands)
                                                                     --------------------------
   Non-interest income:
    Charges and other fees on loans                                  $      102      $       84
    Charges and fees on deposit accounts                                    458             436
    Net gain on sale of available for sale securities                         0              10
    Net gain on sale of loans                                               140              55
    Life insurance proceeds                                                  98               0
    Primevest commissions, net                                               87              68
    Other                                                                   229             113
                                                                     ----------      ----------

                                                                     $    1,114      $      766
                                                                     ==========      ==========
   Non-interest expense:
    Compensation and employee benefits                               $    1,732      $    1,792
    Occupancy and equipment                                                 500             490
    Data processing expense                                                 142             132
    Audit, legal and other professional services                            147             129
    Federal deposit insurance premium                                        14              13
    Advertising                                                              80              92
    Internet expense                                                          0              32
    Telephone and postage                                                   102             110
    OCC assessments                                                          43              37
    Office supplies                                                          48              60
    Check processing fees                                                    58              50
    Foreclosed property expense                                              10              23
    Net loss on sale of premises and equipment                               12               0
    Net loss on sale of foreclosed assets                                     2              25
    Other                                                                   252             254
                                                                     ----------      ----------

                                                                     $    3,142      $    3,239
                                                                     ==========      ==========

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13.  Income Taxes

  The components of the provision for income taxes are summarized as follows:

                                                          Years Ended March 31,
                                                         ---------------------
                                                           2003        2002
                                                         ---------   ---------
                                                             (In thousands)
                                                         ---------------------
    Currently payable:
      Federal                                            $     441   $     183
      State                                                     91          41
    Deferred:
      Federal                                                    6   (      15)
      State                                                      1   (       2)
                                                         ---------   ---------

                                                         $     539   $     207
                                                         =========   =========

  The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

                                                                                            Years Ended March 31,
                                                                                           ----------------------
                                                                                             2003          2002
                                                                                           --------      --------
                                                                                                (In thousands)
                                                                                           ----------------------
    Computed tax at statutory rates                                                           34.0%         34.0%

    Increase (decrease) in tax expense resulting from:
      State and local taxes based on income, net of federal income tax benefit                 4.2           4.1
      Tax-exempt interest                                                                 (    4.3)     (    4.1)
      Other                                                                                    1.2           0.5
                                                                                           --------      --------
                                                                                              35.1%         34.5%
                                                                                           ========      ========

  The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:

                                                                                                  March 31,
                                                                                           ----------------------
                                                                                             2003          2002
                                                                                           --------      --------
                                                                                               (In thousands)
                                                                                           ----------------------
    Deferred tax assets:
      Allowance for unrealized loss on securities available for sale                       $      0      $     37
      Allowance for loan losses                                                                 239           210
      Directors' retirement                                                                      55            56
                                                                                           --------      --------
                                                                                                294           303
                                                                                           --------      --------

    Deferred tax liabilities:
      Allowance for unrealized gain on securities available for sale                            237             0
      Depreciation                                                                              167           157
      FHLB stock                                                                                 82            68
      Other                                                                                      15             0
                                                                                           --------      --------
                                                                                                501           225
                                                                                           --------      --------
    Net deferred tax assets (liabilities)                                                  ($   207)     $     78
                                                                                           ========      ========

  No valuation allowance was required for deferred tax assets at March 31, 2003 and 2002.

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14.  Employee Benefit Plans

  The Company has established a 401(k) profit sharing plan which covers all employees with three months of service and minimum age of 21. This plan allows for individual employees to elect a portion of their salary to be deferred with a matching provision of the first four percent of salary deferral at a rate of twenty-five percent from the Company. The plan has a five-year vesting schedule. Contributions to this plan by the Company amounted to $8,000 each for the years ended March 31, 2003 and 2002, which are included in compensation and employee benefits. Total pension cost including administration and other fees amounted to $16,000 and $18,000 for the years ended March 31, 2003 and 2002, respectively, which are included in compensation and employee benefits.

  The Bank approved a directors' retirement plan during 1996. The plan provided for a one-time contribution of $2,000 per year of service for each director, future contributions of $2,000 per year for each director, and a discretionary annual contribution for each director using performance standards similar to those used under the existing 401(k) plan. Each director's account will include a rate of return equal to the highest interest rate paid on the Bank's one year or less certificate of deposits. Future annual contributions will be made for each director to the plan as of January 1 of each year starting with January 1, 1998. The Company's contribution for each of the years ended March 31, 2003 and 2002 was $14,000. The plan expense is included in compensation and employee benefits.

Note 15.  Treasury Stock

  The Company can repurchase up to five percent of its outstanding common stock for any twelve-month period without prior regulatory approval. During the prior year, the Company repurchased 24,956 shares of common stock at a cost of $368,000 with regulatory approval. During the current year, the Company repurchased 9,428 shares of common stock with regulatory approval, at a cost of $133,000.

Note 16.  Employee Stock Ownership Plan (ESOP)

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

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16.  Employee Stock Ownership Plan (ESOP)

  As the debt is repaid, ESOP shares which were initially pledged as collateral for its debt, are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year to total debt service of the plan. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheets. As shares are determined to be ratably released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of stockholders' equity and dividends on unallocated ESOP shares are used to pay debt-servicing costs. The trustees' of the plan may direct payments of cash dividends be paid to the participants or to be credited to participant accounts and invested. Compensation expense for the ESOP was $89,000 for both years ended March 31, 2003 and 2002. The ESOP shares were as follows:

                                                               March 31, 2003  March 31, 2002
                                                               --------------  --------------
    Allocated shares                                                   44,901          38,023
    Shares ratably released for allocation                              1,628           1,720
    Unallocated shares                                                 22,241          29,027
                                                               --------------  --------------
    Total ESOP shares                                                  68,770          68,770
                                                               ==============  ==============
    Fair value of unreleased shares                            $      358,080  $       97,960
                                                               ==============  ==============

Note 17.  Recognition and Retention Plan

  The Company adopted with stockholders approval the Recognition and Retention Plan (the RRP) on July 29, 1998. The plan provides for the granting of shares of common stock to the eligible directors, officers and employees. The RRP was approved for 42,981 shares of common stock of the Company. The RRP has granted 35,750 shares to existing directors, officers and employees with 7,231 available for future grants. The original granted shares will vest in five equal annual installments, with the first installment vesting immediately upon the plan approval. The vesting of the granted shares can be accelerated based on certain plan provisions. Directors, officers and employees granted shares retain voting rights and, if dividends are paid, dividends during the vesting period. The RRP will continue in effect for a term of ten years unless otherwise terminated. The Company's stock price was $17.25 on the RRP approval date. The Company repurchased 42,981 shares of its common stock during the year ended March 31, 1999 at a cost of $746,000. The cost of this plan including administrative fees and related bonus program amounted to $65,000 and $182,000 for the years ended March 31, 2003 and 2002, respectively.

Note 18.  Stock Option and Incentive Plan

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

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18.  Stock Option and Incentive Plan

                                                                              March 31,
                                                            -----------------------------------------
                                                                    2003                 2002
                                                            -------------------- --------------------
                                                             Common     Exercise   Common    Exercise
                                                             Shares      Price     Shares      Price
                                                            --------   --------- --------   ---------
  Options outstanding, beginning of year                      87,688   $   17.25   87,688   $   17.25
  Granted                                                          0           0        0           0
  Expired                                                      1,316           0        0           0
  Exercised                                                        0           0        0           0
                                                            --------             --------
  Options outstanding, end of year                            86,372   $   17.25   87,688   $   17.25
                                                            ========             ========
  Options exercisable at end of year                          86,372   $   17.25   70,151   $   17.25
                                                            ========             ========

  Information regarding fixed options outstanding at March 31, 2003 follows:

                                           Options Outstanding                 Options Exercisable
                                -----------------------------------------  --------------------------
                                                             Weighted
    Range of                                 Weighted         average                   Weighted
    exercise                     Common       average        remaining      Common       average
      price                      shares    exercise price  life in years    Shares    exercise price
   ----------                   --------- ---------------- --------------  --------  ----------------
    $17.25                       86,372     $       17.25           5.3     86,372     $       17.25


  No compensation cost has been recognized in the consolidated statements of operations for options granted under the plans. Had compensation cost for options granted been determined based on the estimated fair value of the options issued at the dates of grant, the Company's net income and income per common share amounts for the years ended March 31 would have been as follows:

                                                            2003        2002
                                                         ----------  ----------
    Net income, as reported                              $      998  $      393
                                                         ==========  ==========
    Net income, pro forma                                $      952  $      343
                                                         ==========  ==========

    Income per common share:
      As reported:
        Basic                                            $     2.02  $     0.78
                                                         ==========  ==========
        Diluted                                          $     2.02  $     0.78
                                                         ==========  ==========
      Pro forma:
        Basic                                            $     1.93  $     0.64
                                                         ==========  ==========
        Diluted                                          $     1.93  $     0.64
                                                         ==========  ==========

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

  At March 31, 2003 and 2002, the following financial instruments were outstanding whose contract amounts represent credit risk:

                                                                March 31,
                                                          -------------------
                                                            2003        2002
                                                          --------   --------
                                                             (In thousands)
                                                          -------------------

    Commitments to grant loans                            $  1,414   $  2,419

    Unfunded commitments under lines of credit            $  7,680   $  4,368

    Commercial and standby letters of credit              $     40   $     10


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

  Unfunded commitments under commercial lines-of-credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines-of-credit are collateralized other than overdraft protection agreements and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

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

Note 21.  Related Party Transactions

     In the ordinary course of business, the Bank has granted loans to principal officers and directors and their affiliates amounting to $1,630,000 at March 31, 2003 and $1,134,000 at March 31, 2002. During the year ended March 31, 2003, total principal additions were $947,000 and total principal payments were $451,000. Deposits from related parties held by the Bank at March 31, 2003 and 2002 amounted to $968,000 and $185,000, respectively.

Note 22.  Fair Value of Financial Instruments

     The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Bank.

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

     The estimated fair values, and related carrying or notional amounts, of the Bank's financial instruments are as follows:

                                                             March 31,                March 31,
                                                    ------------------------  -----------------------
                                                               2003                     2002
                                                    ------------------------  -----------------------
                                                     Carrying        Fair      Carrying        Fair
                                                      Amount         Value       Amount       Value
                                                    ------------------------  -----------------------
                                                                      (In thousands)
                                                    -------------------------------------------------
       Financial assets:
         Cash and cash equivalents                  $    1,235    $   1,235   $    1,227    $   1,227
         Interest-bearing deposits in banks             11,786       11,786       11,902       11,902
         Securities available for sale                  21,291       21,291       21,452       21,452
         Securities held to maturity                         0            0           50           50
         Loans and loans held for sale, net             64,268       65,317       59,274       61,009
         Accrued interest receivable                       602          602          563          563

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 22.  Fair Value of Financial Instruments

                                                             March 31,                March 31,
                                                    ------------------------  -----------------------
                                                               2003                     2002
                                                    ------------------------  -----------------------
                                                     Carrying        Fair      Carrying        Fair
                                                      Amount         Value       Amount       Value
                                                    ------------------------  -----------------------
                                                                      (In thousands)
                                                    -------------------------------------------------
        Financial liabilities:
          Deposits                                  $   82,742    $  83,682   $   82,145    $  83,208
          Repurchase agreements                          6,430        6,547        2,932        3,072
          FHLB advances                                  3,000        3,008        3,000        3,044
          Accrued interest payable                         149          149          208          208

        Off-balance sheet credit related
          financial instruments:
          Commitments to extend credit                       0            0            0            0

Note 23.  First Robinson Financial Corporation Condensed Financial Information

     The parent company's principal assets are its cash and investment in subsidiary bank. The following are the condensed balance sheets for the parent company only as of March 31, 2003 and 2002 and its condensed statements of operations and cash flows for the years then ended.

                                        CONDENSED BALANCE SHEETS
                                         March 31, 2003 and 2002

                          ASSETS                                     2003          2002
                                                                 -----------  -----------
                                                                      (In thousands)
       Cash                                                      $       518  $       409
       Investment in First Robinson Savings Bank, N.A.                 9,834        8,554
       Other assets                                                       71          185
                                                                 -----------  -----------
           Total Assets                                          $    10,423  $     9,148
                                                                 ===========  ===========
             LIABILITIES AND STOCKHOLDERS' EQUITY

       Other accrued expenses                                    $        52  $       148
       Stockholders' equity                                           10,371        9,000
                                                                 -----------  -----------
           Total Liabilities and Stockholders' Equity            $    10,423  $     9,148
                                                                 ===========  ===========

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 23.  First Robinson Financial Corporation Condensed Financial Information

                                 CONDENSED STATEMENTS OF INCOME
                          For the Years Ended March 31, 2003 and 2002

                                                                        2003         2002
                                                                     -----------  -----------
                                                                          (In thousands)
                                                                     ------------------------
     Income:
       Dividends from subsidiary bank                                $      467    $        0
       Interest income                                                       27            42
                                                                     -----------  -----------
           Total income                                                     494            42
                                                                     -----------  -----------
     Expenses:
       Professional fees                                                     45            41
       Compensation                                                          65           182
       Other                                                                 35            35
                                                                     -----------  -----------
            Total expenses                                                  145           258
                                                                     -----------  -----------
     Income before income taxes and equity
       in undistributed earnings of subsidiary                              349   (       216)

     Benefit from income taxes                                               44            81
                                                                     -----------  -----------

     Income before equity in undistributed earnings of subsidiary           393   (       135)

     Undistributed earnings of subsidiary                                   605           528
                                                                     -----------  -----------

           Net income                                                $      998    $      393
                                                                     ==========    ==========

                             CONDENSED STATEMENTS OF CASH FLOWS
                         For the Years Ended March 31, 2003 and 2002

                                                                         2003        2002
                                                                     -----------  -----------
                                                                           (In thousands)
                                                                     ------------------------
     Cash Flows from Operating Activities:
       Net income                                                    $       998  $       393
       Adjustments to reconcile net income
        to net cash provided by operating activities:
         Equity in undistributed earnings of subsidiary             (        605)(        528)
         RRP amortization                                                    124          126
         (Increase) decrease in other assets                                 114 (         36)
         (Decrease) increase in other accrued expenses              (         96)           6
                                                                     -----------  -----------
           Net cash used in operating activities                            535  (         39)
                                                                     -----------  -----------

                  FIRST ROBINSON FINANCIAL CORP. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 23.  First Robinson Financial Corporation Condensed Financial Information

                             CONDENSED STATEMENTS OF CASH FLOWS
                        For the Years Ended March 31, 2003 and 2002

                                                                        2003          2002
                                                                     -----------  -----------
                                                                          (In thousands)
                                                                     ------------------------
     Cash Flows from Financing Activities:
        Purchase of treasury stock                                  ($       133)($       367)
        Dividends paid                                              (        178)(        181)
        ESOP                                                        (        115)         100
                                                                     -----------  -----------
          Net cash used in financing activities                     (        426)(        448)
                                                                     -----------  -----------
     Net decrease in cash                                                    109 (        487)

     Cash Beginning of Year                                                  409          896
                                                                     -----------  -----------

     Cash End of Year                                                $       518  $       409
                                                                     ===========  ===========

Note 24.  Segment Information

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

Note 25.  Recently Issued and Adopted Accounting Standards

     FASB issued Statement No. 148 in December of 2002, ACCOUNTING FOR STOCK BASE COMPENSATION--TRANSITION AND DISCLOSURE--AN AMENDMENT OF STATEMENT NO. 123 and in April of 2003 Statement No. 149, AMENDMENT OF STATEMENT 133 ON DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. Statement 148 was to provided alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Statement 149 provides clarification of financial accounting and reporting for derivative instruments imbedded in other contracts. The effective date for this statement is for contracts entered into or modified after June 30, 2003. It is anticipated these statements will have no material effect on the Company.

FIRST ROBINSON FINANCIAL CORPORATION AND SUBSIDIARY

STOCKHOLDER INFORMATION

ANNUAL MEETING

     The annual meeting of stockholders will be held at 9:00 a.m., Thursday, July 24, 2003, at the Company's office located at 501 East Main Street, Robinson, Illinois.

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


                                      Fiscal 2003                            Fiscal 2002
                            High         Low      Dividends       High         Low       Dividends
                       ------------------------------------------------------------------------------
First Quarter              $14.20      $13.73       $0.34        $14.88      $14.00        $0.33
Second Quarter             14.98        14.00         --          14.80       14.00         ---
Third Quarter              15.01        14.20         --          14.50       13.75         ---
Fourth Quarter             16.35        14.55         --          14.10       12.30         ---

     The Company declared and paid a dividend of $0.34 per share in fiscal 2003. Dividend payment decisions are made with consideration of a variety of factors including earnings, financial condition, market considerations and regulatory restrictions. Restrictions on dividend payments are described in Note 11 of the Notes to Financial Statements included in this Annual Report.

     As of June 10, 2003, the Company had approximately 491 registered stockholders of record and 517,686 outstanding shares of Common Stock.

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


ANNUAL AND OTHER REPORTS

     The Company is required to file an Annual Report on Form 10-KSB for its fiscal year ended March 31, 2003, with the Securities and Exchange Commission. Copies of the Annual Report on Form 10-KSB and the Company's Quarterly Reports on Form 10-QSB may be obtained without charge by contacting:

     Rick L. Catt
     President and Chief Executive Officer
     First Robinson Financial Corporation
     501 East Main Street
     Robinson, Illinois 62454
     (618) 544-8621

FIRST ROBINSON FINANCIAL CORPORATION AND SUBSIDIARY CORPORATE INFORMATION

COMPANY AND BANK ADDRESS

501 EAST MAIN STREET                       TELEPHONE:        (618) 544-8621
ROBINSON, ILLINOIS 62454                   FAX:              (618) 544-7506
WWW.FRSB.NET

DIRECTORS OF THE BOARD

SCOTT F. PULLIAM                           ROBIN E. GUYER
CHAIRMAN OF THE BOARD                      PRESIDENT - AGRICULTURAL SERVICES
PUBLIC ACCOUNTANT                          COMPANY
ROBINSON, ILLINOIS                         HUTSONVILLE, ILLINOIS

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