Form 10KSB, Exhibit 13
period 2004-03-31
FIRST ROBINSON FINANCIAL CORP
filed 2004-06-29
CIK 1035991

                                   EXHIBIT 13

                          ANNUAL REPORT TO STOCKHOLDERS

--------------------------------------------------------------------------------

                               2004 ANNUAL REPORT

--------------------------------------------------------------------------------









                      FIRST ROBINSON FINANCIAL CORPORATION

--------------------------------------------------------------------------------

        TABLE OF CONTENTS

--------------------------------------------------------------------------------


                                                                        Page No.
       President's Message.....................................................1
       Selected Consolidated Financial Information ............................3
       Management's Discussion and Analysis of Financial Condition
         and Results of Operations.............................................5
       Financial Statements...................................................23
       Stockholder Information................................................55
       Corporate Information..................................................57

                [FIRST ROBINSON FINANCIAL CORPORATION LETTERHEAD]



Dear Stockholder,

        The Board of Directors and management are pleased to share with you the Annual Report of First Robinson Financial Corporation for our fiscal year ended March 31, 2004. Fiscal 2004 was another strong year for your Company. While not quite reaching the record-setting performance that we achieved as a public company in fiscal 2003, our net income was $953,000. This represents a decline of $45,000, or 4.5% from $998,000 the prior year. Total assets also declined slightly by 1.3%, however our asset quality remained strong at 0.57%, as measured by non-performing assets to total assets. Your Company and its wholly owned Bank also continue to enjoy a high level of capital as stockholders' equity was up 5.5%. I would encourage you to read "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more information.

        It has been a good year for our stock, as both our market price and book price have increased. During the past twelve months, the market price of our stock has climbed from $16.10 per share at March 31, 2003 to $24.80 per share at March 31, 2004, an increase of 54.0%. In recognition of the Company's continued strong performance, the Board of Directors was also pleased to increase your dividends by 7.5% to $0.43 per share. The Company continues to have a stock repurchase plan that allows management, at their discretion but within certain limitations, to purchase outstanding shares of First Robinson Financial Corporation. The primary focus of our employees, management and the Board of Directors is to increase the value of our Company, while providing outstanding customer service and quality banking products to our customers.

        A year ago, we saw record activity in our real estate loan department due to the extraordinarily low interest rate environment. Although this past year has not been quite as prolific, we have continued to see significant activity in real estate loans. This activity has resulted in substantial non-interest income; both from gains we received when the loans have been sold and income we have received for servicing monthly payments following their sale.

        As part of our continuing efforts to improve our Bank, both a document imaging system and a check imaging system were installed and implemented during the past year. Management believes this technology will make us more efficient, but more importantly it will allow us to better serve our customers. In April 2003 a bounce protection program was also implemented for our customers. This program has provided significant non-interest income while permitting us to offer a product that competes with the "cash and go" type loan companies.

        Management and the Board of Directors continue to look for new services and products to offer to our customers while also exploring ways to improve your Company. This IS your Company and we want you to have confidence and pride in it, therefore we would encourage your questions, comments and suggestions.

        The focus of our Company remains unchanged; we are committed to being a community-oriented financial institution serving the residents and businesses of Crawford County and surrounding counties. With your support, we believe we have remained true to that focus as we continue to build value for you, our shareholders. On behalf of all of us at First Robinson, we thank you for your patronage and your support as we look forward to the challenges and opportunities of a new fiscal year.

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

                                                                                  At March 31,
                                                                                  ------------
                                                                            2004               2003
                                                                            ----               ----
                                                                                 (in thousands)
Selected Financial Condition Data:
----------------------------------
Total assets..................................................           $ 101.908           $ 103,278

Loans receivable, net.........................................              64,844              64,268

Mortgage-backed securities....................................              15,568              13,840

Interest bearing deposits.....................................               7,005              11,786

Investment securities.........................................               7,939               7,451

Deposits......................................................              86,185              82,742

Total borrowings..............................................               3,902               9,430

Stockholders' equity..........................................              10,943              10,371

                                                                            Year Ended At March 31,
                                                                            -----------------------
                                                                            2004               2003
                                                                            ----               ----
                                                                                 (in thousands)
Selected Operations Data:
-------------------------
Total interest income.........................................           $   5,545           $   5,957
Total interest expense........................................              (1,566)             (2,257)
                                                                         ---------           ---------
Net interest income...........................................               3,979               3,700
Provision for loan losses.....................................                (205)               (135)
                                                                         ---------           ---------
Net interest income after provision for loan losses...........               3,774               3,565
                                                                         ---------           ---------
Fees and service charges......................................                 761                 560
Net Gain on sales of loans....................................                 178                 140

Other non-interest income.....................................                 287                 414
                                                                         ---------           ---------
Total non-interest income.....................................               1,226               1,114
                                                                         ---------           ---------
Total non-interest expense....................................              (3,472)             (3,142)
                                                                         ---------           ---------

Income before taxes and extraordinary item....................               1,528               1,537
Income tax provision..........................................                (575)               (539)
                                                                         ---------           ---------
Net income....................................................           $     953           $     998
                                                                         =========           =========


                                                                             Year Ended At March 31,
                                                                             -----------------------
                                                                             2004                2003
                                                                             ----                ----
                                                                                  (in thousands)
Selected Financial And Other Data:
----------------------------------
Performance Ratios:
   Return on assets (ratio of net income to average total assets)            0.92%                1.00%
   Return on stockholders' equity (ratio of net income to average
   equity)....................................................               8.93                10.23
   Interest rate spread information:
     Average during period....................................               3.83                 3.60
     End of period............................................               3.94                 3.48
     Net interest margin(1)...................................               4.10                 3.94
     Ratio of operating expense to average total assets.......               3.35                 3.15
     Ratio of average interest-earning assets to average
     interest-bearing liabilities.............................             116.44               114.24

Quality Ratios:
   Non-performing assets to total assets at end of period.....               0.57                 0.35
   Allowance for loan losses to non-performing loans..........             181.44               222.68
   Allowance for loan losses to loans receivable, net.........               1.01                 0.96

Capital Ratios:
   Stockholders' equity to total assets at end of period......              10.74                10.04
   Average stockholders' equity to average assets.............              10.30                 9.77


Other Data:
   Number of full-service offices.............................                  3                    3
   Number of full-time employees..............................                 41                   39
   Number of deposit accounts                                              12,376               12,427
   Number of loan accounts....................................              2,597                2,597

---------------------
(1)     Net interest income divided by average interest-earning assets.

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

BUSINESS STRATEGY

        First Robinson Savings Bank, N.A. is a community-oriented, locally owned financial institution offering services to residents and businesses of Crawford County, Illinois, our primary market area. Periodically, the Board of Directors and management meet to strategically plan for the future. We review and discuss both current and new products and services to determine their effect on our profitability and customer service. Management has established advisory boards, consisting of six or seven community members in Oblong and Palestine. These boards, along with the Board of Directors, believe we should continue to emphasize our three primary strengths. Those strengths are 1) our staff, which are local, involved, friendly and service oriented; 2) our locally owned and operated Bank; and 3) our excellent reputation and community image. The strategic plan identifies the most critical issue to our success as improved and consistent earnings. During the past two fiscal years, net earnings were much improved and have remained consistent. A positive factor in attaining consistent earnings is the Bank's overall asset quality, which is very good. The Bank continues to offer fixed rate residential real estate mortgages through programs with the Federal Home Loan Bank of Chicago and USDA Rural Development. The current interest rate environment has allowed these programs to continue to grow and provide additional non-interest income to the Bank. We have continued to see an increase in the number of checking and savings accounts, which has resulted in excellent growth of our core deposits. This supports our strategic plan as it helps us lower our overall cost of funds. However, we continue to experience a slight decline in our certificates of deposit as interest rates have declined during the fiscal year. Our Internet banking service, "Netteller," is very popular and the number of customers actively using the service is increasing. The Internet banking product has allowed us to provide direct deposit and payroll services to our business customers. It also allows us to offer cash management and bill paying. We also provide investment brokerage services to our customers through PrimeVest Financial Services. The service continues to grow and is also providing non-interest income.

        Management and the Board of Directors continue to look for opportunities to improve and strengthen our Bank. To that end, during the past twelve months, a bounce protection plan was implemented. The plan has provided additional non-interest income and a needed service to our customers. In an effort to improve our efficiency and provide improved customer service, a document retrieval and imaging system and a check imaging system were purchased and installed this past year. The approximate cost of the two systems was $319,000 which will be amortized over the next 5 years. We continue to maintain a strong presence in the community and are pleased to be the only independent community bank in Robinson, Palestine and Oblong, Illinois.

FINANCIAL CONDITION

COMPARISON OF MARCH 31, 2004 TO MARCH 31, 2003

        The Company's total assets decreased by $1.4 million, or 1.3%, to $101.9 million at March 31, 2004 from $103.3 million at March 31, 2003. This decrease in total assets is primarily the result of a $4.5 million, or 34.8%, decrease in cash and cash equivalents and a $50,000, or 14.0%, decrease in other assets. These decreases were offset by an increase of $2.2 million, or 10.5%, in available for sale securities, an increase of $576,000, or 0.9%, in loans receivable an increase of $154,000, or 6.1%, in premises and equipment, an increase of $56,000, or 8.0%, in Federal Reserve and Federal Home Loan Bank stock, an increase of $142,000, or 175.3%, in foreclosed assets held for sale, a $21,000, or 3.5%, increase in interest receivable, a $52,000 increase in prepaid income taxes, and a $55,000, or 4.8%, increase in Bank Owned Life Insurance.

        Cash and cash equivalents decreased by $4.5 million, or 34.8%, to $8.5 million as of March 31, 2004 from $13.0 million on March 31, 2003. The decrease was primarily the result of the repayment of a $2.0 million FHLB advance and the increase of $2.2 million in available for sale securities.

        Loans receivable, increased $576,000, or 0.9%, to $64.8 million at March 31, 2004 from $64.3 million at March 31, 2003. The increase in loans receivable was primarily the result of an increase of $468,000, or 61.7%, in state and municipal government loans, an increase of $442,000, or 5.1%, in commercial or agricultural loans, and a decrease of $171,000, or 81.8%, in loans in process offset by a decrease of $382,000, or 0.8%, in real estate loans, a decrease of $87,000, or 1.7%, in consumer loans and an increase of $36,000, or 5.8%, in allowance for loan losses.

        Securities available for sale increased by $2.1 million, or 10.5%, to $22.7 million as of March 31, 2004 from $20.6 million on March 31, 2003. The increase was primarily attributed to the purchase of $10.5 million in mortgage-backed securities, $701,000 in municipal bonds, and the purchase of $100,000 in Bankers Bancorp stock. These increases were offset by the repayment of $8.5 million in principal of mortgage-backed securities, the maturity of $250,000 in municipal bonds and the maturity of $32,000 of a mortgage-backed security along with the net amortization of premiums and discounts of $189,000 and the decrease of $175,000 in the fair valuation of the Bank's securities held for sale.

        Our investment in Federal Reserve Bank and Federal Home Loan Bank stocks increased this fiscal year by $56,000, or 8.0%, due to the receipt of $39,000 in stock dividends of Federal Home Loan Bank stock and the purchase of $17,000 in Federal Reserve Bank stock.

        Total liabilities decreased approximately $1.9 million, or 2.1%, to $91.0 million at March 31, 2004 from $92.9 million at March 31, 2003. This decrease in liabilities was primarily the result of a $3.5 million, or 54.9%, decrease in other borrowings to $2.9 million at March 31, 2004 from $6.4 million at March 31, 2003, a decrease of $2.0 million, or 5.7% in certificates of deposit, a decrease of $2.0 million, or 66.7%, in FHLB advances, a decrease of $3,000, or 3.1%, in advances from borrowers for taxes and insurance, a decrease of $10,000, or 100.0%, in accrued income taxes and a decrease of $39,000, or 18.8%, in deferred income taxes. These decreases were offset in part by an increase of $5.2 million, or 13.2%, in interest bearing non-maturity deposit accounts to $44.3 million at March 31, 2004 from $39.1 million at March 31, 2003, an increase of $306,000, or 3.8%, in non-interest bearing deposit accounts and an increase of $195,000, or 46.4%, in interest payable and other liabilities. Management has continued to emphasize increasing our core deposit accounts. The makeup of our deposits has continued to shift to low or non-interest bearing transaction accounts, passbook savings accounts and money market accounts. Total deposits increased by $3.4 million or 4.2% to $86.2 million at March 31, 2004 from $82.7 million at March 31, 2003. Certificates of deposits at March 31, 2004 comprise 39.0% of our total deposits, down from 43.1% at March 31, 2003. These shifts in the make-up of the Bank's deposits and the current interest rate environment have helped lower the Bank's cost of funds.

        Stockholders' equity increased by $571,000, or 5.5%, to $10.9 million as of March 31, 2004. The increase is primarily from an increase of $746,000, or 11.0%, in retained earnings and an increase of $89,000 or 1.1%, in additional paid-in capital, offset by a net decrease of $155,000, or 69.5%, in unearned Employee Stock Ownership Plan ("ESOP") and Directors' Retirement Plan ("DRP") compensation and a decrease of $109,000 or 27.7%, in accumulated other comprehensive income for the market valuation on available for sale securities. The $746,000 increase in retained earnings was the result of $953,000 in net income offset by dividends paid on common stock of $207,000. The $89,000 increase in paid in capital was the result of a $79,000 valuation of ESOP shares and a $10,000 valuation for the disbursement to a retired director of 1,152 Directors' Retirement Plan ("DRP") shares. The net increase of $155,000 in unearned Employee Stock Ownership Plan ("ESOP") and DRP compensation is the result of a decrease of $65,000 in the allocation of ESOP shares plus a $19,000 disbursement of DRP shares, offset in part by a $239,000 valuation of DRP shares.

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

OPERATING RESULTS

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED MARCH 31, 2004 AND 2003

PERFORMANCE SUMMARY

        Net income was $953,000 during the year ended March 31, 2004, as compared to a net income of $998,000 for the year ended March 31, 2003. The $45,000, or 4.5%, decrease in net income during the year ended March 31, 2004, as compared to the same period in the prior year, was primarily attributable to an increase of $330,000, or 10.5%, in non-interest expenses, an increase of $70,000, or 51.9% in provision for loan losses and an increase of $36,000, or 6.7%, in provision for income taxes. This increase was offset in part by an increase in net interest income of $279,000, or 7.5%, and an increase of $112,000, or 10.1%, in non-interest income. For the year ended March 31, 2004 and the year ended March 31, 2003 the returns on average assets were 0.92% and 1.00% respectively, while the returns on average equity were 8.93% and 10.23% respectively.

NET INTEREST INCOME

        Net interest income is the largest component of income and represents the difference between interest and fees earned on loans and investments and the interest paid on interest bearing liabilities. For the year ended March 31, 2004, net interest income increased by $279,000, or 7.5%, to $4.0 million from

$3.7 million for the year ended March 31, 2003. This reflects a decrease of $691,000, or 30.6%, in interest expense offset by a decrease of $412,000, or 6.9%, in interest income.

        The $412,000 decrease in interest income was primarily the result of a $237,000, or 5.0%, decrease in interest and fees on loans. This decrease resulted from significant declines in interest rates. Interest income was further decreased by a $190,000, or 17.0%, decrease in interest on taxable securities offset by an $8,000, or 13.3%, increase in income on taxable securities and a $7,000, or 15.2%, increase in dividend income from Federal Home Loan Bank and Federal Reserve Bank stock.

        The $691,000 decrease in interest expense is primarily the result of a $664,000, or 33.2%, decrease on interest on deposits, a $19,000, or 21.3%, decrease in interest on repurchase agreements, and an $8,000 or 4.8%, decrease in interest on Federal Home Loan Bank advances. The amount of net interest income is affected by changes in the volume and mix of earning assets and interest bearing deposits and liabilities, and the interest rates on these assets and liabilities. For an analysis of these factors, see the Rate/Volume Analysis table in this report.

        For the year ended March 31, 2004, the average yield on interest-earning assets was 5.71% compared to 6.34% for the year ended March 31, 2003. The average cost of interest-bearing liabilities was 1.88% for the year ended March 31, 2004; a decrease from 2.74% for the year ended March 31, 2003. The average balance of interest-earning assets increased by $3.0 million, or 3.2%, to $97.0 million for the year ended March 31, 2004 compared to $94.0 million for the year ended March 31, 2003. The average balance of interest-bearing liabilities increased by $1.2 million, or 1.5%, to $83.4 million for the year ended March 31, 2004 from $82.2 million for the year ended March 31, 2003. See the detailed analysis of net interest income, with average balances and related interest rates comparing the years ended March 31, 2004 and 2003 in this report.

        The average interest rate spread was 3.83% for the fiscal year ended March 31, 2004 compared to 3.60% for the year ended March 31, 2003. The average net interest margin was 4.10% for the fiscal year ended March 31, 2004 compared to 3.94% for the year ended March 31, 2003.

NON-INTEREST INCOME

        For the year ended March 31, 2004, non-interest income increased $112,000, or 10.1%, compared to the year ended March 31, 2003. The increase was primarily the result of a $259,000 or 56.6% increase in charges and fees on deposit accounts plus a $38,000 or 27.1% increase in net gain on the sale of loans partially offset by a decrease of $58,000 or 56.9% in charges and other fees on loans and a decrease of $127,000 or 30.7% in other non-interest income.

        Service charges and fees on our deposit accounts increased $259,000, or 56.6%, from $458,000 as of March 31, 2003 to $717,000 at March 31, 2004. This
increase was primarily the result of the implementation of a bounce protection program for our customers, which began May 8, 2003.

        Our fixed rate one-to-four family home loans offered through the Mortgage Partnership Finance ("MPF") program of the Federal Home Loan Bank of Chicago have provided additional non-interest income. We receive a premium from the sale of these loans and a monthly servicing fee. As a result, for the year ended March 31, 2004 net gain on sale of loans increased $38,000, or 27.1%, to $178,000. This increase was primarily the result of continued activity in the Mortgage Partnership Finance program, which was caused by economic factors, most specifically the significant drop in interest rates during the first half of this fiscal year. Management anticipates a slight decline in net gain on sale of loans due to the predicted rise in interest rates.

        Service charges and other fees on loans decreased $58,000, or 56.9% to $44,000 at March 31, 2004 from $102,000 at March 31, 2003. This decrease was primarily the result of a $52,000 decline in mortgage servicing rights and a decrease of $8,000 in fees assessed to a large commercial borrower.

        Other non-interest income decreased $127,000, or 30.7% from $414,000 at March 31, 2003 to $287,000 at March 31, 2004. This decrease is primarily the result of two one-time increases to other non-interest income that occurred during the year ending March 31, 2003. There was a one-time entry of $72,000 to other non-interest income as a result of a funds received for settlement on expenses associated with a charged off loan from several years ago. Another one-time increase to non-interest income was $98,000 received from the proceeds of life insurance. In 1995, the Board of Directors and management chose to retain a life insurance policy on a commercial borrower. This decision was made because of the size of the loss the Bank incurred as a result of the borrower's business failing. The Bank received proceeds from the policy upon the death of the borrower. Those proceeds totaled $200,000 of which $98,000 was credited to income and the remaining $102,000 was credited as a recovery to our allowance for loan and lease losses and as a recovery of expenses incurred during the loan recovery process. These two factors decreased other non-interest income by $170,000 for the year ending March 31, 2004. However, the following factors increased other non-interest income during the past twelve months.

        The investment brokerage service we offer, PrimeVest Investment Services, is a consistent provider of other non-interest income. In April of 1999, we began offering this service to our customers. The net commissions received from the brokerage service were $93,000 for the year ended March 31, 2004 compared to $87,000 for the year ended March 31, 2003. This was a $6,000, or 6.9%, increase. With the growth of our representative's client base, we expect our commissions to continue to increase.

        The Bank also realized a net gain on sale of foreclosed assets of $15,000 and net gain on sale of available for sale securities of $6,000 during the year ending March 31, 2004.

NON-INTEREST EXPENSE

        Non-interest expense increased by $330,000, or 10.5%, for the year ended March 31, 2004 in comparison to the year ended March 31, 2003. Compensation and employee benefits increased by $274,000, or 15.8%. There were two significant first time entries to compensation and employee benefits during the year ended March 31, 2004. On July 29, 1998 the Company, with stockholder approval, adopted the Stock Option and Incentive Plan ("SOP"). For the first time since the approval of the plan 25,228 of the outstanding options were exercised, resulting in compensation expense of $118,000 because the Company net settled the options at the date of exercise. A detailed analysis of the SOP appears in the Stock Options footnote in the accompanying Notes to Consolidated Financial Statements of this report. In 1996, the Bank approved a Directors' Retirement Plan ("DRP") which provided for a one-time contribution of $2,000 per year of service for each director, future contributions of $2,000 per year for each director, and a discretionary annual contribution for each director using performance standards similar to those used under the existing employee 401(k) plan. The plan also provides for the purchase of Company stock using the contributions detailed previously. The DRP has 13,480 shares of Company stock at March 31, 2004. As a result of the increase in the market price of Company stock since its purchase by the DRP and the disbursement, over the past three years ended March 31, 2004, of 3,390 shares of Company stock by the DRP to a retired director, compensation expense of $124,000 was recognized at March 31, 2004. A detailed analysis of the DRP appears in the Employee Benefits footnote in the accompanying Notes to Consolidated Financial Statements of this report. The remaining increase in other compensation and employee benefits was largely due to increases in insurance costs of approximately 10%, salary adjustments and the increase in the number of full-time equivalent employees from 43 to 45.

        Advertising expense increased by $5,000, or 6.3%, to $85,000 as a result of management increasing our involvement in local advertising opportunities. Data processing expense increased by $15,000, or 10.6% to $157,000 as a result of our implementation of document and check imaging. Other expenses increased by $67,000, or 15.6% to $496,000 primarily due to approximately $8,000 in increased expenses associated with ATM and debit cards, an additional $15,000 in increased loan expenses and just over $33,000 in costs associated with the bounce protection program.

        These increases in non-interest expense were partially offset by a decrease of $12,000, or 2.4% in occupancy and equipment expense and a decrease of $11,000, or 7.5% in audit, legal and other professional services expense. Telephone and postage expense decreased by $4,000, or 3.9% and foreclosed property expense decreased by $4,000 or 40.0%.

PROVISION FOR LOAN LOSSES

        During the year ended March 31, 2004, we recorded provision for loan losses of $205,000, as compared to $135,000 for the same period of the prior year, an increase of $70,000, or 51.9%. The amount of provision is comparable to banks in our peer group. We recorded such provisions to adjust our allowance for loan losses to a level deemed appropriate based on the assessment of the volume and lending presently being conducted, industry standards, past due loans, economic conditions in our market area generally and other factors related to the collectability of our loan portfolio. Non-performing assets, as a percentage of total assets, were 0.57% at March 31, 2004, as compared to 0.35% at March 31, 2003. The Bank's overall asset quality remains good and management continues to emphasize adherence to the Bank's loan policies and procedures.

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

PROVISION FOR INCOME TAXES

        We recorded a provision for income taxes of $575,000 for the fiscal year ended March 31, 2004, as compared to a provision for income taxes of $539,000 for the year ended March 31, 2003, an increase of $36,000, or 6.7%. The effective tax rate during the year ended March 31, 2004 was 37.6% (federal and state), as compared to 35.1% during the same period in the prior year.

OFF-BALANCE SHEET ARRANGEMENTS

        We have entered into performance letters of credit with various local commercial businesses in the aggregate amount of $5.0 million of which $3.5 million is participated with other financial institutions. The letters of credit are collateralized and underwritten, as required by our loan policy, in the same manner as any commercial loan. We do not anticipate the advancement of any funds on these letters of credit.

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

        Our fixed rate one-to four-family home loans offered through the Mortgage Partnership Finance ("MPF") program of the Federal Home Loan Bank of Chicago have provided significant non-interest income. We receive a premium from the sale of these loans and a monthly servicing fee. As a result, for the year ended March 31, 2003 net gain on sale of loans increased $85,000, or 154.5%, to $140,000 and other non-interest income increased $116,000, or 102.7%, to $229,000. These increases were primarily the result of increased activity in the Mortgage Partnership Finance program, which was caused by economic factors most specifically the significant drop in interest rates. There was a one-time entry of $72,000 to other non-interest income as a result of a funds received for settlement on expenses associated with a charged off loan from several years ago.

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

                                                                  Year Ended March 31,
                                           --------------------------------------------------------------------
                                                        2004                               2003
                                           --------------------------------------------------------------------
                                              Average     Interest               Average     Interest
                                            Outstanding    Earned    Yield/    Outstanding    Earned    Yield/
                                              Balance       Paid      Rate       Balance       Paid      Rate
                                              -------       ----      ----       -------       ----      ----
Interest-earning assets:
  Loans receivable(1)................          $ 66,299    $ 4,498    7.19%       $ 63,668    $ 4,735    7.44%
  Mortgage-backed securities.........            16,194        657    4.06          15,098        805    5.33
  Investment securities..............             7,494        338    4.52           7,108        323    4.54
  Interest-bearing deposits..........             7,045         52    0.74           8,045         94    1.17
                                               --------    -------                --------    -------
    Total interest-earning
    assets...........................            97,032      5,545    5.71          93,919      5,957    6.34
                                                           =======  ======                    =======  ======
Noninterest-earning assets...........             6,605                              5,900
                                               --------                           --------
    Total assets.....................           103,637                           $ 99,819
                                               ========                           ========

Interest-bearing liabilities:
  Savings deposits and MMDA..........            23,316        224    0.96          22,012        350    1.59
  NOW deposits.......................            17,537        187    1.06          16,781        276    1.64
  Certificate of deposits............            34,361        928    2.70          36,809      1,377    3.74
  Borrowings.........................             8,146        227    2.79           6,613        254    3.84
                                               --------    -------                --------    -------
    Total interest-bearing
    liabilities......................            83,360      1,566    1.88          82,215      2,257    2.74
                                                           =======  ======                    =======  ======
  Noninterest-bearing
  liabilities........................             9,601                              7,851
                                               --------                           --------
    Total liabilities................            92,961                             90,066
  Stockholders' equity...............            10,676                              9,753
                                               --------                           --------
    Total liabilities and capital....          $103,637                           $ 99,819
                                               ========                           ========
  Net interest income................                      $ 3,979                            $ 3,700
                                                           =======                            =======
  Net interest spread................                                 3.83%                              3.60%
                                                                    ======                             ======
  Net average earning assets.........          $ 13,672                           $ 11,704
                                               ========                           ========
  Net yield on average earning
  assets.............................                                 4.10%                              3.94%
                                                                    ======                             ======
  Average interest-earning assets to
  average interest-bearing liabilities            1.16x                              1.14x
                                               ========                           ========

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


                                                                   Year Ended March 31,
                                             ------------------------------------------------------------------
                                                      2003 vs. 2004                     2002 vs. 2003
                                             ------------------------------------------------------------------
                                                         Increase                         Increase
                                                        (Decrease)                       (Decrease)
                                                          Due to                           Due to
                                             ------------------------------------------------------------------
                                                                    Total                             Total
                                                                   Increase                          Increase
                                               Volume     Rate    (Decrease)    Volume     Rate     (Decrease)
                                             ------------------------------------------------------------------
Interest-earning assets:
   Loans receivable.......................        $217    $(454)       $(237)      $262    $(658)       $(396)
   Mortgage-backed securities.............          58     (206)        (148)        78      (57)          21
   Investments securities.................          19       (4)          15        167      (24)         143
   Other..................................         (11)     (31)         (42)       (23)     (70)         (93)
                                                ------   ------       ------     ------   ------       ------
     Total interest-earning assets........        $283    $(695)       $(412)      $484    $(809)       $(325)

Interest-bearing liabilities:
   Savings deposits and MMDA..............          19     (145)        (126)        91     (147)         (56)
   NOW accounts...........................          12     (101)         (89)       119     (111)           8
   Certificate accounts...................         (95)    (354)        (449)      (120)    (476)        (596)
   Borrowings.............................         165     (192)         (27)         9      (77)         (68)
                                                ------   ------       ------     ------   ------       ------
     Total interest-bearing liabilities...        $101    $(792)       $(691)       $99    $(811)       $(712)
                                                ------   ------       ------     ------   ------       ------
Net interest income.......................        $182    $  97         $279       $385      $ 2         $387
                                                ======   ======       ======     ======   ======       ======

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

        Notwithstanding our efforts in this area, no IRR policy is foolproof, and we expect that rising rates could still adversely affect interest income.

        NET PORTFOLIO VALUE. We voluntarily measure our interest rate risk ("IRR") and incorporate this measure into our internal risk based capital calculation. The IRR component is a dollar amount that measures the terms of the sensitivity of our net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. We measure the change to NPV as a result of a hypothetical and permanent 100 and 200 basis point ("bp") change in market interest rates. We review the IRR measurements on a monthly basis. We also monitor effects on net interest income resulting from increases and decreases in rates. The following table presents our NPV at March 31, 2004, as calculated by us.


                                       At March 31, 2004
                  ----------------------------------------------------------------------
   Change in               Net Portfolio Value                 NPV as % PV of Assets
     Rate         -----------------------------------------------------------------------
 (Basis Points)    $ Amount     $ Change     % Change        NPV Ratio        BP Change
---------------    --------     --------     --------        ---------        ---------

                                       (Dollars in thousands)
    +200 bp          $12,648     $(3,820)      (23.20) %       12.63   %         (316)
     100              14,597      (1,871)      (11.36)         14.28             (151)
       0              16,468           0            0          15.79                 0
    -100              18,071       1,603         9.73          17.04               125
    -200              19,545       3,077        18.68          18.14               235

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

        Our primary investment activity is originating one-to-four family residential mortgages, commercial business and real estate loans, and consumer loans. For the years ended March 31, 2004 and 2003, we originated loans for our portfolio in the amount of $45.8 million and $48.4 million respectively. For the years ended March 31, 2004 and 2003, these activities were funded from repayments of $29.6 million and $28.2 million, respectively and sales and participations of $15.6 million and $16.0 million, respectively.

        Our most liquid assets are cash and cash equivalents, which include short-term investments. For the years ended March 31, 2004 and 2003, cash and cash equivalents were $13.0 million and $8.5 million, respectively. In addition, we have used jumbo certificates of deposits as a source of funds. Jumbo certificates of deposits represented $8.8 million and $9.2 million for the years ended March 31, 2004 and March 31, 2003, respectively, or 10.3% of total deposits for March 31, 2004 and 11.1% of total deposits for March 31, 2003. We have monitored and reviewed our liquidity and maintain a $18.4 million line of credit with the FHLB, of which $1.0 million was borrowed. This line can be accessed immediately. We regularly use FHLB Letters of Credit as security for public unit deposits. Our available line of credit with the FHLB is reduced by the amount of these letters of credit. As of March 31, 2004, we had $7.0 million in FHLB letters of credit pledged. In addition to the Letters of Credit, our available line of credit with the FHLB is also reduced by $913,000 for the credit enhancement reserve established as a result of our participation in the FHLB MPF program. We also maintain a $2.0 million line of credit with Independent Banker's Bank located in Springfield, Illinois. We have also established borrowing capabilities at the discount window with the Federal Reserve Bank of St. Louis.

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

        Management and the Board of Directors believe that due to significant amounts of mortgage-backed securities that could be sold and our ability to acquire funds from the FHLB of Chicago and our other correspondent relationships that our liquidity is adequate for the foreseeable future.

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

[LOGO] BKD                                        501 N. Broadway, Suite 600
        LLP                                       St. Louis, MO 63102-2102
                                                  314 231-5544  Fax 314 231-9731
--------------------------------------------------------------------------------
                                                  BKD.COM



            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Audit Committee, Board of Directors
  and Stockholders
First Robinson Financial Corporation


We have audited the accompanying consolidated balance sheet of First Robinson Financial Corporation as of March 31, 2004, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Robinson Financial Corporation as of March 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


                                             /s/ BKD, LLP


SOLUTIONS
FOR
SUCCESS

St. Louis, Missouri
May 7, 2004

                         LARSSON, WOODYARD & HENSON, LLP
                          CERTIFIED PUBLIC ACCOUNTANTS
          MEMBERS OF AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
                             o ILLINOIS CPA SOCIETY

           702 E. COURT STREET o P. O. BOX 426 o PARIS, ILLINOIS 61944
                     TEL (217) 465-6494 o FAX (217) 465-6499



                          Independent Auditors' Report



To the Board of Directors
First Robinson Financial Corp.
Robinson, Illinois

We have audited the accompanying consolidated balance sheet of First Robinson Financial Corp as of March 31, 2003 and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Robinson Financial Corp. as of March 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with standards of the Public Company Accounting Oversight Board (United States).



/s/ Larsson, Woodyard & Henson, LLP

April 18, 2003


                                               FIRST ROBINSON FINANCIAL CORPORATION
                                                    CONSOLIDATED BALANCE SHEETS
                                                YEARS ENDED MARCH 31, 2004 AND 2003
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)

ASSETS

                                                                                                2004               2003
                                                                                        --------------------------------------
        Cash and due from banks                                                          $          1,480    $          1,235
        Interest-bearing demand deposits                                                            7,005              11,786
                                                                                          ---------------     ---------------
               Cash and cash equivalents                                                            8,485              13,021
        Available-for-sale securities                                                              22,747              20,587
       Loans, net of allowance for loan losses of $655 and $619 at March 31,
              2004 and 2003                                                                        64,844              64,268
        Premises and equipment                                                                      2,668               2,589
        Federal Reserve and Federal Home Loan Bank stock                                              760                 704
        Foreclosed assets held for sale, net                                                          223                  81
        Interest receivable                                                                           623                 602
        Prepaid income taxes                                                                           52                  --
        Cash surrender value of life insurance                                                      1,198               1,143
        Other                                                                                         308                 283
                                                                                          ---------------     ---------------

               Total assets                                                              $        101,908    $        103,278
                                                                                          ===============     ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

    LIABILITIES
        Deposits
           Demand                                                                        $          8,290    $          7,984
           Savings, NOW and money market                                                           44,261              39,109
           Time deposits                                                                           33,634              35,649
                                                                                          ---------------     ---------------
               Total Deposits                                                                      86,185              82,742
        Federal Home Loan Bank advances                                                             1,000               3,000
        Other borrowings                                                                            2,902               6,430
        Advances from borrowers for taxes and insurance                                                95                  98
        Accrued income taxes                                                                           --                  10
        Deferred income taxes                                                                         168                 207
        Interest payable and other liabilities                                                        615                 420
                                                                                          ---------------     ---------------
               Total liabilities                                                                   90,965              92,907
                                                                                          ---------------     ---------------

    COMMITMENTS AND CONTINGENCIES

    STOCKHOLDERS' EQUITY
        Preferred stock, $.01 par value, authorized 500,000 shares; no shares issued
          and outstanding                                                                              --                  --
        Common stock, $.01 par value; authorized 2,000,000 shares; issued -
          859,625 shares; outstanding -  2004 - 517,716 shares, 2003 - 517,644
          shares                                                                                        9                   9
        Additional paid-in capital                                                                  8,486               8,397
        Retained earnings                                                                           7,522               6,776
       Unearned incentive plan shares; 7,231 shares                                                  (125)               (125)
        Unearned ESOP and incentive compensation                                                     (378)               (223)
        Accumulated other comprehensive income (loss)                                                 285                 394
        Treasury stock, at cost
           Common; 2004 - 334,678 shares, 2003 - 334,750 shares                                    (4,856)             (4,857)
                                                                                          ---------------     ---------------
               Total stockholders' equity                                                          10,943              10,371
                                                                                          ---------------     ---------------

               Total liabilities and stockholders' equity                                $        101,908    $        103,278
                                                                                          ===============     ===============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                       23

                                  FIRST ROBINSON FINANCIAL CORPORATION
                                    CONSOLIDATED STATEMENTS OF INCOME
                                   YEARS ENDED MARCH 31, 2004 AND 2003
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           2004                2003
                                                                     -------------------------------------
INTEREST AND DIVIDEND INCOME
    Loans                                                             $          4,498   $          4,735
    Securities
       Taxable                                                                     926              1,116
       Tax-exempt                                                                   68                 60
    Dividends on Federal Reserve and Federal Home Loan Bank stock                   53                 46
                                                                       ---------------    ---------------

           Total interest and dividend income                                    5,545              5,957
                                                                       ---------------    ---------------
INTEREST EXPENSE
    Deposits                                                                     1,339              2,003
    Federal Home Loan Bank advances                                                157                165
    Other borrowings                                                                70                 89
                                                                       ---------------    ---------------

           Total interest expense                                                1,566              2,257
                                                                       ---------------    ---------------

NET INTEREST INCOME                                                              3,979              3,700

PROVISION FOR LOAN LOSSES                                                          205                135
                                                                       ---------------    ---------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                              3,774              3,565
                                                                       ---------------    ---------------
NON-INTEREST INCOME
    Charges and other fees on loans                                                 44                102
    Charges and fees on deposit accounts                                           717                458
    Net gain on sale of loans                                                      178                140
    Other                                                                          287                414
                                                                       ---------------    ---------------

           Total non-interest income                                  $          1,226   $          1,114
                                                                       ===============    ===============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      24


                               FIRST ROBINSON FINANCIAL CORPORATION
                           CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)
                                YEARS ENDED MARCH 31, 2004 AND 2003
                               (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                      2004                2003
                                                              ---------------------------------------
NON-INTEREST EXPENSE

    Compensation and employee benefits                          $          2,006   $          1,732
    Occupancy and equipment                                                  488                500
    Data processing                                                          157                142
    Audit, legal and other professional services                             136                147
    Advertising                                                               85                 80
    Telephone and postage                                                     98                102
    Foreclosed property expense                                                6                 10
    Other expenses                                                           496                429
                                                                 ---------------    ---------------

           Total non-interest expenses                                     3,472              3,142
                                                                 ---------------    ---------------

INCOME BEFORE INCOME TAXES                                                 1,528              1,537

PROVISION FOR INCOME TAXES                                                   575                539
                                                                 ---------------    ---------------

NET INCOME                                                      $            953   $            998
                                                                 ===============    ===============

BASIC EARNINGS PER SHARE                                        $           1.96   $           2.02
                                                                 ===============    ===============

DILUTED EARNINGS PER SHARE                                      $           1.82   $           2.02
                                                                 ===============    ===============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                25


                                          FIRST ROBINSON FINANCIAL CORPORATION
                                     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                           YEARS ENDED MARCH 31, 2004 AND 2003
                                            (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                       COMMON STOCK                    ADDITIONAL
                                                            -----------------------------------          PAID-IN
                                                               SHARES               AMOUNT               CAPITAL
                                                            --------------------------------------------------------
Balance, April 1, 2002                                             527,072     $              9     $          8,367
    Comprehensive income
       Net income                                                       --                   --                   --
       Change in unrealized appreciation on
          available-for-sale securities, net of taxes
          $(278) -- -- -- Total comprehensive income

    Dividends on common stock, $.34 per share                           --                   --                   --
    Treasury stock purchased (9,428 shares)                          9,428                   --                   --
    Amortization of unearned compensation expense                       --                   --                   --
    ESOP shares earned                                                  --                   --                   30
                                                            --------------      ---------------      ---------------

Balance, March 31, 2003                                            517,644                    9                8,397
                                                            --------------      ---------------      ---------------

  Comprehensive income
    Net income                                                          --                   --                   --
    Change in unrealized appreciation on
      available-for-sale securities, net of taxes $66                   --                   --                   --
       Total comprehensive income

  Dividends on common stock, $0.40  per share                           --                   --                   --
  Options exercised                                                     72                   --                   --
  Incentive compensation                                                --                   --                   10
  ESOP shares earned                                                    --                   --                   79
                                                            --------------      ---------------      ---------------

Balance, March 31, 2004                                            517,716     $              9     $          8,486
                                                            ==============      ===============      ===============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              26

                                                                       ACCUMULATED
                            UNEARNED              UNEARNED                OTHER
       RETAINED               RRP                 ESOP/DRP            COMPREHENSIVE         TREASURY
       EARNINGS              SHARES            COMPENSATION           INCOME (LOSS)          STOCK                TOTAL
-----------------------------------------------------------------------------------------------------------------------------
  $          5,956      $           (249)    $           (291)     $            (68)    $         (4,724)    $          9,000

               998                    --                   --                    --                   --                  998

                --                    --                   --                   462                   --                  462
                                                                                                              ---------------
                                                                                                                        1,460

              (178)                   --                   --                    --                   --                 (178)
                --                    --                   --                    --                 (133)                (133)
                --                   124                   --                    --                   --                  124
                --                    --                   68                    --                                        98
   ---------------       ---------------      ---------------       ---------------      ---------------      ---------------

             6,776                  (125)                (223)                  394               (4,857)              10,371
   ---------------       ---------------      ---------------       ---------------      ---------------      ---------------


               953                    --                   --                    --                   --                  953

                --                    --                   --                  (109)                  --                 (109)
                                                                                                              ---------------
                                                                                                                          844

              (207)                   --                   --                    --                   --                 (207)
                --                    --                   --                    --                    1                    1
                --                    --                 (220)                   --                   --                 (210)
                --                    --                   65                    --                   --                  144
   ---------------       ---------------      ---------------       ---------------      ---------------      ---------------

   $         7,522       $          (125)     $          (378)      $           285      $        (4,856)     $        10,943
   ===============       ===============      ===============       ===============      ===============      ===============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                27

                                  FIRST ROBINSON FINANCIAL CORPORATION
                                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   YEARS ENDED MARCH 31, 2004 AND 2003
                                             (IN THOUSANDS)

                                                                                2004              2003
                                                                         -----------------------------------
OPERATING ACTIVITIES
    Net income                                                            $           953    $         998
    Items not requiring (providing) cash
       Depreciation and amortization                                                  268              285
       Provision for loan losses                                                      205              135
       Amortization of premiums and discounts on securities                           189              138
       Amortization of loan-servicing rights                                          104               60
       Compensation related to incentive plans                                         29              124
       Compensation related to ESOP                                                   144               98
       Deferred income taxes                                                           27                8
       Federal Home Loan Bank stock dividends received                                (39)             (36)
    Net realized gains on available-for-sale securities                                (6)              --
    Originations of mortgage loans held for sale                                  (10,694)         (15,843)
    Proceeds from the sale of mortgage laons                                       10,872           15,983
    Other                                                                             (16)              14
    Net gains of loans sold                                                          (178)            (140)
    Changes in
       Interest receivable                                                            (21)             (39)
       Cash surrender value of life insurance                                         (55)          (1,010)
       Other assets                                                                  (129)            (140)
       Prepaid income taxes                                                           (62)              --
       Interest payable and other liabilities                                         195             (115)
                                                                           --------------     ------------

           Net cash provided by operating activities                                1,786              520
                                                                           --------------     ------------

INVESTING ACTIVITIES
    Purchases of available-for-sale securities                                    (11,273)          (6,215)
    Proceeds from sales of available-for-sale securities                              282              500
    Proceeds from maturities of held to maturity securities                            --               50
    Repayment of principal on mortgage-backed securities                            8,473            6,514
    Purchase of Federal Reserve Bank stock                                            (17)              --
    Net change in loans                                                            (1,119)          (5,329)
    Purchase of premises and equipment                                               (345)            (154)
    Proceeds from sales of premises and equipment                                      --               13
    Proceeds from sale of foreclosed assets                                            33               73
                                                                           --------------     ------------

                                                                                   (3,788)          (4,408)
                                                                           --------------     ------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                      28



                                FIRST ROBINSON FINANCIAL CORPORATION
                          CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                 YEARS ENDED MARCH 31, 2004 AND 2003
                                  (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                               2004           2003
                                                                         --------------------------------
FINANCING ACTIVITIES
    Net increase in demand deposits, money market, NOW and savings
      accounts                                                                    5,458           3,607
    Net decrease in certificates of deposit                                      (2,015)         (3,010)
    Proceeds from Federal Home Loan Bank advances                                 6,500           3,000
    Repayment of Federal Home Loan Bank advances                                 (8,500)         (3,000)
    Proceeds from other borrowings                                               44,137          15,141
    Repayment of other borrowings                                               (47,665)        (11,643)
    Purchase of incentive plan shares                                              (239)             --
    Purchase of treasury stock                                                       --            (133)
    Dividends paid                                                                 (207)           (178)
    Net decrease in advances from borrowers for taxes and insurance                  (3)             (4)
                                                                           ------------    ------------

           Net cash provided by (used in) financing activities                   (2,534)          3,780
                                                                           ------------    ------------

DECREASE IN CASH AND CASH EQUIVALENTS                                            (4,536)           (108)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                     13,021          13,129
                                                                           ------------    ------------

CASH AND CASH EQUIVALENTS, END OF YEAR                                    $       8,485   $      13,021
                                                                           ============    ============

Supplemental Cash Flows Information

    Interest paid                                                         $       1,616   $       2,315

    Income taxes paid (net of refunds)                                    $         612   $         524

    Sale and financing of foreclosed assets                               $         102   $          30

    Real estate acquired in settlement of loans                           $         262   $          89



SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                    29

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS

        First Robinson Financial Corporation ("Company") is a financial holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, First Robinson Savings Bank (the "Bank"). The Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers in Robinson, Illinois. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

    PRINCIPLES OF CONSOLIDATION

        The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

    USE OF ESTIMATES

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties.

    CASH EQUIVALENTS

        The Bank considers all liquid investments with original maturities of three months or less to be cash equivalents.

    SECURITIES

        Available-for-sale securities, which include any security for which the Bank has no immediate plan to sell but which may be sold in the future, are carried at fair value. Unrealized gains and losses are recorded, net of related income tax effects, in other comprehensive income.

        Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

    LOANS HELD FOR SALE

        Mortgage loans originated and intended for sale on the secondary market are carried at the lower of cost or fair value in the aggregate. No loans were held at March 31, 2004 or 2003.

    LOANS

        Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses, any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Generally, loans are placed on non-accrual status at ninety days past due and interest is considered a loss, unless the loan is well-secured and in the process of collection.

    ALLOWANCE FOR LOAN LOSSES

        The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

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

        A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

    PREMISES AND EQUIPMENT

        Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.

    FEDERAL RESERVE AND FEDERAL HOME LOAN BANK STOCK

        Federal Reserve and Federal Home Loan Bank stock are required investments for institutions that are members of the Federal Reserve and Federal Home Loan Bank systems. The required investment in the common stock is based on a predetermined formula.

    FORECLOSED ASSETS HELD FOR SALE

        Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.

    MORTGAGE SERVICING RIGHTS

        Mortgage servicing rights on originated loans that have been sold are capitalized by allocating the total cost of the mortgage loans between the mortgage servicing rights and the loans based on their relative fair values. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues. Impairment of mortgage-servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans. The predominant characteristics currently used for stratification are type of loan and origination date. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

    INCENTIVE PLANS

        The Company accounts for its recognition and retention plan (RRP) in accordance with Accounting Principle Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees. The aggregate purchase price of all shares owned by the incentive plan is reflected as a reduction of stockholder's equity. Compensation expense is based on the market price of the Company's stock on the date the shares are granted and is recorded over the vesting period. The difference between the aggregate purchase price and the fair value on the date granted of the shares earned is recorded as an adjustment to additional paid-in capital.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

        In addition, the Company has a Director's Retirement Plan (DRP) deferred compensation plan where certain directors fees earned are deferred and placed in a "Rabbi Trust". The DRP has purchased stock of the Company with the funds. The deferred liability is equal to the shares owed multiplied by the market value at year-end. The deferred value of the shares purchased are recorded in a contra-equity account at cost similar to treasury stock. The change in share price is reflected as compensation expense subject to the transitional provisions for shares held by the Rabbi Trust at September 30, 1998. For the year ended March 31, 2004, the Company recognized expense of $124,000 related to the increase in the value of its common stock held in the Rabbi Trust.

    EMPLOYEE STOCK OWNERSHIP PLAN

        The Company accounts for its employee stock ownership plan (ESOP) in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position 93-6. The cost of shares issued to the ESOP but not yet allocated to participants are presented in the consolidated balance sheet as a reduction of stockholders' equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of shares committed to be released is recorded as an adjustment to additional paid-in capital. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are reflected as a reduction of debt.

        Shares are considered outstanding for earnings per share calculations when they are committed to be released; unallocated shares are not considered outstanding.

    TREASURY STOCK

        Treasury stock is stated at cost. Cost is determined by the first-in, first-out method.

    STOCK OPTIONS

        At March 31, 2004, the Bank has a stock-based employee compensation plan, which is described more fully in Note 14. The Bank accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share if the Bank had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

                                                                              2004             2003
---------------------------------------------------------------------------------------------------------
                                                                                  (IN THOUSANDS)
      Net income, as reported                                            $           953   $          998
      Add:  Stock-based employee compensation expense included in
             reported income, net of related tax effects                             151               35
      Less: Total stock-based employee compensation cost
             determined under the fair value based method, net of
             income taxes                                                           (153)             (81)
                                                                          --------------   --------------

      Pro forma net income                                               $           951   $          952
                                                                          ==============    =============

      Earnings per share:
          Basic - as reported                                            $          1.96   $         2.02
                                                                          ==============    =============

          Basic - pro forma                                              $          1.96   $         1.93
                                                                          ==============    =============

          Diluted - as reported                                          $          1.82   $         2.02
                                                                          ==============    =============

          Diluted - pro forma                                            $          1.82   $         1.93
                                                                          ==============    =============

    INCOME TAXES

        Deferred tax assets and liabilities are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized. The Company files consolidated income tax returns with its subsidiary.

    EARNINGS PER SHARE

        Earnings per share have been computed based upon the weighted-average common shares outstanding during each year. Unearned ESOP shares and unallocated incentive shares have been excluded from the computation of average shares outstanding.

    RECLASSIFICATIONS

        Certain reclassifications have been made to the 2003 financial statements to conform to the 2004 financial statement presentation. These reclassifications had no effect on net income.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

NOTE 2: SECURITIES

        The amortized cost and approximate fair values of securities are as follows:


AVAILABLE-FOR-SALE SECURITIES

                                                               GROSS              GROSS
                                            AMORTIZED       UNREALIZED          UNREALIZED        APPROXIMATE
                                               COST            GAINS              LOSSES          FAIR VALUE
                                        ------------------------------------------------------------------------
                                                                     (IN THOUSANDS)
MARCH 31, 2004
   U.S. government agencies             $          5,055  $            122   $             --   $          5,177
   Mortgage-backed securities                     15,287               342                 61             15,568
   State and political subdivisions                1,753                62                  9              1,806
   Other securities                                  196                --                 --                196
                                         ---------------   ---------------    ---------------    ---------------

                                        $         22,291  $            526   $             70   $         22,747
                                         ===============   ===============    ===============    ===============
MARCH 31, 2003
   U.S. government agencies                        5,100               212                 --              5,312
   Mortgage-backed securities                     13,463               387                 10             13,840
   State and political subdivisions                1,297                42                 --              1,339
   Other securities                                   96                --                 --                 96
                                         ---------------   ---------------    ---------------    ---------------

                                        $         19,956  $            641   $             10   $         20,587
                                         ===============   ===============    ===============    ===============

        The amortized cost and fair value of available-for-sale securities at March 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                  AVAILABLE-FOR-SALE
                                           -------------------------------
                                              AMORTIZED          FAIR
                                                COST             VALUE
                                           -------------------------------
                                                   (IN THOUSANDS)

          Within one year                  $        2,242   $        2,288
          One to five years                         1,858            1,932
          Five to ten years                         2,256            2,301
          After ten years                          15,935           16,226
                                            -------------    -------------

                                           $       22,291   $       22,747
                                            =============    =============

          Mortgage-backed securities       $       15,287   $       15,568
          Other investment securities               7,004            7,179
                                            -------------    -------------

                 Totals                    $       22,291   $       22,747
                                            =============    =============

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

        The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $5,045,000 at March 31, 2004, and $10,592,000 at March 31, 2003.

        In addition to the securities pledged as collateral, the Bank also purchased letters of credit with the Federal Home Loan Bank amounting to $7,000,000 and $6,100,000 at March 31, 2004 and 2003, respectively, which are also pledged to secure public deposits.

        The book value of securities sold under agreements to repurchase amounted to $3,058,000 and $6,721,000 at March 31, 2004 and 2003,
        respectively.

        Gross gains of $6,000 resulting from sales of available-for-sale securities were realized for 2004. No sales of available for sale securities occurred in 2003.

        Certain investments in debt (and marketable equity) securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at March 31, 2004, was $5,983,000, which is approximately 24.5% of the Bank's available-for-sale investment portfolio. These declines primarily resulted from recent increases in market interest rates and failure of certain investments to maintain consistent credit quality ratings.

        Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

        Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

        The following table shows our investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at March 31, 2004.

                                                                     LESS THAN 12 MONTHS
                                                              -------------------------------
                       DESCRIPTION OF                                             UNREALIZED
                         SECURITIES                             FAIR VALUE         LOSSES
           ----------------------------------------------------------------------------------
                                                                       (IN THOUSANDS)
             U.S. government agencies
                 Mortgage-backed securities                   $        5,751   $           61
                 State and political subdivisions                        232                9
                                                               -------------    -------------

                    Total temporarily impaired securities     $        5,983   $           70
                                                               =============    =============

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

NOTE 3: LOANS AND ALLOWANCE FOR LOAN LOSSES

    CATEGORIES OF LOANS AT MARCH 31, INCLUDE:

                                                                 2004             2003
                                                           -----------------------------------
                                                                     (IN THOUSANDS)
      Commercial and agricultural                          $          9,170   $          8,728
      State and Municipal Government                                  1,227                759
      Real estate construction and development property                 857              1,201
      Commercial and agriculture real estate                         14,754             15,113
      Residential real estate                                        34,400             34,079
      Consumer and other                                              5,129              5,216
                                                            ---------------    ---------------

             Total loans                                             65,537             65,096

      Less
          Undisbursed portion of loans                                   38                209
          Allowance for loan losses                                     655                619
                                                            ---------------    ---------------

             Net loans                                     $         64,844   $         64,268
                                                            ===============    ===============

    Activity in the allowance for loan losses was as follows:

                                                                 2004             2003
                                                           -----------------------------------
                                                                     (IN THOUSANDS)
           Balance, beginning of year                      $            619   $            534
           Provision charged to expense                                 205                135
           Losses charged off, net of recoveries of
              $41 for 2004 and $169 for 2003                           (169)               (50)
                                                            ---------------    ---------------

           Balance, end of year                            $            655   $            619
                                                            ===============    ===============

    Impaired loans totaled $361,000 and $278,000 at March 31, 2004 and 2003, respectively. An allowance for loan losses of $65,000 and $24,000 relates to impaired loans of $109,000 and $100,000, at March 31, 2004 and 2003, respectively. At March 31, 2004 and 2003, impaired loans of $252,000 and $178,000, respectively, had no related allowance for loan losses.

    Interest of $11,000 and $24,000 was recognized on average impaired loans of $494,000 and $271,000 for 2004 and 2003, respectively. Interest of $11,000 and $24,000 was recognized on impaired loans on a cash basis during 2004 and 2003, respectively.

    At March 31, 2004 and 2003, there were no accruing loans delinquent 90 days or more. Non-accruing loans at March 31, 2004 and 2003 were $361,000 and $278,000, respectively.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

NOTE 4: PREMISES AND EQUIPMENT

    Major classifications of premises and equipment, stated at cost, are as follows:


                                                      2004             2003
                                                -----------------------------------
                                                           (IN THOUSANDS)
      Land                                      $            334   $            334
      Buildings and improvements                           2,560              2,560
      Equipment                                            2,687              2,342
                                                 ---------------    ---------------

                                                           5,581              5,236
      Less accumulated depreciation                       (2,913)            (2,647)
                                                 ---------------    ---------------

             Net premises and equipment         $          2,668   $          2,589
                                                 ===============    ===============

NOTE 5:  LOAN SERVICING

    Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others was $19,924,000 and $15,973,000 at March 31, 2004 and 2003, respectively.

    Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $499,000 and $650,000 at March 31, 2004 and 2003, respectively.

    The aggregate fair value of capitalized mortgage servicing rights at March 31, 2004 and 2003 totaled $170,000 and $151,000, respectively. Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value. For purposes of measuring impairment, risk characteristics, including type of loan and origination date, were used to stratify the originated mortgage servicing rights.

                                                      2004             2003
                                                -----------------------------------
                                                           (IN THOUSANDS)
      Mortgage servicing rights
          Balance, beginning of year            $            151   $             80
          Servicing rights capitalized                       123                141
          Amortization of servicing rights                  (104)               (70)
                                                 ---------------    ---------------

          Balance, end of year                  $            170   $            151
                                                 ===============    ===============

    The Bank had no valuation allowance established for mortgage servicing rights for the years ended March 31, 2004 and 2003.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

NOTE 6:  INTEREST-BEARING DEPOSITS

    Interest-bearing deposits in denominations of $100,000 or more were $8,845,000 on March 31, 2004, and $9,162,000 on March 31, 2003.

    At March 31, 2004, the scheduled maturities (in thousands) of time deposits are as follows:

        2005                                                 $      21,903
        2006                                                         8,471
        2007                                                         1,748
        2008                                                         1,475
        2009                                                             7
        Thereafter                                                      30
                                                              ------------

                                                             $      33,634
                                                              ============

NOTE 7:  SHORT-TERM BORROWINGS

    Short-term borrowings included the following at March 31:

                                                         2004          2003
                                                     ---------------------------
                                                            (IN THOUSANDS)

      Securities sold under repurchase agreements    $      2,902   $      6,430
                                                      ===========    ===========

    Securities sold under agreements to repurchase consist of obligations of the Bank to other parties. The obligations are secured by Mortgage Back Securities & Agencies and such collateral is held by the Bank in safekeeping at the Federal Home Loan Bank - Chicago. The maximum amount of outstanding agreements at any month end during 2004 and 2003 totaled $10,450,000 and $6,430,000, respectively, and the monthly average of such agreements totaled $ 5,222,000 and $3,605,000 for 2004 and 2003, respectively. The agreements at March 31, 2004, mature periodically within 24 months.

NOTE 8:  FEDERAL HOME LOAN BANK ADVANCES

    Federal Home Loan Bank Advances consisted of the following components:

                                                         2004          2003
                                                     ---------------------------
                                                            (IN THOUSANDS)

      Federal Home Loan Bank advances                $      1,000   $      3,000
                                                      ===========    ===========

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

    The Federal Home Loan Bank advances, bearing interest of 5.6% and due February, 2006, are secured by one to four-family mortgage loans totaling $30,730,000 at March 31, 2004.

NOTE 9:  INCOME TAXES

    The provision for income taxes includes these components:

                                                       2004               2003
                                               --------------------------------------
                                                           (IN THOUSANDS)
      Taxes currently payable                    $            548   $            531
      Deferred income taxes                                    27                  8
                                                  ---------------    ---------------

             Income tax expense                  $            575   $            539
                                                  ===============    ===============

        A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below:

                                                       2004               2003
                                               --------------------------------------
                                                           (IN THOUSANDS)
      Computed at the statutory rate (34%)       $            520   $            523
      Increase (decrease) resulting from
          Tax exempt interest                                 (43)               (66)
          State income taxes                                   64                 64
          Other                                                34                 18
                                                  ---------------    ---------------

             Actual tax expense                  $            575   $            539
                                                  ===============    ===============

    The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

                                                       2004               2003
                                               --------------------------------------
                                                           (IN THOUSANDS)
      Deferred tax assets
          Allowance for loan losses              $            270   $            239
          Deferred compensation                               100                 55
                                                  ---------------    ---------------

                                                              370                294
                                                  ---------------    ---------------

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

                                                       2004               2003
                                                -------------------------------------
                                                           (IN THOUSANDS)
      Deferred tax liabilities
          Depreciation                           $           (224)  $           (167)
          Federal Home Loan Bank Stock Dividend              (103)               (82)
          Unrealized gains on
            available-for-sale securities                    (171)              (237)
          Other                                               (40)               (15)
                                                  ---------------    ---------------

                                                             (538)              (501)
                                                  ---------------    ---------------

             Net deferred tax liability          $           (168)  $           (207)
                                                  ===============    ===============

NOTE 10: OTHER COMPREHENSIVE INCOME (LOSS)

    Other comprehensive income components and related taxes were as follows:

                                                                               2004               2003
                                                                        -------------------------------------
                                                                                     (IN THOUSANDS)
      Unrealized gains (losses) on available-for-sale securities         $           (169)  $            740
      Less reclassification adjustment for realized gains included
         in income                                                                     (6)                --
                                                                          ---------------    ---------------

             Other comprehensive income, before tax effect                           (175)               740
      Tax expense (benefit)                                                            66               (278)
                                                                          ---------------    ---------------

             Other comprehensive income (loss)                           $           (109)  $            462
                                                                          ===============    ===============

NOTE 11: REGULATORY MATTERS

    The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below). Management believes, as of March 31, 2004 and 2003, that the Bank meets all capital adequacy requirements to which it is subject.

    As of March 31, 2004, the most recent notification from the Comptroller categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

    The Bank's actual capital amounts and ratios are also presented in the table. A total of $17,000 and $15,000 was deducted from capital for interest-rate risk in 2004 and 2003, respectively.

                                                                                         TO BE WELL CAPITALIZED
                                                               FOR CAPITAL ADEQUACY     UNDER PROMPT CORRECTIVE
                                            ACTUAL                   PURPOSES              ACTION PROVISIONS
                                  --------------------------------------------------------------------------------
                                     AMOUNT        RATIO        AMOUNT        RATIO       AMOUNT        RATIO
                                  --------------------------------------------------------------------------------
AS OF MARCH 31, 2004
  Total risk-based capital
    (to risk-weighted assets)       $  10,413       17.1%     $   4,884          8.0%    $   6,104       10.0%

  Tier I capital
    (to risk-weighted assets)       $   9,758       16.0%     $   2,442          4.0%    $   3,663        6.0%

  Tier I capital
    (to average assets)             $   9,758        9.7%     $   4,044          4.0%    $   5,055        5.0%

AS OF MARCH 31, 2003
  Total risk-based capital
    (to risk-weighted assets)       $  10,045       16.8%     $   4,798          8.0%    $   5,997       10.0%

  Tier I capital
    (to risk-weighted assets)       $   9,426       15.7%     $   2,399          4.0%    $   3,598        6.0%

  Tier I capital
    (to average assets)             $   9,426        9.2%     $   4,087          4.0%    $   5,109        5.0%

    The Company is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At March 31, 2004, approximately $1,232,000 of retained earnings were available for dividend declaration without prior regulatory approval.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

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

NOTE 12: RELATED PARTY TRANSACTIONS

    At March 31, 2004 and 2003, the Bank had loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties), in the amount of $1,700,000 and $1,630,000, respectively.

    In management's opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management's opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.

    Deposits from related parties held by the Bank at March 31, 2004 and 2003, totaled $430,000 and $968,000, respectively.

NOTE 13: EMPLOYEE BENEFITS

    The Bank has a defined contribution pension plan covering all employees with three months of employment and minimum age of 21. Employees may contribute up to 10% of their compensation with the Bank matching 1% of the employee's contribution on the first 4% of the employee's compensation. Employer contributions charged to expense for 2004 and 2003 were $9,000 and $8,000, respectively.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

    Also, the Bank has a deferred compensation agreement with active Directors. The agreement provides annual contributions of $2,000 per year per director to be paid on January 1st of each year. The contributions are used to purchase shares of the Company's stock which are held in trust for the Directors until retirement. The total number of shares in the plan as of March 31, 2004 is 13,480. The cost of the shares held by the Trust is included in unearned ESOP and incentive compensation on the consolidated balance sheets. The charge to expense for the annual contribution was $14,000 for 2004 and $14,000 for 2003. Additional compensation expense of $124,000 has been recorded to adjust the fair value the shares to the current market price for the year ended March 31, 2004.

    As part of the conversion in 1997, the Company established an ESOP covering substantially all employees of the Company. The ESOP acquired 68,770 shares of Company common stock at $10 per share in the conversion with funds provided by a loan from the Company. Accordingly, $688,000 of common stock acquired by the ESOP was shown as a reduction of stockholders' equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay the loan and are treated as compensation expense. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually, at December 31, by the Board of Directors of the Company, are made to the ESOP.

                                                        2004              2003
                                                 ------------------------------------
      Allocated shares                                     47,798             41,345
      Shares ratably released for allocation                1,538              1,628
      Unallocated shares                                   15,818             22,241
                                                  ---------------    ---------------

             Total ESOP shares                             65,154             65,214
                                                  ===============    ===============

             Fair value of unreleased shares     $        392,286   $        358,080
                                                  ===============    ===============

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

    The Company adopted with stockholders approval the Recognition and Retention Plan (the RRP) on July 29, 1998. The plan provides for the granting of shares of common stock to the eligible directors, officers and employees. The RRP was approved for 42,981 shares of common stock of the Company. The RRP has granted 35,750 shares to existing directors, officers and employees with 7,231 available for future grants. The original granted shares vested in five equal annual installments, with the first installment vesting immediately upon the plan approval and the last vesting on July 29, 2002. The vesting of the granted shares can be accelerated based on certain plan provisions. Directors, officers and employees granted shares retain voting rights and, if dividends are paid, dividends during the vesting period. The RRP will continue in effect for a term of ten years unless otherwise terminated. The Company's stock price was $17.25 on the RRP approval date. The Company repurchased 42,981 shares of its common stock during the year ended March 31, 1999 at a cost of $746,000. Expense recognized under the RRP plan totaled approximately $-0- and $65,000 for the years ended March 31, 2004 and 2003, respectively.

NOTE 14: STOCK OPTION PLAN

    The Company has a fixed option plan under which the Company may grant options that vest over 5 years to selected employees for up to 103,155 shares of common stock. The exercise price of each option is intended to equal the fair value of the Company's stock on the date of grant. An option's maximum term is 10 years.

    A summary of the status of the plan at March 31, 2004 and 2003, and changes during the years then ended is presented below:


                                              2004                              2003
                               -----------------------------------------------------------------------
                                                  WEIGHTED-AVERAGE                   WEIGHTED-AVERAGE
                                     SHARES        EXERCISE PRICE        SHARES       EXERCISE PRICE
                               -----------------------------------------------------------------------
Outstanding, beginning
     of year                             86,372    $        17.25           87,688    $        17.25
   Granted                                3,200    $        17.91               --    $            --
   Exercised                             25,228    $        17.27               --    $            --
   Expired                                   --    $           --            1,316    $            --
                                  -------------                      -------------

Outstanding, end of year                 64,344    $        17.27           86,372    $        17.25
                                  =============     =============    =============     =============

Options exercisable, end
     of year                             61,784    $        17.25           86,372    $        17.25
                                  ==============    =============    =============     =============

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

    The fair value of options granted is estimated on the date of the grant using the Black-Scholes model with the following weighted-average assumptions:

                                                                2004            2003
                                                          ----------------------------------
    Dividend yields                                                1.8%             3.0%
    Volatility factors of expected market price of
       common stock                                               33.6%            21.0%
    Risk-free interest rates                                       5.0%             5.5%
    Expected life of options                                       5 years          8 years

    Weighted-average fair value of options granted
       during the year                                     $       5.47     $       5.12
                                                            ===========      ===========

    The following table summarizes information about stock options under the plan outstanding at March 31, 2004:

                                               OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                                     --------------------------------------------------------------------------
                                       WEIGHTED-AVERAGE        WEIGHTED-                           WEIGHTED-
                         NUMBER            REMAINING             AVERAGE          NUMBER            AVERAGE
  EXERCISE PRICE      OUTSTANDING      CONTRACTUAL LIFE      EXERCISE PRICE     EXERCISABLE     EXERCISE PRICE
---------------------------------------------------------------------------------------------------------------
     $ 16.50               2,000              9.1               $ 16.50              240            $ 16.50

     $ 17.25              61,544              4.3               $ 17.25           61,544            $ 17.25

     $ 21.00                 800             9.25               $ 21.00               --            $ 21.00

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

NOTE 15: EARNINGS PER SHARE

    Earnings per share (EPS) were computed as follows:

                                                               YEAR ENDED MARCH 31, 2004
                                                    ----------------------------------------------
                                                                       WEIGHTED-
                                                                        AVERAGE      PER SHARE
                                                       INCOME           SHARES         AMOUNT
--------------------------------------------------------------------------------------------------
                                                                    (IN THOUSANDS)
    Net income                                      $         953         485,014

    Basic earnings per share
        Income available to common
          stockholders                                                              $        1.96
                                                                                     ============
    Effect of dilutive securities
        Stock options                                                      23,674
        Incentive shares                                       --          13,938
                                                     ------------    ------------
    Diluted earnings per share
        Income available to common
          stockholders and assumed conversions      $         953         522,626   $        1.82
                                                     ============    ============    ============


                                                               YEAR ENDED MARCH 31, 2003
                                                    ----------------------------------------------
                                                                       WEIGHTED-
                                                                        AVERAGE      PER SHARE
                                                       INCOME           SHARES         AMOUNT
--------------------------------------------------------------------------------------------------
                                                                    (IN THOUSANDS)
    Net income                                      $         998         492,972

    Basic earnings per share
        Income available to common
          stockholders                                                              $        2.02
                                                                                     ============
    Diluted earnings per share
        Income available to common
          stockholders and assumed conversions      $         998         492,972   $        2.02
                                                     ============    ============    ============

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

    Options to purchase 86,372 shares of common stock at $17.25 per share were outstanding at March 31, 2003, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.


NOTE 16: DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following table presents estimated fair values of the Company's financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

                                            MARCH 31, 2004                MARCH 31, 2003
                                  --------------------------------------------------------------
                                     CARRYING                       CARRYING
                                      AMOUNT         FAIR VALUE      AMOUNT         FAIR VALUE
                                  --------------------------------------------------------------
                                                           (IN THOUSANDS)
FINANCIAL ASSETS

   Cash and cash equivalents       $      1,480    $      1,480   $     1,235     $       1,235
   Interest-bearing deposits       $      7,005    $      7,005   $    11,786     $      11,786
   Available-for-sale
       securities                  $     22,747    $     22,747   $    20,587     $      20,587
   Loans held for sale             $         --    $         --   $        --     $          --
   Loans, net of allowance
       for loan losses             $     64,844    $     67,286   $    64,268     $      65,317
   Federal Reserve and
       Federal Home Loan
       Bank stock                  $        760    $        760   $       704     $         704
   Interest receivable             $        623    $        623   $       602     $         602


                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003


                                            MARCH 31, 2004                MARCH 31, 2003
                                  --------------------------------------------------------------
                                     CARRYING                       CARRYING
                                      AMOUNT         FAIR VALUE      AMOUNT         FAIR VALUE
                                  --------------------------------------------------------------
                                                           (IN THOUSANDS)
FINANCIAL LIABILITIES
   Deposits                        $     86,185    $     87,455   $    82,742     $      83,682
   Short-term borrowings           $      2,902    $      2,938   $     6,430     $       6,547
   Federal Home Loan Bank
       advances                    $      1,000    $      1,002   $     3,000     $       3,008
   Advances from borrowers
       for taxes and
       insurance                   $         95    $         95   $        98     $          98
   Interest payable                $         99    $         99   $       149     $         149

Unrecognized financial
       instruments (net of
       contract amount)
   Letters of credit               $         --    $         --   $        --     $          --
   Lines of credit                 $         --    $         --   $        --     $          --

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

CASH AND CASH EQUIVALENTS, INTEREST-BEARING DEPOSITS AND FEDERAL RESERVE AND FEDERAL HOME LOAN BANK STOCK

    The carrying amount approximates fair value.

SECURITIES

    Fair values equal quoted market prices, if available. If quoted market prices are not available, fair value is estimated based on quoted market prices of similar securities.

LOANS HELD FOR SALE

    For homogeneous categories of loans, such as mortgage loans held for sale, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

LOANS

    The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

DEPOSITS

    Deposits include demand deposits, savings accounts, NOW accounts and certain money market deposits. The carrying amount approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.

SHORT-TERM BORROWINGS, FEDERAL HOME LOAN BANK ADVANCES, INTEREST PAYABLE AND ADVANCES FROM BORROWERS FOR TAXES AND INSURANCE

    The carrying amount approximates fair value.

FEDERAL HOME LOAN BANK ADVANCES

    Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

LETTERS OF CREDIT AND LINES OF CREDIT

    The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

NOTE 17: SIGNIFICANT ESTIMATES AND CONCENTRATIONS

    Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the footnote regarding loans. Other significant estimates and concentrations not discussed in those footnotes include:

  FORECLOSED ASSETS HELD FOR SALE

    Foreclosed assets held for sale include one to four-family dwellings and a commercial property horse farm in the local area with a carrying value of $223,000 at March 31, 2004, net of a valuation allowance of $ -0-. The carrying value reflects management's best estimate of the amount to be realized from the sale of the property. While the estimate is based on a valuation by an independent appraiser, there have been no recent sales of properties comparable to the horse farm in the area to consider in preparing the valuation, and the market for such properties is limited. Therefore, the amount that the Bank realizes from the sale of the property could differ materially in the near term from the carrying value reflected in these financial statements.

NOTE 18: COMMITMENTS AND CREDIT RISK

  STANDBY LETTERS OF CREDIT

    In the normal course of business, the Bank issues various financial standby, performance standby and commercial letters of credit for its customers. As consideration for the letters of credit, the institution charges letter of credit fees based on the face amount of the letters and the creditworthiness of the counterparties. These letters of credit are stand-alone agreements, and are unrelated to any obligation the depositor has to the Bank.

    Standby letters of credit are irrevocable conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under non-financial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers.

    The Bank had total outstanding standby letters of credit amounting to $1,522,000 and $40,000 at March 31, 2004 and 2003, respectively, with terms ranging from 12 to 18 months. At March 31, 2004, the Bank's deferred revenue under standby letters of credit agreements was nominal.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

  LINES OF CREDIT

    Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

    At March 31, 2004, the Bank had granted unused lines of credit to borrowers aggregating approximately $4,405,000 and $2,425,000 for commercial lines and open-end consumer lines, respectively. At March 31, 2003, unused lines of credit to borrowers aggregated approximately $5,331,000 for commercial lines and $2,349,000 for open-end consumer lines.


NOTE 19: CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

    Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:


                                  CONDENSED BALANCE SHEETS

                                                                        MARCH 31,
                                                           ---------------------------------
                                                                  2004            2003
                                                           ---------------------------------
                                                                      (IN THOUSANDS)
    ASSETS
        Cash and due from banks                             $        1,042   $          518
                                                             -------------    -------------

           Total cash and cash equivalents                           1,042              518
                                                             -------------    -------------

        Investment in common stock of subsidiaries                  10,060            9,834
        Other assets                                                   206               71
                                                             -------------    -------------

           Total assets                                     $       11,308   $       10,423
                                                             =============    =============

    LIABILITIES
        Other liabilities                                   $          365   $           52
                                                             -------------    -------------

           Total liabilities                                           365               52
                                                             -------------    -------------

    STOCKHOLDERS' EQUITY                                            10,943           10,371
                                                             -------------    -------------

           Total liabilities and stockholders' equity       $       11,308   $       10,423
                                                             =============    =============

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

                                 CONDENSED STATEMENTS OF INCOME

                                                                           YEAR ENDING MARCH 31,
                                                                    ---------------------------------
                                                                          2004             2003
                                                                    ---------------------------------
                                                                              (IN THOUSANDS)
    INCOME
        Dividends from subsidiaries                                  $          891   $          467
        Other income                                                             21               27
                                                                      -------------    -------------

               Total income                                                     912              494
                                                                      -------------    -------------

    EXPENSES
        Other expenses                                                          351              145
                                                                      -------------    -------------

               Total expenses                                                   351              145
                                                                      -------------    -------------

    INCOME BEFORE INCOME TAX AND EQUITY IN UNDISTRIBUTED INCOME
       OF SUBSIDIARY                                                            561              349
                                                                      -------------    -------------

    INCOME TAX BENEFIT                                                         (124)             (44)
                                                                      -------------    -------------

    INCOME BEFORE EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY                  685              393
                                                                      -------------    -------------

    EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY                                268              605
                                                                      -------------    -------------

    NET INCOME                                                       $          953   $          998
                                                                      =============    =============

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003


                                 CONDENSED STATEMENTS OF CASH FLOWS

                                                                           YEAR ENDING MARCH 31,
                                                                    ---------------------------------
                                                                          2004             2003
                                                                    ---------------------------------
                                                                              (IN THOUSANDS)

    OPERATING ACTIVITIES
        Net income                                                   $          953   $          998
        Items not requiring (providing) cash
           Deferred income taxes                                                (47)              --
           Equity in undistributed earnings of subsidiary                      (268)            (605)
           Compensation related to incentive plans                              107              124
        Changes in
           (Increase) decrease in other assets                                  (88)             114
           (Increase) decrease in other liabilities                             313              (96)
                                                                      -------------    -------------

               Net cash provided by operating activities                        970              535
                                                                      -------------    -------------
    FINANCING ACTIVITIES
        Purchase treasury stock                                                  --             (133)
        Dividends paid                                                         (207)            (178)
        Record Directors' Retirement Plan shares                               (239)              --
        ESOP                                                                     --             (115)
                                                                      -------------    -------------

               Net cash used in financing activities                           (446)            (426)
                                                                      -------------    -------------

    NET CHANGE IN CASH AND CASH EQUIVALENTS                                     524              109

    CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                              518              409
                                                                      -------------    -------------

    CASH AND CASH EQUIVALENTS AT END OF YEAR                         $        1,042   $          518
                                                                      =============    =============

FIRST ROBINSON FINANCIAL CORPORATION AND SUBSIDIARY

STOCKHOLDER INFORMATION

ANNUAL MEETING

        The annual meeting of stockholders will be held at 9:00 a.m., Thursday, July 22, 2004, at the Company's office located at 501 East Main Street, Robinson, Illinois.

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


                                       Fiscal 2004                               Fiscal 2003
                            High          Low          Dividends       High          Low         Dividends
                       ----------------------------------------------------------------------- --------------
First Quarter              22.25         16.00           $0.40        $14.20       $13.73          $0.34
Second Quarter             23.75         20.75             -           14.98        14.00           --
Third Quarter              24.25         22.00             -           15.01        14.20           --
Fourth Quarter             24.80         23.75             -           16.35        14.55           --

        The Company declared and paid a dividend of $0.40 per share in fiscal 2004. Dividend payment decisions are made with consideration of a variety of factors including earnings, financial condition, market considerations and regulatory restrictions. Restrictions on dividend payments are described in Note 11 of the Notes to Financial Statements included in this Annual Report.

        As of June 10, 2004, the Company had approximately 480 registered stockholders of record and 519,780 outstanding shares of Common Stock.

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


ANNUAL AND OTHER REPORTS

        The Company is required to file an Annual Report on Form 10-KSB for its fiscal year ended March 31, 2004, with the Securities and Exchange Commission. Copies of the Annual Report on Form 10-KSB and the Company's Quarterly Reports on Form 10-QSB may be obtained without charge by contacting:

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

EXECUTIVE OFFICERS
RICK L. CATT                                    W.E. HOLT
PRESIDENT AND CHIEF EXECUTIVE OFFICER           VICE PRESIDENT AND SENIOR LOAN OFFICER

LESLIE TROTTER, III                             JAMIE E. MCREYNOLDS
VICE PRESIDENT                                  VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY
WILLIAM D. SANDIFORD
VICE PRESIDENT

INDEPENDENT AUDITORS                            SPECIAL COUNSEL
BKD, LLP                                        Katten Muchin Zavis Rosenman
501 N. Broadway                                 1025 Thomas Jefferson Street, N.W.
Suite 600                                       East Lobby, Suite 700
St. Louis, MO  62102-2102                       Washington, D.C.  20007-5201