Form 10KSB, Exhibit 13
period 2005-03-31
FIRST ROBINSON FINANCIAL CORP
filed 2005-06-29
CIK 1035991

                                   EXHIBIT 13

                          ANNUAL REPORT TO STOCKHOLDERS

--------------------------------------------------------------------------------

                               2005 ANNUAL REPORT

--------------------------------------------------------------------------------

















                      FIRST ROBINSON FINANCIAL CORPORATION

--------------------------------------------------------------------------------

     TABLE OF CONTENTS

--------------------------------------------------------------------------------


                                                                        PAGE NO.
                                                                        --------

     President's Message.......................................................1
     Selected Consolidated Financial Information ..............................4
     Management's Discussion and Analysis of Financial Condition and
        Results of Operations..................................................6
     Financial Statements.....................................................24
     Stockholder Information..................................................57
     Corporate Information....................................................59

                [FIRST ROBINSON FINANCIAL CORPORATION LETTERHEAD]




Dear Fellow Stockholder,

        The Board of Directors and management are pleased to share with you the Annual Report of First Robinson Financial Corporation (the "Company") for our fiscal year ended March 31, 2005. Total assets climbed to $111.5 million, a near record increase of $9.5 million, or 9.4%, while asset quality remained strong at 0.24% as measured by our non-performing assets to total assets ratio. However, the business and economic environment during the past fiscal year was unusually challenging. The surge of mortgage refinancing we experienced during our fiscal year ending March 31, 2004, a major factor in our financial performance a year ago, slowed significantly during the past fiscal year, contributing to a decline in non-interest income and gains on the sale of loans. We also experienced increased non-interest expense primarily in the areas of data processing and professional services. As a result of these and other factors and despite an actual increase in net interest income, the Company earned $858,000 for the fiscal year ending March 31, 2005, a decrease of $95,000, or ten percent from the same period of 2004. Our Company and its wholly owned subsidiary, First Robinson Savings Bank, N.A. (the "Bank"), continue to enjoy a high level of capital as stockholders' equity was up 4.7%. I would encourage you to read "Management's Discussion and Analysis of Financial Condition and Results of Operation" for more information.

        During the past fiscal year, our stock price has remained consistently between $24.00 and $25.75 per share. The book value of our stock has increased by 3.8%. In recognition of the Company's continued strong performance, the Board of Directors was also pleased to increase your dividends by 16.3% to a record $0.50 per share. The Company continues to have a stock repurchase plan that allows management, at their discretion and within limitations, to purchase outstanding shares of First Robinson Financial Corporation. The primary focus of our employees, management and the Board of Directors is to increase the value of our Company, while providing outstanding customer service and quality banking products to our customers.

        The privacy and safety of financial and personal information make headline news in today's world. This has always been of vital importance to our Company and how we protect our customers' information is critical to our reputation as a leader in the financial services community. During the past fiscal year, we purchased additional security equipment to help maintain and protect the integrity of our information technology systems from both internal and external threats. Not only have we increased our training of Bank personnel, we have also partnered with both radio and print media to alert and educate the general public concerning financial privacy.

        In order to compete effectively, we must make our services as convenient as possible to our customers. To that end, we have established a new drive-up ATM location at the Barn Plaza on the west side of Robinson and additionally we have installed ATMs at Lincoln Trail College and the Robinson Bowling Center. We believe these locations will permit us to attract new customers while providing easy access to locations for existing customers.

        After several years of research and discussion, the Board of Directors and management are very excited to announce that we hope to soon offer trust department services to our customers and our community. We recently had an informational meeting with local attorneys and accountants and have signed a trust referral agreement with Independent Bankers Bank who will provide us expertise and training. A year from now, I hope to share with you our first full report on our newly formed trust services. If you need trust services, please give us an opportunity to explain our program to you.

        Management and the Board of Directors continue to look for new services and products to offer to our customers while also exploring ways to improve your Company. This IS your Company and we want you to have confidence and pride in it, therefore we would encourage your questions, comments and suggestions.

        In our opinion, we are second to none in supporting our communities with not only monetary donations to a myriad of worthy organizations and causes, but just as importantly with our employees and directors who actively provide hours upon hours of volunteer service. We strongly believe in being a REAL COMMUNITY BANK. The focus of our Company remains unchanged; we are committed to being a community-oriented financial institution serving the residents and businesses of Crawford County and surrounding counties. With your support, we believe we have remained true to that focus! On behalf of all of us at First Robinson, we thank you for your patronage and your support as we look forward to the challenges and opportunities of a new fiscal year.

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

                                                                                  At March 31,
                                                                                  ------------
                                                                            2005                2004
                                                                            ----                ----
                                                                                 (in thousands)
SELECTED FINANCIAL CONDITION DATA:
Total assets..................................................           $ 111,445           $ 101,908
Loans receivable, net.........................................              66,815              64,844
Mortgage-backed securities....................................              23,498              15,568
Interest bearing deposits.....................................               7,545               7,005
Investment securities.........................................               6,424               7,179
Deposits......................................................              88,968              86,185
Total borrowings..............................................              10,173               3,902
Stockholders' equity..........................................              11,456              10,943


                                                                             Year Ended At March 31,
                                                                             -----------------------
                                                                            2005                2004
                                                                            ----                ----
                                                                                 (in thousands)
SELECTED OPERATIONS DATA:
Total interest income.........................................           $   5,440           $   5,564
Total interest expense........................................              (1,348)             (1,566)
                                                                         ---------           ---------
Net interest income...........................................               4,092               3,998
Provision for loan losses.....................................                (200)               (205)
                                                                         ---------           ---------
Net interest income after provision for loan losses...........               3,892               3,793
                                                                         ---------           ---------
Fees and service charges......................................                 794                 742
Net Gain on sales of loans....................................                  66                 178
Other non-interest income.....................................                 253                 287
                                                                         ---------           ---------
Total non-interest income.....................................               1,113               1,207
                                                                         ---------           ---------
Total non-interest expense....................................              (3,633)             (3,472)
                                                                         ---------           ---------
Income before taxes and extraordinary item....................               1,372               1,528
Income tax provision..........................................                (514)               (575)
                                                                         ---------           ---------
Net income....................................................           $     858           $     953
                                                                         =========           =========

                                                                           Year Ended At March 31,
                                                                           -----------------------
                                                                           2005                2004
                                                                           ----                ----
                                                                                 (in thousands)
SELECTED FINANCIAL AND OTHER DATA:
Performance Ratios:
   Return on assets (ratio of net income to average total assets)           0.82%               0.92%
   Return on stockholders' equity (ratio of net income to average
   equity)....................................................              7.70                8.93
   Interest rate spread information:
     Average during period....................................              3.94                3.85
     End of period............................................              3.61                3.96
     Net interest margin(1)...................................              4.17                4.12
     Ratio of operating expense to average total assets.......              3.48                3.35
     Ratio of average interest-earning assets to average
     interest-bearing liabilities.............................            117.18              116.44

Quality Ratios:
   Non-performing assets to total assets at end of period.....              0.24                0.57
   Allowance for loan losses to non-performing loans..........            265.92              181.44
   Allowance for loan losses to loans receivable, net.........              1.01                1.01

Capital Ratios:
   Stockholders' equity to total assets at end of period......             10.28               10.74
   Average stockholders' equity to average assets.............             10.66               10.30


Other Data:
   Number of full-service offices.............................                 3                   3
   Number of full-time employees..............................                41                  41
   Number of deposit accounts.................................            11,807              12,376
   Number of loan accounts....................................             2,571               2,597

------------------
(1) Net interest income divided by average interest-earning assets.

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

        The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advise readers that various factors, including regional and national economic conditions, substantial changes in levels of market interest rates, credit and other risks of lending and investment activities and competitive and regulatory factors, could affect our financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

        The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

GENERAL

        The Company's principal business, through its operating subsidiary, First Robinson Savings Bank, National Association, (the "Bank") consists of accepting deposits from the general public and investing these funds primarily in loans, mortgage-backed securities and other securities. Loans consist primarily of loans secured by residential real estate located in the Company's market area, consumer loans, commercial loans, and agricultural loans.

        Net income is dependent primarily on net interest income, which is the difference between interest earned on interest-earning assets and the interest paid on interest-bearing liabilities. Net interest income is a function of "interest rate spread," which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. To a lesser extent, the level of general and administrative expenses and the level of other income, which primarily consists of service charges and other fees, also affect net income.

        Operations are significantly affected by prevailing economic conditions, competition and the monetary, fiscal and regulatory policies of government agencies. The demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds influence lending activities. Deposit flows and costs of funds are influenced by prevailing market rates of interest, competing investments, account maturities, and the levels of personal income and savings in the Company's market area.

        Historically, The Company's mission has been to originate loans on a profitable basis to the communities served. In seeking to accomplish this mission, the Board of Directors and management have adopted a business strategy designed (i) to maintain the Bank's capital level in excess of regulatory requirements; (ii) to maintain asset quality, (iii) to maintain, and if possible, increase earnings; and (iv) to manage exposure to changes in interest rates.

BUSINESS STRATEGY

        First Robinson Savings Bank, N.A. is a community-oriented, locally owned financial institution offering community-banking services to residents and businesses of Crawford County, Illinois, our primary market area. Periodically, the Board of Directors and management meet to strategically plan for the future. We review and discuss both current and new products and services to determine their effect on our profitability and customer service. We also monitor any and all current events and economic trends in our local area that could materially impact the Bank's earnings. At the present time, the employment market has remained strong in Crawford County and we anticipate no events or economic trends that could negatively affect the Bank. The recent and foreseen rise in interest rates should have a positive affect on the Bank, as management will slow the growth of deposit rates in comparison to loan rates.

        Management has established advisory boards, consisting of six or seven community members in Oblong and Palestine. These boards, along with the Board of Directors, believe we should continue to emphasize our three primary strengths. Those strengths are 1) our staff, which are local, involved, friendly and service oriented; 2) our locally owned and operated Bank; and 3) our excellent reputation and community image. The strategic plan identifies the most critical issue to our success as consistent earnings. Net earnings have remained relatively consistent. A positive factor in maintaining consistent earnings is the Bank's overall asset quality, which is very good. The Bank continues to offer fixed rate residential real estate mortgages through programs with the Federal Home Loan Bank of Chicago and USDA Rural Development. The non-interest income generated from these programs has declined as a result of the current interest rate environment. Our Internet banking service, "Netteller" is very popular and the number of customers actively using the service is increasing. The Internet banking product has allowed us to provide direct deposit and payroll services to our business customers. It also allows us to offer cash management and bill paying. We provide investment brokerage services to our customers through PrimeVest Financial Services. The service continues to grow and is also providing non-interest income. We have recently completed a trust referral agreement with Independent Bankers Bank located in Springfield, Illinois. This will allow us to offer trust services to our customers while evaluating the viability of implementing an internal trust department. We continue to maintain a strong presence in the community and are pleased to be the only independent community bank in Robinson, Palestine and Oblong, Illinois. To visit First Robinson Savings Bank on the web go to www.frsb.net.

OVERVIEW

        First Robinson Financial Corporation (the "Company") is the holding company for First Robinson Savings Bank, National Association (the "Bank"). The Company is headquartered in Robinson, Illinois and operates three full service offices and one drive-up facility in Crawford County. The Company earned $858,000 for the fiscal year ending March 31, 2005, versus $953,000 in the same period of 2004, a decrease of ten percent. Earnings were negatively impacted by a $94,000 decrease in non-interest income and an increase of $161,000 in non-interest expense. Offsetting these negative impacts was an increase of $94,000 in net interest income ($99,000 after the provision for loan losses). Basic earnings per share for the 2005 fiscal year-end were $1.73 per share versus $1.96 per share for the same period of 2004. Diluted earnings per share reflect the potential dilutive impact of stock options granted under the stock option plan. Diluted earnings per share for the fiscal 2005 year-end were $1.65 per share, versus $1.82 per share for the fiscal year ending March 31, 2004.

RESULTS OF OPERATIONS

NET INTEREST INCOME

        For the year ended March 31, 2005, net interest income totaled $4.092 million, an increase of 2.4%, or $94,000, over the year ended March 31, 2004. The net interest margin increased as a result of an increase in the ratio of average interest-earning assets to average interest-bearing liabilities from 116.40% for the year ended March 31, 2004 to 117.20% for the year ended March 31, 2005. The average interest rate earned on interest-earning assets declined from 5.73% in 2004 to 5.55% in 2005, while the average balances increased from $97.031 million in 2004 to $98.047 million in 2005. The average rate paid on interest-bearing liabilities decreased from 1.88% in 2004 to 1.61% in 2005. The average balance of interest-bearing liabilities increased from $83.360 million in 2004 to $83.670 million in 2005. Overall, the interest rate spread for 2005 increased to 3.94% from 3.85% in 2004.

        Total interest income was $5.440 million for the year ended March 31, 2005, a decrease of $124,000, or 2.2%, from $5.564 million reported in 2004. Interest income from loans decreased by $261,000 from $4.517 million in 2004 to $4.256 million in 2005, and dividend income from Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stocks decreased from $53,000 in 2004 to $45,000 in 2005 while investment income increased by $145,000 from $994,000 in 2004 to $1.139 million in 2005.

        The decrease in loan interest income of $261,000 from 2004 to 2005 was primarily due to a decrease in the average rate earned on outstanding loans and the decrease of $367,000, or 0.6%, in average loans outstanding. The average yield on loans receivable decreased by 35 basis points from 6.81% in 2004 to 6.46% in 2005. The decrease in average loan yields in 2005 was primarily caused by the current rate environment which resulted in new originations being priced lower than loans that were repaid. However, it is anticipated that both short-term and long-term interest rates will rise in 2005, which may affect the rates offered on new originations as well as adjustable loans repricing.

        Interest income from investments increased by $145,000, or 14.6%, from $994,000 in 2004 to $1.139 million in 2005. The increase was primarily due to increased investments in mortgage-backed securities offset in part by a decrease in the average rate earned from 4.94% in 2004 to 4.34% in 2005. Average total investment securities were $26.533 million during 2005, a $3.580 million increase over the 2004 average of $22.953 million. The average yield on investments decreased by 48 basis points, from 4.77% in 2004 to 4.29% in 2005. The increase in average investments was funded primarily by deposit growth and other borrowings.

        Dividends received from Federal Reserve Bank ("FRB") and Federal Home Loan Bank ("FHLB") stocks decreased by $8,000, or 15.1%, primarily due to the average dividend rate paid on the FHLB stock decreasing by an average of 75 basis points throughout the fiscal year ending March 31, 2005.

        More than offsetting the decline in interest income, interest expense decreased from $1.566 million in 2004 to $1.348 million in 2005, a decrease of $218,000, or 13.9%. Interest expense on deposits declined from $1.339 million in 2004 to $1.182 million in 2005, a reduction of $157,000, or 11.7%.

Interest expense on FHLB advances decreased $94,000, or 59.9%. The decline in advance interest expense was offset by increases in interest expenses from other borrowings which increased by $33,000, or 47.1%, from $70,000 in 2004 compared to $103,000 in 2005.

        Interest expense on time deposits decreased by $141,000, or 15.2%, from $928,000 for the fiscal year ending March 31, 2004 to $787,000 for the fiscal year ending March 31, 2005 due to a decline in the average balance which was partially offset by an increase in the average rate paid. The average rate paid on time deposits, as of March 31, 2004, was 2.37% compared to the average rate currently being paid of 2.64%, an increase of 27 basis points. The average balance of time deposits declined by $1.668 million from $34.361 million in 2004 to $32.693 million in 2005.

        Interest expense on savings and money market accounts increased $18,000 from $224,000 in 2004 to $242,000 in 2005 primarily due to an increase of $2.650 million in the average balance from $23.316 million in 2004 to an average balance of $25.966 million in 2005. The average rate paid on savings and money market accounts increased 15 basis points from an average rate of 0.89% paid in 2004 to an average rate of 1.04% paid in 2005 due to the rising rate environment. Included in total savings accounts is a product called "Super Savings" which carried an approximate average balance of $3.600 million in both fiscal years. The rate on the "Super Savings" product is 1.0% under the one-year U.S. Treasury bill adjusting weekly. During the fiscal year ending March 31, 2004, the rate was approximately 0.25%, as compared to a rate over 2.0% being paid as of the fiscal year ending March 31, 2005.

        Interest expense on NOW accounts decreased by $34,000, or 18.2%, from $187,000 in March 31, 2004 to $153,000 for the year ending March 31, 2005. The average balance decreased by 1.1%, or $186,000, from an average balance of $17.537 million in 2004 to an average balance of $17.351 million in 2005. The average rate on demand deposits decreased from 0.91% in 2004 to 0.85% in 2005.

        Interest expense on Federal Home Loan Bank (FHLB) advances for 2004 was $157,000 compared to $63,000 in 2005, a decrease of $94,000, or 59.9%. The decrease was primarily due to the maturity of a $2.000 million term advance on March 1, 2004 with a rate of 5.3%. The average balance of FHLB borrowings for 2005 was $1.350 million compared to $2.923 million for 2004, a decrease of 53.8%, or $1.573 million. The average cost of borrowed funds declined by 70 basis points from 5.37% for the fiscal year ending March 31, 2004 to 4.67% for the fiscal year ending March 31, 2005. Borrowings at the FHLB typically consist of fixed-term notes and open-end lines of credit. At both March 31, 2004 and 2005, $1.000 million in borrowings outstanding from the FHLB consisted of a fixed rate, fixed term advance with a maturity date of February 28, 2006.

        For the fiscal year ending March 31, 2005 versus the same period of 2004, the average daily balance of short-term borrowings increased $1.087 million, or 20.8%, from $5.222 million to $6.309 million. The average cost of funds for 2005 also increased by 29 basis points from 1.34% to 1.63%. These factors caused the increase of $33,000, or 47.1%, in other borrowings interest expense from $70,000 for 2004 to $103,000 for 2005. The short-term borrowings are repurchase agreements with customers that are secured by investment securities of the Company.

PROVISION FOR LOAN LOSSES

- The provision for loan losses for the year ended March 31, 2005 was $200,000 compared to $205,000 for the year ended March 31, 2004, a decrease of $5,000 or 2.4%. The provision for both periods reflects management's analysis of the Company's loan portfolio based on the information which was available to the Company. Management meets on a quarterly basis to review the adequacy of the allowance for loan losses based on Company guidelines. Classified loans are reviewed by the loan officers to arrive at specific reserve levels for those loans. Once the specific reserve for each loan is calculated, management calculates general reserves for each loan category based on a combination of loss history adjusted for current national and local economic conditions, trends in delinquencies and charge-offs, trends in volume and term of loans, changes in underwriting standards, and industry conditions.

        Chargeoffs for 2005 were $222,000 compared to $210,000 for 2004, which were partially offset by recoveries of $39,000 in 2005 compared to recoveries of $41,000 in 2004. The majority of chargeoffs in 2005 were related to $115,000 in one to four family real estate loans by six borrowers, $43,000 from one borrower on a construction loan, and $32,000 from one borrower on a commercial real estate loan. Chargeoffs on one-to-four family real estate loans increased from $49,000 in 2004 to $115,000 in 2005 while chargeoffs on commercial real estate decreased from $122,000 in 2004 to $32,000 in 2005. Although the Company's management believes that the allowance for loan losses is sufficient based on information currently available, there can be no assurances that future events, conditions, or regulatory directives will not result in increased provisions for loan losses or additional chargeoffs which may adversely affect net income.

NON-INTEREST INCOME

        Non-interest income categories for the fiscal years ended March 31, 2005 and 2004 are shown in the following table:

                                                                          March 31,
                                                              ----------------------------------
   Non-interest income:                                       2005          2004        % Change
                                                              ----          ----        --------
                                                                        (In thousands)
     Charges and other fees on loans                           $20           $25         (20.0)%
     Charges and fees on deposit accounts                      774           717           7.9
     Net gain on sale of loans                                  66           178         (62.9)
     Net realized gains on sale of investments                  10             6          66.7
     Other                                                     243           281         (13.5)
                                                               ---           ---         ------

       Total Non-Interest Income                            $1,113        $1,207          (7.8)%
                                                             =====         =====          =====

        Charges and other fees on loans declined when comparing March 31, 2005 to the same period in 2004 due to the decrease of commissions received for the sale of credit life and accident and health insurance on loans and the decrease in service fees for escrow contract payments.

        Charges and fees on deposit accounts increased $57,000 for the fiscal year ended March 31, 2005 versus the same period in 2004. The increase in 2005 was primarily due to an increase in non-sufficient funds and overdraft fees generated from the Bounce Protection program which began in May of 2003. The Bounce Protection program provides pre-approved overdraft limits of $300, $500 or $1000 based on the type of NOW or checking account chosen.

        The decrease in net gain on the sale of mortgage loans is primarily a result of the decrease in the volume of mortgage loans sold into the secondary market during the year ended March 31, 2005 versus the same period in 2004. During fiscal year ending 2005, the Company sold $3.532 million in mortgages versus $10.694 million in the prior fiscal year. The decline in volume of loans sold in fiscal year 2005 was primarily the result of rising mortgage rates causing a decrease in mortgage refinance activity. All loans sold into the secondary market during this fiscal year end were one to-four family loans.

        Other income consists of normal recurring fee income such as commissions from PrimeVest Investment Services, the Company's investment brokerage service, increases in the cash value of life insurance, ATM/Debit card interchange income and fees, and safe deposit box revenue, as well as other income that management classifies as non-recurring. Other income decreased $38,000 when comparing March 31, 2005 with 2004. The primary factors relating the decrease between the fiscal years are attributed to a $9,000 decrease in commissions earned from the investment brokerage service, an $8,000 decrease in revenue from cash value of life insurance, a $3,000 decrease in miscellaneous income, a $29,000 decrease relating to in-house check printing fees due to the discontinuation of the program and a $15,000 decrease in gain on sale of foreclosed property. These decreases are offset in part by an increase of $20,000 in debit/ATM card transaction fees and an increase of $5,000 in lock box fees.

NON-INTEREST EXPENSE

        Non-interest expense categories for the fiscal years ended March 31, 2005, and 2004 are shown in the following table:

                                                                          March 31,
                                                              ----------------------------------
                                                              2005          2004        % Change
                                                              ----          ----        --------
                                                                        (In thousands)
Non-interest expense:
     Compensation and employee benefits                      $1,996        $2,006         (0.5)%
     Occupancy and equipment                                    517           488          5.9
     Data processing                                            190           157         21.0
     Audit, legal and other professional                        200           136         47.1
     Advertising                                                 85            85           --
     Telephone and postage                                       91            98         (7.1)
     Foreclosed property expense                                  8             6         33.3
     Loss on equipment abandoned                                 21            --           --
     Other                                                      525           496          5.8
                                                                ---           ---          ---

       Total Non-Interest Expense                            $3,633        $3,472          4.6%
                                                              =====         =====          ====

        Salaries and employee benefits decreased $10,000 when comparing March 2005 fiscal year with March 2004 fiscal year. The decrease was primarily from the decline in the value of the shares held in the Directors' Retirement Plan account of 94.2%, or $130,000, which was partially offset by increases in salaries of $34,000, or 2.7%, expense from exercises of stock options of $68,000, or 57.9%, increases health and life insurance premiums for employees of $8,000, or 6.9%, and increases of $7,000, or 4.9%, in Employee Stock Ownership Plan ("ESOP") expense. The increase in salaries can be attributed to annual salary increases. The $68,000 increase in options expense can be attributed to increases in the average value of the options exercised for 2005. The number of options exercised for the year ended March 31, 2005 decreased by approximately 1,000 options but the average value of the options exercised was $7.83 for 2005 compared to $4.71 for 2004. The increase in employee health and life insurance is due to a general increase in premiums from the insurance company. The increase of $7,000 in ESOP expense is associated with the increase in the average market value of the shares in the ESOP.

        Net occupancy and equipment expenses increased by $29,000, or 5.9%, from $488,000 for the year ended March 31, 2004 compared to $517,000 for the year ended March 31, 2005. The primary factors relating to the increase were an increase of $17,000, or 25.8%, in real estate taxes and insurance on the office buildings, and an increase of $17,000, or 8.4%, in vehicle and equipment depreciation, offset by a decrease of approximately $5,000 in upkeep and maintenance expenses. The increase in depreciation expense resulted from a full year of depreciation on the document and check imaging products purchased in June and August 2003, respectively.

        Data processing expense increased $33,000 primarily due to maintenance contracts on security equipment which was purchased to maintain and protect the integrity of information technology systems from internal and external threats.

        Professional fees totaled $200,000 for the year ended March 31, 2005 compared to $136,000 for the year ended March 31, 2004. The increase of $64,000 was primarily due to an increase of $19,000 in legal expense and $39,000 in audit fees. Professional fees are expected to increase significantly in 2006, as the Company has retained an outside accounting firm for assistance in the implementation of Section 404 of the Sarbanes-Oxley Act of 2002 in documenting the evaluation of financial reporting internal controls.

        Foreclosed assets expense increased by $2,000 from $6,000 for the year ended March 31, 2004, to $8,000 for the year ended March 31, 2005. The increase was due to the increase in expenses associated with holding and disposing of real estate properties acquired through foreclosure.

        The equipment used in the in-house check printing program was damaged beyond repair by water damage during fiscal year 2005. In reviewing the program, a cost-benefit analysis was performed, which indicated the program was not operating at a sufficient profit to replace the equipment. The equipment was abandoned, resulting in an expense of $21,000 and the program was discontinued.

        Other expenses include miscellaneous operating expenses such as office supplies, ATM/Debit card interchange fees, check processing fees, federal deposit insurance premiums and assessments by the bank regulators among others. A portion of the $29,000 increase in other expenses, for the year ended March 2005 compared to 2004, was related to the loss from a $9,800 fraudulent cashiers check. To reduce the risk of future losses from fraudulent checks, management has implemented increased training of bank personnel regarding fraudulent activities, has implemented a call procedure to verify the validity of cashiers' checks, and has assisted the local media in alerting the general public. Additional increases in other expenses were from: stationary, printing, and office supplies increasing by approximately $11,000 from $51,000 at March 31, 2004 to $62,000 at March 2005 and the costs associated with the Bounce Protection program increasing by $14,000 for March 2005 compared to March 2004.

INCOME TAX EXPENSE

        Total income tax expense was $514,000 in 2005, compared to $575,000 in 2004, a decrease of $61,000, or 10.6%. The decrease of $61,000 is attributable to lower income before income taxes in 2005 of $1.372 million compared to $1.528 million in 2004. The effective tax rates for the years ended March 31, 2005 and March 31, 2004 were 37.5% and 37.6%, respectively.

FINANCIAL CONDITION

        Total assets of the Company were $111.445 million as of March 31, 2005, an increase of $9.537 million, or 9.4%, when compared to $101.908 million as of March 31, 2004. The growth in total assets was due primarily to: a $7.175 million increase in investment securities available for sale, and a $1.971 million increase in loans, net of allowance for loan losses. The overall increase in total assets was funded primarily by increases in total deposits and other borrowings.

        The Company's cash and cash equivalents increased by 4.3%, or $363,000, from $8.485 million at March 31, 2004 to $8.848 million at March 31, 2005. The increase is attributable to Company's interest-bearing demand deposit at the FHLB Chicago increasing by $540,000 from $7.005 million at March 31, 2004 to $7.545 million at March 31, 2005. This increase was offset by cash and due from banks decreasing by $177,000 from $1.480 million at March 31, 2004 to $1.303 million at March 31, 2005.

        Investment securities available-for-sale increased by $7.175 million, or 31.5%, to $29.922 million at March 31, 2005 from $22.747 million at March 31, 2004. The increase was a result of the purchase of $16.922 million in securities. This increase was offset by securities payments totaling $4.988 million, the amortization of premiums, net of the accretion of discounts totaling $87,000, the maturities of securities of $3.500 million, and the sale of $602,000 in mortgage-backed securities. The market value of the securities also decreased by $580,000. The investment portfolio is managed to limit the Company's exposure to risk and consists primarily of mortgage-backed securities and other securities which are either directly or indirectly backed by the federal government or a local municipal government.

        The Company's net loan portfolio increased by $1.971 million, or 3.0%, to $66.815 million at March 31, 2005 from $64.844 million at March 31, 2004. The majority of the increase in net loans resulted from an increase in loans on one-to-four family residences.

        Loans secured by one-to-four family residences increased by $1.774 million, or 5.2%, from $34.400 million as March 31, 2004 to $36.174 million at March 31, 2005. The increase was the result of closed-end first mortgage loans increasing by $1.768 million from $30.839 million at March 31, 2004 compared to $32.608 million at March 31, 2005. Home equity loans outstanding increased $178,000, or 7.8%, while second mortgage loans on one-to-four family residences decreased by $172,000, or 13.4%.

        During the year ended March 31, 2005, $13.1 million in one-to-four family residential loans were originated. This total includes those loans sold into the secondary market through the Rural Housing Development program and the Mortgage Partnership Finance program with the Federal Home Loan Bank of Chicago. Of the $13.090 million in newly originated loans, $3.532 million were sold into the secondary market. For the year ended March 31, 2004, $22.788 million in one-to-four family loans were originated with $10.694 million being sold into the secondary market. The overall 42.6% decrease in one-to-four family residential loan originations is a result of the rising interest rate environment. During the year ended March 31, 2005, the Company also repurchased six single-family dwelling loans that had previously been sold into the secondary market and one single-family dwelling loan that had been participated to an unaffiliated financial institution for a total amount of $533,000. The originations and purchases were offset by payments of $8.317 million.

        Multi-family loans increased by 44.4%, or $204,000 from $459,000 at March 31, 2004 to $663,000 at March 31, 2005. The increase in multi-family loans is the result of the origination of $337,000 in new loans offset by payments of $133,000. Crawford County is a rural area so the number of multi-family units is minimal.

        The commercial and agricultural real estate loan portfolios increased by $750,000 from $14.295 million at March 31, 2004 to $15.045 million at March 31, 2005. Commercial real estate loans experienced $844,000 in growth, while farmland loans decreased by $102,000.

        Consumer and other loans decreased by $748,000 from $5.129 million at March 31, 2004 to an outstanding balance of $4.381 million at March 31, 2005. The decrease was primarily attributable to a reduction in vehicle loans, which decreased by $397,000 from a $3.221 million balance at March 31, 2004 to a balance of $2.824 million at March 31, 2005, due to a slight reduction in the number of vehicle loans in the portfolio.

        Agricultural production finance and commercial business loans at March 31, 2005 totaled $9.112 million as compared to $9.170 million at March 31, 2004. This represents a decrease of $58,000. Commercial business loans are generally secured by equipment, inventory, and accounts receivable while agricultural production finance loans are generally secured by farm equipment, grain inventory, livestock, and crops.

        At March 31, 2005, the allowance for loan losses was $672,000 or 1.01% of the net loan portfolio compared to $655,000, which was also 1.01% of net loans, at March 31, 2004. The Company's net chargeoffs were $183,000 for 2005 compared to $169,000 for 2004. The Company had no delinquent loans overdue by 90 days or more and still accruing interest. The Company's non-performing loans, which include loans no longer accruing interest, were $253,000, or 0.37%, of total loans at March 31, 2005, compared to $361,000, or 0.55%, of total loans at March 31, 2004. Loans are placed on non-accrual status when the collection of principal and/or interest become doubtful. Non-performing assets, which include non-performing loans and foreclosed assets, totaled $267,000 at March 31, 2005 compared to $584,000 at March 31, 2004. Non-performing assets at March 31, 2005 consisted of one-to-four family loans. Management reviews the adequacy of the allowance for loan losses quarterly, and believes that its allowance is adequate; however, the Company cannot assure that future chargeoffs and/or provisions will not be necessary.

        Premises and equipment increased by $53,000 from $2.668 million at March 31, 2004 to $2.721 million on March 31, 2005. The increase is the result of $359,000 in additional purchases of property and equipment, offset by $285,000 in depreciation and the loss on the disposal of $21,000 of abandoned equipment. The purchases included one ATM and upgrades to existing ATMs, security cameras at all branches, an intrusion detection system to monitor the Internet connections throughout the Company, a new in-house IBM I-Series for processing, undeveloped land next to the main office in Robinson, and additional miscellaneous equipment.

        Federal Reserve Bank and Federal Home Loan Bank stocks increased this fiscal year by $42,000, or 5.5%, due to the reinvestment of $36,000 in stock dividends from Federal Home Loan Bank stock and the purchase of $6,000 in Federal Reserve Bank stock.

        Foreclosed assets have decreased by $209,000 from $223,000 at March 31, 2004 to $14,000 at March 31, 2005. As of March 31, 2005, the Company had one foreclosed real estate property totaling $14,000, which consisted of one single-family dwelling. Foreclosed assets are carried at the lower of cost or net realizable value. When foreclosed assets are acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

        The Company's total deposits increased from $86.185 million at March 31, 2004 to $88.968 million at March 31, 2005, an increase of $2.783 million, or 3.2%. The increase in total deposits was due to a $2.692 million increase in demand deposits and a $472,000, or 1.1%, increase in savings, NOW, and money market accounts offset by a $381,000, or 1.1%, decrease in time deposits. The total number of demand, NOW, money market, and savings accounts decreased by 569 from 10,695 accounts at March 31, 2004 to 10,126 at March 31, 2005 while the overall amount of the deposit balances increased.

        Demand or non-interest bearing accounts have increased by $2.692 million from $8.290 million at March 31, 2004 to $10.982 at March 31, 2005, a 32.5%
increase. Consumer demand checking accounts increased by $1.615 million from $4.342 million at March 31, 2004 to $5.957 million at March 31, 2005. Business demand accounts increased by $1.142 million from $3.787 million at March 31, 2004 to $4.929 million at March 31, 2005. Public fund demand accounts decreased by $65,000 to $96,000 at March 31, 2005 from $161,000 at March 31, 2005. The total number of consumer, business, and public fund demand accounts decreased by 100 total accounts from 3,816 accounts at March 31, 2004 to 3,716 accounts at March 31, 2005.

        Savings, NOW and money market accounts increased by $472,000 from $44.261 million at March 31, 2004 to $44.733 million at March 31, 2005. While the number of accounts declined from 5,213 at March 31, 2004 to 4,803 at March 31, 2005, the outstanding balance of savings accounts increased by $293,000, or 1.4%, to $20.943 million at March 31, 2005 from $20.650 million at March 31, 2004. NOW accounts increased by $1.052 million from $17.415 million at March 31, 2004 to $18.467 million at March 31, 2005. This increase was primarily due to a rise in the balance of consumer accounts of $1.688 million, which was partially offset by a decrease of $612,000 in public fund NOW accounts. Money market accounts declined by $873,000 to $5.323 million at March 31, 2005 from $6.196 million at March 31, 2004, This decrease was comprised of a decline in consumer money market accounts of $989,000 and a decline of $23,000 in public fund accounts offset by an increase in business money market accounts of $139,000.

        Time deposits have decreased by $381,000 from $33.634 million at March 31, 2004 to $33.253 million at March 31, 2005. At March 31, 2005, the weighted average rate on time deposits was 2.64% compared to 2.37% at March 31, 2004. At March 31, 2005, time deposits $100,000 or more totaled $10.311 million compared to $8.845 million at March 31, 2004.

        Federal Home Loan Bank advances and other borrowings at March 31, 2005 were $10.173 million, an increase of $6.271 million over the March 31, 2004 balance of $3.902 million. The $6.271 million net increase was a result of proceeds from additional securities sold under agreements to repurchase. The obligations are secured by mortgage-backed securities and U.S. Government Agencies held in safekeeping at the Federal Home Loan Bank of Chicago. At March 31, 2005, the average rate on the repurchase agreements was 2.29% compared to 1.52% at March 31, 2004. These agreements mature periodically within 24 months. The Federal Home Loan Bank advance outstanding balance was $1.000 million at March 31, 2005 and 2004. The advance has a fixed rate of 5.6% with a five-year term maturing February 28, 2006.

        Other liabilities decreased by $30,000 from $878,000 at March 31, 2004 to $848,000 at March 31, 2005, resulting primarily from the decrease in deferred income tax offset by an increase in accrued current income tax.

        Stockholders' equity at March 31, 2005 was $11.456 million compared to $10.943 million at March 31, 2004, an increase of $513,000. The increase was primarily a result of increases in retained earnings, additional paid-in capital, and unallocated incentive plan shares, partially offset by decreases in treasury stock, unallocated employee stock ownership plan shares, and other comprehensive income. Retained earnings increased by $635,000 primarily due to the retention of net income of $858,000 offset by dividends declared and paid of $223,000. The change of $39,000 in unallocated employee stock ownership plan and incentive plan shares was due to the allocation of 6,152 shares to plan participants offset by the addition of 790 shares in the incentive plan. The change of $124,000 in additional paid-in capital was primarily due to the allocation of employee stock ownership shares and the exercise of stock options. Treasury stock decreased by $78,000, or 4,507 shares, due to the exercise of stock options.

OFF-BALANCE SHEET ARRANGEMENTS

        The Company has entered into performance standby and financial standby letters of credit with various local commercial businesses in the aggregate amount of $1.552 million. The letters of credit are collateralized and underwritten, as required by the loan policy, in the same manner as any commercial loan. The Company does not anticipate the advancement of any funds on these letters of credit.

CRITICAL ACCOUNTING POLICIES

        The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States and conform to general practices within the banking industry. The Company's significant accounting policies are described in detail in the notes to the Company's consolidated financial statements for the year ended March 31, 2005. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. The financial position and results of operations can be affected by these estimates and assumptions and are integral to the understanding of reported results. Critical accounting policies are those policies that management believes are the most important to the portrayal of the Company's financial condition and results, and they require management to make estimates that are difficult, subjective, or complex.

        Allowance for Loan Losses - The allowance for loan losses provides coverage for probable losses inherent in the Company's loan portfolio. Management evaluates the adequacy of the allowance for credit losses each quarter based on changes, if any, in underwriting activities, the loan portfolio composition (including product mix and geographic, industry or customer-specific concentrations), trends in loan performance, regulatory guidance and economic factors. This evaluation is inherently subjective, as it requires the use of significant management estimates. Many factors can affect management's estimates of specific and expected losses, including volatility of default probabilities, rating migrations, loss severity and economic and political conditions. The allowance is increased through provisions charged to operating earnings and reduced by net charge-offs.

        The Company determines the amount of the allowance based on relative risk characteristics of the loan portfolio. The allowance recorded for commercial loans is based on reviews of individual credit relationships and an analysis of the migration of commercial loans and actual loss experience. The allowance recorded for homogeneous consumer loans is based on an analysis of loan mix, risk characteristics of the portfolio, fraud loss and bankruptcy experiences, and historical losses, adjusted for current trends, for each homogenous category or group of loans. The allowance for credit losses relating to impaired loans is based on the loan's observable market price, the collateral for certain collateral-dependent loans, or the discounted cash flows using the loan's effective interest rate.

        Regardless of the extent of the Company's analysis of customer performance, portfolio trends or risk management processes, certain inherent but undetected losses are probable within the loan portfolio. This is due to several factors including inherent delays in obtaining information regarding a customer's financial condition or changes in their unique business conditions, the judgmental nature of individual loan evaluations, regulatory input, collateral assessments and the interpretation of economic trends. Volatility of economic or customer-specific conditions affecting the identification and estimation of losses for larger non-homogeneous credits and the sensitivity of assumptions utilized to establish allowances for homogeneous groups of loans are among other factors. The Company estimates a range of inherent losses related to the existence of the exposures. The estimates are based upon the Company's evaluation of risk associated with the commercial and consumer allowance levels and the estimated impact of the current economic environment.

        Mortgage Servicing Rights - Mortgage servicing rights on originated loans that have been sold are capitalized by allocating the total cost of the mortgage loans between the mortgage servicing rights and the loans based on their relative fair values. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues. Impairment of mortgage-servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans. The predominant characteristics currently used for stratification are type of loan and origination date. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

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

                                                                                Year Ended March 31,
                                                    ---------------------------------------------------------------------------
                                                                       2005                                  2004
                                                    ------------------------------------- -------------------------------------
                                                        Average      Interest                 Average      Interest
                                                      Outstanding     Earned     Yield/     Outstanding     Earned     Yield/
                                                        Balance        Paid       Rate        Balance        Paid       Rate
                                                        -------        ----       ----        -------        ----       ----
Interest-earning assets:
  Loans receivable(1).....................             $ 65,932       $4,256      6.46%      $ 66,299       $4,517      6.81%
  Mortgage-backed securities..............               20,853          860      4.12         16,194          657      4.06
  Investment securities...................                6,458          276      4.29          7,494          338      4.52
  Interest-bearing deposits...............                4,804           48      0.99          7,045           52      0.74
                                                       --------       ------                 --------       ------

    Total interest-earning assets.........               98,047        5,440      5.35         97,032        5,564      5.73
                                                                      ======     =====                      ======     =====
Noninterest-earning assets................                6,468                                 6,605
                                                       --------                              --------
    Total assets..........................             $104,515                              $103,637
                                                       ========                              ========

Interest-bearing liabilities:
  Savings deposits and MMDA...............               25,966          242      0.93         23,316          224      0.96
  NOW deposits............................               17,351          153      0.88         17,537          187      1.06
  Certificate of deposits.................               32,693          787      2.41         34,361          928      2.70
  Borrowings..............................                7,660          166      2.16          8,146          227      2.79
                                                       --------       ------                 --------       ------

    Total interest-bearing liabilities....               83,670        1,348      1.61         83,360        1,566      1.88
                                                                      ======     =====                      ======     =====
  Noninterest-bearing liabilities.........                9,702                                 9,601

    Total liabilities.....................               93,372                                92,961
  Stockholders' equity....................               11,143                                10,676
                                                       --------                              --------
    Total liabilities and capital.........             $104,515                              $103,637
                                                       ========                              ========
  Net interest income.....................                            $4,092                                $3,998
                                                                      ======                                ======
  Net interest spread.....................                                       3.94%                                 3.85%
                                                                                 =====                                 =====
  Net average earning assets..............              $14,377                              $ 13,672
                                                       ========                              ========
  Net yield on average earning assets.....                                       4.17%                                 4.12%
                                                                                 =====                                 =====
  Average interest-earning assets to
    average interest-bearing liabilities..                1.172                                 1.164
                                                       ========                              ========

------------------
(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

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

                                                                                 Year Ended March 31,
                                                       -----------------------------------------------------------------------
                                                                 2004 vs. 2005                        2003 vs. 2004
                                                       ----------------------------------- -----------------------------------
                                                                    Increase                             Increase
                                                                   (Decrease)                           (Decrease)
                                                                     Due to                               Due to
                                                       ----------------------------------- -----------------------------------
                                                                                Total                               Total
                                                                              Increase                            Increase
                                                         Volume     Rate     (Decrease)      Volume     Rate     (Decrease)
                                                       ---------- --------- -------------- ---------- --------- --------------
Interest-earning assets:
   Loans receivable.........................                $(25)    $(236)         $(261)      $217     $(435)         $(218)
   Mortgage-backed securities...............                 189        14            203         58      (206)          (148)
   Investments securities...................                 (47)      (15)           (62)        19        (4)            15
   Other....................................                 (17)       13             (4)       (11)      (31)           (42)
                                                       ---------- --------- -------------- ---------- --------- --------------
     Total interest-earning assets..........                $100     $(224)         $(124)      $283     $(676)         $(393)

Interest-bearing liabilities:
   Savings deposits and MMDA................                  25        (7)            18         19      (145)          (126)
   NOW accounts.............................                  (2)      (32)           (34)        12      (101)           (89)
   Certificate accounts.....................                 (45)      (96)          (141)       (95)     (354)          (449)
   Borrowings...............................                 (14)      (47)           (61)       165      (192)           (27)
                                                       ---------- --------- -------------- ---------- --------- --------------
     Total interest-bearing liabilities.....                $(36)    $(182)         $(218)      $101     $(792)         $(691)
                                                       ---------- --------- -------------- ---------- --------- --------------
Net interest income.........................                $136      $(42)           $94       $182      $116           $298
                                                       ========== ========= ============== ========== ========= ==============

ASSET/LIABILITY MANAGEMENT

        A principal financial objective of the Company is to achieve long-term profitability while reducing exposure to fluctuations in interest rates. The Company has sought to reduce exposure of earnings to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates. The principle element in achieving this objective has been to increase the interest-rate sensitivity of assets by originating loans with interest rates subject to periodic repricing to market conditions. Accordingly, the Company has emphasized the origination of one year adjustable rate mortgage loans and daily adjustable commercial loans and short-term consumer loans for retention in the portfolio. The Company is proactively adjusting core deposit rates. This will assist in getting rate sensitive liabilities to match the short term variable rate loans. The Company has also established a fixed rate one-to-four family real estate mortgage program, whereby these loans are sold off to the Federal Home Loan Bank. This program allows the Company to originate and service these loans and not be subject to any interest rate risk with only a minimal amount of credit risk while receiving significant fee income.

        An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If assets mature or reprice more quickly or to a greater extent than liabilities, then the net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates.

        If assets mature or reprice more slowly or to a lesser extent than liabilities, the net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates.

        The Board of Directors has formulated an Interest Rate Management Policy designed to promote long-term profitability while managing interest rate risk. The Company has established an Asset/Liability Committee which consists primarily of the management team of the Bank. This committee meets periodically and reports to the Board of Directors monthly concerning asset/liability policies, strategies and current interest rate risk position. The committee's first priority is to structure and price assets and liabilities to maintain an acceptable interest spread while reducing the net effects of changes in interest rates.

        The principal strategy in managing interest rate risk is to analyze all assets based on rate, rate adjustment and maturity versus liabilities and equity with a resulting matrix, (using a 1 month to greater than 2 years time frames) being prepared and a net interest income change computed and compared to capital. All asset and liability sales strategies are priced on the need of volume in a particular time frame. The Company does not engage in hedging activities.

        Notwithstanding efforts in this area, no IRR policy is foolproof, and the Company expects that rising rates could still adversely affect interest income.

        NET PORTFOLIO VALUE. The Company voluntarily measures interest rate risk ("IRR") and incorporates this measure into the internal risk based capital calculation. The IRR component is a dollar amount that measures the terms of the sensitivity of the net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. The Company measures the change to NPV as a result of a hypothetical and permanent 100 and 200 basis point ("bp") change in market interest rates. The Company reviews the IRR measurements on a monthly basis. The Company also monitors effects on net interest income resulting from increases and decreases in rates. The following table presents the NPV at March 31, 2005, as calculated by the Company.

                                                                At March 31, 2005
                      ------------------------------------------------------------------------------------------------
     Change in                          Net Portfolio Value                             NPV as % PV of Assets
       Rate           ------------------------------------------------------------------------------------------------
   (Basis Points)         $ Amount            $ Change           % Change           Npv Ratio           Bp Change
                          --------            --------           --------           ---------           ---------
                                                (Dollars in thousands)
      +200 bp              $10,951             $(3,499)            (24.22)%           10.25%                (281)
       100                  12,657              (1,793)            (12.41)            11.65                 (141)
         0                  14,450                 ---                ---             13.06                  ---
      -100                  16,384               1,934              13.38             14.53                  147
      -200                  18,494               4,044              27.98             16.08                  302

        In the above table, the first column on the left presents the basis point increments of yield curve shifts. The second column presents the overall dollar amount of NPV at each basis point increment. The third and forth columns present our actual position in dollar change and percentage change in NPV at each basis point increment. The remaining columns present our percentage change and basis point change in the NPV as a percentage of portfolio value of assets.

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

        The Board of Directors is responsible for reviewing asset and liability policies and meets monthly to review interest rate risk and trends, as well as liquidity and capital ratios and requirements. The Board of Directors has established policy limits for changes in NPV. Management is responsible for administering the policies and determinations of the Board of Directors with respect to asset and liability goals and strategies.

LIQUIDITY AND CAPITAL RESOURCES

        The Company's primary sources of funds are deposits, repayments and prepayments of loans and interest income. Although maturity and scheduled amortization of loans are relatively predictable sources of funds, deposit flows and prepayments on loans are influenced significantly by general interest rates, economic conditions and competition.

        The Company's primary investment activity is originating one-to-four family residential mortgages, commercial business and real estate loans, and consumer loans. For the years ended March 31, 2005 and 2004, the Company originated loans for the portfolio in the amount of $29.725 million and $45.841 million respectively. For the years ended March 31, 2005 and 2004, these activities were funded from repayments of $23.652 million and $29.569 million, respectively and sales and participations of $4.732 million and $15.617 million, respectively.

        The Company's most liquid assets are cash and cash equivalents, which include short-term investments. For the years ended March 31, 2005 and 2004, cash and cash equivalents were $8.848 million and $8.485 million, respectively. In addition, the Company has used jumbo certificates of deposits as a source of funds. Jumbo certificates of deposits represented $10.311 million and $8.845 million for the years ended March 31, 2005 and March 31, 2004, respectively, or 11.6% of total deposits for March 31, 2005 and 10.3% of total deposits for March 31, 2004. The Company has monitored and reviewed their liquidity and maintains a $19.495 million line of credit with the FHLB, of which $1.000 million was borrowed. This line can be accessed immediately. The Company regularly uses FHLB Letters of Credit as security for public unit deposits. The available line of credit with the FHLB is reduced by the amount of these letters of credit. As of March 31, 2005, $5.650 million in FHLB letters of credit were pledged. In addition to the Letters of Credit, the available line of credit with the FHLB is also reduced by $1.029 million for the credit enhancement reserve established as a result of the participation in the FHLB MPF program. The Company also maintains a $2.000 million revolving line of credit and a $600,000 revolving line of credit with Independent Banker's Bank located in Springfield, Illinois. The Company has also established borrowing capabilities at the discount window with the Federal Reserve Bank of St. Louis.

        A review of the Consolidated Statement of Cash Flows included in the accompanying financial statements shows that the Company's cash and cash equivalents ("cash") increased by $363,000 for the year ended March 31, 2005 and decreased by $4.536 million in the year ended March 31, 2004. Cash increased in 2005 due to net cash provided by operating activities of $1.685 million and net cash provided by financing activities of $8.837 million, partially offset by net cash used in investing activities of $10.159 million. Cash provided by operating activities included net income of $858,000, plus non cash adjustments to net income including the proceeds from sales of loans originated for sale of $3.597 million, offset by $3.532 million of loans originated for sale and net gain on loan sales of $66,000, the provision for loan losses of $200,000, net amortization of premiums and discounts on securities of $87,000, depreciation and amortization of $285,000, compensation related to employee stock ownership and incentive plans of $147,000, compensation related to stock options exercised of $114,000, the loss on abandonment of equipment of $21,000, amortization of loan servicing rights of $57,000, and the net change in other assets and liabilities of $11,000, partially offset by the reduction in deferred income taxes of $48,000, the receipt of $36,000 in Federal Home Loan Bank stock dividends, and the net gain on investments sold of $10,000.

        Net cash used in investing activities included $16.922 million in purchases of available-for-sale securities, net change in loans of $2.193 million, the purchase of premises and equipment of $359,000, and the purchase of Federal Reserve Bank stock of $6,000, offset by proceeds from maturities of available-for-sale securities of $3.500 million, proceeds from sales of available-for-sale securities of $602,000, proceeds from sales of foreclosed assets of $231,000, and repayment of principal on available for sale securities of $4.988 million. Cash provided by financing activities included a net increase in demand deposits, money market, NOW and savings accounts of $3.164 million, a net increase in other borrowings of $6.272 million, and a net increase of $25,000 in advances from borrowers for taxes and insurance, offset by a decrease in time deposits of $381,000, dividends paid of $223,000, and the purchase of incentive plan shares of $20,000.

        Cash decreased for the year ended March 31, 2004 due to net cash used in investing activities of $3.788 million, and net cash used in financing activities of $2.534 million, partially offset by net cash provided by operating activities of $1.786 million. Cash provided by operating activities included net income of $953,000 plus non cash adjustments to net income including the proceeds from sales of loans originated for sale of $10.872 million, offset by $10.694 million of loans originated for sale and net gain on loan sales of $178,000, the provision for loan losses of $205,000, net amortization of premiums and discounts on securities of $189,000, depreciation and amortization of $268,000, compensation related to employee stock ownership and incentive plans of $173,000, amortization of loan servicing rights of $104,000, and deferred income tax of $27,000, partially offset by the receipt of $39,000 in Federal Home

Loan Bank stock dividends, the net realized gain on the sale of a security of $6,000, and the net change in other assets and liabilities of $88,000.

        Net cash used in investing activities included $11.273 million in purchases of available-for-sale securities, net change in loans of $941,000, the purchase of premises and equipment of $345,000, the purchase of Federal Reserve Bank stock of $17,000, offset by proceeds from sales of available-for-sale securities of $282,000, proceeds from sales of foreclosed assets of $33,000, and payments received on principal of available-for-sale securities of $8.473 million. Cash used in financing activities included a net decrease in time deposits of $2.015 million, the net repayment of $2.000 million of Federal Home Loan Bank advances, the net repayment of $3.528 million in other borrowings, the purchase of $239,000 in incentive plan shares, the net decrease of advances from borrowers for taxes and insurance of $3,000, and dividends paid of $207,000, offset by the net increase of $5.458 million in demand deposits, money market, NOW and savings accounts.

        Liquidity management is both an ongoing and long-term function of asset/liability management strategy. Excess funds, when applicable, generally are invested in deposits at the FHLB of Chicago. Currently, when funds are required, beyond the ability to generate deposits, additional sources of funds are available through the FHLB of Chicago. The Company has the ability to pledge FHLB of Chicago stock or certain other assets as collateral for such advances. FHLB advances are used to fund cash flow shortages. These advances are generally less than 1.00% over the average rate paid on certificates of deposit. The Company may also use FHLB advances to fund loan demand in excess of the available funds.

        Management and the Board of Directors believe that due to significant amounts of mortgage-backed securities that could be sold and the ability to acquire funds from the FHLB of Chicago and the other correspondent relationships that liquidity is adequate for the foreseeable future.

        The Bank is required to maintain regulatory capital sufficient to meet tier I leverage, tier I risk-based and total risk-based capital ratios of at least 4.0%, 4.0% and 8.0%, respectively. At March 31, 2005, the Bank exceeded each of its capital requirements with ratios of 10.2%, 16.8% and 17.8%, respectively. See Note 12 of Notes to Consolidated Financial Statements.

IMPACT OF INFLATION AND CHANGING PRICES

        The financial statements and related data presented in this Annual Report have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in relative purchasing power of money over time due to inflation. The primary impact of inflation on operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Audit Committee, Board of Directors
   and Stockholders
First Robinson Financial Corporation
Robinson, Illinois


We have audited the accompanying consolidated balance sheets of First Robinson Financial Corporation as of March 31, 2005 and 2004, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Robinson Financial Corporation as of March 31, 2005 and 2004, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.



                                                           /s/ BKD, LLP

St. Louis, Missouri
May 27, 2005


                                          FIRST ROBINSON FINANCIAL CORPORATION
                                              CONSOLIDATED BALANCE SHEETS
                                                MARCH 31, 2005 AND 2004
                                           (IN THOUSANDS, EXCEPT SHARE DATA)


ASSETS

                                                                                       2005                2004
                                                                              ----------------------------------------
        Cash and due from banks                                                 $          1,303    $          1,480
        Interest-bearing demand deposits                                                   7,545               7,005
                                                                                 ---------------     ---------------
               Cash and cash equivalents                                                   8,848               8,485
        Available-for-sale securities                                                     29,922              22,747
        Loans, net of allowance for loan losses of $672 and $655
          at March 31, 2005 and 2004                                                      66,815              64,844
        Premises and equipment                                                             2,721               2,668
        Federal Reserve and Federal Home Loan Bank stock                                     802                 760
        Foreclosed assets held for sale, net                                                  14                 223
        Interest receivable                                                                  657                 623
        Prepaid income taxes                                                                  --                  52
        Deferred income taxes                                                                 97                  --
        Cash surrender value of life insurance                                             1,244               1,198
        Other                                                                                325                 308
                                                                                 ---------------     ---------------

               Total assets                                                     $        111,445    $        101,908
                                                                                 ===============     ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

    LIABILITIES
        Deposits
           Demand                                                               $         10,982    $          8,290
           Savings, NOW and money market                                                  44,733              44,261
           Time deposits                                                                  33,253              33,634
                                                                                 ---------------     ---------------
               Total deposits                                                             88,968              86,185
        Federal Home Loan Bank advances                                                    1,000               1,000
        Other borrowings                                                                   9,173               2,902
        Advances from borrowers for taxes and insurance                                      120                  95
        Accrued income taxes                                                                  66                  --
        Deferred income taxes                                                                 --                 168
        Interest payable                                                                     113                  99
        Other liabilities                                                                    549                 516
                                                                                 ---------------     ---------------
               Total liabilities                                                          99,989              90,965
                                                                                 ---------------     ---------------

    COMMITMENTS AND CONTINGENCIES

    STOCKHOLDERS' EQUITY
        Preferred stock, $.01 par value, authorized 500,000 shares; no
          shares issued and outstanding                                                       --                  --
        Common stock, $.01 par value; authorized 2,000,000 shares;
          issued - 859,625 shares; outstanding -  2005 - 522,223 shares,
          2004 - 517,716 shares
        Additional paid-in capital                                                             9                   9
        Retained earnings                                                                  8,610               8,486
        Unearned incentive plan shares; 7,231 shares                                       8,157               7,522
        Unearned ESOP and incentive compensation                                            (125)               (125)
        Accumulated other comprehensive income (loss)                                       (339)               (378)
        Treasury stock, at cost                                                              (78)                285
           Common; 2005 - 330,171 shares, 2004 - 334,678 shares
               Total stockholders' equity                                                 (4,778)             (4,856)
                                                                                 ---------------     ---------------
                                                                                          11,456              10,943
                                                                                 ---------------     ---------------
               Total liabilities and stockholders' equity
                                                                                $        111,445    $        101,908
                                                                                 ===============     ===============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                     FIRST ROBINSON FINANCIAL CORPORATION
                                      CONSOLIDATED STATEMENTS OF INCOME
                                     YEARS ENDED MARCH 31, 2005 AND 2004
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                              2005               2004
                                                                        ------------------------------------
INTEREST AND DIVIDEND INCOME
    Loans                                                                 $       4,256      $       4,517
    Securities
       Taxable                                                                    1,066                926
       Tax-exempt                                                                    73                 68
    Dividends on Federal Reserve and Federal Home Loan Bank stock                    45                 53
                                                                          -------------      -------------

           Total interest and dividend income                                     5,440              5,564
                                                                          -------------      -------------

INTEREST EXPENSE
    Deposits                                                                      1,182              1,339
    Federal Home Loan Bank advances                                                  63                157
    Other borrowings                                                                103                 70
                                                                          -------------      -------------

           Total interest expense                                                 1,348              1,566
                                                                          -------------      -------------

NET INTEREST INCOME                                                               4,092              3,998

PROVISION FOR LOAN LOSSES                                                           200                205
                                                                          -------------      -------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                               3,892              3,793
                                                                          -------------      -------------

NON-INTEREST INCOME
    Charges and other fees on loans                                                  20                 25
    Charges and fees on deposit accounts                                            774                717
    Net gain on sale of loans                                                        66                178
    Net realized gains on sale of investments                                        10                  6
    Other                                                                           243                281
                                                                          -------------      -------------

           Total non-interest income                                              1,113              1,207
                                                                          -------------      -------------



SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  FIRST ROBINSON FINANCIAL CORPORATION
                             CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)
                                  YEARS ENDED MARCH 31, 2005 AND 2004
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                       2005               2004
                                                               ---------------------------------------
NON-INTEREST EXPENSE

    Compensation and employee benefits                           $          1,996   $          2,006
    Occupancy and equipment                                                   517                488
    Data processing                                                           190                157
    Audit, legal and other professional services                              200                136
    Advertising                                                                85                 85
    Telephone and postage                                                      91                 98
    Foreclosed property expense                                                 8                  6
    Loss on sale of premises and equipment                                     21                 --
    Other expenses                                                            525                496
                                                                  ---------------    ---------------

        Total non-interest expenses                                         3,633              3,472
                                                                  ---------------    ---------------

INCOME BEFORE INCOME TAXES                                                  1,372              1,528

PROVISION FOR INCOME TAXES                                                    514                575
                                                                  ---------------    ---------------

NET INCOME                                                       $            858   $            953
                                                                  ===============    ===============

BASIC EARNINGS PER SHARE                                         $           1.73   $           1.96
                                                                  ===============    ===============

DILUTED EARNINGS PER SHARE                                       $           1.65   $           1.82
                                                                  ===============    ===============


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                           FIRST ROBINSON FINANCIAL CORPORATION
                                      CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                            YEARS ENDED MARCH 31, 2005 AND 2004
                                             (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                           COMMON STOCK                    ADDITIONAL
                                                             -----------------------------------------      PAID-IN
                                                                   SHARES               AMOUNT              CAPITAL
                                                             ------------------------------------------------------------
BALANCE, MARCH 31, 2003                                                517,644     $              9     $          8,397

  Comprehensive income
    Net income                                                              --                   --                   --
    Change in unrealized appreciation on
      available-for-sale securities, net of taxes $66                       --                   --                   --
       Total comprehensive income

  Dividends on common stock, $0.40  per share                               --                   --                   --
  Options exercised                                                         72                   --                   --
  Incentive compensation                                                    --                   --                   10
  ESOP shares earned                                                        --                   --                   79
                                                               ---------------      ---------------      ---------------

BALANCE, MARCH 31, 2004                                                517,716     $              9     $          8,486
                                                               ===============      ===============      ===============

  Comprehensive income
    Net income                                                              --                   --                   --
    Change in unrealized appreciation on
      available-for-sale securities, net of taxes $217                      --                   --                   --
       Total comprehensive income

  Dividends on common stock, $0.43  per share                               --                   --                   --
  Options exercised                                                      4,507                   --                   36
  Incentive compensation                                                    --                   --                   --
  ESOP shares earned                                                        --                   --                   88
                                                               ---------------      ---------------      ---------------

BALANCE, MARCH 31, 2005                                                522,223     $              9     $          8,610
                                                               ===============      ===============      ===============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                      ACCUMULATED
                            UNEARNED              UNEARNED               OTHER
       RETAINED                RRP                ESOP/DRP           COMPREHENSIVE          TREASURY
       EARNINGS              SHARES             COMPENSATION         INCOME (LOSS)            STOCK                TOTAL
-------------------------------------------------------------------------------------------------------------------------------
  $          6,776      $           (125)    $           (223)     $            394     $         (4,857)    $         10,371

               953                    --                   --                    --                   --                  953

                --                    --                   --                  (109)                  --                 (109)
                                                                                                              ---------------
                                                                                                                          844

              (207)                   --                   --                    --                   --                 (207)
                --                    --                   --                    --                    1                    1
                --                    --                 (220)                   --                   --                 (210)
                --                    --                   65                    --                   --                  144
   ---------------       ---------------      ---------------       ---------------      ---------------      ---------------

  $          7,522      $           (125)    $           (378)     $            285     $         (4,856)    $         10,943
   ===============       ===============      ===============       ===============      ===============      ===============

               858                    --                   --                    --                   --                  858

                --                    --                   --                  (363)                  --                 (363)
                                                                                                              ---------------
                                                                                                                          495

              (223)                   --                   --                    --                   --                 (223)
                --                    --                   --                    --                   78                  114
                --                    --                  (21)                   --                   --                  (21)
                --                    --                   60                    --                   --                  148
   ---------------       ---------------      ---------------       ---------------      ---------------      ---------------

  $          8,157      $           (125)    $           (339)     $            (78)    $         (4,778)    $         11,456
   ===============       ===============      ===============       ===============      ===============      ===============


                                     FIRST ROBINSON FINANCIAL CORPORATION
                                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                      YEARS ENDED MARCH 31, 2005 AND 2004
                                                (IN THOUSANDS)


                                                                              2005              2004
                                                                      ---------------------------------------
OPERATING ACTIVITIES
   Net income                                                            $           858    $           953
   Items not requiring (providing) cash
      Depreciation and amortization                                                  285                268
      Provision for loan losses                                                      200                205
      Amortization of premiums and discounts on securities                            87                189
      Amortization of loan-servicing rights                                           57                104
      Compensation related to incentive plans                                         (1)                29
      Compensation related to ESOP                                                   148                144
      Compensation related to options exercised                                      114                 --
      Deferred income taxes                                                          (48)                27
      Federal Home Loan Bank stock dividends received                                (36)               (39)
   Originations of mortgage loans held for sale                                   (3,532)           (10,694)
   Proceeds from the sale of mortgage loans                                        3,597             10,872
   Net gains on loans sold                                                           (66)              (178)
   Net realized gains on available-for-sale securities                               (10)                (6)
   Net loss on sale of premises and equipment                                         21                 --
   Other                                                                               1                (16)
   Changes in
      Interest receivable                                                            (34)               (21)
      Cash surrender value of life insurance                                         (46)               (55)
      Other assets                                                                   (74)              (129)
      Prepaid income taxes                                                            52                (62)
      Interest payable                                                                14                (50)
      Other liabilities                                                               32                245
      Accrued income taxes                                                            66                 --
                                                                          --------------     ---------------

          Net cash provided by operating activities                                1,685              1,786
                                                                          --------------     --------------

INVESTING ACTIVITIES
   Purchases of available-for-sale securities                                    (16,922)           (11,273)
   Proceeds from sales of available-for-sale securities                              602                282
   Proceeds from maturities of available-for-sale securities                       3,500                 --
   Repayment of principal on mortgage-backed securities                            4,988              8,473
   Purchase of Federal Reserve Bank stock                                             (6)               (17)
   Net change in loans                                                            (2,193)              (941)
   Purchase of premises and equipment                                               (359)              (345)
   Proceeds from sale of foreclosed assets                                           231                 33
                                                                          --------------     --------------

          Net cash used in investing activities                                  (10,159)            (3,788)
                                                                          --------------     --------------


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                      FIRST ROBINSON FINANCIAL CORPORATION
                                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                       YEARS ENDED MARCH 31, 2005 AND 2004
                                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                2005              2004
                                                                         --------------------------------------
FINANCING ACTIVITIES
    Net increase in demand deposits, money market, NOW and savings
      accounts                                                                       3,164              5,458
    Net decrease in time deposits                                                     (381)            (2,015)
    Proceeds from Federal Home Loan Bank advances                                   19,000              6,500
    Repayment of Federal Home Loan Bank advances                                   (19,000)            (8,500)
    Proceeds from other borrowings                                                  73,583             44,137
    Repayment of other borrowings                                                  (67,311)           (47,665)
    Purchase of incentive plan shares                                                  (20)              (239)
    Dividends paid                                                                    (223)              (207)
    Net increase (decrease) in advances from borrowers for taxes
      and insurance                                                                     25                 (3)
                                                                           ---------------    ---------------

           Net cash provided by (used in) financing activities                       8,837             (2,534)
                                                                           ---------------    ---------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                       363             (4,536)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                         8,485             13,021
                                                                           ---------------    ---------------

CASH AND CASH EQUIVALENTS, END OF YEAR                                    $          8,848   $          8,485
                                                                           ===============    ===============


SUPPLEMENTAL CASH FLOWS INFORMATION

    Interest paid                                                         $          1,335   $          1,616

    Income taxes paid (net of refunds)                                    $            444   $            612

    Sale and financing of foreclosed assets                               $             14   $            102

    Real estate acquired in settlement of loans                           $             36   $            262




SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2005 AND 2004


NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF OPERATIONS

          First Robinson Financial Corporation (the "Company") is a financial holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, First Robinson Savings Bank, N.A. (the "Bank"). The Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers in Robinson, Illinois and throughout Crawford County. The Bank is subject to competition from other financial institutions. The Company and the Bank are subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

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

          Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held for sale, management obtains independent appraisals for significant properties.

     CASH EQUIVALENTS

          The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

     SECURITIES

          Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value. Unrealized gains and losses are recorded, net of related income tax effects, in other comprehensive income.

          Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2005 AND 2004


     LOANS HELD FOR SALE

          Mortgage loans originated and intended for sale on the secondary market are carried at the lower of cost or fair value in the aggregate. No loans were held at March 31, 2005 or 2004.

     LOANS

          Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses, any deferred fees or costs on originated loans, and unamortized premiums or discounts on purchased loans. Interest income is reported on the interest method. Generally, loans are placed on non-accrual status at ninety days past due and interest is considered a loss, unless the loan is well-secured and in the process of collection.

     ALLOWANCE FOR LOAN LOSSES

          The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

          The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

          A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due, according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2005 AND 2004


     PREMISES AND EQUIPMENT

          Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets. Estimated lives are generally 30 to 40 years for premises and 3 to 5 years for equipment.

     FEDERAL RESERVE AND FEDERAL HOME LOAN BANK STOCK

          Federal Reserve and Federal Home Loan Bank stock are required investments for institutions that are members of the Federal Reserve and Federal Home Loan Bank systems. The required investment in the common stock is based on a predetermined formula.

     FORECLOSED ASSETS HELD FOR SALE

          Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of the carrying value of the loan or fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.

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

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2005 AND 2004


          In addition, the Company has a Director's Retirement Plan (DRP) deferred compensation plan where certain directors fees earned are deferred and placed in a "Rabbi Trust". The DRP has purchased stock of the Company with the funds. The deferred liability is equal to the shares owned multiplied by the market value at year-end. The deferred value of the shares purchased are recorded in a contra-equity account at cost similar to treasury stock. The change in share price is reflected as compensation expense subject to the transitional provisions for shares held by the Rabbi Trust at September 30, 1998. A decrease in the valuation of the common stock held in the Rabbi Trust resulted in a $6,000 reduction in expense for the year ended March 31, 2005. For the year ended March 31, 2004, the Company recognized an expense of $124,000 related to the increase in the value of its common stock held in the Rabbi Trust.

     EMPLOYEE STOCK OWNERSHIP PLAN

          The Company accounts for its employee stock ownership plan (ESOP) in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position 93-6. The cost of shares issued to the ESOP but not yet allocated to participants are presented in the consolidated balance sheet as a reduction of stockholders' equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of shares committed to be released is recorded as an adjustment to additional paid-in capital. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are reflected as a reduction of debt.

          Shares are considered outstanding for earnings per share calculations when they are committed to be released; unallocated shares are not considered outstanding.

     TREASURY STOCK

          Treasury stock is stated at cost. Cost is determined by the first-in, first-out method.

     STOCK OPTIONS

          At March 31, 2005 and 2004, the Company has a stock-based employee compensation plan, which is described more fully in Note 15. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related Interpretations. Historically, stock-based employee compensation cost is not reflected in net income until options are exercised. All options granted under this plan had an exercise price equal to the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value provisions of FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, to stock-based employee compensation.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2005 AND 2004

                                                                           YEAR ENDED MARCH 31,
                                                                  --------------------------------------
                                                                          2005              2004
                                                                  --------------------------------------
                                                                             (IN THOUSANDS)
          Net income, as reported                                  $            858   $            953
          Add:  Stock-based employee compensation
                expense included in reported income,
                net of related tax effects                                      113                151
          Less: Total stock-based employee compensation
                cost determined under the fair value
                based method, net of income taxes                              (115)              (153)
                                                                    ---------------    ---------------

          Pro forma net income                                     $            856   $            951
                                                                    ===============    ===============

          Earnings per share:
              Basic - as reported                                  $           1.73   $           1.96
                                                                    ===============    ===============

              Basic - pro forma                                    $           1.73   $           1.96
                                                                    ===============    ===============

              Diluted - as reported                                $           1.65   $           1.82
                                                                    ===============    ===============

              Diluted - pro forma                                  $           1.64   $           1.82
                                                                    ===============    ===============

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

     EARNINGS PER SHARE

          Earnings per share have been computed based upon the weighted-average common shares outstanding during each year. Unearned ESOP shares and unallocated incentive shares have been excluded from the computation of average shares outstanding. Diluted earnings per share computations are based upon the weighted average number of shares outstanding during the period plus the dilutive effect of outstanding stock options and incentive plan shares.

     RECLASSIFICATIONS

          Certain reclassifications have been made to the prior year financial statements to conform to the current year financial statement presentation. These reclassifications had no effect on net income.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2005 AND 2004


NOTE 2:  SECURITIES

     The amortized cost and approximate fair values of securities are as follows:

     AVAILABLE-FOR-SALE SECURITIES


                                                                    GROSS             GROSS
                                                AMORTIZED         UNREALIZED        UNREALIZED        APPROXIMATE
                                                   COST              GAINS            LOSSES          FAIR VALUE
                                            -----------------------------------------------------------------------
                                                                         (IN THOUSANDS)
    MARCH 31, 2005
       U.S. government agencies              $          4,502  $              9  $            41   $         4,470
       Mortgage-backed securities                      23,600               115              217            23,498
       State and political subdivisions                 1,749                24               15             1,758
       Other securities                                   196                --               --               196
                                              ---------------   ---------------   --------------    --------------

                                             $         30,047  $            148  $           273   $        29,922
                                              ===============   ===============   ==============    ==============
    MARCH 31, 2004
       U.S. government agencies                         5,055               122               --             5,177
       Mortgage-backed securities                      15,287               342               61            15,568
       State and political subdivisions                 1,753                62                9             1,806
       Other securities                                   196                --               --               196
                                              ---------------   ---------------   --------------    --------------

                                             $         22,291  $            526  $            70   $        22,747
                                              ===============   ===============   ==============    ==============

          The amortized cost and fair value of available-for-sale securities at March 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    AVAILABLE-FOR-SALE
                                           ----------------------------------
                                               AMORTIZED           FAIR
                                                 COST             VALUE
                                           ----------------------------------
                                                      (IN THOUSANDS)

           Within one year                  $        1,521   $        1,530
           One to five years                         3,486            3,456
           Five to ten years                         3,357            3,326
           After ten years                          21,683           21,610
                                             -------------    -------------

                                            $       30,047   $       29,922
                                             =============    =============

           Mortgage-backed securities       $       23,600   $       23,498
           Other investment securities               6,447            6,424
                                             -------------    -------------

                  Totals                    $       30,047   $       29,922
                                             =============    =============

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2005 AND 2004


          The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $7,175,000 at March 31, 2005, and $5,045,000 at March 31, 2004.

          In addition to the securities pledged as collateral, the Company also purchased letters of credit with the Federal Home Loan Bank amounting to $5,650,000 and $7,000,000 at March 31, 2005 and 2004, respectively, which are also pledged to secure public deposits.

          The book value of securities sold under agreements to repurchase amounted to $10,296,000 and $3,058,000 at March 31, 2005 and 2004,
          respectively.

          Gross gains of $14,000 and $6,000 and gross losses of $4,000 and $0 resulting from sales of available-for-sale securities were realized for 2005 and 2004, respectively.

          Certain investments in debt (and marketable equity) securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at March 31, 2005, was $18,484,000, which is approximately 61.8% of the Company's available-for-sale investment portfolio. These declines primarily resulted from recent increases in market interest rates and failure of certain investments to maintain consistent credit quality ratings.

          Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information, and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

          Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

          The following table shows our investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at March 31, 2005 and 2004.


     DESCRIPTION OF SECURITIES             LESS THAN 12 MONTHS       MORE THAN 12 MONTHS             TOTAL
                                       --------------------------------------------------------------------------------
                                                      UNREALIZED                UNREALIZED                 UNREALIZED
                                         FAIR VALUE     LOSSES     FAIR VALUE     LOSSES      FAIR VALUE     LOSSES
                                       --------------------------------------------------------------------------------
     AS OF MARCH 31, 2005
       U.S. government agencies          $   1,950    $      41    $      --     $      --    $   1,950    $      41
       Mortgage-backed securities           12,702          157        3,153            60       15,855          217
       State and political
       subdivisions                            452            3          227            12          679           15
                                          --------     --------     --------      --------     --------     --------

            Total temporarily
               impaired securities       $  15,104    $     201    $   3,380     $      72    $  18,484    $     273
                                          ========     ========     ========      ========     ========     ========


     AS OF MARCH 31, 2004
       Mortgage-backed securities        $   5,751    $      61    $      --     $      --    $   5,751    $      61
       State and political
       subdivisions                            232            9           --            --          232            9
                                          --------     --------     --------      --------     --------     --------

            Total temporarily
               impaired securities       $   5,983    $      70    $      --            --    $   5,983    $      70
                                          ========     ========     ========      ========     ========     ========

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2005 AND 2004


NOTE 3:  LOANS AND ALLOWANCE FOR LOAN LOSSES

     Categories of loans at March 31, include:

                                                                      2005              2004
                                                               ------------------------------------
                                                                         (IN THOUSANDS)
       Commercial and agricultural                             $          9,112   $          9,170
       State and municipal government                                     1,333              1,227
       Real estate construction and development property                    900                857
       Commercial and agriculture real estate                            15,708             14,754
       Residential real estate                                           36,174             34,400
       Consumer and other                                                 4,381              5,129
                                                                ---------------    ---------------

              Total loans                                                67,608             65,537

       Less
           Undisbursed portion of loans                                     121                 38
           Allowance for loan losses                                        672                655
                                                                ---------------    ---------------

              Net loans                                        $         66,815   $         64,844
                                                                ===============    ===============

     Activity in the allowance for loan losses was as follows:

                                                                      2005             2004
                                                               -----------------------------------
                                                                         (IN THOUSANDS)
       Balance, beginning of year                              $            655   $            619
       Provision charged to expense                                         200                205
       Losses charged off, net of recoveries of
          $39 for 2005 and $41 for 2004                                    (183)              (169)
                                                                ---------------    ---------------

       Balance, end of year                                    $            672   $            655
                                                                ===============    ===============

     Impaired loans totaled $253,000 and $361,000 at March 31, 2005 and 2004, respectively. An allowance for loan losses of $107,000 and $65,000 relates to impaired loans of $220,000 and $109,000, at March 31, 2005 and 2004, respectively. At March 31, 2005 and 2004, impaired loans of $33,000 and $252,000, respectively, had no related allowance for loan losses.

     Interest of $10,000 and $11,000 was recognized on average impaired loans of $416,000 and $494,000 for 2005 and 2004, respectively. Interest of $10,000 and $11,000 was recognized on impaired loans on a cash basis during 2005 and 2004, respectively.

     At March 31, 2005 and 2004, there were no accruing loans delinquent 90 days or more. Non-accruing loans at March 31, 2005 and 2004 were $253,000 and $361,000, respectively.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2005 AND 2004


NOTE 4:  PREMISES AND EQUIPMENT

     Major classifications of premises and equipment, stated at cost, are as follows:

                                                                  2005              2004
                                                            -----------------------------------
                                                                      (IN THOUSANDS)
        Land                                                $            371   $            334
        Buildings and improvements                                     2,584              2,560
        Equipment                                                      2,942              2,687
                                                             ---------------    ---------------

                                                                       5,897              5,581
        Less accumulated depreciation                                 (3,176)            (2,913)
                                                             ---------------    ---------------

               Net premises and equipment                   $          2,721   $          2,668
                                                             ===============    ===============

NOTE 5:  LOAN SERVICING

     Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others was $19,466,000 and $19,924,000 at March 31, 2005 and 2004, respectively.

     Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $274,000 and $499,000 at March 31, 2005 and 2004, respectively.

     The aggregate fair value of capitalized mortgage servicing rights at March 31, 2005 and 2004 totaled $148,000 and $170,000, respectively. Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value. For purposes of measuring impairment, risk characteristics, including type of loan and origination date, were used to stratify the originated mortgage servicing rights.

                                                                 2005            2004
                                                            -------------------------------
                                                                     (IN THOUSANDS)
        Mortgage servicing rights
            Balance, beginning of year                      $          170   $          151
            Servicing rights capitalized                                35              123
            Amortization of servicing rights                           (57)            (104)
                                                             -------------    -------------

            Balance, end of year                            $          148   $          170
                                                             =============    =============

     The Company had no valuation allowance established for mortgage servicing rights for the years ended March 31, 2005 and 2004.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2005 AND 2004

NOTE 6:   INTEREST-BEARING DEPOSITS

     Interest-bearing time deposits in denominations of $100,000 or more were $10,311,000 on March 31, 2005, and $8,845,000 on March 31, 2004.

     At March 31, 2005, the scheduled maturities (in thousands) of time deposits are as follows:

            2006                                         $    25,633
            2007                                               4,578
            2008                                               1,733
            2009                                               1,211
            2010                                                  36
            Thereafter                                            62
                                                          ----------

                                                         $    33,253
                                                          ==========

NOTE 7:  SHORT-TERM BORROWINGS

     Short-term borrowings included the following at March 31:

                                                                    2005             2004
                                                              ----------------------------------
                                                                        (IN THOUSANDS)
        Securities sold under repurchase agreements             $      9,173     $      2,902
                                                                 ===========      ===========

     Securities sold under agreements to repurchase consist of obligations of the Company to other parties. The obligations are secured by mortgage-backed securities & U.S. Government Agencies and such collateral is held by the Company in safekeeping at the Federal Home Loan Bank - Chicago. The maximum amount of outstanding agreements at any month end during 2005 and 2004 totaled $10,273,000 and $10,450,000, respectively, and the monthly average of such agreements totaled $6,309,000 and $5,222,000 for 2005 and 2004, respectively. The agreements at March 31, 2005, mature periodically within 24 months.

NOTE 8:  LINES OF CREDIT

     The Company maintains a $600,000 revolving line of credit note payable, of which none was outstanding at March 31, 2005 and 2004, with an unaffiliated financial institution. The note payable bears interest at the prime commercial rate (5.75% at March 31, 2005), matures on April 15, 2005, and is unsecured.

     The Bank maintains a $2,000,000 revolving line of credit, of which none was outstanding at March 31, 2005 and 2004, with an unaffiliated financial institution. The line bears interest at the fed funds rate of the financial institution (3.31% at March 31, 2005), has an open-end maturity and is unsecured if used for less than fifteen (15) consecutive business days.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2005 AND 2004


NOTE 9:  FEDERAL HOME LOAN BANK ADVANCES AND DEPOSITS

     Federal Home Loan Bank Advances consisted of the following components:

                                                                    2005             2004
                                                              ----------------------------------
                                                                        (IN THOUSANDS)
        Federal Home Loan Bank advances                         $        1,000   $        1,000
                                                                 =============    =============

     The Company maintains a $19,495,000 line of credit with the Federal Home Loan Bank of Chicago of which $1,000,000 was borrowed at the years ended March 31, 2005 and 2004. The line of credit is secured by one to four-family mortgage loans totaling $32,260,000 at March 31, 2005. The outstanding advance bears an interest of 5.6% and is due February 2006.

     At March 31, 2005 and 2004, $7,545,000 and $7,005,000, respectively, of interest bearing deposits were invested with the Federal Home Loan Bank of Chicago.

NOTE 10: INCOME TAXES

     The provision for income taxes includes these components:

                                                                      2005             2004
                                                              ----------------------------------
                                                                        (IN THOUSANDS)
        Taxes currently payable                                 $          562   $          548
        Deferred income taxes                                              (48)              27
                                                                 -------------    -------------

               Income tax expense                               $          514   $          575
                                                                 =============    =============

     A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below:

                                                                      2005             2004
                                                              ----------------------------------
                                                                        (IN THOUSANDS)
        Computed at the statutory rate (34%)                    $          466   $          520
        Increase (decrease) resulting from
            Tax exempt interest                                            (44)             (43)
            State income taxes                                              69               64
            Other                                                           23               34
                                                                 -------------    -------------

               Actual tax expense                               $          514   $          575
                                                                 =============    =============

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2005 AND 2004


     The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

                                                                      2005             2004
                                                              ----------------------------------
                                                                        (IN THOUSANDS)
        Deferred tax assets
          Allowance for loan losses                             $          252   $          270
          Deferred compensation                                             98              100
          Unrealized losses on available-for-sale securities                46               --
          Other                                                             79               --
                                                                 -------------    -------------

                                                                           475              370
                                                                 -------------    -------------


        Deferred tax liabilities
          Depreciation                                          $         (270)  $         (224)
          Federal Home Loan Bank Stock dividend                           (108)            (103)
          Unrealized gains on available-for-sale securities                 --             (171)
          Other                                                             --              (40)
                                                                 -------------    -------------

                                                                          (378)            (538)
                                                                 -------------    -------------

             Net deferred tax asset (liability)                 $           97   $         (168)
                                                                 =============    =============

NOTE 11: OTHER COMPREHENSIVE INCOME (LOSS)

     Other comprehensive income components and related taxes were as follows:

                                                                      2005             2004
                                                              ----------------------------------

        Unrealized gains (losses) on available-for-sale
          securities                                            $         (570)  $         (169)
        Less reclassification adjustment for realized
          gains included in income                                         (10)              (6)
                                                                 -------------    -------------

            Other comprehensive income, before tax effect                 (580)            (175)
        Tax expense (benefit)                                              217               66
                                                                 -------------    -------------

                  Other comprehensive income (loss)             $         (363)  $         (109)
                                                                 =============    =============

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2005 AND 2004


NOTE 12: REGULATORY MATTERS

     The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulation) to risk-weighted assets (as defined) and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of March 31, 2005 and 2004, that the Company and the Bank meet all capital adequacy requirements to which it is subject.

     As of March 31, 2005, the most recent notification from the Comptroller categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Company's and the Bank's actual capital amounts and ratios are also presented in the table. A total of $15,000 was deducted from capital for interest-rate risk in 2005 and 2004, respectively.

                                                                                              TO BE WELL CAPITALIZED
                                                                    FOR CAPITAL ADEQUACY     UNDER PROMPT CORRECTIVE
                                                 ACTUAL                   PURPOSES              ACTION PROVISIONS
                                       --------------------------------------------------------------------------------
                                           AMOUNT        RATIO       AMOUNT          RATIO     AMOUNT         RATIO
                                       --------------------------------------------------------------------------------
     AS OF MARCH 31, 2005
       Total risk-based capital
         (to risk-weighted assets)       $  11,576       17.8%     $   5,202          8.0%    $   6,502       10.0%

       Tier I capital
         (to risk-weighted assets)       $  10,904       16.8%     $   2,601          4.0%    $   3,901        6.0%

       Tier I capital
         (to average assets)             $  10,904       10.2%     $   4,278          4.0%    $   5,347        5.0%

     AS OF MARCH 31, 2004
       Total risk-based capital
         (to risk-weighted assets)       $  10,413       17.1%     $   4,884          8.0%    $   6,104       10.0%

       Tier I capital
         (to risk-weighted assets)       $   9,758       16.0%     $   2,442          4.0%    $   3,663        6.0%

       Tier I capital
         (to average assets)             $   9,758        9.7%     $   4,044          4.0%    $   5,055        5.0%

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2005 AND 2004


     The Company is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At March 31, 2005, approximately $2,180,000 of retained earnings were available for dividend declaration without prior regulatory approval.

     At the time of the conversion of the Bank to a stock organization, a special liquidation account was established for the benefit of eligible account holders and the supplemental eligible account holders in an amount equal to the net worth of the Bank. The special liquidation account will be maintained for the benefit of eligible account holders and the supplemental eligible account holders who continue to maintain their accounts in the Bank after June 27, 1997. The special liquidation account was $5,070,000 as of that date. In the unlikely event of a complete liquidation, each eligible and supplemental eligible accounts holders will be entitled to receive a liquidation distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The Bank may not declare or pay cash dividends on or repurchase any of its common stock if stockholders' equity would be reduced below applicable regulatory capital requirements or below the special liquidation account.

NOTE 13: RELATED PARTY TRANSACTIONS

     At March 31, 2005 and 2004, the Company had loans outstanding to executive officers, directors, and significant shareholders and their affiliates (related parties), in the amount of $1,683,000 and $1,700,000, respectively.

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

     Deposits from related parties held by the Company at March 31, 2005 and 2004, totaled $504,000 and $430,000, respectively.

NOTE 14: EMPLOYEE BENEFITS

     The Company has a defined contribution pension plan covering all employees with three months of employment and minimum age of 21. Employees may contribute up to 10% of their compensation with the Bank matching 1% of the employee's contribution on the first 4% of the employee's compensation. Employer contributions charged to expense for 2005 and 2004 were $10,000 and $9,000, respectively.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2005 AND 2004


     Also, the Company has a deferred compensation agreement with active Directors. The agreement provides annual contributions of $2,000 per year per director to be paid on January 1st of each year. The contributions are used to purchase shares of the Company's stock which are held in trust for the Directors until retirement. The total number of shares in the plan as of March 31, 2005 and 2004 is 14,270 and 13,480, respectively. The cost of the shares held by the Trust is included in unearned ESOP and incentive compensation on the consolidated balance sheets. The charge to expense for the annual contribution was $14,000 for 2005 and 2004, respectively. Contribution expense was adjusted to reflect the fair value of the shares to the current market price for the years ended March 31, 2005 and 2004. Contribution expense was reduced by $6,000 and increased by $124,000 for the years ended March 31, 2005 and 2004, respectively.

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

                                                                 2005            2004
                                                           ---------------------------------
        Allocated shares                                           53,554           47,798
        Shares ratably released for allocation                      1,446            1,538
        Unallocated shares                                          9,758           15,818
                                                            -------------    -------------

               Total ESOP shares                                   64,758           65,154
                                                            =============    =============

               Fair value of unreleased shares             $      239,071   $      392,286
                                                            =============    =============

     The Company adopted with stockholders approval the Recognition and Retention Plan (the RRP) on July 29, 1998. The plan provides for the granting of shares of common stock to the eligible directors, officers, and employees. The RRP was approved for 42,981 shares of common stock of the Company. The RRP has granted 35,750 shares to existing directors, officers, and employees with 7,231 available for future grants. The original granted shares vested in five equal annual installments, with the first installment vesting immediately upon the plan approval and the last vesting on July 29, 2002. The vesting of the granted shares can be accelerated based on certain plan provisions. Directors, officers, and employees granted shares retain voting rights and, if dividends are paid, dividends during the vesting period. The RRP will continue in effect for a term of ten years unless otherwise terminated. The Company's stock price was $17.25 on the RRP approval date. The Company repurchased 42,981 shares of its common stock during the year ended March 31, 1999 at a cost of $746,000. There was no expense recognized under the RRP plan for the years ended March 31, 2005 and 2004, respectively.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2005 AND 2004


NOTE 15: STOCK OPTION PLAN

     The Company has a fixed option plan under which the Company may grant options that vest over five (5) years to selected employees for up to 103,155 shares of common stock. The exercise price of each option is intended to equal the fair value of the Company's stock on the date of grant. An option's maximum term is ten (10) years.

     A summary of the status of the plan at March 31, 2005 and 2004, and changes during the years then ended is presented below:

                                                      2005                                2004
                                       -------------------------------------------------------------------------
                                                          WEIGHTED-AVERAGE                     WEIGHTED-AVERAGE
                                            SHARES         EXERCISE PRICE          SHARES       EXERCISE PRICE
                                       -------------------------------------------------------------------------
      Outstanding, beginning
          of year                              64,344    $          17.27             86,372   $          17.25
         Granted                                   --    $             --              3,200   $          17.91
         Exercised                             23,807    $          17.27             25,228   $          17.27
                                        -------------                          -------------

      Outstanding, end of year                 40,537    $          17.27             64,344   $          17.27
                                        =============     ===============      =============    ===============

      Options exercisable, end
           of year                             38,617    $          17.24             61,784   $          17.25
                                        =============     ===============      =============    ===============

     The fair value of options granted in 2004 is estimated on the date of the grant using the Black-Scholes model with the following weighted-average assumptions:

                                                                                             2004
                                                                                        ---------------
           Dividend yields                                                                      1.8%
           Volatility factors of expected market price of common stock                         33.6%
           Risk-free interest rates                                                             5.0%
           Expected life of options                                                             5 years

           Weighted-average fair value of options granted during the year               $       5.47
                                                                                         ===========

     No options were granted during 2005.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2005 AND 2004


     The following table summarizes information about stock options under the plan outstanding at March 31, 2005:

                                               OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                                     ---------------------------------------------------------------------------
                                      WEIGHTED-AVERAGE         WEIGHTED-
                         NUMBER          REMAINING              AVERAGE           NUMBER       WEIGHTED-AVERAGE
    EXERCISE PRICE    OUTSTANDING     CONTRACTUAL LIFE      EXERCISE PRICE      EXERCISABLE     EXERCISE PRICE
----------------------------------------------------------------------------------------------------------------
        $ 16.50           1,800           8.1 yrs             $      16.50             480         $   16.50

        $ 17.25          38,137           3.3 yrs             $      17.25          38,137         $   17.25

        $ 21.00             600           8.25 yrs            $      21.00              --         $   21.00


NOTE 16: EARNINGS PER SHARE

     Earnings per share (EPS) were computed as follows:

                                                                  YEAR ENDED MARCH 31, 2005
                                                    -------------------------------------------------
                                                                          WEIGHTED-
                                                                           AVERAGE        PER SHARE
                                                          INCOME           SHARES           AMOUNT
-----------------------------------------------------------------------------------------------------
                                                      (IN THOUSANDS)
      Net income                                      $          858         494,566

      Basic earnings per share
          Income available to common
            stockholders                                                                $        1.73
                                                                                         ============

      Effect of dilutive securities
          Stock options                                                       12,052
          Incentive shares                                        --          13,678
                                                       -------------  --------------

      Diluted earnings per share
          Income available to common
            stockholders and assumed conversions      $          858         520,296   $         1.65
                                                       =============  ==============    =============

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2005 AND 2004


                                                                  YEAR ENDED MARCH 31, 2004
                                                    -------------------------------------------------
                                                                          WEIGHTED-
                                                                           AVERAGE        PER SHARE
                                                          INCOME           SHARES           AMOUNT
-----------------------------------------------------------------------------------------------------
                                                      (IN THOUSANDS)
      Net income                                      $          953         485,014

      Basic earnings per share
          Income available to common
            stockholders                                                                $        1.96
                                                                                         ============

      Effect of dilutive securities
          Stock options                                                       23,674
          Incentive shares                                        --          13,938
                                                       -------------  --------------

      Diluted earnings per share
          Income available to common
            stockholders and assumed
            conversions                               $          953         522,626   $         1.82
                                                       =============  ==============    =============

NOTE 17: DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2005 AND 2004


                                              MARCH 31, 2005                  MARCH 31, 2004
                                     -------------------------------------------------------------
                                        CARRYING                        CARRYING
                                         AMOUNT       FAIR VALUE         AMOUNT       FAIR VALUE
                                     -------------------------------------------------------------
                                                             (IN THOUSANDS)
    FINANCIAL ASSETS

       Cash and cash equivalents      $     1,303    $      1,303      $     1,480   $     1,480
       Interest-bearing deposits      $     7,545    $      7,545      $     7,005   $     7,005
       Available-for-sale
           securities                 $    29,922    $     29,922      $    22,747   $    22,747
       Loans, net of allowance
           for loan losses            $    66,815    $     66,126      $    64,844   $    67,286
       Federal Reserve and
           Federal Home Loan
           Bank stock                 $       802    $        802      $       760   $       760
       Interest receivable            $       657    $        657      $       623   $       623


    FINANCIAL LIABILITIES

       Deposits                       $    88,968    $     89,828      $    86,185   $    87,455
       Other borrowings               $     9,173    $      9,198      $     2,902   $     2,938
       Federal Home Loan Bank
           advances                   $     1,000    $      1,001      $     1,000   $     1,002
       Advances from borrowers
           for taxes and
           insurance                  $       120    $        120      $        95   $        95
       Interest payable               $       113    $        113      $        99   $        99

    Unrecognized financial
           instruments (net of
           contract amount)
       Letters of credit              $        --    $         --      $        --   $        --
       Lines of credit                $        --    $         --      $        --   $        --

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2005 AND 2004


          The following methods and assumptions were used to estimate the fair value of each class of financial instruments.


     CASH AND CASH EQUIVALENTS, INTEREST-BEARING DEPOSITS, AND FEDERAL RESERVE AND FEDERAL HOME LOAN BANK STOCK

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

     DEPOSITS

          Deposits include demand deposits, savings accounts, NOW accounts, and certain money market deposits. The carrying amount approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.

     OTHER BORROWINGS, INTEREST PAYABLE, AND ADVANCES FROM BORROWERS FOR TAXES AND INSURANCE

          The carrying amount approximates fair value.

     FEDERAL HOME LOAN BANK ADVANCES

          Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2005 AND 2004


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

NOTE 18:  SIGNIFICANT ESTIMATES AND CONCENTRATIONS

          Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the footnote regarding loans. There are no other significant estimates and concentrations not discussed in the footnotes.

NOTE 19:  COMMITMENTS AND CREDIT RISK

     STANDBY LETTERS OF CREDIT

          In the normal course of business, the Company issues various financial standby, performance standby, and commercial letters of credit for its customers. As consideration for the letters of credit, the institution charges letter of credit fees based on the face amount of the letters and the creditworthiness of the counterparties. These letters of credit are stand-alone agreements and are unrelated to any obligation the depositor has to the Company.

          Standby letters of credit are irrevocable conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under non-financial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers.

          The Company had total outstanding standby letters of credit amounting to $1,552,000 and $1,522,000 at March 31, 2005 and 2004, respectively, with terms ranging from 12 to 18 months. At March 31, 2005 and 2004, the Bank's deferred revenue under standby letters of credit agreements was nominal.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2005 AND 2004


     LINES OF CREDIT

          Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable; inventory; property, plant, and equipment; commercial real estate; and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

          At March 31, 2005, the Company had granted unused lines of credit to borrowers aggregating approximately $5,597,000 and $4,335,000 for commercial lines and open-end consumer lines, respectively. At March 31, 2004, unused lines of credit to borrowers aggregated approximately $4,405,000 for commercial lines and $2,425,000 for open-end consumer lines.

NOTE 20:  FUTURE CHANGE IN ACCOUNTING PRINCIPLE

          In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123R, Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-based Compensation, that sets accounting requirements for "share-based" compensation to employees. This statement will require the Company to recognize in the income statement the grant-date fair value of the stock options and other equity-based compensation issued to employees, but expresses no preference for a type of valuation model. This Statement is effective on April 1, 2006. The unvested stock options that are outstanding on the effective date of SFAS No. 123R that were previously included as part of the net income in Note 1 will be charged to expense over the remaining vesting period, without any changes in measurement. The adoption of SFAS No. 123R is not expected to have a material impact on the Company's results of operations, financial position or cash flows.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2005 AND 2004


NOTE 21:  CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

     Presented below is condensed financial information as to financial position, results of operations, and cash flows of the Company:

                                          CONDENSED BALANCE SHEETS

                                                                                      MARCH 31,
                                                                      -------------------------------------
                                                                             2005               2004
                                                                      -------------------------------------
                                                                                   (IN THOUSANDS)
           ASSETS
             Cash and due from banks                                   $            951   $          1,042
                                                                        ---------------    ---------------

                Total cash and cash equivalents                                     951              1,042
                                                                        ---------------    ---------------

             Investment in common stock of subsidiaries                          10,841             10,060
             Other assets                                                           133                206
                                                                        ---------------    ---------------

                Total assets                                           $         11,925   $         11,308
                                                                        ===============    ===============

           LIABILITIES
             Other liabilities                                         $            469   $            365
                                                                        ---------------    ---------------

                Total liabilities                                                   469                365
                                                                        ---------------    ---------------

           STOCKHOLDERS' EQUITY                                                  11,456             10,943
                                                                        ---------------    ---------------

                Total liabilities and stockholders' equity             $         11,925   $         11,308
                                                                        ===============    ===============


                                    FIRST ROBINSON FINANCIAL CORPORATION
                                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                          MARCH 31, 2005 AND 2004


                                       CONDENSED STATEMENTS OF INCOME

                                                                                 YEAR ENDED MARCH 31,
                                                                        ---------------------------------------
                                                                               2005                2004
                                                                        ---------------------------------------
                                                                                    (IN THOUSANDS)
INCOME
    Dividends from subsidiaries                                           $             --   $            891
    Other income                                                                        23                 21
                                                                           ---------------    ---------------

           Total income                                                                 23                912
                                                                           ---------------    ---------------

EXPENSES
    Other expenses                                                                     337                351
                                                                           ---------------    ---------------

           Total expenses                                                              337                351
                                                                           ---------------    ---------------

INCOME BEFORE INCOME TAX AND EQUITY IN UNDISTRIBUTED INCOME OF
   SUBSIDIARY                                                                         (314)               561
                                                                           ---------------    ---------------

INCOME TAX BENEFIT                                                                    (118)              (124)
                                                                           ---------------    ---------------

INCOME BEFORE EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY                            (196)               685
                                                                           ---------------    ---------------

EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY                                         1,054                268
                                                                           ---------------    ---------------

NET INCOME                                                                $            858   $            953
                                                                           ===============    ===============


                                    FIRST ROBINSON FINANCIAL CORPORATION
                                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                          MARCH 31, 2005 AND 2004


                                     CONDENSED STATEMENTS OF CASH FLOWS


                                                                                  YEAR ENDED MARCH 31,
                                                                       ----------------------------------------
                                                                              2005                 2004
                                                                       ----------------------------------------
                                                                                   (IN THOUSANDS)
OPERATING ACTIVITIES
    Net income                                                          $            858     $            953
    Items not requiring (providing) cash
       Deferred income taxes                                                           2                  (47)
       Equity in undistributed earnings of subsidiary                             (1,054)                (268)
       Compensation related to incentive plans                                       171                  107
    Changes in
       (Increase) decrease in other assets                                            71                  (88)
       (Increase) decrease in other liabilities                                      104                  313
                                                                         ---------------      ---------------

           Net cash provided by operating activities                                 152                  970
                                                                         ---------------      ---------------

FINANCING ACTIVITIES
    Dividends paid                                                                  (223)                (207)
    Record Directors' Retirement Plan shares                                         (20)                (239)
                                                                         ---------------      ---------------

           Net cash used in financing activities                                    (243)                (446)
                                                                         ---------------      ---------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                              (91)                 524

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                     1,042                  518
                                                                         ---------------      ---------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                $            951     $          1,042
                                                                         ===============      ===============

FIRST ROBINSON FINANCIAL CORPORATION AND SUBSIDIARY

STOCKHOLDER INFORMATION

ANNUAL MEETING

        The annual meeting of stockholders will be held at 9:00 a.m., Thursday, July 28, 2005, at the Company's office located at 501 East Main Street, Robinson, Illinois.

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

                                          Fiscal 2005                                     Fiscal 2004
                            High             Low           Dividends          High            Low         Dividends
                       -----------------------------------------------------------------------------------------------
First Quarter              25.50            24.00            $0.43            22.25          16.00          $0.40
Second Quarter             25.75            24.50              -              23.75          20.95            -
Third Quarter              24.90            24.50              -              24.25          22.00            -
Fourth Quarter             25.25            24.50              -              24.80          23.75            -

        The Company declared and paid a dividend of $0.43 per share in fiscal 2005. Dividend payment decisions are made with consideration of a variety of factors including earnings, financial condition, market considerations and regulatory restrictions. Restrictions on dividend payments are described in Note 12 of the Notes to Financial Statements included in this Annual Report.

        As of June 10, 2005, the Company had approximately 462 registered stockholders of record and 524,652 outstanding shares of Common Stock.

SHAREHOLDERS AND GENERAL INQUIRIES              TRANSFER AGENT
Rick L. Catt
President and Chief Executive Officer
First Robinson Financial Corporation            Register and Transfer Company
501 East Main Street                            10 Commerce Drive
Robinson, Illinois 62454                        Cranford, New Jersey 07016
(618) 544-8621                                  (908) 272-8511


ANNUAL AND OTHER REPORTS

        The Company is required to file an Annual Report on Form 10-KSB for its fiscal year ended March 31, 2005, with the Securities and Exchange Commission. Copies of the Annual Report on Form 10-KSB and the Company's Quarterly Reports on Form 10-QSB may be obtained without charge by contacting:

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

EXECUTIVE OFFICERS
RICK L. CATT                           W.E. HOLT
PRESIDENT AND CHIEF EXECUTIVE          VICE PRESIDENT AND SENIOR LOAN OFFICER
OFFICER

LESLIE TROTTER, III                    JAMIE E. McREYNOLDS
VICE PRESIDENT                         VICE PRESIDENT, CHIEF FINANCIAL
                                       OFFICER AND SECRETARY
WILLIAM D. SANDIFORD
VICE PRESIDENT

INDEPENDENT AUDITORS                   SPECIAL COUNSEL
BKD, LLP                               Katten Muchin Rosenman LLP
501 N. Broadway                        1025 Thomas Jefferson Street, N.W.
Suite 600                              East Lobby, Suite 700
St. Louis, MO  63102-2102              Washington, D.C.  20007-5201