Form 10KSB, Exhibit 13
period 2006-03-31
FIRST ROBINSON FINANCIAL CORP
filed 2006-06-29
CIK 1035991

--------------------------------------------------------------------------------

                               2006 ANNUAL REPORT
--------------------------------------------------------------------------------

















                      FIRST ROBINSON FINANCIAL CORPORATION

--------------------------------------------------------------------------------


         TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                                                        PAGE NO.

         President's Message...................................................1
         Selected Consolidated Financial Information ..........................3
         Management's Discussion and Analysis of Financial
           Condition and Results of Operations.................................5
         Financial Statements.................................................21
         Stockholder Information..............................................51
         Corporate Information................................................53

                [FIRST ROBINSON FINANCIAL CORPORATION LETTERHEAD]


Dear Fellow Stockholder,

         The Board of Directors and management are pleased to share with you the Annual Report of First Robinson Financial Corporation (the "Company") for our fiscal year ended March 31, 2006. I am happy to report our net earnings increased to $984,000 from $858,000, an increase of $126,000, or 14.7%, over our fiscal year ending March 31, 2005. Total assets declined slightly by 1.8% to $109.4 million; however asset quality remains strong at 0.51% as measured by the ratio of non-performing assets to total assets. Our Company saw a slight increase of $65,000, or 1.7%, in net interest income after provision for loan losses, and we were also able to decrease our non-interest expense by $102,000, or 2.8%. We did experience a slight decline in non-interest income of $39,000 or 3.5%. Our Company and its wholly owned subsidiary, First Robinson Savings Bank, N.A. (the "Bank"), continue to enjoy a high level of capital as stockholders' equity is $11.4 million, well above the level considered "well-capitalized" by our regulators. I would encourage you to read the "Management's Discussion and Analysis or Plan of Operation" section herein for more information.

         During the past fiscal year, our stock price has remained consistently between $22.75 and $25.50 per share. The book value of our stock has increased by 4.5% to $22.92 per share. In recognition of the Company's continued strong performance, the Board of Directors was also pleased to increase your dividends by 10.0% to a record $0.55 per share. The Company continues to support a stock repurchase plan that allows it, within limitations, to purchase outstanding shares of First Robinson Financial Corporation, when it is in the Company's interest to do so. The primary focus of our employees, management and the Board of Directors is to increase the value of our Company, while providing outstanding customer service and quality banking products to our customers.

         We have upgraded the physical appearance of some of our facilities during the past twelve months, with some paint, new furniture and new exterior signs in Robinson and at our Oblong drive-up branch. We want each location to have a friendly, inviting appearance. Even though we believe we provide outstanding customer service, we have increased training to our employees so that we may offer an enhanced customer experience to everyone who has contact with our Bank. We want to continue to set our Bank apart from the competition. We encourage you to stop in at any of our locations, to let us serve your banking needs.

         A year ago, I wrote that we hoped to be offering trust services to the Crawford County area. Our meeting with local attorneys and accountants led us to the conclusion that we must secure trust powers for the Bank in order to be successful in this market. This has resulted in additional time as we talk with our regulatory agency, trust consultants and other experts. We must leave no stone unturned while we do our due diligence. It is also important to us to ensure that if the Bank secures trust powers, we are in a position to make it a service that can meet the high standards we set for our Bank. We will keep you informed as we continue this journey.

         Management and the Board of Directors continue to look for new services and products to offer to our customers while also exploring ways to improve your Company. This IS your Company and we want you to have confidence and pride in it, therefore we would encourage your questions, comments and suggestions.

         In our opinion, we are second to none in supporting our communities with not only monetary donations to a myriad of worthy organizations and causes, but just as importantly, we support our communities because our employees and directors actively provide hours upon hours of volunteer service. We strongly believe in being a REAL COMMUNITY BANK. As our mission statement emphasizes, the focus of our Company is "to SERVE our community with integrity and pride, offering the best financial products and services from the friendliest hometown people, who care about CUSTOMER SERVICE, while increasing shareholder value and remaining locally owned." With your support, we believe we have remained true to that focus! On behalf of all of us at First Robinson, we thank you for your patronage and your support as we look forward to the challenges and opportunities of a new year.

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
                                                                    At March 31,
                                                               ------------
                                                           2006           2005
                                                           ----           ----
                                                              (in thousands)
Selected Financial Condition Data:
Total assets......................................       $109,428       $111,445
Loans receivable, net.............................         65,506         66,815
Mortgage-backed securities........................         24,206         23,498
Interest bearing deposits.........................            596          7,545
Federal funds purchased...........................          3,478            ---
Investment securities.............................          6,329          6,424
Deposits..........................................         86,202         88,968
Total borrowings..................................         10,774         10,173
Stockholders' equity..............................         11,416         11,456


                                                         YEAR ENDED AT MARCH 31,
                                                         -----------------------
                                                         2006             2005
                                                         ----             ----
                                                              (in thousands)
SELECTED OPERATIONS DATA:
Total interest income..............................   $  5,963         $  5,440
Total interest expense.............................     (1,848)          (1,348)
                                                      --------         --------
Net interest income................................      4,115            4,092
Provision for loan losses..........................       (158)            (200)
                                                      --------         --------
Net interest income after provision
  for loan losses..................................      3,957            3,892
                                                      --------         --------
Fees and service charges...........................        755              794
Net gain on sales of loans.........................         61               66
Other non-interest income..........................        258              253
                                                      --------         --------
Total non-interest income..........................      1,074            1,113
                                                      --------         --------
Total non-interest expense.........................     (3,531)          (3,633)
                                                      --------         --------
Income before taxes and extraordinary item.........      1,500            1,372
Income tax provision...............................       (516)            (514)
                                                      --------         --------
Net income.........................................   $    984         $    858
                                                      ========         ========

                                                                              Year Ended at March 31,
                                                                              -----------------------
                                                                               2006              2005
                                                                               ----              ----
                                                                                   (in thousands)
SELECTED FINANCIAL AND OTHER DATA:
Performance Ratios:
   Return on assets (ratio of net income to average total assets)              0.92%              0.82%
   Return on  stockholders' equity (ratio of net income to average
   equity).......................................................              8.59               7.70
   Interest rate spread information:
     Average during period.......................................              3.71               3.94
     End of period...............................................              3.73               3.61
     Net interest margin(1)......................................              4.09               4.17
     Ratio of operating expense to average total assets..........              3.30               3.48
     Ratio of average interest-earning assets to average interest-
     bearing liabilities.........................................            120.84             117.18

Quality Ratios:
   Non-performing assets to total assets at end of period........              0.51               0.24
   Allowance for loan losses to non-performing loans.............            137.41             265.92
   Allowance for loan losses to loans receivable, net............              1.15               1.01

Capital Ratios:
   Stockholders' equity to total assets at end of period.........             10.43              10.28
   Average stockholders' equity to average assets................             10.70              10.66


Other Data:
   Number of full-service offices................................                 3                  3
   Number of full-time employees.................................                40                 41
   Number of deposit accounts....................................            11,769             11,807
   Number of loan accounts.......................................             2,565              2,571

------------------
(1) Net interest income divided by average interest-earning assets.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS


         When used in this filing and in future filings by First Robinson Financial Corporation (the "Company") with the Securities and Exchange Commission, in the Company's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties, including but not limited to changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, changes in accounting principles, policies, or guidelines, fluctuations in interest rates, demand for loans in the Company's market area, real estate values, deposit flows, risks associated with the ability to control costs and expenses, and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected. References in this filing to "we", "us", and "our" refer to the Company and/or the Bank, as the content requires.

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

GENERAL

         The Company's principal business, through its operating subsidiary, First Robinson Savings Bank, National Association (the "Bank"), consists of accepting deposits from the general public and investing these funds primarily in loans, mortgage-backed securities and other securities. Loans consist primarily of loans secured by residential real estate located in the Company's market area, consumer loans, commercial loans, and agricultural loans.

         The Company's results of operations depends primarily on net interest income, which is the difference between interest earned on interest-earning assets and the interest paid on interest-bearing liabilities. Net interest income is a function of "interest rate spread," which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. To a lesser extent, the results of operations are also affected by other income, and general, administrative and other expense, the provision for losses on loans and income tax expense. Other income consists primarily of service charges and gains (losses) on sales of loans. Our general, administrative and other expense consists primarily of salaries and employee benefits, occupancy and office expenses, advertising, data processing expenses and the costs associated with being a publicly held company.

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

BUSINESS STRATEGY

         First Robinson Savings Bank, N.A. is a community-oriented, locally owned financial institution offering community-banking services to residents and businesses of Crawford County, Illinois, our primary market area. Periodically, the Board of Directors and management meet to strategically plan for the future. We review and discuss both current and new products and services to determine their effect on our profitability and customer service. We also monitor any and all current events and economic trends in our local area that could materially impact the Bank's earnings. At the present time, the employment market has remained stable in Crawford County and we anticipate no events or economic trends that could negatively affect the Bank. The recent and foreseen rise in interest rates should have a positive affect on the Bank, as management will slow the growth of deposit rates in comparison to loan rates.

         The strategic plan identifies the most critical issue to our success as consistent earnings. Net earnings have remained relatively consistent. A positive factor in maintaining consistent earnings is the Bank's overall asset quality, which is strong. The Bank continues to offer fixed rate residential real estate mortgages through programs with the Federal Home Loan Bank of Chicago and USDA Rural Development. Our Internet banking service, "Netteller" is very popular and the number of customers actively using the service is increasing. It has allowed us to offer bill paying, cash management and also direct deposit and payroll services to our business customers. Currently, we are in the process of enhancing the security authentication of our Internet banking product for customers. We provide investment brokerage services to our customers through PrimeVest Financial Services. The service continues to grow and is also providing non-interest income. We have continued to evaluate the viability of implementing an internal trust department and we hope to have reached a decision by December 2006.

         We continue to maintain a strong presence in the community and are pleased to be the only independent community bank in Robinson, Palestine and Oblong, Illinois. To visit First Robinson Savings Bank on the web go to www.frsb.net.

OVERVIEW

         First Robinson Financial Corporation (the "Company") is the holding company for First Robinson Savings Bank, National Association (the "Bank"). The Company is headquartered in Robinson, Illinois and operates three full service offices and one drive-up facility in Crawford County. The Company earned $984,000 for the fiscal year ending March 31, 2006, versus $858,000 in the same period of 2005, an increase of 14.7%. Earnings were positively impacted by an increase of $65,000 in net interest income after the provision for loan losses and a decrease of $102,000, or 2.8%, in non-interest expense. Offsetting these positive impacts, in part, was a $39,000 decrease in non-interest income. Basic earnings per share for the 2006 fiscal year-end were $2.01 per share versus $1.73 per share for the same period of 2005. Diluted earnings per share reflect the potential dilutive impact of stock options granted under the stock option plan. Diluted earnings per share for the fiscal 2006 year-end were $1.91 per share, versus $1.65 per share for the fiscal year ending March 31, 2005.

RESULTS OF OPERATIONS

NET INTEREST INCOME

         For the year ended March 31, 2006, net interest income totaled $4.115 million, an increase of 0.6%, or $23,000, over the year ended March 31, 2005. The average interest rate earned on interest-earning assets edged upward from 5.55% in 2005 to 5.93% in 2006, while the average balances of interest-earning assets increased from $98.047 million in 2005 to $100.604 million in 2006. The average rate paid on interest-bearing liabilities increased from 1.61% in 2005 to 2.22% in 2006. The average balance of interest-bearing liabilities decreased from $83.670 million in 2005 to $83.252 million in 2006. Overall, the interest rate spread for 2006 decreased to 3.71% from 3.94% in 2005.

         Total interest income was $5.963 million for the year ended March 31, 2006, an increase of $523,000, or 9.6%, from $5.440 million reported in 2005. Interest income from loans increased by $269,000 from $4.256 million in 2005 to $4.525 million in 2006, and investment income increased by $270,000 from $1.139 million in 2005 to $1.409 million in 2006. Dividend income from Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stocks decreased from $45,000 in 2005 to $29,000 in 2006. The increase in interest income was primarily attributable to increases in rates compared to volume of interest-earning assets.

         The increase in loan interest income of $269,000 from 2005 to 2006 was primarily due to an increase in the average rate on outstanding loans. The average yield on loans receivable increased by 47 basis points from 6.46% in 2005 to 6.93% in 2006. The increase in average loan yields in 2006 was primarily caused by the current rising rate environment. The prime rate, as quoted in the WALL STREET JOURNAL, increased 200 basis points during the 2006 fiscal year.

         Interest income from investments, including interest-bearing deposits, increased by $270,000, or 23.7%, from $1.139 million in 2005 to $1.409 million in 2006. The increase was primarily due to an increase in the average balance of mortgage-backed securities and an increase in the average rate on all investment securities from 3.63% in 2005 to 4.09% in 2006. Average total investment securities and interest-bearing deposits, excluding Federal Reserve Bank ("FRB") stock and Federal Home Loan Bank ("FHLB") stock, were $34.479 million during fiscal 2006, a $4.685 million increase over the 2005 average of $31.337 million. The increase in average investments was funded primarily by growth in other borrowings and repayments of loans outstanding.

         Dividends received from FRB and FHLB stocks decreased by $16,000, or 35.6%, primarily due to the average dividend rate paid on the FHLB stock decreasing by an average of 268 basis points throughout the fiscal year ending March 31, 2006.

         Total interest expense increased from $1.348 million in 2005 to $1.848 million in 2006, an increase of $500,000, or 37.1%. Interest expense on deposits grew by $358,000, or 30.3%, from $1.182 million in 2005 to $1.540 million in 2006. Interest expense from other borrowings increased by $141,000, or 136.9%, from $103,000 in 2005 compared to $244,000 in 2006 and interest expense on FHLB advances increased $1,000, or 1.6%. The increase in interest expense was almost entirely attributable to increases in rates compared to volume of interest-bearing liabilities.

         Interest expense on time deposits increased by $249,000, or 31.6%, from $787,000 for the fiscal year ending March 31, 2005 to $1.036 million for the fiscal year ending March 31, 2006 due to an increase in the average balance and an increase in the average rate paid. The average rate paid on time deposits, as of March 31, 2005, was 2.64% compared to the average rate currently being paid of 3.66%, an increase of 102 basis points. The average balance of time deposits rose by $492,000 from $32.693 million in 2005 to $33.185 million in 2006.

         Interest expense on savings and money market accounts increased $95,000 from $242,000 in 2005 to $337,000 in 2006 primarily due to an increase in the average rate paid. The average rate paid on savings and money market accounts increased 61 basis points from an average rate of 1.04% paid at March 31, 2005 to an average rate of 1.65% paid on March 31, 2006 due to the rising rate environment. Included in total savings accounts is a product called "Super Savings" which comprised 21.3% of the total savings and money market balance at March 31, 2006. The rate on the "Super Savings" product is 1.0% under the one-year U.S. Treasury bill adjusting weekly. During the fiscal year ending March 31, 2006, the rate increased 136 basis points.

         Interest expense on NOW accounts increased by $14,000, or 9.2%, from $153,000 in March 31, 2005 to $167,000 for the year ending March 31, 2006. The average balance decreased by 6.9%, or $1.195 million, from an average balance of $17.351 million in 2005 to an average balance of $16.156 million in 2006. The average rate on demand deposits increased from 0.85% in 2005 to 1.15% in 2006.

         Interest expense on Federal Home Loan Bank ("FHLB") advances for 2005 was $63,000 compared to $64,000 in 2006, an increase of $1,000, or 1.6%. The slight increase was primarily due to the rate increase in overnight FHLB borrowings. The average balance of FHLB borrowings for 2005 was $1.350 million compared to $1.207 million for 2006, a decrease of 10.6%, or $143,000. The average cost of borrowed funds increased by 63 basis points from 4.67% for the fiscal year ending March 31, 2005 to 5.30% for the fiscal year ending March 31, 2006. Borrowings at the FHLB typically consist of fixed-term notes and open-end lines of credit. The Company had no advances outstanding as of March 31, 2006 and had $1.000 million in borrowings outstanding from the FHLB at March 31, 2005. The advance at fiscal year-end 2005 consisted of a fixed rate, fixed term advance that matured February 28, 2006.

         For the fiscal year ending March 31, 2006 versus the same period of 2005, the average daily balance of short-term borrowings increased $1.484 million, or 23.5%, from $6.310 million to $7.794 million. The average cost of funds for 2006 also increased by 151 basis points from 1.63% to 3.14%. These factors caused the increase of $141,000, or 136.9%, in other borrowings interest expense from $103,000 for 2005 to $244,000 for 2006. The short-term borrowings are repurchase agreements with customers that are secured by investment securities of the Company.

PROVISION FOR LOAN LOSSES

         The provision for loan losses for the year ended March 31, 2006 was $158,000 compared to $200,000 for the year ended March 31, 2005, a decrease of $42,000 or 21.0%. The provision for both periods reflects management's analysis of the Company's loan portfolio based on the information which was available to the Company. Management meets on a quarterly basis to review the adequacy of the allowance for loan losses based on Company guidelines. Classified loans are reviewed by the loan officers to arrive at specific reserve levels for those loans. Once the specific reserve for each loan is calculated, management calculates general reserves for each loan category based on a combination of loss history adjusted for current national and local economic conditions, trends in delinquencies and charge-offs, trends in volume and term of loans, changes in underwriting standards, and industry conditions.

         Charge-offs for 2006 were $141,000 compared to $222,000 for 2005, which were partially offset by recoveries of $64,000 in 2006 compared to recoveries of $39,000 in 2005. The charge-offs in 2006 were related to $113,000 in one- to four- family real estate loans and $28,000 in consumer and other loans. The one-to four-family real estate charge-offs were partially offset by $47,000 in recoveries. Recoveries of $17,000 were collected in consumer and other loans. Although the Company's management believes that the allowance for loan losses is sufficient based on information currently available, there can be no assurances that future events, conditions, or regulatory directives will not result in increased provisions for loan losses or additional charge-offs which may adversely affect net income.

NON-INTEREST INCOME

         Non-interest income categories for the fiscal years ended March 31, 2006 and 2005 are shown in the following table:


                                                                              MARCH 31
                                                                              --------

Non-interest income:                                               2006         2005        %CHANGE
                                                                  ------       ------       -------
                                                                           (in thousands)
Charges and other fees on loans                                      $23          $20         15.0%
Charges and fees on deposit accounts                                 732          774         (5.4)
Net gain on sale of loans                                             61           66         (7.6)
Net gain on sale of foreclosed assets                                  5          ---          ---
Net realized gains on sale of investments                            ---           10       (100.0)
Other                                                                253          243          4.1
                                                                  ------       ------        -----

Total Non-Interest Income                                         $1,074       $1,113        (3.5)%
                                                                  ======       ======        ======




         Charges and other fees on loans increased when comparing March 31, 2006 to the same period in 2005 due to the increase of commissions received for the sale of credit life and accident and health insurance on loans and the increase in service fees for escrow contract payments.

         Charges and fees on deposit accounts decreased $42,000 for the fiscal year ended March 31, 2006 versus the same period in 2005. The decrease in fees can be attributed, in part, to the bounce protection program, started in May 2003, leveling out. The Bounce Protection program provides pre-approved overdraft limits of $300, $500 or $1000 based on the type of NOW or checking account chosen.

         The decrease in net gain on the sale of mortgage loans is primarily a result of the decrease in the volume of mortgage loans sold into the secondary market during the year ended March 31, 2006 versus the same period in 2005. During fiscal year ending 2006, the Company sold $3.078 million in mortgages versus $3.532 million in the prior fiscal year. The decline in volume of loans sold in fiscal year 2006 was primarily the result of rising mortgage rates causing a decrease in mortgage refinance activity. All loans sold into the secondary market during this fiscal year end were one to-four family loans.

         Other income consists of normal recurring fee income such as commissions from PrimeVest Investment Services, the Company's investment brokerage service, increases in the cash value of life insurance, ATM/Debit card interchange income and fees, and safe deposit box revenue, as well as other income that management classifies as non-recurring. Other income increased $10,000 when comparing March 31, 2006 with 2005. The primary factors relating to the increase between the fiscal years can be attributed to a $10,000 increase in debit/ATM card transaction fees and a $4,000 increase in commission from the investment brokerage service. These increases are partially offset by a $3,000 decrease in credit card fees earned and a $1,000 decrease in the cash value of life insurance.

NON-INTEREST EXPENSE

         Non-interest expense categories for the fiscal years ended March 31, 2006, and 2005 are shown in the following table:


                                                                              MARCH 31
                                                                              --------

Non-interest expense:                                                 2006       2005      %CHANGE
                                                                     ------     ------     -------
                                                                          (In thousands)
Compensation and employee benefits                                   $1,935     $1,996       (3.1)%
Occupancy and equipment                                                 540        517        4.4
Data processing                                                         183        190       (3.7)
Audit, legal and other professional                                     172        200      (14.0)
Advertising                                                             108         85       27.1
Telephone and postage                                                    90         91       (1.1)
Foreclosed property expense                                               3          8      (62.5)
Loss on equipment abandoned                                             ---         21     (100.0)
Other                                                                   500        525       (4.8)
                                                                     ------     ------     ------

Total Non-Interest Expense                                           $3,531     $3,633       (2.8)%
                                                                     ======     ======      ======


         Salaries and employee benefits decreased $61,000 when comparing March 2006 fiscal year with March 2005 fiscal year. The decrease was primarily from the decrease of $105,000, or 56.2%, in options exercised, which was partially offset by an increase of $44,000, or 3.4%, in salaries. The $105,000 decrease in options expense can be attributed to a decrease in the total number of options exercised from 23,807 in fiscal 2005 to 11,090 in fiscal 2006. The increase in salaries can be attributed to annual salary increases.

         Net occupancy and equipment expenses increased by $23,000, or 4.4%, from $517,000 for the year ended March 31, 2005 compared to $540,000 for the year ended March 31, 2006. The primary factors relating to the increase were an increase of $25,000, or 53.2%, in upkeep and maintenance expenses and an increase of $21,000, or 37.5%, in furniture, fixtures and equipment expense. These increases were offset by a decrease of $28,000, or 13.3%, in depreciation expense for furniture, fixtures and equipment.

         Professional fees totaled $172,000 for the year ended March 31, 2006 compared to $200,000 for the year ended March 31, 2005. The decrease of $28,000 was primarily due to a decrease of $21,000 in legal expense and $17,000 in audit fees. Accounting fees are expected to increase in the future, since the Securities and Exchange Commission has ruled that all public companies will be required to comply with Section 404 of Sarbanes-Oxley ("SOX 404"). The Company has retained an outside accounting firm for assistance in the implementation of SOX 404 requirements in documenting the evaluation of financial reporting internal controls. The Company anticipates being required to comply with SOX 404 during the fiscal year ending March 31, 2008.

         Foreclosed assets expense decreased by $5,000 from $8,000 for the year ended March 31, 2005, to $3,000 for the year ended March 31, 2006. The decrease was due to an average of one property in foreclosed assets for the fiscal year of March 2006 compared to an average of three properties during the fiscal year ended March 31, 2005.

         Other expenses include miscellaneous operating expenses such as office supplies, ATM/Debit card interchange fees, check processing fees, federal deposit insurance premiums and assessments by the bank regulators among others. A portion of the $25,000 decrease in other expenses, for the year ended March 2006 compared to 2005, was related to the $12,000 decrease in stationary, printing, and office supplies and a decrease of $12,000 in other operating expenses. The decrease in other operating expenses can be attributed to the loss from a $9,800 fraudulent cashiers check in the fiscal year ended March 31, 2005.

INCOME TAX EXPENSE

         Total income tax expense was $516,000 in 2006, compared to $514,000 in 2005, an increase of $2,000, or 0.4%. The effective tax rates for the years ended March 31, 2006 and March 31, 2005 were 34.4% and 37.5%, respectively.

FINANCIAL CONDITION

         Total assets of the Company were $109.428 million as of March 31, 2006, a decrease of $2.017 million, or 1.8%, when compared to $111.445 million as of March 31, 2005. The decline in total assets was due primarily to a $1.459 million decrease in cash and cash equivalents, and a $1.309 million decrease in loans, net of allowance for loan losses, partially offset by a $613,000 increase in investment securities available for sale.

         The Company's cash and cash equivalents decreased by 16.5%, or $1.459 million, from $8.848 million at March 31, 2005 to $7.389 million at March 31, 2006. The decrease is attributable to the Company's interest-bearing demand deposit at the FHLB Chicago decreasing by $6.949 million from $7.545 million at March 31, 2005 to $596,000 at March 31, 2006. After management compared the rates paid by the FHLB and the federal funds rate, on March 1, 2006 the Company began investing in federal funds and moved its correspondent account to Independent Bankers Bank in Springfield, Illinois ("IBB"). This decrease was offset by cash and due from banks increasing $2.012 million, or 154.4%, from $1.303 million at March 31, 2005 to $3.315 million at March 31, 2006 and the increase of $3.478 million in federal funds sold.

         Investment securities available-for-sale increased by $613,000, or 2.0%, to $30.535 million at March 31, 2006 from $29.922 million at March 31, 2005. The increase was a result of the purchase of $7.853 million in securities. This increase was partially offset by securities payments totaling $5.268 million, the amortization of premiums, net of the accretion of discounts totaling $35,000 and the maturities of $1.500 million in securities. The market value of the securities also decreased by $437,000. The investment portfolio is managed to limit the Company's exposure to risk and consists primarily of mortgage-backed securities and other securities which are either directly or indirectly backed by the federal government or a local municipal government.

         The Company's net loan portfolio decreased by $1.309 million, or 1.9%, to $65.506 million at March 31, 2006 from $66.815 million at March 31, 2005. The majority of the decrease in net loans resulted from a decrease in loans on commercial real estate.

         Loans secured by one-to-four family residences decreased by $505,000, or 1.4%, from $36.174 million as March 31, 2005 to $35.669 million at March 31, 2006. The decrease was the result of first mortgage loans decreasing by $514,000 from $32.608 million at March 31, 2005 compared to $32.094 million at March 31, 2006 and second mortgage loans on one-to-four family residences decreasing by $156,000, or 14.0%. Offsetting these decreases were increases in home equity loans of $165,000, or 6.7%.

         During the year ended March 31, 2006, $10.419 million in one-to-four family residential loans were originated. This total includes those loans sold into the secondary market through the Rural Housing Development program and the Mortgage Partnership Finance program with the Federal Home Loan Bank of Chicago. Of the $10.419 million in newly originated loans, $3.017 million were sold into the secondary market. For the year ended March 31, 2005, $13.090 million in one-to-four family loans were originated with $3.532 million being sold into the secondary market. The overall 20.4% decrease in one-to-four family residential loan originations is a result of the rising interest rate environment and lower demand for home loans in our area.

         Multi-family loans decreased by 13.4%, or $89,000 from $663,000 at March 31, 2005 to $574,000 at March 31, 2006. The decrease in multi-family loans is the result of the origination of $145,000 in new loans offset by payments of $234,000. Crawford County is a rural area, accordingly, the number of multi-family units is minimal.

         The commercial and agricultural real estate loan portfolios decreased by $918,000 from $15.045 million at March 31, 2005 to $14.127 million at March 31, 2006. Farmland loans experienced $228,000 in growth, while commercial real estate loans decreased by $1.151 million.

         Consumer and other loans increased by $72,000 from $4.381 million at March 31, 2005 to an outstanding balance of $4.453 million at March 31, 2006. The increase was primarily attributable to a growth in vehicle loans, which increased by $115,000 from a $2.824 million balance at March 31, 2005 to a balance of $2.939 million at March 31, 2006.

         Agricultural production finance and commercial business loans at March 31, 2005 totaled $9.112 million as compared to $8.972 million at March 31, 2006. This represents a decrease of $140,000. Commercial business loans are generally secured by equipment, inventory, and accounts receivable while agricultural production finance loans are generally secured by farm equipment, grain inventory, livestock, and crops.

         At March 31, 2006, the allowance for loan losses was $753,000, or 1.15%, of the net loan portfolio compared to $672,000, which was 1.01% of net loans, at March 31, 2005. The Company's net charge-offs were $77,000 for 2006 compared to $183,000 for 2005. The Company had no delinquent loans overdue by 90 days or more and still accruing interest. The Company's non-performing loans, which include loans no longer accruing interest, were $548,000, or 0.84%, of total loans at March 31, 2006, compared to $253,000, or 0.37%, of total loans at March 31, 2005. Loans are placed on non-accrual status when the collection of principal and/or interest become doubtful. Non-performing assets, which include non-performing loans and foreclosed assets, totaled $559,000 at March 31, 2006 compared to $267,000 at March 31, 2005. Non-performing assets at March 31, 2006 consisted of one-to-four family loans, commercial and agriculture real estate loans, consumer loans and commercial business and agricultural finance loans. Management reviews the adequacy of the allowance for loan losses quarterly, and believes that its allowance is adequate at March 31, 2006; however, the Company cannot assure that future charge-offs and/or provisions will not be necessary.

         Premises and equipment decreased by $81,000 from $2.721 million at March 31, 2005 to $2.640 million on March 31, 2006. The decrease is the result of $261,000 in depreciation offset by $180,000 in additional purchases of property and equipment. The purchases included one ATM, new teller cabinets, a loan analysis and documentation software upgrade, a new battery backup for the in-house IBM I-Series for processing, remodeling and repairs to the Oblong branch, and additional miscellaneous equipment.

         Federal Reserve Bank and Federal Home Loan Bank stocks increased this fiscal year by $29,000, or 3.6%, due to the reinvestment of $23,000 in stock dividends from Federal Home Loan Bank stock and the purchase of $6,000 in Federal Reserve Bank stock.

         Foreclosed assets have decreased by $3,000 from $14,000 at March 31, 2005 to $11,000 at March 31, 2006. As of March 31, 2006, the Company had one foreclosed real estate property totaling $11,000, which consisted of one single-family dwelling. Foreclosed assets are carried at the lower of cost or net realizable value. When foreclosed assets are acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

         The Company's total deposits decreased from $88.968 million at March 31, 2005 to $86.202 million at March 31, 2006, a decrease of $2.766 million, or 3.1%. The decrease in total deposits was due to a $2.071 million decrease in savings, NOW, and money market accounts and a $2.369 million, or 7.1%, decrease in time deposits offset by a $1.674 million, or 15.2%, increase in demand deposits. The total number of demand, NOW, money market, and savings accounts decreased by 55 from 10,126 accounts at March 31, 2005 to 10,071 at March 31, 2006.

         Demand or non-interest bearing accounts have increased by $1.674 million from $10.982 million at March 31, 2005 to $12.656 at March 31, 2006, a 15.2% increase. Consumer demand checking accounts increased by $1.393 million from $5.957 million at March 31, 2005 to $7.350 million at March 31, 2006. Business demand accounts increased by $340,000 from $4.929 million at March 31, 2005 to $5.269 million at March 31, 2006. Public fund demand accounts decreased by $59,000 to $37,000 at March 31, 2006 from $96,000 at March 31, 2006. The total number of consumer, business, and public fund demand accounts increased by 186 total accounts from 3,716 accounts at March 31, 2005 to 3,902 accounts at March 31, 2006.

         Savings, NOW and money market accounts decreased by $2.071 million from $44.733 million at March 31, 2005 to $42.662 million at March 31, 2006. While the number of accounts declined from 4,803 at March 31, 2005 to 4,617 at March 31, 2006, the outstanding balance of savings accounts increased by $1.159 million, or 5.5%, to $22.102 million at March 31, 2006 from $20.943 million at March 31, 2005. NOW accounts decreased by $1.460 million from $18.467 million at March 31, 2005 to $17.007 million at March 31, 2006. This decrease was due to a decline in the balance of consumer accounts of $195,000, a decrease of $500,000 in public fund NOW accounts and the decrease of $765,000 in business NOW accounts. Money market accounts declined by $1.770 million to $3.553 million at March 31, 2006 from $5.323 million at March 31, 2005. This decrease was comprised of a decline in consumer money market accounts of $1.201 million, a decrease of $292,000, or 64.8%, in public fund accounts and a decline in business money market accounts of $277,000.

         Time deposits have decreased by $2.369 million from $33.253 million at March 31, 2005 to $30.884 million at March 31, 2006. The weighted average rate on time deposits was 3.66% at March 31, 2006 compared to 2.64% at March 31, 2005. At March 31, 2006, time deposits $100,000 or more totaled $8.673 million compared to $10.311 million at March 31, 2005.

         Federal Home Loan Bank advances and other borrowings at March 31, 2006 were $10.774 million, an increase of $601,000 over the March 31, 2005 balance of $10.173 million. The $601,000 net increase was a result of proceeds from additional securities sold under agreements to repurchase offset by the maturity of the FHLB advance of $1.0 million. The obligations are secured by mortgage-backed securities and US Government Agencies in safekeeping at the Federal Home Loan Bank of Chicago. At March 31, 2006, the average rate on the repurchase agreements was 4.10% compared to 2.29% at March 31, 2005. These agreements mature periodically within 30 months. The Federal Home Loan Bank advance outstanding balance was $1.000 million at March 31, 2005. The advance matured February 28, 2006 and no additional term advances were taken resulting in a zero balance at March 31, 2006.

         Other liabilities increased by $188,000 from $848,000 at March 31, 2005 to $1.036 million at March 31, 2006, resulting primarily from the increases in accrued income tax, interest payable and miscellaneous liabilities.

         Stockholders' equity at March 31, 2006 was $11.416 million compared to $11.456 million at March 31, 2005, a decrease of $40,000. The decrease was primarily a result of a decrease in other comprehensive income partially offset by increases in retained earnings, additional paid-in capital, treasury stock and unallocated incentive plan shares. Retained earnings increased by $721,000 primarily due to the retention of net income of $984,000 offset by dividends declared and paid of $263,000. The change of $36,000 in unallocated employee stock ownership plan and incentive plan shares was due to the allocation of 5,784 shares to plan participants offset by the addition of 844 shares in the incentive plan. The change of $112,000 in additional paid-in capital was primarily due to the allocation of employee stock ownership shares and the exercise of stock options. Treasury stock increased by $636,000 due to the issuance of 3,785 shares for the exercise of stock options and the purchase of 27,958 shares of additional treasury stock.

OFF-BALANCE SHEET ARRANGEMENTS

         The Company has entered into performance standby and financial standby letters of credit with various local commercial businesses in the aggregate amount of $419,000. The letters of credit are collateralized and underwritten, as required by the loan policy, in the same manner as any commercial loan. The Company does not anticipate the advancement of any funds on these letters of credit.

CRITICAL ACCOUNTING POLICIES

         The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States and conform to general practices within the banking industry. The Company's significant accounting policies are described in detail in the notes to the Company's consolidated financial statements for the year ended March 31, 2006. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. The financial position and results of operations can be affected by these estimates and assumptions and are integral to the understanding of reported results. Critical accounting policies are those policies that management believes are the most important to the portrayal of the Company's financial condition and results, and they require management to make estimates that are difficult, subjective, or complex.

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


                                                                      Year Ended March 31,
                                           ----------------------------------------------------------------------------
                                                           2006                                  2005
                                           ----------------------------------------------------------------------------
                                               AVERAGE      INTEREST                 AVERAGE     INTEREST
                                             OUTSTANDING     EARNED      YIELD/    OUTSTANDING    EARNED      YIELD/
                                               BALANCE        PAID        RATE       BALANCE       PAID        RATE
                                             -----------    --------     ------    -----------   --------     ------
Interest-earning assets:
  Loans receivable(1)................           $65,308     $4,525        6.93%       $65,932     $4,256       6.46%
  Mortgage-backed securities.........            24,721      1,082        4.37         20,853        860       4.12
  Investment securities..............             7,314        286        3.91          6,458        276       4.29
  Federal funds sold.................               160          8        5.08            ---        ---        ---
  Interest-bearing deposits..........             3,101         62        2.00          4,804         48       0.99
                                                -------     ------                   --------     ------
    Total interest-earning
    assets...........................           100,604      5,963        5.93         98,047      5,440       5.55
                                                            ======        ====                    ======       ====
Noninterest-earning assets...........             6,428                                 6,468
                                                -------                              --------
    Total assets.....................          $107,032                              $104,515
                                               ========                              ========

Interest-bearing liabilities:
  Savings deposits and MMDA..........            24,910        337        1.35         25,966        242       0.93
  NOW deposits.......................            16,156        167        1.03         17,351        153       0.88
  Certificate of deposits............            33,185      1,036        3.12         32,693        787       2.41
  Borrowings.........................             9,001        308        3.43          7,660        166       2.16
                                                -------     ------                   --------     ------
     Total interest-bearing
     liabilities.....................            83,252      1,848        2.22         83,670      1,348       1.61
                                                            ======        ====                    ======       ====
  Noninterest-bearing
  liabilities........................            12,328                                 9,702
                                                -------                              --------
    Total liabilities................            95,580                                93,372
  Stockholders' equity...............            11,452                                11,143
                                                 ------                              --------
    Total liabilities and capital....          $107,032                              $104,515
                                               ========                              ========
  Net interest income................                       $4,115                                $4,092
                                                            ======                                ======
  Net interest spread................                                     3.71%                                3.94%
                                                                          ====                                 ====
  Net average earning assets.........           $17,352                               $14,377
                                                =======                               =======
  Net yield on average earning
  assets.............................                                     4.09%                                4.17%
                                                                          ====                                 ====
  Average interest-earning assets to
  average interest-bearing liabilities            1.208                                 1.172
                                                  =====                                 =====

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


                                                                                 Year Ended March 31,
                                                       -------------------------------------------------------------------------
                                                                 2005 vs. 2006                        2004 vs. 2005
                                                       -------------------------------------------------------------------------
                                                                    Increase                             Increase
                                                                   (Decrease)                           (Decrease)
                                                                     Due to                               Due to
                                                       -------------------------------------------------------------------------
                                                                                Total                                Total
                                                                              Increase                              Increase
                                                         Volume     Rate     (Decrease)     Volume      Rate       (Decrease)
                                                       -------------------------------------------------------------------------
Interest-earning assets:
   Loans receivable.........................              $(40)     $309        $269         $(25)     $(236)        $(261)
   Mortgage-backed securities...............               159        63         222          189         14           203
   Investments securities...................                37       (27)         10          (47)       (15)          (62)
   Other....................................               (15)       37          22          (17)        13            (4)
                                                         -----      ----        ----        -----      -----         -----
     Total interest-earning assets..........              $141      $382        $523         $100      $(224)        $(124)

Interest-bearing liabilities:
   Savings deposits and MMDA................               (10)      105          95           25         (7)           18
   NOW accounts.............................               (11)       25          14           (2)       (32)          (34)
   Certificate accounts.....................                12       237         249          (45)       (96)         (141)
   Borrowings...............................                29       113         142          (14)       (47)          (61)
                                                         -----      ----        ----        -----      -----         -----
     Total interest-bearing liabilities.....               $20      $480        $500         $(36)     $(182)        $(218)
                                                         -----      ----        ----        -----      -----         -----
Net interest income.........................              $121      $(98)        $23         $136       $(42)          $94
                                                         =====      ====        ====        =====      =====         =====


MANAGEMENT OF MARKET RISK

         QUALITATIVE ANALYSIS. A principal financial objective of the Company is to achieve long-term profitability while reducing exposure to fluctuations in interest rates. The Company has sought to reduce exposure of earnings to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates. The Board of Directors has formulated an Interest Rate Management Policy designed to achieve this objective and has established an Asset/Liability Committee, which consists primarily of the management team of the Bank, to manage the risks associated with changes in market interest rates. This committee meets periodically and reports to the Board of Directors monthly concerning asset/liability policies, strategies and current interest rate risk position. The committee's first priority is to structure and price assets and liabilities to maintain an acceptable interest spread while reducing the net effects of changes in interest rates.

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

         As of March 31, 2006, comparing assets with liabilities, $36.082 million, or 54.5%, of our gross loans matured or repriced within the first year and $51.617 million, or 59.0%, of our deposits matured repriced within the first year.

         The principal element to promoting long-term profitability while managing interest rate risk has been to increase the interest-rate sensitivity of assets by originating loans with interest rates subject to periodic repricing to market conditions. Accordingly, the Company has emphasized the origination of one-year adjustable rate mortgage loans and daily adjustable commercial loans and short-term consumer loans for retention in the portfolio. The Company has also established a fixed rate one- to four- family real estate mortgage program, whereby these loans are sold off to the Federal Home Loan Bank. This program allows the Company to originate and service these loans and not be subject to any interest rate risk with only a minimal amount of credit risk while receiving significant fee income.

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

         QUANTITATIVE ANALYSIS. The Company voluntarily measures interest rate risk ("IRR") and incorporates this measure into the internal risk based capital calculation. The IRR component is a dollar amount that measures the terms of the sensitivity of the net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. The Company measures the change to NPV as a result of a hypothetical and permanent 100 and 200 basis point ("bp") change in market interest rates. The Company reviews the IRR measurements on a monthly basis. The Company also monitors effects on net interest income resulting from increases and decreases in rates. The following table presents the NPV at March 31, 2006, as calculated by the Company.


                                                           At March 31, 2006
                      ------------------------------------------------------------------------------------------------
     Change in                          Net Portfolio Value                             NPV as % PV of Assets
       Rate           ------------------------------------------------------------------------------------------------
  (BASIS POINTS)          $ AMOUNT            $ CHANGE           % CHANGE           NPV RATIO           BP CHANGE
-----------------         --------            --------           --------           ---------           ---------
                                               (Dollars in thousands)

      +200 bp             $13,138            $(2,819)            (17.67)%            12.41               (222)
        100                14,510             (1,447)             (9.07)             13.50               (113)
         0                 15,957                ---                ---              14.63                ---
        -100               17,994               2,037             12.77              16.16                153
        -200               20,650               4,693             29.41              18.09                346

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

         The Company's primary investment activity is originating one-to-four family residential mortgages, commercial business and real estate loans, and consumer loans. For the years ended March 31, 2006 and 2005, the Company originated loans for the portfolio in the amount of $33.325 million and $29.725 million, respectively. For the years ended March 31, 2006 and 2005, these activities were funded from repayments of $28.603 million and $23.594 million, respectively and sales and participations of $5.292 million and $4.732 million, respectively.

         The Company's most liquid assets are cash and cash equivalents, which include short-term investments. For the years ended March 31, 2006 and 2005, cash and cash equivalents were $7.389 million and $8.848 million, respectively. In addition, the Company has used jumbo certificates of deposits as a source of funds. Jumbo certificates of deposits represented $8.673 million and $10.311 million for the years ended March 31, 2006 and March 31, 2005, respectively, or 10.1% of total deposits for March 31, 2005 and 11.6% of total deposits for March 31, 2005. The Company has monitored and reviewed their liquidity and maintains a $23.651 million line of credit with the FHLB, of which nothing was borrowed. This line can be accessed immediately. The Company regularly uses FHLB Letters of Credit as security for public unit deposits. The available line of credit with the FHLB is reduced by the amount of these letters of credit. As of March 31, 2006, $3.850 million in FHLB letters of credit were pledged. In addition to the Letters of Credit, the available line of credit with the FHLB is also reduced by $1.095 million for the credit enhancement reserve established as a result of the participation in the FHLB MPF program. The Company also maintains a $5.0 million revolving line of credit and a $600,000 revolving line of credit with Independent Banker's Bank located in Springfield, Illinois. The Company has also established borrowing capabilities at the discount window with the Federal Reserve Bank of St. Louis.

         Liquidity management is both an ongoing and long-term function of asset/liability management strategy. Excess funds, when applicable, generally are invested in federal funds sold. Currently, when funds are required, beyond the ability to generate deposits, additional sources of funds are available through federal funds purchased and the FHLB of Chicago. The Company has the ability to pledge FHLB of Chicago stock or certain other assets as collateral for such advances. Federal funds purchased and FHLB advances are used to fund cash flow shortages. The advances are generally less than 1.00% over the average rate paid on certificates of deposit. The Company may also use FHLB advances to fund loan demand in excess of the available funds.

         Management and the Board of Directors believe that due to significant amounts of mortgage-backed securities that could be sold and the ability to acquire funds from the FHLB of Chicago and the other correspondent relationships that liquidity is adequate for the foreseeable future.

         The Bank is required to maintain regulatory capital sufficient to meet tier I leverage, tier I risk-based and total risk-based capital ratios of at least 4.0%, 4.0% and 8.0%, respectively. At March 31, 2006, the Bank exceeded each of its capital requirements with ratios of 10.3%, 17.4% and 18.6%, respectively. See Note 12 of Notes to Consolidated Financial Statements.

IMPACT OF INFLATION AND CHANGING PRICES

         The financial statements and related data presented in this Annual Report have been prepared in accordance with generally accepted accounting principles accepted in the United States of America which require the measurement of financial position and operating results in terms of historical dollars without considering changes in relative purchasing power of money over time due to inflation. The primary impact of inflation on operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

             Report of Independent Registered Public Accounting Firm



Audit Committee, Board of Directors
  and Stockholders
First Robinson Financial Corporation
Robinson, Illinois


We have audited the accompanying consolidated balance sheets of First Robinson Financial Corporation as of March 31, 2006 and 2005, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Robinson Financial Corporation as of March 31, 2006 and 2005, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.


                                                      /s/ BKD, LLP


St. Louis, Missouri
May 12, 2006

                      FIRST ROBINSON FINANCIAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                             MARCH 31, 2006 AND 2005
                        (IN THOUSANDS, EXCEPT SHARE DATA)

ASSETS

                                                                                       2006                2005
                                                                              ----------------------------------------
        Cash and due from banks                                                 $          3,315    $          1,303
        Interest-bearing demand deposits                                                     596               7,545
        Federal funds sold                                                                 3,478                  --
                                                                                 ---------------     ---------------
               Cash and cash equivalents                                                   7,389               8,848
        Available-for-sale securities                                                     30,535              29,922
        Loans, net of allowance for loan losses of $753 and $672
          at March 31, 2006 and 2005                                                      65,506              66,815
        Premises and equipment                                                             2,640               2,721
        Federal Reserve and Federal Home Loan Bank stock                                     831                 802
        Foreclosed assets held for sale, net                                                  11                  14
        Interest receivable                                                                  645                 657
        Deferred income taxes                                                                241                  97
        Cash surrender value of life insurance                                             1,290               1,244
        Other                                                                                340                 325
                                                                                 ---------------     ---------------

               Total assets                                                     $        109,428    $        111,445
                                                                                 ===============     ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

    LIABILITIES
        Deposits
           Demand                                                               $         12,656    $         10,982
           Savings, NOW and money market                                                  42,662              44,733
           Time deposits                                                                  30,884              33,253
                                                                                 ---------------     ---------------
               Total deposits                                                             86,202              88,968
        Federal Home Loan Bank advances                                                       --               1,000
        Other borrowings                                                                  10,774               9,173
        Advances from borrowers for taxes and insurance                                      126                 120
        Accrued income taxes                                                                 168                  66
        Interest payable                                                                     156                 113
        Other liabilities                                                                    586                 549
                                                                                 ---------------     ---------------
               Total liabilities                                                          98,012              99,989
                                                                                 ---------------     ---------------

    COMMITMENTS AND CONTINGENCIES

    STOCKHOLDERS' EQUITY
        Preferred stock, $.01 par value, authorized 500,000 shares; no
          shares issued and outstanding                                                       --                  --
        Common stock, $.01 par value; authorized 2,000,000 shares;
          issued - 859,625 shares; outstanding - 2006 - 498,050 shares, 2005 -
          522,223 shares
        Additional paid-in capital                                                             9                   9
        Retained earnings                                                                  8,722               8,610
        Unearned incentive plan shares; 7,231 shares                                       8,878               8,157
        Unearned ESOP and incentive compensation                                            (125)               (125)
        Accumulated other comprehensive income (loss)                                       (303)               (339)
        Treasury stock, at cost                                                             (351)                (78)
           Common; 2006 - 354,344 shares, 2005 - 330,171 shares
               Total stockholders' equity                                                 (5,414)             (4,778)
                                                                                 ---------------     ---------------
                                                                                          11,416              11,456
                                                                                 ---------------     ---------------
               Total liabilities and stockholders' equity
                                                                                $        109,428    $        111,445
                                                                                 ===============     ===============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      FIRST ROBINSON FINANCIAL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                       YEARS ENDED MARCH 31, 2006 AND 2005
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                              2006               2005
                                                                        ------------------------------------
INTEREST AND DIVIDEND INCOME
    Loans                                                                 $       4,525      $       4,256
    Securities
       Taxable                                                                    1,324              1,066
       Tax-exempt                                                                    85                 73
    Dividends on Federal Reserve and Federal Home Loan Bank stock                    29                 45
                                                                          -------------      -------------

           Total interest and dividend income                                     5,963              5,440
                                                                          -------------      -------------

INTEREST EXPENSE
    Deposits                                                                      1,540              1,182
    Federal Home Loan Bank advances                                                  64                 63
    Other borrowings                                                                244                103
                                                                          -------------      -------------

           Total interest expense                                                 1,848              1,348
                                                                          -------------      -------------

NET INTEREST INCOME                                                               4,115              4,092

PROVISION FOR LOAN LOSSES                                                           158                200
                                                                          -------------      -------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                               3,957              3,892
                                                                          -------------      -------------

NON-INTEREST INCOME
    Charges and other fees on loans                                                  23                 20
    Charges and fees on deposit accounts                                            732                774
    Net gain on sale of loans                                                        61                 66
    Net gain or sale of foreclosed property                                           5                 --
    Net realized gains on sale of investments                                        --                 10
    Other                                                                           253                243
                                                                          -------------      -------------

           Total non-interest income                                              1,074              1,113
                                                                          -------------      -------------

NON-INTEREST EXPENSE

    Compensation and employee benefits                                    $       1,935      $       1,996
    Occupancy and equipment                                                         540                517
    Data processing                                                                 183                190
    Audit, legal and other professional services                                    172                200
    Advertising                                                                     108                 85
    Telephone and postage                                                            90                 91
    Foreclosed property expense                                                       3                  8
    Loss on sale of premises and equipment                                           --                 21
    Other expenses                                                                  500                525
                                                                          -------------      -------------

        Total non-interest expenses                                               3,531              3,633
                                                                          -------------      -------------

INCOME BEFORE INCOME TAXES                                                        1,500              1,372

PROVISION FOR INCOME TAXES                                                          516                514
                                                                          -------------      -------------

NET INCOME                                                                $         984      $         858
                                                                          =============      =============

BASIC EARNINGS PER SHARE                                                  $        2.01      $        1.73
                                                                          =============      =============

DILUTED EARNINGS PER SHARE                                                $        1.91      $        1.65
                                                                          =============      =============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      FIRST ROBINSON FINANCIAL CORPORATION
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       YEARS ENDED MARCH 31, 2006 AND 2005
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                           COMMON STOCK                    ADDITIONAL
                                                             -----------------------------------------      PAID-IN
                                                                   SHARES               AMOUNT              CAPITAL
                                                             ------------------------------------------------------------
BALANCE, MARCH 31, 2004                                                517,716     $              9     $          8,486

  Comprehensive income
    Net income                                                              --                   --                   --
    Change in unrealized appreciation on available-for-sale
      securities, net of taxes $217                                         --                   --                   --
       Total comprehensive income

  Dividends on common stock, $0.43 per share                                --                   --                   --
  Options exercised                                                      4,507                   --                   36
  Incentive compensation                                                    --                   --                   --
  ESOP shares earned                                                        --                   --                   88
                                                               ---------------      ---------------      ---------------

BALANCE, MARCH 31, 2005                                                522,223     $              9     $          8,610
                                                               ===============      ===============      ===============

  Comprehensive income
    Net income                                                              --                   --                   --
    Change in unrealized appreciation on available-for-sale
      securities, net of taxes $164                                         --                   --                   --
       Total comprehensive income

  Treasury shares purchased                                            (27,958)
  Dividends on common stock, $0.50 per share                                --                   --                   --
  Options exercised                                                      3,785                   --                   28
  Incentive compensation                                                    --                   --                   --
  ESOP shares earned                                                        --                   --                   84
                                                               ---------------      ---------------      ---------------

BALANCE, MARCH 31, 2006                                                498,050     $              9     $          8,722
                                                               ===============      ===============      ===============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                      ACCUMULATED
                            UNEARNED              UNEARNED               OTHER
       RETAINED                RRP                ESOP/DRP           COMPREHENSIVE          TREASURY
       EARNINGS              SHARES             COMPENSATION         INCOME (LOSS)            STOCK                TOTAL
-------------------------------------------------------------------------------------------------------------------------------
  $          7,522      $           (125)    $           (378)     $            285     $         (4,856)    $         10,943

               858                    --                   --                    --                   --                  858

                --                    --                   --                  (363)                  --                 (363)
                                                                                                              ---------------
                                                                                                                          495

              (223)                   --                   --                    --                   --                 (223)
                --                    --                   --                    --                   78                  114
                --                    --                  (21)                   --                   --                  (21)
                --                    --                   60                    --                   --                  148
   ---------------       ---------------      ---------------       ---------------      ---------------      ---------------

  $          8,157      $           (125)    $           (339)     $            (78)    $         (4,778)    $         11,456
   ===============       ===============      ===============       ===============      ===============      ===============

               984                    --                   --                    --                   --                  984

                --                    --                   --                  (273)                  --                 (273)
                                                                                                              ---------------
                                                                                                                          711

                                                                                                    (702)                (702)
              (263)                   --                   --                    --                   --                 (263)
                --                    --                   --                    --                   66                   94
                --                    --                  (21)                   --                   --                  (21)
                --                    --                   57                    --                   --                  141
   ---------------       ---------------      ---------------       ---------------      ---------------      ---------------

  $          8,878      $           (125)    $           (303)     $           (351)    $         (5,414)    $         11,416
   ===============       ===============      ===============       ===============      ===============      ===============

                      FIRST ROBINSON FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                       YEARS ENDED MARCH 31, 2006 AND 2005
                                 (IN THOUSANDS)

                                                                              2006              2005
                                                                      ---------------------------------------
OPERATING ACTIVITIES
   Net income                                                            $           984    $           858
   Items not requiring (providing) cash
      Depreciation and amortization                                                  261                285
      Provision for loan losses                                                      158                200
      Amortization of premiums and discounts on securities                            35                 87
      Amortization of loan-servicing rights                                           34                 57
      Compensation related to incentive plans                                         --                 (1)
      Compensation related to ESOP                                                   141                148
      Compensation related to options exercised                                       77                114
      Deferred income taxes                                                           20                (48)
      Federal Home Loan Bank stock dividends received                                (23)               (36)
   Originations of mortgage loans held for sale                                   (3,017)            (3,532)
   Proceeds from the sale of mortgage loans                                        3,078              3,597
   Net gains on loans sold                                                           (61)               (66)
   Net realized gains on available-for-sale securities                                --                (10)
   Net loss on sale of premises and equipment                                         --                 21
   Net gain on sale of forclosed property                                             (5)                --
   Other                                                                              --                  1
   Changes in
      Interest receivable                                                             12                (34)
      Cash surrender value of life insurance                                         (46)               (46)
      Other assets                                                                   (49)               (74)
      Prepaid income taxes                                                            --                 52
      Interest payable                                                                43                 14
      Other liabilities                                                               37                 32
      Accrued income taxes                                                           102                 66
                                                                          --------------     --------------

          Net cash provided by operating activities                                1,781              1,685
                                                                          --------------     --------------

INVESTING ACTIVITIES
   Purchases of available-for-sale securities                                     (7,853)           (16,922)
   Proceeds from sales of available-for-sale securities                               --                602
   Proceeds from maturities of available-for-sale securities                       1,500              3,500
   Repayment of principal on mortgage-backed securities                            5,268              4,988
   Purchase of Federal Reserve Bank stock                                             (6)                (6)
   Net change in loans                                                             1,140             (2,193)
   Purchase of premises and equipment                                               (180)              (359)
   Proceeds from sale of foreclosed assets                                            19                231
                                                                          --------------     --------------

          Net cash used in investing activities                                     (112)           (10,159)
                                                                          --------------     --------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      FIRST ROBINSON FINANCIAL CORPORATION
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                       YEARS ENDED MARCH 31, 2006 AND 2005
                                 (IN THOUSANDS)


                                                                                2006              2005
                                                                         --------------------------------------
FINANCING ACTIVITIES
    Net increase (decrease) in demand deposits, money market, NOW and
      savings accounts                                                                (396)             3,164
    Net decrease in time deposits                                                   (2,370)              (381)
    Proceeds from Federal Home Loan Bank advances                                   25,770             19,000
    Repayment of Federal Home Loan Bank advances                                   (26,770)           (19,000)
    Proceeds from other borrowings                                                 105,203             73,583
    Repayment of other borrowings                                                 (103,602)           (67,311)
    Purchase of incentive plan shares                                                  (21)               (20)
    Federal funds purchased                                                          1,313                 --
    Repayment of federal funds purchased                                            (1,313)                --
    Proceeds received from exercise of options                                          17                 --
    Purchase of treasury shares                                                       (702)                --
    Dividends paid                                                                    (263)              (223)
    Net increase in advances from borrowers for taxes and insurance                      6                 25
                                                                           ---------------    ---------------

           Net cash provided by (used in) financing activities                      (3,128)             8,837
                                                                           ---------------    ---------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                    (1,459)               363

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                         8,848              8,485
                                                                           ---------------    ---------------

CASH AND CASH EQUIVALENTS, END OF YEAR                                    $          7,389   $          8,848
                                                                           ===============    ===============


SUPPLEMENTAL CASH FLOWS INFORMATION

    Interest paid                                                         $          1,804   $          1,335

    Income taxes paid (net of refunds)                                    $            392   $            444

    Sale and financing of foreclosed assets                               $             --   $             14

    Real estate acquired in settlement of loans                           $             11   $             36

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2006 AND 2005

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

   USE OF ESTIMATES

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, loan servicing rights and the fair value of financial instruments. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held for sale, management obtains independent appraisals for significant properties.

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

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2006 AND 2005

   LOANS HELD FOR SALE

        Mortgage loans originated and intended for sale on the secondary market are carried at the lower of cost or fair value in the aggregate. No loans were held at March 31, 2006 or 2005.

   LOANS

        Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid balance and includes amortization of net deferred loan fees and costs over the loan term without anticipating prepayments. Generally, loans are placed on non-accrual status at ninety days past due and interest is considered a loss, unless the loan is well-secured and in the process of collection. Interest received on such loans is accounted for on the cash-basis method, until qualifying for return to accrual.

   ALLOWANCE FOR LOAN LOSSES

        The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

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

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2006 AND 2005

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

   FORECLOSED ASSETS HELD FOR SALE

        Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of the carrying value of the loan or fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, management periodically performs valuations and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.

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

        In addition, the Company has a Director's Retirement Plan (DRP) deferred compensation plan where certain directors fees earned are deferred and placed in a "Rabbi Trust". The DRP has

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2006 AND 2005

        purchased stock of the Company with the funds. The deferred liability is equal to the shares owned multiplied by the market value at year-end. The deferred value of the shares purchased are recorded in a contra-equity account at cost similar to treasury stock. The change in share price is reflected as compensation expense subject to the transitional provisions for shares held by the Rabbi Trust at September 30, 1998. An increase in the valuation of the common stock held in the Rabbi Trust resulted in a $10,000 expense for the year ended March 31, 2006. For the year ended March 31, 2005, the Company recognized a reduction of $6,000 related to the decrease in the value of its common stock held in the Rabbi Trust.

   EMPLOYEE STOCK OWNERSHIP PLAN

        The Company accounts for its employee stock ownership plan (ESOP) in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position 93-6. The cost of shares issued to the ESOP but not yet allocated to participants are presented in the consolidated balance sheet as a reduction of stockholders' equity. Compensation expense is recorded based on the market price of the shares, as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of shares committed to be released are recorded as an adjustment to additional paid-in capital. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are reflected as a reduction of debt.

        Shares are considered outstanding for earnings per share calculations when they are committed to be released; unallocated shares are not considered outstanding.

   TREASURY STOCK

        Treasury stock is stated at cost. Cost is determined by the first-in, first-out method.

   STOCK OPTIONS

        At March 31, 2006 and 2005, the Company has a stock-based employee compensation plan, which is described more fully in Note 15. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related Interpretations. Historically, stock-based employee compensation cost is not reflected in net income until options are exercised. All options granted under this plan had an exercise price equal to the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value provisions of FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, to stock-based employee compensation.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2006 AND 2005

                                                                           YEAR ENDED MARCH 31,
                                                                  --------------------------------------
                                                                          2006              2005
                                                                  --------------------------------------
                                                                             (IN THOUSANDS)
          Net income, as reported                                  $            984   $            858
          Add:  Stock-based employee compensation expense
                included in reported income, net of related tax
                effects                                                          57                113
          Less: Total stock-based employee compensation cost
                determined under the fair value based method, net
                of income taxes                                                 (62)              (115)
                                                                    ---------------    ---------------

          Pro forma net income                                     $            979   $            856
                                                                    ===============    ===============

          Earnings per share:
              Basic - as reported                                  $           2.01   $           1.73
                                                                    ===============    ===============

              Basic - pro forma                                    $           2.00   $           1.73
                                                                    ===============    ===============

              Diluted - as reported                                $           1.91   $           1.65
                                                                    ===============    ===============

              Diluted - pro forma                                  $           1.90   $           1.64
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

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2006 AND 2005


NOTE 2:     SECURITIES

        The amortized cost and approximate fair values of securities are as follows:

   AVAILABLE-FOR-SALE SECURITIES


                                                                    GROSS             GROSS
                                                AMORTIZED         UNREALIZED        UNREALIZED        APPROXIMATE
                                                   COST              GAINS            LOSSES          FAIR VALUE
                                            -----------------------------------------------------------------------
                                                                         (IN THOUSANDS)
    MARCH 31, 2006
       U.S. government agencies              $          3,718  $             --  $            83   $         3,635
       Mortgage-backed securities                      24,698                31              523            24,206
       State and political subdivisions                 2,485                27               14             2,498
       Other securities                                   196                --               --               196
                                              ---------------   ---------------   --------------    --------------

                                             $         31,097  $             58  $           620   $        30,535
                                              ===============   ===============   ==============    ==============
    MARCH 31, 2005
       U.S. government agencies              $          4,502  $              9  $            41   $         4,470
       Mortgage-backed securities                      23,600               115              217            23,498
       State and political subdivisions                 1,749                24               15             1,758
       Other securities                                   196                --               --               196
                                              ---------------   ---------------   --------------    --------------

                                             $         30,047  $            148  $           273   $        29,922
                                              ===============   ===============   ==============    ==============

        The amortized cost and fair value of available-for-sale securities at March 31, 2006, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                 AVAILABLE-FOR-SALE
                                           ----------------------------------
                                               AMORTIZED           FAIR
                                                 COST             VALUE
                                           ----------------------------------
                                                      (IN THOUSANDS)

           Within one year                  $          102   $          102
           One to five years                         4,388            4,286
           Five to ten years                         4,531            4,466
           After ten years                          22,076           21,681
                                             -------------    -------------

                                            $       31,097   $       30,535
                                             =============    =============

           Mortgage-backed securities       $       24,698   $       24,206
           Other investment securities               6,399            6,329
                                             -------------    -------------

                  Totals                    $       31,097   $       30,535
                                             =============    =============

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2006 AND 2005

        The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $8,693,000 at March 31, 2006, and $7,175,000 at March 31, 2005.

        In addition to the securities pledged as collateral, the Company also purchased letters of credit with the Federal Home Loan Bank amounting to $3,850,000 and $5,650,000 at March 31, 2006 and 2005, respectively, which are also pledged to secure public deposits.

        The book value of securities sold under agreements to repurchase amounted to $12,487,000 and $10,296,000 at March 31, 2006 and 2005,
        respectively.

        No available-for-sale securities were sold during the fiscal year ended March 31, 2006 so no gross gains or gross losses were realized. Gross gains of $14,000 and gross losses of $4,000 from sales of available-for-sale securities were realized for 2005.

        Certain investments in debt (and marketable equity) securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at March 31, 2006 and 2005, was $26,555,000 and $18,484,000, respectively, which is approximately 87.0% and 61.8%, respectively, of the Company's available-for-sale investment portfolio. These declines primarily resulted from recent increases in market interest rates.

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

        The following table shows our investments' gross unrealized losses and fair value (in thousands), aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at March 31, 2006 and 2005.


     DESCRIPTION OF SECURITIES                  LESS THAN 12 MONTHS       MORE THAN 12 MONTHS             TOTAL
                                            --------------------------------------------------------------------------------
                                                           UNREALIZED                UNREALIZED                 UNREALIZED
                                              FAIR VALUE     LOSSES     FAIR VALUE     LOSSES      FAIR VALUE     LOSSES
                                            --------------------------------------------------------------------------------
     AS OF MARCH 31, 2006
       U.S. government agencies               $   1,603    $      21    $   1,930     $      62    $   3,533    $      83
       Mortgage-backed securities                13,361          240        8,696           283       22,057          523
       State and political subdivisions             732            9          233             5          965           14
                                               --------     --------     --------      --------     --------     --------
             Total temporarily impaired
               securities                     $  15,696    $     270    $  10,859     $     350    $  26,555    $     620
                                               ========     ========     ========      ========     ========     ========


     AS OF MARCH 31, 2005
       U.S. government agencies               $   1,950    $      41    $      --     $      --    $   1,950    $      41
       Mortgage-backed securities                12,702          157        3,153            60       15,855          217
       State and political subdivisions             452            3          227            12          679           15
                                               --------     --------     --------      --------     --------     --------
             Total temporarily impaired
               securities                     $  15,104    $     201    $   3,380     $      72    $  18,484    $     273
                                               ========     ========     ========      ========     ========     ========

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2006 AND 2005

NOTE 3:     LOANS AND ALLOWANCE FOR LOAN LOSSES

         Categories of loans at March 31, include:

                                                                          2006              2005
                                                                   ------------------------------------
                                                                             (IN THOUSANDS)
           Commercial and agricultural                             $          8,972   $          9,112
           State and municipal government                                     1,299              1,333
           Real estate construction and development property                  1,776                900
           Commercial and agriculture real estate                            14,701             15,708
           Residential real estate                                           35,669             36,174
           Consumer and other                                                 4,453              4,381
                                                                    ---------------    ---------------

                  Total loans                                                66,870             67,608

           Less
               Undisbursed portion of loans                                     611                121
               Allowance for loan losses                                        753                672
                                                                    ---------------    ---------------

                  Net loans                                        $         65,506   $         66,815
                                                                    ===============    ===============

         Activity in the allowance for loan losses was as follows:

                                                                           2006             2005
                                                                    -----------------------------------
                                                                              (IN THOUSANDS)
            Balance, beginning of year                              $            672   $            655
            Provision charged to expense                                         158                200
            Losses charged off, net of recoveries of $64 for 2006
               and $39 for 2005                                                  (77)              (183)
                                                                     ---------------    ---------------

            Balance, end of year                                    $            753   $            672
                                                                     ===============    ===============

        Impaired loans totaled $548,000 and $253,000 at March 31, 2006 and 2005, respectively. An allowance for loan losses of $136,000 and $107,000 relates to impaired loans of $411,000 and $220,000, at March 31, 2006 and 2005, respectively. At March 31, 2006 and 2005, impaired loans of $137,000 and $33,000, respectively, had no related allowance for loan losses.

        Interest of $6,000 and $10,000 was recognized on average impaired loans of $372,000 and $416,000 for 2006 and 2005, respectively. Interest of $6,000 and $10,000 was recognized on impaired loans on a cash basis during 2006 and 2005, respectively.

        At March 31, 2006 and 2005, there were no accruing loans delinquent 90 days or more. Non-accruing loans at March 31, 2006 and 2005 were $548,000 and $253,000, respectively.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2006 AND 2005

NOTE 4:     PREMISES AND EQUIPMENT

        Major classifications of premises and equipment stated at cost, are as follows:

                                                                  2006              2005
                                                            -----------------------------------
                                                                      (IN THOUSANDS)
        Land                                                $            371   $            371
        Buildings and improvements                                     2,664              2,584
        Equipment                                                      3,042              2,942
                                                             ---------------    ---------------

                                                                       6,077              5,897
        Less accumulated depreciation                                 (3,437)            (3,176)
                                                             ---------------    ---------------

               Net premises and equipment                   $          2,640   $          2,721
                                                             ===============    ===============

NOTE 5:     LOAN SERVICING

        Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others was $19,506,000 and $19,466,000 at March 31, 2006 and 2005, respectively.

        Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $398,000 and $274,000 at March 31, 2006 and 2005, respectively.

        The aggregate fair value of capitalized mortgage servicing rights at March 31, 2006 and 2005 totaled $142,000 and $148,000, respectively. Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value. For purposes of measuring impairment, risk characteristics, including type of loan and origination date, were used to stratify the originated mortgage servicing rights.

                                                                 2006            2005
                                                            -------------------------------
                                                                     (IN THOUSANDS)
        Mortgage servicing rights
            Balance, beginning of year                      $          148   $          170
            Servicing rights capitalized                                28               35
            Amortization of servicing rights                           (34)             (57)
                                                             -------------    -------------

            Balance, end of year                            $          142   $          148
                                                             =============    =============


        The Company had no valuation allowance established for mortgage servicing rights for the years ended March 31, 2006 and 2005.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2006 AND 2005

NOTE 6:    INTEREST-BEARING DEPOSITS

        Interest-bearing time deposits in denominations of $100,000 or more were $8,673,000 on March 31, 2006, and $10,311,000 on March 31, 2005.

        At March 31, 2006, the scheduled maturities (in thousands) of time deposits are as follows:

            2007                                         $    21,191
            2008                                               4,909
            2009                                               3,517
            2010                                                 969
            2011                                                 191
            Thereafter                                           107
                                                          ----------

                                                         $    30,884
                                                          ==========
NOTE 7:     SHORT-TERM BORROWINGS

        Short-term borrowings included the following at March 31:

                                                                    2006             2005
                                                              ----------------------------------
                                                                        (IN THOUSANDS)
        Securities sold under repurchase agreements             $     10,774     $      9,173
                                                                 ===========      ===========


        Securities sold under agreements to repurchase consist of obligations of the Company to other parties. The obligations are secured by mortgage-backed securities & U.S. Government Agencies and such collateral is held by the Company in safekeeping at the Federal Home Loan Bank - Chicago. The maximum amount of outstanding agreements at any month end during 2006 and 2005 totaled $11,235,000 and $10,273,000, respectively, and the monthly average of such agreements totaled $7,794,000 and $6,309,000 for 2006 and 2005, respectively. The average rates on the agreements during 2006 and 2005 were 3.14% and 1.63%, respectively. The average rate at March 31 2006 was 4.10% and 2.29% at March 31, 2005. The agreements at March 31, 2006, mature periodically within 36 months.

NOTE 8:  LINES OF CREDIT

        The Company maintains a $600,000 revolving line of credit note payable, of which none was outstanding at March 31, 2006 and 2005, with an unaffiliated financial institution. The note payable bears interest at the prime commercial rate (7.75% at March 31, 2006), matures on April 15, 2006, and is unsecured.

        The Bank maintains a $5,000,000 revolving line of credit, of which none was outstanding at March 31, 2006 and 2005, with an unaffiliated financial institution. The line bears interest at the

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2006 AND 2005

        fed funds rate of the financial institution (5.29% at March 31, 2006), has an open-end maturity and is unsecured if used for less than fifteen
        (15) consecutive business days.

NOTE 9:        FEDERAL HOME LOAN BANK ADVANCES AND DEPOSITS

        The Company maintains a $23,651,000 line of credit with the Federal Home Loan Bank of Chicago. No Federal Home Loan Bank advances were outstanding as of the year ended March 31, 2006 and $1,000,000 was borrowed for the year ended March 31, 2005. The line of credit is secured by one to four-family mortgage loans totaling $31,534,000 at March 31, 2006. The outstanding advance at March 31, 2005 had an interest rate of 5.6% and matured February 2006.

        At March 31, 2006 and 2005, the amount of interest bearing deposits invested with the Federal Home Loan Bank of Chicago were $596,000 and $7,545,000, respectively.


NOTE 10:       INCOME TAXES

        The provision for income taxes includes these components:

                                                                      2006             2005
                                                              ----------------------------------
                                                                        (IN THOUSANDS)
        Taxes currently payable                                 $          495   $          562
        Deferred income taxes                                               21              (48)
                                                                 -------------    -------------

               Income tax expense                               $          516   $          514
                                                                 =============    =============

        A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below:

                                                                      2005             2004
                                                              ----------------------------------
                                                                        (IN THOUSANDS)
        Computed at the statutory rate (34%)                    $          510   $          466
        Increase (decrease) resulting from
            Tax exempt interest                                            (41)             (44)
            State income taxes                                             116               69
            Other                                                          (69)              23
                                                                 -------------    -------------

               Actual tax expense                               $          516   $          514
                                                                 =============    =============

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2006 AND 2005

        The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

                                                                      2006             2005
                                                              ----------------------------------
                                                                        (IN THOUSANDS)
        Deferred tax assets
          Allowance for loan losses                             $          282   $          252
          Deferred compensation                                            107               98
          Unrealized losses on available-for-sale securities               210               46
          Other                                                              1               79
                                                                 -------------    -------------

                                                                           600              475
                                                                 -------------    -------------


        Deferred tax liabilities
          Depreciation                                          $         (243)  $         (270)
          Federal Home Loan Bank Stock dividend                           (116)            (108)
                                                                 -------------    -------------

                                                                          (359)            (378)
                                                                 -------------    -------------

             Net deferred tax asset (liability)                 $          241   $           97
                                                                 =============    =============


NOTE 11:       OTHER COMPREHENSIVE INCOME (LOSS)

        Other comprehensive income components and related taxes were as follows:

                                                                              2006             2005
                                                                      ----------------------------------

        Unrealized gains (losses) on available-for-sale securities      $         (437)  $         (570)
        Less reclassification adjustment for realized gains
          included in income                                                        --              (10)
                                                                         -------------    -------------

            Other comprehensive income, before tax effect                         (437)            (580)
        Tax expense (benefit)                                                      164              217
                                                                         -------------    -------------

                  Other comprehensive income (loss)                     $         (273)  $         (363)
                                                                         =============    =============

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2006 AND 2005


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

        Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulation) to risk-weighted assets (as defined) and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of March 31, 2006 and 2005, that the Company and the Bank meet all capital adequacy requirements to which it is subject.

        As of March 31, 2006, the most recent notification from the Comptroller categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

        The Company's and the Bank's actual capital amounts and ratios are also presented in the table. A total of $14,000 and $15,000 were deducted from capital for interest-rate risk in 2006 and 2005, respectively.

                                                                                              TO BE WELL CAPITALIZED
                                                                    FOR CAPITAL ADEQUACY     UNDER PROMPT CORRECTIVE
                                                 ACTUAL                   PURPOSES              ACTION PROVISIONS
                                       --------------------------------------------------------------------------------
                                           AMOUNT        RATIO       AMOUNT          RATIO     AMOUNT         RATIO
                                       --------------------------------------------------------------------------------
     AS OF MARCH 31, 2006
       Total risk-based capital
         (to risk-weighted assets)       $  11,792       18.6%     $   5,079          8.0%    $   6,349       10.0%

       Tier I capital
         (to risk-weighted assets)       $  11,039       17.4%     $   2,540          4.0%    $   3,809        6.0%

       Tier I capital
         (to average assets)             $  11,039       10.3%     $   4,282          4.0%    $   5,353        5.0%

     AS OF MARCH 31, 2005
       Total risk-based capital
         (to risk-weighted assets)       $  11,576       17.8%     $   5,202          8.0%    $   6,502       10.0%

       Tier I capital
         (to risk-weighted assets)       $  10,904       16.8%     $   2,601          4.0%    $   3,901        6.0%

       Tier I capital
         (to average assets)             $  10,904       10.2%     $   4,278          4.0%    $   5,347        5.0%


                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2006 AND 2005

        The Company is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At March 31, 2006, approximately $2,440,000 of retained earnings were available for dividend declaration without prior regulatory approval.

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


NOTE 13:       RELATED PARTY TRANSACTIONS

        At March 31, 2006 and 2005, the Company had loans outstanding to executive officers, directors, and significant shareholders and their affiliates (related parties), in the amount of $2,465,000 and $1,683,000, respectively.

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

        Deposits from related parties held by the Company at March 31, 2006 and 2005, totaled $649,000, and $504,000 respectively.


NOTE 14:       EMPLOYEE BENEFITS

        The Company has a defined contribution pension plan covering all employees with three months of employment and minimum age of 21. Employees may contribute up to 10% of their compensation with the Bank matching 1% of the employee's contribution on the first 4% of the employee's compensation. Employer contributions charged to expense for 2006 and 2005 were $10,000 and $10,000, respectively.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2006 AND 2005


        Also, the Company has a deferred compensation agreement with active Directors. The agreement provides annual contributions of $2,000 per year per director to be paid on January 1st of each year. The contributions are used to purchase shares of the Company's stock which are held in trust for the Directors until retirement. The total number of shares in the plan as of March 31, 2006 and 2005 is 15,114 and 14,270 respectively. The cost of the shares held by the Trust is included in unearned ESOP and incentive compensation on the consolidated balance sheets. The charge to expense for the annual contribution was $14,000 for 2006 and 2005, respectively. Contribution expense was adjusted to reflect the fair value of the shares to the current market price for the years ended March 31, 2006 and 2005. Contribution expense was increased by $10,000 and reduced by $6,000 for the years ended March 31, 2006 and 2005, respectively.

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

                                                                 2006            2005
                                                           ---------------------------------
        Allocated shares                                           61,338           53,554
        Shares ratably released for allocation                      1,355            1,446
        Unallocated shares                                          4,065            9,758
                                                            -------------    -------------

               Total ESOP shares                                   66,758           64,758
                                                            =============    =============

               Fair value of unreleased shares             $      102,438   $      239,071
                                                            =============    =============


        The Company adopted with stockholders approval the Recognition and Retention Plan (the RRP) on July 29, 1998. The plan provides for the granting of shares of common stock to the eligible directors, officers, and employees. The RRP was approved for 42,981 shares of common stock of the Company. The RRP has granted 35,750 shares to existing directors, officers, and employees with 7,231 available for future grants. The original granted shares vested in five equal annual installments, with the first installment vesting immediately upon the plan approval and the last vesting on July 29, 2002. The vesting of the granted shares can be accelerated based on certain plan provisions. Directors, officers, and employees granted shares retain voting rights and, if dividends are paid, dividends during the vesting period. The RRP will continue in effect for a term of ten years unless otherwise terminated. The Company's stock price was $17.25 on the RRP approval date. The Company repurchased 42,981 shares of its common stock during the year ended March 31, 1999 at a cost of $746,000. There was no expense recognized under the RRP plan for the years ended March 31, 2006 and 2005, respectively.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2006 AND 2005

NOTE 15:       STOCK OPTION PLAN

        The Company has a fixed option plan under which the Company may grant options that vest over five (5) years to selected employees for up to 103,155 shares of common stock. The exercise price of each option is intended to equal the fair value of the Company's stock on the date of grant. An option's maximum term is ten (10) years.

        A summary of the status of the plan at March 31, 2006 and 2005, and changes during the years then ended is presented below:

                                                      2006                                2005
                                       -------------------------------------------------------------------------
                                                              WEIGHTED-                            WEIGHTED-
                                                               AVERAGE                              AVERAGE
                                            SHARES         EXERCISE PRICE          SHARES       EXERCISE PRICE
                                       -------------------------------------------------------------------------
      Outstanding, beginning
          of year                              40,537    $          17.27             64,344    $          17.27
         Granted                                   --    $             --                 --    $             --
         Exercised                             11,090    $          17.33             23,807    $          17.27
                                        -------------                          -------------

      Outstanding, end of year                 29,447    $          17.25             40,537    $          17.27
                                        =============     ===============      =============     ===============

      Options exercisable, end
           of year                             29,447    $          17.25             38,617    $          17.24
                                        =============     ===============      =============     ===============


        At March 31, 2006, there were 29,447 unexercised, fully vested options outstanding with an exercise price of $17.25 and a weighted-average remaining contractual life of 2.3 years.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2006 AND 2005

NOTE 16:  EARNINGS PER SHARE

        Earnings per share (EPS) were computed as follows:

                                                                  YEAR ENDED MARCH 31, 2006
                                                    -------------------------------------------------
                                                                          WEIGHTED-
                                                                           AVERAGE        PER SHARE
                                                          INCOME           SHARES           AMOUNT
-----------------------------------------------------------------------------------------------------
                                                      (IN THOUSANDS)
      Net income                                      $          984         490,622

      Basic earnings per share
          Income available to common
            stockholders                                                                $        2.01
                                                                                         ============

      Effect of dilutive securities
          Stock options                                                        8,948
          Incentive shares                                        --          14,636
                                                       -------------  --------------

      Diluted earnings per share
          Income available to common
            stockholders and assumed
            conversions                               $          984         514,206   $         1.91
                                                       =============  ==============    =============


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
                                                       =============  ==============    =============

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2006 AND 2005

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

        Carrying amount is the estimated fair value for cash and cash equivalents, interest-bearing deposits, federal funds sold, Federal Reserve Bank and Federal Home Loan Bank stocks, accrued interest receivable and payable, and advances from borrowers for taxes and insurance. Security fair values equal quoted market prices, if available. If quoted market prices are not available, fair value is estimated based on quoted market prices of similar securities. The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. On demand deposits, savings accounts, NOW accounts, and certain money market deposits the carrying amount approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. On Federal Home Loan Bank advances and other borrowings, rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.


                                              MARCH 31, 2006                  MARCH 31, 2005
                                     -------------------------------------------------------------
                                        CARRYING                        CARRYING
                                         AMOUNT       FAIR VALUE         AMOUNT       FAIR VALUE
                                     -------------------------------------------------------------
                                                             (IN THOUSANDS)
    FINANCIAL ASSETS

       Cash and due from
           banks                      $     3,315    $      3,315      $     1,303    $      1,303
       Interest-bearing deposits      $       596    $        596      $     7,545    $      7,545
       Federal funds sold             $     3,478    $      3,478      $        --    $         --
       Available-for-sale
           securities                 $    30,535    $     30,535      $    29,922    $     29,922
       Loans, net of allowance
           for loan losses            $    65,506    $     65,461      $    66,815    $     66,126
       Federal Reserve and
           Federal Home Loan
           Bank stock                 $       831    $        831      $       802    $        802
       Interest receivable            $       645    $        645      $       657    $        657


                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2006 AND 2005


    FINANCIAL LIABILITIES

       Deposits                       $    86,202    $     87,456      $    88,968    $     89,828
       Other borrowings               $    10,774    $     10,760      $     9,173    $      9,198
       Federal Home Loan
           Bank advances              $        --    $         --      $     1,000    $      1,001
       Advances from
           borrowers for taxes
           and insurance              $       126    $        126      $       120    $        120
       Interest payable               $       156    $        156      $       113    $        113


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


NOTE 19:    FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

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

        The Company had total outstanding standby letters of credit amounting to $419,000 and $1,552,000 at March 31, 2006 and 2005, respectively, with terms ranging from 12 to 18 months. At March 31, 2006 and 2005, the Bank's deferred revenue under standby letters of credit agreements was nominal.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2006 AND 2005

   LINES OF CREDIT AND COMMITMENTS TO FUND LOANS

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

        At March 31, 2006, the Company had granted unused lines of credit to borrowers aggregating approximately $5,813,000 and $4,178,000 for commercial lines and open-end consumer lines, respectively. At March 31, 2005, unused lines of credit to borrowers aggregated approximately $5,597,000 for commercial lines and $4,335,000 for open-end consumer lines.

        Loans committed to but not yet funded as of March 31, 2006 amounted to $212,000 of which the majority was at a fixed rate. As of March 31, 2005, there were $110,000 in loans committed to but not yet funded.


NOTE 20:       FUTURE CHANGE IN ACCOUNTING PRINCIPLE

        In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123R, Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-based Compensation, that sets accounting requirements for "share-based" compensation to employees. This statement will require the Company to recognize in the income statement the grant-date fair value of the stock options and other equity-based compensation issued to employees, but expresses no preference for a type of valuation model. This Statement is effective on April 1, 2006. The unvested stock options that are outstanding on the effective date of SFAS No. 123R that were previously included as part of the net income in Note 1 will be charged to expense over the remaining vesting period, without any changes in measurement. The adoption of SFAS No. 123R will not have a material impact on the Company's results of operations, financial position or cash flows as all stock options were vested as of September 1, 2005.

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2006 AND 2005

NOTE 21:       CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

        Presented below is condensed financial information as to financial position, results of operations, and cash flows of the Company:

                            CONDENSED BALANCE SHEETS

                                                                                      MARCH 31,
                                                                      -------------------------------------
                                                                             2006               2005
                                                                      -------------------------------------
                                                                                   (IN THOUSANDS)
           ASSETS
             Cash and due from banks                                   $          1,240   $            951
                                                                        ---------------    ---------------

                Total cash and cash equivalents                                   1,240                951
                                                                        ---------------    ---------------

             Investment in common stock of subsidiaries                          10,702             10,841
             Other assets                                                           117                133
                                                                        ---------------    ---------------

                Total assets                                           $         12,059   $         11,925
                                                                        ===============    ===============

           LIABILITIES
             Other liabilities                                         $            643   $            469
                                                                        ---------------    ---------------

                Total liabilities                                                   643                469
                                                                        ---------------    ---------------

           STOCKHOLDERS' EQUITY                                                  11,416             11,456
                                                                        ---------------    ---------------

                Total liabilities and stockholders' equity             $         12,059   $         11,925
                                                                        ===============    ===============

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2006 AND 2005

                         CONDENSED STATEMENTS OF INCOME

                                                                                 YEAR ENDED MARCH 31,
                                                                        ---------------------------------------
                                                                               2006                2005
                                                                        ---------------------------------------
                                                                                    (IN THOUSANDS)
INCOME
    Dividends from subsidiaries                                           $          1,067   $             --
    Other income                                                                        17                 23
                                                                           ---------------    ---------------

           Total income                                                              1,084                 23
                                                                           ---------------    ---------------

EXPENSES
    Other expenses                                                                     230                337
                                                                           ---------------    ---------------

           Total expenses                                                              230                337
                                                                           ---------------    ---------------

INCOME BEFORE INCOME TAX AND EQUITY IN UNDISTRIBUTED INCOME
   OF SUBSIDIARY                                                                       854               (314)
                                                                           ---------------    ---------------

INCOME TAX BENEFIT                                                                     (80)              (118)
                                                                           ---------------    ---------------

INCOME BEFORE EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY                             934               (196)
                                                                           ---------------    ---------------

EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY                                            50              1,054
                                                                           ---------------    ---------------

NET INCOME                                                                $            984   $            858
                                                                           ===============    ===============

                      FIRST ROBINSON FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2006 AND 2005

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                  YEAR ENDED MARCH 31,
                                                                       ----------------------------------------
                                                                              2006                 2005
                                                                       ----------------------------------------
                                                                                   (IN THOUSANDS)
OPERATING ACTIVITIES
    Net income                                                          $            984     $            858
    Items not requiring (providing) cash
       Deferred income taxes                                                          (4)                   2
       Equity in undistributed earnings of subsidiary                                (50)              (1,054)
       Compensation related to incentive plans                                       151                  171
    Changes in
       other assets                                                                   20                   71
       other liabilities                                                             174                  104
                                                                         ---------------      ---------------

           Net cash provided by operating activities                               1,275                  152
                                                                         ---------------      ---------------

FINANCING ACTIVITIES
    Dividends paid                                                                  (263)                (223)
    Record Directors' Retirement Plan shares                                         (21)                 (20)
    Purchase Treasury Shares                                                        (702)                  --
                                                                         ---------------      ---------------

           Net cash used in financing activities                                    (986)                (243)
                                                                         ---------------      ---------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                              289                  (91)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                       951                1,042
                                                                         ---------------      ---------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                $          1,240     $            951
                                                                         ===============      ===============

FIRST ROBINSON FINANCIAL CORPORATION AND SUBSIDIARY

STOCKHOLDER INFORMATION

ANNUAL MEETING

         The annual meeting of stockholders will be held at 9:00 a.m., Thursday, July 27, 2006, at the Company's office located at 501 East Main Street, Robinson, Illinois.

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

                                          Fiscal 2006                                     Fiscal 2005
                            High             Low           Dividends          High            Low         Dividends
                       -----------------------------------------------------------------------------------------------

First Quarter             $25.00           $22.75            $0.50           $25.50         $24.00          $0.43
Second Quarter             25.50            24.30              -              25.75          24.50            -
Third Quarter              25.25            24.55              -              24.90          24.50            -
Fourth Quarter             25.25            24.85              -              25.25          24.50            -


         The Company declared and paid a dividend of $0.50 per share in fiscal 2006. Dividend payment decisions are made with consideration of a variety of factors including earnings, financial condition, market considerations and regulatory restrictions. Restrictions on dividend payments are described in Note 12 of the Notes to Financial Statements included in this Annual Report.

         As of June 9, 2006, the Company had approximately 455 registered stockholders of record and 496,250 outstanding shares of Common Stock.

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


ANNUAL AND OTHER REPORTS

         The Company is required to file an Annual Report on Form 10-KSB for its fiscal year ended March 31, 2006, with the Securities and Exchange Commission. Copies of the Annual Report on Form 10-KSB and the Company's Quarterly Reports on Form 10-QSB may be obtained without charge by contacting:

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

EXECUTIVE OFFICERS

RICK L. CATT                                      W.E. HOLT
PRESIDENT AND CHIEF EXECUTIVE OFFICER             VICE PRESIDENT AND SENIOR LOAN OFFICER

LESLIE TROTTER, III                               JAMIE E. McREYNOLDS
VICE PRESIDENT                                    VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND
                                                  SECRETARY
WILLIAM D. SANDIFORD
VIC  PRESIDENT

INDEPENDENT AUDITORS                              SPECIAL COUNSEL

BKD, LLP                                          Katten Muchin Rosenman LLP
501 N. Broadway                                   1025 Thomas Jefferson Street, N.W.
Suite 600                                         East Lobby, Suite 700
St. Louis, MO 63102-2102                          Washington, D.C. 20007-5201