Form 10KSB, Exhibit 13
period 2007-03-31
FIRST ROBINSON FINANCIAL CORP
filed 2007-06-29
CIK 1035991

EXHIBIT 13

ANNUAL REPORT TO STOCKHOLDERS

2007 ANNUAL REPORT

FIRST ROBINSON FINANCIAL CORPORATION

i

[FIRST ROBINSON FINANCIAL CORPORATION LETTERHEAD]

Dear Fellow Stockholder,

The Board of Directors and management are pleased to share with you the Annual Report of First Robinson Financial Corporation (the “Company”) for our fiscal year ended March 31, 2007. I am happy to report our net earnings increased to $1,013,000 from $984,000, an increase of $29,000, or 2.9%, over our fiscal year ending March 31, 2006. Total assets increased by $2.8 million, or 2.6%, to $112.3 million. Our Company saw an increase of $178,000, or 4.5%, in net interest income after provision for loan losses, and we were also able to increase our non-interest income by $168,000, or 15.6%. However, we did experience an increase in non-interest expense of $332,000 or 9.4%. Our Company and its wholly owned subsidiary, First Robinson Savings Bank, N.A. (the “Bank”), continue to enjoy a high level of capital as stockholders’ equity is $11.9 million, well above the level considered “well-capitalized” by our regulators. I would encourage you to read the “Management’s Discussion and Analysis or Plan of Operation” section herein for more information.

During most of the past fiscal year, our stock price remained consistent between $24.90 and $26.20 per share, however during March 2007 the price climbed to a high of $34.50. The book value of our stock has increased by 6.8% to $24.48 per share.  In recognition of the Company’s continued strong performance, the Board of Directors was also pleased to increase your dividends by 18.2% to a record $0.65 per share. The Company continues to support a stock repurchase plan that allows it, within limitations, to repurchase our outstanding shares, when it is in our interest to do so. The primary focus of our employees, management and the Board of Directors is to increase the value of our Company, while providing outstanding customer service and quality banking products to our customers.

We continue to improve each of our locations as we want each location to have a friendly, inviting appearance. We have added an electronic message board in our Robinson drive-up facility which has been very well received. Even though we believe we provide outstanding customer service, we have continued to train our employees so that we may offer an enhanced customer experience to everyone who has contact with our Bank. We want to continue to set our Bank apart from the competition. We encourage you to stop in at any of our locations, to let us serve your banking needs.

Management and the Board of Directors continue to look for new services and products to offer to our customers while also exploring ways to improve your Company. In January 2007 we were excited to begin offering “Reward Checking”. This account offers a higher-than-market interest rate, which can be earned by customers if they meet specific transaction-based criteria. Our criteria consist of a minimum of 10 check card transactions, one bill pay transaction and receiving electronic statements each statement cycle. These requirements encourage our customers to utilize some of our internet-based services and technology. If you would like more information on this account, please contact us. Trust services will be reviewed again in the first quarter of 2008, as we continue to evaluate its impact on our bank. This IS your Company and we want you to have confidence and pride in it, therefore we would encourage your questions, comments and suggestions.

In our opinion, we are second to none in supporting our communities with not only monetary donations to a myriad of worthy organizations and causes, but just as importantly, we support our communities because our employees and directors actively provide hours upon hours of volunteer service. We strongly believe in being a Real Community Bank. As our mission statement emphasizes, the focus of our Company is “to serve our community with integrity and pride, offering the best financial products and services from the friendliest hometown people, who care about customer service, while increasing shareholder value and remaining locally owned.” With your support, we believe we have remained true to that focus! On behalf of all of us at First Robinson, we thank you for your patronage and your support as we look forward to the challenges and opportunities of a new year.

Sincerely,

Rick L. Catt
President and Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected consolidated financial data of First Robinson Financial Corporation (the “Company”) at and for the periods indicated. In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation have been included. The consolidated financial data is derived in part from, and should be read in conjunction with, the Financial Statements and Notes thereto presented elsewhere in this Annual Report.

	At March 31,
	2007	2006
	(in thousands)
Selected Financial Condition Data:
Total assets	$112,274	$109,428
Loans receivable, net	71,070	65,506
Mortgage-backed securities	24,780	24,206
Interest bearing deposits	170	596
Federal funds sold	1,112	3,478
Investment securities	6,349	6,329
Deposits	86,773	86,202
Total borrowings	12,088	10,774
Stockholders’ equity	11,890	11,416

	Year Ended at March 31,
	2007	2006
	(in thousands)
Selected Operations Data:
Total interest income	$6,852	$5,963
Total interest expense	(2,657)	(1,848)
Net interest income	4,195	4,115
Provision for loan losses	(60)	(158)
Net interest income after provision for loan losses	4,135	3,957
Fees and service charges	857	755
Net gain on sales of loans	92	61
Other non-interest income	293	258
Total non-interest income	1,242	1,074
Total non-interest expense	(3,863)	(3,531)
Income before taxes and extraordinary item	1,514	1,500
Income tax provision	(501)	(516)
Net income	$1,013	$984

	Year Ended at March 31,
	2007	2006
	(in thousands)
Selected Financial And Other Data:
Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.90%	0.92%
Return on stockholders’ equity (ratio of net income to average equity)	8.73	8.59
Interest rate spread information:
Average during period	3.49	3.71
End of period	3.50	3.73
Net interest margin(1)	3.99	4.09
Ratio of operating expense to average total assets	3.43	3.30
Ratio of average interest-earning assets to average interest-bearing liabilities	119.93	120.84

Quality Ratios:
Non-performing assets to total assets at end of period	0.14	0.51
Allowance for loan losses to non-performing loans	471.64	137.41
Allowance for loan losses to loans receivable, net	1.03	1.15

Capital Ratios:
Stockholders’ equity to total assets at end of period	10.59	10.43
Average stockholders’ equity to average assets	10.29	10.70

Other Data:
Number of full-service offices	3	3
Number of full-time employees	39	40
Number of deposit accounts	11,743	11,769
Number of loan accounts	2,653	2,565

(1) Net interest income divided by average interest-earning assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

When used in this filing and in future filings by First Robinson Financial Corporation (the “Company”) with the Securities and Exchange Commission, in the Company’s press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties, including but not limited to changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, changes in accounting principles, policies, or guidelines, fluctuations in interest rates, demand for loans in the Company’s market area, real estate values, deposit flows, risks associated with the ability to control costs and expenses, and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected. References in this filing to “we”, “us”, and “our” refer to the Company and/or the Bank, as the content requires.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advise readers that various factors, including regional and national economic conditions, substantial changes in levels of market interest rates, legislative/regulatory provisions; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; credit and other risks of lending and investment activities and competitive and regulatory factors, could affect our financial performance and could cause the Company’s actual results for future periods to differ materially from those anticipated or projected.

The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Business Strategy

Historically, the Company’s mission has been to originate loans on a profitable basis to the communities served. In seeking to accomplish this mission, the Board of Directors and management have adopted a business strategy designed (i) to maintain the Bank’s capital level in excess of regulatory requirements; (ii) to maintain asset quality, (iii) to maintain, and if possible, increase earnings; and (iv) to manage exposure to changes in interest rates.

First Robinson Savings Bank, National Association (the “Bank”), the Company’s operating subsidiary, is a community-oriented, locally owned financial institution offering community-banking services to residents and businesses of Crawford County, Illinois, our primary market area. Periodically, the Board of Directors and management meet to strategically plan for the future. We review and discuss both current and new products and services to determine their effect on our profitability and customer service. We also monitor any and all current events and economic trends in our local area that could materially impact the Bank’s earnings. At the present time, the employment market has remained stable in Crawford County and we anticipate no events or economic trends that could negatively affect the Bank.

The strategic plan identifies the most critical issue to our success as consistent earnings. Net earnings have remained relatively consistent. A positive factor in maintaining consistent earnings is the Bank’s overall asset quality, which is strong. The Bank continues to offer fixed rate residential real estate mortgages through programs with the Federal Home Loan Bank of Chicago and USDA Rural Development. Our Internet banking service, “Netteller” is very popular and the number of customers actively using the service is increasing. It has allowed us to offer bill paying, cash management and also direct deposit and payroll services to our business customers. In January 2007, we began offering “Reward Checking”. The product offers higher-than-market interest rates, which can be earned by customers if they meet specific transaction-based criteria. Our criteria promote the use of our internet-based services and technology. We provide investment brokerage services to our customers through PrimeVest Financial Services. The service continues to grow and is also providing non-interest income. We plan to revisit the viability of implementing an internal trust department during the first quarter of 2008.

We continue to maintain a strong presence in the community and are pleased to be the only independent community bank in Robinson, Palestine and Oblong, Illinois. To visit First Robinson Savings Bank on the web go to www.frsb.net.

Overview

First Robinson Financial Corporation (the “Company”) is the holding company for First Robinson Savings Bank, National Association (the “Bank”). The Company is headquartered in Robinson, Illinois and operates three full service offices and one drive-up facility in Crawford County. The Bank’s primary business consists of accepting deposits from the general public and investing these funds primarily in loans, mortgage-backed securities and other securities. Loans consist primarily of loans secured by residential real estate located in the Company’s market area, consumer loans, loans to municipalities, commercial loans, and agricultural loans. As of March 31, 2007, $54.2 million, or 74.6%, of the Bank’s total loan portfolio consisted of loans secured by real estate and $18.5 million, or 25.4%, of the total loan portfolio in non-real estate loans. One- to four-family residential real estate loans comprised $36.2 million, or 49.8%, of the Bank’s total loan portfolio as of March 31, 2007. The Bank was formerly a savings and loan association whose background was primarily geared to originating one- to four family residential property loans. However in recent years, the Bank has began to concentrate on growing non-real estate loans which tend to have higher interest rates than traditional residential real estate loans.

The Company’s results of operations depends primarily on net interest income, which is the difference between interest earned on interest-earning assets and the interest paid on interest-bearing liabilities. Net interest income is a function of “interest rate spread,” which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. To a lesser extent, the results of operations are also affected by other income, and general, administrative and other expense, the provision for losses on loans and income tax expense. Other income consists primarily of service charges and gains on sales of loans. The Company’s general, administrative and other expense consists primarily of salaries and employee benefits, occupancy and office expenses, advertising, data processing expenses and the costs associated with being a publicly held company.

The Company earned $1,013,000 million for the fiscal year ending March 31, 2007, versus $984,000 in the same period of 2006, an increase of 2.9%. Earnings were positively impacted by an increase of $178,000 in net interest income after the provision for loan losses and an increase of $168,000, or 15.6%, in non-interest income. Offsetting these positive impacts was a $332,000 increase in non-interest expense. Basic earnings per share for the 2007 fiscal year-end were $2.14 per share versus $2.01 per share for the same period of 2006. Diluted earnings per share reflect the potential dilutive impact of stock options granted under the stock option plan. Diluted earnings per share for the fiscal 2007 year-end were $2.04 per share, versus $1.91 per share for the fiscal year ending March 31, 2006.

Operations are significantly affected by prevailing economic conditions, competition and the monetary, fiscal and regulatory policies of government agencies. The demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds influence lending activities. Deposit flows and costs of funds are influenced by prevailing market rates of interest, competing investments, account maturities, and the levels of personal income and savings in the Company’s market area.

RESULTS OF OPERATIONS

Net Interest Income

For the year ended March 31, 2007, net interest income totaled $4.2 million, an increase of 1.9%, or $80,000, over the year ended March 31, 2006. The average interest rate earned on interest-earning assets edged upward from 5.93% in 2006 to 6.52% in 2007, while the average balances increased from $100.6 million in 2006 to $105.1 million in 2007. The average rate paid on interest-bearing liabilities increased from 2.22% in 2006 to 3.03% in 2007. The average balance of interest-bearing liabilities increased from $83.3 million in 2006 to $87.7 million in 2007. Overall, the interest rate spread for 2007 decreased to 3.49% from 3.71% in 2006.

Total interest income was $6.9 million for the year ended March 31, 2007, an increase of $889,000, or 14.9%, from $6.0 million reported in 2006. Interest income from loans increased by $661,000 from $4.5 million in 2006 to $5.2 million in 2007, and investment income increased by $227,000 from $1.4 million in 2006 to $1.6 million in 2007. Dividend income from Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stocks increased from $29,000 in 2006 to $30,000 in 2007.

The increase in loan interest income of $661,000 from 2006 to 2007 was a combination of an increase in the average rate earned on outstanding loans and an increase in the average balance of loans outstanding. The average yield on loans receivable increased by 59 basis points from 6.93% in 2006 to 7.52% in 2007 while the average balance in loans outstanding increased by $3.7 million, or 5.6%.

Interest and dividend income from investments, including interest on deposits, increased by $228,000, or 15.9%, from $1.4 million in 2006 to $1.6 million in 2007. The increase was primarily due to increased investments in mortgage-backed securities, municipal bonds and federal funds sold, offset by deceases in interest earning deposits and agency securities. Average total investment securities and interest-earning deposits were $36.1 million during 2007, an $839,000, or 2.4%, increase over the 2006 average of $35.3 million. Also contributing to the increase in interest income from investments was the increase in the average rate earned from 4.07% in 2006 to 4.61% in 2007. The increase in average investments was funded primarily by other borrowings, specifically securities sold under agreements to repurchase.

Total interest expense increased from $1.8 million in 2006 to $2.7 million in 2007, an increase of $809,000, or 43.8%. Interest expense on deposits grew by $505,000, or 32.8%, from $1.5 million in 2006 to $2.0 million in 2007. Interest expense from other borrowings increased by $363,000, or 148.8%, from $244,000 in 2006 compared to $607,000 in 2007 while interest expense on Federal Home Loan Bank (“FHLB”) advances decreased $59,000, or 92.2%.

Interest expense on time deposits increased by $290,000, or 28.0%, from $1.0 million for the fiscal year ending March 31, 2006 to $1.3 million for the fiscal year ending March 31, 2007 primarily due to an increase in the cost of funds. The average cost of funds on time deposits, as of March 31, 2006, was 3.12% compared to the average cost of funds for the fiscal year ending March 31, 2007, of 4.15%, an increase of 103 basis points. The average balance of time deposits decreased by $1.3 million from $33.2 million in 2006 to $31.9 million in 2007.

Interest expense on savings and money market accounts increased $114,000, or 33.8%, from $337,000 in 2006 to $451,000 in 2007 primarily due to an increase in the average cost of funds. The average cost of funds on savings and money market accounts increased 51 basis points from an average cost of 1.35% paid during the fiscal year ending March 31, 2006 to an average cost of 1.86% paid during the March 31, 2007 fiscal year. As with time deposits, the average balance of savings and money market accounts decreased by $610,000, or 2.4%.

Interest expense on NOW accounts increased by $101,000, or 60.5%, from $167,000 in March 31, 2006 to $268,000 for the year ending March 31, 2007. The average balance increased by 8.2%, or $1.3 million, from an average balance of $16.2 million in 2006 to an average balance of $17.5 million in 2007. The average cost of funds on NOW accounts increased from 1.03% in 2006 to 1.53% in 2007. Interest expense on NOW accounts could increase in the future due to a new product called “Reward Checking”. “Reward” pays an attractive rate of interest to customers that meet electronic banking requirements, such as using a check card a certain number of times throughout the month, using the bank’s internet banking and bill pay system and agreeing to receive an electronic statement. This account is designed to reduce costs associated with maintaining checking accounts. With the implementation of electronic statements, the bank will cut postage and printing costs. If customers do not meet the requirements, they still receive a minimal rate of interest.

Interest expense on Federal Home Loan Bank advances for 2006 was $64,000 compared to $5,000 in 2007, a decrease of $59,000, or 92.2%. The average balance of FHLB borrowings for 2006 was $1.2 million compared to $88,000 for 2007, a decrease of 92.7%, or $1.1 million. The average cost of borrowed funds increased by 84 basis points from 5.30% for the fiscal year ending March 31, 2006 to 6.14% for the fiscal year ending March 31, 2006. Borrowings at the FHLB typically consist of fixed-term notes and open-end lines of credit. The Company had no advances outstanding as of March 31, 2007, nor March 31, 2006.

For the fiscal year ending March 31, 2007 versus the same period of 2006, the average daily balance of short-term borrowings increased $6.0 million, or 77.1%, from $7.8 million to $13.8 million. The average cost of funds for 2007 increased by 122 basis points from 3.14% to 4.36%. These factors caused the increase of $363,000, or 8.8%, in other borrowings interest expense from $244,000 for 2006 to $607,000 for 2007. The short-term borrowings are repurchase agreements with customers that are secured by investment securities of the Company and federal funds purchased.

Provision for Loan Losses

The provision for loan losses for the year ended March 31, 2007 was $60,000 compared to $158,000 for the year ended March 31, 2006, a decrease of $98,000 or 62.0%. The provision for both periods reflects management's analysis of the Company's loan portfolio based on the information which was available to the Company. Management meets on a quarterly basis to review the adequacy of the allowance for loan losses based on Company guidelines. Classified loans are reviewed by the loan officers to arrive at specific reserve levels for those loans. Once the specific reserve for each loan is calculated, management calculates general reserves for each loan category based on a combination of loss history adjusted for current national and local economic conditions, trends in delinquencies and charge-offs, trends in volume and term of loans, changes in underwriting standards, and industry conditions.

Charge-offs for 2007 were $105,000 compared to $141,000 for 2006, which were partially offset by recoveries of $21,000 in 2007 compared to recoveries of $64,000 in 2006. The charge-offs in 2007 were related to $49,000 in one- to four-family real estate loans, $22,000 in other loans and $34,000 in consumer loans. The one- to four-family real estate charge-offs were partially offset by $4,000 in recoveries. Recoveries of $13,000 and $4,000 were collected in other loans and consumer loans, respectively. Although the Company’s management believes that the allowance for loan losses is sufficient based on information currently available, there can be no assurances that future events, conditions, or regulatory directives will not result in increased provisions for loan losses or additional charge-offs which may adversely affect net income.

Non-interest Income

Non-interest income categories for the fiscal years ended March 31, 2007 and 2006 are shown in the following table:

	March 31,
	2007	2006	% Change
		(In thousands)
Non-interest income:
Charges and other fees on loans	$23	$23	—%
Charges and fees on deposit accounts	834	732	13.9
Net gain on sale of loans	92	61	50.8
Net gain on sale of foreclosed assets	—	5	—
Other	293	253	15.8
Total Non-Interest Income	$1,242	$1,074	15.6%

Charges and fees on deposit accounts increased $102,000 for the fiscal year ended March 31, 2007 versus the same period in 2006. The Bounce Protection program originally provided pre-approved overdraft limits of $300, $500 or $1000 based on the type of NOW or checking account chosen. In June of 2006, the Company increased the pre-approved overdraft limits to $600, $800 or $1000. This has led to increased fee income from overdraft fees.

The increase in net gain on the sale of mortgage loans is a result of the increase in the volume of mortgage loans sold into the secondary market during the year ended March 31, 2007 versus the same period in 2006. During fiscal year ending 2007, the Company sold $4.7 million in mortgages versus $3.0 million in the prior fiscal year. Also contributing to the increase in net gain on loans sold, was an increase in the amount earned on each rural housing loan sold. During the 2007 fiscal year end, the Company negotiated a new contract on the sale of the rural housing loans and was able to increase the amount earned on those sales from an average of approximately $300 per loan to an average of approximately $1,000 per loan. All loans sold into the secondary market during this fiscal year end were one- to four family residential property loans.

Other income consists of normal recurring fee income such as commissions from PrimeVest Investment Services, the Company’s investment brokerage service, increases in the cash value of life insurance, ATM/Debit card interchange income and fees, and safe deposit box revenue, as well as other income that management classifies as non-recurring. Other income increased $40,000 when comparing March 31, 2007 with 2006. The primary factors relating to the increase between the fiscal years can be attributed to a $16,000 increase in debit/ATM card transaction fees, a $15,000 increase in commission from the investment brokerage service and a $6,000 increase in the cash value of life insurance.

Non-interest Expense

Non-interest expense categories for the fiscal years ended March 31, 2007, and 2006 are shown in the following table:

	March 31,
	2007	2006	% Change
	(In thousands)
Non-interest expense: (In thousands)
Compensation and employee benefits	$2,207	$1,935	14.1%
Occupancy and equipment	556	540	3.0
Data processing	213	183	16.4
Audit, legal and other professional	144	172	(16.3)
Advertising	123	108	13.9
Telephone and postage	94	90	4.4
Foreclosed property expense	1	3	(66.7)
Loss on sale of foreclosed property	2	—	—
Other	523	500	4.6
Total Non-Interest Expense	$3,863	$3,531	9.4%

Salaries and employee benefits increased $272,000 when comparing March 2007 fiscal year with March 2006 fiscal year. The increase was primarily from the increase of $138,000, or 575.0%, in expense associated with the incentive shares of First Robinson Financial Corporation related to the director’s retirement plan. See Note 15 of the Notes to the Consolidated Financial Statements. Adding to the increase in salaries and benefits for the fiscal year ending March 31, 2007 compared to the same period of 2006 is a $130,000, or 9.6%, increase in salaries. This increase can be attributed, in part, to the payment of a bonus of 7.44% to employees based on their annual salary. These increases were offset by the decrease of $45,000, or 31.3%, of expenses associated with the ESOP and a $19,000, or 15.7%, decrease in health and life insurance costs.

Net occupancy and equipment expenses increased by $16,000, or 3.0%, from $540,000 for the year ended March 31, 2006 compared to $556,000 for the year ended March 31, 2007. The primary factor relating to the increase was an increase of $17,000, or 9.3%, in depreciation expense for furniture, fixtures, equipment, and software.

Professional fees totaled $144,000 for the year ended March 31, 2007 compared to $172,000 for the year ended March 31, 2006. The decrease of $28,000 was primarily due to a decrease of $17,000 in legal expense and $16,000 in audit fees. Professional fees are expected to increase in the future, with the Securities and Exchange Commission ruling that all public companies will be required to comply with Section 404 of Sarbanes-Oxley (“SOX 404”). The Company has retained an outside accounting firm for assistance in the implementation of SOX 404 requirements in documenting the evaluation of financial reporting internal controls. Unless Congress or the Securities and Exchange Commission changes or delays the rule, the Company will be required to comply in its March 31, 2008 filings.

The increase of $15,000 in advertising expense, for the fiscal year ended March 31, 2007 compared to the same period of 2006, is primarily associated with the push of stepped up customer service, the additional advertising regarding the new “Reward Checking” product and increased sponsorship of community groups to promote name recognition.

Other expenses include miscellaneous operating expenses such as office supplies, ATM/Debit card interchange fees, check processing fees, federal deposit insurance premiums and assessments by the bank regulators among others. A portion of the $23,000 increase in other expenses, for the year ended March 2007 compared to 2006, was related to the $16,000 increase in costs related to the bounce protection program and an increase of $15,000 in loan expenses.

Income Tax Expense

Total income tax expense was $501,000 in 2007, compared to $516,000 in 2006, a decrease of $15,000, or 2.9%. The effective tax rates for the years ended March 31, 2007 and March 31, 2006 were 33.1% and 34.4%, respectively.

FINANCIAL CONDITION

Total assets of the Company were $112.3 million as of March 31, 2007, an increase of $2.9 million, or 2.6%, when compared to $109.4 million as of March 31, 2006. The increase in total assets was due primarily to a $5.6 million, or 8.5%, increase in loans, net of allowance for loan losses, and a $594,000 increase in investment securities available for sale offset by a $3.3 million decrease in cash and cash equivalents.

The Company's cash and cash equivalents decreased by 45.2%, or $3.3 million, from $7.4 million at March 31, 2006 to $4.0 million at March 31, 2007. The decrease is primarily attributable to Company’s federal funds sold balance decreasing by $2.4 million, or 68.0%, from $3.5 million at March 31, 2006 to $1.1 million at March 31, 2007. Also contributing to the decline in cash and cash equivalents was the decrease of $548,000, or 16.5%, in cash and due from banks and the decrease of $426,000 in interest-bearing deposits at the FHLB of Chicago. The cash was primarily used to partially fund the increase of the growth in loans.

Investment securities available-for-sale increased by $594,000, or 1.9%, to $31.1 million at March 31, 2007 from $30.5 million at March 31, 2006. The increase was a result of the purchase of $5.0 million in securities, the increase in the market value of the available-for-sale securities by $244,000, and the amortization of premiums, net of the accretion of discounts totaling $19,000. This increase was offset by securities payments totaling $4.5 million and the maturities of $202,000 in securities. The investment portfolio is managed to limit the Company's exposure to risk and consists primarily of mortgage-backed securities and other securities which are either directly or indirectly backed by the federal government or a local municipal government.

The Company’s net loan portfolio increased by $5.6 million, or 8.5%, to $71.1 million at March 31, 2007 from $65.5 million at March 31, 2006. The majority of the increase in net loans resulted from increases in state and municipalities loans and non-residential consumer and other loans.

Loans secured by one- to four family residences increased by $545,000, or 1.5%, from $35.7 million at March 31, 2006 to $36.2 million at March 31, 2007. The increase was the result of closed-end first mortgage loans increasing by $381,000 from $32.1 million at March 31, 2006 compared to $32.5 million at March 31, 2007 and home equity loans outstanding increasing $241,000, or 9.2%. Offsetting these increases was a $77,000, or 8.1%, decrease in second mortgage loans on one- to four-family residences.

During the year ended March 31, 2007, $13.6 million in one- to four-family residential loans were originated. This total includes those loans sold into the secondary market through the Rural Housing Development program and the Mortgage Partnership Finance program with the Federal Home Loan Bank of Chicago. Of the $13.6 million in newly originated loans, $4.7 million were sold into the secondary market. For the year ended March 31, 2006, $10.4 million in one- to four- family loans were originated with $3.0 million being sold into the secondary market.

Multi-family loans increased by 3.0%, or $17,000 from $574,000 at March 31, 2006 to $591,000 at March 31, 2007. The increase in multi-family loans is the result of the origination of $59,000 in new loans offset by payments of $42,000. Crawford County is a rural area so the number of multi-family units is minimal.

The commercial and agricultural real estate loan portfolios increased by $688,000, or 4.9%, from $14.1 million at March 31, 2006 to $14.8 million at March 31, 2007. Farmland loans experienced $125,000 in growth, while commercial real estate loans increased by $563,000.

Consumer and other loans increased by $1.7 million, or 38.5%, from $4.5 million at March 31, 2006 to an outstanding balance of $6.2 million at March 31, 2007. The increase was primarily attributable to a growth in vehicle loans, which increased by $669,000, or 22.8%, from a $2.9 million balance at March 31, 2006 to a balance of $3.6 million at March 31, 2007 and to an increase in other loans outstanding by $773,000, or 508.6%.

Agricultural production finance and commercial business loans at March 31, 2006 totaled $9.0 million as compared to $9.0 million at March 31, 2007. Commercial business loans grew by $747,000 while loans for agricultural production decreased by $671,000. Commercial business loans are generally secured by equipment, inventory, and accounts receivable while agricultural production finance loans are generally secured by farm equipment, grain inventory, livestock, and crops.

At March 31, 2007, the allowance for loan losses was $729,000 or 1.03% of the net loan portfolio compared to $753,000, which was 1.15% of net loans, at March 31, 2006. The Company's net charge-offs were $84,000 for 2007 compared to $77,000 for 2006. The Company had no delinquent loans overdue by 90 days or more and still accruing interest. The Company's non-performing loans, which include loans no longer accruing interest, were $548,000, or 0.82%, of total loans at March 31, 2006, compared to $155,000, or 0.21%, of total loans at March 31, 2007. Loans are placed on non-accrual status when the collection of principal and/or interest become doubtful. Non-performing assets, which include non-performing loans and foreclosed assets, totaled $155,000 at March 31, 2007 compared to $559,000 at March 31, 2006. Non-performing assets at March 31, 2006 consisted of one- to four-family loans, consumer loans and commercial business and agricultural finance loans. Management reviews the adequacy of the allowance for loan losses quarterly, and believes that its allowance is adequate; however, the Company cannot assure that future charge-offs and/or provisions will not be necessary.

Premises and equipment decreased by $138,000 from $2.6 million at March 31, 2006 to $2.5 million on March 31, 2007. The decrease is the result of $258,000 in depreciation offset by $120,000 in additional purchases of property and equipment. The purchases included Internet security equipment, branch capture hardware and additional miscellaneous equipment.

Federal Reserve Bank and Federal Home Loan Bank stocks decreased this fiscal year by $26,000, or 3.1%, due to the sale of $32,000 in stock from Federal Home Loan Bank stock offset by the purchase of $6,000 in Federal Reserve Bank stock.

As of March 31, 2007, the Company had no foreclosed properties, which represented a decrease of $11,000 from March 31, 2006. Foreclosed assets are carried at the lower of cost or net realizable value. When foreclosed assets are acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

The Company's total deposits increased from $86.2 million at March 31, 2006 to $86.8 million at March 31, 2007, an increase of $571,000, or 0.7%. The increase in total deposits was due to an increase of $1.7 million, or 5.4%, in time deposits offset by a $907,000, or 7.2%, decrease in demand deposits and a $187,000 decrease in savings, NOW, and money market accounts. The total number of demand, NOW, money market, and savings accounts decreased by 210 from 10,071 accounts at March 31, 2006 to 9,861 at March 31, 2007.

Demand or non-interest bearing accounts have decreased by $907,000 from $12.7 million at March 31, 2006 to $11.7 million at March 31, 2007, a 7.2% decrease. Consumer demand checking accounts decreased by $1.3 million, or 17.7%, from $7.3 million at March 31, 2006 to $6.0 million at March 31, 2007. Business demand accounts increased by $397,000 from $5.3 million at March 31, 2006 to $5.7 million at March 31, 2007. Public fund demand accounts decreased by $3,000 to $34,000 at March 31, 2007 from $37,000 at March 31, 2006. The total number of consumer, business, and public fund demand accounts decreased by 168 total accounts from 3,902 accounts at March 31, 2006 to 3,734 accounts at March 31, 2007.

Savings, NOW and money market accounts decreased by $187,000 from $42.7 million at March 31, 2006 to $42.5 million at March 31, 2007. Coinciding with the decline in the number of savings accounts from 4,617 at March 31, 2006 to 4,353 at March 31, 2007, the outstanding balance of savings accounts also decreased by $2.4 million, or 10.7%, to $19.7 million at March 31, 2007 from $22.1 million at March 31, 2006. Money market accounts declined by $877,000 to $2.7 million at March 31, 2007 from $3.5 million at March 31, 2006. This decrease was comprised of a decline in consumer money market accounts of $845,000, or 27.9%, a decrease of $41,000, or 25.8%, in public fund accounts offset by an increase in business money market accounts of $9,000. While savings and money market accounts declined, NOW accounts increased by $3.1 million, or 18.0%, from $17.0 million at March 31, 2006 to $20.1 million at March 31, 2007. This increase was due to the growth in the balance of consumer accounts of $1.2 million, the increase of $1.7 million in public fund NOW accounts and the increase of $123,000 in non-personal NOW accounts. The new deposit product “Reward Checking” can be partially attributed to the growth in consumer NOW accounts.

Time deposits have increased by $1.7 million, or 5.4%, from $30.9 million at March 31, 2006 to $32.5 million at March 31, 2007. At March 31, 2007, the weighted average rate on time deposits was 4.54% compared to 3.66% at March 31, 2006. At March 31, 2007, time deposits $100,000 or more totaled $8.9 million compared to $8.7 million at March 31, 2006.

Other borrowings, or securities sold under agreements to repurchase, at March 31, 2007 were $12.1 million, an increase of $1.3 million, or 12.2%, over the March 31, 2006 balance of $10.8 million. The obligations are secured by mortgage-backed securities and US Government Agencies held in safekeeping at the Independent Bankers Bank located in Springfield, Illinois. At March 31, 2007, the average rate on the repurchase agreements was 4.34% compared to 4.10% at March 31, 2006. These agreements mature periodically within 30 months. The increase in other borrowings also aided in the funding of the 8.5%, or $5.6 million, growth in net loans outstanding.

Other liabilities increased by $487,000 from $1.0 million at March 31, 2006 to $1.5 million at March 31, 2007, resulting primarily from increases in interest payable, an accrued bonus to be paid to employees, accrued profit sharing, deferred incentive compensation for the directors, and accrued compensation for unused paid time off days for employees, resulting from the adoption of SAB 108.

Stockholders' equity at March 31, 2007 was $11.9 million compared to $11.4 million at March 31, 2006, an increase of $474,000. The increase in stockholders’ equity can be attributed to the increases in retained earnings of $1.0 million in net income offset by $273,000 in dividends declared and paid, and the offset of $159,000 relating to the adoption of SAB 108, the increase of $41,000 due to the final allocation of employee stock ownership shares to plan participants, and the increase of $152,000 in accumulated comprehensive income due to the increase in the fair value of securities available for sale, net of related tax effect. These increases were offset, in part, by the purchase of Treasury shares of First Robinson Financial stock in the amount of $445,000, offset by $74,000 in Treasury shares distributed for options exercised. Due to a change in accounting standards, incentive plan shares are now netted from additional paid-in-capital. This change in accounting standards resulted in a decrease of $410,000 to additional paid in capital, which was offset, in part, by an increase of $94,000 consisting of $61,000 in the valuation of shares in the employee stock ownership plan and $33,000 in options exercised.

Off-Balance Sheet Arrangements

The Company has entered into performance standby and financial standby letters of credit with various local commercial businesses in the aggregate amount of $359,000. The letters of credit are collateralized and underwritten, as required by the loan policy, in the same manner as any commercial loan. The Company does not anticipate the advancement of any funds on these letters of credit.

Critical Accounting Policies

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States and conform to general practices within the banking industry. The Company's significant accounting policies are described in detail in the notes to the Company's consolidated financial statements for the year ended March 31, 2007. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. The financial position and results of operations can be affected by these estimates and assumptions and are integral to the understanding of reported results. Critical accounting policies are those policies that management believes are the most important to the portrayal of the Company's financial condition and results, and they require management to make estimates that are difficult, subjective, or complex.

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

	Year Ended March 31,
	2007			2006
	Average Outstanding Balance	Interest Earned Paid	Yield/Rate	Average Outstanding Balance	Interest Earned Paid	Yield/ Rate
Interest-earning assets:
Loans receivable(1)	$68,996	$5,186	7.52%	$65,308	$4,525	6.93%
Mortgage-backed securities	25,200	1,185	4.70	24,721	1,082	4.37
Investment securities	7,219	288	3.99	7,314	286	3.91
Federal funds sold	3,322	175	5.26	160	8	5.08
Interest-bearing deposits	394	18	4.57	3,101	62	2.00
Total interest-earning assets	105,131	6,852	6.52	100,604	5,963	5.93
Noninterest-earning assets	7,565			6,428
Total assets	$112,696			$107,032

Interest-bearing liabilities:
Savings deposits and MMDA	24,300	451	1.86	24,910	337	1.35
NOW deposits	17,479	268	1.53	16,156	167	1.03
Certificate of deposits	31,924	1,326	4.15	33,185	1,036	3.12
Borrowings	13,958	612	4.39	9,001	308	3.43
Total interest-bearing liabilities	87,661	2,657	3.03	83,252	1,848	2.22
Noninterest-bearing liabilities	13,435			12,328
Total liabilities	101,096			95,580
Stockholders’ equity	11,600			11,452
Total liabilities and capital	112,696			$107,032
Net interest income		$4,195			$4,115
Net interest spread			3.49%			3.71%
Net average earning assets	$17,470			$17,352
Net yield on average earning assets			3.99%			4.09%
Average interest-earning assets to average interest-bearing liabilities	1.199			1.208

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

	Year Ended March 31,
	2006 vs. 2007			2005 vs. 2006
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total Increase (Decrease)	Volume	Rate	Total Increase (Decrease)
Interest-earning assets:
Loans receivable	$256	$405	$661	$(40)	$309	$269
Mortgage-backed securities	21	82	103	159	63	222
Investments securities	(4)	6	2	37	(27)	10
Other	10	113	123	(15)	37	22
Total interest-earning assets	$283	$606	$889	$141	$382	$523

Interest-bearing liabilities:
Savings deposits and MMDA	(8)	122	114	(10)	105	95
NOW accounts	14	87	101	(11)	25	14
Certificate accounts	(39)	329	290	12	237	249
Borrowings	170	134	304	29	113	142
Total interest-bearing liabilities	$137	$672	$809	$20	$480	$500
Net interest income	$146	$(66)	$80	$121	$(98)	$23

Management of Market Risk

Qualitative Analysis. A principal financial objective of the Company is to achieve long-term profitability while reducing exposure to fluctuations in interest rates. The Company has sought to reduce exposure of earnings to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates. The Board of Directors has formulated an Interest Rate Management Policy designed to achieve this objective and has established an Asset/Liability Committee, which consists primarily of the management team of the Bank, to manage the risks associated with changes in market interest rates. This committee meets periodically and reports to the Board of Directors monthly concerning asset/liability policies, strategies and current interest rate risk position. The committee’s first priority is to structure and price assets and liabilities to maintain an acceptable interest spread while reducing the net effects of changes in interest rates.

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

As of March 31, 2007, comparing assets with liabilities, $48.4 million, or 43.1%, of the Bank’s total assets matured or repriced within the first year and $69.4 million, or 68.8%, of the Bank’s total liabilities matured or repriced within the first year, resulting in a cumulative gap percentage of 69.7%, which is slightly below the Bank’s target percentages of 70%-120%. Efforts are underway to raise the cumulative gap percentages to the targets by offering attractive rate, longer term certificates of deposit.

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

Quantitative Analysis.  The Company voluntarily measures interest rate risk (“IRR”) and incorporates this measure into the internal risk based capital calculation. The IRR component is a dollar amount that measures the terms of the sensitivity of the net portfolio value (“NPV”) to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. The Company measures the change to NPV as a result of a hypothetical and permanent 100 and 200 basis point (“bp”) change in market interest rates. The Company reviews the IRR measurements on a monthly basis. The Company also monitors effects on net interest income resulting from increases and decreases in rates. The following table presents the NPV at March 31, 2007, as calculated by the Company.

Change in	At March 31, 2007
Rate	Net Portfolio Value			NPV as % PV of Assets
(Basis Points)	$ Amount	$ Change	% Change	NPV Ratio	BP Change
		(Dollars in thousands)
+200 bp	$12,948	$(3,103)	(19.33)%	12.03%	(242)
100	14,478	(1,573)	(9.80)	13.24	(121)
0	16,051	—	—	14.45	—
-100	18,168	2,117	13.19	16.03	158
-200	20,930	4,879	30.40	18.00	355

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

Liquidity and Capital Resources

The Company’s primary sources of funds are deposits, repayments and prepayments of loans and interest income. Although maturity and scheduled amortization of loans are relatively predictable sources of funds, deposit flows and prepayments on loans are influenced significantly by general interest rates, economic conditions and competition.

The Company’s primary investment activity is originating one- to four family residential mortgages, farmland and other non-residential real estate loans, commercial business and agricultural finance loans, and consumer loans. For the years ended March 31, 2007 and 2006, the Company originated loans for the portfolio in the amount of $38.2 million and $33.3 million, respectively. For the years ended March 31, 2007 and 2006, these activities were primarily funded from repayments of $27.9 million and $28.6 million, respectively and sales and participations of $4.9 million and $5.3 million, respectively.

The Company’s most liquid assets are cash and cash equivalents, which include short-term investments. For the years ended March 31, 2007 and 2006, cash and cash equivalents were $4.0 million and $7.4 million, respectively. In addition, the Company has used jumbo certificates of deposits as a source of funds. Jumbo certificates of deposits represented $8.9 million and $8.7 million for the years ended March 31, 2007 and March 31, 2006, respectively, or 10.3% of total deposits for March 31, 2007 and 10.1% of total deposits for March 31, 2006. The Company has monitored and reviewed their liquidity and maintains a $24.2 million line of credit with the FHLB, of which no funds were advanced at March 31, 2007. This line can be accessed immediately. The Company regularly uses FHLB Letters of Credit as security for public unit deposits. The available line of credit with the FHLB is reduced by the amount of these letters of credit. As of March 31, 2007, $4.0 million in FHLB letters of credit were pledged. In addition to the Letters of Credit, the available line of credit with the FHLB is also reduced by $1.3 million for the credit enhancement reserve established as a result of the participation in the FHLB MPF program. The Company also maintains a $5.0 million revolving line of credit and a $600,000 revolving line of credit with Independent Banker’s Bank located in Springfield, Illinois. The Company has also established borrowing capabilities at the discount window with the Federal Reserve Bank of St. Louis.

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

The Bank is required to maintain regulatory capital sufficient to meet Tier I leverage, Tier I risk-based and Total risk-based capital ratios of at least 4.0%, 4.0% and 8.0%, respectively. At March 31, 2007, the Bank exceeded each of its capital requirements with ratios of 10.0%, 16.6% and 17.6%, respectively. See Note 13 of Notes to Consolidated Financial Statements.

Impact of Inflation and Changing Prices

The financial statements and related data presented in this Annual Report have been prepared in accordance with generally accepted accounting principles accepted in the United States of America which require the measurement of financial position and operating results in terms of historical dollars without considering changes in relative purchasing power of money over time due to inflation. The primary impact of inflation on operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors
and Stockholders
First Robinson Financial Corporation
Robinson, Illinois

We have audited the accompanying consolidated balance sheets of First Robinson Financial Corporation as of March 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Robinson Financial Corporation as of March 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
/s/ BKD, LLP

St. Louis, Missouri
June 15, 2007

First Robinson Financial Corporation
Consolidated Balance Sheets
March 31, 2007 and 2006
(In Thousands, Except Share Data)

	2007	2006
Assets
Cash and due from banks	$2,767	$3,315
Interest-bearing demand deposits	170	596
Federal funds sold	1,112	3,478
Cash and cash equivalents	4,049	7,389
Available-for-sale securities	31,129	30,535
Loans, net of allowance for loan losses of $729 and $753 at March 31, 2007 and 2006	71,070	65,506
Premises and equipment	2,482	2,620
Federal Reserve and Federal Home Loan Bank stock	805	831
Foreclosed assets held for sale, net	—	11
Interest receivable	737	645
Deferred income taxes	209	241
Cash surrender value of life insurance	1,341	1,290
Other	452	360

Total assets	$112,274	$109,428

Liabilities and Stockholders’ Equity

Liabilities
Deposits
Demand	$11,749	$12,656
Savings, NOW and money market	42,475	42,662
Time deposits	32,549	30,884
Total deposits	86,773	86,202
Other borrowings	12,088	10,774
Advances from borrowers for taxes and insurance	129	126
Accrued income taxes	154	168
Interest payable	203	156
Other liabilities	1,037	586

Total liabilities	100,384	98,012

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $.01 par value, authorized 500,000 shares; no shares issued and outstanding	—	—
Common stock, $.01 par value; authorized 2,000,000 shares; issued - 859,625 shares; outstanding - 2007 - 484,908 shares, 2006 - 498,050 shares	9	9
Additional paid-in capital	8,406	8,722
Retained earnings	9,459	8,878
Unearned incentive plan shares; 7,231 shares	—	(125)
Unearned ESOP	—	(303)
Accumulated other comprehensive income (loss)	(199)	(351)
Treasury stock, at cost Common; 2007 - 367,486 shares, 2006 - 354,344 shares	(5,785)	(5,414)

Total stockholders’ equity	11,890	11,416

Total liabilities and stockholders’ equity	$112,274	$109,428

See Notes to Consolidated Financial Statements

First Robinson Financial Corporation
Consolidated Statements of Income
Years Ended March 31, 2007 and 2006
(In Thousands, Except Per Share Data)

	2007	2006
Interest and Dividend Income
Loans	$5,186	$4,525
Securities
Taxable	1,345	1,254
Tax-exempt	98	85
Other interest income	193	70
Dividends on Federal Reserve and Federal Home Loan Bank stock	30	29

Total interest and dividend income	6,852	5,963

Interest Expense
Deposits	2,045	1,540
Federal Home Loan Bank advances	5	64
Other borrowings	607	244

Total interest expense	2,657	1,848

Net Interest Income	4,195	4,115

Provision for Loan Losses	60	158

Net Interest Income After Provision for Loan Losses	4,135	3,957

Non-Interest Income
Charges and other fees on loans	23	23
Charges and fees on deposit accounts	834	732
Net gain on sale of loans	92	61
Net gain on sale of foreclosed property	—	5
Other	293	253

Total non-interest income	1,242	1,074

Non-Interest Expense
Compensation and employee benefits	2,207	1,935
Occupancy and equipment	556	540
Data processing	213	183
Audit, legal and other professional services	144	172
Advertising	123	108
Telephone and postage	94	90
Foreclosed property expense	1	3
Loss on sale of foreclosed property	2	—
Other expenses	523	500

Total non-interest expenses	3,863	3,531

Income Before Income Taxes	1,514	1,500

Provision for Income Taxes	501	516

Net Income	$1,013	$984

Basic Earnings Per Share	$2.14	$2.01

Diluted Earnings Per Share	$2.04	$1.91

See Notes to Consolidated Financial Statements

First Robinson Financial Corporation
Consolidated Statements of Stockholders’ Equity
Years Ended March 31, 2007 and 2006
(In Thousands, Except Share Data)

							Accumulated
			Additional		Unearned	Unearned	Other
	Common Stock		Paid-in	Retained	RRP	ESOP/DRP	Comprehensive	Treasury
	Shares	Amount	Capital	Earnings	Shares	Compensation	Income (Loss)	Stock	Total
Balance, April 1, 2005	522,223	$9	$8,610	$8,157	$(125)	$(339)	$(78)	$(4,778)	$11,456
Comprehensive income
Net income				984					984
Change in unrealized (depreciation) on available-for-sale securities, net of taxes of $164							(273)		(273)
Total comprehensive income									711

Treasury shares purchased	(27,958)							(702)	(702)
Dividends on common stock, $0.50 per share				(263)					(263)
Stock options exercised	3,785		28					66	94
Incentive compensation						(21)			(21)
ESOP shares earned			84			57			141
Balance, March 31, 2006	498,050	$9	$8,722	$8,878	$(125)	$(303)	$(351)	$(5,414)	$11,416
Comprehensive income
Net income (loss)				1,013					1,013
Change in unrealized appreciation on available-for-sale securities, net of taxes of $(92)							152		152
Total comprehensive income									1,165

Reclassification of unearned compensation in accordance with adoption of SFAS No. 123R			(387)		125	262			—
Cumulative effect of the initial application of SAB 108				(159)					(159)
Treasury shares purchased	(17,400)							(445)	(445)
Dividends on common stock, $0.55 per share				(273)					(273)
Stock options exercised	4,258		33					74	107
Incentive compensation			(23)						(23)
ESOP shares earned			61			41			102
Balance, March 31, 2007	484,908	$9	$8,406	$9,459	$—	$—	$(199)	$(5,785)	$11,890

See Notes to Consolidated Financial Statements

First Robinson Financial Corporation
Consolidated Statements of Cash Flows
Years Ended March 31, 2007 and 2006
(In Thousands)

	2007	2006
Operating Activities
Net income	$1,013	$984
Items not requiring (providing) cash
Depreciation and amortization	279	261
Provision for loan losses	60	158
Amortization of premiums and discounts on securities	(19)	35
Amortization of loan-servicing rights	39	34
Compensation related to ESOP	102	141
Compensation related to options exercised	76	77
Deferred income taxes	(60)	21
Federal Home Loan Bank stock dividends received	—	(23)
Originations of mortgage loans held for sale	(4,747)	(3,017)
Proceeds from the sale of mortgage loans	4,839	3,078
Net gains on loans sold	(92)	(61)
Net loss (gain) on sale of foreclosed property	2	(5)
Changes in
Interest receivable	(92)	12
Cash surrender value of life insurance	(51)	(46)
Other assets	(152)	(74)
Interest payable	47	43
Other liabilities	292	37
Accrued income taxes	(14)	102

Net cash provided by operating activities	1,522	1,757

Investing Activities
Purchases of available-for-sale securities	(5,010)	(7,853)
Proceeds from maturities of available-for-sale securities	202	1,500
Repayment of principal on mortgage-backed securities	4,477	5,268
Purchase of Federal Reserve Bank stock	(6)	(6)
Sale of Federal Home Loan Bank stock	32	—
Net change in loans	(5,624)	1,140
Purchase of premises and equipment	(120)	(156)
Proceeds from sale of foreclosed assets	9	19

Net cash used in investing activities	(6,040)	(88)

See Notes to Consolidated Financial Statements

First Robinson Financial Corporation
Consolidated Statements of Cash Flows (Continued)
Years Ended March 31, 2007 and 2006
(In Thousands)

	2007	2006
Financing Activities
Net (decrease) in demand deposits, money market, NOW and savings accounts	(1,094)	(396)
Net increase (decrease) in time deposits	1,665	(2,370)
Proceeds from Federal Home Loan Bank advances	2,650	25,700
Repayment of Federal Home Loan Bank advances	(2,650)	(26,700)
Proceeds from other borrowings	135,445	105,203
Repayment of other borrowings	(134,131)	(103,602)
Purchase of incentive plan shares	(23)	(21)
Federal funds purchased	20,841	1,313
Repayment of federal funds purchased	(20,841)	(1,313)
Proceeds received from exercise of options	31	17
Purchase of treasury shares	(445)	(702)
Dividends paid	(273)	(263)
Net increase in advances from borrowers for taxes and insurance	3	6

Net cash provided by (used in) financing activities	1,178	(3,128)

Decrease in Cash and Cash Equivalents	(3,340)	(1,459)

Cash and Cash Equivalents, Beginning of Year	7,389	8,848

Cash and Cash Equivalents, End of Year	$4,049	$7,389

Supplemental Cash Flows Information

Interest paid	$2,610	$1,804

Income taxes paid (net of refunds)	$575	$392

Real estate acquired in settlement of loans	$—	$11

See Notes to Consolidated Financial Statements

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2007 and 2006

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

First Robinson Financial Corporation (the “Company”) is a financial holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, First Robinson Savings Bank, N.A. (the “Bank”). The Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers in Robinson, Illinois and throughout Crawford County. The Bank is subject to competition from other financial institutions. The Company and the Bank are subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and the Bank. All significant inter-company accounts and transactions have been eliminated in consolidation.

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

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2007 and 2006

Loans Held for Sale

Mortgage loans originated and intended for sale on the secondary market are carried at the lower of cost or fair value in the aggregate. No loans were held at March 31, 2007 or 2006.

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

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due, according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2007 and 2006

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

Incentive Plans

The Company accounts for its recognition and retention plan (RRP) in accordance with Accounting Principle Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees. The aggregate purchase price of all shares owned by the incentive plan is reflected as a reduction of stockholder’s equity. Compensation expense is based on the market price of the Company’s stock on the date the shares are granted and is recorded over the vesting period. The difference between the aggregate purchase price and the fair value on the date granted of the shares earned is recorded as an adjustment to additional paid-in capital.

In addition, the Company has a Director’s Retirement Plan (DRP) deferred compensation plan where certain directors’ fees earned are deferred and placed in a “Rabbi Trust”. The DRP has purchased stock of the Company with the funds. The deferred liability is equal to the shares owned multiplied by the market value at year-end. The deferred value of the shares purchased are netted from additional paid in capital. The change in share price is reflected as compensation expense subject to the transitional provisions for shares held by the Rabbi Trust at September 30, 1998. An increase in the valuation of the common stock held in the Rabbi Trust resulted in a $148,000 expense for the year ended March 31, 2007. For the year ended March 31, 2006, the Company recognized an expense of $10,000 related to the increase in the value of its common stock held in the Rabbi Trust.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2007 and 2006

Effective April 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment. The Company selected the modified prospective application. Accordingly, after April 1, 2006, the Company began expensing the fair value of stock options granted, modified, repurchased or cancelled. Also, on April 1, 2006, the Company reclassified $125,000 of unearned compensation related to previously recognized compensation for restricted share awards that had been vested as of that date to additional paid-in capital as these awards represent equity awards as defined in SFAS No. 123R.

Employee Stock Ownership Plan

The Company accounts for its employee stock ownership plan (ESOP) in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position 93-6. The cost of shares issued to the ESOP but not yet allocated to participants are presented in the consolidated balance sheet as a reduction of stockholders’ equity. Compensation expense is recorded based on the market price of the shares, as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of shares committed to be released are recorded as an adjustment to additional paid-in capital. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are reflected as a reduction of debt.

The Company’s ESOP was completely funded and considered to be fully allocated as of December 31, 2006. See Note 15 for further discussion.

Shares are considered outstanding for earnings per share calculations when they are committed to be released; unallocated shares are not considered outstanding.

Treasury Stock

Treasury stock is stated at cost. Cost is determined by the first-in, first-out method.

Stock Options

At March 31, 2007 and 2006, the Company has a stock-based employee compensation plan, which is described more fully in Note 16. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Historically, stock-based employee compensation cost is not reflected in net income until options are exercised. All options granted under this plan had an exercise price equal to the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2007 and 2006
Year Ended March 31,
2006
(In thousands)

Net income, as reported	$984
Add: Stock-based employee compensation expense included in reported income, net of related tax effects	57
Less: Total stock-based employee compensation cost determined under the fair value based method, net of income taxes	(62)

Pro forma net income	$979

Earnings per share:
Basic - as reported	$2.01

Basic - pro forma	$2.00

Diluted - as reported	$1.91

Diluted - pro forma	$1.90

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

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2007 and 2006

Reclassifications

Certain reclassifications have been made to the 2006 financial statements to conform to the 2007 financial statement presentation. These classifications had no effect on net income.

Note 2: Adoption of Staff Accounting Bulletin No. 108

During 2007, the Company adopted Staff Accounting Bulletin No. 108 and recognized a $159,000 increase in accrued liabilities and a decrease in the opening balance of retained earnings as of April 1, 2006. The error related to an under accrual of liabilities related to compensated absences (i.e. vacation), and principally originated in years prior to 2006.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2007 and 2006

Note 3: Securities

The amortized cost and approximate fair values of securities are as follows:

Available-for-Sale Securities

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
		(In thousands)
March 31, 2007
U.S. government agencies	$3,725	$7	$49	$3,683
Mortgage-backed securities	25,051	56	327	24,780
State and political subdivisions	2,475	14	19	2,470
Other securities	196	—	—	196

	$31,447	$77	$395	$31,129
March 31, 2006
U.S. government agencies	3,718	—	83	3,635
Mortgage-backed securities	24,698	31	523	24,206
State and political subdivisions	2,485	27	14	2,498
Other securities	196	—	—	196

	$31,097	$58	$620	$30,535

The amortized cost and fair value of available-for-sale securities at March 31, 2007, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale
	Amortized Cost	Fair Value
	(In thousands)

Within one year	$—	$—
One to five years	5,912	5,859
Five to ten years	2,849	2,807
After ten years	22,686	22,463

	$31,447	$31,129

Mortgage-backed securities	$25,051	$24,780
Other investment securities	6,396	6,349

Totals	$31,447	$31,129

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2007 and 2006

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $7,053,000 at March 31, 2007, and $8,693,000 at March 31, 2006.

In addition to the securities pledged as collateral, the Company also purchased letters of credit with the Federal Home Loan Bank amounting to $4,000,000 and $3,850,000 at March 31, 2007 and 2006, respectively, which are also pledged to secure public deposits.

The book value of securities sold under agreements to repurchase amounted to $13,329,000 and $12,487,000 at March 31, 2007 and 2006, respectively.

No available-for-sale securities were sold during the fiscal years ended March 31, 2007 and 2006 and as a result no gross gains or gross losses were realized.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at March 31, 2007 and 2006, was $22,078,000 and $26,555,000, respectively, which is approximately 70.9% and 87.0%, respectively, of the Company’s available-for-sale investment portfolio. These declines primarily resulted from recent increases in market interest rates.

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

The following table shows our investments’ gross unrealized losses and fair value (in thousands), aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at March 31, 2007 and 2006.

Description of Securities	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
As of March 31, 2007
U.S. government agencies	$—	$—	$2,939	$49	$2,939	$49
Mortgage-backed securities	2,848	13	15,340	314	18,188	327
State and political subdivisions	—	—	951	19	951	19
Total temporarily impaired securities	$2,848	$13	$19,230	$382	$22,078	$395

As of March 31, 2006
U.S. government agencies	$1,603	$21	$1,930	$62	$3,533	$83
Mortgage-backed securities	13,361	240	8,696	283	22,057	523
State and political subdivisions	732	9	233	5	965	14
Total temporarily impaired securities	$15,696	$270	$10,859	$350	$26,555	$620

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2007 and 2006

Note 4: Loans and Allowance for Loan Losses

Categories of loans at March 31, include:

	2007	2006
	(In thousands)
Residential real estate	$36,214	$35,669
Multi-family real estate	591	574
Commercial and agriculture real estate	14,815	14,127
Real estate construction and development property	2,556	1,776
State and municipal government	3,265	1,299
Consumer and other	6,168	4,453
Commercial business and agricultural finance	9,048	8,972

Total loans	72,657	66,870

Less
Undisbursed portion of loans	858	611
Allowance for loan losses	729	753

Net loans	$71,070	$65,506

Activity in the allowance for loan losses was as follows:

	2007	2006
	(In thousands)

Balance, beginning of year	$753	$672
Provision charged to expense	60	158
Losses charged off, net of recoveries of $21 for 2007 and $64 for 2006	(84)	(77)

Balance, end of year	$729	$753

Impaired loans totaled $155,000 and $548,000 at March 31, 2007 and 2006, respectively. An allowance for loan losses of $59,000 and $136,000 relates to impaired loans of $117,000 and $411,000, at March 31, 2007 and 2006, respectively. At March 31, 2007 and 2006, impaired loans of $38,000 and $137,000, respectively, had no related allowance for loan losses.

Interest of $6,000 and $6,000 was recognized on average impaired loans of $288,000 and $372,000 for 2007 and 2006, respectively. Interest of $6,000 and $6,000 was recognized on impaired loans on a cash basis during 2007 and 2006, respectively.

At March 31, 2007 and 2006, there were no accruing loans delinquent 90 days or more. Non-accruing loans at March 31, 2007 and 2006 were $155,000 and $548,000, respectively.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2007 and 2006

Note 5: Premises and Equipment

Major classifications of premises and equipment stated at cost, are as follows:

	2007	2006
	(In thousands)

Land	$371	$371
Buildings and improvements	2,667	2,664
Equipment	2,929	2,836

	5,967	5,871
Less accumulated depreciation	(3,485)	(3,251)

Net premises and equipment	$2,482	$2,620

Note 6: Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others was $20,425,000 and $19,506,000 at March 31, 2007 and 2006, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $454,000 and $398,000 at March 31, 2007 and 2006, respectively.

The aggregate fair value of capitalized mortgage servicing rights at March 31, 2007 and 2006 totaled $143,000 and $142,000, respectively, and are included in “other assets” on the consolidated financial statements. Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value. For purposes of measuring impairment, risk characteristics, including type of loan and origination date, were used to stratify the originated mortgage servicing rights.

	2006	2006
	(In thousands)
Mortgage servicing rights
Balance, beginning of year	$142	$148
Servicing rights capitalized	40	28
Amortization of servicing rights	(39)	(34)

Balance, end of year	$143	$142

The Company had no valuation allowance established for mortgage servicing rights for the years ended March 31, 2007 and 2006.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2007 and 2006

Note 7: Interest-bearing Deposits

Interest-bearing time deposits in denominations of $100,000 or more were $8,910,000 on March 31, 2007, and $8,673,000 on March 31, 2006.

At March 31, 2007, the scheduled maturities (in thousands) of time deposits are as follows:

2008	$23,899
2009	5,542
2010	1,751
2011	672
2012	435
Thereafter	250
$32,549

Note 8: Short-Term Borrowings

Short-term borrowings included the following at March 31:

	2007	2006
	(In thousands)
Securities sold under repurchase agreements	$12,088	$10,774

Securities sold under agreements to repurchase consist of obligations of the Company to other parties. The obligations are secured by mortgage-backed securities & U.S. Government Agencies and such collateral is held by the Company in safekeeping at Independent Bankers Bank located in Springfield, Illinois. The maximum amount of outstanding agreements at any month end during 2007 and 2006 totaled $18,572,000 and $11,235,000, respectively, and the monthly average of such agreements totaled $13,793,000 and $7,794,000 for 2007 and 2006, respectively. The average rates on the agreements during 2007 and 2006 were 4.36% and 3.14%, respectively. The average rate at March 31 2007 was 4.34% and 4.10% at March 31, 2006. The agreements at March 31, 2007, mature periodically within 36 months.

Note 9: Lines of Credit

The Company maintains a $600,000 revolving line of credit note payable, of which none was outstanding at March 31, 2007 and 2006, with an unaffiliated financial institution. The note payable bears interest at the prime commercial rate (8.25% at March 31, 2007), matures on April 15, 2007, and is unsecured.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2007 and 2006

The Bank maintains a $5,000,000 revolving line of credit, of which none was outstanding at March 31, 2007 and 2006, with an unaffiliated financial institution. The line bears interest at the federal funds rate of the financial institution (5.82% at March 31, 2007), has an open-end maturity and is unsecured if used for less than fifteen (15) consecutive business days.

Note 10: Federal Home Loan Bank Advances and Deposits

The Company maintains a $24,209,000 line of credit with the Federal Home Loan Bank of Chicago. No Federal Home Loan Bank advances were outstanding as of the years ended March 31, 2007 and 2006. The line of credit is secured by one to four-family mortgage loans totaling $32,278,000 at March 31, 2007.

At March 31, 2007 and 2006, the amount of interest bearing deposits invested with the Federal Home Loan Bank of Chicago were $170,000 and $596,000, respectively.

Note 11: Income Taxes

The provision for income taxes includes these components:

	2007	2006
	(In thousands)
Taxes currently payable	441	$495
Deferred income taxes	60	21
Income tax expense	$501	$516

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2007	2006
	(In thousands)
Computed at the statutory rate (34%)	$515	$510
Increase (decrease) resulting from
Tax exempt interest	(52)	(41)
State income taxes	91	116
Other	(53)	(69)
Actual tax expense	$501	$516

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2007 and 2006

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	2007	2006
	(In thousands)
Deferred tax assets
Allowance for loan losses	$273	$282
Deferred compensation	167	107
Unrealized losses on available-for-sale securities	118	210
Other	3	1
	561	600

Deferred tax liabilities
Depreciation	$(248)	$(243)
Federal Home Loan Bank Stock dividend	(104)	(116)
	(352)	(359)
Net deferred tax asset (liability)	$209	$241

Note 12: Other Comprehensive Income (Loss)

Other comprehensive income components and related taxes were as follows:

	2007	2006
Unrealized gains (losses) on available-for-sale securities	$244	$(437)
Less reclassification adjustment for realized gains included in income	-	-
Other comprehensive income, before tax effect	244	(437)
Tax expense (benefit)	(92)	164
Other comprehensive income (loss) related to available-for-sale securities	$152	$(273)

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2007 and 2006

Note 13: Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulation) to risk-weighted assets (as defined) and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of March 31, 2007 and 2006, that the Bank met all capital adequacy requirements to which it is subject.

As of March 31, 2007, the most recent notification from the Comptroller categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are also presented in the table. A total of $14,000 and $14,000 were deducted from capital for interest-rate risk in 2007 and 2006, respectively.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2007
Total risk-based capital (to risk-weighted assets)	$12,033	17.6%	$5,472	8.0%	$6,840	10.0%

Tier I capital (to risk-weighted assets)	$11,304	16.6%	$2,736	4.0%	$4,104	6.0%

Tier I capital (to average assets)	$11,304	10.0%	$4,544	4.0%	$5,680	5.0%

As of March 31, 2006
Total risk-based capital (to risk-weighted assets)	$11,792	18.6%	$5,079	8.0%	$6,349	10.0%

Tier I capital (to risk-weighted assets)	$11,039	17.4%	$2,540	4.0%	$3,809	6.0%

Tier I capital (to average assets)	$11,039	10.3%	$4,282	4.0%	$5,353	5.0%

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2007 and 2006

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At March 31, 2007, approximately $2,337,000 of retained earnings were available for dividend declaration without prior regulatory approval.

At the time of the conversion of the Bank to a stock organization, a special liquidation account was established for the benefit of eligible account holders and the supplemental eligible account holders in an amount equal to the net worth of the Bank. The special liquidation account will be maintained for the benefit of eligible account holders and the supplemental eligible account holders who continue to maintain their accounts in the Bank after June 27, 1997. The special liquidation account was $5,070,000 as of that date. In the unlikely event of a complete liquidation, each eligible and supplemental eligible accounts holders will be entitled to receive a liquidation distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The Bank may not declare or pay cash dividends on or repurchase any of its common stock if stockholders’ equity would be reduced below applicable regulatory capital requirements or below the special liquidation account.

Note 14: Related Party Transactions

At March 31, 2007 and 2006, the Company had loans outstanding to executive officers, directors, and significant shareholders and their affiliates (related parties), in the amount of $2,850,000 and $2,465,000, respectively.

In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.

Deposits from related parties held by the Company at March 31, 2007 and 2006, totaled $450,000, and $649,000 respectively.

Note 15: Employee Benefits

The Company has a defined contribution pension plan covering all employees with three months of employment and minimum age of 21. Employees may contribute up to 10% of their compensation with the Bank matching 1% of the employee’s contribution on the first 4% of the employee’s compensation. Employer contributions charged to expense for 2007 and 2006 were $12,000 and $10,000, respectively. In January 2007, the Company began accruing for a profit sharing contribution to be paid December 31, 2007. As of March 31, 2007, the employer contribution charged to expense was $33,000.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2007 and 2006

Also, the Company has a deferred compensation agreement with active Directors. The agreement provides annual contributions of $2,000 per year per director to be paid on January 1st of each year. The contributions are used to purchase shares of the Company’s stock which are held in trust for the Directors until retirement. The total number of shares in the plan as of March 31, 2007 and 2006 is 15,978 and 15,114 respectively. The difference between current year and prior year shares outstanding relate to awards of 864 shares. The cost of the shares held by the Trust is deducted from additional paid in capital on the consolidated balance sheets. The charge to expense for the annual contribution was $14,000 for 2007 and 2006, respectively. Contribution expense was adjusted to reflect the fair value of the shares to the current market price for the years ended March 31, 2007 and 2006. Contribution expense was increased by $148,000 and $10,000 for the years ended March 31, 2007 and 2006, respectively.

As part of the conversion in 1997, the Company established an ESOP covering substantially all employees of the Company. The ESOP acquired 68,770 shares of Company common stock at $10 per share in the conversion with funds provided by a loan from the Company. Accordingly, $688,000 of common stock acquired by the ESOP was shown as a reduction of stockholders’ equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay the loan and are treated as compensation expense. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually, at December 31, by the Board of Directors of the Company, are made to the ESOP.

	2007	2006
Allocated shares	67,162	61,338
Shares ratably released for allocation	—	1,355
Unallocated shares	—	4,065
Total ESOP shares	67,162	66,758
Fair value of unreleased shares	$—	$102,438

The Company adopted with stockholders approval the Recognition and Retention Plan (the RRP) on July 29, 1998. The plan provides for the granting of shares of common stock to the eligible directors, officers, and employees. The RRP was approved for 42,981 shares of common stock of the Company. The RRP has granted 35,750 shares to existing directors, officers, and employees with 7,231 available for future grants. The original granted shares vested in five equal annual installments, with the first installment vesting immediately upon the plan approval and the last vesting on July 29, 2002. The vesting of the granted shares can be accelerated based on certain plan provisions. Directors, officers, and employees granted shares retain voting rights and, if dividends are paid, dividends during the vesting period. The RRP will continue in effect for a term of ten years unless otherwise terminated. The Company’s stock price was $17.25 on the RRP approval date. The Company repurchased 42,981 shares of its common stock during the year ended March 31, 1999 at a cost of $746,000. There was no expense recognized under the RRP plan for the years ended March 31, 2007 and 2006, respectively.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2007 and 2006

Note 16: Stock Option Plan

The Company has a fixed option plan under which the Company may grant options that vest over five (5) years to selected employees for up to 103,155 shares of common stock. The exercise price of each option is intended to equal the fair value of the Company's stock on the date of grant. An option's maximum term is ten (10) years.

The aggregate intrinsic value of stock options outstanding and exercisable at March 31, 2007 was $151,000. The aggregate intrinsic value of stock options exercised during the fiscal year ended March 31, 2007 was $85,000.

A summary of the status of the plan at March 31, 2007 and 2006, and changes during the years then ended is presented below:

	2007		2006
	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price
Outstanding, beginning of year	29,447	$17.25	40,537	$17.27
Granted	—	$—	—	$—
Exercised	10,942	$17.25	11,090	$17.33

Outstanding, end of year	18,505	$17.25	29,447	$17.25

Options exercisable, end of year	18,505	$17.25	29,447	$17.25

At March 31, 2007, there were 18,505 unexercised, fully vested options outstanding with an exercise price of $17.25 and a weighted-average remaining contractual life of 1.3 years.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2007 and 2006

Note 17: Earnings Per Share

Earnings per share (EPS) were computed as follows:

	Year Ended March 31, 2007
	Income	Weighted-Average Shares	Per Share Amount
	(In thousands)
Net income	$1,013	473,805
Basic earnings per share
Income available to common stockholders			$2.14
Effect of dilutive securities
Stock options		5,952
Incentive shares	—	15,450
Diluted earnings per share
Income available to common stockholders and assumed conversions	$1,013	495,207	$2.04

	Year Ended March 31, 2006
	Income	Weighted-Average Shares	Per Share Amount
	(In thousands)
Net income	$984	490,622

Basic earnings per share
Income available to common stockholders			$2.01

Effect of dilutive securities
Stock options		8,948
Incentive shares	—	14,636

Diluted earnings per share
Income available to common stockholders and assumed conversions	$984	514,206	$1.91

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2007 and 2006

Note 18: Disclosures about Fair Value of Financial Instruments

The following table presents estimated fair values of the Company’s financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

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

	March 31, 2007		March 31, 2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
		(In thousands)
Financial Assets
Cash and due from banks	$2,767	$2,767	$3,315	$3,315
Interest-bearing deposits	$170	$170	$596	$596
Federal funds sold	$1,112	$1,112	$3,478	$3,478
Available-for-sale securities	$31,129	$31,129	$30,535	$30,535
Loans, net of allowance for loan losses	$71,070	$70,096	$65,506	$65,461
Federal Reserve and Federal Home Loan Bank stock	$805	$805	$831	$831
Interest receivable	$737	$737	$645	$645

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2007 and 2006

	March 31, 2007		March 31, 2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
		(In thousands)
Financial Liabilities
Deposits	$86,773	$88,462	$86,202	$87,456
Other borrowings	$12,088	$12,084	$10,774	$10,760
Federal Home Loan Bank advances	$—	$—	$—	$—
Advances from borrowers for taxes and insurance	$129	$129	$126	$126
Interest payable	$203	$203	$156	$156

Note 19: Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the footnote regarding loans. There are no other significant estimates and concentrations not discussed in the footnotes.

Note 20: Financial Instruments with Off-Balance-Sheet Risk

StandbyLetters of Credit

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

The Company had total outstanding standby letters of credit amounting to $359,000 and $419,000 at March 31, 2007 and 2006, respectively, with terms ranging from 12 to 18 months. At March 31, 2007 and 2006, the Bank’s deferred revenue under standby letters of credit agreements was nominal.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2007 and 2006

Lines of Credit and Commitments to Fund Loans

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable; inventory; property, plant, and equipment; commercial real estate; and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

At March 31, 2007, the Company had granted unused lines of credit to borrowers aggregating approximately $9,281,000 and $5,683,000 for commercial lines and open-end consumer lines, respectively. At March 31, 2006, unused lines of credit to borrowers aggregated approximately $5,813,000 for commercial lines and $4,178,000 for open-end consumer lines.

Loans committed to but not yet funded as of March 31, 2007 amounted to $424,000 of which the majority was at a fixed rate. As of March 31, 2006, there were $212,000 in loans committed to but not yet funded.

Note 21: Future Change in Accounting Principle

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156 (“SFAS No. 156”), Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable and permits the entities to elect either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement 140 for subsequent measurement. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. Statement No. 156 is effective as of the entity’s first fiscal year beginning after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including interim financial statements for any period of that fiscal year. The Company plans to adopt the statement on April 1, 2007 and believes the impact of the adoption of this statement on the financial results will be minimal.

In July 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes -an Interpretation of FASB Statement 109, which provides guidance on the measurement, recognition and disclosure of tax positions taken or expected to be taken in a tax return. The Interpretation also provides guidance on derecognition, classification, interest and penalties, and disclosure. FIN 48 prescribes that a tax position should only be recognized if it is more-likely-than-not that the position will be sustained upon examination by the appropriate taxing authority. A tax position that meets this threshold is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The cumulative effect of applying the provisions of FIN 48 is to be reported as an adjustment to the beginning balance of retained earnings in the period of adoption. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company plans to adopt the statement on April 1, 2007and believes the impact of the adoption of this statement on the financial results will be minimal.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2007 and 2006

In September, 2006, FASB issued SFAS No. 157, Fair Value Measurements, which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 establishes a common definition of fair value, provides a framework for measuring fair value under U.S. GAAP and expands disclosure requirements about fair value measurements. SFAS No. 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact, if any, the adoption of SFAS No. 157 will have on financial reporting and disclosures.

In February, 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities," which permits companies to choose to measure many financial instruments and certain other items at fair value. The objective of the new pronouncement is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective for the Company in 2008. The Company has not yet made a determination if it will elect to apply the options available in SFAS 159.

FDIC One-time Assessment Credit

Effective November 17, 2006, the FDIC implemented a one-time credit of $4.7 billion to eligible institutions. The purpose of the credit is to recognize contributions made by certain institutions to capitalize the Bank Insurance Fund and Savings Association Insurance Fund, which have now been merged into the Deposit Insurance Fund. The Bank is an eligible institution and has received notice from the FDIC that its share of the credit is $83,000. This amount is not reflected in the accompanying financial statements as it represents contingent future credits against future insurance assessment payments. As such, the timing and ultimate recoverability of the one-time credit may change.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2007 and 2006

Note 22: Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations, and cash flows of the Company:

Condensed Balance Sheets

	March 31,
	2007	2006
	(In Thousands)
Assets
Cash and due from banks	$1,241	$1,240

Total cash and cash equivalents	1,241	1,240

Investment in common stock of subsidiaries	11,119	10,702
Other assets	125	117

Total assets	$12,485	$12,059

Liabilities
Other liabilities	$595	$643

Total liabilities	595	643

Stockholders' Equity	11,890	11,416

Total liabilities and stockholders' equity	$12,485	$12,059

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2007 and 2006

Condensed Statements of Income

	Year Ended March 31,
	2007	2006
	(In Thousands)
Income
Dividends from subsidiaries	$891	$1,067
Other income	12	17

Total income	903	1,084

Expenses
Other expenses	364	230

Total expenses	364	230

Income Before Income Tax and Equity in Undistributed Income of Subsidiary	539	854

Income Tax Benefit	(132)	(80)

Income Before Equity in Undistributed Income of Subsidiary	671	934

Equity in Undistributed Income of Subsidiary	342	50

Net Income	$1,013	$984

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2007 and 2006

Condensed Statements of Cash Flows

	Year Ended March 31,
	2007	2006
	(In Thousands)
Operating Activities
Net income	$1,013	$984
Items not requiring (providing) cash
Deferred income taxes	(55)	(4)
Equity in undistributed earnings of subsidiary	(342)	(50)
Compensation related to incentive plans	96	151
Changes in
Other assets	47	20
Other liabilities	(48)	174
Net cash provided by operating activities	711	1,275

Financing Activities
Dividends paid	(273)	(263)
Record Directors’ Retirement Plan shares	(23)	(21)
Proceeds received from exercise of options	31	—
Purchase Treasury Shares	(445)	(702)
Net cash used in financing activities	(710)	(986)
Net Change in Cash and Cash Equivalents	1	289
Cash and Cash Equivalents at Beginning of Year	1,240	951
Cash and Cash Equivalents at End of Year	$1,241	$1,240

FIRST ROBINSON FINANCIAL CORPORATION AND SUBSIDIARY

STOCKHOLDER INFORMATION

ANNUAL MEETING

The annual meeting of stockholders will be held at 9:00 a.m., Thursday, July 26, 2007, at the Company’s office located at 501 East Main Street, Robinson, Illinois.

STOCK LISTING

The Company’s stock is traded on the over-the-counter market with quotations available through the OTC Electronic Bulletin Board under the symbol “FRFC.”

PRICE RANGE OF COMMON STOCK

The following table sets forth the high and low bid prices of the Company’s Common Stock for the periods indicated. The information set forth in the table below was provided by the OTC Electronic Bulletin Board. The information reflects interdealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	Fiscal 2007			Fiscal 2006
	High	Low	Dividends	High	Low	Dividends
First Quarter	$25.25	$24.90	$0.55	$25.00	$22.75	$0.50
Second Quarter	25.15	24.90	-	25.50	24.30	-
Third Quarter	25.75	25.00	-	25.25	24.55	-
Fourth Quarter	34.50	25.00	-	25.25	24.85	-

The Company declared and paid a dividend of $0.55 per share in fiscal 2007. Dividend payment decisions are made with consideration of a variety of factors including earnings, financial condition, market considerations and regulatory restrictions. Restrictions on dividend payments are described in Note 13 of the Notes to Financial Statements included in this Annual Report.

As of June 8, 2007, the Company had approximately 450 registered stockholders of record and 485,708 outstanding shares of Common Stock.

SHAREHOLDERS AND GENERAL INQUIRIES	TRANSFER AGENT
Rick L. Catt President and Chief Executive Officer First Robinson Financial Corporation 501 East Main Street Robinson, Illinois 62454 (618) 544-8621	Register and Transfer Company 10 Commerce Drive Cranford, New Jersey 07016 (908) 272-8511

ANNUAL AND OTHER REPORTS

The Company is required to file an Annual Report on Form 10-KSB for its fiscal year ended March 31, 2007, with the Securities and Exchange Commission. Copies of the Annual Report on Form 10-KSB and the Company’s Quarterly Reports on Form 10-QSB may be obtained without charge by contacting:

Rick L. Catt
President and Chief Executive Officer
First Robinson Financial Corporation
501 East Main Street
Robinson, Illinois 62454
(618) 544-8621

FIRST ROBINSON FINANCIAL CORPORATION AND SUBSIDIARY CORPORATE INFORMATION

COMPANY AND BANK ADDRESS
501 East Main Street Robinson, Illinois 62454 www.frsb.net	Telephone: (618) 544-8621 Fax: (618) 544-7506

DIRECTORS OF THE BOARD
SCOTT F. PULLIAM Chairman of the Board Public Accountant Robinson, Illinois	ROBIN E. GUYER President - Agricultural Services Company Hutsonville, Illinois

STEVEN E. NEELEY Owner - Industrial Equipment Company Robinson, Illinois	J. DOUGLAS GOODWINE Funeral Director Robinson, Illinois

WILLIAM K. THOMAS Attorney Robinson, Illinois	RICK L. CATT President and Chief Executive Officer First Robinson Financial Corporation Robinson, Illinois

DONALD K. INBODEN Retired - Marathon Oil Company Robinson, Illinois

EXECUTIVE OFFICERS
RICK L. CATT President and Chief Executive Officer	W.E. HOLT Vice President and Senior Loan Officer

LESLIE TROTTER, III Vice President	JAMIE E. McREYNOLDS Vice President, Chief Financial Officer and Secretary

WILLIAM D. SANDIFORD Vice President

INDEPENDENT AUDITORS	SPECIAL COUNSEL
BKD, LLP 501 N. Broadway Suite 600 St. Louis, MO 63102-2102	Katten Muchin Rosenman LLP 1025 Thomas Jefferson Street, N.W. East Lobby, Suite 700 Washington, D.C. 20007-5201