Form 10KSB, Exhibit 13
period 2008-03-31
FIRST ROBINSON FINANCIAL CORP
filed 2008-06-30
CIK 1035991

EXHIBIT 13

ANNUAL REPORT TO STOCKHOLDERS

2008 ANNUAL REPORT

FIRST ROBINSON FINANCIAL CORPORATION

i

[FIRST ROBINSON FINANCIAL CORPORATION LETTERHEAD]

Dear Fellow Stockholder,

The Board of Directors and management are pleased to share with you the Annual Report of First Robinson Financial Corporation (the “Company”) for our fiscal year ended March 31, 2008. Even though our net earnings decreased slightly by $42,000, or 4.1%, to $971,000 from $1,013,000, our total assets increased by $21.5 million, or 19.2%, to $133.8 million. Our Company was able to increase our non-interest income by $330,000, or 26.6%, which helped offset an increase in non-interest expense of $274,000, or 7.1%. We did experience a decrease of $140,000, or 3.4%, in net interest income after provision for loan losses. Our Company and its wholly owned subsidiary, First Robinson Savings Bank, N.A. (the “Bank”), continue to enjoy a high level of capital as stockholders’ equity is $11.9 million, well above the level considered “well-capitalized” by our regulators. I would encourage you to read the “Management’s Discussion and Analysis or Plan of Operation” section herein for more information.

During the past fiscal year, our stock has traded between $29.00 and $41.05 per share, during most of the year the price averaged just over $33.00 per share. As of March 31, 2008, our market price was $35.85 per share. The book value of our stock has increased by 7.3% to $26.31 per share.  In recognition of the Company’s continued strong performance, the Board of Directors was also pleased to increase your dividends by 15.4% to a record $0.75 per share. The Company continues to support a stock repurchase plan that allows it, within limitations, to repurchase our outstanding shares. The primary focus of our employees, management and the Board of Directors is to increase the value of our Company, while providing outstanding customer service and quality banking products to our customers.

A year ago, I was pleased to tell you about a new account called “Reward Checking”, which we introduced in January 2007. This account offers a higher-than-market interest rate, which can be earned by customers if they meet specific transaction-based criteria. Our criteria consist of a minimum of 10 check card transactions, one bill pay transaction and receiving electronic statements each statement cycle. These requirements encourage our customers to utilize some of our internet-based services and technology. Thanks, in large part, to this new product, we have experienced over $7.0 million growth in our NOW accounts during the past fiscal year. We have also seen over $2.2 million growth in our business and other deposits. We are excited to continue to grow our core deposits which we believe will provides us a stable base for funding our loans and investments.

Our Board of Directors has approved the submission of an application for fiduciary powers to the Office of the Comptroller of the Currency. Hopefully, within the next six months we will have received our approval of trust powers and we will have opened our own trust department.

Management and the Board of Directors continue to look for new services and products to offer to our customers while also exploring ways to improve your Company. With this in mind, we have committed to updating and modernizing our website. This process will include the ability to open some deposit accounts online. Studies show that an increasing number of customers, both existing and prospective, want the ability to do most, if not all, of their banking online. These improvements should be operational by the end of September 2008.

On February 29, 2008, we acquired a commercial building on Kimmel Road near the junction of U.S. Route 41 and Hart Street in Vincennes, Indiana. This area has seen significant business development in recent years and we are excited to have this opportunity. The building was formerly used by a credit union as a branch facility. Our goal is to establish a full service branch office in that location. This allows your Company to move into an area with a population that is nearly double that of our current market in Crawford County. We are still committed to growing our institution in Crawford County and gaining a larger share of the market; however this location will provide additional opportunities that are still within 40 miles of our home office. Plus, this location allows us to further serve existing customers who use the retail, medical and educational services offered in Knox County, Indiana. We hope to have this branch open by the end of December 2008.

As you can see, the next year will be both exciting and challenging while presenting us with the difficult task of maintaining the consistent earnings we have enjoyed in recent years. However, we believe our new opportunities will ultimately make us a stronger financial institution. In our opinion, we are second to none in supporting our communities with not only monetary donations to a myriad of worthy organizations and causes, but just as importantly, we support our communities because our employees and directors actively provide hours upon hours of volunteer service. We strongly believe in being a Real Community Bank. As our mission statement emphasizes, the focus of our Company is “to serve our community with integrity and pride, offering the best financial products and services from the friendliest hometown people, who care about customer service, while increasing shareholder value and remaining locally owned.” With your support, we believe we have remained true to that focus! On behalf of all of us at First Robinson, we thank you for your patronage and your support as we look forward to the challenges and opportunities of a new year. This IS your Company and we want you to have confidence and pride in it; therefore we would encourage your questions, comments and suggestions.

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

	At March 31,
	2008	2007
	(in thousands)
Selected Financial Condition Data:
Total assets	$133,809	$112,274
Loans, held for sale	101	—
Loans receivable, net	76,145	71,070
Mortgage-backed securities	25,302	24,780
Interest bearing deposits	264	170
Federal funds sold	17,363	1,112
Investment securities	6,233	6,349
Deposits	103,898	86,773
Total borrowings	16,253	12,088
Stockholders’ equity	11,876	11,890

	Year Ended at March 31,
	2008	2007
	(in thousands)
Selected Operations Data:
Total interest income	$7,309	$6,852
Total interest expense	(3,139)	(2,657)
Net interest income	4,170	4,195
Provision for loan losses	(175)	(60)
Net interest income after provision for loan losses	3,995	4,135
Fees and service charges	885	857
Net gain on sales of loans	141	92
Other non-interest income	546	293
Total non-interest income	1,572	1,242
Total non-interest expense	(4,137)	(3,863)
Income before taxes and extraordinary item	1,430	1,514
Income tax provision	(459)	(501)
Net income	$971	$1,013

	Year Ended at March 31,
	2008	2007
	(in thousands)

Selected Financial And Other Data:
Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.81%	0.90%
Return on stockholders’ equity (ratio of net income to average equity)	8.37	8.73
Interest rate spread information:
Average during period	3.19	3.49
End of period	2.88	3.50
Net interest margin(1)	3.69	3.99
Ratio of operating expense to average total assets	3.43	3.43
Ratio of average interest-earning assets to average interest-bearing liabilities	117.94	119.93

Quality Ratios:
Non-performing assets to total assets at end of period	0.23	0.14
Allowance for loan losses to non-performing loans	248.72	471.64
Allowance for loan losses to loans receivable, net	0.95	1.03

Capital Ratios:
Stockholders’ equity to total assets at end of period	8.88	10.59
Average stockholders’ equity to average assets	9.63	10.29

Other Data:
Number of full-service offices	3	3
Number of full-time employees	40	39
Number of deposit accounts	12,020	11,743
Number of loan accounts	2,778	2,653

(1) Net interest income divided by average interest-earning assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

When used in this filing and in future filings by First Robinson Financial Corporation (the “Company”) with the Securities and Exchange Commission, in the Company’s press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties, including but not limited to regional and national economic conditions, as well as changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, changes in accounting principles, policies, or guidelines, changes in tax policies, rates and regulations of federal, state and local tax authorities, fluctuations in interest rates, demand for loans in the Company’s market area, real estate values, deposit flows, costs of funds, risks associated with the ability to control costs and expenses, and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected. References in this filing to “we”, “us”, and “our” refer to the Company and/or the Bank, as the content requires.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advise readers that various factors, including regional and national economic conditions; substantial changes in levels of market interest rates; legislative/regulatory provisions; monetary and fiscal policies of the U.S. Government; including policies of the U.S. Treasury and the Federal Reserve Board; credit and other risks of lending and investment activities; and competitive and regulatory factors; could affect our financial performance and could cause the Company’s actual results for future periods to differ materially from those anticipated or projected.

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

First Robinson Savings Bank, National Association (the “Bank”), the Company’s operating subsidiary, is a community-oriented, locally owned financial institution offering community-banking services to residents and businesses of Crawford County, Illinois, our primary market area. On February 29, 2008, the Bank acquired a commercial building on Kimmel Road near the junction of U.S. Route 41 and Hart Street in Vincennes, Indiana. Our goal is to establish a full service branch office in that location. This allows the Bank to move into an area with a population that is nearly double that of our current market in Crawford County. We are still committed to growing our institution in Crawford County and gaining a larger share of the market, however this location will provide additional opportunities that are still within 40 miles of our home office. We have applied for and received, as of May 30, 2008, from the Office of the Comptroller of the Currency, approval to establish the new branch. We hope to have this branch open by the end of December 2008.

Periodically, the Board of Directors and management meet to strategically plan for the future. We review and discuss both current and new products and services to determine their effect on our profitability and customer service. Recently, the Board of Directors approved the submission of an application to the Office of the Comptroller of the Currency for fiduciary powers. Hopefully, within the next six months we will receive approval of trust powers and will be opening a trust department. We also monitor any and all current events and economic trends in our local area that could materially impact the Bank’s earnings. At the present time, the employment market has remained stable in Crawford County and economic trends in the area also appear stable, although such trends are inherently difficult to predict.

The strategic plan identifies the most critical issue to our success as consistent earnings. Net earnings have remained relatively consistent. A positive factor in maintaining consistent earnings is the Bank’s overall asset quality, which is strong. The Bank continues to offer fixed rate residential real estate mortgages through programs with the Federal Home Loan Bank of Chicago (“FHLB”) and USDA Rural Development. However, the FHLB originally stated, per Exhibit 99.1 on Form 8-K as furnished with the Securities and Exchange Commission on April 28, 2008, that as of July 31, 2008, they would no longer be purchasing residential real estate mortgages as they are discontinuing their fixed rate program. On June 10, 2008, the FHLB furnished to the Securities and Exchange Commission a Report on Form 8-K indicating they are extending the purchasing of residential real estate loans until October 31, 2008. Because of their decision to discontinue the program, we are in the process of applying with the Federal Home Loan Mortgage Corporation as a conduit for the secondary market for fixed rate residential real estate loans.

Our Internet banking service, “Netteller” is very popular and the number of customers actively using the service is increasing. It has allowed us to offer bill paying, cash management and also direct deposit and payroll services to our business customers. In January 2007, we began offering “Reward Checking”. The deposit product has been very successful, growing to over 1,000 accounts with a total balance of approximately $11.0 million in deposits. The product offers higher-than-market interest rates, which can be earned by customers if they meet specific transaction-based criteria. Our criteria promote the use of our internet-based services and technology.

Another factor in maintaining consistent earnings is the continued growth in our investment brokerage service provided to our customers through PrimeVest Financial Services. With the investment brokerage products offered by PrimeVest and the investment products the Bank offers, we are able to serve the investment needs of our customers and the community.

We continue to maintain a strong presence in the community and are pleased to be the only independent community bank in Robinson, Palestine and Oblong, Illinois. To visit First Robinson Savings Bank on the web go to www.frsb.net.

Overview

First Robinson Financial Corporation (the “Company”) is the holding company for First Robinson Savings Bank, National Association (the “Bank”). The Company is headquartered in Robinson, Illinois and currently operates three full service offices and one drive-up facility in Crawford County. The Bank’s primary business consists of accepting deposits from the general public and investing these funds primarily in loans, mortgage-backed securities and other securities. Loans consist primarily of loans secured by residential real estate located in the Company’s market area, non-residential and agriculture real estate loans, consumer loans, loans to municipalities, commercial loans, and agricultural loans. As of March 31, 2008, $57.1 million, or 73.4%, of the Bank’s total loan portfolio consisted of loans secured by real estate and $20.7 million, or 26.6%, of the total loan portfolio in non-real estate loans. One- to four-family residential real estate loans comprised $39.0 million, or 50.2%, of the Bank’s total loan portfolio as of March 31, 2008. The Bank was formerly a savings and loan association whose background was primarily geared to originating one- to four family residential property loans. However in recent years, the Bank has began to concentrate on growing non-real estate loans which tend to have higher interest rates than traditional residential real estate loans.

The Company’s results of operations depend primarily on net interest income, which is the difference between interest earned on interest-earning assets and the interest paid on interest-bearing liabilities. Net interest income is a function of “interest rate spread,” which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. To a lesser extent, the results of operations are also affected by other income, and general, administrative and other expense, the provision for losses on loans and income tax expense. Other income consists primarily of service charges and gains on sales of loans. The Company’s general, administrative and other expense consists primarily of salaries and employee benefits, occupancy and office expenses, advertising, data processing expenses and the costs associated with being a publicly held company.

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

The Company earned $971,000 for the fiscal year ending March 31, 2008, versus $1,013,000 in the same period of 2007, a slight decrease of 4.1%. Earnings were positively impacted by an increase of $330,000, or 26.6%, in non-interest income. Offsetting this positive impact was a decrease of $140,000, or 3.4%, in net interest income after the provision for loan losses and a $274,000, or 7.1% increase in non-interest expense. Basic earnings per share for the 2008 fiscal year-end were $2.16 per share versus $2.14 per share for the same period of 2007. Diluted earnings per share reflect the potential dilutive impact of stock options granted under the stock option plan. Diluted earnings per share for the fiscal 2008 year-end were $2.06 per share, versus $2.04 per share for the fiscal year ending March 31, 2007. Net earnings have remained relatively consistent for many prior years. Earnings in the coming year present unique challenges given the planned opening of the Vincennes, Indiana branch and our trust department, although the Company remains committed to maintaining consistent earnings. Total assets increased $21.5 million, or 19.2%, up to $133.8 million at March 31, 2008 from $112.3 million at March 31, 2007. Loans, net of allowance for loan losses, increased by $5.1 million to $76.1 million at March 31, 2008 compared to $71.1 million at March 31, 2007. Total deposits increased to $103.9 million at March 31, 2008 from $86.8 million at March 31, 2007, a 19.7% increase.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED MARCH 31, 2008 AND 2007

Net Interest Income

For the year ended March 31, 2008, net interest income totaled $4.2 million, a decrease of 0.6%, or $25,000, over the year ended March 31, 2007. The decrease in net interest income is due to an increase of $482,000 in total interest expense offset by an increase in total interest and dividend income of $457,000. The net interest margin decreased by 30 basis points from 3.99% for the year ended March 31, 2007 to 3.69% for the year ended March 31, 2008.

A contributing factor to the 30 basis point decrease in the interest margin is the decrease in the ratio of average interest-earning assets to average interest-bearing liabilities from 119.93% for the year ended March 31, 2007 to 117.94% for the year ended March 31, 2008. The average interest rate earned on interest-earning assets edged downward from 6.52% in 2007 to 6.47% in 2008, while the average balance of interest-earning assets increased $7.8 million from $105.1 million in 2007 to $112.9 million in 2008. The average rate paid on interest-bearing liabilities increased 25 basis points from 3.03% in 2007 to 3.28% in 2008. The average balance of interest-bearing liabilities increased $8.0 million from $87.7 million in 2007 to $95.7 million in 2008. Overall, the interest rate spread for 2008 also decreased to 3.19% from 3.49% in 2007.

Total interest income was $7.3 million for the year ended March 31, 2008, an increase of $457,000, or 6.7%, from $6.9 million reported in 2007. Interest income from loans increased by $424,000 from $5.2 million in 2007 to $5.6 million in 2008, and investment income increased by $44,000 from $1.6 million in 2007 to $1.7 million in 2008. Dividend income from Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stocks decreased from $30,000 in 2007 to $19,000 in 2008.

The increase in loan interest income of $424,000 from 2007 to 2008 was partially due to an increase in the average balance of loans outstanding offset by a decrease in the average yield on loans. The average balance in loans outstanding increased by $6.5 million, or 9.4% while the average yield on loans receivable decreased 9 basis points from 7.52% in 2007 to 7.43% in 2008.

In the coming fiscal year interest income should improve slightly as management projects a modest growth in loans outstanding of approximately 4.0%. Even though the addition of a branch facility in Vincennes, Indiana will create the opportunity for significant loan growth, however it is unlikely the new facility will be open early enough during the fiscal year to have much impact on the new fiscal year’s loan totals. Management believes deposit growth will be recognized more quickly than loan growth. Also, our lending focus will continue to be in the residential mortgage market, which will take some time to develop in a new area.

Economic factors in our current market area remain steady despite the national trends. Our asset quality is very good and our loan losses have been minimal. Management is committed to continuing this trend with our conservative loan policies and underwriting. It appears the pressure on the Federal Reserve to lower rates has weakened and it is management’s opinion that we will not experience nearly as much interest rate volatility during 2008-2009. That will permit us to better manage our net interest margins.

Interest income from investments, including interest on deposits, increased by $44,000, or 2.7%, from $1.6 million in 2007 to $1.7 million in 2008. The increase was a result of an increase of $76,000 in interest earned on federal funds sold, offset by deceases of $32,000 in interest earned on mortgage-backed securities, municipal bonds, agency securities, and interest-earning deposits. Average total investment securities and interest-earning deposits were $36.6 million during 2008, a $1.3 million, or 3.6%, increase over the 2007 average of $35.3 million. The average rate earned on investment securities for the year ended March 31, 2008 was 4.59% down slightly from 4.63% in 2007. The increase in average investments was funded primarily from deposits.

Dividends received from Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank (“FRB”) stocks decreased by $11,000, or 36.7%, when comparing the year ended March 31, 2008 to the year ended March 31, 2007. The rate of return on the FRB stock remained steady at 6.0% when comparing March 31, 2008 to the year ended March 31, 2007. For the year ended March 31, 2008, the total amount received in dividends from the FHLB Chicago was $9,000 as compared to $21,000 for the year ended March 31, 2007. On September 26, 2007, the Company received a letter from the FHLB of Chicago regarding a Consent Cease and Desist Order they were issued from their regulator, the Federal Housing Finance Board. The Order prohibits the FHLB of Chicago from repurchasing or redeeming any of its capital stock without prior approval from their regulator. The Order also proposes that the declaration of a dividend by the FHLB of Chicago on its capital stock be subject to prior written approval. The Company can make no prediction as to if or when the FHLB will resume dividend payments.

Total interest expense increased from $2.7 million in 2007 to $3.1 million in 2008, a increase of $482,000, or 18.1%. Interest expense on deposits grew by $599,000, or 29.3%, from $2.0 million in 2007 to $2.6 million in 2008. Interest expense from other borrowings decreased by $112,000, or 18.5%, from $607,000 in 2007 to $495,000 in 2008 while interest expense on Federal Home Loan Bank (“FHLB”) advances decreased $5,000, or 100.0%.

Interest expense on time deposits increased by $316,000, or 23.8%, from $1.3 million for the fiscal year ending March 31, 2007 to $1.6 million for the fiscal year ending March 31, 2008 due to an increase in the average balance and the cost of funds. The average balance of time deposits increased by $3.2 million, or 10.1%, from $31.9 million in 2007 to $35.1 million in 2008. The increase in time deposits can primarily be attributed to the popularity of two new certificate products the Bank began offering in February 2007. The customer can have the rate adjusted one time during the 27 month or 54 month term of the certificate. During the year ended March 31, 2008, the amount invested in the two new certificates increased $13.4 million from $223,000 at March 31, 2007 to $13.6 million at March 31, 2008. The average cost of funds on time deposits, as of March 31, 2007, was 4.15% compared to the average cost of funds for the fiscal year ending March 31, 2008, of 4.67%, an increase of 52 basis points.

Interest expense on savings and money market accounts decreased $46,000, or 10.2%, from $451,000 in 2007 to $405,000 in 2008 primarily due to a decrease of $1.9 million, or 7.8%, in the average balance of savings and money market accounts. The average cost of funds on savings and money market accounts decreased 5 basis points from an average cost of 1.86% paid during the fiscal year ending March 31, 2007 to an average cost of 1.81% paid during the March 31, 2008 fiscal year.

Interest expense on NOW accounts increased by $329,000, or 122.8%, from $268,000 in March 31, 2007 to $597,000 for the year ending March 31, 2008. The average balance increased 35.8%, or $6.3 million, from an average balance of $17.5 million in 2007 to an average balance of $23.8 million in 2008. The average cost of funds on NOW accounts increased 98 basis points from 1.53% in 2007 to 2.51% in 2008. Interest expense on NOW accounts could increase in the future due to our deposit product introduced in January 2007, “Reward Checking”. “Reward” pays an attractive rate of interest to customers that meet electronic banking requirements, such as using a check card a certain number of times throughout the month, using the bank’s internet banking and bill pay system and agreeing to receive an electronic statement. This account is designed to reduce costs associated with maintaining checking accounts. With the implementation of electronic statements, the bank will cut postage and printing costs. If customers do not meet the requirements, they still receive a minimal rate of interest.

For the fiscal year ending March 31, 2008 versus the same period of 2007, the average daily balance of short-term borrowings, including Federal Home Loan Bank advances, increased $473,000, or 3.4%, from $13.9 million to $14.4 million. The average cost of funds for 2008 decreased by 96 basis points from 4.39% to 3.43%. These factors caused the decrease of $117,000, or 19.1%, in other borrowings and FHLB advance interest expense from $612,000 for 2007 to $495,000 for 2008. The short-term borrowings are repurchase agreements with customers that are secured by investment securities of the Company and federal funds purchased.

Provision for Loan Losses

The provision for loan losses for the year ended March 31, 2008 was $175,000 compared to $60,000 for the year ended March 31, 2007, an increase of $115,000 or 191.7%. The provision for both periods reflects management's analysis of the Company's loan portfolio based on the information which was available to the Company. Management meets on a quarterly basis to review the adequacy of the allowance for loan losses based on Company guidelines. Classified loans are reviewed by the loan officers to arrive at specific reserve levels for those loans. Once the specific reserve for each loan is calculated, management calculates general reserves for each loan category based on a combination of loss history adjusted for current national and local economic conditions, trends in delinquencies and charge-offs, trends in volume and term of loans, changes in underwriting standards, and industry conditions.

The increase of $115,000 in provision is a result of the $5.1 million, or 7.1%, increase in loans receivable net and an increase in net charge-offs. Charge-offs for 2007 were $180,000 compared to $105,000 for 2007, which were partially offset by recoveries of $19,000 in 2008 compared to recoveries of $21,000 in 2007. The charge-offs in 2008 were related to $25,000 in one- to four-family real estate loans, pertaining to two borrowers, $102,000 from one commercial non-residential real estate loan, $27,000 in consumer and other loans and $26,000 on a commercial business loan. The charge-offs were partially offset by $19,000 in recoveries in consumer and other loans. Although the Company’s management believes that the allowance for loan losses is sufficient based on information currently available, there can be no assurances that future events, conditions, or regulatory directives will not result in increased provisions for loan losses or additional charge-offs which may adversely affect net income.

Non-interest Income

Non-interest income categories for the fiscal years ended March 31, 2008 and 2007 are shown in the following table:

	March 31,
	2008	2007	% Change
	(In thousands)
Non-interest income:
Charges and other fees on loans	$129	$23	460.9%
Charges and fees on deposit accounts	885	834	6.1
Net gain on sale of loans	141	92	53.3
Net gain on sale of foreclosed assets	3	—	—
Net realized gain on sale of investment	1	—	—
Other	413	293	41.0

Total Non-Interest Income	$1,572	$1,242	26.6%

Charges and other fees on loans increased $106,000, when comparing the fiscal years ended March 31, 2008 and 2007, partially due to increases in servicing of sold loans. Charges and fees on deposit accounts increased $51,000 for the fiscal year ended March 31, 2008 versus the same period in 2007. This increase is primarily due to the fees received for non-sufficient funds (“NSF”) and overdraft fees. The Bounce Protection (“BP”) program, which began in May 2003, is available and offered to all consumer accounts as long as they meet certain criteria and do not abuse the program. The BP program allows consumers to overdraw their checking account up to a certain dollar amount without returning the checks. The program is a service offered by the bank to assist customers that may make an occasional error in their checkbook or be running a little short of money to pay their bills for the month.

The increase in net gain on the sale of mortgage loans is a result of the increase in the volume of mortgage loans sold into the secondary market during the year ended March 31, 2008 versus the same period in 2007. During fiscal year ending 2008, the Company sold $9.8 million in mortgages versus $4.7 million in the prior fiscal year. All loans sold into the secondary market during this fiscal year end were one- to four-family residential property loans.

The net realized gain on investments sold resulted from portions of two municipal bonds being called in January 2008.

Other income consists of normal recurring fee income such as commissions from PrimeVest Financial Services, the Company’s investment brokerage service, increases in the cash value of life insurance, ATM/Debit card interchange income and fees, and safe deposit box revenue, as well as other income that management classifies as non-recurring. Other income increased $120,000 when comparing March 31, 2008 with 2007. The primary factors relating to the increase between the fiscal years can be attributed to a $38,000 increase in debit/ATM card transaction fees, a $5,000 increase in the cash value of life insurance, and a $73,000 increase in commissions received from the sale of annuities and other investments by our PrimeVest representative. In April 2007, the base pay for our PrimeVest representative increased $54,000. The base pay is charged to salaries while his commission is netted from the commission the bank receives from PrimeVest Financial Services. Therefore, the $73,000 increase should be offset by the base pay increase resulting in a net increase of $19,000 received this fiscal year ended March 31, 2008 over the same period in the prior year.

Non-interest Expense

Non-interest expense categories for the fiscal years ended March 31, 2008, and 2007 are shown in the following table:

	March 31,
	2008	2007	% Change
	(In thousands)
Non-interest expense:
Compensation and employee benefits	$2,250	$2,207	1.9%
Occupancy and equipment	624	556	12.2
Data processing	228	213	7.0
Audit, legal and other professional	195	144	35.4
Advertising	133	123	8.1
Telephone and postage	93	94	(1.1)
Foreclosed property expense	2	1	100.0
Loss on sale of foreclosed property	—	2	(100.0)
Loss on disposal of fixed assets	4	—	—
Other	608	523	16.3

Total Non-Interest Expense	$4,137	$3,863	7.1%

Salaries and employee benefits increased $43,000 when comparing March 2008 fiscal year with March 2007 fiscal year. The increase is a result in part from the increase of $105,000, or 238.6%, in expense allocated to the bank’s contribution to the 401(k) plan. However, this increase was offset by the $99,000 decrease in ESOP expenses. As of December 2006, the ESOP was fully funded. Therefore, the board approved a profit sharing contribution. See Note 15 of the Notes to the Consolidated Financial Statements. Adding to the increase in salaries and benefits for the fiscal year ending March 31, 2008 compared to the same period of 2007 is a $63,000, or 4.2%, increase in salaries, a $52,000 increase in costs associated with the exercise of options, an increase of $9,000 for the accrual of personal time off days, a $24,000 increase in health and life insurance costs, a $16,000 increase in payroll taxes and a $2,000 increase in director’s fees. These increases were offset in part by the decrease $3,000 in retirement administration fees and the $126,000 decrease in market value of First Robinson Financial Shares held in the Directors Retirement Plan.

Net occupancy and equipment expenses increased by $68,000, or 12.2%, from $556,000 for the year ended March 31, 2007 compared to $624,000 for the year ended March 31, 2008. The primary factors relating to the increase were from an increase of $11,000 in office building repairs and maintenance, $12,000 in taxes and insurance costs, $13,000 in heat and electricity costs, $15,000 in furniture and fixtures expenses, $10,000 in depreciation expense for furniture, fixtures, equipment, and software and $7,000 in company car expenses and depreciation. Management anticipates further increases in occupancy and equipment expenses due to the new branch in Vincennes and the rising costs of propane and electricity.

Professional fees totaled $195,000 for the year ended March 31, 2008 compared to $144,000 for the year ended March 31, 2007. The increase of $51,000 was primarily due to an increase of $47,000 in audit fees and $12,000 in legal fees. The previous three-year engagement with the auditors expired and a new engagement letter was negotiated with a 28.2% annual increase plus charges for travel and other items not covered under the engagement.

The increase of $10,000 in advertising expense, for the fiscal year ended March 31, 2008 compared to the same period of 2007, is primarily associated with the push of stepped up customer service, the additional advertising regarding the new “Reward Checking” product and increased sponsorship of community groups to promote name recognition.

Other expenses include miscellaneous operating expenses such as office supplies, ATM/Debit card interchange fees, check processing fees, federal deposit insurance premiums and assessments by the bank regulators among others. A portion of the $85,000 increase in other expenses, for the year ended March 2008 compared to 2007, can be contributed to costs of $22,000 paid to the company sponsoring the “Reward Checking” product, increases of $9,000 in costs related to the bounce protection program, $13,000 in business and entertainment expenses, $10,000 in conferences and seminars attended, $37,000 in other operating expenses relating to fees paid to a company for cost cutting and profit enhancement ideas, and $6,000 for a market study conducted on the Vincennes, Indiana area. The increases in other expenses were partially offset by a $7,000 decrease in loan expenses.

Income Tax Expense

Total income tax expense was $459,000 in 2008, compared to $501,000 in 2007, a decrease of $42,000, or 8.4%. The effective tax rates for the years ended March 31, 2008 and March 31, 2007 were 32.1% and 33.1%, respectively.

FINANCIAL CONDITION

Total assets of the Company were $133.8 million as of March 31, 2008, an increase of $21.5 million, or 19.2%, when compared to $112.3 million as of March 31, 2007. The increase in total assets was due primarily to a $15.5 million, or 382.3%, increase in cash and cash equivalents, a $5.1 million, or 7.1%, increase in loans, net of allowance for loan losses, a $406,000, or 1.3%, increase in investment securities available for sale, and an increase of $369,000, or 14.9%, in premises and equipment, offset by a $209,000 decrease in deferred income taxes.

The Company's cash and cash equivalents increased $15.5 million, from $4.0 million at March 31, 2007 to $19.5 million at March 31, 2008. The increase is primarily attributable to Company’s federal funds sold balance increasing by $16.3 million, or 1,461.4%, from $1.1 million at March 31, 2007 to $17.4 million at March 31, 2008. Also contributing to the increase in cash and cash equivalents was the increase of $94,000, or 55.3%, in interest-bearing deposits at the FHLB of Chicago. These increases were offset by the decrease of $866,000, or 31.3%, in cash and due from banks. The increase in cash and cash equivalents was a result of the $17.1 million increase in total deposits. Management is in the process of investing these extra funds in mortgage-backed securities.

Investment securities available-for-sale increased by $406,000, or 1.3%, to $31.5 million at March 31, 2008 from $31.1 million at March 31, 2007. The increase was a result of the purchase of $4.9 million in securities, the increase in the market value of the available-for-sale securities by $713,000, the amortization of premiums, net of the accretion of discounts totaling $39,000 and the gain of $1,000 on municipal bonds called prior to maturity. These increases were offset by securities payments totaling $5.0 million and the call of $301,000 in securities. The investment portfolio is managed to limit the Company's exposure to risk and consists primarily of mortgage-backed securities and other securities that are either directly or indirectly backed by the federal government or a local municipal government.

The Company had one loan held for sale at March 31, 2008 with a balance of $101,000. This is an increase of $101,000 from March 31, 2007 as no loans were held for sale as of that date. Typically the loans held for sale are sold within a few days from closing. The Company’s net loan portfolio increased by $5.1 million, or 7.1%, to $76.1 million at March 31, 2008 from $71.1 million at March 31, 2007. The majority of the increase in net loans resulted from increases in one-to four family loans and commercial business and agricultural finance loans.

Loans secured by one- to four family residences increased by $2.7 million, or 7.5%, from $36.2 million at March 31, 2007 to $38.9 million at March 31, 2008. The increase was the result of closed-end first mortgage loans increasing by $2.6 million from $32.5 million at March 31, 2007 compared to $35.1 million at March 31, 2008 and home equity loans outstanding increasing $123,000, or 4.3%. Offsetting these increases was a $49,000, or 5.8%, decrease in second mortgage loans on one- to four-family residences and a decrease in $37,000 in un-disbursed loans in process.

During the year ended March 31, 2008, $22.1 million in one- to four-family residential loans were originated. This total includes those loans sold into the secondary market through the Rural Housing Development program and the Mortgage Partnership Finance (“MPF”) program with the Federal Home Loan Bank of Chicago. Of the $22.1 million in newly originated loans, $9.9 million were sold into the secondary market. For the year ended March 31, 2007, $13.6 million in one- to four-family loans were originated with $4.7 million being sold into the secondary market.

Multi-family loans increased by 4.6%, or $27,000 from $591,000 at March 31, 2007 to $618,000 at March 31, 2008. The increase in multi-family loans is the result of the origination of $132,000 in new loans offset by payments of $105,000. Crawford County is a rural area so the number of multi-family units is minimal.

The commercial and agricultural real estate loan portfolios decreased by $288,000, or 1.9%, from $14.8 million at March 31, 2007 to $14.5 million at March 31, 2008. Farmland loans experienced $1.0 million in growth, while commercial real estate loans decreased by $1.3 million.

Construction and development loans experienced $353,000, or 13.8%, growth for the fiscal year ended March 31, 2008 compared to March 31, 2007. Originations of $3.0 million were booked during the fiscal year ended March 31, 2008 compared to $2.5 million during the March 31, 2007 fiscal year.

Consumer and other loans increased by $53,000, or 0.9%, from $6.2 million at March 31, 2007 to an outstanding balance of $6.2 million at March 31, 2008. The increase was primarily attributable to a growth in vehicle loans, which increased by $832,000, or 23.1%, from a $3.6 million balance at March 31, 2007 to a balance of $4.4 million at March 31, 2008 offset, in part by the decrease in other loans outstanding by $781,000, or 31.9%.

Loans to State and Municipal governments decreased by $545,000, or 16.7%. During the fiscal year ended March 31, 2007, a local municipality began an expansion project in which the Bank established a $2.5 million line of credit to aid in the project. The project was completed during the fiscal year ended March 31, 2008, and the municipality was able to pay on the loan with saved funds and refinance $1.4 million for the project.

Commercial business and agricultural production finance loans at March 31, 2007 totaled $9.0 million as compared to $11.7 million at March 31, 2008. Commercial business loans grew by $1.7 million while loans for agricultural production grew by $1.0 million. Commercial business loans are generally secured by equipment, inventory, and accounts receivable while agricultural production finance loans are generally secured by farm equipment, grain inventory, livestock, and crops.

At March 31, 2008, the allowance for loan losses was $727,000 or 0.95% of the net loan portfolio compared to $729,000, which was 1.03% of net loans, at March 31, 2007. The Company's net charge-offs were $161,000 for 2008 compared to $84,000 for 2007. The Company had no delinquent loans overdue by 90 days or more and still accruing interest. The Company's non-performing loans, which include loans no longer accruing interest, were $155,000, or 0.21%, of total loans at March 31, 2007, compared to $292,000, or 0.38%, of total loans at March 31, 2008. Loans are placed on non-accrual status when the collection of principal and/or interest become doubtful. Non-performing assets, which include non-performing loans and foreclosed assets, totaled $308,000 at March 31, 2008 compared to $155,000 at March 31, 2007. Non-performing assets at March 31, 2008 consisted of one- to four-family loans, one commercial real estate loan, consumer loans and one commercial business loan. Management reviews the adequacy of the allowance for loan losses quarterly, and believes that its allowance is adequate; however, the Company cannot assure that future charge-offs and/or provisions will not be necessary.

Premises and equipment increased by $369,000 from $2.5 million at March 31, 2007 to $2.9 million on March 31, 2008. The increase is the result of the purchase of a commercial building with the intent of establishing a branch for $607,000 in Vincennes, Indiana, and $24,000 in additional purchases of equipment offset by $258,000 in depreciation and $4,000 in loss on disposal of fixed assets.

Federal Reserve Bank and Federal Home Loan Bank stocks increased this fiscal year by $3,000, or 0.4%, due to the purchase of $3,000 in Federal Reserve Bank stock.

As of March 31, 2008, the Company had one foreclosed property, which represented an increase of $16,000 from March 31, 2007. Foreclosed assets are carried at the lower of cost or net realizable value. When foreclosed assets are acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

The Company's total deposits increased from $86.8 million at March 31, 2007 to $103.9 million at March 31, 2008, an increase of $17.1 million, or 19.7%. The increase in total deposits was due to an increase of $7.4 million, or 22.9%, in time deposits, an increase of $1.2 million, or 10.0%, in non-interest bearing checking accounts, and an $8.5 million, or 20.0%, increase in savings, NOW, and money market accounts. The total number of demand, NOW, money market, and savings accounts decreased by 33 from 9,861 accounts at March 31, 2007 to 9,828 at March 31, 2008.

Demand or non-interest bearing accounts have increased by $1.2 million from $11.7 million at March 31, 2007 to $12.9 million at March 31, 2008, a 10.0% increase. Consumer demand checking accounts decreased by $129,000, or 2.1%, from $6.0 million at March 31, 2007 to $5.9 million at March 31, 2008. Business demand accounts increased by $1.3 million, or 22.4%, from $5.7 million at March 31, 2007 to $6.9 million at March 31, 2008. Public fund demand accounts increased by $29,000 to $63,000 at March 31, 2008 from $34,000 at March 31, 2007. The total number of consumer, business, and public fund demand accounts decreased by 247 total accounts from 3,734 accounts at March 31, 2007 to 3,487 accounts at March 31, 2008.

NOW accounts have increased by $8.4 million, or 41.7%, from $20.1 million at March 31, 2007 to $28.4 million at March 31, 2008. The growth can primarily be contributed to our new deposit product that kicked off in January 2007, “Reward Checking”. “Reward” offers a higher rate of interest to those accountholders that utilize BillPay through “Netteller”, our Internet banking system, agree to accept electronic statements and use their debit cards a certain number of times during the month. The number of consumer NOW accounts rose by 503 accounts, or 35.8%, from 1,405 at March 31, 2007 to 1,908 at March 31, 2008 while the number of business and public fund NOW accounts dropped by 3.

Savings and money market accounts increased by $133,000 from $22.4 million at March 31, 2007 to $22.5 million at March 31, 2008. The number of savings accounts declined from 4,353 at March 31, 2007 to 4,089 at March 31, 2008, while the outstanding balance of savings accounts increased by $568,000, or 2.9%, to $20.3 million at March 31, 2008 from $19.7 million at March 31, 2007. The total dollar amount invested in money market accounts declined by $435,000, or 16.3%, to $2.2 million at March 31, 2008 from $2.7 million at March 31, 2007. This decrease was comprised of a decline in consumer money market accounts of $320,000, or 14.7%, a decrease of $94,000, or 25.1%, in business money market accounts and a decline of $21,000, or 17.8% in public fund accounts.

Time deposits have increased by $7.5 million, or 22.9%, from $32.5 million at March 31, 2007 to $40.0 million at March 31, 2008. The increase in time deposits can primarily be attributed to the popularity of two new certificate products the Bank began offering in February 2007. The customer can have the rate adjusted one time during the 27 month or 54 month term of the certificate. During the year ended March 31, 2008, the amount invested in the two new certificates increased $13.4 million from $223,000 at March 31, 2007 to $13.6 at March 31, 2008. At March 31, 2008, the weighted average rate on time deposits was 4.59% compared to 4.54% at March 31, 2007. At March 31, 2008, time deposits $100,000 or more totaled $11.2 million compared to $8.9 million at March 31, 2007.

Other borrowings, or securities sold under agreements to repurchase, at March 31, 2008 were $16.3 million, an increase of $4.2 million, or 34.5%, over the March 31, 2007 balance of $12.1 million. The obligations are secured by mortgage-backed securities and US Government Agencies held in safekeeping at the Independent Bankers Bank located in Springfield, Illinois. Repurchase agreements, held by the bank, mature periodically within 36 months and are tied to the federal funds rate. With the federal funds rates decreasing this past fiscal year, the average rate on the repurchase agreements was 1.37% at March 31, 2008, compared to 4.34% at March 31, 2007.

Other liabilities increased by $259,000 from $1.5 million at March 31, 2007 to $1.8 million at March 31, 2008, resulting primarily from increases in interest payable, accrued profit sharing, deferred incentive compensation for the directors, and accrued compensation for unused paid time off days for employees.

Stockholders' equity at March 31, 2008 was $11.9 million compared to $11.9 million at March 31, 2007. While total stockholders’ equity did not change, the accounts within equity did change. Stockholders equity at March 31, 2008 can be attributed to the increases in retained earnings of $971,000 in net income offset by $316,000 in dividends declared and paid, an increase of $85,000 to additional paid in capital from the exercise of options and the allocation and payout of incentive plan shares, and the increase of $446,000 in accumulated comprehensive income due to the increase in the fair value of securities available for sale, net of related tax effect. These increases were offset, in part, by the purchase of Treasury shares of First Robinson Financial stock in the amount of $1.3 million, offset by $90,000 in Treasury shares distributed for options exercised.

Off-Balance Sheet Arrangements

The Company has entered into performance standby and financial standby letters of credit with various local commercial businesses in the aggregate amount of $366,000. The letters of credit are collateralized and underwritten, as required by the loan policy, in the same manner as any commercial loan. The Company does not anticipate the advancement of any funds on these letters of credit.

Critical Accounting Policies

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States and conform to general practices within the banking industry. The Company's significant accounting policies are described in detail in the notes to the Company's consolidated financial statements for the year ended March 31, 2008. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. The financial position and results of operations can be affected by these estimates and assumptions and are integral to the understanding of reported results. Critical accounting policies are those policies that management believes are the most important to the portrayal of the Company's financial condition and results, and they require management to make estimates that are difficult, subjective, or complex.

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

See Note 21, Future Change in Accounting Principles, on Notes to Consolidated Financial Statements for information concerning the accounting pronouncements issued by the Financial Accounting Standards Board.

Internal Control Over Financial Reporting

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to perform an evaluation of our internal control over financial reporting. It will require our auditor to attest to such evaluation on an annual basis, beginning in April 2009, unless these requirements are modified for smaller public companies. Ongoing compliance with these requirements is expected to be expensive and time-consuming and may negatively impact our results of operations. While our management has not identified any material weaknesses relating to our internal controls at March 31, 2008, we cannot make any assurance that material weaknesses in our internal control over financial reporting will not be identified in the future.

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

	Year Ended March 31,
	2008			2007
	Average Outstanding Balance	Interest Earned Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned Paid	Yield/ Rate
Interest-earning assets:
Loans receivable(1)	$75,507	$5,610	7.43%	$68,996	$5,186	7.52%
Mortgage-backed securities	23,555	1,159	4.92	25,200	1,185	4.70
Investment securities	7,103	274	3.86	7,219	288	3.99
Federal funds sold	6,372	251	3.94	3,322	175	5.26
Interest-bearing deposits	370	15	4.01	394	18	4.57
Total interest-earning assets	112,907	7,309	6.47	105,131	6,852	6.52
Noninterest-earning assets	7,622			7,565
Total assets	$120,529			$112,696

Interest-bearing liabilities:
Savings deposits and MMDA	22,416	405	1.81	24,300	451	1.86
NOW deposits	23,741	597	2.51	17,479	268	1.53
Certificate of deposits	35,142	1,642	4.67	31,924	1,326	4.15
Borrowings	14,431	495	3.43	13,958	612	4.39
Total interest-bearing liabilities	95,730	3,139	3.28	87,661	2,657	3.03
Noninterest-bearing liabilities	13,192			13,435
Total liabilities	108,922			101,096
Stockholders’ equity	11,607			11,600
Total liabilities and capital	120,529			$112,696
Net interest income		$4,170			$4,195
Net interest spread			3.19%			3.49%
Net average earning assets	$17,177			$17,470
Net yield on average earning assets			3.69%			3.99%
Average interest-earning assets to average interest-bearing liabilities	1.179			1.199

(1)	Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

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

	Year Ended March 31,
	2007 vs. 2008			2006 vs. 2007
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total Increase (Decrease)	Volume	Rate	Total Increase (Decrease)
Interest-earning assets:
Loans receivable	$490	$(66)	$424	$256	$405	$661
Mortgage-backed securities	(77)	51	(26)	21	82	103
Investments securities	(5)	(9)	(14)	(4)	6	2
Other	157	(84)	73	10	113	123
Total interest-earning assets	$565	$(108)	$457	$283	$606	$889

Interest-bearing liabilities:
Savings deposits and MMDA	(35)	(11)	(46)	(8)	122	114
NOW accounts	96	233	329	14	87	101
Certificate accounts	134	182	316	(39)	329	290
Borrowings	21	(138)	(117)	170	134	304
Total interest-bearing liabilities	$216	$266	$482	$137	$672	$809
Net interest income	$349	$(374)	$(25)	$146	$(66)	$80

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

Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities that either re-price or mature within a given period of time. The difference, or the interest rate re-pricing “gap”, provides an indication of how an institution’s interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If assets mature or reprice more quickly or to a greater extent than liabilities, then the net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If assets mature or reprice more slowly or to a lesser extent than liabilities, the net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates.

As of March 31, 2008, comparing assets with liabilities, $68.8 million, or 51.4%, of the Bank’s total assets matured or repriced within the first year and $77.2 million, or 57.7%, of the Bank’s total liabilities matured or repriced within the first year, resulting in a cumulative gap percentage of 89.1%, which is in the Bank’s target percentages of 70%-120%.

Principal elements to promoting long-term profitability while managing interest rate risk has been to (i) emphasize the attraction and retention of core deposits, which tend to be a more stable source of funding; (ii) emphasize the origination of adjustable rate mortgage loan products and relatively short-term and medium-term commercial and consumer loans for the in-house portfolio, although this is dependent largely on the market for such loans; (iii) sell longer-term fixed-rate one-to four family residential mortgage loans into the secondary market; and (iv) invest primarily in U.S. government agency investments and mortgage-backed securities.

The principal strategy in managing interest rate risk is to analyze all assets based on rate, rate adjustment and maturity versus liabilities and equity with a resulting matrix, (using a 1 month to greater than 1 year time frames) being prepared and a net interest income change computed and compared to capital. All asset and liability sales strategies are priced on the need of volume in a particular time frame. The Company does not engage in hedging activities.

Notwithstanding efforts in this area, no interest rate risk (“IRR”) policy is foolproof, and the Company expects that rising rates could still adversely affect interest income.

Quantitative Analysis.  The Company voluntarily measures IRR and incorporates this measure into the internal risk based capital calculation. The IRR component is a dollar amount that measures the terms of the sensitivity of the net portfolio value (“NPV”) to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. The Company measures the change to NPV as a result of a hypothetical and permanent 100 and 200 basis point (“bp”) change in market interest rates. The Company reviews the IRR measurements on a monthly basis. The Company also monitors effects on net interest income resulting from increases and decreases in rates. The following table presents the NPV at March 31, 2008, as calculated by the Company.

	At March 31, 2008
Change in	Net Portfolio Value			NPV as % PV of Assets
Rate (Basis Points)	$ Amount	$ Change	% Change	NPV Ratio %	BP Change
	(Dollars in thousands)
+200 bp	14,318	(4,371)	(23.39)	11.06	(284)
100	16,481	(2,208)	(11.81)	12.49	(141)
0	18,689	—	—	13.90	—
-100	22,078	3,389	18.13	15.98	208
-200	26,319	7,630	40.83	18.44	454

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

The Company’s primary investment activity is originating one-to four-family residential mortgages, farmland and other non-residential real estate loans, commercial business and agricultural finance loans, and consumer loans. For the years ended March 31, 2008 and 2007, the Company originated loans for the portfolio in the amount of $46.2 million and $38.2 million, respectively. For the years ended March 31, 2008 and 2007, these activities were primarily funded from repayments of $30.9 million and $27.9 million, respectively and sales and participations of $12.1 million and $4.9 million, respectively.

The Company’s most liquid assets are cash and cash equivalents, which include short-term investments. For the years ended March 31, 2008 and 2007, cash and cash equivalents were $19.5 million and $4.0 million, respectively. In addition, the Company has used jumbo certificates of deposits as a source of funds. Jumbo certificates of deposits represented $11.2 million and $8.9 million for the years ended March 31, 2008 and March 31, 2007, respectively, or 10.8% of total deposits for March 31, 2008 and 10.3% of total deposits for March 31, 2007. The Company has monitored and reviewed their liquidity and maintains a $25.5 million line of credit with the FHLB, of which no funds were advanced at March 31, 2008. This line can be accessed immediately. The Company regularly uses FHLB Letters of Credit as security for public unit deposits. The available line of credit with the FHLB is reduced by the amount of these letters of credit. As of March 31, 2008, $6.0 million in FHLB letters of credit were pledged. In addition to the Letters of Credit, the available line of credit with the FHLB is also reduced by $1.5 million for the credit enhancement reserve established as a result of the participation in the FHLB MPF program. The Company also maintains a $5.0 million revolving line of credit and a $600,000 revolving line of credit with Independent Banker’s Bank located in Springfield, Illinois. The Company has also established borrowing capabilities at the discount window with the Federal Reserve Bank of St. Louis.

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

Management and the Board of Directors believe that due to significant amounts of mortgage-backed securities that could be sold and the ability to acquire funds from the FHLB of Chicago and the other correspondent relationships liquidity is adequate for the foreseeable future.

The Bank is required to maintain regulatory capital sufficient to meet Tier I leverage, Tier I risk-based and Total risk-based capital ratios of at least 4.0%, 4.0% and 8.0%, respectively. At March 31, 2008, the Bank exceeded each of its capital requirements with ratios of 9.1%, 15.1% and 16.1%, respectively. See Note 13 of Notes to Consolidated Financial Statements.

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

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors
and Stockholders
First Robinson Financial Corporation
Robinson, Illinois

We have audited the accompanying consolidated balance sheets of First Robinson Financial Corporation as of March 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Robinson Financial Corporation as of March 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

St. Louis, Missouri
June 12, 2008

First Robinson Financial Corporation
Consolidated Balance Sheets
March 31, 2008 and 2007
(In Thousands, Except Share Data)

	2008	2007

Assets

Cash and due from banks	$1,901	$2,767
Interest-bearing demand deposits	264	170
Federal funds sold	17,363	1,112
Cash and cash equivalents	19,528	4,049
Available-for-sale securities	31,535	31,129
Loans, held for sale	101	—
Loans, net of allowance for loan losses of $727 and $729 at March 31, 2008 and 2007	76,145	71,070
Premises and equipment	2,851	2,482
Federal Reserve and Federal Home Loan Bank stock	808	805
Foreclosed assets held for sale, net	16	—
Interest receivable	758	737
Deferred income taxes	—	209
Cash surrender value of life insurance	1,396	1,341
Other assets	671	452

Total assets	$133,809	$112,274

Liabilities and Stockholders’ Equity

Liabilities
Deposits
Demand	$12,919	$11,749
Savings, NOW and money market	50,979	42,475
Time deposits	40,000	32,549
Total deposits	103,898	86,773
Other borrowings	16,253	12,088
Advances from borrowers for taxes and insurance	149	129
Accrued income taxes	159	154
Deferred income taxes	2	—
Interest payable	262	203
Other liabilities	1,210	1,037

Total liabilities	121,933	100,384

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $.01 par value, authorized 500,000 shares; no shares issued and outstanding	—	—
Common stock, $.01 par value; authorized 2,000,000 shares; issued -859,625 shares; outstanding – 2008 – 451,464 shares, 2007 – 484,908 shares	9	9
Additional paid-in capital; 7,231 shares	8,491	8,406
Retained earnings	10,114	9,459
Accumulated other comprehensive income (loss)	247	(199)
Treasury stock, at cost Common; 2008 – 400,930 shares, 2007 – 367,486 shares	(6,985)	(5,785)

Total stockholders’ equity	11,876	11,890

Total liabilities and stockholders’ equity	$133,809	$112,274

See Notes to Consolidated Financial Statements

First Robinson Financial Corporation
Consolidated Statements of Income
Years Ended March 31, 2008 and 2007
(In Thousands, Except Per Share Data)

	2007	2007

Interest and Dividend Income
Loans	$5,610	$5,186
Securities
Taxable	1,321	1,345
Tax-exempt	93	98
Other interest income	266	193
Dividends on Federal Reserve and Federal Home Loan Bank stock	19	30

Total interest and dividend income	7,309	6,852

Interest Expense
Deposits	2,644	2,045
Federal Home Loan Bank advances	—	5
Other borrowings	495	607

Total interest expense	3,139	2,657

Net Interest Income	4,170	4,195

Provision for Loan Losses	175	60

Net Interest Income After Provision for Loan Losses	3,995	4,135

Non-Interest Income
Charges and other fees on loans	129	23
Charges and fees on deposit accounts	885	834
Net gain on sale of loans	141	92
Net gain on sale of foreclosed property	3	—
Net realized gain on call of securities	1	—
Other	413	293

Total non-interest income	1,572	1,242

Non-Interest Expense
Compensation and employee benefits	2,250	2,207
Occupancy and equipment	624	556
Data processing	228	213
Audit, legal and other professional services	195	144
Advertising	133	123
Telephone and postage	93	94
Foreclosed property expense	2	1
Loss on sale of foreclosed property	—	2
Loss on disposal of fixed assets	4	—
Other expenses	608	523

Total non-interest expenses	4,137	3,863

Income Before Income Taxes	1,430	1,514

Provision for Income Taxes	459	501

Net Income	$971	$1,013

Basic Earnings Per Share	$2.16	$2.14

Diluted Earnings Per Share	$2.06	$2.04

See Notes to Consolidated Financial Statements

First Robinson Financial Corporation
Consolidated Statements of Stockholders’ Equity
Years Ended March 31, 2008 and 2007
(In Thousands, Except Share Data)

							Accumulated
			Additional			Unearned	Other
	Common Stock		Paid-in	Retained	Unearned	ESOP/DRP	Comprehensive	Treasury
	Shares	Amount	Capital	Earnings	RRP Shares	Compensation	Income (Loss)	Stock	Total
Balance, April 1, 2006	498,050	$9	$8,722	$8,878	$(125)	$(303)	$(351)	$(5,414)	$11,416

Comprehensive income
Net income				1,013					1,013
Change in unrealized (depreciation) on available-for-sale securities, net of taxes of $(92)							152		152
Total comprehensive income									1,165

Reclassification of unearned compensation in accordance with adoption of SFAS No. 123R			(387)		125	262			—
Cumulative effect of the initial application of SAB 108				(159)					(159)
Treasury shares purchased	(17,400)							(445)	(445)
Dividends on common stock, $0.55 per share				(273)					(273)
Stock options exercised	4,258		33					74	107
Incentive compensation			(23)						(23)
ESOP shares earned			61			41			102
Balance, March 31, 2007	484,908	$9	$8,406	$9,459	$—	$—	$(199)	$(5,785)	$11,890
Comprehensive income
Net income				971					971
Change in unrealized appreciation on available-for-sale securities, net of taxes of $267							446		446
Total comprehensive income									1,417

Treasury shares purchased	(38,622)							(1,290)	(1,290)
Dividends on common stock, $0.65 per share				(316)					(316)
Stock options exercised	5,178		84					90	174
Incentive compensation			(24)						(24)
Incentive shares issued			25						25
Balance, March 31, 2008	451,464	$9	$8,491	$10,114	$—	$—	$247	$(6,985)	$11,876

See Notes to Consolidated Financial Statements

First Robinson Financial Corporation
Consolidated Statements of Cash Flows
Years Ended March 31, 2008 and 2007
(In Thousands)

	2008	2007

Operating Activities
Net income	$971	$1,013
Items not requiring (providing) cash
Depreciation and amortization	293	279
Provision for loan losses	175	60
Amortization of premiums and discounts on securities	(39)	(19)
Amortization of loan-servicing rights	70	39
Compensation related to ESOP	—	102
Compensation related to incentive plan	25	—
Compensation related to options exercised	105	76
Deferred income taxes	(56)	(60)
Originations of mortgage loans held for sale	(9,875)	(4,747)
Proceeds from the sale of mortgage loans	9,915	4,839
Net gain on sale of loans	(141)	(92)
Net (gain) loss on sale of foreclosed property	(3)	2
Net realized gain on call of securities	(1)	—
Net loss on disposal of fixed assets	4	—
Changes in
Interest receivable	(21)	(92)
Cash surrender value of life insurance	(55)	(51)
Other assets	(324)	(152)
Interest payable	59	47
Other liabilities	173	292
Accrued income taxes	5	(14)

Net cash provided by operating activities	1,280	1,522

Investing Activities
Purchases of available-for-sale securities	(4,933)	(5,010)
Proceeds from maturities of available-for-sale securities	301	202
Repayment of principal on mortgage-backed securities	4,979	4,477
Purchase of Federal Reserve Bank stock	(3)	(6)
Sale of Federal Home Loan Bank stock	—	32
Net change in loans	(5,290)	(5,624)
Purchase of premises and equipment	(631)	(120)
Proceeds from sale of foreclosed assets	27	9

Net cash used in investing activities	(5,550)	(6,040)

See Notes to Consolidated Financial Statements

First Robinson Financial Corporation
Consolidated Statements of Cash Flows (Continued)
Years Ended March 31, 2008 and 2007
(In Thousands)

	2008	2007

Financing Activities
Net increase (decrease) in demand deposits, money market, NOW and savings accounts	9,674	(1,094)
Net increase in time deposits	7,451	1,665
Proceeds from Federal Home Loan Bank advances	—	2,650
Repayment of Federal Home Loan Bank advances	—	(2,650)
Proceeds from other borrowings	138,703	135,445
Repayment of other borrowings	(134,538)	(134,131)
Purchase of incentive plan shares	(24)	(23)
Federal funds purchased	95,955	20,841
Repayment of federal funds purchased	(95,955)	(20,841)
Proceeds received from exercise of options	69	31
Purchase of treasury shares	(1,290)	(445)
Dividends paid	(316)	(273)
Net increase in advances from borrowers for taxes and insurance	20	3

Net cash provided by financing activities	19,749	1,178

Increase (Decrease) in Cash and Cash Equivalents	15,479	(3,340)

Cash and Cash Equivalents, Beginning of Year	4,049	7,389

Cash and Cash Equivalents, End of Year	$19,528	$4,049

Supplemental Cash Flows Information

Interest paid	$3,080	$2,610

Income taxes paid (net of refunds)	$512	575

Real estate acquired in settlement of loans	$40	$—

See Notes to Consolidated Financial Statements

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2008 and 2007

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

First Robinson Financial Corporation (the “Company”) is a financial holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, First Robinson Savings Bank, N.A. (the “Bank”). The Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers in Robinson, Illinois and throughout Crawford County. The Bank is subject to competition from other financial institutions. The Company and the Bank are subject to the regulation of certain federal and state agencies and undergo periodic examinations by those regulatory authorities.

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

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2008 and 2007

Loans Held for Sale

Mortgage loans originated and intended for sale on the secondary market are carried at the lower of cost or fair value in the aggregate. One loan was held at March 31, 2008 and no loans were held at March 31, 2007.

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
March 31, 2008 and 2007

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

Mortgage Servicing Rights

Mortgage servicing rights on originated loans that have been sold are recorded at inception at fair value. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues. Impairment of mortgage-servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans. The predominant characteristics currently used for stratification are type of loan and origination date. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

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

In addition, the Company has a Director’s Retirement Plan (DRP) deferred compensation plan where certain directors’ fees earned are deferred and placed in a “Rabbi Trust”. The DRP has purchased stock of the Company with the funds. The deferred liability is equal to the shares owned multiplied by the market value at year-end. The deferred value of the shares purchased are netted from additional paid in capital. The change in share price is reflected as compensation expense subject to the transitional provisions for shares held by the Rabbi Trust at September 30, 1998. For the year ended March 31, 2008, the Company recognized an expense of $22,000 related to the increase in the value of its common stock held in the Rabbi Trust. An increase in the valuation of the common stock held in the Rabbi Trust resulted in a $148,000 expense for the year ended March 31, 2007.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2008 and 2007

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

Stock Options

At March 31, 2008 and 2007, the Company has a stock-based employee compensation plan, which is described more fully in Note 16. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Historically, stock-based employee compensation cost is not reflected in net income until options are exercised. All options granted under this plan had an exercise price equal to the market value of the underlying common stock on the grant date and were fully vested prior to March 31, 2008 and 2007.

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

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2008 and 2007

Adoption of New Accounting Standards

The Company adopted the provisions of FASB Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes," on April 1, 2007. Implementation of the new Standard did not have a material impact on the Company’s financial statements. The Company files U.S. and State of Illinois income tax returns. As of June 6, 2008, the open tax years under FIN 48 are 2005, 2006, 2007 and 2008.

On April 1, 2007, the Company adopted the provisions of Statement of Financial Accounting Standards No. 156 (“SFAS No. 156”), “Accounting for Servicing of Financial Assets”, an amendment of FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. Implementation of the new standard did not have a material impact on the Company’s financial statements.

In September 2006, the FASB ratified a consensus opinion by the EITF on EITF Issue 06-5, “Accounting for Purchases of Life Insurance-Determining the Amount that Could be Realized in Accordance with FASB Technical Bulletin No. 85-4.” The guidance in EITF 06-5 required policy holders to consider other amounts included in the contractual terms of an insurance policy, in addition to cash surrender value, for purposes of determining the amount that could be realized under the terms of the insurance contract. If it is probable that contractual terms would limit the amount that could be realized under the insurance contract, those contractual limitations should be considered when determining the realizable amounts. The amount that could be realized under the insurance contract should be determined on an individual policy (or certificate) level and should include any amount realized on the assumed surrender of the last individual policy or certificate in a group policy.

The Company holds several life insurance policies, however, the policies do not contain any provisions that would restrict or reduce the cash surrender value of the policies. The consensus in EITF Issue 06-5 is effective for fiscal years beginning after December 15, 2006. The application of this guidance did not have a material adverse effect on the Company’s financial position or results of operation.

Reclassifications

Certain reclassifications have been made to the 2007 financial statements to conform to the 2008 financial statement presentation. These classifications had no effect on net income.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2008 and 2007

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

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2008 and 2007

Note 3: Available-for-Sale Securities

The amortized cost and approximate fair values of available-for-sale securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
		(In thousands)
March 31, 2008
U.S. government agencies	$3,733	$102	$—	$3,835
Mortgage-backed securities	25,046	314	58	25,302
State and political subdivisions	2,165	43	6	2,202
Other securities	196	—	—	196

	$31,140	$459	$64	$31,535
March 31, 2007
U.S. government agencies	3,725	7	49	3,683
Mortgage-backed securities	25,051	56	327	24,780
State and political subdivisions	2,475	14	19	2,470
Other securities	196	—	—	196

	$31,447	$77	$395	$31,129

The amortized cost and fair value of available-for-sale securities at March 31, 2008, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
	(In thousands)

Within one year	$2,098	$2,125
One to five years	3,519	3,623
Five to ten years	3,211	3,279
After ten years	22,312	22,508

	$31,140	$31,535

Mortgage-backed securities	$25,046	$25,302
Other investment securities	6,094	6,233

Totals	$31,140	$31,535

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2008 and 2007

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $5,273,000 at March 31, 2008, and $7,053,000 at March 31, 2007.

In addition to the securities pledged as collateral, the Company also purchased letters of credit with the Federal Home Loan Bank amounting to $6,000,000 and $4,000,000 at March 31, 2008 and 2007, respectively, which are also pledged to secure public deposits.

The book value of securities sold under agreements to repurchase amounted to $16,374,000 and $13,329,000 at March 31, 2008 and 2007, respectively.

No available-for-sale securities were sold during the fiscal years ended March 31, 2008 and 2007 and as a result no gross gains or gross losses were realized. However, $300,000 in municipal bonds were called resulting in a gain of $1,000 as of March 31, 2008.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at March 31, 2008 and 2007, was $7,761,000 and $22,078,000, respectively, which is approximately 24.6% and 70.9%, respectively, of the Company’s available-for-sale investment portfolio. These declines primarily resulted from recent changes in market interest rates.

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

The following table shows our investments’ gross unrealized losses and fair value (in thousands), aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at March 31, 2008 and 2007.

Description of Securities	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
As of March 31, 2008
Mortgage-backed securities	6,471	45	1,063	13	7,534	58
State and political subdivisions	—	—	227	6	227	6
Total temporarily impaired securities	$6,471	$45	$1,290	$19	$7,761	$64
As of March 31, 2007
U.S. government agencies	$—	$—	$2,939	$49	$2,939	$49
Mortgage-backed securities	2,848	13	15,340	314	18,188	327
State and political subdivisions	—	—	951	19	951	19
Total temporarily impaired securities	$2,848	$13	$19,230	$382	$22,078	$395

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2008 and 2007

Note 4: Loans and Allowance for Loan Losses

Categories of loans at March 31, include:

	2008	2007
	(In thousands)

Residential real estate	$39,024	$36,214
Multi-family real estate	618	591
Commercial and agriculture real estate	14,527	14,815
Real estate construction and development property	2,909	2,556
State and municipal government	2,720	3,265
Consumer and other	6,221	6,168
Commercial business and agricultural finance	11,710	9,048

Total loans	77,729	72,657

Less
Deferred loan fees	6	—
Undisbursed portion of loans	750	858
Allowance for loan losses	727	729

Net loans	$76,246	$71,070

Activity in the allowance for loan losses was as follows:

	2008	2007
	(In thousands)

Balance, beginning of year	$729	$753
Provision charged to expense	175	60
Losses charged off, net of recoveries of $19 for 2008 and $21 for 2007	(161)	(84)
Establish off-balance sheet assets reserve	(16)	—

Balance, end of year	$727	$729

Impaired loans totaled $292,000 and $155,000 at March 31, 2008 and 2007, respectively. An allowance for loan losses of $145,000 and $59,000 relates to impaired loans of $182,000 and $117,000, at March 31, 2008 and 2007, respectively. At March 31, 2008 and 2007, impaired loans of $110,000 and $38,000, respectively, had no related allowance for loan losses.

Interest of $6,000 and $6,000 was recognized on average impaired loans of $293,000 and $288,000 for 2008 and 2007, respectively. Interest of $6,000 and $6,000 was recognized on impaired loans on a cash basis during 2008 and 2007, respectively.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2008 and 2007

At March 31, 2008 and 2007, there were no accruing loans delinquent 90 days or more. Non-accruing loans at March 31, 2008 and 2007 were $292,000 and $155,000, respectively.

Note 5: Premises and Equipment

Major classifications of premises and equipment stated at cost, are as follows:

	2008	2007
	(In thousands)

Land	$586	$371
Buildings and improvements	3,059	2,667
Equipment	2,065	2,929

	5,710	5,967
Less accumulated depreciation	(2,859)	(3,485)

Net premises and equipment	$2,851	$2,482

Note 6: Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others was $25,468,000 and $20,425,000 at March 31, 2008 and 2007, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $1,265,000 and $454,000 at March 31, 2008 and 2007, respectively.

The aggregate fair value of capitalized mortgage servicing rights at March 31, 2008 and 2007 totaled $194,000 and $143,000, respectively, and are included in “other assets” on the consolidated financial statements. Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value. For purposes of measuring impairment, risk characteristics, including type of loan and origination date, were used to stratify the originated mortgage servicing rights.

	2008	2007
	(In thousands)

Mortgage servicing rights
Balance, beginning of year	$143	$142
Servicing rights capitalized	121	40
Amortization of servicing rights	(70)	(39)

Balance, end of year	$194	$143

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2008 and 2007

The Company had no valuation allowance established for mortgage servicing rights for the years ended March 31, 2008 and 2007.

Note 7: Interest-bearing Deposits

Interest-bearing time deposits in denominations of $100,000 or more were $11,221,000 on March 31, 2008, and $8,910,000 on March 31, 2007.

At March 31, 2008, the scheduled maturities (in thousands) of time deposits are as follows:

2009	$22,157
2010	10,098
2011	3,758
2012	1,706
2013	1,889
Thereafter	392

$40,000

Note 8: Short-Term Borrowings

Short-term borrowings included the following at March 31:

	2008	2007
	(In thousands)

Securities sold under repurchase agreements	$16,253	$12,088

Securities sold under agreements to repurchase consist of obligations of the Company to other parties. The obligations are secured by mortgage-backed securities and U.S. Government Agencies and such collateral is held by the Company in safekeeping at Independent Bankers Bank located in Springfield, Illinois. The maximum amount of outstanding agreements at any month end during 2008 and 2007 totaled $18,233,000 and $18,572,000, respectively, and the monthly average of such agreements totaled $13,683,000 and $13,793,000 for 2008 and 2007, respectively. The average rates on the agreements during 2008 and 2007 were 3.51% and 4.36%, respectively. The average rate at March 31 2008 was 1.37% and 4.34% at March 31, 2007. The agreements at March 31, 2008, mature periodically within 36 months.

Note 9: Lines of Credit

The Company maintains a $600,000 revolving line of credit note payable, of which none was outstanding at March 31, 2008 and 2007, with an unaffiliated financial institution. The note payable bears interest at the prime commercial rate (5.25% at March 31, 2008), matures on April 15, 2008, and is unsecured.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2008 and 2007

The Bank maintains a $5,000,000 revolving line of credit, of which none was outstanding at March 31, 2008 and 2007, with an unaffiliated financial institution. The line bears interest at the federal funds rate of the financial institution (2.99% at March 31, 2008), has an open-end maturity and is unsecured if used for less than fifteen (15) consecutive business days.

Note 10: Federal Home Loan Bank Advances and Deposits

The Company maintains a $25,458,000 line of credit with the Federal Home Loan Bank of Chicago (“FHLB”). No FHLB advances were outstanding as of the years ended March 31, 2008 and 2007. However, the line of credit is decreased by $6,000,000 in FHLB letters of credit pledged for public deposits with the Bank and $1,466,000 in credit enhancements related to the Mortgage Partnership Program with the FHLB. The line of credit is secured by one-to four-family mortgage loans totaling $33,944,000 at March 31, 2008.

At March 31, 2008 and 2007, the amount of interest bearing deposits invested with the Federal Home Loan Bank of Chicago were $264,000 and $170,000, respectively.

Note 11: Income Taxes

The provision for income taxes includes these components:

	2008	2007
	(In thousands)

Taxes currently payable	403	$441
Deferred income taxes	56	60

Income tax expense	$459	$501

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2008	2007
	(In thousands)

Computed at the statutory rate (34%)	$486	$515
Increase (decrease) resulting from
Tax exempt interest	(62)	(52)
State income taxes	89	91
Other	(54)	(53)

Actual tax expense	$459	$501

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2008 and 2007

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	2008	2007
	(In thousands)
Deferred tax assets
Allowance for loan losses	$279	$273
Deferred compensation	181	167
Unrealized losses on available-for-sale securities	-	118
Other	-	3

	460	561
Deferred tax liabilities
Unrealized gains on available-for-sale securities	$(149)	$-
Depreciation	(209)	(248)
Federal Home Loan Bank Stock dividend	(104)	(104)

	(462)	(352)

Net deferred tax asset (liability)	$(2)	$209

Note 12: Other Comprehensive Income

Other comprehensive income components and related taxes were as follows:

	2008	2007
	(In thousands)
Unrealized gains on available-for-sale securities	$714	$244
Less reclassification adjustment for realized gains included in income	1	-

Other comprehensive income, before tax effect	713	244
Tax expense	267	92

Other comprehensive income related to available-for-sale securities	$446	$152

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2008 and 2007

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulation) to risk-weighted assets (as defined) and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of March 31, 2008 and 2007, that the Bank met all capital adequacy requirements to which it is subject.

As of March 31, 2008, the most recent notification from the Comptroller categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are also presented in the table. A total of $19,000 and $14,000 were deducted from capital for interest-rate risk in 2008 and 2007, respectively.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2008
Total risk-based capital (to risk-weighted assets)	$12,237	16.1%	$6,095	8.0%	$7,619	10.0%

Tier I capital (to risk-weighted assets)	$11,484	15.1%	$3,048	4.0%	$4,572	6.0%

Tier I capital (to average assets)	$11,484	9.1%	$5,055	4.0%	$6,318	5.0%

As of March 31, 2007
Total risk-based capital (to risk-weighted assets)	$12,033	17.6%	$5,472	8.0%	$6,840	10.0%

Tier I capital (to risk-weighted assets)	$11,304	16.6%	$2,736	4.0%	$4,104	6.0%

Tier I capital (to average assets)	$11,304	10.0%	$4,544	4.0%	$5,680	5.0%

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2008 and 2007

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At March 31, 2008, approximately $2,404,000 of retained earnings were available for dividend declaration without prior regulatory approval.

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

Note 14: Related Party Transactions

At March 31, 2008 and 2007, the Company had loans outstanding to executive officers, directors, and significant shareholders and their affiliates (related parties), in the amount of $2,894,000 and $2,850,000, respectively.

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

Deposits from related parties held by the Company at March 31, 2008 and 2007, totaled $584,000, and $450,000 respectively.

Note 15: Employee Benefits

The Company has a defined contribution pension plan covering all employees with three months of employment and minimum age of 21. Employees may contribute up to 10% of their compensation with the Bank matching 1% of the employee’s contribution on the first 4% of the employee’s compensation. In January 2008, the Bank increased the matching percentage to 2% of the employee’s contribution on the first 4% of the employee’s compensation. Employer contributions charged to expense for 2008 and 2007 were $17,000 and $12,000, respectively. In January 2007, the Company began accruing for a profit sharing contribution that was paid after the end of fiscal year 2008 based on the employee’s compensation for the calendar year ended December 31, 2007. As of March 31, 2008 and 2007, the employer contribution charged to expense was $132,000 and $33,000.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2008 and 2007

Also, the Company has a deferred compensation agreement with active Directors. The agreement provides annual contributions of $2,000 per year per director to be paid on January 1st of each year. The contributions are used to purchase shares of the Company’s stock which are held in trust for the Directors until retirement. The total number of shares in the plan as of March 31, 2008 and 2007 is 15,968 and 15,978 respectively. The difference between current year and prior year shares outstanding relate to awards of 697 shares and the payment of 707 shares to a director that resigned in January 2008. The cost of the shares held by the Trust is deducted from additional paid in capital on the consolidated balance sheets. The charge to expense for the annual contribution was $14,000 for 2008 and 2007, respectively. Contribution expense was adjusted to reflect the fair value of the shares to the current market price for the years ended March 31, 2008 and 2007. Contribution expense was increased by $22,000 and $148,000 for the years ended March 31, 2008 and 2007, respectively.

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

	2008	2007

Total allocated ESOP shares	63,694	67,162

The Company adopted with stockholders approval the Recognition and Retention Plan (the RRP) on July 29, 1998. The plan provides for the granting of shares of common stock to the eligible directors, officers, and employees. The RRP was approved for 42,981 shares of common stock of the Company. The RRP has granted 35,750 shares to existing directors, officers, and employees with 7,231 available for future grants. The original granted shares vested in five equal annual installments, with the first installment vesting immediately upon the plan approval and the last vesting on July 29, 2002. The vesting of the granted shares can be accelerated based on certain plan provisions. Directors, officers, and employees granted shares retain voting rights and, if dividends are paid, dividends during the vesting period. The RRP will continue in effect for a term of ten years unless otherwise terminated. The Company’s stock price was $17.25 on the RRP approval date. The Company repurchased 42,981 shares of its common stock during the year ended March 31, 1999 at a cost of $746,000. There was no expense recognized under the RRP plan for the years ended March 31, 2008 and 2007, respectively. The RRP will expire July 29, 2008. The unallocated 7,231 shares will transfer to Treasury Stock at that time.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2008 and 2007

Note 16: Stock Option Plan

The Company has a fixed option plan under which the Company may grant options that vest over five (5) years to selected employees for up to 103,155 shares of common stock. The exercise price of each option is intended to equal the fair value of the Company's stock on the date of grant. An option's maximum term is ten (10) years.

The aggregate intrinsic value of stock options outstanding and exercisable at March 31, 2008 was $190,000. The aggregate intrinsic value of stock options exercised during the fiscal year ended March 31, 2008 was $137,000.

A summary of the status of the plan at March 31, 2008 and 2007, and changes during the years then ended is presented below:

	2008		2007
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price

Outstanding, beginning of year	18,505	$17.25	29,447	$17.25
Exercised	8,315	$17.25	10,942	$17.25

Outstanding, end of year	10,190	$17.25	18,505	$17.25

Options exercisable, end of year	10,190	$17.25	18,505	$17.25

At March 31, 2008, there were 10,190 unexercised, fully vested options outstanding with an exercise price of $17.25 and a weighted-average remaining contractual life of 0.3 years.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2008 and 2007

Note 17: Earnings Per Share

Earnings per share (EPS) were computed as follows:

	Year Ended March 31, 2008
	Income	Weighted- Average Shares	Per Share Amount
	(In thousands)

Net income	$971	450,344

Basic earnings per share
Income available to common stockholders			$2.16

Effect of dilutive securities
Stock options		4,943
Incentive shares	—	16,222

Diluted earnings per share
Income available to common stockholders and assumed conversions	$971	471,509	$2.06

	Year Ended March 31, 2007
	Income	Weighted- Average Shares	Per Share Amount
	(In thousands)

Net income	$1,013	473,805

Basic earnings per share
Income available to common stockholders			$2.14

Effect of dilutive securities
Stock options		5,952
Incentive shares	—	15,450

Diluted earnings per share
Income available to common stockholders and assumed conversions	$1,013	495,207	$2.04

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2008 and 2007

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

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of forward sale commitments is estimated based on current market prices for loans of similar terms and credit quality. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2008 and 2007

	March 31, 2008		March 31, 2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
		(In thousands)
Financial Assets

Cash and due from banks	$1,901	$1,901	$2,767	$2,767
Interest-bearing deposits	$264	$264	$170	$170
Federal funds sold	$17,363	$17,363	$1,112	$1,112
Available-for-sale securities	$31,535	$31,535	$31,129	$31,129
Loans, held for sale	$101	$101	$—	$—
Loans, net of allowance for loan losses	$76,145	$76,810	$71,070	$70,096
Federal Reserve and Federal Home Loan Bank stock	$808	$808	$805	$805
Interest receivable	$758	$758	$737	$737

Financial Liabilities

Deposits	$103,898	$105,472	$86,773	$88,462
Other borrowings	$16,253	$16,283	$12,088	$12,084
Advances from borrowers for taxes and insurance	$149	$149	$129	$129
Interest payable	$262	$262	$203	$203

Unrecognized financial instruments (net of contract amount)
Commitments to originate loans
Letters of credit	$—	$—	$—	$—
Lines of credit	$—	$—	$—	$—

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

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2008 and 2007

Note 20: Financial Instruments with Off-Balance-Sheet Risk

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

The Company had total outstanding standby letters of credit amounting to $366,000 and $359,000 at March 31, 2008 and 2007, respectively, with terms ranging from 12 to 18 months. At March 31, 2008 and 2007, the Bank’s deferred revenue under standby letters of credit agreements was nominal.

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

At March 31, 2008, the Company had granted unused lines of credit to borrowers aggregating approximately $10,337,000 and $5,960,000 for commercial lines and open-end consumer lines, respectively. At March 31, 2007, unused lines of credit to borrowers aggregated approximately $9,281,000 for commercial lines and $5,683,000 for open-end consumer lines.

Loans committed to but not yet funded as of March 31, 2008 amounted to $2,963,000 of which $1,287,000 was at a fixed rate and scheduled to be sold in the secondary market. As of March 31, 2007, there were $424,000 in loans committed to but not yet funded.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2008 and 2007

Note 21: Future Change in Accounting Principles

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

In February, 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities," which permits companies to choose to measure many financial instruments and certain other items at fair value. The objective of the new pronouncement is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective in fiscal years beginning after November 15, 2007. The Company has not yet made a determination if it will elect to apply the options available in SFAS 159.

FDIC One-time Assessment Credit

Effective November 17, 2006, the FDIC implemented a one-time credit of $4.7 billion to eligible institutions. The purpose of the credit is to recognize contributions made by certain institutions to capitalize the Bank Insurance Fund and Savings Association Insurance Fund, which have now been merged into the Deposit Insurance Fund. The Bank is an eligible institution and received notice from the FDIC that its share of the credit was $83,000. As of March 31, 2008, the Bank’s remaining credit is $37,000. This amount is not reflected in the accompanying financial statements as it represents contingent future credits against future insurance assessment payments. As such, the timing and ultimate recoverability of the one-time credit may change.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2008 and 2007

Note 22: Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations, and cash flows of the Company:

Condensed Balance Sheets

	March 31,
	2008	2007
	(In Thousands)
Assets
Cash and due from banks	$689	$1,241

Total cash and cash equivalents	689	1,241

Investment in common stock of subsidiaries	11,750	11,119
Other assets	125	125

Total assets	$12,564	$12,485

Liabilities
Other liabilities	$688	$595

Total liabilities	688	595

Stockholders' Equity	11,876	11,890

Total liabilities and stockholders' equity	$12,564	$12,485

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2008 and 2007

Condensed Statements of Income

	Year Ended March 31,
	2008	2007
	(In Thousands)
Income
Dividends from subsidiaries	$998	$891
Other income	7	12

Total income	1,005	903

Expenses
Other expenses	346	364

Total expenses	346	364

Income Before Income Tax and Equity in Undistributed Income of Subsidiary	659	539

Income Tax Benefit	(127)	(132)

Income Before Equity in Undistributed Income of Subsidiary	786	671

Equity in Undistributed Income of Subsidiary	185	342

Net Income	$971	$1,013

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2008 and 2007

Condensed Statements of Cash Flows

	Year Ended March 31,
	2008	2007
	(In Thousands)
Operating Activities
Net income	$971	$1,013
Items not requiring (providing) cash
Deferred income taxes	(8)	(55)
Equity in undistributed earnings of subsidiary	(185)	(342)
Compensation related to incentive plans	130	96
Changes in
Other assets	8	47
Other liabilities	93	(48)

Net cash provided by operating activities	1,009	711

Financing Activities
Dividends paid	(316)	(273)
Record Directors’ Retirement Plan shares	(24)	(23)
Proceeds received from exercise of options	69	31
Purchase Treasury Shares	(1,290)	(445)

Net cash used in financing activities	(1,561)	(710)

Net Change in Cash and Cash Equivalents	(552)	1

Cash and Cash Equivalents at Beginning of Year	1,241	1,240

Cash and Cash Equivalents at End of Year	$689	$1,241

FIRST ROBINSON FINANCIAL CORPORATION AND SUBSIDIARY

STOCKHOLDER INFORMATION

ANNUAL MEETING

The annual meeting of stockholders will be held at 9:00 a.m., Thursday, July 24, 2008, at the Company’s office located at 501 East Main Street, Robinson, Illinois.

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

	Fiscal 2008			Fiscal 2007
	High	Low	Dividends	High	Low	Dividends

First Quarter	$41.05	$31.00	$0.65	$25.25	$24.90	$0.55
Second Quarter	33.99	32.02	-	25.15	24.90	-
Third Quarter	33.75	33.15	-	25.75	25.00	-
Fourth Quarter	36.75	33.20	-	34.50	25.00	-

The Company declared and paid a dividend of $0.65 per share in fiscal 2008. Dividend payment decisions are made with consideration of a variety of factors including earnings, financial condition, market considerations and regulatory restrictions. Restrictions on dividend payments are described in Note 13 of the Notes to Financial Statements included in this Annual Report.

As of June 6, 2008, the Company had approximately 450 registered stockholders of record and 460,656 outstanding shares of Common Stock.

SHAREHOLDERS AND GENERAL INQUIRIES	TRANSFER AGENT
Rick L. Catt President and Chief Executive Officer First Robinson Financial Corporation 501 East Main Street Robinson, Illinois 62454 (618) 544-8621	Register and Transfer Company 10 Commerce Drive Cranford, New Jersey 07016 (908) 272-8511

ANNUAL AND OTHER REPORTS

The Company is required to file an Annual Report on Form 10-KSB for its fiscal year ended March 31, 2008, with the Securities and Exchange Commission. Copies of the Annual Report on Form 10-KSB and the Company’s Quarterly Reports on Form 10-QSB may be obtained without charge by contacting:

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