Form 10-K, Exhibit 13
period 2009-03-31
FIRST ROBINSON FINANCIAL CORP
filed 2009-06-29
CIK 1035991

EXHIBIT 13

ANNUAL REPORT TO STOCKHOLDERS

2009 ANNUAL REPORT

FIRST ROBINSON FINANCIAL CORPORATION

i

FIRST ROBINSON FINANCIAL CORPORATION

Dear Fellow Stockholder,

The Board of Directors and management would like to share with you the Annual Report of First Robinson Financial Corporation (the “Company”) for our fiscal year ended March 31, 2009.  Our year was filled with many new milestones, including our new Trust Department and our new branch office.  But before we get to that, here is the financial news: our net earnings decreased by $180,000, or 18.5%, to $791,000 from $971,000, however this was anticipated as we opened our new branch facility in Vincennes, Indiana and launched our Trust Department.  Both of these ventures increased our non-interest expense, but we believe they are important to our long-term success.  In other areas, the Company saw significant growth as our total assets increased by $30.6 million, or 22.9%, to $164.4 million.  We also were able to increase our non-interest income by $136,000, or 8.7%, which helped offset the increase in non-interest expense of $742,000, or 17.9%. We also experienced an increase of $258,000, or 6.5%, in net interest income after provision for loan losses.  Our Company and its wholly owned subsidiary, First Robinson Savings Bank, N.A. (the “Bank”), continue to enjoy a high level of capital as stockholders’ equity is $12.3 million, well above the level considered “well-capitalized” by our regulators and a very low level of non-performing assets.  In short, unlike so many banks in the U.S., we are very healthy and making money.  I would encourage you to read the “Management’s Discussion and Analysis or Plan of Operation” section herein for more information.

During the past fiscal year, our stock has traded between $33.25 and $36.75 per share, during most of the year the price averaged around $35.00 per share.  As of March 31, 2009, our market price was $35.00 per share.  The book value of our stock has increased by 7.2% to $28.28 per share.  In recognition of the Company’s continued strong performance, the Board of Directors was also pleased to increase your dividends, paid to stockholders of record June 2, 2009, by 6.7%, from $0.75 per share paid in June 2008, to a record $0.80 per share.  The Company continues to support a stock repurchase plan that allows it, within limitations, to repurchase our outstanding shares. The primary focus of our employees, management and the Board of Directors is to increase the value of our Company, while providing outstanding customer service and quality banking products to our customers.

It has been an eventful year for your Company.  In January 2007, we introduced a new account called “Reward Checking”, which is now called “Kasasa™ Cash”.  This account offers a higher-than-market interest rate, which can be earned by customers if they meet specific transaction-based criteria. Our criteria consist of a minimum of 10 check card transactions, one electronic payment or deposit and receiving electronic statements each statement cycle. These requirements encourage our customers to utilize some of our internet-based services and technology.  This account has attracted approximately 1,875 checking account customers, 700 of which are new customers to our Bank.  Our “Kasasa Cash” accounts now have total deposits over $24 million.  This year we have also added “Kasasa Giving”, which allows customers to make a charitable donation of the interest they earn plus they can earn additional money for their charity by using their debit cards.  It’s our way to help our customers and our bank give back to the community.  We are excited to continue to grow our core deposits, which provides us with funding for our loans and investments and expands our customer base.

During the past year, we were granted fiduciary powers by the Office of the Comptroller of the Currency and were excited to open our own trust department.  We were fortunate to employ Christine Hollowell as our Trust Officer.  Christine brings many years of experience and is well respected in the trust community.  To accommodate this new department, we have remodeled a portion of the second floor of our Robinson facility.  This area now serves as our wealth management area.  It has a reception area, staffed with a full-time receptionist/secretary.  Jason Sutfin, our PrimeVest Investment services representative and Mrs. Hollowell are located there and have access to a convenient conference area.  We encourage you to stop in and check out the new facilities and visit with either Chris or Jason depending upon your financial needs.

Management and the Board of Directors continue to look for new services and products to offer to our customers while also exploring ways to improve your Company.  With this in mind, we have updated and modernized our website.  Our website now includes the ability to open some deposit accounts online.  Studies show that an increasing number of customers, both existing and prospective, want the ability to do most, if not all, of their banking online.  I invite you to go to www.frsb.net and see the revisions made to the website.

Near the end of December 2008, we opened the doors to a new branch facility on Kimmel Road near the junction of U.S. Route 41 and Hart Street in Vincennes, Indiana.  This area has seen significant business development in recent years and we are excited to have this opportunity.  This allowed your Company to move into an area with a population that is nearly double that of our current market in Crawford County.  We are still committed to growing our institution in Crawford County and gaining a larger share of the market; however this location provides additional opportunities that are still within 40 miles of our home office.  Plus, this location allows us to further serve existing customers who use the retail, medical and educational services offered in Knox County, Indiana. We have hired several local people to work at this facility and have named it First Vincennes Savings Bank.  To date we have opened almost 500 new deposit accounts totaling approximately $15 million and have originated approximately $10 million in loans.  We are very pleased with our first few months of operation and are excited about the long-term viability of this branch.

 As you can see, we have had an exciting and challenging year and this year will be even more challenging.  Rapid growth and the significant increases in insurance premiums assessed by the FDIC to bailout troubled banks (mostly mega banks) provide us with the difficult task of maintaining the consistent earnings and capital ratios we have enjoyed in recent years.  However, we believe our new opportunities and the conservative nature of management and the board of directors will ultimately make us a stronger financial institution.

  In closing, we believe we are unmatched in supporting our communities with not only monetary donations to a myriad of worthy organizations and causes, but just as importantly, we support our communities because our employees and directors actively provide hours upon hours of volunteer service. We are committed to being a Real Community Bank.  As our mission statement emphasizes, the focus of our Company is “to serve our community with integrity and pride, offering the best financial products and services from the friendliest hometown people, who care about customer service, while increasing shareholder value and remaining locally owned.” With your support, we believe we have remained true to that focus!   On behalf of all of us at First Robinson, we thank you for your patronage and your support as we look forward to the challenges and opportunities of a new year.  This IS your Company and we want you to have confidence and pride in it; therefore we would encourage your questions, comments and suggestions.

Sincerely,

Rick L. Catt
President/CEO

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

	At March 31,
	2009	2008
	(in thousands)

Selected Financial Condition Data:

Total assets	$164,419	$133,809

Loans, held for sale	392	101

Loans receivable, net	86,365	76,145

Mortgage-backed securities	40,901	25,302

Interest bearing deposits	713	264

Federal funds sold	7,572	17,363

Investment securities	15,024	6,037

Deposits	140,088	103,898

Total borrowings	9,914	16,253

Stockholders’ equity	12,307	11,876

	Year Ended at March 31,
	2009	2008
	(in thousands)
Selected Operations Data:
Total interest income	$7,605	$7,309
Total interest expense	(3,132)	(3,139)
Net interest income	4,473	4,170
Provision for loan losses	(220)	(175)
Net interest income after provision for loan losses	4,253	3,995
Fees and service charges	871	885
Net gain on sales of loans	231	141
Other non-interest income	606	546
Total non-interest income	1,708	1,572
Total non-interest expense	(4,879)	(4,137)
Income before taxes and extraordinary item	1,082	1,430
Income tax provision	(291)	(459)
Net income	$791	$971

	Year Ended at March 31,
	2009	2008
	(in thousands)
Selected Financial And Other Data:
Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.55%	0.81%
Return on stockholders’ equity (ratio of net income to average equity)	6.69	8.37
Interest rate spread information:
Average during period	3.04	3.19
End of period	2.76	2.88
Net interest margin(1)	3.35	3.69
Ratio of operating expense to average total assets	3.38	3.43
Ratio of average interest-earning assets to average interest-bearing liabilities	113.21	117.94

Quality Ratios:
Non-performing assets to total assets at end of period	0.17	0.23
Allowance for loan losses to non-performing loans	331.36	248.72
Allowance for loan losses to loans receivable, net	0.90	0.95

Capital Ratios:
Stockholders’ equity to total assets at end of period	7.48	8.88
Average stockholders’ equity to average assets	8.19	9.63

Other Data:
Number of full-service offices	4	3
Number of full-time employees	52	40
Number of deposit accounts	12,640	12,020
Number of loan accounts	3,020	2,778

(1)           Net interest income divided by average interest-earning assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

This document, including information incorporated by reference, contains “forward-looking statements” (as that term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements may be identified by the use of such words as: “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”

Examples of forward-looking statements include, but are not limited to, estimates or projections with respect to our future financial condition, results of operations or business, such as:

•	projections of revenues, income, earnings per share, capital expenditures, assets, liabilities, dividends, capital structure, or other financial items;

•	descriptions of plans or objectives of management for future operations, products, or services, including pending acquisition transactions;

•	forecasts of future economic performance; and

•	descriptions of assumptions underlying or relating to any of the foregoing.

 By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements.

 Factors which could cause or contribute to such differences include but are not limited to:

•	general business and economic conditions on both a regional and national level;

•	worldwide political and social unrest, including acts of war and terrorism;

•	increased competition in the products and services we offer and the markets in which we conduct our business;

•	the interest rate environment;

•	fluctuations in the capital markets, which may directly or indirectly affect our asset portfolio;

•	legislative or regulatory developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry;

•	technological changes, including the impact of the Internet;

•	monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;

•	accounting principles, policies, practices or guidelines.

•	deposit attrition, operating costs, customer loss and business disruption greater than the Company expects;

•	the occurrence of any event, change or other circumstance that could result in the Company’s failure to develop and implement successful capital raising and debt restructuring plans.

  Any forward-looking statements made in this report or incorporated by reference in this report are made as of the date of this report, and, except as required by applicable law, we assume no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.

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

First Robinson Savings Bank, National Association (the “Bank”), the Company’s operating subsidiary, is a community-oriented, locally owned financial institution offering community-banking services to residents and businesses of Crawford County, Illinois and Knox County, Indiana, and their surrounding counties, our primary market areas.  On December 29, 2008, the Bank opened a full-service branch on Kimmel Road near the junction of U.S. Route 41 and Hart Street in Vincennes, Indiana. Our branch in Vincennes goes by the popular name of First Vincennes Savings Bank.   The Vincennes branch has allowed us to move into an area with a population that is nearly double that of our current market in Crawford County.  We are still committed to growing our institution in Crawford County and gaining a larger share of the market, however this location will provide additional opportunities that are still within 40 miles of our home office.

 Periodically, the Board of Directors and management meet to strategically plan for the future.  We review and discuss both current and new products and services to determine their effect on our profitability and customer service. The Board of Directors approved the submission of an application to the Office of the Comptroller of the Currency (“OCC”) for fiduciary powers and, on July 1, 2008, approval of fiduciary powers was received.  A Senior Trust Officer, with approximately 20 years experience in Trust, began employment with the Bank in July 2008 and we began offering trust services shortly thereafter. The process of building Trust assets and new customer relationships is slow but our Trust Officer is making new contacts daily.  As of March 31, 2009, we had $683,000 in Trust assets.  We also monitor any and all current events and economic trends in our local area that could materially impact the Bank’s earnings.

The strategic plan identifies the most critical issue to our success as consistent earnings.  Net earnings have remained relatively consistent. A positive factor in maintaining consistent earnings is the Bank’s overall asset quality, which is strong.  The Bank continues to offer fixed rate residential real estate mortgages through programs with the Federal Home Loan Bank of Chicago (“FHLB”).   During the fiscal year ending March 31, 2009, we sold $19.6 million in fixed rate loans to the FHLB compared to $9.9 million in fixed rate loans sold in the fiscal year ending March 31, 2008.  The increase in sales resulted in an increase of $90,000, or 63.8%, in gains on loans sold when comparing the periods ended March 31, 2009 and 2008.

In January 2007, we began offering “Reward Checking”. However, on May 1st, 2009, in response to a marketing program to promote branding, “Reward Checking” has been renamed Kasasa ™ Cash.   Kasasa Cash has been very successful, growing to almost 1,900 accounts with a total balance of approximately $24.4 million in deposits. The product offers higher-than-market interest rates, which can be earned by customers if they meet specific transaction-based criteria.  Our criteria promote the use of our internet-based banking services and technology. We realize the risks involved with promoting internet-based transactions; however, the Company has installed firewalls and incorporated additional security features to mitigate the possibility of security data breaches.  We cannot be certain all of the Company’s systems are entirely free from vulnerability to attack, despite safeguards we have installed.  Additionally, we rely on and do business with a variety of third-party service providers, agents and vendors with respect to the Company’s business, data security and communications needs.  If information security is breached, or one of our agents or vendors breaches compliance procedures, information could be lost or misappropriated, resulting in financial loss or costs to us or damages to others.  These costs or losses could materially exceed the Company’s amount of insurance coverage which would adversely affect the Company’s business.

Another factor in maintaining consistent earnings is the continued growth in our investment brokerage service provided to our customers through PrimeVest Financial Services.  With the investment brokerage products offered by PrimeVest and the investment products the Bank offers, we are able to serve the investment needs of our customers and the community.

Net earnings have remained relatively consistent for many prior years. However, earnings in the coming year present unique challenges given the additional staff for the Vincennes, Indiana branch and the Trust Department, the increase in the FDIC insurance assessments, the squeezing of the net interest margin from 3.69% as of March 31, 2008 to 3.35% as of March 31, 2009, and the overall downturn in the national economy. The Company needs to diligently monitor its interest rate risk, its credit risk, and all factors relating to non-interest income and expense in order to maintain earnings at an acceptable level.

We continue to maintain a strong presence in the community and are pleased to be one of the few independent community banks in our primary market area.  To visit First Robinson Savings Bank on the web, go to www.frsb.net.

Federal Deposit Insurance Corporation Insurance Coverage

 As with all banks insured by the FDIC, the Company’s depositors are protected against the loss of their insured deposits by the FDIC.  The FDIC recently made two changes to the rules that broadened the FDIC insurance.  On October 3, 2008, the FDIC temporarily increased basic FDIC insurance coverage from $100,000 to $250,000 per depositor until December 31, 2009.  Congress has extended the increased coverage until December 31, 2013.  In addition, on October 14, 2008, the FDIC instituted a Temporary Liquidity Guaranty Program (“TLGP”) which provides full deposit insurance coverage for non-interest bearing transaction deposit accounts, regardless of dollar amount, until December 31, 2009.  The FDIC defines a “non-interest bearing transaction account” as a transaction account on which the insured depository institution pays no interest and does not reserve the right to require advance notice of intended withdrawals.  This coverage is over and above the $250,000 in deposit insurance otherwise provided to a customer.

The Company opted into the TLGP.  The additional cost of this program, assessed on a quarterly basis, is a 10 basis point annualized surcharge on balances in non-interest bearing transaction accounts that exceed $250,000.  The Company does not believe this amount will have a material effect on its consolidated financial statements.

Overview

First Robinson Financial Corporation (the “Company”) is the holding company for First Robinson Savings Bank, National Association (the “Bank”). The Company is headquartered in Robinson, Illinois and currently operates three full service offices and one drive-up facility in Crawford County, Illinois and one full service office in Vincennes, Indiana.  The Bank’s primary business consists of accepting deposits from the general public and investing these funds primarily in loans, mortgage-backed securities and other securities. Loans consist primarily of loans secured by residential real estate located in the Company’s market areas, non-residential and agriculture real estate loans, consumer loans, loans to municipalities, commercial loans, and agricultural loans.   As of March 31, 2009, $62.6 million, or 69.2%, of the Bank’s total loan portfolio consisted of loans secured by real estate and $27.8 million, or 30.8%, of the total loan portfolio in non-real estate loans.  One- to four-family residential real estate loans comprised $43.9 million, or 48.6%, of the Bank’s total loan portfolio as of March 31, 2009.  The Bank was formerly a savings and loan association whose background was primarily geared to originating one- to four-family residential property loans.  However in recent years, the Bank has began to concentrate on growing non-real estate loans which tend to have higher interest rates than traditional residential real estate loans.

The Company’s results of operations depend primarily on net interest income, which is the difference between interest earned on interest-earning assets and the interest paid on interest-bearing liabilities. Net interest income is a function of “interest rate spread,” which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. To a lesser extent, the results of operations are also affected by non-interest income, non-interest expense, the provision for losses on loans and income tax expense. Non-interest income consists primarily of service charges and gains on sales of loans. The Company’s non-interest expense consists primarily of salaries and employee benefits, occupancy and office expenses, advertising, data processing expenses and the costs associated with being a publicly held company.

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

The Bank is not involved in the origination of subprime mortgage products, so we have not experienced any such losses in our loan portfolio.  Our investment portfolio has not been impacted by the current mortgage crisis, as the mortgage-backed securities held by the Company have all been issued by U.S. government agencies and sponsored entities.  Our local real estate market did not realize the significant growth in market values over the past decade as experienced nationally in larger metropolitan areas.  Therefore we have not seen a material decline in housing prices. Our asset quality is very good and our loan losses have been minimal.  Management is committed to continuing this trend with our conservative loan policies and underwriting.   We continue to service our existing borrowers and originate new loans to credit worthy borrowers in an effort to meet the credit needs of our community.

The Company earned $791,000 for the fiscal year ending March 31, 2009, versus $971,000 in the same period of 2008, a decrease of 18.5%.  Earnings were positively impacted by an increase $258,000, or 6.5%, in net interest income after the provision for loan losses and an increase of $136,000, or 8.7%, in non-interest income.  Offsetting these positive impacts was an increase of $742,000, or 17.9%, increase in non-interest expense. Basic earnings per share for the 2009 fiscal year-end were $1.84 per share versus $2.16 per share for the same period of 2008.  Diluted earnings per share reflect the potential dilutive impact of stock options granted under the stock option plan.  Diluted earnings per share for the fiscal 2009 year-end were $1.77 per share, versus $2.06 per share for the fiscal year ending March 31, 2008.

Total assets increased $30.6 million, or 22.9%, up to $164.4 million at March 31, 2009 from $133.8 million at March 31, 2008.  Loans, net of allowance for loan losses, increased by $10.3 million to $86.4 million at March 31, 2009 compared to $76.1 million at March 31, 2008.  Investments in available for sale securities increased to $55.9 million at March 31, 2009 from $31.3 million at March 31, 2008, a $24.6 million, or 78.5%, increase.  Total deposits increased by $36.2 million, or 34.8%, to $140.1 million at March 31, 2008 from $103.9 million at March 31, 2008.    The increase in assets and the decline in earnings for the year ended March 31, 2009, caused a decrease in our return on assets from 0.81% at March 31, 2008 to 0.55% at March 31, 2009.

Recently, the Department of the Treasury announced its Capital Purchase Program, whereby public bank holding companies such as the Company may, with approval, sell preferred stock and warrants in exchange for a capital infusion that would count as Tier 1 equity.  The Company did not participate in this program, as it did not want the obligations and restrictions placed by the government on the bank holding companies that participated in the program.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED MARCH 31, 2009 AND 2008

Net Interest Income

For the year ended March 31, 2009, net interest income totaled $4.5 million, an increase of 7.3%, or $303,000, over the year ended March 31, 2008.  The increase in net interest income is due to an increase of $296,000 in total interest and dividends and a $7,000 decrease in total interest expense.  Even though net interest income increased, net interest margin decreased by 34 basis points from 3.69% for the year ended March 31, 2008 to 3.35% for the year ended March 31, 2009.

 A contributing factor to the 34 basis point decrease in the interest margin is the decrease in the ratio of average interest-earning assets to average interest-bearing liabilities from 117.94% for the year ended March 31, 2008 to 113.21% for the year ended March 31, 2009.  The average interest rate earned on interest-earning assets edged downward from 6.47% in 2008 to 5.69% in 2009, while the average balance of interest-earning assets increased $20.7 million from $112.9 million in 2008 to $133.6 million in 2009. The average rate paid on interest-bearing liabilities decreased 63 basis points from 3.28% in 2008 to 2.65% in 2009. The average balance of interest-bearing liabilities increased $22.3 million from $95.7 million in 2008 to $118.0 million in 2009. Overall, the interest rate spread for 2009 also decreased to 3.04% from 3.19% in 2008.

Total interest income was $7.6 million for the year ended March 31, 2009, an increase of $296,000, or 4.0%, from $7.3 million reported in 2008. Interest income from loans decreased by $239,000 from $5.6 million in 2008 to $5.4 million in 2009, and investment income increased by $544,000 from $1.7 million in 2008 to $2.2 million in 2009.  Dividend income from Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stocks decreased from $19,000 in 2008 to $10,000 in 2009.

The decrease in loan interest income of $239,000 from 2009 to 2008 was due to a decrease in the average yield on loans offset by an increase in the average balance of loans outstanding. The average balance in loans outstanding increased $4.6 million, or 6.1% while the average yield on loans receivable decreased 73 basis points from 7.43% in 2008 to 6.70% in 2009.   We have approximately $4.0 million in loans at or below prime.  With the drop in prime of 200 basis points from 5.25% at March 31, 2008 to 3.25% at March 31, 2009, it results in a decrease of $80,000 in interest.

Interest income from investments, including interest on deposits, increased by $544,000, or 32.4%, from $1.7 million in 2008 to $2.2 million in 2009. The increase was a result of an increase of $689,000 in interest earned on mortgage-backed securities, municipal bonds, and agency securities, offset by deceases of $145,000 in interest earned on federal funds sold and other interest-earning deposits. Average total investment securities and interest-earning deposits, including federal funds sold, were $52.5 million during 2009, a $16.1 million, or 44.1%, increase over the 2008 average of $36.4 million.  The average rate earned on investment securities for the year ended March 31, 2009 was 4.24% down slightly from 4.59% in 2008.  The increase in average investments was funded from deposits.

Dividends received from Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank (“FRB”) stocks decreased by $9,000, or 47.4%, when comparing the year ended March 31, 2009 to the year ended March 31, 2008.  The rate of return on the FRB stock remained steady at 6.0% when comparing March 31, 2009 to the year ended March 31, 2008.  For the year ended March 31, 2009, we received no dividends from the FHLB Chicago as compared to $9,000 for the year ended March 31, 2008.  The Company can make no prediction as to if or when the FHLB will resume dividend payments.

Total interest expense decreased $7,000, or 0.2% in 2009. Interest expense on deposits grew by $348,000, or 13.2%, from $2.6 million in 2008 to $3.0 million in 2009. Interest expense from other borrowings decreased by $355,000, or 71.7%, from $495,000 in 2008 to $140,000 in 2009.

Interest expense on time deposits increased by $218,000, or 13.3%, from $1.6 million for the fiscal year ending March 31, 2008 to $1.9 million for the fiscal year ending March 31, 2009 due to an increase in the average balance offset by a decrease in the cost of funds. The average balance of time deposits increased by $11.4 million, or 32.4%, from $35.1 million in 2008 to $46.5 million in 2009. The increase in time deposits can primarily be attributed to the increase in the FDIC insurance coverage up to $250,000 and the opening of our branch in Vincennes, Indiana.  In three months time, the Vincennes branch had approximately $10.0 million in certificates of deposit.    The average cost of funds on time deposits, as of March 31, 2008, was 4.67% compared to the average cost of funds for the fiscal year ending March 31, 2009, of 4.00%, a decrease of 67 basis points.

Interest expense on savings and money market accounts decreased $188,000, or 46.4%, from $405,000 in 2008 to $217,000 in 2009 primarily due to a decrease of 84 basis points in the average cost of funds and a slight decrease of $65,000, or 0.3%, in the average balance outstanding. The average cost of funds on savings and money market accounts was 1.81% during the fiscal year ending March 31, 2008 compared to an average cost of 0.97% during the March 31, 2009 fiscal year.

Interest expense on NOW accounts increased by $318,000, or 53.3%, from $597,000 in March 31, 2008 to $915,000 for the year ending March 31, 2009. The average balance increased 39.7%, or $9.4 million, from an average balance of $23.8 million in 2008 to an average balance of $33.2 million in 2009. The average cost of funds on NOW accounts increased 25 basis points from 2.51% in 2008 to 2.76% in 2009.  The increase in the average balance can be attributed to the popularity of “Kasasa Cash”.  Kasasa pays an attractive rate of interest to customers that meet electronic banking requirements, such as using a check card a certain number of times throughout the month, using the bank’s internet banking and bill pay system, receiving a direct deposit or paying a direct debit through the ACH network, and agreeing to receive an electronic statement.  This account is designed to reduce costs associated with maintaining checking accounts.  With the implementation of electronic statements, the bank will cut postage and printing costs.  If customers do not meet the requirements, they still receive a minimal rate of interest.

For the fiscal year ending March 31, 2009 versus the same period of 2008, the average daily balance of short-term borrowings increased $1.5 million, or 10.7%, from $14.4 million to $16.0 million.  The average cost of funds for 2009 decreased by 255 basis points from 3.43% to 0.88%.  The substantial decrease in the average cost of funds contributed to the decrease of $355,000, or 71.7%, in other borrowings interest expense from $495,000 for 2008 to $140,000 for 2009.  The short-term borrowings are repurchase agreements with customers that are secured by investment securities of the Company and federal funds purchased.

Provision for Loan Losses

The provision for loan losses for the year ended March 31, 2009 was $220,000 compared to $175,000 for the year ended March 31, 2008, an increase of $45,000 or 25.7%. The provision for both periods reflects management's analysis of the Company's loan portfolio based on the information which was available to the Company. Management meets on a quarterly basis to review the adequacy of the allowance for loan losses based on Company guidelines. Classified loans are reviewed by the loan officers to arrive at specific reserve levels for those loans. Once the specific reserve for each loan is calculated, management calculates general reserves for each loan category based on a combination of loss history adjusted for current national and local economic conditions, trends in delinquencies and charge-offs, trends in volume and term of loans, changes in underwriting standards, and industry conditions.

The increase of $45,000 in provision is a result of the $10.2 million, or 13.4%, increase in loans receivable net and an increase in net charge-offs.  Charge-offs for 2009 were $195,000 compared to $180,000 for 2008, which were partially offset by recoveries of $28,000 in 2009 compared to recoveries of $19,000 in 2008. The charge-offs in 2009 were related to $28,000 in one- to four-family real estate loans, pertaining to three borrowers, $123,000 from one commercial non-residential real estate loan, and $44,000 in consumer and other loans.  The charge-offs were partially offset by $27,000 in recoveries in consumer and other loans and $1,000 one- to four-family real estate loans.   Although the Company’s management believes that the allowance for loan losses is sufficient based on information currently available, there can be no assurances that future events, conditions, or regulatory directives will not result in adverse, loan classifications, increased provisions for loan losses or additional charge-offs which may adversely affect net income.

Non-interest Income

Non-interest income categories for the fiscal years ended March 31, 2009 and 2008 are shown in the following table:

	March 31,

	2009	2008	% Change
	(In thousands)
Non-interest income:
Charges and other fees on loans	$143	$129	10.9%
Charges and fees on deposit accounts	871	885	(1.6)
Net gain on sale of loans	231	141	63.8
Net gain on sale of foreclosed assets	—	3	(100.0)
Net realized gain on sale of investment	2	1	(100.0)
Other	461	413	11.6

Total Non-interest income	$1,708	$1,572	8.7%

The increase in net gain on the sale of mortgage loans is a result of the increase in the volume of mortgage loans sold into the secondary market during the year ended March 31, 2009 versus the same period in 2008. During fiscal year ending 2009, the Company sold $19.6 million in mortgages versus $9.8 million in the prior fiscal year. All loans sold into the secondary market during this fiscal year end were one- to four-family residential property loans.

Other income consists of normal recurring fee income such as commissions from PrimeVest Financial Services, the Company’s investment brokerage service, increases in the cash value of life insurance, ATM/Debit card interchange income and fees, and safe deposit box revenue, as well as other income that management classifies as non-recurring.  Other income increased $48,000 when comparing March 31, 2009 with 2008. The primary factors relating to the increase between the fiscal years can be attributed to a $37,000 increase in debit/ATM card transaction fees, and a $14,000 increase in commissions received from the sale of annuities and other investments by our PrimeVest representative

Non-interest Expense

Non-interest expense categories for the fiscal years ended March 31, 2009, and 2008 are shown in the following table:

	March 31,

	2009	2008	% Change
	(In thousands)
Non-interest expense:
Compensation and employee benefits	$2,667	$2,250	18.5%
Occupancy and equipment	655	624	5.0
Data processing	277	228	21.5
Audit, legal and other professional	217	195	11.3
Advertising	223	133	67.7
Telephone and postage	150	93	61.3
Foreclosed property expense	11	2	450.0
Loss on sale of foreclosed property	4	—	—
Loss on disposal of fixed assets	—	4	(100.0)
Other	675	608	11.0

Total Non-interest expense	$4,879	$4,137	17.9%

Salaries and employee benefits increased $417,000 when comparing March 2009 fiscal year with March 2008 fiscal year. The increase is primarily the result of the increase of $312,000, in salaries, due to the addition of twelve full time employees.  At March 31, 2008, we had 40 full-time employees.  At March 31, 2009, we were at 52 full-time employees.  The additional employees were to staff the Vincennes branch and the trust department.

Data processing expenses increased $49,000 for the fiscal year ended March 31, 2009 compared to the same period in the prior year due to the cost of keeping up with advances in technology.

Advertising expense increased $90,000 for the fiscal year ended March 31, 2009 when compared to March 31, 2008 due to increased advertising in a new market area, Vincennes, Indiana.

Telephone and postage expense increased $57,000 for the fiscal year ended March 31, 2009 from the fiscal year ended March 31, 2008.  During August 2008, the Company signed with a company that would supply all lines necessary for integrated technologies, secure networking, and communicating with branches and ATMs.  Prior to August 2008, connectivity with branches was often interrupted and their computers would go down.  Since signing with the company, the connectivity issues have been resolved.  The addition of phones and lines at the new branch in Vincennes also contributed to the increases.

Other expense includes miscellaneous operating expenses such as office supplies, stationary and printing, ATM/Debit card interchange fees, check processing fees, loan expenses, federal deposit insurance premiums and assessments by the bank regulators among others. When comparing the fiscal year ended March 31, 2009 to March 31, 2008, there was an increase of $67,000, in other expenses which can be attributed, in part, to increases in expenses related to federal deposit insurance and expenses associated with office supplies, stationary and printing costs.  The $36.2 million increase in deposits, from March 31, 2008 to March 31, 2009, the expiration of the FDIC insurance credit, and the increase in the regular assessment in FDIC insurance from 5 basis points on insured deposits to 12 basis points on insured deposits led to an increase in federal deposit insurance premiums of $63,000, or 630.0%.   With the announcement of a 5 basis point special assessment on each insured depository institution's assets minus Tier 1 capital as of June 30, 2009, the expenses associated with FDIC insurance will continue to increase.

Income Tax Expense

Income tax expense decreased $168,000, or 36.6%, for the fiscal year ended March 31, 2009, compared to the same period in 2008. The decrease can be attributed in part to decreased profitability.  The combined state and federal income tax expense as a percentage of income before income tax expense decreased to 26.9% for the fiscal year ended March 31, 2009 compared to 32.1% for the fiscal year ended March 31, 2008.

FINANCIAL CONDITION

Total assets of the Company were $164.4 million as of March 31, 2009, an increase of $30.6 million, or 22.9%, when compared to $133.8 million as of March 31, 2008.   The increase in total assets was due primarily to a $24.6 million, or 78.5%, increase in investment securities available for sale, and a $10.2 million, or 13.4%, increase in loans, net of allowance for loan losses, offset by a $5.8 million, or 29.8%, decrease in cash and cash equivalents.

The Company's cash and cash equivalents decreased $5.8 million, from $19.5 million at March 31, 2008 to $13.7 million at March 31, 2009. The decrease is primarily attributable to Company’s federal funds sold balance decreasing by $9.8 million, or 56.4%, from $17.4 million at March 31, 2008 to $7.6 million at March 31, 2009.  This decrease was offset by the increase of $3.5 million, or 185.3%, in cash and due from banks. The Company elected to increase their compensating balance maintained at their correspondent bank to $3.0 million from $100,000.  The correspondent is participating in the TLGP offered by the FDIC so the compensating balance is insured.  The decrease in rates being earned for federal funds sold, 0.16% at March 31, 2009, and the receipt of a 0.35% earnings credit to be used in offsetting the processing costs of the account were the factors that led to this decision.  The compensating balance can be adjusted at any time.  The rate being received on federal funds sold and the earnings credit will be monitored monthly.

Available-for-sale securities increased by $24.6, or 78.5%, to $55.9 million at March 31, 2009 from $31.3 million at March 31, 2008. The increase was a result of the purchase of $33.9 million in securities, the increase in the market value of the available-for-sale securities by $857,000, the amortization of premiums, net of the accretion of discounts totaling $15,000 and the gain of $2,000 on the sale of available for sale securities. These increases were offset by securities payments totaling $7.2 million, and the maturities of $2.1 million and the sale of $953,000 in available for sale securities. The investment portfolio is managed to limit the Company's exposure to risk and consists primarily of mortgage-backed securities and other securities that are either directly or indirectly backed by the federal government or a local municipal government.

The Company had three loans held for sale at March 31, 2009 with a balance of $392,000.  This is an increase of $291,000 from March 31, 2008.  Typically the loans held for sale are sold within a few days from closing.  The Company’s net loan portfolio increased by $10.2 million, or 13.4%, to $86.4 million at March 31, 2009 from $76.2 million at March 31, 2008.  The majority of the increase in net loans resulted from increases in one-to four family loans and commercial business and agricultural finance loans.

Loans secured by one- to four family residences increased by $4.6 million, or 11.8%, from $38.9 million at March 31, 2008 to $43.5 million at March 31, 2009. The increase was the result of first mortgage loans increasing by $4.1 million, or 11.8%, from $35.1 million at March 31, 2008 compared to $39.3 million at March 31, 2009, home equity loans outstanding increasing $43,000, or 1.4%, an increase of $55,000, or 6.9%, in second mortgage loans on one- to four-family residences and an increase in $343,000 in un-disbursed loans in process.

During the year ended March 31, 2009, $34.8 million in one- to four-family residential loans were originated.  This total includes those loans sold into the secondary market through the Mortgage Partnership Finance (“MPF”) programs with the Federal Home Loan Bank of Chicago.  Of the $34.8 million in newly originated loans, $19.6 million were sold into the secondary market.  For the year ended March 31, 2008, $22.1 million in one- to four-family loans were originated with $9.8 million being sold into the secondary market.

Multi-family loans increased by 101.0%, or $624,000 from $618,000 at March 31, 2008 to $1.2 million at March 31, 2009.  The increase in multi-family loans is the result of the origination of $1.4 million in new loans offset by payments of $792,000.

The commercial and agricultural real estate loan portfolios increased by $266,000, or 1.8%, to$14.8 million at March 31, 2009 from $14.5 million at March 31, 2008. Farmland loans experienced $921,000 growth, while commercial real estate loans decreased by $655,000.

Construction and development loans experienced a $285,000, or 9.8%, decrease for the fiscal year ended March 31, 2009 compared to March 31, 2008.  Originations of $2.9 million were booked during the fiscal year ended March 31, 2009 compared to $3.0 million during the March 31, 2008 fiscal year.

Consumer and other loans increased by $1.6 million, or 25.1%, from $6.2 million at March 31, 2008 to an outstanding balance of $7.8 million at March 31, 2009. The increase was primarily attributable to a $1.0 million loan secured by stock of a financial institution in the other loans category, and the increase of $488,000, or 11.0%, in vehicle loans.

 Loans to State and Municipal governments decreased by $548,000, or 20.2%.  During the fiscal year ended March 31, 2009, $853,000 in loans to state and Municipal governments were originated offset by payments of $1.4 million in payments.

 Commercial business and agricultural production finance loans at March 31, 2008 totaled $11.7 million as compared to $17.8 million at March 31, 2009, a 52.3% increase.  Commercial business loans grew by $4.5 million, which includes $2.1 million available on a closed end line of credit while loans for agricultural production grew by $769,000.  Commercial business loans are generally secured by equipment, inventory, and accounts receivable while agricultural production finance loans are generally secured by farm equipment, grain inventory, livestock, and crops.

At March 31, 2009, the allowance for loan losses was $780,000 or 0.90% of the net loan portfolio compared to $727,000, which was 0.95% of net loans, at March 31, 2008. The Company's net charge-offs were $167,000 for 2009 compared to $161,000 for 2008. The Company had no delinquent loans overdue by 90 days or more and still accruing interest. The Company's non-performing loans, which include loans no longer accruing interest, were $292,000, or 0.38%, of total loans at March 31, 2008, compared to $235,000, or 0.27%, of total loans at March 31, 2009.  Loans are placed on non-accrual status when the collection of principal and/or interest become doubtful.  Non-performing assets, which include non-performing loans and foreclosed assets, totaled $308,000 at March 31, 2008 compared to $281,000 at March 31, 2009. Non-performing assets at March 31, 2009 consisted of one- to four-family loans, consumer loans and two commercial business loans. Management reviews the adequacy of the allowance for loan losses quarterly, and believes that its allowance is adequate; however, the Company cannot assure that future charge-offs and/or provisions will not be necessary.

Premises and equipment increased by $1.0 million from $2.9 million at March 31, 2008 to $3.9 million on March 31, 2009.  The increase is primarily the result of remodeling the commercial building purchased in Vincennes to establish the branch.  The Company also purchased an adjacent lot in Vincennes.  The total cost for the premises and equipment was $1.5 million for the Vincennes branch, with $893,000 being spent during the fiscal year ended March 31, 2009.  The Company also remodeled the Robinson facility at a cost of $193,000, to establish a personal wealth management department, which includes the trust department and our investment representative.

Federal Reserve Bank and Federal Home Loan Bank stocks increased this fiscal year by $3,000, or 0.4%, due to the purchase of $3,000 in Federal Reserve Bank stock.

As of March 31, 2009 and March 31, 2008, the Company had one foreclosed property. The foreclosed property held at March 31, 2008 was sold during the fiscal year ended March 31, 2009 for a loss of $4,000.  During the fiscal year ended March 31, 2009, two foreclosed properties were transferred into Other Real Estate Owned at a total of $120,000. One of the properties was sold before March 31, 2009 but a private mortgage insurance claim was filed and the Company is awaiting payment on the claim.  The balance of foreclosed assets at March 31, 2009 was $46,000.  Foreclosed assets are carried at the lower of cost or net realizable value. When foreclosed assets are acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

The Company's total deposits increased from $103.9 million at March 31, 2008 to $140.1 million at March 31, 2009, an increase of $36.2 million, or 34.8%. The increase in total deposits was due to an increase of $21.1 million, or 52.7%, in time deposits and a $15.2 million, or 29.8%, increase in savings, NOW, and money market accounts, offset by the decrease of $91,000, or 0.7%, in non-interest bearing checking accounts,.   The total number of demand, NOW, money market, and savings accounts increased by 249 from 9,828 accounts at March 31, 2008 to 10,077 at March 31, 2009.

Demand or non-interest bearing accounts have decreased by $91,000 from $12.9 million at March 31, 2008 to $12.8 million at March 31, 2009, a 0.7% decrease. The total number of consumer, business, and public fund demand accounts decreased by 228 total accounts from 3,487 accounts at March 31, 2008 to 3,259 accounts at March 31, 2009.

NOW accounts have increased by $15.3 million, or 53.8%, from $28.4 million at March 31, 2008 to $53.7 million at March 31, 2009.  The growth can primarily be contributed to our new deposit product that kicked off in January 2007, “Kasasa Cash”. “Kasasa” offers higher-than-market interest rates, which can be earned by customers if they meet specific transaction-based criteria.  Our criteria promote the use of our internet-based banking services and technology. The number of consumer NOW accounts rose by 711 accounts, or 37.3%, from 1,908 at March 31, 2008 to 2,619 at March 31, 2009 while the number of business and public fund NOW accounts rose by 6.

Savings and money market accounts decreased by $94,000 from $22.5 million at March 31, 2008 to $22.4 million at March 31, 2009.  The number of savings accounts declined from 4,089 at March 31, 2008 to 3,858 at March 31, 2009, and the outstanding balance of savings accounts also decreased by $694,000, or 3.4%, to $19.6 million at March 31, 2009 from $20.3 million at March 31, 2008.  The total dollar amount invested in money market accounts rose by $600,000, or 26.8%, to $2.8 million at March 31, 2009 from $2.2 million at March 31, 2008.

Time deposits have increased by $21.1 million, or 52.7%, from $40.0 million at March 31, 2008 to $61.1 million at March 31, 2009. The increase in time deposits can primarily be attributed to approximately $10.0 million in time deposits, $6.7 million of which are in public funds, invested with the Vincennes branch of the Bank, the increase in FDIC insurance from $100,000 to $250,000, and the desire of the public to have their money invested in FDIC guaranteed funds rather than the market.  At March 31, 2009, time deposits $100,000 or more totaled $11.2 million compared to $26.6 million at March 31, 2008.

Other borrowings, or securities sold under agreements to repurchase, at March 31, 2009 were $9.9 million, a decrease of $6.3 million, or 39.0%, over the March 31, 2008 balance of $16.3 million. The obligations are secured by mortgage-backed securities and US Government Agencies held in safekeeping at Independent Bankers Bank located in Springfield, Illinois. Repurchase agreements, held by the bank, mature periodically within 36 months and are tied to the federal funds rate.  With the federal funds rates decreasing this past fiscal year, the average rate on the repurchase agreements was 0.30% at March 31, 2009, compared to 1.37% at March 31, 2008.

Other liabilities increased by $328,000 from $1.8 million at March 31, 2008 to $2.1 million at March 31, 2009, resulting primarily from an increase in deferred tax offset, in part, by a decrease in accrued taxes.

Stockholders' equity at March 31, 2009 was $12.3 million compared to $11.9 million at March 31, 2008. Factors relating to the increase in stockholders’ equity can be attributed to the addition of $791,000 in net income offset by $345,000 in dividends declared and paid, the increase of $535,000 in accumulated other comprehensive income due to the increase in the fair value of securities available for sale, and the increase in additional paid-in-capital of $168,000 relating to the options exercised during the period and the increase of $125,000 in additional paid-in-capital due to the expiration of the Recognition and Retention Plan (“RRP”) on July 29, 2008, and the issuance of $26,000 in shares to a retired Director, offset by the purchase of $19,000 in incentive plan shares related to the Directors Retirement Plan. These increases are partially offset by the repurchase of $889,000 in treasury shares and the receipt of the $125,000 in RRP shares offset by the issuance of $164,000 in shares of First Robinson Financial stock relating to the exercise of stock options.

Off-Balance Sheet Arrangements

The Company has entered into performance standby and financial standby letters of credit with various local commercial businesses in the aggregate amount of $383,000. The letters of credit are collateralized and underwritten, as required by the loan policy, in the same manner as any commercial loan.  The Company does not anticipate the advancement of any funds on these letters of credit.

Critical Accounting Policies

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States and conform to general practices within the banking industry. The Company's significant accounting policies are described in detail in the notes to the Company's consolidated financial statements for the year ended March 31, 2009. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. The financial position and results of operations can be affected by these estimates and assumptions and are integral to the understanding of reported results. Critical accounting policies are those policies that management believes are the most important to the portrayal of the Company's financial condition and results, and they require management to make estimates that are difficult, subjective, or complex.

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

Internal Control Over Financial Reporting

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to perform an evaluation of our internal control over financial reporting. It will require our auditor to attest to such evaluation on an annual basis, beginning in the fiscal year ending March 31, 2010, unless these requirements are modified for smaller public companies. Ongoing compliance with these requirements is expected to be expensive and time-consuming and may negatively impact our results of operations. While our management has not identified any material weaknesses relating to our internal controls at March 31, 2009, we cannot make any assurance that material weaknesses in our internal control over financial reporting will not be identified in the future.

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

	Year Ended March 31,
	2009			2008
	Average Outstanding Balance	Interest Earned Paid	Yield/Rate	Average Outstanding Balance	Interest Earned Paid	Yield/ Rate
Interest-earning assets:
Loans receivable(1)	$80,123	$5,371	6.70%	$75,507	$5,610	7.43%
Mortgage-backed securities	36,543	1,811	4.96	23,555	1,159	4.92
Investment securities	8,354	302	3.61	7,103	274	3.86
Federal funds sold	7,638	114	1.50	6,372	251	3.94
Interest-bearing deposits	933	7	0.71	370	15	4.01
Total interest-earning assets	133,591	7,605	5.69	112,907	7,309	6.47
Noninterest-earning assets	10,653			7,622
Total assets	$144,244			$120,529

Interest-bearing liabilities:
Savings deposits and MMDA	22,351	217	0.97	22,416	405	1.81
NOW deposits	33,156	915	2.76	23,741	597	2.51
Certificates of deposit	46,526	1,860	4.00	35,142	1,642	4.67
Borrowings	15,972	140	0.88	14,431	495	3.43
Total interest-bearing liabilities	118,005	3,132	2.65	95,730	3,139	3.28
Noninterest-bearing liabilities	14,424			13,192
Total liabilities	132,427			108,922
Stockholders’ equity	11,817			11,607
Total liabilities and capital	144,244			$120,529
Net interest income		$4,473			$4,170
Net interest spread			3.04%			3.19%
Net average earning assets	$15,586			$17,177
Net yield on average earning assets			3.35%			3.69%
Average interest-earning assets to average interest-bearing liabilities	1.132			1.179

(1)	Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

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

	Year Ended March 31,
	2009 vs. 2008			2008 vs. 2007
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total Increase (Decrease)	Volume	Rate	Total Increase (Decrease)
Interest-earning assets:
Loans receivable	$343	$(582)	$(239)	$490	$(66)	$424
Mortgage-backed securities	639	13	652	(77)	51	(26)
Investments securities	48	(20)	28	(5)	(9)	(14)
Other	72	(217)	(145)	157	(84)	73
Total interest-earning assets	$1,102	$(806)	$296	$565	$(108)	$457

Interest-bearing liabilities:
Savings deposits and MMDA	(1)	(187)	(188)	(35)	(11)	(46)
NOW accounts	236	82	318	96	233	329
Certificate accounts	532	(314)	218	134	182	316
Borrowings	53	(408)	(355)	21	(138)	(117)
Total interest-bearing liabilities	$820	$(827)	$(7)	$216	$266	$482
Net interest income	$282	$21	$303	$349	$(374)	$(25)

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

We use a comprehensive asset/liability software package provided by a third-party vendor to perform interest rate sensitivity analysis for all product categories.  The primary focus of our analysis is on the effect of interest rate increases and decreases on net interest income.  Management believes that this analysis reflects the potential effects on current earnings of interest rate changes.  Call criteria and prepayment assumptions are taken into consideration for investment securities and loans.  All of our interest sensitive assets and liabilities are analyzed by product type and repriced based upon current offering rates.  The software performs interest rate sensitivity analysis by performing rate shocks of plus or minus 200 basis points in 100 basis point increments.

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

Quantitative Analysis.  The Company voluntarily measures IRR and incorporates this measure into the internal risk based capital calculation. The IRR component is a dollar amount that measures the terms of the sensitivity of the net portfolio value (“NPV”) to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. The Company measures the change to NPV as a result of a hypothetical and permanent 100 and 200 basis point (“bp”) change in market interest rates. The Company reviews the IRR measurements on a monthly basis. The Company also monitors effects on net interest income resulting from increases and decreases in rates. The following table presents the NPV at March 31, 2009, as calculated by the Company.

	At March 31, 2009
Change in Rate (Basis Points)	Net Portfolio Value			NPV as % PV of Assets
	$ Amount	$ Change	% Change	NPV Ratio %	BP Change
	(Dollars in thousands)
+200 bp	15,654	(2,082)	(11.74)	9.91	(84)
100	16,535	(1,201)	(6.78)	10.24	(51)
0	17,736	—	—	10.75	—
-100	21,635	3,899	21.98	12.86	211
-200	23,154	5,418	30.55	13.50	275

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

The Company’s primary investment activity is originating one-to four-family residential mortgages, farmland and other non-residential real estate loans, commercial business and agricultural finance loans, and consumer loans. For the years ended March 31, 2009 and 2008, the Company originated loans for the portfolio in the amount of $65.1 million and $46.2 million, respectively. For the years ended March 31, 2009 and 2008, these activities were primarily funded from repayments of $33.5 million and $30.9 million, respectively and sales and participations of $20.2 million and $12.1 million, respectively.

The Company’s most liquid assets are cash and cash equivalents, which include short-term investments. For the years ended March 31, 2009 and 2008, cash and cash equivalents were $13.7 million and $19.5 million, respectively.  In addition, the Company has used jumbo certificates of deposits as a source of funds. Jumbo certificates of deposits represented $26.6 million and $11.2 million for the years ended March 31, 2009 and March 31, 2008, respectively, or 19.0% of total deposits for March 31, 2009 and 10.8% of total deposits for March 31, 2008. The increase in jumbo certificates is a result in the increase in the amount of FDIC insurance coverage from $100,000 to $250,000.  The Company has monitored and reviewed their liquidity and maintains a $26.9 million line of credit with the FHLB, of which no funds were advanced at March 31, 2009.  This line can be accessed immediately. The available line of credit with the FHLB is reduced by $1.2 million for the credit enhancement reserve established as a result of the participation in the FHLB MPF program.  The Company also maintains a $5.0 million revolving line of credit and a $600,000 revolving line of credit with Independent Banker’s Bank located in Springfield, Illinois. The Company has also established borrowing capabilities at the discount window with the Federal Reserve Bank of St. Louis and maintains a $3.0 million line with the Federal Reserve.  No funds were borrowed on any of the lines at March 31, 2009 and 2008.

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

The Bank is required to maintain regulatory capital sufficient to meet Tier I leverage, Tier I risk-based and Total risk-based capital ratios of at least 4.0%, 4.0% and 8.0%, respectively. At March 31, 2009, the Bank exceeded each of its capital requirements with ratios of 7.5%, 13.3% and 14.2%, respectively.  See Note 13 of Notes to Consolidated Financial Statements.

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

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors
and Stockholders
First Robinson Financial Corporation
Robinson, Illinois

We have audited the accompanying consolidated balance sheets of First Robinson Financial Corporation as of March 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended.  The Company’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Robinson Financial Corporation as of March 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 18, in 2009 the Company changed its method of accounting for fair value measurements in accordance with Statement of Financial Accounting Standards No. 157.

/s/ BKD, LLP

St. Louis, Missouri
June 15, 2009

First Robinson Financial Corporation
Consolidated Balance Sheets
March 31, 2009 and 2008
(In Thousands, Except Share Data)

	2009	2008

Assets

Cash and due from banks	$5,424	$1,901
Interest-bearing demand deposits	713	264
Federal funds sold	7,572	17,363
Cash and cash equivalents	13,709	19,528
Available-for-sale securities	55,925	31,339
Loans, held for sale	392	101
Loans, net of allowance for loan losses of $780 and $727 at March 31, 2009 and 2008	86,365	76,145
Premises and equipment	3,940	2,851
Federal Reserve and Federal Home Loan Bank stock	811	808
Foreclosed assets held for sale, net	46	16
Interest receivable	824	758
Prepaid income taxes	81	—
Cash surrender value of life insurance	1,453	1,396
Other assets	873	867

Total assets	$164,419	$133,809

Liabilities and Stockholders’ Equity

Liabilities
Deposits
Demand	$12,828	$12,919
Savings, NOW and money market	66,195	50,979
Time deposits	61,065	40,000
Total deposits	140,088	103,898
Other borrowings	9,914	16,253
Advances from borrowers for taxes and insurance	166	149
Accrued income taxes	—	159
Deferred income taxes	452	2
Interest payable	330	262
Other liabilities	1,162	1,210

Total liabilities	152,112	121,933

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $.01 par value, authorized 500,000 shares; no shares issued and outstanding	—	—
Common stock, $.01 par value; authorized 2,000,000 shares; issued – 859,625 shares; outstanding - 2009 – 435,232 shares, 2008 – 451,464 shares	9	9
Additional paid-in capital; 2009 – 0 shares; 2008 - 7,231 shares	8,791	8,491
Retained earnings	10,560	10,114
Accumulated other comprehensive income	782	247
Treasury stock, at cost Common; 2009 – 424,393 shares, 2008 – 400,930 shares	(7,835)	(6,985)

Total stockholders’ equity	12,307	11,876

Total liabilities and stockholders’ equity	$164,419	$133,809

See Notes to Consolidated Financial Statements

First Robinson Financial Corporation
Consolidated Statements of Income
Years Ended March 31, 2009 and 2008
(In Thousands, Except Per Share Data)

	2009	2008

Interest and Dividend Income
Loans	$5,371	$5,610
Securities
Taxable	2,006	1,321
Tax-exempt	97	93
Other interest income	121	266
Dividends on Federal Reserve and Federal Home Loan Bank stock	10	19

Total interest and dividend income	7,605	7,309

Interest Expense
Deposits	2,992	2,644
Other borrowings	140	495

Total interest expense	3,132	3,139

Net Interest Income	4,473	4,170

Provision for Loan Losses	220	175

Net Interest Income After Provision for Loan Losses	4,253	3,995

Non-Interest Income
Charges and other fees on loans	143	129
Charges and fees on deposit accounts	871	885
Net gain on sale of loans	231	141
Net gain on sale of foreclosed property	—	3
Net realized gain on sale of securities	2	1
Other	461	413

Total non-interest income	1,708	1,572

Non-Interest Expense
Compensation and employee benefits	2,667	2,250
Occupancy and equipment	655	624
Data processing	277	228
Audit, legal and other professional services	217	195
Advertising	223	133
Telephone and postage	150	93
Foreclosed property expense	11	2
Loss on sale of foreclosed property	4	—
Loss on disposal of fixed assets	—	4
Other expenses	675	608

Total non-interest expense	4,879	4,137

Income Before Income Taxes	1,082	1,430

Provision for Income Taxes	291	459

Net Income	$791	$971

Basic Earnings Per Share	$1.84	$2.16

Diluted Earnings Per Share	$1.77	$2.06

See Notes to Consolidated Financial Statements

First Robinson Financial Corporation
Consolidated Statements of Stockholders’ Equity
Years Ended March 31, 2009 and 2008
(In Thousands, Except Share Data)

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Retained	Comprehensive	Treasury
	Shares	Amount	Capital	Earnings	Income (Loss)	Stock	Total

Balance, April 1, 2007	484,908	$9	$8,406	$9,459	$(199)	$(5,785)	$11,890

Comprehensive income
Net income				971			971
Change in unrealized appreciation on available-for-sale securities, net of taxes of $267					446		446
Total comprehensive income							1,417

Treasury shares purchased	(38,622)					(1,290)	(1,290)
Dividends on common stock, $0.65 per share				(316)			(316)
Stock options exercised	5,178		84			90	174
Incentive compensation			(24)				(24)
Incentive shares issued			25		_		25

Balance, March 31, 2008	451,464	$9	$8,491	$10,114	$247	$(6,985)	$11,876

Comprehensive income
Net income				791			791
Change in unrealized appreciation on available-for-sale securities, net of taxes of $321					535		535
Total comprehensive income							1,326

Treasury shares purchased	(25,684)					(889)	(889)
Dividends on common stock, $0.75 per share				(345)			(345)
Transfer of Unallocated Recognition and Retention Shares to Treasury Shares			125			(125)	—
Stock options exercised	9,452		168			164	332
Incentive compensation			(19)				(19)
Incentive shares issued			26		_______________		26
Balance, March 31, 2009	435,232	$9	$8,791	$10,560	$782	$(7,835)	$12,307

See Notes to Consolidated Financial Statements

First Robinson Financial Corporation
Consolidated Statements of Cash Flows
Years Ended March 31, 2009 and 2008
(In Thousands)

	2009	2008

Operating Activities
Net income	$791	$971
Items not requiring (providing) cash
Depreciation and amortization	272	293
Provision for loan losses	220	175
Amortization of premiums and discounts on securities	(15)	(39)
Amortization of loan-servicing rights	75	70
Impairment of loan servicing rights	54	—
Compensation related to incentive plan	26	25
Compensation related to options exercised	182	105
Deferred income taxes	128	(56)
Originations of mortgage loans held for sale	(19,605)	(9,875)
Proceeds from the sale of mortgage loans	19,545	9,915
Net gain on sale of loans	(231)	(141)
Net (gain) loss on sale of foreclosed property	4	(3)
Net realized gain on sale of securities	(2)	(1)
Net loss on disposal of premises and equipment	—	4
Cash surrender value of life insurance	(57)	(55)
Changes in
Interest receivable	(66)	(21)
Other assets	(173)	(324)
Interest payable	68	59
Other liabilities	(48)	173
Income taxes, prepaid/accrued	(240)	5

Net cash provided by operating activities	928	1,280

Investing Activities
Purchases of available-for-sale securities	(33,917)	(4,933)
Proceeds from maturities of available-for-sale securities	2,100	301
Proceeds from sales of available-for-sale securities	953	—
Repayment of principal on mortgage-backed securities	7,152	4,979
Purchase of Federal Reserve Bank stock	(3)	(3)
Net change in loans	(10,560)	(5,290)
Purchase of premises and equipment	(1,323)	(631)
Proceeds from sale of foreclosed assets	86	27

Net cash used in investing activities	(35,512)	(5,550)

See Notes to Consolidated Financial Statements

First Robinson Financial Corporation
Consolidated Statements of Cash Flows (Continued)
Years Ended March 31, 2009 and 2008
(In Thousands)

	2009	2008

Financing Activities
Net increase in demand deposits, money market, NOW and savings accounts	15,125	9,674
Net increase in time deposits	21,065	7,451
Proceeds from other borrowings	134,176	138,703
Repayment of other borrowings	(140,515)	(134,538)
Purchase of incentive plan shares	(19)	(24)
Federal funds purchased	—	95,955
Repayment of federal funds purchased	—	(95,955)
Proceeds received from exercise of options	150	69
Purchase of treasury shares	(889)	(1,290)
Dividends paid	(345)	(316)
Net increase in advances from borrowers for taxes and insurance	17	20

Net cash provided by financing activities	28,765	19,749

Increase (Decrease) in Cash and Cash Equivalents	(5,819)	15,479

Cash and Cash Equivalents, Beginning of Year	19,528	4,049

Cash and Cash Equivalents, End of Year	$13,709	$19,528

Supplemental Cash Flows Information

Interest paid	$3,064	$3,080

Income taxes paid (net of refunds)	428	512

Real estate acquired in settlement of loans	120	40

See Notes to Consolidated Financial Statements

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2009 and 2008

Note 1:	Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

First Robinson Financial Corporation (the “Company”) is a financial holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, First Robinson Savings Bank, N.A. (the “Bank”).  The Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers in Crawford and surrounding counties in Illinois and Knox and surrounding counties in Indiana.  The Bank is subject to competition from other financial institutions.  The Company and the Bank are subject to the regulation of certain federal and state agencies and undergo periodic examinations by those regulatory authorities.

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

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, Federal Home Loan Bank stock impairment, and loan servicing rights.  In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held for sale, management obtains independent appraisals for significant properties. In connection with the determination of Federal Home Loan Bank stock impairment, management performed an analysis based on the Federal Home Loan Bank’s current activities.  The Company obtained a third-party valuation in the impairment analysis of the loan servicing rights.

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.  At March 31, 2009 and 2008, cash equivalents consisted primarily of federal funds sold and interest-bearing demand deposits.

The financial institutions holding the Company’s cash accounts are participating in the FDIC’s Transaction Account Guarantee Program.  Under that program, through December 31, 2009, all noninterest-bearing transaction accounts are fully guaranteed by the FDIC for the entire amount in the account.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2009 and 2008

Effective October 3, 2008, the FDIC’s insurance limits increased to $250,000.  The increase is set to expire December 31, 2013, at which time deposit insurance limits will be reduced to $100,000.  At March 31, 2009, the Company’s interest-bearing cash accounts did not exceed federally insured limits.

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

Loans Held for Sale

Mortgage loans originated and intended for sale on the secondary market are carried at the lower of cost or fair value in the aggregate. Net realized losses, if any, are recognized through a valuation allowance by charges to income. Three loans were held at March 31, 2009 and one loan was held at March 31, 2008.

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

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2009 and 2008

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

Groups of loans with similar risk characteristics, including individually evaluated loans not determined to be impaired, are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans.  Accordingly, the Company does not separately identify individual consumer and residential loans for impairment measurements.

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation.  Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.  Estimated lives are generally 30 to 40 years for premises and 3 to 5 years for equipment.

Federal Reserve Bank Stock

Federal Reserve Bank stock is a required investment for institutions that are members of the Federal Reserve Bank systems.  The required investment in the common stock is based on a predetermined formula.

Federal Home Loan Bank Stock

Federal Home Loan Bank stock is stated at cost and is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

The Company owns approximately $642,000 of Federal Home Loan Bank of Chicago (“FHLB”) stock as of March 31, 2009 and 2008. During the third quarter of 2007, FHLB received a Cease and Desist Order from their regulator, the Federal Housing Finance Board. The order prohibits capital stock repurchases and redemptions until a time to be determined by the Federal Housing Finance Board. The FHLB will continue to provide liquidity and funding through advances. With regard to dividends, the FHLB will continue to assess their dividend capacity each quarter and may make appropriate request for approval from their regulator. Since the FHLB did not pay a dividend during the fourth quarter of 2007 or the calendar year of 2008, the stock is considered a non-performing asset as of March 31, 2009 and 2008. Management performed an analysis and determined the investment in this FHLB stock was not impaired as of March 31, 2009 and 2008.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2009 and 2008

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

In addition, the Company has a Director’s Retirement Plan (DRP) deferred compensation plan where certain directors’ fees earned are deferred and placed in a “Rabbi Trust”.  The DRP purchases stock of the Company with the funds.  The deferred liability is equal to the shares owned multiplied by the market value at year-end.  The deferred value of the shares purchased are netted from additional paid in capital.  The change in share price is reflected as compensation expense subject to the transitional provisions for shares held by the Rabbi Trust at September 30, 1998.  For the year ended March 31, 2009, the Company recognized a decrease to expense of $14,000 related to the decrease in the value of its common stock held in the Rabbi Trust. An increase in the valuation of the common stock held in the Rabbi Trust resulted in a $22,000 expense for the year ended March 31, 2008.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2009 and 2008

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

Stock Options

At March 31, 2009 and 2008, the Company has a stock-based employee compensation plan, which is described more fully in Note 16.  The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations.  Historically, stock-based employee compensation cost is not reflected in net income until options are exercised.  All options granted under this plan had an exercise price equal to the market value of the underlying common stock on the grant date and were fully vested prior to March 31, 2009 and 2008.

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

Adoption of New Accounting Standards

Statement of Financial Accounting No. 157 (“FAS 157”), “Fair Value Measurements” – This Statement establishes a common definition for fair value to be applied to GAAP guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements.  FAS 157 became effective for fiscal years beginning after November 15, 2007.  The Company adopted FAS 157 effective April 1, 2008.  The application of FAS 157 did not have a material impact on the Company’s consolidated financial statements.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2009 and 2008

FASB Staff Position (“FSP”) No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active.” In October 2008, the Financial Accounting Standards Board (‘FASB’) issued FSP No. 157-3, FSP 157-3 clarifies the application of Statement of Financial Accounting Standards No. 157 (FAS 157), “Fair Value Measurements,” in a market that is not active and provides an example to illustrate key considerations in determining fair value of financial assets when the market for that financial asset is not active.  FSP 157-3 applies to financial assets within the scope of accounting pronouncements that require or permit fair value measurements in accordance with FAS 157.  FSP 157-3 was effective upon the issuance and included prior periods for which financial statements had not been issued.  The application of FSP 157-3 did not have a material impact on the Company’s condensed consolidated financial statements

Statement of Financial Accounting No. 159 (“FAS 159”), “The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115” - In February 2007, the FASB issued FAS 159.  This Statement permits entities to choose to measure many financial instruments and certain other items at fair value.  Unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings.  The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  This Statement is expected to expand the use of fair value measurement, which is consistent with the FASB’s long-term measurement objectives for accounting for financial instruments.  FAS 159 became effective for fiscal years beginning after November 15, 2007.  The Company did not elect the fair value option for any financial assets or liabilities as of March 31, 2009.

FASB Staff Position (“FSP”) FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) About Transfers of Financial Assets and Interests in Variable Interest Entities” – In December 2008, the FASB issued this FSP to amend disclosure guidance in FAS 140 and FIN 46 (revised December 2003).  The FSP requires public entities to provide additional disclosures about transfers of financial assets and their involvement with variable interest entities.  The FSP became effective December 31, 2008.  The application of this FSP did not have a material impact on the Company’s consolidated financial statements.

 FSP EITF 99-20-1, “Amendments to the Impairment and Interest Income Measurement Guidance of EITF Issue 99-20” – In January 2009, the FASB issued FSP EITF 99-20-1 to amend the impairment guidance in EITF Issue No. 99-20 in order to achieve more consistent determination of whether an other-than-temporary impairment (‘OTTI”) has occurred.  Prior to this FSP, the impairment model in EITF 99-20 was different from FASB Statement No. 115 (“FAS 115”), “Accounting for Certain Investments in Debt and Equity Securities.”  This FSP amended EITF 99-20 to more closely align the OTTI guidance therein to the guidance in FAS 115. The implementation of this FSP did not have a material impact on the Company’s consolidated financial statements.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2009 and 2008

New Accounting Pronouncements Not Yet Effective

In December 2007, the FASB issued Statement No. 141 (revised 2007), “Business Combinations—A Replacement of FASB Statement No. 141” (“SFAS No. 141(R)”) and Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures certain items in a business combination, as well as disclosures about the nature and financial effects of a business combination. SFAS No. 160 establishes accounting and reporting standards surrounding noncontrolling interest, or minority interests, which are the portions of equity in a subsidiary not attributable, directly or indirectly, to a parent. The pronouncements are effective for fiscal years beginning on or after December 15, 2008 and apply prospectively to business combinations, meaning they are effective for the Company beginning April 1, 2009. Presentation and disclosure requirements related to noncontrolling interests must be retrospectively applied. Management is currently evaluating the impact of SFAS No. 141(R) on its accounting for future acquisitions; management has evaluated the requirements of SFAS No. 141(R) and believes it will not have a material effect on the Company’s consolidated financial statements.

In March 2008, the FASB issued Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities—An Amendment of FASB Statement No. 133” (“SFAS No. 161”). SFAS No. 161 requires enhanced qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS No. 161 was effective for the Company for the interim period which begins April 1, 2009, and is not expected to have an effect on the Company’s consolidated financial statements.

In April 2009, the FASB issued the FASB Staff Position on FAS 157-4, “Determining Fair Value When the Volume and Level of Activity For the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (FSP 157-4).  FSP 157-4 provides additional guidance for estimating fair value in accordance with SFAS 157 when the volume and level of activity for the asset or liability have decreased significantly.  FSP 157-4 also provides guidance on identifying circumstances that indicate a transaction is not orderly.  The provisions of FSP 157-4 will be effective for the Company’s fiscal year ended March 31, 2010.  Management is currently evaluating the impact of FSP 157-4, and believes implementation will not have a material effect on the Company’s consolidated financial statements.

In April 2009, the FASB issued the FASB Staff Position on FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (the FSP).  The FSP establishes a methodology of determining and recording other-than-temporary impairments of debt securities and expands disclosures about fair value measurements.  The provisions of the FSP will be effective for the Company’s fiscal year ended March 31, 2010.   Management is currently evaluating the impact of the FSP.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2009 and 2008

In April 2009, the FASB issued the FASB Staff Position on FAS 107-1 and APB 28-1, “Interim Disclosures About Fair Value of Financial Instruments” (the FSP).  The FSP requires disclosures about fair value of financial instruments in interim reporting periods of publicly-traded companies that were previously only required to be disclosed in annual financial statements.  The provisions of the FSP are effective for the Company for the interim period ended June 30, 2009, and, as the FSP amends only the disclosure requirements about fair value of financial instruments in interim periods, adoption is not expected to affect the Company’s consolidated financial statements.

In May 2009, the FASB issued Statement No. 165, “Subsequent Events”.  SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued.  The Statement does not apply to subsequent events or transactions that are within the scope of other generally accepted accounting principles (GAAP) that provide different guidance on the accounting treatment for subsequent events or transactions.  The Statement is effective for interim or annual financial periods after June 15, 2009.    The Company will apply the Statement for the interim period ended June 30, 2009 and it is not expected to have a material affect to the Company’s consolidated financial statements.

Reclassifications

Certain reclassifications have been made to the 2008 financial statements to conform to the 2009 financial statement presentation.  These classifications had no effect on net income.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2009 and 2008

Note 2:	Restriction on Cash and Due From Banks

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank.  The reserve required at March 31, 2009, was $1,237,000 with no reserve requirement for March 31, 2008.

Note 3:	Available-for-Sale Securities

The amortized cost and approximate fair values of available-for-sale securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
		(In thousands)
March 31, 2009
U.S. government agencies	$9,793	$199	$—	$9,992
Mortgage-backed securities	39,878	1,045	22	40,901
State and political subdivisions	5,002	52	22	5,032

	$54,673	$1,296	$44	$55,925
March 31, 2008
U.S. government agencies	$3,733	$102	$—	$3,835
Mortgage-backed securities	25,046	314	58	25,302
State and political subdivisions	2,165	43	6	2,202

	$30,944	$459	$64	$31,339

The amortized cost and fair value of available-for-sale securities at March 31, 2009, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
	(In thousands)

Within one year	$1,088	$1,098
One to five years	12,111	12,335
Five to ten years	1,596	1,591

Investment securities	14,795	15,024
Mortgage-backed securities	39,878	40,901

Totals	$54,673	$55,925

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2009 and 2008

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $16,608,000 at March 31, 2009, and $5,273,000 at March 31, 2008.

In addition to the securities pledged as collateral, the Company had purchased letters of credit with the Federal Home Loan Bank of Chicago.  As of March 31, 2009, the Company had no purchased letters of credit with the Federal Home Loan Bank used to secure public deposits.  At March 31, 2008, $6,000,000 in purchased letters of credit with the Federal Home Loan Bank  were also pledged to secure public deposits. The book value of securities sold under agreements to repurchase amounted to $11,853,000 and $16,374,000 at March 31, 2009 and 2008, respectively.

Two available-for-sale securities were sold during the fiscal year ended March 31, 2009 resulting in a gross gain of $4,000 on one security and a gross loss of $2,000 on the other security being realized.  For the fiscal year ended March 31, 2008, no available-for-sale securities were sold.  However, $300,000 in municipal bonds were called resulting in a gain of $1,000 for the year ended March 31, 2008.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost.  Total fair value of these investments at March 31, 2009 and 2008, was $6,947,000 and $7,761,000, respectively, which is approximately 12.4% and 24.6%, respectively, of the Company’s available-for-sale investment portfolio.  These declines primarily resulted from recent changes in market interest rates.

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

The following table shows our investments’ gross unrealized losses and fair value (in thousands), aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at March 31, 2009 and 2008.

Description of Securities	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
As of March 31, 2009
Mortgage-backed securities	$6,307	$20	$125	$2	$6,432	$22
State and political subdivisions	290	16	225	6	515	22
Total temporarily impaired securities	$6,597	$36	$350	$8	$6,947	$44

As of March 31, 2008
Mortgage-backed securities	$6,471	$45	$1,063	$13	$7,534	$58
State and political subdivisions	—	—	227	6	227	6
Total temporarily impaired securities	$6,471	$45	$1,290	$19	$7,761	$64

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2009 and 2008

Note 4:	Loans and Allowance for Loan Losses

Categories of loans at March 31, include:

	2009	2008
	(In thousands)

Loans held for sale	$392	$101
Residential real estate	43,511	38,923
Multi-family real estate	1,242	618
Commercial and agriculture real estate	14,793	14,527
Real estate construction and development property	2,624	2,909
State and municipal government	2,172	2,720
Consumer and other	7,783	6,221
Commercial business and agricultural finance	17,835	11,710

Total loans	90,352	77,729

Less
Deferred loan fees	4	6
Undisbursed portion of loans	2,811	750
Allowance for loan losses	780	727

Net loans	$86,757	$76,246

Activity in the allowance for loan losses was as follows:

	2009	2008
	(In thousands)

Balance, beginning of year	$727	$729
Provision charged to expense	220	175
Losses charged off, net of recoveries of $28 for 2009 and $19 for 2008	(167)	(161)
Establish off-balance sheet assets reserve	—	(16)

Balance, end of year	$780	$727

Impaired loans totaled $256,000 and $292,000 at March 31, 2009 and 2008, respectively.  An allowance for loan losses of $40,000 and $145,000 relates to impaired loans of $154,000 and $182,000, at March 31, 2009 and 2008, respectively.  At March 31, 2009 and 2008, impaired loans of $102,000 and $110,000, respectively, had no related allowance for loan losses.

Interest of $5,000 and $6,000 was recognized on average impaired loans of $214,000 and $293,000 for 2009 and 2008, respectively.  Interest of $5,000 and $6,000 was recognized on impaired loans on a cash basis during 2009 and 2008, respectively.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2009 and 2008

At March 31, 2009 and 2008, there were no accruing loans delinquent 90 days or more.  Non-accruing loans at March 31, 2009 and 2008 were $235,000 and $292,000, respectively.

At March 31, 2009, the Company has a commercial loan totaling $1.0 million, secured by the common stock of a financial institution.  The borrower has been under increased regulatory pressure with respect to its capital position in recent months due to the borrowers deteriorating investment portfolio.  The borrower is in the process of securing additional capital to address the regulatory concerns.  The allowance for loan losses reflects management’s best estimate of the anticipated losses in this loan.  Due to the nature of the collateral, the Company could incur additional losses.

Note 5:	Premises and Equipment

Major classifications of premises and equipment stated at cost, are as follows:

	2009	2008
	(In thousands)

Land	$1,095	$586
Buildings and improvements	3,429	3,059
Equipment	2,509	2,065

	7,033	5,710
Less accumulated depreciation	3,093	2,859

Net premises and equipment	$3,940	$2,851

Note 6:	Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balances of mortgage loans serviced for others was $36,100,000 and $25,468,000 at March 31, 2009 and 2008, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $1,270,000 and $1,265,000 at March 31, 2009 and 2008, respectively.

The aggregate fair value of capitalized mortgage servicing rights at March 31, 2009 and 2008 totaled $243,000 and $194,000, respectively, and are included in “other assets” on the consolidated balance sheets.  Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value.  For purposes of measuring impairment, risk characteristics, including type of loan and origination date, were used to stratify the originated mortgage servicing rights.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2009 and 2008

	2009	2008
	(In thousands)

Mortgage servicing rights
Balance, beginning of year	$194	$143
Servicing rights capitalized	178	121
Amortization of servicing rights	(75)	(70)
Valuation allowance	(54)	—

Balance, end of year	$243	$194

For purposes of measuring impairment, risk characteristics (including product type, investor type, and interest rates) were used to stratify the originated mortgage servicing rights.  Activity in the valuation allowance was as follows:

	2009	2008
	(In thousands)

Balance, beginning of year	$—	$—
Additions	54	—

Balance, end of year	$54	$—

Note 7:	Interest-bearing Deposits

Interest-bearing time deposits in denominations of $100,000 or more were $26,628,000 on March 31, 2009, and $11,221,000 on March 31, 2008.

At March 31, 2009, the scheduled maturities (in thousands) of time deposits are as follows:

2010	$38,744
2011	10,805
2012	7,751
2013	2,022
2014	1,243
Thereafter	500

$61,065

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2009 and 2008

Note 8:	Other Borrowings

Other borrowings included the following at March 31:

	2009	2008
	(In thousands)

Securities sold under repurchase agreements	$9,914	$16,253

Securities sold under agreements to repurchase consist of obligations of the Company to other parties.  The obligations are secured by mortgage-backed securities and U.S. Government Agencies and such collateral is held by the Company in safekeeping at Independent Bankers Bank located in Springfield, Illinois.  The maximum amount of outstanding agreements at any month end during 2009 and 2008 totaled $18,761,000 and $18,233,000, respectively, and the monthly average of such agreements totaled $15,929,000 and $13,683,000 for 2009 and 2008, respectively. The average rates on the agreements during 2009 and 2008 were 0.86% and 3.51%, respectively. The average rate at March 31 2009 was 0.30% and 1.37% at March 31, 2008. The agreements at March 31, 2009, mature periodically within 36 months.

Note 9:	Lines of Credit

The Company maintains a $600,000 revolving line of credit note payable, of which none was outstanding at March 31, 2009 and 2008, with an unaffiliated financial institution. The note payable bears interest at the prime commercial rate (3.25% at March 31, 2009), matures on July 31, 2009, and is unsecured.

The Bank maintains a $5,000,000 revolving line of credit, of which none was outstanding at March 31, 2009 and 2008, with an unaffiliated financial institution. The line bears interest at the federal funds rate of the financial institution (1.0% at March 31, 2009), has an open-end maturity and is unsecured if used for less than fifteen (15) consecutive business days.

The Bank has also established borrowing capabilities at the Federal Reserve Bank of St. Louis discount window. Investment securities of $3,000,000 have been pledged as collateral.  As of March 31, 2009 and 2008, no amounts were outstanding.   The primary credit borrowing rate at March 31, 2009 was 0.50%, has a term of up to 90 days, and has no restrictions on use of the funds borrowed.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2009 and 2008

Note 10:	Federal Home Loan Bank Advances and Deposits

The Company maintains a $26,904,000 line of credit with the Federal Home Loan Bank of Chicago (“FHLB”).  No FHLB advances were outstanding as of the years ended March 31, 2009 and 2008.  However, the line of credit is decreased by $1,188,000 in credit enhancements related to the Mortgage Partnership Program with the FHLB.  The line of credit is secured by one-to four-family mortgage loans totaling $37,557,000 at March 31, 2009.

At March 31, 2009 and 2008, the amount of interest bearing deposits invested with the Federal Home Loan Bank of Chicago were $713,000 and $264,000, respectively.

Note 11:	Income Taxes

The provision for income taxes includes these components:

	2009	2008
	(In thousands)
Taxes currently payable	$163	$515
Deferred income taxes	128	(56)

Income tax expense	$291	$459

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2009	2008
	(In thousands)
Computed at the statutory rate (34%)	$368	$486
Increase (decrease) resulting from
Tax exempt interest	(54)	(62)
State income taxes	43	89
Life insurance cash value	(19)	(19)
Other	(47)	(35)

Actual tax expense	$291	$459

The tax effects of temporary differences related to deferred taxes shown on the consolidated balance sheets were:

	2009	2008
	(In thousands)
Deferred tax assets
Allowance for loan losses	$311	$279
Deferred compensation	166	181
Other	20	-

	497	460

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2009 and 2008

Deferred tax liabilities
Unrealized gains on available-for-sale securities	$(470)	$(149)
Depreciation	(371)	(209)
Federal Home Loan Bank Stock dividend	(108)	(104)

	(949)	(462)

Net deferred tax liability	$(452)	$(2)

Note 12:	Other Comprehensive Income

Other comprehensive income components and related taxes were as follows:

	2009	2008
	(In thousands)

Unrealized gains on available-for-sale securities	$858	$714
Less reclassification adjustment for realized gains included in income	2	1

Other comprehensive income, before tax effect	856	713
Tax expense	321	267

Other comprehensive income related to available-for-sale securities	$535	$446

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2009 and 2008

Note 13:	Regulatory Matters

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulation) to risk-weighted assets (as defined) and Tier 1 capital (as defined) to average assets (as defined).  Management believes, as of March 31, 2009 and 2008, that the Bank met all capital adequacy requirements to which it is subject.

As of March 31, 2009, the most recent notification from the Comptroller categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are also presented in the table.  A total of $24,000 and $19,000 were deducted from capital for interest-rate risk in 2009 and 2008, respectively.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Amounts In Thousands)
As of March 31, 2009
Total risk-based capital (to risk-weighted assets)	$12,657	14.2%	$7,147	8.0%	$8,934	10.0%

Tier I capital (to risk-weighted assets)	$11,857	13.3%	$3,573	4.0%	$5,360	6.0%

Tier I capital (to average assets)	$11,857	7.5%	$6,305	4.0%	$7,882	5.0%

As of March 31, 2008
Total risk-based capital (to risk-weighted assets)	$12,237	16.1%	$6,095	8.0%	$7,619	10.0%

Tier I capital (to risk-weighted assets)	$11,484	15.1%	$3,048	4.0%	$4,572	6.0%

Tier I capital (to average assets)	$11,484	9.1%	$5,055	4.0%	$6,318	5.0%

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2009 and 2008

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

At March 31, 2009 and 2008, the Company had loans outstanding to executive officers, directors, and significant stockholders and their affiliates (related parties).  Changes in loans to executive officers, directors, and significant stockholders and their affiliates are as follows:

Balance beginning of year	$2,410
Additions	335
Repayments	(178)
Change in related parties	—

Balance, end of year	$2,567

Deposits from related parties held by the Company at March 31, 2009 and 2008, totaled approximately $674,000, and $584,000 respectively.

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

The Company has a defined contribution pension plan covering all employees with three months of employment and minimum age of 21.  Employees may contribute up to the maximum amount allowed by law annually with the Bank matching 2% of the employee’s contribution on the first 4% of the employee’s compensation.  Employer contributions charged to expense for 2009 and 2008 were $31,000 and $17,000, respectively.  The Company accrued for a profit sharing contribution that was paid after the end of fiscal year 2009 based on the employee’s compensation for the calendar year ended December 31, 2008.  As of March 31, 2009 and 2008, the employer contribution charged to expense was $133,000 and $132,000.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2009 and 2008

Also, the Company has a deferred compensation agreement with active Directors.  The agreement provides annual contributions of $2,000 per year per director to be paid on January 1st of each year.   The contributions are used to purchase shares of the Company’s stock which are held in trust for the Directors until retirement.  The total number of shares in the plan as of March 31, 2009 and 2008 is 15,778 and 15,968 respectively.  The difference between current year and prior year shares outstanding relate to awards of 531 shares and the payment of 721 shares to a director that resigned in January 2008. The cost of the shares held by the Trust is deducted from additional paid in capital on the consolidated balance sheets. The charge to expense for the annual contribution was $12,000 and $14,000 for 2009 and 2008, respectively.  Contribution expense was adjusted to reflect the fair value of the shares to the current market price for the years ended March 31, 2009 and 2008. Contribution expense was decreased by $14,000 for the year ended March 31, 2009 but was increased by $22,000 for the year ended March 31, 2008.

As part of the conversion in 1997, the Company established an ESOP covering substantially all employees of the Company.  The ESOP acquired 68,770 shares of Company common stock at $10 per share in the conversion with funds provided by a loan from the Company.  Accordingly, $688,000 of common stock acquired by the ESOP was shown as a reduction of stockholders’ equity.  Shares are released to participants proportionately as the loan is repaid.  Dividends on allocated shares are recorded as dividends and charged to retained earnings.  Dividends on unallocated shares are used to repay the loan and are treated as compensation expense.  Compensation expense is recorded equal to the fair value of the stock when contributions, which are determined annually, at December 31, by the Board of Directors of the Company, are made to the ESOP.

	2009	2008

Total allocated ESOP shares	64,708	63,694

The Company adopted with stockholders approval the Recognition and Retention Plan (the RRP) on July 29, 1998.  The plan provides for the granting of shares of common stock to the eligible directors, officers, and employees.  The RRP was approved for 42,981 shares of common stock of the Company.  The RRP has granted 35,750 shares to existing directors, officers, and employees with 7,231 available for future grants.  The original granted shares vested in five equal annual installments, with the first installment vesting immediately upon the plan approval and the last vesting on July 29, 2002.  The vesting of the granted shares can be accelerated based on certain plan provisions.  Directors, officers, and employees granted shares retain voting rights and, if dividends are paid, dividends during the vesting period.  The RRP will continue in effect for a term of ten years unless otherwise terminated.  The Company’s stock price was $17.25 on the RRP approval date.  The Company repurchased 42,981 shares of its common stock during the year ended March 31, 1999 at a cost of $746,000.  There was no expense recognized under the RRP plan for the years ended March 31, 2009 and 2008, respectively.  The RRP expired July 29, 2008 and the unallocated 7,231 shares were transferred to Treasury Stock at that time.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2009 and 2008

Note 16:	Stock Option Plan

The Company has a fixed option plan under which the Company may grant options that vest over five (5) years to selected employees for up to 103,155 shares of common stock.  The exercise price of each option is intended to equal the fair value of the Company's stock on the date of grant.  An option's maximum term is ten (10) years.

With all options being exercised during the fiscal year ended March 31, 2009 and no outstanding options remaining, there was no aggregate intrinsic value of stock options outstanding and exercisable at March 31, 2009.  The aggregate intrinsic value of stock options exercised during the fiscal year ended March 31, 2009 was $166,000.

A summary of the status of the plan at March 31, 2009 and 2008, and changes during the years then ended is presented below:

	2009		2008
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price

Outstanding, beginning of year	10,190	$17.25	18,505	$17.25
Exercised	10,190	$17.25	8,315	$17.25

Outstanding, end of year	—	$—	10,190	$17.25

Options exercisable, end of year	—	$—	10,190	$17.25

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2009 and 2008

Note 17:	Earnings Per Share

Earnings per share (EPS) were computed as follows:

	Year Ended March 31, 2009
	Income	Weighted- Average Shares	Per Share Amount
	(In thousands)

Net income	$791	431,024

Basic earnings per share
Income available to common stockholders			$1.84

Effect of dilutive securities
Stock options		—
Incentive shares	—	16,221

Diluted earnings per share
Income available to common stockholders and assumed conversions	$791	447,245	$1.77

	Year Ended March 31, 2008
	Income	Weighted- Average Shares	Per Share Amount
	(In thousands)

Net income	$971	450,344

Basic earnings per share
Income available to common stockholders			$2.16

Effect of dilutive securities
Stock options		4,943
Incentive shares	—	16,222

Diluted earnings per share
Income available to common stockholders and assumed conversions	$971	471,509	$2.06

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2009 and 2008

Note 18:	Disclosures about Fair Value of Financial Instruments

Effective April1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157 (SFAS 157), Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 has been applied prospectively as of the beginning of the period.

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Following is a description of the valuation methodologies used for assets measured at fair value on a recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.

Available-for-Sale Securities

The fair value of available-for-sale securities are determined by various valuation methodologies. Where quoted market prices are available in an active market, securities are classified within Level 1. The Company has no Level 1 securities. If quoted market prices are not available, then fair values are estimated using pricing models or quoted prices of securities with similar characteristics. Level 2 securities include obligations of U.S. government corporations and agencies, obligations of states and political subdivisions, mortgage-backed securities, and collateralized mortgage obligations. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.  The Company has no Level 3 available-for-sale securities.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2009 and 2008

The following table presents the Company’s assets that are measured at fair value on a recurring basis and the level within the FAS 157 hierarchy in which the fair value measurements fall as of March 31, 2009 (in thousands):

	Carrying value at March 31, 2009
Description	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Available-for-sale securities	$55,925	$—	$55,925	$—

The Company may be required, from time to time, to measure certain other financial assets and liabilities on a nonrecurring basis. These adjustments to fair value usually result from application of lower-of-cost-or-market accounting or write-downs of individual assets. For assets measured at fair value on a nonrecurring basis that were still held on the balance sheet at March 31, 2009, the following table provides the level of valuation assumptions used to determine each adjustment and the fair value of the assets at March 31, 2009 (in thousands).

Impaired Loans

Loans for which it is probable that the Company will not collect all principal and interest due according to contractual terms are measured for impairment in accordance with the provisions of Financial Accounting Standard No. 114 (“FAS 114”) “Accounting by Creditors for Impairment of a Loan.” Allowable methods for estimating fair value include using the fair value of the collateral or collateral dependent loans or, where a loan is determined not to be collateral dependent, using the discounted cash flow method.

If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of the impairment is utilized. This method requires reviewing an independent appraisal of the collateral and applying a discount factor to the value based on management’s estimation process.

Impaired loans are classified within Level 3 of the fair value hierarchy.

Mortgage Servicing Rights

The fair value used to determine the valuation allowance is estimated using discounted cash flow models.  Due to the nature of the valuation inputs, mortgage servicing rights are classified within Level 3 of the hierarchy.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2009 and 2008

The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the FAS 157 fair value hierarchy in which the fair value measurements fall at March 31, 2009:

Carrying value at March 31, 2009
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Description	Fair Value	(Level 1)	(Level 2)	(Level 3)

Impaired loans	$154	$—	$—	$154
Mortgage servicing rights	243	—	—	243

The following methods were used to estimate fair values of the Company’s financial instruments.  The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties.  Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.  Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

Carrying amount is the estimated fair value for cash and cash equivalents, interest-bearing deposits, federal funds sold, Federal Reserve and Federal Home Loan Bank stocks, accrued interest receivable and payable, and advances from borrowers for taxes and insurance.  Security fair values equal quoted market prices, if available.  If quoted market prices are not available, fair value is estimated based on quoted market prices of similar securities.  The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.  Loans with similar characteristics were aggregated for purposes of the calculations.  On demand deposits, savings accounts, NOW accounts, and certain money market deposits the carrying amount approximates fair value.  The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. On other borrowings, rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

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

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2009 and 2008

	March 31, 2009		March 31, 2008
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
	(In thousands)
Financial assets
Cash and cash equivalents	$5,424	$5,424	$1,901	$1,901
Interest-bearing deposits	713	713	264	264
Federal funds sold	7,572	7,572	17,363	17,363
Available-for-sale securities	55,925	55,925	31,339	31,339
Loans held for sale	392	392	101	101
Loans, net of allowance for loan losses	86,365	87,092	76,145	76,810
Federal Reserve and Federal Home Loan Bank stock	811	811	808	808
Interest receivable	824	824	758	758

Financial liabilities
Deposits	140,088	135,883	103,898	105,472
Other borrowings	9,914	9,927	16,253	16,283
Advances from borrowers for taxes and insurance	166	166	149	149
Interest payable	330	330	262	262

Unrecognized financial instruments (net of contract amount)
Commitments to originate loans	—	—	—	—
Letters of credit	—	—	—	—
Lines of credit	—	—	—	—

Note 19:	Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations.  Estimates related to the allowance for loan losses, foreclosed assets held for sale, loan servicing rights, and Federal Home Loan Bank stock impairment are reflected in Note 1. Current vulnerabilities due to certain concentrations of credit risk are described in Note 20.  Disclosures due to current economic conditions are described below.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2009 and 2008

Current Economic Conditions

The current economic environment presents financial institutions with unprecedented circumstances and challenges which in some cases resulted in large declines in the fair values of investments and other assets, constraints on liquidity and significant credit quality problems including severe volatility in the valuation of real estate and other collateral supporting loans.  The financial statements have been prepared using values and information currently available to the Company.

Given the volatility of current economic conditions, the values of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses, and capital that could negatively impact the Company’s ability to meet regulatory capital requirements and maintain sufficient liquidity.

Note 20:	Financial Instruments with Off-Balance Sheet Risk

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

The Company had total outstanding standby letters of credit amounting to $383,000 and $366,000 at March 31, 2009 and 2008, respectively, with terms ranging from 12 to 18 months.  At March 31, 2009 and 2008, the Bank’s deferred revenue under standby letters of credit agreements was nominal.

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

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2009 and 2008

At March 31, 2009, the Company had granted unused lines of credit to borrowers aggregating approximately $14,088,000 and $6,831,000 for commercial lines and open-end consumer lines, respectively.  At March 31, 2008, unused lines of credit to borrowers aggregated approximately $10,337,000 for commercial lines and $5,960,000 for open-end consumer lines.

Loans committed to but not yet funded as of March 31, 2009 and 2008 amounted to $3,724,000 and $2,963,000, respectively.  As of March 31, 2009 and 2008, $2,861,000 and $1,287,000, respectively, were at a fixed rate and scheduled to be sold in the secondary market.

Note 21:	Subsequent Events

On May 22, 2009, the FDIC adopted a final rule imposing a 5 basis point special assessment on each insured depository institution's assets minus Tier 1 capital as of June 30, 2009. The amount of the special assessment for any institution will not exceed 10 basis points times the institution's assessment base for the second quarter 2009. The special assessment will be collected on September 30, 2009. An additional special assessment of up to 5 basis points later in 2009 is probable, but the amount is uncertain. The additional amount that would be imposed on the Company, as a result of the June 30, 2009 final rule, would be approximately $81,300.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2009 and 2008

Note 22:	Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations, and cash flows of the Company:

Condensed Balance Sheets

	March 31,
	2009	2008
	(In Thousands)
Assets
Cash and due from banks	$146	$689

Investment in common stock of subsidiaries	12,663	11,750
Other assets	119	125

Total assets	$12,928	$12,564

Liabilities
Other liabilities	$621	$688

Stockholders' Equity	12,307	11,876

Total liabilities and stockholders' equity	$12,928	$12,564

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2009 and 2008

Condensed Statements of Income

	Year Ended March 31,
	2009	2008
	(In Thousands)
Income
Dividends from subsidiaries	$600	$998
Other income	3	7

Total income	603	1,005

Expenses
Other expenses	366	346

Income Before Income Tax and Equity in Undistributed Income of Subsidiary	237	659

Income Tax Benefit	(176)	(127)

Income Before Equity in Undistributed Income of Subsidiary	413	786

Equity in Undistributed Income of Subsidiary	378	185

Net Income	$791	$971

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2009 and 2008

Condensed Statements of Cash Flows

	Year Ended March 31,
	2009	2008
	(In Thousands)
Operating Activities
Net income	$791	$971
Items not requiring (providing) cash
Deferred income taxes	4	(8)
Equity in undistributed earnings of subsidiary	(378)	(185)
Compensation related to incentive plans	208	130
Changes in
Other assets	2	8
Other liabilities	(67)	93

Net cash provided by operating activities	560	1,009

Financing Activities
Dividends paid	(345)	(316)
Purchase of incentive plan shares	(19)	(24)
Proceeds received from exercise of options	150	69
Purchase of treasury shares	(889)	(1,290)

Net cash used in financing activities	(1,103)	(1,561)

Decrease in Cash and Cash Equivalents	(543)	(552)

Cash and Cash Equivalents at Beginning of Year	689	1,241

Cash and Cash Equivalents at End of Year	$146	$689

FIRST ROBINSON FINANCIAL CORPORATION AND SUBSIDIARY

STOCKHOLDER INFORMATION

ANNUAL MEETING

The annual meeting of stockholders will be held at 9:00 a.m., Thursday, July 23, 2009, at the Company’s office located at 501 East Main Street, Robinson, Illinois.

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

	Fiscal 2009			Fiscal 2008
	High	Low	Dividends	High	Low	Dividends

First Quarter	$36.50	$34.45	$0.75	$41.05	$31.00	$0.65
Second Quarter	36.75	34.90	-	33.99	32.02	-
Third Quarter	36.00	33.25	-	33.75	33.15	-
Fourth Quarter	35.00	33.75	-	36.75	33.20	-

The Company declared and paid a dividend of $0.75 per share in fiscal 2009.  Dividend payment decisions are made with consideration of a variety of factors including earnings, financial condition, market considerations and regulatory restrictions.  Restrictions on dividend payments are described in Note 13 of the Notes to Financial Statements included in this Annual Report.

As of June 10, 2009, the Company had approximately 450 registered stockholders of record and 435,148 outstanding shares of Common Stock.

SHAREHOLDERS AND GENERAL INQUIRIES	TRANSFER AGENT

Rick L. Catt
President and Chief Executive Officer
First Robinson Financial Corporation	Register and Transfer Company
501 East Main Street	10 Commerce Drive
Robinson, Illinois 62454	Cranford, New Jersey 07016
(618) 544-8621	(908) 272-8511

ANNUAL AND OTHER REPORTS

The Company is required to file an Annual Report on Form 10-K for its fiscal year ended March 31, 2009, with the Securities and Exchange Commission.  Copies of the Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-QSB may be obtained without charge by contacting:

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