Form 10-K, Exhibit 13
period 2010-03-31
FIRST ROBINSON FINANCIAL CORP
filed 2010-06-25
CIK 1035991

EXHIBIT 13

ANNUAL REPORT TO STOCKHOLDERS

2010 ANNUAL REPORT

FIRST ROBINSON FINANCIAL CORPORATION

i

FIRST ROBINSON FINANCIAL CORPORATION

Dear Fellow Stockholder,

The Board of Directors and management would like to share with you the Annual Report of First Robinson Financial Corporation (the “Company”) for our fiscal year ended March 31, 2010.  During the past twelve months the banking industry has suffered through one of its most difficult years.  Questionable practices on Wall Street, foreclosures, unemployment, and bank closures all contributed to a nationwide recession.  These events had an impact on us as well.  The FDIC, responding to increased bank failures, increased our insurance premiums by over $200,000.  We also participated in a loan to and had an equity investment in a bankers’ bank that failed causing an increase in our provision for loan and lease losses of approximately $1.1 million and a $197,000 loss on our equity investment.  These combined to negatively impact our earnings by over $1.5 million, resulting in a $30,000 loss for our Company.

Despite the loss, we saw significant core deposit and loan growth and the stock price consistently traded from $29.00 to $36.00 per share.  Growth in checking and savings accounts exceeded $12 million during the past fiscal year while we experienced a $13.7 million growth in loans.  We believe the growth in core deposits is a reflection of customer confidence and preference for a community bank staffed by people they know.  The quality of our loan portfolio continues to be a source of strength as we maintain asset quality ratios well above peer group numbers. Our new trust department and new branch office in Vincennes, Indiana have both performed very well in their first full year of operation.  Although both were unprofitable during this past fiscal year, as expected, we believe both are positioned to help us increase our earnings in the future.  Our net interest margin has increased slightly during the past three quarters, a trend we believe will continue.  Management has implemented several cost cutting measures to reduce non-interest expense while also exploring methods to maintain or increase non-interest income. Perhaps most importantly, both our Company and First Robinson Savings Bank, N.A. (the “Bank”) continue to enjoy acceptable levels of capital as stockholders’ equity remains well above the “well-capitalized” level, the highest level under banking regulations.  Further, we anticipate that our quarter ended June 30, 2010, the first quarter of our new fiscal year, will be profitable.

In recognition of the Company’s strength, the Board of Directors was pleased to increase our dividends paid to stockholders of record as of June 2, 2010, by 6.3%, from $0.80 per share paid in June 2009, to a record $0.85 per share.  The Company continues to support a stock repurchase plan that allows it, within limitations, to repurchase our outstanding shares. The primary focus of our employees, management and the Board of Directors is to increase the value of our Company, while providing outstanding customer service and quality banking products to our customers.

As you can see, we have had a stressful and challenging year, however we are convinced we will overcome the obstacles created from the nation’s financial crisis. Unlike many banks in the United States, your Company is healthy and poised for a prosperous new fiscal year.  Our bank has been serving this community since 1883 and will continue to do so.  I would encourage you to read the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section herein for more detailed financial information.

In closing, we believe we are unmatched in supporting our communities with not only monetary donations, but just as importantly, hours upon hours of volunteer service. We thank you for your patronage and support.  This IS your Company and we want you to have confidence and pride in it; therefore we would encourage your questions, suggestions, and, of course, your continued patronage and support.

Sincerely,

Rick L. Catt, President/CEO

Overview of the Company

First Robinson Financial Corporation (the “Company”) is a bank holding company that was chartered under the laws of the State of Delaware in March 1997.  Its primary business is the ownership of First Robinson Savings Bank, National Association (the “Bank”), a national bank that was also chartered in 1997 and whose predecessor was First Robinson Savings & Loan which had been serving the financial needs of Crawford County since 1883.  The Company is headquartered in Robinson, Illinois and currently operates three full service offices and one drive-up facility in Crawford County, Illinois and one full service office in Vincennes, Indiana.  The branch in Vincennes goes by the popular name of First Vincennes Savings Bank.

We are a community-oriented financial institution whose primary business consists of accepting deposits from the general public in our market area, Crawford County and contiguous counties in Illinois and Knox County and contiguous counties in Indiana, and investing these funds primarily in loans, mortgage-backed securities and other securities, issued by U.S. Government sponsored enterprises, and bonds issued by states and political subdivisions. Loans consist primarily of loans secured by residential real estate located in the Company’s market areas, non-residential and agriculture real estate loans, consumer loans, loans to municipalities, commercial loans, and agricultural loans.  In an effort to meet the financial needs of our market area, the Bank also provides Trust services and investment services through PrimeVest Financial Services.

The Company’s primary sources of funds are deposits, proceeds from the sale of mortgage loans, repayments and prepayments of loans and mortgage-backed securities, and the sale, call or maturity of investment securities. Although maturity and scheduled amortization of loans are relatively predictable sources of funds, deposit flows and prepayments on loans and mortgage-backed securities are influenced significantly by general interest rates, economic conditions and competition.

The Company’s results of operations depend primarily on net interest income, which is the difference between interest earned on our loan and investment portfolios and the interest paid on deposits or other borrowings.  The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. To a lesser extent, the results of operations are also affected by non-interest income, non-interest expense, the provision for losses on loans and income tax expense. Non-interest income consists primarily of service charges and gains on sales of loans. The Company’s non-interest expense consists primarily of salaries and employee benefits, occupancy and office expenses, advertising, data processing expenses and the costs associated with being a publicly held company.

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

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected consolidated financial data of First Robinson Financial Corporation (the “Company”) and its subsidiary First Robinson Savings Bank, National Association (the “Bank”) at and for the periods indicated.  In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation have been included.  The consolidated financial data is derived in part from, and should be read in conjunction with, the Financial Statements and Notes thereto presented elsewhere in this Annual Report.

	At March 31,
	2010	2009
	(in thousands)
Selected Financial Condition Data:
Total assets	$182,989	$164,419
Loans, held for sale	88	392
Loans receivable, net	100,063	86,365
Mortgage-backed securities	36,472	40,901
Interest bearing deposits	3,475	713
Federal funds sold	7,852	7,572
Investment securities	18,927	15,024
Deposits	149,312	140,088
Total borrowings	17,621	9,914
Stockholders’ equity	12,045	12,307

	Year Ended at March 31,
	2010	2009
	(in thousands)
Selected Operations Data:
Total interest income	$7,802	$7,605
Total interest expense	(3,231)	(3,132)
Net interest income	4,571	4,473
Provision for loan losses	(1,297)	(220)
Net interest income after provision for loan losses	3,274	4,253
Fees and service charges	968	871
Net gain on sales of loans	343	231
Other non-interest income	922	606
Total non-interest income	2,233	1,708
Total non-interest expense	(5,659)	(4,879)
Income (loss) before taxes	(152)	1,082
Income tax provision (benefit)	(122)	291
Net income (loss)	$(30)	$791

	Year Ended at March 31,
	2010	2009
	(in thousands)
Selected Financial And Other Data:
Performance Ratios:
Return on assets (ratio of net income to average total assets)	(0.02)%	0.55%
Return on stockholders’ equity (ratio of net income to average equity)	(0.24)	6.69
Interest rate spread information:
Average during period	2.70	3.04
End of period	2.59	2.76
Net interest margin(1)	2.85	3.35
Ratio of non-interest expense to average total assets	3.22	3.38
Ratio of average interest-earning assets to average interest-bearing liabilities	107.66	113.21

Quality Ratios:
Non-performing assets to total assets at end of period	0.10	0.17
Allowance for loan losses to non-performing loans	720.77	331.36
Allowance for loan losses to loans receivable, net	0.97	0.90

Capital Ratios:
Stockholders’ equity to total assets at end of period	6.58	7.48
Average stockholders’ equity to average assets	6.88	8.19

Other Data:
Number of full-service offices	4	4
Number of full-time employees	55	52
Number of deposit accounts	13,303	12,640
Number of loan accounts	3,606	3,020

(1)	Net interest income divided by average interest-earning assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Management’s discussion and analysis of financial condition and results of operations is intended to assist in understanding our financial condition and results of operations.  This information contained in this section should be read in conjunction with our consolidated financial statements and accompanying notes.

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

Any forward-looking statements made in this report or incorporated by reference in this report are made as of the date of this report, and, except as required by applicable law, we assume no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.  We decline any obligation to publicly announce future events or developments that may affect the forward-looking statements herein.

Business Strategy

Periodically, the Board of Directors and management meet to strategically plan for the future.  We review and discuss both current and new products and services to determine their effect on our profitability and customer service. Staying abreast of technology and offering products and services that appeal to the younger generation, such as internet banking, the ability to open accounts online, and a social networking site are important parts of our strategic plan. We also monitor current events and economic trends in our local area that could materially impact the Bank’s earnings.

The Company’s business consists of attracting deposits from the general public and using those deposits to originate loans on a profitable basis to the communities served. In seeking to accomplish this, the Board of Directors and management have adopted a business strategy designed (i) to maintain the Bank’s capital level in excess of regulatory requirements; (ii) to maintain asset quality, (iii) to increase earnings; and (iv) to manage exposure to changes in interest rates.  Being successful in the above will aid in the increase of shareholder value.

The Bank is maintaining its capital level well above regulatory requirements. The Bank’s Tier 1 capital to average assets as of March 31, 2010 was 7.2%.  The main factor contributing to the lower ratio is our robust growth in assets.  Assets increased by $18.6 million, or 11.3%, from March 31, 2009 to March 31, 2010.   In an effort to stem the decrease in the capital ratio, the Board and management will work toward slowing the increase in asset growth.

Another factor in reversing the decrease in the capital to asset ratio is consistent earnings.  Historically, net earnings had remained relatively consistent. However, for the fiscal year ending March 31, 2010, the Company sustained a net loss of $30,000.  The current economic recession had a severe impact on the banking industry which caused increased bank failures nationwide.  The Company participated in a loan to a bank holding company whose subsidiary, a bankers’ bank, was placed into receivership by the FDIC.  Due to the failure of the bankers’ bank, the Company had a net charge off of $972,000 for the participated loan and a loss of $197,000 on an equity security of the failed bankers’ bank holding company.  Additionally, due to the increased amount of nationwide bank failures, the FDIC implemented increased costs for deposit insurance coverage for all FDIC member banks.  The Company had an increase of $212,000, or 290.4%, in FDIC insurance coverage expense for the fiscal year when comparing March 31, 2010 to the same period of 2009.  Had the Company not experienced the charge-off and the loss on the equity security, net operating income before tax would have been approximately $1.0 million.

Overall, the Company’s asset quality is strong.   One key to maintaining strong asset quality is the Company’s loan policy which has specific underwriting standards, and documentation, borrower information verification and credit administration requirements.  The loan policy has also been expanded to include specific processes to use in dealing with problem loans.  The Company’s loans past due 30 days or more plus non-accruals to loans receivable, net at March 31, 2010 and 2009 was 0.32% compared to peer of 3.61% and 0.40% compared to peer of 3.29%, respectively. The peer group consists of insured commercial banks having assets between $100 million and $300 million, with 3 or more full service banking offices not located in a metropolitan area. The strategic plan emphasizes residential one to-four family loans, which comprises approximately 45.0% of loans receivable. We offer both adjustable and fixed rate one to-four family loans and hold the adjustable loans for investment and when prudent may retain some of the fixed rate loans if they fit within our policy targets for rate sensitivity.    The majority of the fixed rate loans are sold into the secondary market through programs with the Federal Home Loan Bank of Chicago (“FHLB”).  During the fiscal year ending March 31, 2010, we originated to be sold $27.6 million in fixed rate loans to the FHLB compared to $19.6 million in fixed rate loans sold in the fiscal year ending March 31, 2009.  The increase in sales resulted in an increase of $112,000, or 48.5%, in gains on loans sold when comparing the periods ended March 31, 2010 and 2009.

The nationwide mortgage crisis had minimal, if any, impact on the Company as we do not offer a subprime mortgage product.  The mortgage-backed securities, residential, held in our investment portfolio have all been issued by the U.S. Government or U.S. Government sponsored enterprises. Our local real estate market did not realize the significant growth in market values over the past decade as experienced nationally in larger metropolitan areas.  Therefore we have not seen a material decline in housing prices. Our asset quality is very strong and our loan losses have been minimal, with the exception of the one charged off loan to a bank holding company discussed above.  Management is committed to continuing this trend with our conservative loan policies and underwriting.   We continue to service our existing borrowers and originate new loans to credit worthy borrowers in an effort to meet the credit needs of our community.

The Bank also intends to stay focused on technology and customer use of our internet banking products is on the increase.  A deposit product offered by the Company encourages the use of internet banking.  We realize the risks involved with promoting internet-based transactions; and while we cannot be entirely free from vulnerability to attack, the Company has incorporated additional security features to mitigate the possibility of security data breaches.  Additionally, we rely on and do business with a variety of third-party service providers, agents and vendors with respect to the Company’s business, data security and communications needs.  If information security is breached, or one of our agents or vendors breaches compliance procedures, information could be lost or misappropriated, resulting in financial loss or costs to us or damages to others.  These costs or losses could materially exceed the Company’s amount of insurance coverage which would adversely affect the Company’s business.

Managing exposure to interest rate risk is also an important portion of the business strategy of the Company.  The overall majority of loans secured by one to-four family residential properties retained on our balance sheet are adjustable with floors in order to manage exposure to falling rates.  However, these loan products also have ceilings of approximately 6.0% above their initial rate and could be a detriment if rates should increase dramatically.

The addition of the branch in Vincennes, Indiana is proving to be a definite asset for the Company.  In the fifteen months the branch has been opened, its deposits make up almost 10% of the Company’s total deposits and its loans account for 9.2% of the Company’s loans at March 31, 2010.  The Trust department is also growing, however, it is a slower process.  Trust assets grew 71.9% from $683,000 at March 31, 2009 to $1.2 million at March 31, 2010.

Despite the loss of income during the current fiscal year, the Company is healthy and looks forward to the challenges in the coming year.  The Company needs to diligently monitor its interest rate risk, its credit risk, and all factors relating to non-interest income and expense in order to maintain earnings at an acceptable level.

We continue to maintain a strong presence in the community and are pleased to be one of the few independent community banks in our primary market area. Go to www.frsb.net on the web to visit our subsidiary, First Robinson Savings Bank and to research additional information concerning Company, use the “About Us” tab.

Federal Deposit Insurance Corporation Insurance Coverage

As with all banks insured by the FDIC, the Company’s depositors are protected against the loss of their insured deposits by the FDIC.  There were two recent changes to the rules that broadened the FDIC insurance; the FDIC temporarily increased basic FDIC insurance coverage from $100,000 to $250,000 per depositor until December 31, 2013.  In addition, the FDIC instituted a Temporary Liquidity Guaranty Program (“TLGP”) which provides full deposit insurance coverage for non-interest bearing transaction deposit accounts, regardless of dollar amount, until December 31, 2010.  The FDIC defines a “non-interest bearing transaction account” as a transaction account on which the insured depository institution pays no interest and does not reserve the right to require advance notice of intended withdrawals.  This coverage is over and above the $250,000 in deposit insurance otherwise provided to a customer.  The FDIC announced that it has preserved its flexibility to further extend the program through December 31, 2011 without further rule making.

The Company opted into the TLGP.  The additional cost of this program, assessed on a quarterly basis, is a 10 basis point annualized surcharge on balances in non-interest bearing transaction accounts that exceed $250,000.  The Company does not believe this amount will have a material effect on its consolidated financial statements.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED MARCH 31, 2010 AND 2009

General

For the year ended March 31, 2010, the Company sustained a net loss of $30,000 or a loss per share for basic and diluted of $0.07, compared to net income of $791,000 or earnings per share for basic of $1.84 and $1.77 diluted for the fiscal year ended March 31, 2009.  The decrease of $821,000 in net income is a result of the additional provision for loan losses of $1.1 million which primarily related to the charge off of a loan to a bank holding company secured by the stock of its subsidiary bank, that was placed into receivership by the FDIC.  Another factor contributing to the loss for the fiscal year ended March 31, 2010, was the increase of $780,000 in non-interest expense.  The increase in provision for loan losses and non-interest expense were offset, in part, by an increase in non-interest income of $525,000 and a decrease of $413,000 in income taxes.

Net Interest Income

For the year ended March 31, 2010, net interest income totaled $4.6 million, an increase of 2.2%, or $98,000, over the year ended March 31, 2009.  The increase in net interest income is due to an increase of $197,000 in total interest and dividends offset by a $99,000 increase in total interest expense.  Even though net interest income increased, net interest margin decreased by 50 basis points from 3.35% for the year ended March 31, 2009 to 2.85% for the year ended March 31, 2010.

 A contributing factor to the 50 basis point decrease in the interest margin is the decrease in the ratio of average interest-earning assets to average interest-bearing liabilities from 113.21% for the year ended March 31, 2009 to 107.66% for the year ended March 31, 2010.  The average interest rate earned on interest-earning assets edged downward from 5.69% in 2009 to 4.87% in 2010, while the average balance of interest-earning assets increased $26.8 million from $133.6 million in 2009 to $160.4 million in 2010. The average rate paid on interest-bearing liabilities decreased 48 basis points from 2.65% in 2009 to 2.17% in 2010. The average balance of interest-bearing liabilities increased $30.9 million from $118.0 million in 2009 to $148.9 million in 2010. Overall, the interest rate spread for 2010 also decreased to 2.70% from 3.04% in 2009.

Total interest income was $7.8 million for the year ended March 31, 2010, an increase of $197,000, or 2.6%, from $7.6 million reported in 2009. Interest income from loans increased by $254,000 from $5.4 million in 2009 to $5.6 million in 2010, and investment income decreased by $57,000 from $2,224,000 in 2009 to $2,167,000 in 2010.

The increase in loan interest income of $254,000 from 2010 to 2009 was due to an increase in the average balance of loans outstanding offset by a decrease in the average yield on loans. The average balance in loans outstanding increased $13.5 million, or 16.8% while the average yield on loans receivable decreased 69 basis points from 6.70% in 2009 to 6.01% in 2010.

The decrease in income from investments including interest earned on deposits and federal funds sold of $57,000, or 2.6%, when comparing March 31, 2010 to the same period of 2009, was primarily the result of a decrease of $112,000 in interest earned on federal funds sold and other interest-earning deposits offset, in part by an increase of $55,000 in interest earned on mortgage-backed securities, municipal bonds, and agency securities. Average total investment securities and interest-earning deposits, including federal funds sold, were $65.8 million during 2010, a $13.3 million, or 25.4%, increase over the 2009 average of $52.5 million.  The average rate earned on investment securities, federal funds sold, and interest-earning deposits for the year ended March 31, 2010 was 3.29% down from 4.24% in 2009.

Total interest expense increased $99,000, or 3.2%, in 2010 from 2009. Interest expense on deposits grew by $155,000, or 5.2%, from $3.0 million in 2009 to $3.1 million in 2010. Interest expense from other borrowings decreased by $56,000, or 0.4%, from $140,000 in 2009 to $84,000 in 2010.

Interest expense on time deposits increased by $68,000, or 3.6%, from $1.9 million for the fiscal year ending March 31, 2009 to $1.9 million for the fiscal year ending March 31, 2010 due to an increase in the average balance offset by a decrease in the cost of funds. The average balance of time deposits increased by $13.8 million, or 29.6%, from $46.5 million in 2009 to $60.3 million in 2010. The increase in the FDIC insurance coverage up to $250,000 and customers “flight to safety” contributed to the increase in time deposits.  The average cost of funds on time deposits, as of March 31, 2009, was 4.00% compared to the average cost of funds for the fiscal year ending March 31, 2010, of 3.20%, a decrease of 80 basis points.

Interest expense on savings and money market accounts decreased $103,000, or 47.5%, from $217,000 in 2009 to $114,000 in 2010 primarily due to a decrease of 46 basis points in the average cost of funds and a slight decrease of $49,000, or 0.2%, in the average balance outstanding. The average cost of funds on savings and money market accounts was 0.97% during the fiscal year ending March 31, 2009 compared to an average cost of 0.51% during the March 31, 2010 fiscal year.

Interest expense on NOW accounts increased by $190,000, or 20.8%, from $915,000 in March 31, 2009 to $1,105,000 for the year ending March 31, 2010. The average balance increased 49.3%, or $16.3 million, from an average balance of $33.2 million in 2009 to an average balance of $49.5 million in 2010. The average cost of funds on NOW accounts decreased 53 basis points from 2.76% in 2009 to 2.23% in 2010.  The increase in the average balance can be attributed to the popularity of “Kasasa™ Cash”.  Kasasa pays an attractive rate of interest to customers that meet electronic banking requirements, such as using a check card a certain number of times throughout the month, using the bank’s internet banking and bill pay system, receiving a direct deposit or paying a direct debit through the ACH network, and agreeing to receive an electronic statement.  This account is designed to reduce costs associated with maintaining checking accounts. If customers do not meet the requirements, they still receive a minimal rate of interest.  During the fiscal year ending March 31, 2010, the Bank decreased the rate on Kasasa to better reflect rates being paid in the market and to decrease the overall cost of funds.

For the fiscal year ending March 31, 2010 versus the same period of 2009, the average daily balance of short-term borrowings increased $898,000, or 5.6%, from $16.0 million to $16.9 million.  The average cost of funds for 2010 decreased by 38 basis points from 0.88% to 0.50%.  The decrease in the average cost of funds contributed to the decrease of $56,000, or 40.0%, in other borrowings interest expense from $140,000 for 2009 to $84,000 for 2010.  The short-term borrowings consist of repurchase agreements with customers that are secured by investment securities of the Company and an open-end line of credit obtained by the Company.  The line is secured by the stock of the Bank.

Provision for Loan Losses

The provision reflects management's analysis of the Company's loan portfolio based on the information which was available to the Company. Management meets on a quarterly basis to review the adequacy of the allowance for loan losses based on Company guidelines and in accordance with accounting principles generally accepted in the United States. Classified loans are reviewed by the loan officers to arrive at specific reserve levels for those loans. Once the specific reserve for each loan is calculated, management calculates general reserves for each loan category based on a combination of loss history adjusted for current national and local economic conditions, trends in delinquencies and charge-offs, trends in volume and term of loans, changes in underwriting standards, and industry conditions.

The provision for loan losses for the year ended March 31, 2010 was $1.3 million compared to $220,000 for the year ended March 31, 2009, an increase of $1,077,000 or 489.5%. The primary factor contributing to the increase is the addition of $972,000 to the provision for the net charge off of a participation loan to a bank holding company secured by the stock of the bank which was placed into receivership by the FDIC.  Another factor contributing to the increase is the result of the $13.7 million, or 15.9%, increase in loans receivable, net.  Total charge-offs for 2010 were $1,159,000 compared to $195,000 for 2009, which were partially offset by recoveries of $55,000 in 2010 compared to recoveries of $28,000 in 2009. The charge-offs in 2010 were related to  $1.0 million for the holding company bank stock loan, $136,000 in one- to four-family real estate loans, pertaining to five borrowers, and $23,000 in consumer and other loans.  The charge-offs were partially offset by a recovery of $28,000 for the holding company bank stock loan, $24,000 in recoveries in consumer and other loans and $3,000 in one- to four-family real estate loans.   Although the Company’s management believes that the allowance for loan losses is sufficient based on information currently available, there can be no assurances that future events, conditions, or regulatory directives will not result in adverse, loan classifications, increased provisions for loan losses or additional charge-offs which may adversely affect net income.

Non-interest Income

Non-interest income categories for the fiscal years ended March 31, 2010 and 2009 are shown in the following table:

	March 31,
	2010	2009	% Change
	(In thousands)
Non-interest income:
Charges and other fees on loans	$322	$143	125.2%
Charges and fees on deposit accounts	968	871	11.1
Net gain on sale of loans	343	231	48.5
Net realized gain on sale of securities	106	2	5,200.0
Other	494	461	7.2

Total Non-interest income	$2,233	$1,708	30.7%

The increase in net gain on the sale of loans is a result of the increase in the volume of mortgage loans sold into the secondary market during the year ended March 31, 2010 versus the same period in 2009. During fiscal year ending 2010, the Company sold $28.2 million in mortgages versus $19.6 million in the prior fiscal year. All loans sold into the secondary market during this fiscal year end were one- to four-family residential property loans.  The increase in charges and other fees on loans can be attributed to the increase in the net capitalization of mortgage servicing rights.

Charges and fees on deposit accounts had an increase of $97,000 for the fiscal year ended March 31, 2010 over the same period in 2009.  The increase came from fees received from insufficient funds charges and overdraft charges.  With the implementation of Regulation E, which will not allow assessing an overdraft charge for ATM or one-time debit card transactions without the customer opting in to an overdraft program sponsored by the Company, future income from overdraft charges could decrease.

Other income consists of normal recurring fee income such as commissions from PrimeVest Financial Services, the Company’s investment brokerage service, increases in the cash value of life insurance, ATM/Debit card interchange income and fees, and safe deposit box revenue, as well as other income that management classifies as non-recurring.  Other income increased $33,000 when comparing March 31, 2010 with 2009. The primary factors relating to the increase between the fiscal years can be attributed to a $64,000 increase in debit/ATM card transaction fees offset, in part, by a $33,000 decrease in commissions received from the sale of annuities and other investments by our PrimeVest representative.

Non-interest Expense

Non-interest expense categories for the fiscal years ended March 31, 2010, and 2009 are shown in the following table:

	March 31,
	2010	2009	% Change
	(In thousands)
Non-interest expense:
Compensation and employee benefits	$2,680	$2,667	0.5%
Occupancy and equipment	720	655	9.9
Data processing	268	277	(3.2)
Audit, legal and other professional	351	217	61.8
Advertising	306	223	37.2
Telephone and postage	207	150	38.0
FDIC insurance	285	73	290.4
Loss on sale of foreclosed property	2	4	(50.0)
Loss on cost basis equity security	197	—	—
Other expenses	643	613	4.9

Total Non-interest expense	$5,659	$4,879	16.0%

Compensation and employee benefits increased $13,000 when comparing March 2010 fiscal year with March 2009 fiscal year. The increase is primarily the result of the increase of $252,000, in salaries, due to the addition of staff for the Vincennes branch and the trust department.  The increase in salaries was offset, in part, by the decrease of $182,000 for options exercised. No options were exercised during the March 2010 fiscal year as all options granted had been exercised in prior years and the decrease of $86,000 in costs associated with incentive plans.

Audit, legal and other professional fees increased by $134,000 due to additional services received in response to compliance with Sox 404 and legal assistance to address additional disclosure requirements regarding SEC filings.

Advertising expense increased $83,000 for the fiscal year ended March 31, 2010 when compared to March 31, 2009 due to increased advertising in a new market area, Vincennes, Indiana and the new deposit product being offered by the Company.

Telephone and postage expense increased $57,000 for the fiscal year ended March 31, 2010 from the fiscal year ended March 31, 2009.  The additional branch contributed to the increase.

The Company recognized a loss of $197,000 during the fiscal year ended March 31, 2010 related to a cost basis equity security investment in a bank holding company.   The financial institution owned by the bank holding company was placed into receivership under the FDIC.  No loss was recognized on this investment in prior year periods.

The increase of $212,000 in Federal Deposit Insurance Corporation (“FDIC”) insurance when comparing the fiscal year ended March 31, 2010 to the same period in the prior year was due to the increase in the assessment from 5 basis points to 12 basis points paid on deposits and the additional 5 basis point special assessment on each insured depository institution's assets minus Tier 1 capital as of June 30, 2009.  The special assessment was collected on September 30, 2009. The additional amount imposed on the Company, as a result of the June 30, 2009 final rule, was approximately $81,000.

Income Tax Expense

The provision for income tax decreased $413,000, or 141.9%, for the fiscal year ended March 31, 2010, compared to the same period in 2009. The provision reflected the decrease in taxable income due to the net operating loss and the increase in the benefit of tax-exempt investment securities.

FINANCIAL CONDITION

Total assets of the Company increased by $18.6 million, or 11.3%, to $183.0 million at March 31, 2010 from $164.4 million at March 31, 2009. The increase in assets was primarily due to an increase of $13.4 million, or 15.4%, loans receivable, net, and an increase of $4.2 million, or 30.5%, in total cash and cash equivalents.

Total cash and due from banks, interest bearing demand deposits and federal funds sold increased by $4.2 million from $13.7 million at March 31, 2009 to $17.9 million at March 31, 2010. The increase resulted from the $7.7 million, or 77.7%, growth in other borrowings and the $9.2 million, or 6.6%, growth in total deposits, offset, in part, by the increase of $13.4 million, or 15.4%, increase in loans receivable, net.

Available-for-sale investment securities decreased to $55.4 million at March 31, 2010 compared to $55.9 million at March 31, 2009, a $526,000 decrease. The decrease resulted from the purchase of $31.1 million in available-for-sale securities and the realized net gain on sale of available-for-sale securities of $106,000, and the increase of $344,000 in the market valuation of the available-for-sale portfolio, offset by $12.5 million in repayments on mortgage-backed securities, by $3.8 million in proceeds from the maturity of available-for-sale securities, and by $15.4 million in proceeds from the sale of available-for-sale securities, and the amortization of $307,000 of premiums and discounts on investments. The investment portfolio is managed to limit the Company's exposure to risk by investing primarily in mortgage-backed securities and other securities which are either directly or indirectly backed by the federal government or a local municipal government.

At March 31, 2010, the Company held $836,000 of Federal Home Loan Bank (“FHLB”) of Chicago stock.  The amount of required investment in FHLB stock is calculated based on a formula which includes the amount of one to-four family dwelling loans held in the Company’s loan portfolio and the amount of mortgage-backed securities held in the Company’s investment portfolio.  Management performs an analysis of this investment on a quarterly basis to determine impairment, in light of the FHLB Chicago’s financial performance.  At March 31, 2010, management determined that the cost method investment in FHLB Chicago stock was ultimately recoverable and therefore not impaired.

The Company's net loan portfolio including loans held for sale increased by $13.4 million to $100.2 million at March 31, 2010 from $86.8 million at March 31, 2009. Loans on one- to four-family real estate, including one- to four-family loans held for sale, increased by $2.7 million, or 6.0%; commercial nonresidential real estate and farmland loans increased by $3.4 million, or 22.7%; construction and development loans increased by $2.5 million, or 95.5%; consumer and other loans increased by $2.1 million, or 26.4%; loans on multi-family properties increased by $1.5 million, or 123.8%, and loans in commercial business and agricultural finance  increased by $1.0 million, or 5.9%.  These increases were offset, in part, by the decrease in loans to state and municipal governments by $287,000, or 13.2%.  The total amount of undisbursed closed-ended lines of credit decreased by $718,000, or 25.5% from $2.8 million at March 31, 2009 to $2.1 million at March 31, 2010.

At March 31, 2010, the allowance for loan losses was $973,000, or 0.97% of the net loan portfolio, an increase of $193,000 from the allowance for loan losses at March 31, 2009 of $780,000, or 0.90% of the net loan portfolio. Management reviews the adequacy of the allowance for loan losses quarterly, and believes that its allowance is adequate; however, the Company cannot assure that future charge-offs and/or provisions will not be necessary.  See “Asset Quality” for further information on delinquencies.

The Company had two foreclosed residential real estate properties held for sale as of March 31, 2010 at a total balance of $52,000 compared to $46,000 in two foreclosed real estate properties at March 31, 2009.  The two properties, residential real estate, held at March 31, 2009 were sold for a combined loss of $4,000.  Foreclosed assets are carried at lower of cost or fair value.  When foreclosed assets are acquired, any required adjustment is charged to allowance for loan losses.  All subsequent activity is included in current operations.

Other assets increased $809,000, or 92.7%, from $873,000 at March 31, 2009 to $1.7 million at March 31, 2010, primarily due to the three-year prepaid assessment for FDIC insurance coverage that was collected in December 2009.  The balance of the prepaid FDIC insurance assessment as of March 31, 2010 is $680,000 compared to no balance outstanding at March 31, 2009.  Another factor contributing to the increase in other assets is the increase of $179,000, or 73.7%, in the value of mortgage servicing rights from $243,000 at March 31, 2009 to $422,000 at March 31, 2010.

Total deposits increased by $9.2 million, or 6.6%, to $149.3 million at March 31, 2010 from $140.1 million at March 31, 2009. The increase in total deposits was due to an increase of  $10.2 million in savings, NOW, and money market accounts, and an increase of $2.4 million in non-interest bearing demand deposits offset by the decrease of $3.4 million in certificates of deposit.

Other borrowings, consisting entirely of repurchase agreements, increased $7.7 million, or 77.7% from $9.9 million at March 31, 2009 to $17.6 million at March 31, 2010. The repurchase agreements are collateralized by mortgage-backed securities and US Government agency obligations.  At March 31, 2010, the average rate on the repurchase agreements was 0.14% compared to 0.30% at March 31, 2009.  The rate on approximately $17.1 million of the repurchase agreements reprice daily.  All agreements mature periodically within 24 months.

The short-term borrowing consists of the Company’s revolving line of credit note payable that matured on July 31, 2009 but was extended to September 30, 2009.  The revolving line of credit renewed on September 17, 2009 and increased from $600,000 to $2,500,000 with the renewal. The Company then refinanced the $2.5 million line of credit with an unaffiliated financial institution on March 1, 2010.   The balance of the revolving line of credit was $1,700,000 and $0 as of March 31, 2010 and March 31, 2009, respectively.  The note bears interest at the prime commercial rate with a floor of 3.50% which was the rate on March 31, 2010, matures on September 30, 2010, and is secured by stock in the Bank.

Stockholders' equity at March 31, 2010 was $12.0 million compared to $12.3 million at March 31, 2009, a decrease of $262,000, or 2.1%.  Factors relating to the decrease in stockholders’ equity can be attributed primarily to the $30,000 net loss and $348,000 in dividends declared and paid, offset, in part, by the increase of $194,000 in accumulated other comprehensive income due to the increase in the fair value of securities available for sale.

Off-Balance Sheet Arrangements

The Company has entered into performance standby and financial standby letters of credit with various local commercial businesses in the aggregate amount of $394,000. The letters of credit are collateralized and underwritten, as required by the loan policy, in the same manner as any commercial loan.  The Company does not anticipate the advancement of any funds on these letters of credit.

Critical Accounting Policies

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States and conform to general practices within the banking industry. The Company's significant accounting policies are described in detail in the notes to the Company's consolidated financial statements for the year ended March 31, 2010. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. The financial position and results of operations can be affected by these estimates and assumptions and are integral to the understanding of reported results. Critical accounting policies are those policies that management believes are the most important to the portrayal of the Company's financial condition and results, and they require management to make estimates that are difficult, subjective, or complex.

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

Internal Control Over Financial Reporting

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to perform an evaluation of our internal control over financial reporting. It will require our auditor to attest to such evaluation on an annual basis, beginning in the fiscal year ending March 31, 2011, unless these requirements are modified for smaller public companies. Ongoing compliance with these requirements is expected to be expensive and time-consuming and may negatively impact our results of operations. While our management has not identified any material weaknesses relating to our internal controls at March 31, 2010, we cannot make any assurance that material weaknesses in our internal control over financial reporting will not be identified in the future.

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

	Year Ended March, 31
	2010				2009
	At March, 31 Yield/Rate	Average Outstanding Balance	Interest Earned Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned Paid	Yield/ Rate
Interest-earning assets:
Loans receivable(1)	5.62%	$93,573	$5,626	6.01%	$80,123	$5,371	6.70%
Mortgage-backed securities	4.54	38,185	1,605	4.20	36,543	1,811	4.96
Investment securities(2)	3.00	22,156	563	2.54	8,354	302	3.61
Federal funds sold	0.07	4,044	5	0.12	7,638	114	1.50
Interest-bearing deposits	0.10	2,404	3	0.12	933	7	0.71
Total interest-earning assets	4.69	160,362	7,802	4.87	133,591	7,605	5.69
Noninterest-earning assets		15,553			10,653
Total assets		$175,915			$144,244

Interest-bearing liabilities:
Savings deposits and MMDA	0.50	22,302	114	0.51	22,351	217	0.97
NOW deposits	2.06	49,489	1,105	2.23	33,156	915	2.76
Certificates of deposit	3.34	60,297	1,928	3.20	46,526	1,860	4.00
Borrowings	0.43	16,870	84	0.50	15,972	140	0.88
Total interest-bearing liabilities	2.11	148,958	3,231	2.17	118,005	3,132	2.65
Noninterest-bearing liabilities		14,856			14,422
Total liabilities		163,814			132,427
Stockholders’ equity		12,101			11,817
Total liabilities and capital		175,915			$144,244
Net interest income			$4,571			$4,473
Net interest spread	2.59%			2.70%			3.04%
Net average earning assets		$11,404			$15,586
Net yield on average earning assets				2.85%			3.35%
Average interest-earning assets to average interest-bearing liabilities		1.077				1.132

(1)	Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

(2)	The tax-exempt income for state and political subdivisions is not recorded on a tax equivalent basis.

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

	Year Ended March 31,
	2010 vs. 2009			2009 vs. 2008
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total Increase (Decrease)	Volume	Rate	Total Increase (Decrease)
Interest-earning assets:
Loans receivable	$901	$(646)	$255	$343	$(582)	$(239)
Mortgage-backed securities	81	(287)	(206)	639	13	652
Investments securities	498	(237)	261	48	(20)	28
Other	(30)	(83)	(113)	72	(217)	(145)
Total interest-earning assets	$1,450	$(1,253)	$197	$1,102	$(806)	$296

Interest-bearing liabilities:
Savings deposits and MMDA	—	(103)	(103)	(1)	(187)	(188)
NOW accounts	451	(261)	190	236	82	318
Certificate accounts	551	(483)	68	532	(314)	218
Borrowings	8	(64)	(56)	53	(408)	(355)
Total interest-bearing liabilities	$1,010	$(911)	$99	$820	$(827)	$(7)
Net interest income	$440	$(342)	$98	$282	$21	$303

Asset and Liability Management

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

Quantitative Analysis.  The Company voluntarily measures IRR and incorporates this measure into the internal risk based capital calculation. The IRR component is a dollar amount that measures the terms of the sensitivity of the net portfolio value (“NPV”) to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. The Company measures the change to NPV as a result of a hypothetical and permanent 100 and 200 basis point (“bp”) change in market interest rates. The Company reviews the IRR measurements on a monthly basis. The Company also monitors effects on net interest income resulting from increases and decreases in rates. The following table presents the NPV at March 31, 2010, as calculated by the Company.

Change in	At March 31, 2010
Rate	Net Portfolio Value			NPV as % PV of Assets
(Basis Points)	$ Amount	$ Change	% Change	NPV Ratio %	BP Change
(Dollars in thousands)
+200bp	21,493	(3,666)	(14.57)	12.16	(152)
100	23,325	(1,834)	(7.29)	12.91	(77)
0	25,159	—	—	13.68	—
-100	24,222	(937)	(3.72)	12.99	(69)
-200	22,180	(2,979)	(11.84)	11.74	(194)

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

The Company’s primary sources of funds are deposits, proceeds from loan sales, repayments and prepayments of loans and mortgage-backed securities and interest income. Although maturity and scheduled amortization of loans are relatively predictable sources of funds, deposit flows and prepayments on loans are influenced significantly by general interest rates, economic conditions and competition.

The Company’s most liquid assets are cash and cash equivalents, which include short-term investments. For the years ended March 31, 2010 and 2009, cash and cash equivalents were $17.9 million and $13.7 million, respectively.  In addition, the Company has used jumbo certificates of deposits as a source of funds. Jumbo certificates of deposits represented $21.4 million and $26.6 million for the years ended March 31, 2010 and March 31, 2009, respectively, or 14.3% of total deposits for March 31, 2010 and 19.0% of total deposits for March 31, 2009.

The Company monitors and reviews their liquidity and maintains a $25.2 million line of credit with the FHLB, of which no funds were advanced at March 31, 2010 or 2009.  This line can be accessed immediately. The available line of credit with the FHLB was reduced by $944,000 at March 31, 2010 for the credit enhancement reserve established as a result of the participation in the FHLB MPF program resulting in an available balance of $24.2 million.  The Company also maintains a $5.0 million revolving federal funds line of credit with a correspondent financial institution and has also established borrowing capabilities of up to $3.0 million at the discount window with the Federal Reserve Bank of St. Louis of which no funds were borrowed on either line at March 31, 2010 and 2009.   In addition to these lines the Company also maintains a $2.5 million revolving line of credit note payable, of which $1.7 million was outstanding at March 31, 2010 and no balance outstanding as of March 31, 2009, with an unaffiliated financial institution. The note payable bears interest tied to the prime commercial rate with a floor of 3.50%, the rate at March 31, 2010, matures on September 30, 2010, and is secured by the stock of the national bank owned by the Company.

The Company’s primary investment activity is originating one-to four-family residential mortgages, farmland and other non-residential real estate loans, commercial business and agricultural finance loans, and consumer loans. For the years ended March 31, 2010 and 2009, the Company originated and purchased participated loans for the portfolio in the amount of $86.0 million and $66.6 million, respectively. For the years ended March 31, 2010 and 2009, these activities were primarily funded from repayments of $44.1 million and $33.5 million, respectively and sales and participations of $28.8 million and $20.2 million, respectively.

We must also maintain adequate levels of liquidity to ensure the availability of funds to satisfy loan commitments.  The Company anticipates that we will have sufficient funds available to meet our current commitments through the use of liquid assets and through our borrowing capacity at the FHLB and other available lines of credit to the Company.  The Company had granted unused lines of credit to borrowers aggregating approximately $22.2 and $20.9 million in commercial lines and open-end consumer lines at March 31, 2010 and 2009, respectively.  Loans committed to but not yet funded as of March 31, 2010 and 2009 amounted to $4,479,000 and $3,724,000, respectively with $2,062,000 at March 31, 2010 and $2,861,000 at March 31, 2009 scheduled to be sold in the secondary market.

Management and the Board of Directors believe that due to significant amounts of mortgage-backed securities that could be sold and the ability to acquire funds from the FHLB of Chicago and the other correspondent relationships liquidity is adequate for the foreseeable future.

The Bank is required to maintain regulatory capital sufficient to meet minimal Tier I leverage, Tier I risk-based and Total risk-based capital ratios of at least 4.0%, 4.0% and 8.0%, respectively. At March 31, 2010, the Bank exceeded each of its capital requirements with ratios of 7.2%, 12.3% and 13.2%, respectively. The Bank’s ratios exceed those required in order to be considered “well capitalized” under federal banking regulations. See Note 13 of Notes to Consolidated Financial Statements.

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

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors
and Stockholders
First Robinson Financial Corporation
Robinson, Illinois

We have audited the accompanying consolidated balance sheets of First Robinson Financial Corporation (“Company”) as of March 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended.  The Company’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Robinson Financial Corporation as of March 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/sig/ BKD, LLP

Decatur, Illinois
June 25, 2010

First Robinson Financial Corporation
Consolidated Balance Sheets
March 31, 2010 and 2009
(In Thousands, Except Share Data)

	2010	2009

Assets

Cash and due from banks	$6,562	$5,424
Interest-bearing demand deposits	3,475	713
Federal funds sold	7,852	7,572
Cash and cash equivalents	17,889	13,709
Available-for-sale securities	55,399	55,925
Loans, held for sale	88	392
Loans, net of allowance for loan losses of $973 and $780 at March 31, 2010 and 2009	100,063	86,365
Premises and equipment	4,018	3,940
Federal Reserve and Federal Home Loan Bank stock	1,008	811
Foreclosed assets held for sale, net	52	46
Interest receivable	906	824
Prepaid income taxes	380	81
Cash surrender value of life insurance	1,504	1,453
Other assets	1,682	873

Total assets	$182,989	$164,419

Liabilities and Stockholders’ Equity

Liabilities
Deposits
Demand	$15,248	$12,828
Savings, NOW and money market	76,375	66,195
Time deposits	57,689	61,065
Total deposits	149,312	140,088
Other borrowings	17,621	9,914
Short-term borrowings	1,700	—
Advances from borrowers for taxes and insurance	196	166
Deferred income taxes	779	452
Interest payable	251	330
Other liabilities	1,085	1,162

Total liabilities	170,944	152,112

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $.01 par value, authorized 500,000 shares; no shares issued and outstanding	—	—
Common stock, $.01 par value; authorized 2,000,000 shares; issued – 859,625 shares; outstanding - 2010 – 433,198 shares, 2009 – 435,232 shares	9	9
Additional paid-in capital	8,783	8,791
Retained earnings	10,182	10,560
Accumulated other comprehensive income	976	782
Treasury stock, at cost Common; 2010 – 426,427 shares, 2009 – 424,393 shares	(7,905)	(7,835)

Total stockholders’ equity	12,045	12,307

Total liabilities and stockholders’ equity	$182,989	$164,419

See Notes to Consolidated Financial Statements

First Robinson Financial Corporation
Consolidated Statements of Operations
Years Ended March 31, 2010 and 2009
(In Thousands, Except Per Share Data)

	2010	2009

Interest and Dividend Income
Loans	$5,625	$5,371
Securities
Taxable	2,024	2,006
Tax-exempt	134	97
Other interest income	9	121
Dividends on Federal Reserve Bank stock	10	10

Total interest and dividend income	7,802	7,605

Interest Expense
Deposits	3,147	2,992
Other borrowings	84	140

Total interest expense	3,231	3,132

Net Interest Income	4,571	4,473

Provision for Loan Losses	1,297	220

Net Interest Income After Provision for Loan Losses	3,274	4,253

Non-Interest Income
Charges and other fees on loans	322	143
Charges and fees on deposit accounts	968	871
Net gain on sale of loans	343	231
Net realized gain on sale of securities	106	2
Other	494	461

Total non-interest income	2,233	1,708

Non-Interest Expense
Compensation and employee benefits	2,680	2,667
Occupancy and equipment	720	655
Data processing	268	277
Audit, legal and other professional services	351	217
Advertising	306	223
Telephone and postage	207	150
FDIC insurance	285	73
Loss on sale of foreclosed property	2	4
Loss on cost basis equity security	197	—
Other expenses	643	613

Total non-interest expense	5,659	4,879

Income (Loss) Before Income Taxes	(152)	1,082

Provision (Benefit) for Income Taxes	(122)	291

Net (Loss) Income	$(30)	$791

Basic Earnings (Loss) Per Share	$(0.07)	$1.84

Diluted Earnings (Loss) Per Share	$(0.07)	$1.77

Dividends Paid Per Share	$0.80	$0.75

See Notes to Consolidated Financial Statements

First Robinson Financial Corporation
Consolidated Statements of Stockholders’ Equity
Years Ended March 31, 2010 and 2009
(In Thousands, Except Share Data)

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Retained	Comprehensive	Treasury
	Shares	Amount	Capital	Earnings	Income	Stock	Total

Balance, April 1, 2008	451,464	$9	$8,491	$10,114	$247	$(6,985)	$11,876

Comprehensive income
Net income				791			791
Change in unrealized appreciation on available-for-sale securities, net of taxes of $321					535		535
Total comprehensive income							1,326

Treasury shares purchased	(25,684)					(889)	(889)
Dividends on common stock, $0.75 per share				(345)			(345)
Transfer of Unallocated Recognition and Retention Shares to Treasury Shares			125			(125)	—
Stock options exercised	9,452		168			164	332
Incentive compensation			(19)				(19)
Incentive shares issued			26		_		26

Balance, March 31, 2009	435,232	9	8,791	10,560	782	(7,835)	12,307

Comprehensive income
Net loss				(30)			(30)
Change in unrealized appreciation on available-for-sale securities, net of taxes of $149					194		194
Total comprehensive income							164

Treasury shares purchased	(2,034)					(70)	(70)
Dividends on common stock, $0.80 per share				(348)			(348)
Incentive compensation			(29)				(29)
Incentive shares issued			21				21

Balance, March 31, 2010	433,198	$9	$8,783	$10,182	$976	$(7,905)	$12,045

See Notes to Consolidated Financial Statements

First Robinson Financial Corporation
Consolidated Statements of Cash Flows
Years Ended March 31, 2010 and 2009
(In Thousands)

	2010	2009

Operating Activities
Net income (loss)	$(30)	$791
Items not requiring (providing) cash
Depreciation and amortization	316	272
Provision for loan losses	1,297	220
Amortization of premiums and discounts on securities	307	(15)
Amortization of loan-servicing rights	101	75
Impairment of loan servicing rights	—	54
Compensation related to incentive plan	21	26
Compensation related to options exercised	—	182
Deferred income taxes	178	128
Originations of mortgage loans held for sale	(27,552)	(19,605)
Proceeds from the sale of mortgage loans	28,199	19,545
Net gain on sale of loans	(343)	(231)
Net loss on sale of foreclosed property	2	4
Net realized gain on sale of securities	(106)	(2)
Loss on cost basis equity security	197	—
Cash surrender value of life insurance	(51)	(57)
Changes in
Interest receivable	(82)	(66)
Other assets	(1,111)	(173)
Interest payable	(79)	68
Other liabilities	(77)	(48)
Prepaid income taxes	(299)	(240)

Net cash provided by operating activities	888	928

Investing Activities
Purchases of available-for-sale securities	(31,100)	(33,917)
Proceeds from maturities of available-for-sale securities	3,820	2,100
Proceeds from sales of available-for-sale securities	15,448	953
Repayment of principal on mortgage-backed securities	12,500	7,152
Purchase of Federal Reserve Bank and Federal Home Loan Bank stocks	(197)	(3)
Net change in loans	(15,047)	(10,560)
Purchase of premises and equipment	(390)	(1,323)
Proceeds from sale of foreclosed assets	44	86

Net cash used in investing activities	(14,922)	(35,512)

First Robinson Financial Corporation
Consolidated Statements of Cash Flows (Continued)
Years Ended March 31, 2010 and 2009
(In Thousands)

	2010	2009

Financing Activities
Net increase in demand deposits, money market, NOW and savings accounts	$12,600	$15,125
Net increase (decrease) in time deposits	(3,376)	21,065
Proceeds from FHLB advances	5,500	—
Repayment of FHLB advances	(5,500)	—
Proceeds from other borrowings	111,354	134,176
Repayment of other borrowings	(103,647)	(140,515)
Net change in short-term borrowings	1,700	—
Proceeds received from exercise of options	—	150
Purchase of incentive plan shares	(29)	(19)
Purchase of treasury shares	(70)	(889)
Dividends paid	(348)	(345)
Net increase in advances from borrowers for taxes and insurance	30	17

Net cash provided by financing activities	18,214	28,765

Increase (Decrease) in Cash and Cash Equivalents	4,180	(5,819)

Cash and Cash Equivalents, Beginning of Year	13,709	19,528

Cash and Cash Equivalents, End of Year	$17,889	$13,709

Supplemental Cash Flows Information

Interest paid	$3,310	$3,064

Income taxes paid (net of refunds)	—	428

Real estate acquired in settlement of loans	52	120

See Notes to Consolidated Financial Statements

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2010 and 2009

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

The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America and conform to predominate practice within the banking industry.

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

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, Federal Home Loan Bank stock impairment, valuation of deferred tax assets and loan servicing rights.

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.  At March 31, 2010 and 2009, cash equivalents consisted primarily of federal funds sold and interest-earning and non-interest earning demand deposits in banks.

One or more of the financial institutions holding the Company’s cash accounts are participating in the FDIC’s Transaction Account Guarantee Program.  Under the program, through December 31, 2010, all non-interest-bearing transaction accounts at these institutions are fully guaranteed by the FDIC for the entire amount of the account.

For financial institutions opting out of the FDIC’s Transaction Account Guarantee Program or interest-bearing cash accounts, the FDIC’s insurance limit increased to $250,000, effective October 3, 2008.  The increase in federally insured limits is currently set to expire December 31, 2013.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2010 and 2009

Securities

Securities are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.  Purchased premiums and discounts are recognized in interest income using the interest method over the terms of the securities.  Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Effective April 1, 2009, the Company adopted new accounting guidance related to recognition and presentation of other-than-temporary impairment (ASC 320-10).  When the Company does not intend to sell a debt security, and it is more likely than not, the Company will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.

Loans Held for Sale

Mortgage loans originated and intended for sale on the secondary market are carried at the lower of cost or fair value in the aggregate. Net realized losses, if any, are recognized through a valuation allowance by charges to income.  Gains and losses on loan sales are recorded in non-interest income, and direct loan origination costs and fees are recognized at origination of the loan and are recognized in non-interest income upon sale of the loan.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for charge-offs, the allowance for loan losses, and any unamortized deferred fees or costs on originated loans.

For loans amortized at cost, interest income is accrued based on the unpaid principal balance.  Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection.  Past due status is passed on contractual terms of the loan.  In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income.  The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual basis when all the principal and interest amounts contractually due are brought current and future payments are reasonable assured.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2010 and 2009

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions.  This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.  Management’s evaluation is also subject to review and potential change, by bank regulatory authorities.

The allowance consists of allocated and general components.  The allocated component relates to loans that are classified as impaired.  For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.  The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from the Company’s internal risk rating process.  Other adjustments may be made to the allowance for pools of loans after an assessment of internal and external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

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

Groups of loans with similar risk characteristics, including individually evaluated loans not determined to be impaired, are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans.  Accordingly, the Company does not separately identify individual consumer and residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2010 and 2009

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation.  Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.  Estimated lives are generally 30 to 40 years for premises and 3 to 5 years for equipment.

Federal Reserve Bank Stock

Federal Reserve Bank stock is a required investment for institutions that are members of the Federal Reserve Bank systems.  The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment.

Federal Home Loan Bank Stock

Federal Home Loan Bank stock is stated at cost and is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment.

The Company owns approximately $836,000 of Federal Home Loan Bank of Chicago (“FHLB”) stock as of March 31, 2010 and 2009. During the third quarter of 2007, FHLB received a Cease and Desist Order from their regulator, the Federal Housing Finance Board. The order prohibits capital stock repurchases and redemptions until a time to be determined by the Federal Housing Finance Board. The FHLB will continue to provide liquidity and funding through advances. With regard to dividends, the FHLB will continue to assess their dividend capacity each quarter and may make appropriate request for approval from their regulator. The FHLB did not pay a dividend during the fourth quarter of 2007, the calendar year of 2008, or the calendar year of 2009. Management performed an analysis and determined the cost method investment in FHLB stock is ultimately recoverable and therefore not impaired as of March 31, 2010 and 2009.

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

Mortgage Servicing Rights

Mortgage servicing assets are recognized separately when rights are acquired through purchase or through sale of financial assets.  Under the servicing assets and liabilities accounting guidance (ASC 860-50), servicing rights resulting from the sale or securitization of loans originated by the Company are initially measured at fair value at the date of transfer.  The Company subsequently measures each class of servicing asset using the amortization method.  Under the amortization method, servicing rights are amortized in proportion to and over the period of estimated net servicing income.  The amortized assets are assessed for impairment or increased obligation based on fair value at each reporting date.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2010 and 2009

Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income.  The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses.  These variables change from quarter to quarter as market conditions and projected interest rates change, and may have an adverse impact on the value of the mortgage servicing right and may result in a reduction to noninterest income.

Each class of separately recognized servicing assets subsequently measured using the amortization method are evaluated and measured for impairment.  Impairment is determined by stratifying rights into tranches based on predominant characteristics, such as interest rate, loan type and investor type.  Impairment is recognized through a valuation allowance for an individual tranche, to the extent that fair value is less than the carrying amount of the servicing assets for that tranche.  The valuation allowance is adjusted to reflect changes in measurement of impairment after the initial measurement of impairment.  Changes in valuation allowances are reported with charges and other fees on loans on the income statement.  Fair value in excess of the carrying amount of servicing assets for that stratum is not recognized.

Servicing fee income is recorded for fees earned for servicing loans.  The fees are based on a contractual percentage of the outstanding principal or a fixed amount per loan and are recorded as income when earned.  The amortization of mortgage servicing rights is netted against loan servicing fee income.

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

In addition, the Company has a Director’s Retirement Plan (DRP) deferred compensation plan where certain directors’ fees earned are deferred and placed in a “Rabbi Trust”.  The DRP purchases stock of the Company with the funds.  The deferred liability is equal to the shares owned multiplied by the market value at year-end.  The deferred value of the shares purchased are netted from additional paid in capital.  The change in share price is reflected as compensation expense subject to the transitional provisions for shares held by the Rabbi Trust at September 30, 1998.  For the year ended March 31, 2010 and 2009, the Company recognized decreases to expense of $100,000 and $14,000, respectively, related to the decrease in the value of its common stock held in the Rabbi Trust.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2010 and 2009

Treasury Stock

Treasury stock is stated at cost.  Cost is determined by the first-in, first-out method.

Stock Options

At March 31, 2010 and 2009, the Company has a stock-based employee compensation plan, which is described more fully in Note 16. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations.  Historically, stock-based employee compensation cost is not reflected in net income until options are exercised.   All options granted under this plan had an exercise price equal to the market value of the underlying common stock on the grant date and were fully vested and exercised prior to March 31, 2010 and 2009.

Income Taxes

The Company accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes).  The income tax accounting guidance results in two components of income tax expense:  current and deferred.  Current income tax expense reflects taxes to be paid or refunded for the current year by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues.  The Company determines deferred income taxes using the balance sheet method.  Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax asses and liabilities between periods.  Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination.  The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any.  A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.  The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date is subject to management’s judgment.  Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.  The Company files consolidated income tax returns with its subsidiary.

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

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2010 and 2009

Comprehensive Income

Comprehensive income consists of net income (loss) and other comprehensive income, net of applicable income taxes.  Other comprehensive income includes unrealized appreciation (depreciation) on available for sale securities.

Adoption of New Accounting Standards

On June 29, 2009, the FASB issued FASB ASC No. 105, formerly Statement of Financial Accounting Standards No. 168 (“SFAS 168”) “Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles” – a replacement of FASB Statement No. 162.  FASB ASC No. 105 establishes the FASB Accounting Standards Codification™as a source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with US GAAP.  FASB ASC No. 105 was effective for financial statements issued for interim and annual reporting periods ending after September 15, 2009, for most entities.  On the effective date, all non-SEC accounting and reporting standards were superceded.  The Company adopted FASB ASC No. 105 for the quarterly period ended September 30, 2009, as required, and adoption did not have a material impact on the Company’s consolidated financial statements.

Effective September 15, 2009, Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) No. 815-10-65-1, formerly Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities—An Amendment of FASB Statement No. 133”, which was originally issued in March 2008, requires enhanced qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. FASB ASC No. 815-10-65-1 was effective for the Company for the interim period beginning April 1, 2009, and did not have an effect on the Company’s condensed consolidated financial statements.

In April 2009, the FASB issued  FASB ASC No. 820, formerly FASB Staff Position FAS 157-4,“Determining Fair Value When the Volume and Level of Activity For the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”. FASB ASC No. 820 provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have decreased significantly.  FASB ASC No. 820 also provides guidance on identifying circumstances that indicate a transaction is not orderly.  The provisions of FASB ASC No. 820 were effective for the Company’s interim period ended June 30, 2009 and did not have a material effect on the Company’s condensed consolidated financial statements.

In April 2009, FASB ASC No. 320-10 and FASB ASC No. 958-320, formerly FASB Staff Positions FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” were issued.  FASB ASC No. 320-10 and FASB ASC No. 958-320 establish methodologies of determining and recording other-than-temporary impairments of debt securities and expands disclosures about fair value measurements.  The provisions were effective for the Company’s interim period ended June 30, 2009 and are reflected in the Company’s condensed consolidated financial statements.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2010 and 2009

In April 2009, the FASB issued FASB ASC No. 825-10-50 and FASB ASC No. 270-10, formerly FASB Staff Position on FAS 107-1 and APB 28-1, “Interim Disclosures About Fair Value of Financial Instruments”.  FASB ASC No. 825-10-50 and FASB ASC No. 270-10 require disclosures about fair value of financial instruments in interim reporting periods of publicly-traded companies that were previously only required to be disclosed in annual financial statements.  The provisions of the ASC’s were effective for the Company for the interim period ended June 30, 2009. The disclosure provisions of these ASC’s are reflected in the Company’s condensed consolidated financial statements.

In May 2009, the FASB issued FASB ASC No. 855-10, (the ASC), formerly Statement No. 165, “Subsequent Events”.  FASB ASC No. 855-10 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued.  The ASC does not apply to subsequent events or transactions that are within the scope of other generally accepted accounting principles (GAAP) that provide different guidance on the accounting treatment for subsequent events or transactions.  FASB ASC No. 855-10 was effective for interim or annual financial periods after June 15, 2009.  The Company adopted the provisions of FASB ASC No 855-10 for the quarter ended June 30, 2009, as required, and adoption did not have a material impact on the Company’s condensed consolidated financial statements.

In January 2010, the FASB updated ASC No. 820-10, Improving Disclosures about Fair Value.  A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers and in the reconciliation for fair value measurements using significant unobservable inputs (Level 3) should present separately information about purchases, sales, issuances and settlements on a gross basis, rather than a net number.   A reporting entity should also provide fair value measurement disclosures for each class of assets and liabilities.  The amendment is effective for interim and annual reporting periods beginning after December 15, 2009 except for the disclosure about purchases, sales, issuances and settlements.  Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Management has not determined the impact adoption may have on the Company’s consolidated financial statements.

New Accounting Pronouncements Not Yet Effective

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets”- an amendment of FASB Statement No. 140” which was codified into ASC Topic 860.  Topic 860 will require more information about transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets.  Topic 860 also eliminates the concept of a “qualifying special-purpose entity”, changes the requirements for derecognizing financial assets and requires additional disclosures.  Topic 860 was effective as of the beginning of the Company’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter.  Earlier application is prohibited.  The recognition and measurement provisions of Topic 860 shall be applied to transfers that occur on or after the effective date.  The Company will adopt Topic 860 on April 1, 2010, as required.  The impact of the adoption is not expected to be material.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2010 and 2009

In June, 2009, the FASB issued Statement of Financial Accounting Standards No. 167, “Amendments to FASB Interpretation No. 46(R)” which was codified into ASC Topic 810  Topic 810 changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated.  The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance.  Topic 810 will be effective as of the Company’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter.  Earlier adoption is prohibited.  The Company will adopt Topic 810 on April 1, 2010, as required.  The impact of the adoption is not expected to be material.

Note 2:	Restriction on Cash and Due From Banks

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank.  The reserve required at March 31, 2010, was $1,460,000 and $1,237,000 for March 31, 2009.

Note 3:	Available-for-Sale Securities

The amortized cost and approximate fair values together with gross unrealized gains and losses of available-for-sale securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
		(In thousands)
March 31, 2010
U.S. government sponsored enterprises (GSE)	$14,852	$339	$—	$15,191
Mortgage-backed securities, GSE, residential	35,308	1,186	22	36,472
State and political subdivisions	3,644	96	4	3,736

	$53,804	$1,621	$26	$55,399
March 31, 2009
U.S. government sponsored enterprises (GSE)	$9,793	199	$—	$9,992
Mortgage-backed securities, GSE, residential	39,878	1,045	22	40,901
State and political subdivisions	5,002	52	22	5,032

	$54,673	$1,296	$44	$55,925

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2010 and 2009

The amortized cost and fair value of available-for-sale securities at March 31, 2010, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
	(In thousands)

Within one year	$3,477	$3,506
One to five years	13,854	14,231
Five to ten years	1,165	1,190
	18,496	18,927
Mortgage-backed securities, GSE, residential	35,308	36,472

Totals	$53,804	$55,399

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $21,035,000 at March 31, 2010, and $16,608,000 at March 31, 2009.

The book value of securities sold under agreements to repurchase amounted to $20,933,000 and $11,853,000 at March 31, 2010 and 2009, respectively.

Available-for-sale securities sold during the fiscal year ended March 31, 2010 resulted in gross gains of $113,000 and gross losses of $7,000 being realized.  During the fiscal year ended March 31, 2009, available-for-sale securities sold resulted in a gross gain of $4,000 and a gross loss of $2,000.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost.  Total fair value of these investments at March 31, 2010 and 2009, was $3,242,000 and $6,947,000, respectively, which is approximately 5.9% and 12.4%, respectively, of the Company’s available-for-sale investment portfolio.  These declines primarily resulted from recent changes in market interest rates.

Management believes the declines in fair value for these securities are temporary. The following table shows our investments’ gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, (in thousands), aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at March 31, 2010 and 2009.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2010 and 2009

Description of Securities	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
As of March 31, 2010
Mortgage-backed securities, GSE, residential	$2,712	$22	$—	$—	$2,712	$22
State and political subdivisions	303	2	227	2	530	4
Total temporarily impaired securities	$3,015	$24	$227	$2	$3,242	$26

As of March 31, 2009
Mortgage-backed securities, GSE, residential	$6,307	$20	$125	$2	$6,432	$22
State and political subdivisions	290	16	225	6	515	22
Total temporarily impaired securities	$6,597	$36	$350	$8	$6,947	$44

Note 4:	Loans and Allowance for Loan Losses

Categories of loans at March 31, include:

	2010	2009
	(In thousands)

Loans held for sale	$88	$392
Residential real estate	46,466	43,511
Multi-family real estate	2,780	1,242
Commercial and agriculture real estate	18,155	14,793
Real estate construction and development property	5,130	2,624
State and municipal government	1,885	2,172
Consumer and other	9,834	7,783
Commercial business and agricultural finance	18,883	17,835

Total loans	103,221	90,352

Less
Deferred loan fees	4	4
Undisbursed portion of loans	2,093	2,811
Allowance for loan losses	973	780

Net loans	$100,151	$86,757

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2010 and 2009

Activity in the allowance for loan losses was as follows:

	2010	2009
	(In thousands)

Balance, beginning of year	$780	$727
Provision charged to expense	1,297	220
Losses charged off, net of recoveries of $55 for 2010 and $28 for 2009	(1,104)	(167)

Balance, end of year	$973	$780

The increase in charge off amounts, for the fiscal year ending March 31, 2010, was due to the net loss of $972,000 on a loan to a bank holding company secured by the stock of a financial institution.  The financial institution was placed into receivership by the FDIC in December 2009.

As of March 31, 2010 and 2009, the Company had $123,000 and $146,000, respectively, in troubled debt restructurings.

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-6), when based on current information and events, it is probable the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan.

The following table presents the Company’s impaired and non-accrual loans at March 31, 2010 and 2009.  The Company had no loans past due 90 days or more and still accruing at March 31, 2010 or 2009.

	2010	2009
	(In thousands)

Impaired loans with a valuation allowance	$110	$154
Impaired loans without a valuation allowance	71	102
Total impaired loans	$181	$256

Valuation allowance related to impaired loans	$44	$40

Total non-accrual loans	$135	$235

Average investment in impaired loans	$188	$214

Interest income recognized on impaired loans	$14	$5

Interest income recognized on a cash basis on impaired loans	$9	$5

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2010 and 2009

Note 5:	Premises and Equipment

Major classifications of premises and equipment stated at cost, are as follows:

	2010	2009
	(In thousands)

Land	$1,156	$1,095
Buildings and improvements	3,442	3,429
Equipment	2,809	2,509

	7,407	7,033
Less accumulated depreciation	3,389	3,093

Net premises and equipment	$4,018	$3,940

Note 6:	Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balances of mortgage loans serviced for others was $56,237,000 and $36,100,000 at March 31, 2010 and 2009, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $687,000 and $1,270,000 at March 31, 2010 and 2009, respectively.

The aggregate fair value of capitalized mortgage servicing rights at March 31, 2010 and 2009 totaled $422,000 and $243,000, respectively, and are included in “other assets” on the consolidated balance sheets.  Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value.  For purposes of measuring impairment, risk characteristics, including type of loan and origination date, were used to stratify the originated mortgage servicing rights.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2010 and 2009

	2010	2009
	(In thousands)

Mortgage servicing rights
Balance, beginning of year	$297	$194
Servicing rights capitalized	272	178
Amortization of servicing rights	(101)	(75)
Balance, end of year	468	297

Valuation allowances
Balance, beginning of year	54	—
Additions	—	54
Reduction due to payoff of loans	(8)	—

Balance, end of year	46	54

Mortgage servicing assets, net	$422	$243

During the fiscal year ended March 31, 2009, a valuation allowance of $54,000 was necessary to adjust the aggregate cost basis of the mortgage servicing right asset to fair market value.  The valuation allowance was reduced during the year ended March 31, 2010 due to payments received on the related loans.

For purposes of measuring impairment, risk characteristics (including product type, investor type, and interest rates) were used to stratify the originated mortgage servicing rights.

Note 7:	Interest-bearing Deposits

Interest-bearing time deposits in denominations of $100,000 or more were $21,356,000 on March 31, 2010, and $26,628,000 on March 31, 2009.

At March 31, 2010, the scheduled maturities (in thousands) of time deposits are as follows:

2011	$30,013
2012	19,398
2013	4,874
2014	1,496
2015	1,272
Thereafter	636

$57,689

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2010 and 2009

Note 8:	Other Borrowings

Other borrowings included the following at March 31:

	2010	2009
	(In thousands)

Securities sold under repurchase agreements	$17,621	$9,914

Securities sold under agreements to repurchase consist of obligations of the Company to other parties.  The obligations are secured by investments and such collateral is held by the Company in safekeeping at UMB Bank, n.a.  The maximum amount of outstanding agreements at any month end during 2010 and 2009 totaled $20,023,000 and $18,761,000, respectively, and the monthly average of such agreements totaled $15,222,000 and $15,929,000 for 2010 and 2009, respectively. The average rates on the agreements during 2010 and 2009 were 0.22% and 0.86%, respectively. The average rate at March 31 2010 was 0.14% and 0.30% at March 31, 2009. The agreements at March 31, 2010, mature periodically within 24 months.

The Company has a repurchase agreement with one customer with an outstanding balance of $11.9 million at March 31, 2010.  The repurchase agreement matures daily.

Note 9:	Lines of Credit

The Company maintains a $2.5 million revolving line of credit note payable, of which $1.7 million was outstanding at March 31, 2010 and no balance outstanding as of March 31, 2009, with an unaffiliated financial institution. The note payable bears interest tied to the prime commercial rate with a floor of 3.50%, the rate at March 31, 2010, matures on September 30, 2010, and is secured by the stock of the national bank owned by the Company.

The Company maintains a $5,000,000 revolving line of credit, of which none was outstanding at March 31, 2010 and 2009, with an unaffiliated financial institution. The line bears interest at the federal funds rate of the financial institution (1.0% at March 31, 2010), has an open-end maturity and is unsecured if used for less than fifteen (15) consecutive business days.

The Company has also established borrowing capabilities at the Federal Reserve Bank of St. Louis discount window. Investment securities of $3,000,000 have been pledged as collateral.  As of March 31, 2010 and 2009, no amounts were outstanding.   The primary credit borrowing rate at March 31, 2010 was 0.75%, has an overnight term, and has no restrictions on use of the funds borrowed.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2010 and 2009

Note 10:	Federal Home Loan Bank Advances and Deposits

The Company maintains a $25,163,000 line of credit with the Federal Home Loan Bank of Chicago (“FHLB”).  No FHLB advances were outstanding as of the years ended March 31, 2010 and 2009.  The line of credit is decreased by $944,000 in credit enhancements related to the Mortgage Partnership Program with the FHLB resulting in an available balance of $24,219,000.  The line of credit is secured by one-to four-family mortgage loans totaling $35,317,000 at March 31, 2010.

At March 31, 2010 and 2009, the amount of interest bearing deposits invested with the Federal Home Loan Bank of Chicago were $1,930,000 and $713,000, respectively.

Note 11:	Income Taxes

The Company files income tax returns in the U.S. federal, state of Illinois and state of Indiana jurisdictions.  With a few exceptions, the Company is no longer subject to U.S. federal and Illinois income tax examinations by tax authorities for years before 2006.  During the years ended March 31, 2010 and 2009, the Company did not recognize expense for interest or penalties.

The provision (benefit) for income taxes includes these components:

	2010	2009
	(In thousands)
Taxes currently payable (refundable)	$(300)	$163
Deferred income taxes	178	128

Income tax expense (benefit)	$(122)	$291

A reconciliation of income tax expense (benefit) at the statutory rate to the Company’s actual income tax expense (benefit) is shown below:

	2010	2009
	(In thousands)
Computed at the statutory rate (34%)	$(52)	$368
Increase (decrease) resulting from
Tax exempt interest	(73)	(54)
State income taxes	(13)	43
Life insurance cash value	(17)	(19)
Change in the deferred tax asset valuation allowance	76	—
Other	(43)	(47)

Actual tax expense (benefit)	$(122)	$291

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2010 and 2009

The tax effects of temporary differences related to deferred taxes shown on the consolidated balance sheets were:

	2010	2009
	(In thousands)
Deferred tax assets
Allowance for loan losses	$378	$311
Deferred compensation	179	166
Capital loss	76	—
Other	21	20

	654	497

Deferred tax liabilities
Unrealized gains on available-for-sale securities	(619)	(470)
Depreciation	(460)	(371)
Mortgage servicing rights	(125)	—
Prepaid assets	(45)	—
Federal Home Loan Bank Stock dividend	(108)	(108)

	(1,357)	(949)

Net deferred tax liability before valuation allowance	(703)	(452)

Valuation Allowance
Beginning balance	—	—
(Increase) during the period	(76)	—
Ending balance	(76)	—

Net deferred tax liability	$(779)	$(452)

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2010 and 2009

Note 12:	Comprehensive Income

Other comprehensive income components and related taxes were as follows:

	2010	2009
	(In thousands)

Unrealized gains on available-for-sale securities	$449	$858
Less reclassification adjustment for realized gains included in income	106	2

Other comprehensive income, before tax effect	343	856
Less tax expense	149	321

Other comprehensive income related to available-for-sale securities	$194	$535

The components of accumulated other comprehensive income, included in stockholders’ equity, are as follows:

	2010	2009
	(In thousands)

Net unrealized gain on securities available for sale	$1,595	$1,252
Tax effect	(619)	(470)

Net-of-tax amount	$976	$782

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2010 and 2009

Note 13:	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier 1 capital (as defined) to average assets (as defined).  Management believes, as of March 31, 2010 and 2009, that the Bank met all capital adequacy requirements to which it is subject.

As of March 31, 2010, the most recent notification from the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are also presented in the table.  A total of $42,000 and $24,000 were deducted from capital for interest-rate risk in 2010 and 2009, respectively.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Amounts In Thousands)
As of March 31, 2010
Total risk-based capital (to risk-weighted assets)	$13,520	13.2%	$8,171	8.0%	$10,214	10.0%

Tier I capital (to risk-weighted assets)	$12,532	12.3%	$4,085	4.0%	$6,128	6.0%

Tier I capital (to average assets)	$12,532	7.2%	$6,988	4.0%	$8,735	5.0%

As of March 31, 2009
Total risk-based capital (to risk-weighted assets)	$12,657	14.2%	$7,147	8.0%	$8,934	10.0%

Tier I capital (to risk-weighted assets)	$11,857	13.3%	$3,573	4.0%	$5,360	6.0%

Tier I capital (to average assets)	$11,857	7.5%	$6,305	4.0%	$7,882	5.0%

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2010 and 2009

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

At March 31, 2010 and 2009, the Company had loans outstanding to executive officers, directors, and significant stockholders and their affiliates (related parties).  Changes in loans to executive officers, directors, and significant stockholders and their affiliates are as follows:

	2010	2009
	(In thousands)

Balance, beginning of year	$2,567	$2,410
Additions	1,269	335
Repayments	(1,571)	(178)
Change in related parties	28	—

Net-of-tax amount	$2,293	$2,567

Deposits from related parties held by the Company at March 31, 2010 and 2009, totaled approximately $565,000, and $674,000 respectively.

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

The Company has a defined contribution pension plan covering all employees with six months of employment and minimum age of 21.  Employees may contribute up to the maximum amount allowed by law annually with the Bank matching 2% of the employee’s contribution on the first 4% of the employee’s compensation.  Employer contributions charged to expense for 2010 and 2009 were $34,000 and $31,000, respectively.  The Company accrued for a profit sharing contribution that was paid at the end of fiscal year 2010 based on the employee’s compensation for the calendar year ended December 31, 2009.  As of March 31, 2010 and 2009, the employer contribution charged to expense was $132,000 and $133,000.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2010 and 2009

Also, the Company has a deferred compensation agreement with active Directors.  The agreement provides annual contributions of $2,000 per year per director to be paid on January 1st of each year.   The contributions are used to purchase shares of the Company’s stock which are held in trust for the Directors until retirement.  The total number of shares in the plan as of March 31, 2010 and 2009 is 15,870 and 15,778 respectively.  The difference between current year and prior year shares outstanding relate to awards of 829 shares and the payment of 737 shares to a director that resigned in January 2008. The cost of the shares held by the Trust is deducted from additional paid in capital on the consolidated balance sheets. The charge to expense for the annual contribution was $12,000 and $12,000 for 2010 and 2009, respectively.  Contribution expense was adjusted to reflect the fair value of the shares to the current market price for the years ended March 31, 2010 and 2009. Contribution expense was decreased by $100,000 for the year ended March 31, 2010 and $14,000 for the year ended March 31, 2009.

As part of the conversion in 1997, the Company established an ESOP covering substantially all employees of the Company.  The ESOP acquired 68,770 shares of Company common stock at $10 per share in the conversion with funds provided by a loan from the Company.  Accordingly, $688,000 of common stock acquired by the ESOP was shown as a reduction of stockholders’ equity.  Shares were released to participants proportionately as the loan was repaid. The loan was repaid in full and all shares were allocated to participants as of December 31, 2006. Dividends on allocated shares are recorded as dividends and charged to retained earnings.

	2010	2009

Total allocated ESOP shares	63,084	64,708

The Company adopted with stockholders approval the Recognition and Retention Plan (the RRP) on July 29, 1998.  The plan provides for the granting of shares of common stock to the eligible directors, officers, and employees.  The RRP was approved for 42,981 shares of common stock of the Company.  The RRP granted 35,750 shares to existing directors, officers, and employees with 7,231 available for future grants.  The original granted shares vested in five equal annual installments, with the first installment vesting immediately upon the plan approval and the last vesting on July 29, 2002.  The vesting of the granted shares could be accelerated based on certain plan provisions.  Directors, officers, and employees granted shares retain voting rights and, if dividends are paid, dividends during the vesting period.  The RRP continued for a term of ten years and terminated July 29, 2008 with the remaining 7,231 shares being transferred in treasury.  The Company’s stock price was $17.25 on the RRP approval date.  The Company repurchased 42,981 shares of its common stock during the year ended March 31, 1999 at a cost of $746,000.  There was no expense recognized under the RRP plan for the years ended March 31, 2010 and 2009, respectively.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2010 and 2009

Note 16:	Stock Option Plan

The Company had a fixed option plan under which the Company could grant options that vested over five (5) years to selected employees for up to 103,155 shares of common stock.  The exercise price of each option is intended to equal the fair value of the Company's stock on the date of grant.  An option's maximum term is ten (10) years.

With all options being exercised during the fiscal year ended March 31, 2009 and no outstanding options remaining, there was no aggregate intrinsic value of stock options outstanding and exercisable at March 31, 2010 nor March 31, 2009.  The aggregate intrinsic value of stock options exercised during the fiscal year ended March 31, 2009 was $166,000.

A summary of the status of the plan at March 31, 2009, and changes during the year then ended is presented below:

	2009
	Shares	Weighted- Average Exercise Price

Outstanding, beginning of year	10,190	$17.25
Exercised	10,190	$17.25

Outstanding, end of year	—	$—

Options exercisable, end of year	—	$—

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2010 and 2009

Note 17:	Earnings (Loss) Per Share

Earnings (loss) per share (EPS) were computed as follows:

	Year Ended March 31, 2010
	Income	Weighted- Average Shares	Per Share Amount
	(In thousands)

Net income (loss)	$(30)	417,734

Basic earnings per share
Income (loss) available to common stockholders			$(0.07)

Effect of dilutive securities
Incentive shares	—	—

Diluted earnings per share
Income (loss) available to common stockholders and assumed conversions	$(30)	417,734	$(0.07)

The Company had 16,133 incentive plan shares outstanding at March 31, 2010 that were excluded from the above calculation as they were anti-dilutive.

	Year Ended March 31, 2009
	Income	Weighted- Average Shares	Per Share Amount
	(In thousands)

Net income	$791	431,024

Basic earnings per share
Income available to common stockholders			$1.84

Effect of dilutive securities
Incentive shares	—	16,221

Diluted earnings per share
Income available to common stockholders and assumed conversions	$791	447,245	$1.77

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2010 and 2009

Note 18:	Disclosures about Fair Value of Financial Instruments

ASC Topic 820, Fair Value Measurements fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Topic 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

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

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.

Available-for-Sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1. The Company has no Level 1 securities. If quoted market prices are not available, then fair values are estimated using pricing models or quoted prices of securities with similar characteristics or discounted cash flows.  For these investments, the inputs used by the pricing service to determine fair value may include one or a combination of observable inputs such as benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers and reference data market research publications and are classified within Level 2 of the valuation hierarchy. Level 2 securities include obligations of U.S. government and agencies, mortgage-backed securities (government-sponsored enterprises-residential) and obligations of states and political subdivisions. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.  The Company has no Level 3 available-for-sale securities.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2010 and 2009

The following table presents the Company’s assets that are measured at fair value on a recurring basis and the level within the hierarchy in which the fair value measurements fall as of March 31, 2010 and 2009 (in thousands):

	Carrying value at March 31, 2010
Description	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. government sponsored enterprises (GSE)	$15,191	$—	$15,191	$—
Mortgage-backed securities, GSE, residential	36,472	—	36,472	—
State and political subdivisions	3,736	—	3,736	—
Total available-for-sale securities	$55,399	$—	$55,399	$—

	Carrying value at March 31, 2009
Description	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. government sponsored enterprises (GSE)	$9,992	$—	$9,992	$—
Mortgage-backed securities, GSE, residential	40,901	—	40,901	—
State and political subdivisions	5,032	—	5,032	—
Total available-for-sale securities	$55,925	$—	$55,925	$—

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2010 and 2009

Impaired Loans (Collateral Department)

Loans for which it is probable that the Company will not collect all principal and interest due according to contractual terms are measured for impairment. Allowable methods for determining the amount of impairment include estimating fair value using the fair value of the collateral for collateral dependent loans.

If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of the impairment is utilized. This method requires reviewing an independent appraisal of the collateral and applying a discount factor to the value.

Impaired loans that are collateral dependent are classified within Level 3 of the fair value hierarchy.

Mortgage Servicing Rights

The fair value used to determine the valuation allowance is estimated using discounted cash flow models.  Due to the nature of the valuation inputs, mortgage servicing rights are classified within Level 3 of the hierarchy.

Foreclosed Assets Held for Sale

Fair value of foreclosed assets held for sale is based on market prices determined by appraisals less discounts for costs to sell.  Foreclosed assets held for sale are classified within Level 2 of the valuation hierarchy.

The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at March 31, 2010 and 2009:

		Carrying value at March 31, 2010
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Description	Fair Value	(Level 1)	(Level 2)	(Level 3)

Impaired loans (collateral dependent)	$66	$—	$—	$66
Mortgage servicing rights	422	—	—	422
Foreclosed assets held for sale, net	52	—	52	—

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2010 and 2009

		Carrying value at March 31, 2009
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Description	Fair Value	(Level 1)	(Level 2)	(Level 3)

Impaired loans (collateral dependent)	$154	$—	$—	$154
Mortgage servicing rights	243	—	—	243
Foreclosed assets held for sale, net	46	—	46	—

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

Carrying amount is the estimated fair value for cash and cash equivalents, interest-bearing deposits, federal funds sold, Federal Reserve and Federal Home Loan Bank stocks, accrued interest receivable and payable, and advances from borrowers for taxes and insurance.  Security fair values equal quoted market prices, if available.  If quoted market prices are not available, fair value is estimated based on quoted market prices of similar securities.  The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.  Loans with similar characteristics were aggregated for purposes of the calculations.  On demand deposits, savings accounts, NOW accounts, and certain money market deposits the carrying amount approximates fair value.  The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. On short-term and other borrowings, rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

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

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2010 and 2009

	March 31, 2010		March 31, 2009
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
	(In thousands)
Financial assets
Cash and cash equivalents	$6,562	$6,562	$5,424	$5,424
Interest-bearing demand deposits	3,475	3,475	713	713
Federal funds sold	7,852	7,852	7,572	7,572
Available-for-sale securities	55,399	55,399	55,925	55,925
Loans held for sale	88	88	392	392
Loans, net of allowance for loan losses	100,063	101,214	86,365	87,092
Federal Reserve and Federal Home Loan Bank stock	1,008	1,008	811	811
Interest receivable	906	906	824	824

Financial liabilities
Deposits	149,312	139,138	140,088	135,883
Other borrowings	17,621	17,630	9,914	9,927
Short-term borrowing	1,700	1,700	—	—
Advances from borrowers for taxes and insurance	196	196	166	166
Interest payable	251	251	330	330

Unrecognized financial instruments (net of contract amount)
Commitments to originate loans	—	—	—	—
Letters of credit	—	—	—	—
Lines of credit	—	—	—	—

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2010 and 2009

Note 19:	Significant Estimates and Concentrations

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

Current Economic Conditions

The current economic decline continues to present financial institutions with circumstances and challenges which in some cases resulted in large and unanticipated declines in the fair values of investments and other assets, constraints on liquidity and capital and significant credit quality problems including severe volatility in the valuation of real estate and other collateral supporting loans.  The consolidated financial statements have been prepared using values and information currently available to the Company.

Given the volatility of current economic conditions, the values of assets and liabilities recorded in the consolidated financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses, and capital that could negatively impact the Company’s ability to meet regulatory capital requirements and maintain sufficient liquidity.

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

The Company had total outstanding standby letters of credit amounting to $394,000 and $383,000 at March 31, 2010 and 2009, respectively, with terms ranging from 12 to 18 months.  At March 31, 2010 and 2009, the Bank’s deferred revenue under standby letters of credit agreements was nominal.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2010 and 2009

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

At March 31, 2010, the Company had granted unused lines of credit to borrowers aggregating approximately $14,129,000 and $8,100,000 for commercial lines and open-end consumer lines, respectively.  At March 31, 2009, unused lines of credit to borrowers aggregated approximately $14,088,000 for commercial lines and $6,831,000 for open-end consumer lines.

Loans committed to but not yet funded as of March 31, 2010 and 2009 amounted to $4,479,000 and $3,724,000, respectively.  As of March 31, 2010 and 2009, those loans at fixed rates amounted to $2,314,000 and $2,861,000, respectively, with $2,062,000 at March 31, 2010 and $2,861,000 at March 31, 2009 scheduled to be sold in the secondary market.  The range of fixed rates was from 4.25% to 5.50% as of March 31, 2010.  Commitments to fund loans with floating rates, to be held for investment, amounted to $2,165,000, and $863,000, at March 31, 2010 and 2009, respectively.  Floating rates ranged from 4.75% to 6.00% as of March 31, 2010.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2010 and 2009

Note 21:	Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations, and cash flows of the Company:

Condensed Balance Sheets

	March 31,
	2010	2009
	(In Thousands)
Assets
Cash and due from banks	$108	$146

Investment in common stock of subsidiaries	13,550	12,663
Other assets	632	119

Total assets	$14,290	$12,928

Liabilities
Short-term borrowings	$1,700	—
Other liabilities	545	621

Total liabilities	2,245	621

Stockholders' Equity	12,045	12,307

Total liabilities and stockholders' equity	$14,290	$12,928

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2010 and 2009

Condensed Results of Operations

	Year Ended March 31,
	2010	2009
	(In Thousands)
Income
Dividends from subsidiaries	$—	$600
Other income	2	3

Total income	2	603

Expenses
Provision for loan and lease losses	972	—
Other expenses	275	366

Total expenses	1,247	366

Income (Loss) Before Income Tax and Equity in Undistributed Income of Subsidiary	(1,245)	237

Income Tax Benefit	(522)	(176)

Income (Loss) Before Equity in Undistributed Income of Subsidiary	(723)	413

Equity in Undistributed Income of Subsidiary	693	378

Net Income (Loss)	$(30)	$791

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2010 and 2009

Condensed Statements of Cash Flows

	Year Ended March 31,
	2010	2009
	(In Thousands)
Operating Activities
Net income (loss)	$(30)	$791
Items not requiring (providing) cash
Deferred income taxes	(71)	4
Equity in undistributed earnings of subsidiary	(693)	(378)
Compensation related to incentive plans	21	208
Changes in
Other assets	(442)	2
Other liabilities	(76)	(67)

Net cash provided by (used in) operating activities	(1,291)	560

Financing Activities
Dividends paid	(348)	(345)
Purchase of incentive plan shares	(29)	(19)
Proceeds received from exercise of options	—	150
Purchase of treasury shares	(70)	(889)
Proceeds from other borrowings	3,101	—
Repayment of other borrowings	(1,401)	—

Net cash provided by (used in) financing activities	1,253	(1,103)

Decrease in Cash and Cash Equivalents	(38)	(543)

Cash and Cash Equivalents at Beginning of Year	146	689

Cash and Cash Equivalents at End of Year	$108	$146

FIRST ROBINSON FINANCIAL CORPORATION AND SUBSIDIARY

STOCKHOLDER INFORMATION

ANNUAL MEETING

The annual meeting of stockholders will be held at 9:00 a.m., central time, Thursday, July 22, 2010, at the Company’s office located at 501 East Main Street, Robinson, Illinois.

STOCK LISTING

The Company’s stock is traded on the over-the-counter market with quotations available through the OTC Bulletin Board under the symbol “FRFC.”

PRICE RANGE OF COMMON STOCK

The following table sets forth the high and low bid prices of the Company’s Common Stock for the periods indicated.  The information set forth in the table below was provided by the OTC Bulletin Board.  The information reflects interdealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	Fiscal 2010			Fiscal 2009
	High	Low	Dividends	High	Low	Dividends

First Quarter	$35.00	$33.55	$0.80	$36.50	$34.45	$0.75
Second Quarter	36.00	33.55	-	36.75	34.90	-
Third Quarter	34.70	33.70	-	36.00	33.25	-
Fourth Quarter	33.70	29.00	-	35.00	33.75	-

The Company declared and paid a dividend of $0.80 per share in fiscal 2010.  Dividend payment decisions are made with consideration of a variety of factors including earnings, financial condition, market considerations and regulatory restrictions.  Restrictions on dividend payments are described in Note 13 of the Notes to Financial Statements included in this Annual Report.

As of June 16, 2010, the Company had approximately 443 registered stockholders of record and 428,794 outstanding shares of Common Stock.

SHAREHOLDERS AND GENERAL INQUIRIES	TRANSFER AGENT

Rick L. Catt
President and Chief Executive Officer
First Robinson Financial Corporation	Register and Transfer Company
501 East Main Street	10 Commerce Drive
Robinson, Illinois 62454	Cranford, New Jersey 07016
(618) 544-8621	(908) 272-8511

ANNUAL AND OTHER REPORTS

The Company is required to file an Annual Report on Form 10-K for its fiscal year ended March 31, 2010, with the Securities and Exchange Commission.  Copies of the Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q may be obtained without charge by contacting:

Jamie E. McReynolds
Chief Financial Officer
First Robinson Financial Corporation
501 East Main Street
Robinson, Illinois 62454
(618) 544-8621

FIRST ROBINSON FINANCIAL CORPORATION AND SUBSIDIARY CORPORATE INFORMATION

COMPANY AND BANK ADDRESS

501 East Main Street Robinson, Illinois 62454 www.frsb.net	Telephone: (618) 544-8621 Fax: (618) 544-7506

DIRECTORS OF THE BOARD

SCOTT F. PULLIAM Chairman of the Board Public Accountant Robinson, Illinois	ROBIN E. GUYER President - Agricultural Services Company Hutsonville, Illinois

STEVEN E. NEELEY Owner - Industrial Equipment Company Robinson, Illinois	J. DOUGLAS GOODWINE Funeral Director Robinson, Illinois

WILLIAM K. THOMAS Attorney Robinson, Illinois	RICK L. CATT President and Chief Executive Officer First Robinson Financial Corporation Robinson, Illinois

EXECUTIVE OFFICERS

RICK L. CATT President and Chief Executive Officer	W.E. HOLT Vice President and Senior Loan Officer

LESLIE TROTTER, III Vice President	WILLIAM D. SANDIFORD Vice President

MARK W. HILL Vice President	JAMIE E. McREYNOLDS Vice President, Chief Financial Officer and Secretary

STACIE D. OGLE Vice President

INDEPENDENT AUDITORS	SPECIAL COUNSEL

BKD, LLP 225 N. Water Street Suite 400 Decatur, IL 62525-1580	Katten Muchin Rosenman LLP 2900 K. Street, NW North Tower, Suite 200 Washington, D.C. 20007-5118