Form 10-K, Exhibit 13
period 2011-03-31
FIRST ROBINSON FINANCIAL CORP
filed 2011-06-27
CIK 1035991

EXHIBIT 13

ANNUAL REPORT TO STOCKHOLDERS

2011 ANNUAL REPORT

FIRST ROBINSON FINANCIAL CORPORATION

i

FIRST ROBINSON FINANCIAL CORPORATION

Dear Fellow Stockholder,

The Board of Directors and management would like to share with you the Annual Report of First Robinson Financial Corporation (the “Company”) for our fiscal year ended March 31, 2011.  During the past two years, the banking industry has suffered through one of the most challenging periods in history.  Foreclosures and bank closures have gradually decreased but the financial industry is still struggling under increased regulatory burdens, new financial legislation and negative press.  Our nation appears to be recovering slowly from recession and interest rates remain near or at record lows both for investors and borrowers.  However, in spite of these circumstances, we are proud to announce record earnings for the Company of $1,395,000 for our fiscal year ending March 31, 2011, a substantial recovery over the $30,000 loss for our fiscal year ending March 31, 2010.

Our commitment to being a conservatively managed community bank has served us well.  Our communities have rewarded us with significant core deposit and loan growth and our stock price has consistently traded from $28.30 to $35.50 per share.  Growth in deposit accounts exceeded $27.0 million during the past fiscal year while we experienced a $20.3 million growth in loans.  We believe the growth in core deposits is a reflection of customer confidence and preference for a community bank staffed by people they know.  The quality of our loan portfolio continues to be a source of strength as we maintain asset quality ratios well above peer group numbers. Our growth positioned the Company to increase its net interest income after provision for loan losses to $5,157,000, an increase of $1,883,000 or 57.5%.  Our branch office in Vincennes, Indiana has performed very well in its first two years of operation and is now profitable.  Our trust department, also in its infancy, is still unprofitable, however it had modest growth and we believe is positioned to help us increase our earnings in the future.  Our non-interest income increased by $338,000 or 15.2%, from $2,231,000 in the previous fiscal year to $2,569,000 during this fiscal year.  Non-interest expense decreased slightly to $5,630,000, which helped reduce the Company’s efficiency ratio to 66.5%.  All of these factors contributed to a return on average stockholders’ equity of 11.24% for this fiscal year, up from the previous year’s negative return of (0.24%).

In recognition of the Company’s strength, the Board of Directors was pleased to increase your dividends from $0.85 per share paid in June 2010, to a record $0.90 per share as of June 2011.  The Company continues to support a stock repurchase plan that allows it, within limitations, to repurchase our outstanding shares. The primary focus of our employees, management and the Board of Directors is to increase the value of our Company, while providing outstanding customer service and quality banking products to our customers.

While your Company will continue to face challenges in the future, we believe we will overcome the obstacles created from the nation’s financial crisis, as we did this past year. Our bank has been serving this area since 1883 and will continue to do so.  I would encourage you to read the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section herein for more detailed financial information.

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

Sincerely,

Rick L. Catt, President/CEO

Overview of the Company

First Robinson Financial Corporation (the “Company”) is a bank holding company that was chartered under the laws of the State of Delaware in March 1997.  Its primary business is the ownership of First Robinson Savings Bank, National Association (the “Bank”), a national bank that was also chartered in 1997 and whose predecessor was First Robinson Savings & Loan which had been serving the financial needs of Crawford County since 1883.  The Company is headquartered in Robinson, Illinois and currently operates three full service banking offices and one drive-up facility in Crawford County, Illinois and one full service banking office in Vincennes, Indiana.  The branch in Vincennes goes by the popular name of First Vincennes Savings Bank.  We utilize the “Company” and the “Bank” interchangeably herein when describing the Bank’s assets and liabilities.

We are a community-oriented financial institution whose primary business consists of accepting deposits from the general public in our market area, Crawford County and contiguous counties in Illinois and Knox County and contiguous counties in Indiana, and investing these funds primarily in loans, mortgage-backed securities and other securities, issued by U.S. Government sponsored enterprises, and bonds issued by states and political subdivisions. Loans consist primarily of loans secured by residential real estate located in the Company’s market areas, non-residential and agriculture real estate loans, consumer loans, loans to municipalities, commercial loans, and agricultural loans.  In an effort to meet the financial needs of our market area, the Bank operates a full service Trust department and provides investment services through PrimeVest Financial Services.

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

The Company’s results of operations depend primarily on net interest income, which is the difference between interest earned on our loan and investment portfolios and the interest paid on deposits or other borrowings.  The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. To a lesser extent, the results of operations are also affected by non-interest income, non-interest expense, the provision for losses on loans and income tax expense. Non-interest income consists primarily of service charges and gains on sales of loans. The Company’s non-interest expense consists primarily of salaries and employee benefits, occupancy and office expenses, advertising, data processing and telecommunications expenses and the costs associated with being a publicly held company.

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

	At March 31,
	2011	2010
	(in thousands)
Selected Financial Condition Data:
Total assets	$208,831	$182,989
Loans, held for sale	354	88
Loans receivable, net	120,164	100,063
Mortgage-backed securities	35,450	36,472
Interest bearing deposits	4,183	3,475
Federal funds sold	13,630	7,852
Investment securities	16,227	18,927
Deposits	176,352	149,312
Total borrowings	17,420	19,321
Stockholders’ equity	12,765	12,045

	Year Ended at March 31,
	2011	2010
	(in thousands)
Selected Operations Data:
Total interest income	$8,309	$7,802
Total interest expense	(2,417)	(3,231)
Net interest income	5,892	4,571
Provision for loan losses	(735)	(1,297)
Net interest income after provision for loan losses	5,157	3,274
Fees and service charges	943	968
Net gain on sales of loans	680	343
Other non-interest income	946	920
Total non-interest income	2,569	2,231
Total non-interest expense	(5,630)	(5,657)
Income (loss) before taxes	2,096	(152)
Income tax provision (benefit)	701	(122)
Net income (loss)	$1,395	$(30)
Earnings per share:
Basic	$3.38	$(0.07)
Diluted	$3.25	$(0.07)
Dividends per share	$0.85	$0.80

	Year Ended at March 31,
	2011	2010
	(in thousands)
Selected Financial Ratios And Other Data:

Performance Ratios:
Return on average assets (ratio of net income to average total assets)	0.71%	(0.02)%
Return on average equity (ratio of net income to average equity)	11.24	(0.24)
Interest rate spread during period(1)	3.15	2.70
Net interest margin(2)	3.30	2.85
Efficiency ratio(3)	66.54	83.17
Ratio of non-interest expense to average total assets	2.89	3.22
Ratio of average interest-earning assets to average interest-bearing liabilities	111.18	107.66
Average equity to average total assets	6.36	6.88

Quality Ratios:
Non-performing assets to total assets at end of period	0.27	0.10
Allowance for loan losses to non-performing loans	339.37	720.77
Allowance for loan losses to loans receivable, net	0.95	0.97

Capital Ratios:
Total capital (to risk-weighted assets)	12.40	13.24
Tier I capital (to risk-weighted assets)	11.41	12.27
Tier I capital (to average assets)	6.64	7.17

Other Data:
Number of full-service offices	4	4
Number of full-time employees	54	55
Number of deposit accounts	14,093	13,303
Number of loan accounts	4,323	3,606

(1)	Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(2)	Net interest margin represents income divided by average interest-earning assets.

(3)	Efficiency ratio represents non-interest expense divided by the sum of net-interest income and non-interest income.

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

  Examples of forward-looking statements include, but are not limited to, estimates or projections with respect to our future financial condition, results of operations or business, such as: projections of revenues, income, earnings per share, capital expenditures, assets, liabilities, dividends, capital structure, or other financial items; descriptions of plans or objectives of management for future operations, products, or services, including pending acquisition transactions; forecasts of future economic performance; and descriptions of assumptions underlying or relating to any of the foregoing.

 By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements.

Factors which could cause or contribute to such differences include but are not limited to: general business and economic conditions on both a regional and national level; worldwide political and social unrest, including acts of war and terrorism; increased competition in the products and services we offer and the markets in which we conduct our business; the interest rate environment; fluctuations in the capital markets, which may directly or indirectly affect our asset portfolio; legislative or regulatory developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry; technological changes, including the impact of the Internet; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; accounting principles, policies, practices or guidelines; deposit attrition, operating costs, customer loss and business disruption greater than the Company expects; the occurrence of any event, change or other circumstance that could result in the Company’s failure to develop and implement successful capital raising and debt restructuring plans.

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

Business Strategy

Periodically, the Board of Directors and management meet to plan for the future.  We review and discuss both current and new products and services to determine their effect on our profitability and customer service. Staying abreast of technology and offering products and services that appeal to the younger generation, such as internet banking, the ability to open accounts online, and a social networking site are important parts of our strategic plan. We also monitor current events and economic trends in our local area that could materially impact the Bank’s earnings.   The Board has identified issues which are critical to the continued success of the Bank and the Holding Company.  These goals are (1) strengthen the capital position to a level that will support the strategic direction and future operations of the Bank, (2) improve and sustain the performance of net interest income at an optimal level and (3) ensure that the Bank retains and attracts a talented and motivated management team and staff.

In seeking to enhance the Company’s profitability, the Board of Directors and management have adopted a business strategy designed (i) to maintain the Bank’s capital level in excess of regulatory requirements; (ii) to maintain asset quality, (iii) to increase earnings; and (iv) to manage exposure to changes in interest rates.  Accomplishing these goals will aid in increasing shareholder value.

The Bank is maintaining its capital level above regulatory requirements. The Bank’s Tier I capital to average assets as of March 31, 2011 was 6.6%, down from 7.2% in the previous fiscal year.  The 14.1% growth in assets during the fiscal year ended March 31, 2011 contributed to the decrease in the capital ratio.  In an effort to stem the decrease in the capital ratio, the Board and management are committed to sustaining earnings and managing the increase in asset growth.  The Company may consider capital raising alternatives, if judged prudent, to ensure an adequate level of capital.

The nationwide mortgage crisis had minimal impact on the Company. However, we have experienced an increase of $166,000, or 319.2%, in foreclosed properties, consisting primarily of one to-four family residences.  As of March 31, 2011, we had $218,000 in foreclosed properties, up from $52,000 at March 31, 2010.   We do not offer a subprime mortgage product.  The mortgage-backed securities, residential and commercial, held in our investment portfolio have all been issued by the U.S. Government or U.S. Government sponsored enterprises. Our local real estate market did not realize the significant growth in market values over the past decade as experienced nationally in larger metropolitan areas; therefore we have not seen a material decline in housing prices. Overall, the Company’s asset quality is strong. One key to maintaining strong asset quality is the Company’s loan policy which we believe has comparatively strict underwriting guidelines, specific documentation, borrower information verification and credit administration requirements.  The loan policy also includes specific processes to use in dealing with problem loans.  Management is committed to maintaining the Company’s policy in this regard.  We continue to service our existing borrowers and originate new loans to credit worthy borrowers in an effort to meet the credit needs of our community.

The Company intends to stay focused on technology as customer use of our internet banking products is on the increase.  We realize the risks involved with promoting internet-based transactions; and while we cannot be entirely free from vulnerability to risks associated from this line of products, the Company has incorporated additional security features to mitigate the possibility of security data breaches.  Additionally, we rely on and do business with, a variety of third-party service providers, agents and vendors with respect to the Company’s business, data security and communications needs.  If information security is breached, or one of our agents or vendors breaches compliance procedures, information could be lost or misappropriated, resulting in financial loss or costs to us or damages to others.  These costs or losses could materially exceed the Company’s amount of insurance coverage which would adversely affect the Company’s business.

Managing exposure to interest rate risk is also an important portion of the business strategy of the Company.  We offer both adjustable and fixed rate one- to- four- family loans and hold the adjustable loans for investment and when prudent may retain some of the fixed rate loans if they fit within our policy targets for rate sensitivity.  The overall majority of loans secured by one to-four family residential properties retained on our balance sheet are adjustable with floors in order to manage exposure to falling rates.  However, these loan products also have ceilings of approximately 6.0% above their initial rate and could be a detriment if rates should increase dramatically. The majority of the fixed rate loans are sold into the secondary market through programs with the Federal Home Loan Bank of Chicago (“FHLB”).  During the fiscal year ending March 31, 2011, we originated to be sold $39.7 million in fixed rate loans to the FHLB compared to $27.6 million in fixed rate loans sold in the fiscal year ending March 31, 2010.  The increase in sales resulted in an increase of $337,000, or 98.3%, in gains on loans sold when comparing the periods ended March 31, 2011 and 2010.

Expanding our market into Indiana by opening a branch in Vincennes has made a positive impact on the Company.  Deposits of the branch make up almost 10.6% of the Company’s total deposits and its loans account for 24.2% of the Company’s loans at March 31, 2011. Since its opening date in December 2008, the branch has also originated almost $27 million in one- to four- family loans that have been sold in the secondary market.

 We continue to maintain a strong presence in the communities we serve and are pleased to be one of the few independent community banks in our primary market area. Go to www.frsb.net on the web to visit our subsidiary, First Robinson Savings Bank and to research additional information concerning the Company, use the “About Us” tab.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED MARCH 31, 2011 AND 2010

General

For the year ended March 31, 2011, the Company is reporting net income of $1,395,000 or basic earnings per share of $3.38 and diluted earnings per share of $3.25, compared to a net loss of $30,000 or basic and diluted loss per share of $0.07 for the fiscal year ended March 31, 2010.  The increase of $1,425,000 million in net income is a result of the increase of $1,321,000, or 28.9%, in net interest income and the decrease of $562,000, or 43.3%, in provision for loan losses. Additional factors contributing to the increase in net income for the fiscal year ended March 31, 2011, was the increase of $338,000, or 15.2%, in non-interest income and the decrease of $27,000, or 0.5%, in non-interest expense partially offset by the increase of $823,000, or 674.6%, in income tax expense.

Net Interest Income

For the year ended March 31, 2011, net interest income totaled $5.9 million, an increase of 28.9%, or $1.3 million, over the year ended March 31, 2010.  The increase in net interest income is due to an increase of $507,000 in total interest and dividend income and the decrease of  $814,000 in total interest expense.  The net interest margin increased by 45 basis points from 2.85% for the year ended March 31, 2010 to 3.30% for the year ended March 31, 2011.

Total average interest-earning assets increased to $178.5 million for the fiscal year ending March 31, 2011 from $160.4 million for the fiscal year ending March 31, 2010.  The average interest rate earned on interest-earning assets edged downward from 4.87% in 2010 to 4.66% in 2011. The average balance of interest-bearing liabilities increased $11.6 million from $148.9 million in 2010 to $160.5 million in 2011.  The average rate paid on interest-bearing liabilities decreased 66 basis points from 2.17% in 2010 to 1.51% in 2011. The interest rate spread for 2011 also increased by 45 basis points to 3.15% for 2011 from 2.70% in 2010.

Interest income from loans increased by $922,000, or 16.4%, from $5.6 million for the fiscal year ending March 31, 2010 to $6.5 million for the fiscal year ending March 31, 2011.   The increase in loan interest income reflects an increase in the average balance of loans outstanding offset by a decrease in the average yield on loans. The average balance in loans outstanding increased $20.5 million, or 21.9%, while the average yield on loans receivable decreased 27 basis points from 6.01% in 2010 to 5.74% in 2011.

Interest income from taxable securities, which consists of mortgage-backed securities and US government agency bonds, amounted to $1.6 million for the fiscal year ending March 31, 2011, a decrease of $417,000, or 20.6% from $2.0 million for the fiscal year ending March 31, 2010.  The total average balance of taxable investment securities decreased by $9.7 million, or 17.6%, from $55.0 million for 2010 compared to $45.3 million for 2011.  The average rate earned on taxable securities for the year ended March 31, 2011 was 3.54% down from 3.68% in 2010.

Interest income from tax-exempt securities decreased by $19,000, or 14.2%, to $115, 000 for the fiscal year ended March 31, 2011 compared to $134,000 for the same period for the prior year.  The average balance of tax-exempt securities increased to $4,332,000 during the March 2011 fiscal year from $4,313,000 for the March 2010 fiscal year.  The decrease in income came from the decrease in the yield of tax-exempt securities to 2.65% for the fiscal year ended March 31, 2011 from 3.10% for the March 31, 2010 fiscal year.  This average yield does not reflect the benefit of the higher tax-equivalent yield on municipal bonds, which was reflected as a reduction to income tax expense.

Interest income from other interest-earning assets, which consists of interest-earning deposit accounts and federal funds sold increased $21,000 to $30,000 for the March 31, 2011 fiscal year from $9,000 for the fiscal year ended March 31, 2010.  The average balance of these assets increased 112.3% from $6.4 million for the fiscal year ended March 31, 2010 to $13.7 million for the fiscal year ended March 31, 2011.  The average rate earned was 0.22% during the March 31, 2011 fiscal year compared to 0.13% during the same period in the previous year.

Total interest expense decreased $814,000, or 25.2%, in 2011 from 2010. Interest expense on deposits fell by $835,000, or 26.5%, from $3.1 million in 2010 to $2.3 million in 2011. Interest expense from other borrowings increased by $21,000, or 25.0%, from $84,000 in 2010 to $105,000 in 2011.

Interest expense on time deposits decreased $534,000, or 27.7%, from $1.9 million for the fiscal year ending March 31, 2010 to $1.4 million for the fiscal year ending March 31, 2011 as a result of a decrease in the average balance and a decrease in the cost of funds. The average balance of time deposits decreased $2.7 million, or 4.4%, from $60.3 million in 2010 to $57.6 million in 2011. The average cost of funds on time deposits, as of March 31, 2011, was 2.42% compared to the average cost of funds for the fiscal year ending March 31, 2010, of 3.20%, a decrease of 78 basis points.

Interest expense on savings and money market accounts decreased $46,000, or 40.4%, from $114,000 in 2010 to $68,000 in 2011 primarily due to a decrease of 24 basis points in the average cost of funds offset by an increase of $3.0 million, or 13.7%, in the average balance outstanding. The average cost of funds on savings and money market accounts was 0.27% during the fiscal year ending March 31, 2011 compared to an average cost of 0.51% during the March 31, 2010 fiscal year.

Interest expense on NOW accounts decreased by $255,000, or 23.1%, to $850,000 for the fiscal year ending March 31, 2011 from $1,105,000 for the year ending March 31, 2010. The average balance increased 17.6%, or $8.7 million, from an average balance of $49.5 million in 2010 to an average balance of $58.2 million in 2011. The average cost of funds on NOW accounts decreased 77 basis points to 1.46% in 2011 from 2.23% in 2010.  The increase in the average balance can be attributed to the popularity of “Kasasa™ Cash”.  Kasasa pays an attractive rate of interest to customers that meet electronic banking requirements, such as using a check card a certain number of times throughout the month, using the bank’s internet banking and bill pay system, receiving a direct deposit or paying a direct debit through the ACH network, and agreeing to receive an electronic statement.  This account is designed to reduce costs associated with maintaining checking accounts. If customers do not meet the requirements, they still receive a minimal rate of interest.  During the fiscal year ending March 31, 2011, the Bank decreased the rate on Kasasa to better reflect rates being paid in the market and to decrease its overall cost of funds.

For the fiscal year ending March 31, 2011 versus the same period of 2010, the average daily balance of short-term borrowings increased $2.5 million, or 14.8%, from $16.9 million to $19.4 million.  The average cost of funds for 2011 increased slightly to 0.54% from 0.50%.  The increase in the average balance and the cost of funds contributed to the increase of $21,000, or 25.0%, in other borrowings interest expense to $105,000 for 2011 from $84,000 for 2010.  The short-term borrowings consist of repurchase agreements with customers that are secured by investment securities of the Company and an open-end line of credit obtained by the Company.  The Company’s open-end line of credit is secured by the stock of the Bank.

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

The provision for loan losses for the year ended March 31, 2011 was $735,000 compared to $1.3 million for the year ended March 31, 2010, a decrease of $562,000 or 43.3%.  The decrease in the provision reflects the lower charge-offs offset in part by the increase in the average balance of loans outstanding during 2011. For the fiscal year ending March 31, 2010, the Company made an additional provision of $972,000 in recognition of the net charge off of a participation loan to a bank holding company secured by the stock of the bank that was placed into receivership by the FDIC. Total charge-offs for 2011 were $625,000 compared to $1,159,000 for 2010, which were partially offset by recoveries of $62,000 in 2011 compared to recoveries of $55,000 in 2010. The charge-offs in 2011 were derived from  $333,000 in residential real estate loans, pertaining to six borrowers, $169,000 in commercial real estate, $69,000 in commercial loans, and $54,000 in consumer and other loans.  The charge-offs were partially offset by $38,000 in recoveries in consumer and other loans and $24,000 in recoveries in commercial real estate loans.   Although the Company’s management believes that the allowance for loan losses is sufficient based on information currently available and that its lending policies are conservative, there can be no assurances that future events, conditions, or regulatory directives will not result in adverse, loan classifications, increased provisions for loan losses or additional charge-offs which may adversely affect net income.  See Note 4 of the Notes to Consolidated Financial Statements for more information on loans.

Non-interest Income

Non-interest income categories for the fiscal years ended March 31, 2011 and 2010 are shown in the following table:

	March 31,
	2011	2010	% Change
Non-interest income:	(In thousands)
Charges and other fees on loans	$360	$322	11.8%
Charges and fees on deposit accounts	943	968	(2.6)
Net gain on sale of loans	680	343	98.3
Net gain (loss) on sale of foreclosed property	15	(2)	850.0
Net realized gain on sale of securities	---	106	(100.0)
Net gain on sale of property and equipment	4	---	---
Other	567	494	14.8

Total Non-interest income	$2,569	$2,231	15.2%

The increase in net gain on the sale of loans is partially the result of the increase in the volume of mortgage loans sold into the secondary market during the year ended March 31, 2011 versus the same period in 2010. During fiscal year ending 2011, the Company sold $39.7 million in mortgages versus $27.6 million in the prior fiscal year. All loans sold into the secondary market during this fiscal year end were one- to four-family residential property loans. The high volume of loan sales has been a result of the historically low mortgage interest rates.  We expect the mortgage loan sales to level off during the fiscal year ending March 31, 2012. The increase in charges and other fees on loans can be attributed to the increase in the net capitalization of mortgage servicing rights.

Charges and fees on deposit accounts decreased $25,000 for the fiscal year ended March 31, 2011 over the same period in 2010.  The decrease in charges and fees on deposit accounts is a result of the implementation of Regulation E, as amended.  Regulation E does not allow assessing an overdraft charge for ATM or one-time debit card transactions without the customer opting in to an overdraft program sponsored by the Company. Future income from overdraft charges could continue to decrease.

Other income consists of normal recurring fee income such as commissions from PrimeVest Financial Services, the Company’s investment brokerage service, increases in the cash value of life insurance, ATM/Debit card interchange income and fees, and safe deposit box revenue, as well as other income that management classifies as non-recurring.  Other income increased $73,000 when comparing March 31, 2011 with 2010. The increase between the fiscal years can be partially attributed to the $42,000 increase in debit/ATM card transaction fees and the $23,000 decrease in commissions received from the sale of annuities and other investments by our PrimeVest representative.  Transaction fees from the use of debit and ATM cards could decrease in the future in response to current regulatory legislation.

Non-interest Expense

Non-interest expense categories for the fiscal years ended March 31, 2011, and 2010 are shown in the following table:

	March 31,
	2011	2010	% Change
Non-interest expense:	(In thousands)
Compensation and employee benefits	$3,002	$2,680	12.0%
Occupancy and equipment	717	720	(0.4)
Data processing and telecommunications	430	400	7.5
Audit, legal and other professional	265	351	(24.5)
Advertising	258	306	(15.7)
Postage expense	69	75	(8.0)
FDIC insurance	236	285	(17.2)
Loss on cost basis equity security	—	197	(100.0)
Other expenses	653	643	1.6

Total Non-interest expense	$5,630	$5,657	0.5%

Compensation and employee benefits increased $322,000 when comparing March 2010 fiscal year with March 2009 fiscal year. The increase is primarily the result of increases of $155,000 in the market valuation of the shares held in the Directors Retirement Plan, $90,000, in salaries, and $58,000 in costs associated with health insurance costs.

Audit, legal and other professional services decreased $86,000 when comparing the fiscal years ended March 31, 2011 and 2010 primarily due to decreased costs related to Sox-404 compliance.

Advertising expense decreased $48,000 for the fiscal year ended March 31, 2011 when compared to March 31, 2010 due to the leveling off of the marketing efforts in our new branch community of Vincennes, Indiana.

No loss was recognized on a cost basis equity security investment in a bank holding company in the fiscal year ended March 31, 2011. The Company recognized a loss of $197,000 during the fiscal year ended March 31, 2010 on the investment.   The financial institution owned by the bank holding company was placed into receivership under the FDIC.

The decrease of $49,000 in Federal Deposit Insurance Corporation (“FDIC”) insurance when comparing the fiscal year ended March 31, 2011 to the same period in the prior year was due to the special assessment on each insured depository institution's assets minus Tier 1 capital as of June 30, 2009.  The special assessment was collected on September 30, 2009.

Income Tax Expense

The provision for income tax increased $823,000, or 674.6%, for the fiscal year ended March 31, 2011, compared to the same period in 2010. The provision reflected the increase in taxable income, partially offset by the increase in the benefit of tax-exempt investment securities.  The effective tax rate for the fiscal year ended March 31, 2011 was 33.4%.

FINANCIAL CONDITION

Total assets of the Company increased by $25.8 million, or 14.1%, to $208.8 million at March 31, 2011 from $183.0 million at March 31, 2010. The increase in assets was primarily due to an increase of $20.4 million, or 20.3%, loans receivable, net, and an increase of $9.5 million, or 52.9%, in total cash and cash equivalents.

Total cash and due from banks, interest bearing demand deposits and federal funds sold increased by $9.5 million from $17.9 million at March 31, 2010 to $27.4 million at March 31, 2011. The increase resulted from the $27.0 million, or 18.1%, growth in total deposits, offset, in part, by the increase of $20.4 million, or 20.3%, in loans receivable, net and the decrease of $2.0 million, or 11.4%, in other borrowings.

Available-for-sale investment securities decreased to $51.7 million at March 31, 2011 compared to $55.4 million at March 31, 201, a $3.7 million, or 6.7%, decrease. The decrease resulted from the repayment of $9.8 million on mortgage-backed securities, the maturity of $3.7 million in available-for-sale securities, the amortization of $258,000 of premiums and discounts on investments and the decrease of $188,000 in the market valuation of the available-for-sale portfolio, offset in part, by the purchase of $10.3 million in available-for-sale securities. For the most part, the Company purchases residential US government sponsored enterprises mortgage backed securities.  During the fiscal year ending March 31, 2011, the Company purchased a mortgage backed security where the collateral is multi-family properties. The bond offered an attractive rate and has the same risk weighting as a residential mortgage-backed security. The investment portfolio is managed to limit the Company's exposure to risk by investing primarily in mortgage-backed securities and other securities which are either directly or indirectly backed by the federal government or a local municipal government.

At March 31, 2011, the Company held approximately $879,000 of Federal Home Loan Bank (“FHLB”) of Chicago stock.  The amount of required investment in FHLB stock is calculated based on a formula which includes the amount of one to-four family dwelling loans held in the Company’s loan portfolio and the amount of mortgage-backed securities held in the Company’s investment portfolio.  Management performs an analysis of this investment on a quarterly basis to determine impairment, in light of the FHLB Chicago’s financial performance.  At March 31, 2011, management determined that the cost method investment in FHLB Chicago stock was ultimately recoverable and therefore not impaired.

The Company's net loan portfolio including loans held for sale increased by $20.4 million to $120.5 million at March 31, 2011 from $100.2 million at March 31, 2010. Loans on residential real estate, which includes loans on one- to four-family property, second mortgages, construction loans and home equity lines of credit increased by $1.8 million, or 3.6%; commercial nonresidential real estate, which also includes farmland loans and multi-family property, increased by $12.1 million, or 55.2%; consumer and other loans increased by $6.0 million, or 61.2%; and loans in commercial business and agricultural finance increased by $249,000, or 1.3%.  These increases were offset, in part, by the decrease in loans to state and municipal governments by $1.1 million, or 59.5%.  The total amount of undisbursed closed-ended lines of credit decreased by $1.5 million, or 71.8%, from $2.1 million at March 31, 2010 to $590,000 at March 31, 2011.

At March 31, 2011, the allowance for loan losses was $1.1 million or 0.95% of the net loan portfolio, an increase of $171,000 from the allowance for loan losses at March 31, 2010 of $973,000, or 0.97% of the net loan portfolio. Management reviews the adequacy of the allowance for loan losses quarterly, and believes that its allowance is adequate; however, the Company cannot assure that future charge-offs and/or provisions will not be necessary.  See Note 4 of the Notes to Consolidated Financial Statements for further information on delinquencies and the allowance for loan losses.

The Company had four foreclosed residential real estate properties and one foreclosed commercial real estate property held for sale as of March 31, 2011 at a total balance of $218,000 compared to $52,000 in two foreclosed real estate properties at March 31, 2010.  Subsequent to March 31, 2011, one of the residential properties has been sold for an approximate gain of $4,000.  Foreclosed assets are carried at lower of cost or fair value.  When foreclosed assets are acquired, any required adjustment is charged to allowance for loan losses.  All subsequent activity is included in current operations.

Other assets decreased $246,000, or 14.6%, to $1.4 million at March 31, 2011 from $1.7 million at March 31, 2010, primarily due to the one-year amortization of the three-year prepaid assessment for FDIC insurance coverage that was collected in December 2009.  The balance of the prepaid FDIC insurance assessment as of March 31, 2011 is $471,000 compared to a balance outstanding at March 31, 2010 of $680,000.

Total deposits increased by $27.0 million, or 18.1%, to $176.4 million at March 31, 2011 from $149.3 million at March 31, 2010. The increase in total deposits was due to an increase of $20.7 million in savings, NOW, and money market accounts, and an increase of $8.2 million in non-interest bearing demand deposits offset by the decrease of $1.9 million in certificates of deposit.   For the most part, the cash generated from the growth in deposits is being held in federal funds sold as approximately $7.0 million of the growth is from the deposits of a customer that expects an outflow of cash in the near future.

Other borrowings, consisting of repurchase agreements, decreased $2.0 million, or 11.4% from $17.6 million at March 31, 2010 to $15.6 million at March 31, 2011. The repurchase agreements are collateralized by mortgage-backed securities and US Government agency obligations.  At March 31, 2011, the average rate on the repurchase agreements was 0.25% compared to 0.14% at March 31, 2010.  The rate on approximately $15.1 million of the repurchase agreements reprice daily.  All agreements mature periodically within 24 months.

The short-term borrowing consists of the Company’s $2.5 million revolving line of credit note payable which matures September 30, 2011.  The balance of the revolving line of credit was $1,800,000 and $1,700,000 as of March 31, 2011 and March 31, 2010, respectively.  The note bears interest at the prime commercial rate with a floor of 3.50% which was the rate on March 31, 2011 and is secured by the stock of the Bank.

Stockholders' equity at March 31, 2011 was $12.8 million compared to $12.0 million at March 31, 2010, an increase of $720,000, or 6.0%.  Factors relating to the increase in stockholders’ equity can be attributed primarily to the addition of net income of $1.4 million offset by $365,000 in dividends declared and paid, by the decrease of $115,000 in accumulated other comprehensive income due to the decrease in the fair value of securities available for sale, and the repurchase of $193,000 of the Company’s shares to be held in treasury.

Off-Balance Sheet Arrangements

The Company has entered into performance standby and financial standby letters of credit with various local commercial businesses in the aggregate amount of $381,000. The letters of credit are collateralized and underwritten, as required by the loan policy, in the same manner as any commercial loan.  The Company does not anticipate the advancement of any funds on these letters of credit.

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

	Year Ended March 31,
	2011			2010
	Average Outstanding Balance	Interest Earned Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned Paid	Yield/ Rate
Interest-earning assets:
Loans receivable(1)	$114,073	$6,547	5.74%	$93,573	$5,626	6.01%
Mortgage-backed securities	31,896	1,268	3.97	38,185	1,605	4.20
Investment securities(2)	18,835	464	2.46	22,156	563	2.54
Federal funds sold	9,677	22	0.23	4,044	5	0.12
Interest-bearing deposits	4,014	8	0.20	2,404	3	0.12
Total interest-earning assets	178,495	8,309	4.66	160,362	7,802	4.87
Noninterest-earning assets	16,571			15,553
Total assets	$195,066			$175,915

Interest-bearing liabilities:
Savings deposits and MMDA	25,347	68	0.27	22,302	114	0.51
NOW deposits	58,188	850	1.46	49,489	1,105	2.23
Certificates of deposit	57,641	1,394	2.42	60,297	1,928	3.20
Borrowings	19,370	105	0.54	16,870	84	0.50
Total interest-bearing liabilities	160,546	2,417	1.51	148,958	3,231	2.17
Noninterest-bearing liabilities	22,109			14,856
Total liabilities	182,655			163,814
Stockholders’ equity	12,411			12,101
Total liabilities and capital	$195,066			$175,915
Net interest income		$5,892			$4,571
Net interest spread			3.15%			2.70%
Net average earning assets	$17,949			$11,404
Net yield on average earning assets			3.30%			2.85%
Average interest-earning assets to average interest-bearing liabilities	1.112			1,077

(1)	Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

(2)	The tax-exempt income for state and political subdivisions is not recorded on a tax equivalent basis.

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

	Year Ended March 31,
	2011 vs. 2010			2010 vs. 2009
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total Increase (Decrease)	Volume	Rate	Total Increase (Decrease)
Interest-earning assets:
Loans receivable	$1,232	$(311)	$921	$901	$(646)	$255
Mortgage-backed securities	(264)	(73)	(337)	81	(287)	(206)
Investments securities	(84)	(15)	(99)	498	(237)	261
Other	9	13	22	(30)	(83)	(113)
Total interest-earning assets	$893	$(386)	$507	$1,450	$(1,253)	$197

Interest-bearing liabilities:
Savings deposits and MMDA	16	(62)	(46)	—	(103)	(103)
NOW accounts	194	(449)	(255)	451	(261)	190
Certificate accounts	(85)	(449)	(534)	551	(483)	68
Borrowings	13	8	21	8	(64)	(56)
Total interest-bearing liabilities	$138	$(952)	$(814)	$1,010	$(911)	$99
Net interest income	$755	$566	$1,321	$440	$(342)	$98

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

Quantitative Analysis.  The Company voluntarily measures IRR and incorporates this measure into the internal risk based capital calculation. The IRR component is a dollar amount that measures the terms of the sensitivity of the net portfolio value (“NPV”) to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. The Company measures the change to NPV as a result of a hypothetical and permanent 100 and 200 basis point (“bp”) change in market interest rates. The Company reviews the IRR measurements on a monthly basis. The Company also monitors effects on net interest income resulting from increases and decreases in rates. The following table presents the NPV at March 31, 2011, as calculated by the Company.

	At March 31, 2011
Change in Rate (Basis Points)	Net Portfolio Value			NPV as % PV of Assets
	$ Amount	$ Change	% Change	NPV Ratio %	BP Change
	(Dollars in thousands)
+200 bp	25,040	(2,900)	(10.38)	12.34	(95)
100	25,604	(2,336)	(8.36)	12.37	(92)
0	27,940	—	—	13.29	—
-100	26,187	(1,753)	(6.27)	12.32	(97)
-200	23,300	(4,640)	(16.61)	10.85	(244)

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

The Company’s most liquid assets are cash and cash equivalents, which include short-term investments. For the years ended March 31, 2011 and 2010, cash and cash equivalents were $27.4 million and $17.9 million, respectively.  In addition, the Company has used jumbo certificates of deposits as a source of funds. Jumbo certificates of deposits represented $19.3 million and $21.4 million for the years ended March 31, 2011 and March 31, 2010, respectively, or 10.9% of total deposits for March 31, 2011 and 14.3% of total deposits for March 31, 2010.  The Company also uses securities sold under agreements to repurchase as additional funding sources.  The agreements represent the Company’s obligation to third parties and are secured by investments which we pledge as collateral.  At March 31, 2011 and 2010, the balances outstanding in repurchase agreements were $15.6 million and $17.6 million, respectively.

The Bank maintains a $21.5 million line of credit with the FHLB, of which no funds were advanced at March 31, 2011 or 2010.  This line can be accessed immediately and is secured by a blanket lien on qualifying one- to four-family residential loans held by the Bank. The available line of credit with the FHLB was reduced, at March 31, 2011, by $943,000 for the credit enhancement reserve established as a result of the participation in the FHLB MPF program and by $2.5 million for a letter of credit issued by the FHLB to secure municipal deposits held on deposit with the Company resulting in an available balance of $18.0 million.  The Bank also maintains a $5.0 million revolving federal funds line of credit with a correspondent financial institution and has also established borrowing capabilities of up to $3.0 million at the discount window with the Federal Reserve Bank of St. Louis of which no funds were borrowed on either line at March 31, 2011 and 2010.   In addition to these lines the Company also maintains a $2.5 million revolving line of credit note payable, of which $1.8 million was outstanding at March 31, 2011 and $1.7 million outstanding as of March 31, 2010, with an unaffiliated financial institution. The note payable bears interest tied to the prime commercial rate with a floor of 3.50%, the rate at March 31, 2011, matures on September 30, 2011, and is secured by the stock of Bank.

The Company’s primary investment activity is originating one-to four-family residential mortgages, farmland and other non-residential real estate loans, commercial business and agricultural finance loans, and consumer loans. For the year ended March 31, 2011 the Company originated loans for the portfolio in the amount of $122.2 million. During the year ended March 31, 2010, the Company originated and purchased participated loans in the amount of $86.0 million. For the years ended March 31, 2011 and 2010, these activities were primarily funded from repayments of $54.6 million and $44.1 million, respectively and sales and participations of $39.5 million and $28.8 million, respectively.

We must also maintain adequate levels of liquidity to ensure the availability of funds to satisfy loan commitments.  The Company anticipates that we will have sufficient funds available to meet our current commitments through the use of liquid assets and through our borrowing capacity at the FHLB and other available lines of credit to the Company.  The Company had granted unused lines of credit to borrowers aggregating approximately $25.0 and $22.2 million in commercial lines and open-end consumer lines at March 31, 2011 and 2010, respectively.  Loans committed to but not yet funded as of March 31, 2011 and 2010 amounted to $7,532,000 and $4,479,000, respectively, with $3,806,000 at March 31, 2011 and $2,062,000 at March 31, 2010 scheduled to be sold in the secondary market.

Management and the Board of Directors believe that due to significant amounts of mortgage-backed securities that could be sold and the ability to acquire funds from the FHLB of Chicago and the other correspondent relationships liquidity is adequate for the foreseeable future.

The Bank is required to maintain regulatory capital sufficient to meet minimal Tier I leverage, Tier I risk-based and Total risk-based capital ratios of at least 4.0%, 4.0% and 8.0%, respectively. At March 31, 2011, the Bank exceeded each of its capital requirements with ratios of 6.6%, 11.4% and 12.4%, respectively. The Bank’s ratios exceed those required in order to be considered “well capitalized” under federal banking regulations. See Note 13 of Notes to Consolidated Financial Statements.

Critical Accounting Policies

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States and conform to general practices within the banking industry. The Company's significant accounting policies are described in detail in the notes to the Company's consolidated financial statements for the year ended March 31, 2011. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. The financial position and results of operations can be affected by these estimates and assumptions and are integral to the understanding of reported results. Critical accounting policies are those policies that management believes are the most important to the portrayal of the Company's financial condition and results, and they require management to make estimates that are difficult, subjective, or complex.

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

Other Real Estate Owned - Other real estate owned acquired through loan foreclosures are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. The adjustment at the time of foreclosure is recorded through the allowance for loan losses. Due to the subjective nature of establishing fair value when the asset is acquired, the actual fair value of the other real estate owned could differ from the original estimate. If it is determined that fair value declines subsequent to foreclosure, the asset is written down through a charge to non-interest expense. Operating costs associated with the assets after acquisition are also recorded as non-interest expense. Gains and losses on the disposition of other real estate owned are netted and posted to non-interest expense.

Mortgage Servicing Rights - Mortgage servicing rights are very sensitive to movements in interest rates as expected future net servicing income depends on the projected outstanding principal balances of the underlying loans, which can be greatly reduced by prepayments. Prepayments usually increase when mortgage interest rates decline and decrease when mortgage interest rates rise.

Fair Value Measurements - The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. We estimate the fair value of financial instruments using a variety of valuation methods. Where financial instruments are actively traded and have quoted market prices, quoted market prices are used for fair value. When the financial instruments are not actively traded, other observable market inputs, such as quoted prices of securities with similar characteristics, may be used, if available, to determine fair value. When observable market prices do not exist, we estimate fair value. Other factors such as model assumptions and market dislocations can affect estimates of fair value.

Recent Accounting Pronouncements

Accounting Standards Update (ASU) No. 2009-16 - Transfers and Servicing (Topic 860) - Accounting for Transfers of Financial Assets. ASU 2009-16 amends prior accounting guidance to enhance reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. ASU 2009-16 eliminates the concept of a qualifying special purpose entity and changes the requirements for derecognizing financial assets. ASU 2009-16 also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period. The provisions of ASU 2009-16 became effective on April 1, 2010 and did not have a significant impact on the Company’s financial statements.

ASU No. 2010-20, - Receivables (Topic 310) - Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. ASU 2010-20 requires entities to provide disclosures designed to facilitate financial statement users’ evaluation of (i) the nature of credit risk inherent in the entity’s portfolio of financing receivables, (ii) how that risk is analyzed and assessed in arriving at the allowance for credit losses and (iii) the changes and reasons for those changes in the allowance for credit losses. Disclosures must be disaggregated by portfolio segment, the level at which an entity develops and documents a systematic method for determining its allowance for credit losses, and class of financing receivable, which is generally a desegregation of portfolio segment. The required disclosures include, among other things, a rollforward of the allowance for credit losses as well as information about modified, impaired, non-accrual and past due loans and credit quality indicators.

ASU 2010-20 became effective for the Company’s financial statements as of December 31, 2010, as it relates to disclosures required as of the end of a reporting period. Disclosures that relate to activity during a reporting period will be required for the Company’s financial statements that include periods beginning on or after April 1, 2011. ASU 2011-01, - Receivables (Topic 310) - Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20, temporarily deferred the effective date for disclosures related to troubled debt restructurings to coincide with the effective date of a proposed accounting standards update related to troubled debt restructurings, which is to be effective for periods ending after June 15, 2011.  The provisions of ASU 2010-20 did not have a significant impact on the Company’s financial results, but it has significantly expanded the disclosures that the Company is required to provide.

In April 2011, The Financial Accounting Standards Board (FASB) issued ASU 2011-02, A Creditors Determination of whether a Restructuring Is a Troubled Debt Restructuring. The new guidance clarifies when a loan modification or restructuring is considered a troubled debt restructuring (TDR) in order to address current diversity in practice and lead to more consistent application of accounting principles generally accepted in the United States of America. In evaluating whether a restructuring constitutes a TDR, a creditor must separately conclude that the restructuring constitutes a concession and the debtor is experiencing financial difficulties. Additionally, the guidance clarifies that a creditor is precluded from using the effective interest rate test in the debtor’s guidance on restructuring of payables (paragraph 470-60-55-10) when evaluating whether a restructuring constitutes a TDR. The Company has not yet evaluated whether the clarifications provided in ASU 2011-02 will change the amount of loan modifications or restructurings classified as TDR.

Federal Deposit Insurance Corporation Insurance Coverage

As with all banks insured by the FDIC, the Company’s depositors are protected against the loss of their insured deposits by the FDIC. The FDIC recently made two changes to the rules that broadened the FDIC insurance. On July 21, 2010, basic FDIC insurance coverage was permanently increased to $250,000 per depositor. In addition, the FDIC had instituted a Temporary Liquidity Guaranty Program (TLGP) which provided full deposit insurance coverage for non-interest bearing transaction deposit accounts, regardless of dollar amount, until December 31, 2010. The Company opted into the TLGP. On November 9, 2010, the FDIC issued a final rule to provide separate unlimited deposit insurance coverage for non-interest bearing transaction accounts effective December 31, 2010 until December 31, 2012. The FDIC defines a non-interest bearing transaction account as a transaction account on which the insured depository institution neither accrues nor pays interest, does not reserve the right to require advance notice of intended withdrawals, and allows depositors to make an unlimited amount of transfers or withdrawals. This coverage is over and above the $250,000 in deposit insurance otherwise provided to a customer.

Internal Control Over Financial Reporting

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to perform an evaluation of our internal control over financial reporting. The Company is no longer subject to the auditor attestation requirement in response to the amendment of Section 404 (b) under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. While our management has not identified any material weaknesses relating to our internal controls at March 31, 2011, we cannot make any assurance that material weaknesses in our internal control over financial reporting will not be identified in the future.

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

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors
and Stockholders
First Robinson Financial Corporation
Robinson, Illinois

We have audited the accompanying consolidated balance sheets of First Robinson Financial Corporation (“Company”) as of March 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended.  The Company’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Robinson Financial Corporation as of March 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/sig/ BKD, LLP

Decatur, Illinois
June 27, 2011

First Robinson Financial Corporation
Consolidated Balance Sheets
March 31, 2011 and 2010
(In Thousands, Except Share Data)

Assets
	2011	2010

Cash and due from banks	$9,546	$6,562
Interest-bearing demand deposits	4,183	3,475
Federal funds sold	13,630	7,852
Cash and cash equivalents	27,359	17,889
Available-for-sale securities	51,677	55,399
Loans, held for sale	354	88
Loans, net of allowance for loan losses of $1,145 and $973 at March 31, 2011 and 2010	120,164	100,063
Premises and equipment, net of accumulated depreciation of $3,684 and $3,389 at March 31, 2011 and 2010	3,848	4,018
Federal Reserve and Federal Home Loan Bank stock	1,056	1,008
Foreclosed assets held for sale, net	218	52
Interest receivable	914	906
Prepaid income taxes	249	380
Cash surrender value of life insurance	1,556	1,504
Other assets	1,436	1,682

Total assets	$208,831	$182,989

Liabilities and Stockholders’ Equity

Liabilities
Deposits
Demand	$23,490	$15,248
Savings, NOW and money market	97,121	76,375
Time deposits	55,741	57,689
Total deposits	176,352	149,312
Other borrowings	15,620	17,621
Short-term borrowings	1,800	1,700
Advances from borrowers for taxes and insurance	274	196
Deferred income taxes	512	779
Interest payable	183	251
Other liabilities	1,325	1,085

Total liabilities	196,066	170,944

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $.01 par value, authorized 500,000 shares; no shares issued and outstanding	—	—
Common stock, $.01 par value; authorized 2,000,000 shares; issued – 859,625 shares; outstanding - 2011 – 427,149 shares, 2010 – 433,198 shares	9	9
Additional paid-in capital	8,781	8,783
Retained earnings	11,212	10,182
Accumulated other comprehensive income	861	976
Treasury stock, at cost Common; 2011 – 432,476 shares, 2010 – 426,427 shares	(8,098)	(7,905)

Total stockholders’ equity	12,765	12,045

Total liabilities and stockholders’ equity	$208,831	$182,989

See Notes to Consolidated Financial Statements

First Robinson Financial Corporation
Consolidated Statements of Operations
Years Ended March 31, 2011 and 2010
(In Thousands, Except Per Share Data)

	2011	2010

Interest and Dividend Income
Loans	$6,547	$5,625
Securities
Taxable	1,607	2,024
Tax-exempt	115	134
Other interest income	30	9
Dividends on Federal Reserve Bank stock	10	10

Total interest and dividend income	8,309	7,802

Interest Expense
Deposits	2,312	3,147
Other borrowings	105	84

Total interest expense	2,417	3,231

Net Interest Income	5,892	4,571

Provision for Loan Losses	735	1,297

Net Interest Income After Provision for Loan Losses	5,157	3,274

Non-Interest Income
Charges and other fees on loans	360	322
Charges and fees on deposit accounts	943	968
Net gain on sale of loans	680	343
Net realized gain on sale of securities	—	106
Net gain on sale of equipment	4	—
Net gain (loss) on sale of foreclosed property	15	(2)
Other	567	494

Total non-interest income	2,569	2,231

Non-Interest Expense
Compensation and employee benefits	3,002	2,680
Occupancy and equipment	717	720
Data processing and telecommunications	430	400
Audit, legal and other professional services	265	351
Advertising	258	306
Postage	69	75
FDIC insurance	236	285
Loss on cost basis equity security	—	197
Other expenses	653	643

Total non-interest expense	5,630	5,657

Income (Loss) Before Income Taxes	2,096	(152)

Provision (Benefit) for Income Taxes	701	(122)

Net (Loss) Income	$1,395	$(30)

Basic Earnings (Loss) Per Share	$3.38	$(0.07)

Diluted Earnings (Loss) Per Share	$3.25	$(0.07)

Dividends Paid Per Share	$0.85	$0.80

See Notes to Consolidated Financial Statements

First Robinson Financial Corporation
Consolidated Statements of Stockholders’ Equity
Years Ended March 31, 2011 and 2010
(In Thousands, Except Share Data)

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Retained	Comprehensive	Treasury
	Shares	Amount	Capital	Earnings	Income	Stock	Total
Balance, April 1, 2009	435,232	$9	$8,791	$10,560	$782	$(7,835)	$12,307
Comprehensive income
Net loss				(30)			(30)
Change in unrealized appreciation on available-for-sale securities, net of taxes of $149					194		194
Total comprehensive income							164

Treasury shares purchased	(2,034)					(70)	(70)
Dividends on common stock, $0.80 per share				(348)			(348)
Incentive compensation			(29)				(29)
Incentive shares issued			21				21

Balance, March 31, 2010	433,198	9	8,783	10,182	976	(7,905)	12,045
Comprehensive income
Net income				1,395			1,395
Change in unrealized appreciation on available-for-sale securities, net of taxes of $73					(115)		(115)
Total comprehensive income							1,280

Treasury shares purchased	(6,049)					(193)	(193)
Dividends on common stock, $0.85 per share				(365)			(365)
Incentive compensation			(26)				(26)
Incentive shares issued			24				24

Balance, March 31, 2011	427,149	$9	$8,781	$11,212	$861	$(8,098)	$12,765

See Notes to Consolidated Financial Statements

First Robinson Financial Corporation
Consolidated Statements of Cash Flows
Years Ended March 31, 2011 and 2010
(In Thousands)

	2011	2010

Operating Activities
Net income (loss)	$1,395	$(30)
Items not requiring (providing) cash
Depreciation and amortization	311	316
Provision for loan losses	735	1,297
Amortization of premiums and discounts on securities	258	307
Amortization of loan-servicing rights	244	101
Impairment of loan servicing rights	16	8
Compensation related to incentive plan	24	21
Deferred income taxes	(194)	178
Originations of mortgage loans held for sale	(39,746)	(27,552)
Proceeds from the sale of mortgage loans	40,160	28,199
Net gain on sale of loans	(680)	(343)
Net loss (gain) on sale of foreclosed property	(15)	2
Net realized gain on sale of securities	—	(106)
Net gain on sale of equipment	(4)	—
Loss on cost basis equity security	—	197
Cash surrender value of life insurance	(52)	(51)
Changes in
Interest receivable	(8)	(82)
Other assets	(26)	(1,119)
Interest payable	(68)	(79)
Other liabilities	240	(77)
Prepaid income taxes	131	(299)

Net cash provided by operating activities	2,721	888

Investing Activities
Purchases of available-for-sale securities	(10,281)	(31,100)
Proceeds from maturities of available-for-sale securities	3,710	3,820
Proceeds from sales of available-for-sale securities	—	15,448
Repayment of principal on mortgage-backed securities	9,847	12,500
Purchase of Federal Reserve Bank and Federal Home Loan Bank stocks	(48)	(197)
Net change in loans	(21,054)	(15,047)
Purchase of premises and equipment	(149)	(390)
Proceeds from sale of equipment	24	—
Proceeds from sale of foreclosed assets	67	44

Net cash used in investing activities	(17,884)	(14,922)

See Notes to Consolidated Financial Statements

First Robinson Financial Corporation
Consolidated Statements of Cash Flows (Continued)
Years Ended March 31, 2011 and 2010
(In Thousands)

	2011	2010

Financing Activities
Net increase in demand deposits, money market, NOW and savings accounts	$28,988	$12,600
Net decrease in time deposits	(1,948)	(3,376)
Proceeds from other borrowings	140,750	116,854
Repayment of other borrowings	(142,751)	(109,147)
Net change in short-term borrowings	100	1,700
Purchase of incentive plan shares	(26)	(29)
Purchase of treasury shares	(193)	(70)
Dividends paid	(365)	(348)
Net increase in advances from borrowers for taxes and insurance	78	30

Net cash provided by financing activities	24,633	18,214

Increase in Cash and Cash Equivalents	9,470	4,180

Cash and Cash Equivalents, Beginning of Year	17,889	13,709

Cash and Cash Equivalents, End of Year	$27,359	$17,889

Supplemental Cash Flows Information

Interest paid	$2,485	$3,310

Income taxes paid (net of refunds)	772	—

Real estate acquired in settlement of loans	218	52

See Notes to Consolidated Financial Statements

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

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

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.  At March 31, 2011 and 2010, cash equivalents consisted primarily of federal funds sold and interest-earning and non-interest earning demand deposits in banks.

One or more of the financial institutions holding the Company’s cash accounts are participating in the FDIC’s Transaction Account Guarantee Program.  Under the program, through December 31, 2010, all non-interest-bearing transaction accounts at these institutions were fully guaranteed by the FDIC for the entire amount of the account. Pursuant to legislation enacted in 2010, the FDIC will fully insure all noninterest-bearing transaction accounts beginning December 31, 2010 through December 31, 2012, at all FDIC insured institutions.

For financial institutions opting out of the FDIC’s Transaction Account Guarantee Program or interest-bearing cash accounts, the FDIC’s insurance limits were permanently increased to $250,000, effective July 21, 2010.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

Securities

Available-for-sale securities, which include any security for which the Company has no immediate plans to sell but which may be sold in the future, are carried at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income.  Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.  Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

For debt securities with fair value below amortized costs when the Company does not intend to sell a debt security, and it is more-likely-than-not, the Company will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.  The Company did not recognize any other-than-temporary impairment during the fiscal years ended March 31, 2011 and 2010.

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

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income.  Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions.  This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.  Management’s evaluation is also subject to review and potential change, by bank regulatory authorities.

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

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

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

The Company owned approximately $879,000 and $836,000 of Federal Home Loan Bank of Chicago (“FHLB”) stock as of March 31, 2011 and 2010, respectively. During the third quarter of 2007, FHLB received a Cease and Desist Order from their regulator, the Federal Housing Finance Board. The order prohibits capital stock repurchases and redemptions until a time to be determined by the Federal Housing Finance Board. The FHLB will continue to provide liquidity and funding through advances. With regard to dividends, the FHLB will continue to assess their dividend capacity each quarter and may make appropriate request for approval from their regulator. The FHLB did not pay a dividend during the fourth quarter of 2007 or the calendar years of 2008, 2009 and 2010.  A dividend of 10 basis points was paid in February 2011. Management performed an analysis and determined the cost method investment in FHLB stock is ultimately recoverable and therefore not impaired for the years ended March 31, 2011 and 2010.

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

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

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

Incentive Plans

The Company has a Director’s Retirement Plan (DRP) deferred compensation plan where certain directors’ fees earned are deferred and placed in a “Rabbi Trust”.  The DRP purchases stock of the Company with the funds.  The deferred liability is equal to the shares owned multiplied by the market value at year-end.  The deferred value of the shares purchased is netted from additional paid in capital.  The change in share price is reflected as compensation expense subject to the transitional provisions for shares held by the Rabbi Trust at September 30, 1998.  For the year ended March 31, 2011, the Company recognized an expense of $55,000 related to the increase in the value of the common stock held in the Rabbi Trust. For the year ended March 31, 2010, a decrease to expense of $100,000 related to the decrease in the value of the common stock held in the Rabbi Trust was recognized by the Company.

Treasury Stock

Treasury stock is stated at cost.  Cost is determined by the first-in, first-out method.

Transfer of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company – but presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of convictions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

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

Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination.  The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any.  A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.  The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date is subject to management’s judgment.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.  The Company files consolidated income tax returns with its subsidiary.

Earnings Per Share

Basic earnings per share represent income available to common stockholders divided by the weighted-average number of common shares outstanding during each period.  Diluted earnings per share reflect additional potential common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance.  Potential common shares that may be issued by the Company relate solely to outstanding incentive plan shares and are determined using the treasury stock method.

Treasury stock shares are not deemed outstanding for earnings per share calculations.

Comprehensive Income

Comprehensive income consists of net income (loss) and other comprehensive income, net of applicable income taxes.  Other comprehensive income includes unrealized appreciation (depreciation) on available for sale securities.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

Reclassifications

Certain reclassifications have been made to the 2010 consolidated financial statements to conform to the 2011 financial statement presentation.  These reclassifications had no effect on the net loss.

Note 2:     Restriction on Cash and Due From Banks

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank.  The reserve required at March 31, 2011, was $2,804,000 and $1,460,000 for March 31, 2010.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

Note 3: Available-for-Sale Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of available-for-sale securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
		(In thousands)
March 31, 2011
U.S. government sponsored enterprises (GSE)	$12,082	$263	$—	$12,345
Mortgage-backed securities, GSE, residential	32,868	1,127	—	33,995
Mortgage-backed securities, GSE, commercial	1,491	—	36	1,455
State and political subdivisions	3,829	54	1	3,882

	$50,270	$1,444	$37	$51,677
March 31, 2010
U.S. government sponsored enterprises (GSE)	$14,852	339	$—	$15,191
Mortgage-backed securities, GSE, residential	35,308	1,186	22	36,472
State and political subdivisions	3,644	96	4	3,736

	$53,804	$1,621	$26	$55,399

The amortized cost and fair value of available-for-sale securities at March 31, 2011, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
	(In thousands)

Within one year	$5,100	$5,145
One to five years	10,584	10,856
Five to ten years	227	226
	15,911	16,227
Mortgage-backed securities, GSE’s	34,359	35,450

Totals	$50,270	$51,677

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $19,258,000 at March 31, 2011, and $21,035,000 at March 31, 2010.

The book value of securities sold under agreements to repurchase amounted to $18,590,000 and $20,933,000 at March 31, 2011 and 2010, respectively.

During the fiscal year ended March 31, 2011, the Company did not sell any available-for-sale securities. Available-for-sale securities sold during the fiscal year ended March 31, 2010 resulted in gross gains of $113,000 and gross losses of $7,000 being realized.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost.  Total fair value of these investments at March 31, 2011 and 2010, was $1,681,000 and $3,242,000, respectively, which is approximately 3.3% and 5.9%, respectively, of the Company’s available-for-sale investment portfolio.  These declines primarily resulted from recent changes in market interest rates.

Management believes the declines in fair value for these securities are temporary. The following table shows our investments’ gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, (in thousands), aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at March 31, 2011 and 2010.

Description of Securities	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
			(In Thousands)
As of March 31, 2011
Mortgage-backed securities, GSE, commercial	$1,455	$36	$—	$—	$1,455	$36
State and political subdivisions	226	1	—	—	226	1
Total temporarily impaired securities	$1,681	$37	$—	$—	$1,681	$37

As of March 31, 2010
Mortgage-backed securities, GSE, residential	$2,712	$22	$—	$—	$2,712	$22
State and political subdivisions	303	2	227	2	530	4
Total temporarily impaired securities	$3,015	$24	$227	$2	$3,242	$26

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

Note 4:     Loans and Allowance for Loan Losses

Categories of loans at March 31 include:

	2011	2010
	(In thousands)
Mortgage loans on real estate:
Residential:
1-4 Family	$41,954	$41,349
Second mortgages	1,542	1,386
Construction	5,362	4,222
Equity lines of credit	3,761	3,819
Commercial and farmland	33,898	21,843
Total mortgage loans on real estate	86,517	72,619
Commercial loans and agricultural finance	19,132	18,883
Consumer/other loans	15,852	9,834
States and municipal government loans	764	1,885
Total Loans	122,265	103,221

Less
Net deferred loan fees, premiums and discounts	12	4
Undisbursed portion of loans	590	2,093
Allowance for loan losses	1,145	973

Net loans	$120,518	$100,151

The Company is a community-oriented financial institution that seeks to serve the financial needs of the residents and businesses in its market area.  The Company considers Crawford County and surrounding counties in Illinois and Knox County and surrounding counties in Indiana as its market area. The principal business of the Company has historically consisted of attracting retail deposits from the general public and primarily investing those funds in one- to four-family residential real estate loans, commercial, multi-family and agricultural real estate loans, consumer loans, and commercial business and agricultural finance loans.  For the most part, loans are collateralized by assets, primarily real estate, of the borrowers and guaranteed by individuals.  Repayment of the loans is expected to come from cash flows of the borrowers or from proceeds from the sale of selected assets of the borrowers.

Loan originations are developed from continuing business with (i) depositors and borrowers, (ii) real estate broker referrals, (iii) auto dealer referrals, and (iv) walk-in customers. All of the Company’s lending is subject to its written underwriting standards and loan origination procedures. Upon receipt of a loan application, it is first reviewed by a loan officer in the loan department who checks applications for accuracy and completeness. The Company’s underwriting department then gathers the required information to assess the borrower’s ability to repay the loan, the adequacy of the proposed collateral, the employment stability and the credit-worthiness of the borrower. The financial resources of the borrower and the borrower’s credit history, as well as the collateral securing the loan, are considered an integral part of each risk evaluation prior to approval. A credit report is obtained to verify specific information relating to the applicant’s employment and credit standing. Income is verified using W-2 information, tax returns or pay-stubs of the potential borrower.  In the case of a real estate loan, an appraisal of the real estate intended to secure the proposed loan is undertaken by an independent appraiser approved by the Company. The board of directors has established individual lending authorities for each loan officer by loan type. Loans over an individual officer’s lending limits must be approved by a loan officer with a higher lending limit, with the highest being that of the president and senior loan officer who have a combined lending authority up to $500,000. Loans with a principal balance over this limit must be approved by the directors’ loan committee, which meets weekly and consists of the chairman of the board, all outside directors, the president, the senior loan officer and loan officers. The senior loan officer and loan officers do not vote on the loans presented. The board of directors ratifies all loans that are originated. Once the loan is approved, the applicant is informed and a closing date is scheduled. Loan commitments are typically funded within 30 days.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

The Company requires evidence of marketable title and lien position or appropriate title insurance on all loans secured by real property. The Company also requires fire and extended coverage casualty insurance in amounts at least equal to the lesser of the principal amount of the loan or the value of improvements on the property, depending on the type of loan. As required by federal regulations, the Company also requires flood insurance to protect the property securing its interest if such property is located in a designated flood area.

Management reserves the right to change the amount or type of lending in which it engages to adjust to market or other factors.

One- To- Four-Family Residential Mortgage Lending.  Residential loan originations are generated by the Company’s marketing efforts, its present customers, walk-in customers, and referrals from real estate brokers.  Historically, the Company has focused its lending efforts primarily on the origination of loans secured by one- to four-family residential mortgages in its market area. The Company offers both adjustable and fixed rate mortgage loans. Substantially all of the Company’s one- to four-family residential mortgage originations are secured by properties located in its market area.

The Company offers adjustable-rate mortgage loans at rates and on terms determined in accordance with market and competitive factors.  The Company currently originates adjustable-rate mortgage loans with a term of up to 30 years.  The Company offers six-month and one-year adjustable-rate mortgage loans, and residential mortgage loans that are fixed for three years or five years, then adjustable annually after that with a stated interest rate margin generally over the one-year Treasury Bill Index.  Increases or decreases in the interest rate of the Company’s adjustable-rate loans is generally limited to 200 basis points at any adjustment date and 600 basis points over the life of the loan.  As a consequence of using caps, the interest rates on these loans may not be as rate sensitive as the Company’s liabilities.  The Company qualifies borrowers for adjustable-rate loans based on the initial interest rate of the loan and by reviewing the highest possible payment in the first seven years of the loan.  As a result, the risk of default on these loans may increase as interest rates increase.

The Company offers fixed-rate mortgage loans with a term of up to 30 years.  The majority of the fixed rate loans currently originated by the Company are underwritten and documented pursuant to the guidelines of the Federal Home Loan Bank of Chicago’s (the “FHLB”) Mortgage Partnership Finance (“MPF”) program.

The Company will generally lend up to 80% of the lesser of the appraised value or purchase price of the security property on owner occupied one- to four-family loans.  Residential loans do not include prepayment penalties, are non-assumable (other than government-insured or guaranteed loans), and do not produce negative amortization. Real estate loans originated by the Company contain a “due on sale” clause allowing the Company to declare the unpaid principal balance due and payable upon the sale of the security property.  The Company utilizes private mortgage insurance.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

The Company also offers home equity loans that are secured by the underlying equity in the borrower’s residence, and accordingly, are reported with the one- to- four- family real estate loans.  As a result, the Company generally requires loan-to-value ratios of 90% or less after taking into consideration the first mortgage held by the Company.  These loans typically have fifteen-year terms with an interest rate adjustment monthly.

The Company offers construction loans to individuals for the construction of one- to- four-family residences or commercial buildings.  Following the construction period, these loans may become permanent loans. Construction lending is generally considered to involve a higher level of credit risk since the risk of loss on construction loans is dependent largely upon the accuracy of the initial estimate of the individual property’s value upon completion of the project and the estimated cost (including interest) of the project.  If the cost estimate proves to be inaccurate, the Company may be required to advance funds beyond the amount originally committed to permit completion of the project.  The Company conducts periodic inspections of the construction project to help mitigate this risk.

Commercial, Multi-Family and Agricultural Real Estate Lending.  The Company also originates commercial, multi-family and agricultural real estate loans. The Company will generally lend up to 80% of the value of the collateral securing the loan with varying maturities up to 20 years with re-pricing periods ranging from daily to one year. In underwriting these loans, the Company currently analyzes the financial condition of the borrower, the borrower’s credit history, and the reliability and predictability of the cash flow generated by the business.  The Company generally requires personal guaranties on corporate borrowers.  Appraisals on properties securing commercial and agricultural real estate loans originated by the Company are primarily performed by independent appraisers.  The Company also offers small business loans, which are generally guaranteed up to 90% by various governmental agencies.

Commercial, multi-family and agricultural real estate loans generally present a higher level of risk than loans secured by one- to four-family residences.  This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effect of general economic conditions on income and the increased difficulty of evaluating and monitoring these types of loans.  Furthermore, the repayment of loans secured by commercial, multi-family and agricultural real estate is typically dependent upon the successful operation of the business.  If the cash flow from the project is reduced, the borrower’s ability to repay the loan may be impaired.

Commercial Business and Agricultural Finance Lending.  The Company also originates commercial and agricultural business loans.  Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment and other income and which are secured by real property whose value tends to be more easily ascertainable, commercial business and agricultural finance loans typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business.  As a result, the availability of funds for the repayment of commercial business and agricultural finance loans may be substantially dependent on the success of the business itself (which, in turn, is likely to be dependent upon the general economic environment).  The Company’s commercial business and agricultural finance loans are usually secured by business or personal assets.  However, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

The Company’s commercial business and agricultural finance lending policy includes credit file documentation and analysis of the borrower’s character, capacity to repay the loan, the adequacy of the borrower’s capital and collateral as well as an evaluation of conditions affecting the borrower.  Analysis of the borrower’s past, present and future cash flows is also an important aspect of the Company’s current credit analysis.  Nonetheless, such loans are believed to carry higher credit risk than more traditional investments.

Consumer and Other Lending.  The Company offers secured and unsecured consumer and other loans. Secured loans may be collateralized by a variety of asset types, including automobiles, mobile homes, equity securities, and deposits.  The Company currently originates substantially all of its consumer and other loans in its primary market area.  A significant component of the Company’s consumer loan portfolio consists of new and used automobile loans. These loans generally have terms that do not exceed five years.  Generally, loans on vehicles are made in amounts up to 105% of the sales price or the value as quoted in BlackBook USA, whichever is least.

Consumer and other loan terms vary according to the type and value of collateral, length of contract and creditworthiness of the borrower.  The underwriting standards employed by the Bank for consumer loans include an application, a determination of the applicant’s payment history on other debts and an assessment of ability to meet existing obligations and payments on the proposed loan.  Although creditworthiness of the applicant is a primary consideration, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount.

Consumer and other loans may entail greater credit risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or are secured by rapidly depreciable assets, such as automobiles.  Indirect auto landing presents additional underwriting and credit risks.  Further, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation.  In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances.  Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

State and Municipal Government Loans.  The Bank originates both fixed and adjustable loans for state and municipal governments. Loans to state and municipal governments are generally at a lower rate than consumer or commercial loans due to the tax-free nature of municipal loans. For underwriting purposes, the Bank does not require financial documentation as long as the loan is to the general obligation of the local entity.  However, proper documentation in the entity’s minutes, from a board meeting when a quorum was present, that indicate the approval to seek a loan and for the authorized individuals to sign for the loan, is required.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of March 31, 2011 and 2010:

	2011
	Commercial Real Estate	Residential Real Estate	Commercial	Consumer/ Other Loans	State and Municipal Government	Total
	(In thousands)
Allowance for loan losses:
Balance, beginning of year	$593	$72	$279	$29	$—	$973
Provision charged to expense	(83)	842	(42)	18	—	735
Losses charged off	169	333	69	54	—	625
Recoveries	24	—	—	38	—	62
Balance, end of period	$365	$581	$168	$31	$—	$1,145
Ending balance: individually evaluated for impairment	$—	$27	$3	$9	$—	$39
Ending balance: collectively evaluated for impairment	$365	$554	$165	$22	$—	$1,106

Loans:
Ending balance	$33,898	$52,619	$19,132	$15,852	$764	$122,265
Ending balance: individually evaluated for impairment	$2,099	$954	$1,366	$150	$130	$4,699
Ending balance: collectively evaluated for impairment	$31,799	$51,665	$17,776	$15,702	$634	$117,566

	2010
	Commercial Real Estate	Residential Real Estate	Commercial	Consumer/ Other Loans	State and Municipal Government	Total
	(In thousands)
Allowance for loan losses:
Balance, beginning of year	$458	$66	$222	$34	$—	$780
Provision charged to expense	135	138	57	967	—	1,297
Losses charged off	—	136	—	1,023	—	1,159
Recoveries	—	4	—	51	—	55
Balance, end of period	$593	$72	$279	$29	$—	$973

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

Management’s opinion as to the ultimate collectability of loans is subject to estimates regarding future cash flows from operations and the value of property, real and personal, pledged as collateral. These estimates are affected by changing economic conditions and the economic prospects of borrowers.

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on all loans at origination. In addition, commercial lending relationships over $100,000 are reviewed annually by the credit analyst or senior loan officer in our loan department in order to verify risk ratings. The Company uses the following definitions for risk ratings:

Watch – Loans classified as watch have minor weaknesses or negative trends.  The is a possibility that some loss could be sustained

Special Mention – Loans classified as special mention  have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard – Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful – Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be Pass rated loans.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

The following tables present the credit risk profile of the Company’s loan portfolio based on rating category and payment activity as of March 31, 2011 and 2010:

	2011
	Commercial Real Estate	Residential Real Estate	Commercial	Consumer/ Other Loans	State and Municipal Government	Total
	(In thousands)
Rating:
Pass	$31,664	$51,798	$17,767	$15,703	$634	$117,566
Watch	1,627	296	423	65	130	2,541
Special Mention	287	146	677	—	—	1,110
Substandard	81	272	259	27	—	639
Doubtful	239	107	6	57	—	409
Total	$33,898	$52,619	$19,132	$15,852	$764	$122,265

	2010
	Commercial Real Estate	Residential Real Estate	Commercial	Consumer/ Other Loans	State and Municipal Government	Total
	(In thousands)
Rating:
Pass	$19,227	$50,181	$17,321	$9,798	$1,744	$98,271
Watch	1,376	354	820	5	141	2,696
Special Mention	563	39	594	—	—	1,196
Substandard	644	129	134	12	—	919
Doubtful	33	73	14	19	—	139
Total	$21,843	$50,776	$18,883	$9,834	$1,885	$103,221

The following tables present the Company’s loan portfolio aging analysis as of March 31, 2011 and 2010:

	2011
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Non-accrual	Total Loans Past Due and Non-accrual	Current	Total Loans Receivable	Total Loans > 90 Days & Accruing
	(In thousands)
Real Estate:
Residential:
1-4 Family	$121	$—	$—	$52	$173	$41,781	$41,954	$—
Construction	—	—	—	—	—	5,362	5,362	—
Second mortgages	—	—	—	—	—	1,542	1,542	—
Equity lines of credit	—	—	—	—	—	3,761	3,761	—
Commercial real estate	—	—	—	239	239	33,659	33,898	—
Commercial	—	333	—	6	339	18,793	19,132	—
Consumer/other loans	23	—	—	40	63	15,789	15,852	—
State and municipal government	—	—	—	—	—	764	764	—

Total	$144	$333	$—	$337	$814	$121,451	$122,265	$—

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

	2010
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Non-accrual	Total Loans Past Due and Non-accrual	Current	Total Loans Receivable	Total Loans > 90 Days & Accruing
	(In thousands)
Real Estate:
Residential:
1-4 Family	$72	$—	$—	$85	$157	$41,192	$41,349	$—
Construction	—	—	—	—	—	4,222	4,222	—
Second mortgages	—	—	—	—	—	1,386	1,386	—
Equity lines of credit	4	—	—	—	4	3,815	3,819	—
Commercial real estate	—	—	—	32	32	21,811	21,843	—
Commercial	—	—	—	13	13	18,870	18,883	—
Consumer/other loans	22	—	—	5	27	9,807	9,834	—
State and municipal government	85	—	—	—	85	1,800	1,885	—

Total	$183	$—	$—	$135	$318	$102,903	$103,221	$—

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan.  Impaired loans include nonperforming commercial loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties.  These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

Impairment is measured on a loan-by-loan basis by either the present value of the expected future cash flows, the loan’s observable market value, or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. Significant restructured loans are considered impaired in determining the adequacy of the allowance for loan losses.

The Company actively seeks to reduce its investment in impaired loans. The primary tools to work through impaired loans are settlement with the borrowers or guarantors, foreclosure of the underlying collateral, or restructuring.

The Company will restructure loans when the borrower demonstrates the inability to comply with the terms of the loan, but can demonstrate the ability to meet acceptable restructured terms. Restructurings generally include one or more of the following restructuring options; reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance, or other actions intended to maximize collection. Restructured loans in compliance with modified terms are classified as impaired.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

The following tables present impaired loans for the years ended March 31, 2011 and 2010:

	2011
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized

Loans without a specific valuation allowance
Residential	$97	$97	$—	$67	$6
Commercial real estate	239	391	—	48	6
Consumer	40	40	—	13	1
Commercial	4	4	—	1	1
Loans with a specific valuation allowance
Residential	218	218	27	294	13
Commercial real estate	—	—	—	97	—
Consumer	21	21	9	17	1
Commercial	6	6	3	38	—
Total:
Residential	$315	$315	$27	$361	$19
Commercial real estate	$239	$391	$—	$145	$6
Consumer	$61	$61	$9	$30	$2
Commercial	$10	$10	$3	$39	$1

	2010
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized

Loans without a specific valuation allowance
Residential	$67	$67	$—
Commercial real estate	—		—
Consumer	4	4	—
Commercial	—	—	—
Loans with a specific valuation allowance
Residential	51	51	15
Commercial real estate	32	32	13
Consumer	14	14	13
Commercial	13	13	3
Total:
Residential	$118	$118	$15	$237	$9
Commercial real estate	$32	$32	$13	$6	$2
Consumer	$18	$18	$13	$8	$2
Commercial	$13	$13	$3	$40	$1

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

Included in certain loan categories in the impaired loans are troubled debt restructurings that were classified as impaired.  At March 31, 2011, the Company had $239,000 commercial mortgages and $6,000 of commercial loans that were modified in troubled debt restructurings and impaired.  In addition to these amounts, the Company had troubled debt restructurings that were performing in accordance with their modified terms of $210,000 residential mortgage, $4,000 of commercial loans and $6,000 of consumer loans at March 31, 2011.

The following table presents the Company’s nonaccrual loans at March 31, 2011 and 2010.  This table excludes purchased impaired loans and performing troubled debt restructurings.

	2011	2010
	(In thousands)
Residential:
1-4 Family	$52	$85
Commercial real estate	239	32
Commercial	6	13
Consumer/other loans	40	5

Total	$337	$135

Note 5:     Premises and Equipment

Major classifications of premises and equipment stated at cost, are as follows:

	2011	2010
	(In thousands)

Land	$1,231	$1,156
Buildings and improvements	3,478	3,442
Equipment	2,823	2,809

	7,532	7,407
Less accumulated depreciation	3,684	3,389

Net premises and equipment	$3,848	$4,018

Note 6:     Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balance of mortgage loans serviced for others was $77,388,000 and $56,237,000 at March 31, 2011 and 2010, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $823,000 and $687,000 at March 31, 2011 and 2010, respectively.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

The aggregate fair value of capitalized mortgage servicing rights at March 31, 2011 and 2010 totaled $591,000 and $422,000, respectively, and are included in “other assets” on the consolidated balance sheets.  Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value.  For purposes of measuring impairment, risk characteristics, including type of loan and origination date, were used to stratify the originated mortgage servicing rights.

	2011	2010
	(In thousands)

Mortgage servicing rights
Balance, beginning of year	$468	$297
Servicing rights capitalized	397	272
Amortization of servicing rights	(244)	(101)
Balance, end of year	621	468

Valuation allowances
Balance, beginning of year	46	54
Additions	—	—
Reduction due to payoff of loans	(16)	(8)

Balance, end of year	30	46

Mortgage servicing assets, net	$591	$422

During the fiscal year ended March 31, 2010, a valuation allowance of $46,000 was necessary to adjust the aggregate cost basis of the mortgage servicing right asset to fair market value.  The valuation allowance was reduced during the year ended March 31, 2011 due to payments received on the related loans.

For purposes of measuring impairment, risk characteristics (including product type, investor type, and interest rates) were used to stratify the originated mortgage servicing rights.

Note 7: Interest-bearing Deposits

Interest-bearing time deposits in denominations of $100,000 or more were $19,299,000 on March 31, 2011, and $21,356,000 on March 31, 2010.

At March 31, 2011, the scheduled maturities (in thousands) of time deposits are as follows:

2012	$31,550
2013	15,716
2014	5,278
2015	1,964
2016	417
Thereafter	816
$55,741

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

Note 8:   Other Borrowings

Other borrowings included the following at March 31:

	2011	2010
	(In thousands)

Securities sold under repurchase agreements	$15,620	$17,621

Securities sold under agreements to repurchase consist of obligations of the Company to other parties.  The obligations are secured by investments and such collateral is held by the Company in safekeeping at The Independent Bankers Bank.  The maximum amount of outstanding agreements at any month end during 2011 and 2010 totaled $20,388,000 and $20,023,000, respectively, and the monthly average of such agreements totaled $17,401,000 and $15,222,000 for 2011 and 2010, respectively. The average rates on the agreements during 2011 and 2010 were 0.21% and 0.22%, respectively. The average rate at March 31 2011 was 0.25% and 0.14% at March 31, 2010. The agreements at March 31, 2011 mature periodically within 24 months.

The Company has a repurchase agreement with one customer with an outstanding balance of $6.5 million at March 31, 2011.  The repurchase agreement matures daily.

Note 9:   Lines of Credit

The Company maintains a $2.5 million revolving line of credit note payable, of which $1.8 million was outstanding at March 31, 2011 and $1.7 million outstanding as of March 31, 2010, with an unaffiliated financial institution. The note payable bears interest tied to the prime commercial rate with a floor of 3.50%, the rate at March 31, 2010, matures on September 30, 2011, and is secured by the stock of the national bank owned by the Company.

The Company maintains a $5,000,000 revolving line of credit, of which none was outstanding at March 31, 2011 and 2010, with an unaffiliated financial institution. The line bears interest at the federal funds rate of the financial institution (1.25% at March 31, 2011), has an open-end maturity and is unsecured if used for less than thirty (30) consecutive business days.

The Company has also established borrowing capabilities at the Federal Reserve Bank of St. Louis discount window. Investment securities of $3,000,000 have been pledged as collateral.  As of March 31, 2011 and 2010, no amounts were outstanding.   The primary credit borrowing rate at March 31, 2011 was 0.75%, has an overnight term, and has no restrictions on use of the funds borrowed.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

Note 10:   Federal Home Loan Bank Advances and Deposits

The Company maintains a $21,483,000 line of credit with the Federal Home Loan Bank of Chicago (“FHLB”).  No FHLB advances were outstanding as of the years ended March 31, 2011 and 2010.  The line of credit is decreased by a $2,500,000 letter of credit issued by the FHLB on behalf of the Company pledges for public fund deposits and by $943,000 in credit enhancements related to the Mortgage Partnership Program with the FHLB resulting in an available balance of $18,040,000.  The line of credit is secured by one-to four-family mortgage loans totaling $30,152,000 at March 31, 2011.

At March 31, 2011 and 2010, the amount of interest bearing deposits invested with the Federal Home Loan Bank of Chicago was $1,082,000 and $1,930,000, respectively.

Note 11:   Income Taxes

The Company files income tax returns in the U.S. federal, state of Illinois and state of Indiana jurisdictions.  With a few exceptions, the Company is no longer subject to U.S. federal and Illinois income tax examinations by tax authorities for years before 2007.  During the years ended March 31, 2011 and 2010, the Company did not recognize expense for interest or penalties.

The provision (benefit) for income taxes includes these components:

	2011	2010
	(In thousands)
Taxes currently payable (refundable)	$895	$(300)
Deferred income taxes	(194)	178

Income tax expense (benefit)	$701	$(122)

A reconciliation of income tax expense (benefit) at the statutory rate to the Company’s actual income tax expense (benefit) is shown below:

	2011	2010
	(In thousands)
Computed at the statutory rate (34%)	$713	$(52)
Increase (decrease) resulting from
Tax exempt interest	(54)	(73)
State income taxes	18	(13)
Life insurance cash value	(18)	(17)
Change in the deferred tax asset valuation allowance	—	76
Other	42	(43)

Actual tax expense (benefit)	$701	$(122)

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

The tax effects of temporary differences related to deferred taxes shown on the consolidated balance sheets were:

	2011	2010
	(In thousands)
Deferred tax assets
Allowance for loan losses	$445	$378
Deferred compensation	200	179
Capital loss	76	76
Paid time off	80	—
Other	26	21

	827	654
Deferred tax liabilities
Unrealized gains on available-for-sale securities	(546)	(619)
Depreciation	(378)	(460)
Mortgage servicing rights	(190)	(125)
Prepaid assets	(41)	(45)
Federal Home Loan Bank Stock dividend	(108)	(108)

	(1,263)	(1,357)

Net deferred tax liability before valuation allowance	(436)	(703)

Valuation Allowance
Beginning balance	(76)	—
(Increase) during the period	—	(76)
Ending balance	(76)	(76)

Net deferred tax liability	$(512)	$(779)

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

Note 12:  Comprehensive Income (Loss)

Other comprehensive income (loss) components and related taxes were as follows:

	2011	2010
	(In thousands)
Unrealized gains (losses) on available-for-sale securities	$(188)	$449
Less reclassification adjustment for realized gains included in income	—	106

Other comprehensive income (losses), before tax effect	(188)	343
Less tax expense (benefit)	(73)	149

Other comprehensive income (losses) related to available-for-sale securities	$(115)	$194

The components of accumulated other comprehensive income, included in stockholders’ equity, are as follows:

	2011	2010
	(In thousands)
Net unrealized gain on securities available for sale	$1,407	$1,595
Tax effect	(546)	(619)

Net-of-tax amount	$861	$976

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier 1 capital (as defined) to average assets (as defined).  Management believes, as of March 31, 2011 and 2010, that the Bank met all capital adequacy requirements to which it is subject.

As of March 31, 2011, the most recent notification from the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are also presented in the table.  A total of $59,000 and $42,000 were deducted from capital for interest-rate risk in 2011 and 2010, respectively.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2011	(Amounts In Thousands)

Total risk-based capital (to risk-weighted assets)	$14,632	12.4%	$9,443	8.0%	$11,804	10.0%

Tier I capital (to risk-weighted assets)	$13,471	11.4%	$4,722	4.0%	$7,802	6.0%

Tier I capital (to average assets)	$13,471	6.6%	$8,111	4.0%	$10,139	5.0%

As of March 31, 2010

Total risk-based capital (to risk-weighted assets)	$13,520	13.2%	$8,171	8.0%	$10,214	10.0%

Tier I capital (to risk-weighted assets)	$12,532	12.3%	$4,085	4.0%	$6,128	6.0%

Tier I capital (to average assets)	$12,532	7.2%	$6,988	4.0%	$8,735	5.0%

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval.

At the time of the conversion of the Bank to a stock organization, a special liquidation account was established for the benefit of eligible account holders and the supplemental eligible account holders in an amount equal to the net worth of the Bank.  The special liquidation account will be maintained for the benefit of eligible account holders and the supplemental eligible account holders who continue to maintain their accounts in the Bank after June 27, 1997.  The special liquidation account was $5,070,000 as of that date.  In the unlikely event of a complete liquidation, each eligible and supplemental eligible accounts holder will be entitled to receive a liquidation distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.  The Bank may not declare or pay cash dividends on or repurchase any of its common stock if stockholders’ equity would be reduced below applicable regulatory capital requirements or below the special liquidation account.

Note 14:                  Related Party Transactions

At March 31, 2011 and 2010, the Company had loans outstanding to executive officers, directors, and significant stockholders and their affiliates (related parties).  Changes in loans to executive officers, directors, and significant stockholders and their affiliates are as follows:

	2011	2010
	(In thousands)
Balance, beginning of year	$2,293	$2,567
Additions	2,594	1,269
Repayments	(2,867)	(1,571)
Change in related parties	—	28

	$2,020	$2,293

Deposits from related parties held by the Company at March 31, 2011 and 2010 totaled approximately $789,000, and $565,000 respectively.  Repurchase agreements from related parties held by the Company at March 31, 2011 and 2010 totaled approximately $1.3 million and $262,000, respectively.

In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons.  Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

Note 15:   Employee Benefits

The Company has a defined contribution pension plan covering all employees with six months of employment and minimum age of 21.  Employees may contribute up to the maximum amount allowed by law annually with the Bank matching 2% of the employee’s contribution on the first 4% of the employee’s compensation.  Employer contributions charged to expense for 2011 and 2010 were $37,000 and $34,000, respectively.  The Company accrued for a profit sharing contribution that was paid at the end of fiscal year 2011 based on the employee’s compensation for the calendar year ended December 31, 2010.  As of March 31, 2011 and 2010, the employer contribution charged to expense was $132,000 and $132,000.

Also, the Company has a deferred compensation agreement with active Directors.  The agreement provides annual contributions of $2,000 per year per director to be paid on January 1st of each year.   The contributions are used to purchase shares of the Company’s stock which are held in trust for the Directors until retirement.  The total number of shares in the plan as of March 31, 2011 and 2010 is 15,876 and 15,870 respectively.  The difference between current year and prior year shares outstanding relate to awards of 761 shares and the payment of 755 shares to a director that resigned in January 2008. The cost of the shares held by the Trust is deducted from additional paid in capital on the consolidated balance sheets. The charge to expense for the annual contribution was $12,000 and $12,000 for 2011 and 2010, respectively.  Contribution expense was adjusted to reflect the fair value of the shares to the current market price for the years ended March 31, 2011 and 2010. Contribution expense was increased by $55,000 for the year ended March 31, 2011 and decreased by $100,000 for the year ended March 31, 2010.

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

	2011	2010	2009

Remaining allocated ESOP shares after participant withdrawals	62,803	63,084	64,708

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

Note 16:  Earnings (Loss) Per Share

Earnings (loss) per share (EPS) were computed as follows:

	Year Ended March 31, 2011
	Income	Weighted- Average Shares	Per Share Amount
	(In thousands)

Net income	$1,395	412,456

Basic earnings per share
Income available to common stockholders			$3.38

Effect of dilutive securities
Incentive shares	—	16,243

Diluted earnings per share
Income available to common stockholders and assumed conversions	$1,395	428,699	$3.25

	Year Ended March 31, 2010
	Income (Loss)	Weighted- Average Shares	Per Share Amount
	(In thousands)

Net income (loss)	$(30)	417,734

Basic earnings (loss) per share
Income (loss) available to common stockholders			$(0.07)

Effect of dilutive securities
Incentive shares	—	—

Diluted earnings (loss) per share
Income (loss) available to common stockholders and assumed conversions	$(30)	417,734	$(0.07)

The Company had 16,133 incentive plan shares outstanding at March 31, 2010 that were excluded from the above calculation as they were anti-dilutive.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

Note 17:                  Disclosures about Fair Value of Financial Instruments

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

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.

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

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

The following table presents the Company’s assets that are measured at fair value on a recurring basis and the level within the hierarchy in which the fair value measurements fall as of March 31, 2011 and 2010 (in thousands):

	Carrying value at March 31, 2011
Description	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. government sponsored enterprises (GSE)	$12,345	$—	$12,345	$—
Mortgage-backed securities, GSE, residential	33,995	—	33,995	—
Mortgage-backed securities, GSE, commercial	1,455	—	1,455	—
State and political subdivisions	3,882	—	3,882	—
Total available-for-sale securities	$51,677	$—	$51,677	$—

	Carrying value at March 31, 2010
Description	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. government sponsored enterprises (GSE)	$15,191	$—	$15,191	$—
Mortgage-backed securities, GSE, residential	36,472	—	36,472	—
State and political subdivisions	3,736	—	3,736	—
Total available-for-sale securities	$55,399	$—	$55,399	$—

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

Impaired Loans (Collateral Dependent)

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

The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at March 31, 2011 and 2010:

		Carrying value at March 31, 2011
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Description	Fair Value	(Level 1)	(Level 2)	(Level 3)

Impaired loans (collateral dependent)	$212	$—	$—	$212
Mortgage servicing rights	591	—	—	591
Foreclosed assets held for sale, net	218	—	218	—

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

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

Carrying amount is the estimated fair value for cash and due from banks, interest-bearing deposits, federal funds sold, Federal Reserve and Federal Home Loan Bank stocks, accrued interest receivable and payable, and advances from borrowers for taxes and insurance.  The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.  Loans with similar characteristics were aggregated for purposes of the calculations.  On demand deposits, savings accounts, NOW accounts, and certain money market deposits the carrying amount approximates fair value.  The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. On short-term and other borrowings, rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

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

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

	March 31, 2011		March 31, 2010
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
	(In thousands)
Financial assets
Cash and due from banks	$9,546	$9,546	$6,562	$6,562
Interest-bearing demand deposits	4,183	4,183	3,475	3,475
Federal funds sold	13,630	13,630	7,852	7,852
Available-for-sale securities	51,677	51,677	55,399	55,399
Loans held for sale	354	354	88	88
Loans, net of allowance for loan losses	120,164	121,796	100,063	101,214
Federal Reserve and Federal Home Loan Bank stock	1,056	1,056	1,008	1,008
Interest receivable	914	914	906	906

Financial liabilities
Deposits	176,352	164,566	149,312	139,138
Other borrowings	15,620	15,623	17,621	17,630
Short-term borrowing	1,800	1,800	1,700	1,700
Advances from borrowers for taxes and insurance	274	274	196	196
Interest payable	183	183	251	251

Unrecognized financial instruments (net of contract amount)
Commitments to originate loans	—	—	—	—
Letters of credit	—	—	—	—
Lines of credit	—	—	—	—

Note 18:   Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations.  Estimates related to the allowance for loan losses are reflected in the note regarding loans. Current vulnerabilities due to certain concentrations of credit risk are described in Note 19.  Disclosures due to current economic conditions are described below.

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

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

Given the volatility of current economic conditions, the values of assets and liabilities recorded in the consolidated financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses, and capital that could negatively impact the Company’s ability to meet regulatory capital requirements and maintain sufficient liquidity.

Note 19:    Financial Instruments with Off-Balance Sheet Risk

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

The Company had total outstanding standby letters of credit amounting to $381,000 and $394,000 at March 31, 2011 and 2010, respectively, with terms ranging from 12 to 18 months.  At March 31, 2011 and 2010, the Bank’s deferred revenue under standby letters of credit agreements was nominal.

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

At March 31, 2011, the Company had granted unused lines of credit to borrowers aggregating approximately $17,121,000 and $7,929,000 for commercial lines and consumer lines, respectively.  At March 31, 2010, unused lines of credit to borrowers aggregated approximately $14,129,000 for commercial lines and $8,100,000 for consumer lines.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

Loans committed to but not yet funded as of March 31, 2011 and 2010 amounted to $7,532,000 and $4,479,000, respectively.  As of March 31, 2011 and 2010, those loans at fixed rates amounted to $5,884,000 and $2,314,000, respectively, with $3,806,000 at March 31, 2011 and $2,062,000 at March 31, 2010 scheduled to be sold in the secondary market.  The range of fixed rates was from 4.50% to 6.00% as of March 31, 2011.  Commitments to fund loans with floating rates, to be held for investment, amounted to $648,000, and $2,165,000, at March 31, 2011 and 2010, respectively.  Floating rates ranged from 4.75% to 6.00% as of March 31, 2010.

Note 20:   Future Change in Accounting Principle

In January 2010, the FASB issued ASU No. 2010-06 “Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures about Fair Value Measurements.” ASU 2010-06 amends the fair value disclosure guidance. The amendments include new disclosures and changes to clarify existing disclosure requirements. ASU 2010-06 was effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements of Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Adoption of this update as of March 31, 2011 did not have a material effect on the Company’s financial statements.

FASB ASC 310 Receivables (“ASC310”) was amended to enhance disclosures about credit quality of financing receivables and the allowance for credit losses. The amendments require an entity to disclose credit quality information, such as internal risk grades, more detailed nonaccrual and past due information and modifications of its financing receivables. The disclosures under ASC 310, as amended, were effective for interim and annual reporting periods ending on or after December 15, 2010. This amendment did not have a significant impact on the Company’s financial results, but it has significantly expanded the disclosures that the Company is required to provide.

In April 2011, the FASB issued ASU No. 2011-02, “A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring.” The provisions of ASU NO. 2011-02 provide additional guidance related to determining whether a creditor has granted a concession, include factors and examples for creditors to consider in evaluating whether a restructuring results in a delay in payment that is insignificant, prohibit creditors from using the borrower’s effective rate test to evaluate whether a concession has been granted to the borrower, and add factors for creditors to use in determining whether a borrower is experiencing financial difficulties. A provision in ASU No. 2011-02 also ends the FASB’s deferral of the additional disclosures about troubled debt restructurings as required by ASU No. 2010-20. The provisions of ASU No. 2011-02 are effective for the Company’s reporting period ending September 30, 2011. The adoption of ASU 2011-02 is not expected to have a material impact on the Company’s statements of income and condition.

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

Note 21:   Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations, and cash flows of the Company:

Condensed Balance Sheets

	March 31,
	2011	2010
	(In Thousands)
Assets
Cash and due from banks	$143	$108

Investment in common stock of subsidiaries	14,391	13,550
Other assets	643	632

Total assets	$15,177	$14,290

Liabilities
Short-term borrowings	$1,800	1,700
Other liabilities	612	545

Total liabilities	2,412	2,245

Stockholders' Equity	12,765	12,045

Total liabilities and stockholders' equity	$15,177	$14,290

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

Condensed Results of Operations

	Year Ended March 31,
	2011	2010
	(In Thousands)
Income
Dividends from subsidiaries	$650	$—
Other income	2	2

Total income	652	2

Expenses
Provision for loan and lease losses	—	972
Other expenses	352	275

Total expenses	352	1,247

Income (Loss) Before Income Tax and Equity in Undistributed Income of Subsidiary	300	(1,245)

Income Tax Benefit	(139)	(522)

Income (Loss) Before Equity in Undistributed Income of Subsidiary	439	(723)

Equity in Undistributed Income of Subsidiary	956	693

Net Income (Loss)	$1,395	$(30)

First Robinson Financial Corporation
Notes to Consolidated Financial Statements
March 31, 2011 and 2010

Condensed Statements of Cash Flows

	Year Ended March 31,
	2011	2010
	(In Thousands)
Operating Activities
Net income (loss)	$1,395	$(30)
Items not requiring (providing) cash
Deferred income taxes	(34)	(71)
Prepaid income taxes	23	(448)
Equity in undistributed earnings of subsidiary	(956)	(693)
Compensation related to incentive plans	24	21
Changes in
Other assets	—	6
Other liabilities	67	(76)

Net cash provided by (used in) operating activities	519	(1,291)
Financing Activities
Dividends paid	(365)	(348)
Purchase of incentive plan shares	(26)	(29)
Purchase of treasury shares	(193)	(70)
Proceeds from other borrowings	600	3,101
Repayment of other borrowings	(500)	(1,401)

Net cash provided by (used in) financing activities	(484)	1,253

Increase (Decrease) in Cash and Cash Equivalents	35	(38)

Cash and Cash Equivalents at Beginning of Year	108	146

Cash and Cash Equivalents at End of Year	$143	$108

FIRST ROBINSON FINANCIAL CORPORATION AND SUBSIDIARY

STOCKHOLDER INFORMATION

ANNUAL MEETING

The annual meeting of stockholders will be held at 9:00 a.m., central time, Thursday, July 28, 2011, at the Company’s office located at 501 East Main Street, Robinson, Illinois.

STOCK LISTING

The Company’s stock is traded on the over-the-counter market with quotations available through the OTCQB tier of the OTC Market under the symbol “FRFC.”

PRICE RANGE OF COMMON STOCK

The following table sets forth the high and low bid prices of the Company’s Common Stock for the periods indicated.  The information set forth in the table below was provided by the OTCQB tier of the OTC Market.  The information reflects interdealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	Fiscal 2011			Fiscal 2010
	High	Low	Dividends	High	Low	Dividends

First Quarter	$34.00	$28.10	$0.85	$35.00	$33.55	$0.80
Second Quarter	35.00	30.75	-	36.00	33.55	-
Third Quarter	35.50	32.30	-	34.70	33.70	-
Fourth Quarter	33.05	32.35	-	33.70	29.00	-

The Company declared and paid a dividend of $0.85 per share in fiscal 2011.  Dividend payment decisions are made with consideration of a variety of factors including earnings, financial condition, market considerations and regulatory restrictions.  Restrictions on dividend payments are described in Note 13 of the Notes to Financial Statements included in this Annual Report.

As of June 16, 2011, the Company had approximately 444 registered stockholders of record and 427,149 outstanding shares of Common Stock.

SHAREHOLDERS AND GENERAL INQUIRIES	TRANSFER AGENT

Rick L. Catt President and Chief Executive Officer First Robinson Financial Corporation 501 East Main Street Robinson, Illinois 62454 (618) 544-8621	Register and Transfer Company 10 Commerce Drive Cranford, New Jersey 07016 (908) 272-8511

ANNUAL AND OTHER REPORTS

The Company is required to file an Annual Report on Form 10-K for its fiscal year ended March 31, 2011, with the Securities and Exchange Commission.  Copies of the Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q may be obtained without charge by contacting:

Jamie E. McReynolds
Chief Financial Officer
First Robinson Financial Corporation
501 East Main Street
Robinson, Illinois 62454
(618) 544-8621

FIRST ROBINSON FINANCIAL CORPORATION AND SUBSIDIARY CORPORATE INFORMATION

COMPANY AND BANK ADDRESS

501 East Main Street Robinson, Illinois 62454 www.frsb.net	Telephone: (618) 544-8621 Fax: (618) 544-7506

DIRECTORS OF THE BOARD

SCOTT F. PULLIAM Chairman of the Board Public Accountant Robinson, Illinois	ROBIN E. GUYER President - Agricultural Services Company Hutsonville, Illinois

STEVEN E. NEELEY Owner - Industrial Equipment Company Robinson, Illinois	J. DOUGLAS GOODWINE Funeral Director Robinson, Illinois

WILLIAM K. THOMAS Attorney Robinson, Illinois	RICK L. CATT President and Chief Executive Officer First Robinson Financial Corporation Robinson, Illinois

EXECUTIVE OFFICERS

RICK L. CATT President and Chief Executive Officer	W.E. HOLT Vice President and Senior Loan Officer

LESLIE TROTTER, III Vice President	WILLIAM D. SANDIFORD Vice President

MARK W. HILL Vice President	JAMIE E. McREYNOLDS Vice President, Chief Financial Officer and Secretary

STACIE D. OGLE Vice President

INDEPENDENT AUDITORS	SPECIAL COUNSEL

BKD, LLP 225 N. Water Street Suite 400 Decatur, IL 62525-1580	Katten Muchin Rosenman LLP 2900 K Street, NW North Tower, Suite 200 Washington, D.C. 20007-5118