Form 10-K, Exhibit 13
period 2012-03-31
FIRST ROBINSON FINANCIAL CORP
filed 2012-06-27
CIK 1035991

EXHIBIT 13

ANNUAL REPORT TO STOCKHOLDERS

2012 ANNUAL REPORT

FIRST ROBINSON FINANCIAL CORPORATION

i

FIRST ROBINSON FINANCIAL CORPORATION

Dear Fellow Stockholder,

The Board of Directors and management would like to share with you the Annual Report of First Robinson Financial Corporation (the “Company”) for our fiscal year ended March 31, 2012. In spite of the economic challenges our nation has recently endured, we are pleased to announce record earnings for the Company of $1,916,000 for our fiscal year ending March 31, 2012, up more than half a million dollars from last year’s earnings of $1,395,000.

Our commitment to being a conservatively managed community bank has served us well. Our communities have rewarded us with steady core deposit and loan growth, and our stock price has consistently traded from $30.30 to $33.75 per share. Both deposits and loans grew by approximately $5.0 million during the past fiscal year. We believe our consistent growth is a reflection of customer confidence and preference for a community bank staffed by local people. The quality of our loan portfolio continues to be a source of strength as we maintain asset quality ratios well above peer group numbers. Our growth positioned the Company to increase its net interest income after provision for loan losses to $6,126,000, an increase of $969,000, or 18.8%. Our branch office in Vincennes, Indiana has performed very well in its first three years of operation and has exceeded expectations. Our capable trust department continues to have modest growth and is positioned to help us increase our earnings in the future. All of these factors contributed to a return on average stockholders’ equity of 11.74% for this fiscal year, up from the previous year’s return of 11.24%.

In recognition of the Company’s strength, the Board of Directors was pleased to increase your dividend from $0.90 per share paid in June 2011, to a record $0.95 per share as of June 2012. The Company continues to support a stock repurchase plan that allows it, within limitations, to repurchase our outstanding shares. The primary focus of our employees, management and the Board of Directors is to increase the value of your Company, while providing outstanding customer service and quality banking products to our customers.

We believe your Company is positioned for continued success in the future. We know there will always be challenges and obstacles. However, with the loyalty of our shareholders and customers and the hard work of our employees and directors, we believe that we can succeed. Our bank has been serving this area since 1883 and will continue to do so. I would encourage you to read the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section herein for more detailed financial information.

In closing, we believe we are unmatched in supporting our communities, not only with monetary donations, but just as importantly, hours upon hours of volunteer service. We thank you for your patronage and support. This IS your Company and we want you to have confidence and pride in it; therefore we would encourage your questions, suggestions, and, of course, your continued patronage and support.

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

We are a community-oriented financial institution whose primary business consists of accepting deposits from the general public in our market area, Crawford County and contiguous counties in Illinois and Knox County and contiguous counties in Indiana, and investing these funds primarily in loans, mortgage-backed securities and other securities issued by U.S. Government sponsored enterprises, and bonds issued by states and political subdivisions. Loans consist primarily of loans secured by residential real estate located in the Company’s market areas, non-residential and agriculture real estate loans, consumer loans, loans to municipalities, commercial loans, and agricultural loans. In an effort to meet the financial needs of our market area, the Bank operates a full service Trust department and provides investment services through PrimeVest Financial Services.

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

	At March 31,
	2012	2011
	(in thousands)

Selected Financial Condition Data:
Total assets	$215,494	$208,831
Loans, held for sale	509	354
Loans receivable, net	125,752	120,164
Mortgage-backed securities	33,627	35,450
Interest bearing deposits	20,551	17,813
Available-for-sale investment securities	16,473	16,227
Held-to-maturity investment securities	1,225	—
Deposits	181,288	176,352
Total borrowings	12,920	17,420
Stockholders’ equity	18,923	12,765

	Year Ended at March 31,
	2012	2011
	(in thousands)
Selected Operations Data:
Total interest income	$8,390	$8,309
Total interest expense	(1,566)	(2,417)
Net interest income	6,824	5,892
Provision for loan losses	(698)	(735)
Net interest income after provision for loan losses	6,126	5,157
Fees and service charges	977	943
Net gain on sales of loans	793	680
Other non-interest income	921	946
Total non-interest income	2,691	2,569
Total non-interest expense	(5,760)	(5,630)
Income before taxes	3,057	2,096
Income tax provision (benefit)	1,111	701
Net income	$1,946	$1,395
Preferred stock dividends	30	—
Net income available to common stockholders	$1,916	$1,395
Earnings per common share:
Basic	$4.67	$3.38
Diluted	$4.49	$3.25
Dividends per share	$0.90	$0.85

	Year Ended at March 31,
	2012	2011
	(in thousands)
Selected Financial Ratios And Other Data:

Performance Ratios:
Return on average assets (ratio of net income to average total assets)	0.92%	0.71%
Return on average equity (ratio of net income to average equity)	11.74	11.24
Interest rate spread during period(1)	3.42	3.15
Net interest margin(2)	3.57	3.30
Efficiency ratio(3)	60.59	66.54
Ratio of non-interest expense to average total assets	2.78	2.89
Ratio of average interest-earning assets to average interest-bearing liabilities	117.89	111.18
Average equity to average total assets	7.87	6.36

Quality Ratios:
Non-performing assets to total assets at end of period	0.57	0.27
Allowance for loan losses to non-performing loans	122.26	339.37
Allowance for loan losses to loans receivable, net	1.10	0.95

Capital Ratios:
Total capital (to risk-weighted assets)	16.47	12.40
Tier I capital (to risk-weighted assets)	15.25	11.41
Tier I capital (to average assets)	8.50	6.64

Other Data:
Number of full-service offices	4	4
Number of full-time employees	57	54
Number of deposit accounts	13,717	14,093
Number of loan accounts	4,730	4,323

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

Factors which could cause or contribute to such differences include but are not limited to: general business and economic conditions on both a regional and national level; worldwide political and social unrest, including acts of war and terrorism; increased competition in the products and services we offer and the markets in which we conduct our business; the interest rate environment; fluctuations in the capital markets, which may directly or indirectly affect our asset portfolio; legislative or regulatory developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry; technological changes, including the impact of the Internet; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; accounting principles, policies, practices or guidelines; deposit attrition, operating costs, customer loss and business disruption greater than the Company expects; and the occurrence of any event, change or other circumstance that could result in the Company’s failure to develop and implement successful capital raising and debt restructuring plans.

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

Business Strategy

Periodically, the Board of Directors and management meet to plan for the future. We review and discuss both current and new products and services to determine their effect on our profitability and customer service. Staying abreast of technology and offering products and services that appeal to the younger generation, such as internet banking, the ability to open accounts online, and a social networking site are important parts of our strategic plan. We also monitor current events and economic trends in our local area that could materially impact the Bank’s earnings. The Board has identified issues which are critical to the continued success of the Bank and the Holding Company. These goals are: (1) strengthen the capital position to a level that will support the strategic direction and future operations of the Bank, (2) improve and sustain the performance of net interest income at an optimal level, and (3) ensure that the Bank retains and attracts a talented and motivated management team and staff.

In seeking to enhance the Company’s profitability, the Board of Directors and management have adopted a business strategy designed (i) to maintain the Bank’s capital level in excess of regulatory requirements; (ii) to maintain asset quality, (iii) to increase earnings; and (iv) to manage exposure to changes in interest rates. Accomplishing these goals will aid in increasing shareholder value.

The Bank is maintaining its capital level above regulatory requirements. The Bank’s Tier I capital to average assets as of March 31, 2012 was 8.5%, up from 6.6% in the previous fiscal year. The increase in the Tier I capital ratio, when comparing the fiscal year ending March 2012 to 2011, is a result of a 37.3% increase in earnings, a controlled increase in asset growth of 3.2%, and the influx in capital of $4.9 million for the sale of 4,900 preferred shares to the US Treasury.

On August 23, 2011, the Company entered into a Securities Purchase Agreement with the Secretary of the Treasury, pursuant to which the Company issued and sold to the Treasury 4,900 shares of its Senior Non-Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share (the “Series A Preferred Stock”), for aggregate proceeds of $4,900,000.  The issuance was pursuant to the Treasury’s Small Business Lending Fund program, established under the Small Business Jobs Act of 2010, which encourages lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion.  See Note 13 of Notes to Consolidated Financial Statements.

The nationwide mortgage crisis which began in 2008 had minimal impact on the Company. We have never offered and do not offer now a subprime mortgage product. The mortgage-backed securities, residential and commercial, held in our investment portfolio have all been issued by the U.S. Government or U.S. Government sponsored enterprises. Our local real estate market did not realize the significant growth in market values over the past decade as experienced nationally in larger metropolitan areas; therefore we have not seen a material decline in housing prices. Overall, the Company’s asset quality is strong. One key to maintaining strong asset quality is the Company’s loan policy which we believe has comparatively strict underwriting guidelines, specific documentation, borrower information verification and credit administration requirements. The loan policy also includes specific processes to use in dealing with problem loans. While we cannot guarantee that our policy will always safeguard us against losses, we continue to service our existing borrowers and originate new loans to borrowers we believe to be creditworthy in an effort to meet the credit needs of our community.

The Company also intends to stay focused on technology as customer use of our internet banking products is on the increase. We realize the risks involved with promoting internet-based transactions; and while we cannot be entirely free from vulnerability to risks associated from this line of products, the Company has incorporated additional security features to mitigate the possibility of security data breaches. Additionally, we rely on and do business with, a variety of third-party service providers, agents and vendors with respect to the Company’s business, data security and communications needs.  If information security is breached, or one of our agents or vendors breaches compliance procedures, information could be lost or misappropriated, resulting in financial loss or costs to us or damages to others.  These costs or losses could materially exceed the Company’s amount of insurance coverage which would adversely affect the Company’s business.

Managing exposure to interest rate risk is also an important portion of the business strategy of the Company. We offer both adjustable and fixed rate one- to four- family loans and hold the adjustable loans for investment and when prudent may retain some of the fixed rate loans if they fit within our policy targets for rate sensitivity. The overall majority of loans secured by one- to four- family residential properties retained on our balance sheet are adjustable with floors in order to manage exposure to falling rates. However, these loan products also have ceilings of approximately 6.0% above their initial rate and could be a detriment if rates should increase dramatically. The majority of the fixed rate loans are sold into the secondary market through programs with the Federal Home Loan Bank of Chicago (“FHLB”). During the fiscal year ending March 31, 2012, we originated to be sold $41.7 million in fixed rate loans to the FHLB compared to $39.7 million in fixed rate loans sold in the fiscal year ending March 31, 2011. The increase in sales resulted in an increase of $113,000, or 16.6%, in gains on loans sold when comparing the periods ended March 31, 2012 and 2011.

Expanding our market into Indiana by opening a branch in Vincennes has had a positive impact on the Company. Deposits of the branch make up almost 11.6% of the Company’s total deposits and its loans account for 28.5% of the Company’s loans at March 31, 2012.

 We continue to maintain a strong presence in the communities we serve and are pleased to be one of the few independent community banks in our primary market area. Go to www.frsb.net on the web to visit our subsidiary, First Robinson Savings Bank, National Association. To research additional information concerning the Company, use the “About Us” tab.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

Summary

For the year ended March 31, 2012, the Company is reporting net income of $1,946,000 compared to net income of $1,395,000 for the fiscal year ended March 31, 2011. Net income available to common stockholders was $1,916,000 or basic earnings per common share of $4.67 and diluted earnings per common share of $4.49, for the fiscal year ended March 31, 2012 compared to a net income of $1,395,000 or basic earnings per common share of $3.38 and diluted earnings per common share of $3.25 for the fiscal year ended March 31, 2011. The difference between net income and income available to common stockholders reflects dividend expense on the Company’s outstanding preferred stock. Preferred stock dividends of $30,000 were recorded for the year ended March 31, 2012 compared to no preferred stock dividends being paid during the fiscal year ended March 31, 2011. These preferred stock dividends relate to the shares of preferred stock issued to the United States Treasury under its Small Business Lending Fund programs, as discussed in Note 13 of the Notes to Consolidated Financial Statements contained in this report.

When comparing net income available to common stockholders for the fiscal years ended March 31, 2012 to March 31, 2011, there is an increase of $521,000, or 37.3%. The increase is a result of the increase of $932,000, or 15.8%, in net interest income and the decrease of $37,000, or 5.0%, in provision for loan losses. Also contributing to the increase in net income for the fiscal year ended March 31, 2012, was the increase of $122,000, or 4.7%, in non-interest income, offset by the increase, in part, of $130,000, or 2.3%, in non-interest expense, the increase of $410,000, or 58.5%, in income tax expense and the increase of $30,000 in dividend payments on preferred shares.

Net Interest Income

For the year ended March 31, 2012, net interest income totaled $6.8 million, an increase of 15.8%, or $932,000, over the year ended March 31, 2011. The increase in net interest income is largely due, in part, to the decrease of $851,000 in total interest expense and to a lesser extent the increase of $81,000 in total interest and dividend income. The lower market interest rates have resulted in our cost of funds decreasing by a larger margin than the yields on our loans. The net interest margin increased by 27 basis points from 3.30% for the year ended March 31, 2011 to 3.57% for the year ended March 31, 2012.

Total average interest-earning assets increased to $191.2 million for the fiscal year ending March 31, 2012 from $178.5 million for the fiscal year ending March 31, 2011. The average interest rate earned on interest-earning assets edged downward from 4.66% in 2011 to 4.39% in 2012. The average balance of interest-bearing liabilities increased $1.6 million from $160.5 million in 2011 to $162.1 million in 2012. The average rate paid on interest-bearing liabilities decreased 54 basis points from 1.51% in 2011 to 0.97% in 2012. The interest rate spread for 2012 increased by 27 basis points to 3.42% for 2012 from 3.15% in 2011.

Interest income from loans increased by $331,000, or 5.1%, from $6.5 million for the fiscal year ending March 31, 2011 to $6.8 million for the fiscal year ending March 31, 2012. The increase in loan interest income reflects an increase in the average balance of loans outstanding offset by a decrease in the average yield on loans. The average balance in loans outstanding increased $8.8 million, or 7.7%, while the average yield on loans receivable decreased 14 basis points from 5.74% in 2011 to 5.60% in 2012.

Interest income from mortgage-backed securities amounted to $967,000 for the fiscal year ending March 31, 2012, a decrease of $301,000, or 23.7%, from $1.3 million for the fiscal year ending March 31, 2011. The decrease is a result of the combined decrease in both the average balance outstanding and the average rate earned on mortgage-backed securities. The total average balance of mortgage-backed securities decreased by $1.4 million, or 4.2%, from $31.9 million for 2011 compared to $30.5 million for 2012. The average rate earned on mortgage-backed securities for the year ended March 31, 2012 was 3.17% down from 3.97% in 2011.

Interest income from investment securities, which includes investments in US government agencies or US government sponsored agencies, investments in state and municipalities, and investments in Federal Reserve and Federal Home Loan Bank stocks, increased by $37,000, or 8.0%, to $501,000 for the fiscal year ended March 31, 2012 compared to $464,000 for the same period for the prior year. The increase in income came from a 28 basis point increase in the yield on investment securities to 2.74% for the fiscal year ended March 31, 2012 from 2.46% for the March 31, 2011 fiscal year, offset by the decrease in the average balance of investment securities to $18.3 million during the March 2012 fiscal year from $18.8 million for the March 2011 fiscal year. The average yield on municipal securities does not reflect the benefit of the higher tax-equivalent yield on municipal bonds, which was reflected as a reduction to income tax expense.

Interest income from interest-bearing deposit accounts increased $14,000 to $44,000 for the March 31, 2012 fiscal year from $30,000 for the fiscal year ended March 31, 2011. The average balance of these assets increased 42.4% from $13.7 million for the fiscal year ended March 31, 2011 to $19.5 million for the fiscal year ended March 31, 2012. The average rate earned was 0.23% during the March 31, 2012 fiscal year compared to 0.22% during the same period in the previous year. Excess funds received from an increase in deposits were invested with our correspondent bank utilizing the Federal Reserve Excess Balance Account program.

Total interest expense decreased $851,000, or 35.2%, in 2012 from 2011. Interest expense on deposits fell by $828,000, or 35.8%, from $2.3 million in 2011 to $1.5 million in 2012. Interest expense from other borrowings decreased by $23,000, or 21.9%, from $105,000 in 2011 to $82,000 in 2012.

Interest expense on savings and money market accounts decreased $24,000, or 35.3%, from $68,000 in 2011 to $44,000 in 2012 primarily due to a decrease of 12 basis points in the average cost of funds offset by an increase of $4.6 million, or 18.0%, in the average balance outstanding. The average cost of funds on savings and money market accounts was 0.15% during the fiscal year ending March 31, 2012 compared to an average cost of 0.27% during the March 31, 2011 fiscal year.

Interest expense on NOW and interest-bearing demand deposit accounts decreased by $341,000, or 40.1%, to $509,000 for the fiscal year ending March 31, 2012 from $850,000 for the year ending March 31, 2011. The average balance increased 13.6%, or $7.9 million, from an average balance of $58.2 million in 2011 to an average balance of $66.1 million in 2012. The average cost of funds on NOW and interest-bearing demand deposit accounts decreased 69 basis points to 0.77% in 2012 from 1.46% in 2011. The increase in the average balance can be attributed to the popularity of “Kasasa™ Cash”. Kasasa pays an attractive rate of interest to customers that meet electronic banking requirements, such as using a check card a certain number of times throughout the month, using the bank’s internet banking and bill pay system, receiving a direct deposit or paying a direct debit through the ACH network, and agreeing to receive an electronic statement. This account is designed to reduce costs associated with maintaining checking accounts. If customers do not meet the requirements, they still receive a minimal rate of interest.

Interest expense on time deposits decreased $463,000, or 33.2%, from $1.4 million for the fiscal year ending March 31, 2011 to $931,000 for the fiscal year ending March 31, 2012 as a result of a decrease in the average balance and a decrease in the cost of funds. The average balance of time deposits decreased $7.5 million, or 13.0%, from $57.6 million in 2011 to $50.2 million in 2012. The average cost of funds on time deposits, as of March 31, 2012, was 1.86% compared to the average cost of funds for the fiscal year ending March 31, 2011, of 2.42%, a decrease of 56 basis points.

For the fiscal year ending March 31, 2012 versus the same period of 2011, the average balance of short-term borrowings decreased $3.4 million, or 17.4%, from $19.4 million to $16.0 million. The average cost of funds for 2012 decreased slightly to 0.51% from 0.54%. The decrease in the average balance and the cost of funds contributed to the decrease of $23,000, or 21.9%, in other borrowings interest expense to $82,000 for 2012 from $105,000 for 2011. The short-term borrowings consist of repurchase agreements with customers that are secured by investment securities of the Company and an open-end line of credit obtained by the Company. The Company’s open-end line of credit is secured by 100% of the stock of the Bank.

Provision for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. The provision reflects management's analysis of the Company's loan portfolio based on information, such as known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revisions as more information becomes available.

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

The provision for loan losses for the year ended March 31, 2012 was $698,000 compared to $735,000 for the year ended March 31, 2011, a decrease of $37,000 or 5.0%. The decrease in the provision reflects the lower charge-offs for the fiscal year ending March 31, 2012 compared to the same period in the prior year. Total charge-offs for 2012 were $505,000 compared to $625,000 for 2011, which were partially offset by recoveries of $45,000 in 2012 compared to recoveries of $62,000 in 2011. The charge-offs in 2012 were derived from $297,000 in commercial loans, $30,000 in residential real estate loans, $87,000 in commercial real estate, and $91,000 in consumer and other loans. The charge-offs were partially offset by $45,000 in recoveries in consumer and other loans. Although the Company’s management believes that the allowance for loan losses is sufficient based on information currently available and that its lending policies are conservative, there can be no assurances that future events, conditions, or regulatory directives will not result in adverse, loan classifications, increased provisions for loan losses or additional charge-offs which may adversely affect net income. See Note 4 of the Notes to Consolidated Financial Statements for more information on loans.

Non-interest Income

Non-interest income categories for the fiscal years ended March 31, 2012 and 2011 are shown in the following table:

	March 31,
	2012	2011	% Change
	(In thousands)
Non-interest income:
Charges and other fees on loans	$346	$360	(3.9)%
Charges and fees on deposit accounts	977	943	3.6
Net gain on sale of loans	793	680	16.6
Net gain (loss) on sale of foreclosed property	(12)	15	(180.0)
Net gain on sale of property and equipment	—	4	(100.0)
Other	587	567	3.5

Total Non-interest income	$2,691	$2,569	4.7%

The increase in net gain on the sale of loans is partially the result of the increase in the volume of mortgage loans sold into the secondary market during the year ended March 31, 2012 versus the same period in 2011. During fiscal year ending 2012, the Company sold $39.7 million in mortgages versus $41.7 million in the prior fiscal year. All loans sold into the secondary market during this fiscal year end were one- to four-family residential property loans. The high volume of loan sales has been a result of the historically low mortgage interest rates. We expect the mortgage loan sales to level off during the fiscal year ending March 31, 2013.

Other income consists of normal recurring fee income such as commissions from PrimeVest Financial Services, the Company’s investment brokerage service, increases in the cash value of life insurance, ATM/Debit card interchange income and fees, and safe deposit box revenue, as well as other income that management classifies as non-recurring. Other income increased $20,000 when comparing March 31, 2012 with 2011. The increase between the fiscal years can be partially attributed to a $30,000 increase in debit/ATM card transaction fees and a $13,000 increase in fees earned from the Company’s Trust services, offset in part, by a $21,000 decrease in commissions received from the sale of annuities and other investments by our PrimeVest representative.

Non-interest Expense

Non-interest expense categories for the fiscal years ended March 31, 2012, and 2011 are shown in the following table:

	March 31,
	2012	2011	% Change
	(In thousands)
Non-interest expense:
Compensation and employee benefits	$3,123	$3,002	4.0%
Occupancy and equipment	754	717	5.2
Data processing and telecommunications	488	430	13.5
Audit, legal and other professional	247	265	(6.8)
Advertising	285	258	10.5
Postage expense	73	69	5.8
FDIC insurance	110	236	(53.4)
Foreclosed property expense	18	14	28.6
Other	662	639	3.6

Total Non-interest expense	$5,760	$5,630	2.3%

Compensation and employee benefits increased $121,000 when comparing March 2012 fiscal year with March 2011 fiscal year. The increase is primarily the result of an increase of $185,000 in salaries and payroll taxes as a result of two additional full-time employees and normal salary increases, offset in part by the decrease of $80,000 in the market valuation of the shares held in the Directors Retirement Plan.

Data processing and telecommunication expense increased $58,000 as a result of the continued upgrading of our network and communication systems and due to the increase in the usage of our bill pay product through internet banking.

The decrease of $126,000 in Federal Deposit Insurance Corporation (“FDIC”) insurance, in response to the Dodd-Frank Act, is a result of our assessment decreasing from approximately 12 basis points annually on deposits to approximately 5 basis points on average assets less average tangible equity capital.

Income Tax Expense

The provision for income tax increased $410,000, or 58.5%, for the fiscal year ended March 31, 2012, compared to the same period in 2011. The provision reflected the increase in taxable income, partially offset by the increase in the benefit of tax-exempt investment securities. The effective tax rate for the fiscal year ended March 31, 2012 was 36.3%.

FINANCIAL CONDITION

Total assets of the Company increased $6.7 million, or 3.2%, to $215.5 million at March 31, 2012 from $208.8 million at March 31, 2011. The increase in assets was primarily due to an increase of $5.7 million, or 4.8%, in loans receivable, net, an increase of $1.2 million or 100.0% in held-to-maturity securities, and a $969,000, or 3.5%, increase in cash and cash equivalents, offset, in part, by a decrease of $1.6 million, or 3.1%, in available-for-sale securities.

The increase of $969,000 in cash and cash equivalents can be attributed, in part, to an increase of $4.9 million in total deposits and the increase of $6.1 million in capital as a result of the receipt of SBLF proceeds and net income after preferred stock dividends, offset in part, by the increase in loans receivable, net of $5.7 million.

Available-for-sale securities decreased to $50.1 million at March 31, 2012 compared to $51.7 million at March 31, 2011, a $1.6 million decrease. The decrease resulted from the maturity of $7.6 million in available-for-sale securities, the repayment of $8.1 million in mortgage-backed and agency securities, the amortization of $265,000 of premiums and discounts on investments, and the decrease of $143,000 in the market valuation of the available-for-sale portfolio, offset by the purchase of $14.5 million of available-for-sale securities. For the most part, the Company purchases residential US government sponsored enterprises mortgage backed securities. During the fiscal year ending March 31, 2011, the Company purchased a mortgage backed security collateralized by multi-family properties. The bond offered an attractive rate and has the same risk weighting as a residential mortgage-backed security. The investment portfolio is managed to limit the Company's exposure to credit risk by investing primarily in mortgage-backed securities and other securities which are either directly or indirectly backed by the federal government or a municipal government. Securities backed by a municipal government make up 3.2% of the outstanding available-for-sale securities portfolio.

In June 2011, we purchased $1.4 million in held-to-maturity securities. On November 1, 2011, $155,000 in held-to-maturity securities matured. The securities were issued by a local municipality. We had no held-to-maturity securities at March 31, 2011.

Each quarter, management assesses whether there have been events or economic circumstances indicating that a security on which there is an unrealized loss is other-than-temporarily impaired.  Management considers several factors, including the amount and duration of the impairment; the intent and ability of the Company to hold the security for a period sufficient for a recovery in value; and known recent events specific to the issuer or its industry.  In analyzing an issuer’s financial condition, management considers whether the securities are issued by agencies of the federal government, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports, among other things. As we currently do not have the intent to sell these securities and it is unlikely that we will be required to sell these securities before recovery of their amortized cost basis, which may be maturity, no declines are deemed to be other than temporary.  We will continue to evaluate our investment securities for possible other-than-temporary impairment, which could result in non-cash charges to earnings in one or more future periods. See Note 3 of Notes to Condensed Consolidated Financial Statements.

At March 31, 2012, the Company held approximately $879,000 of Federal Home Loan Bank (“FHLB”) of Chicago stock. The amount of required investment in FHLB stock is calculated based on a formula which includes the amount of one- to four- family dwelling loans held in the Company’s loan portfolio and the amount of mortgage-backed securities held in the Company’s investment portfolio. Management performs an analysis of this investment on a quarterly basis to determine impairment, in light of the FHLB Chicago’s financial performance. At March 31, 2012, management determined that the cost method investment in FHLB Chicago stock was ultimately recoverable and therefore not impaired.

The Company's net loan portfolio including loans held for sale increased by $5.7 million to $126.3 million at March 31, 2012 from $120.5 million at March 31, 2011. The increase can be attributed to an increase of $3.8 million, or 7.2%, in loans on residential real estate, which includes one- to four-family loans, equity lines of credit, second mortgages and residential construction loans; an increase of $2.5 million, or 7.4%, in commercial real estate loans; an increase in loans to state and municipal governments by $779,000, or 102.0%; and an increase of $742,000, or 4.7%, in consumer and other loans; offset by a decrease of $1.7 million, or 8.7%, in commercial business and agricultural finance loans. The increase in commercial real estate can be attributed to the Vincennes market where there are more opportunities for this type of lending.

At March 31, 2012, the allowance for loan losses was $1,383,000, or 1.10% of the net loan portfolio, an increase of $238,000 from the allowance for loan losses at March 31, 2011 of $1,145,000, or 0.95% of the net loan portfolio. Management reviews the adequacy of the allowance for loan losses quarterly, and believes that its allowance is adequate; however, the Company cannot assure that future chargeoffs and/or provisions will not be necessary. See Note 4 of the Notes to Consolidated Financial Statements for further information on delinquencies and the allowance for loan losses.

The Company had two foreclosed residential real estate properties held for sale at March 31, 2012 at a value of $86,000 compared to four residential properties and one commercial building at March 31, 2011 at a value of $218,000. The commercial building was sold for an approximate loss of $2,000 and three of the residential properties were sold at a net loss of approximately $4,000. One of the residential real estate properties held for sale at March 31, 2012 was also held for sale at March 31, 2011. During the fiscal year ended March 31, 2012, an updated evaluation of that residential property held was obtained and a valuation allowance of $6,000 was established. Subsequent to March 31, 2012, the property was sold and an additional loss of approximately $6,000 was recorded. Foreclosed assets are carried at lower of cost or fair value. When foreclosed assets are acquired, any required adjustment is charged to allowance for loan losses. All subsequent activity is included in current operations. The other residential property is guaranteed by the Rural Housing Association and is listed for sale.

Total deposits increased $4.9 million, or 2.8%, to $181.3 million at March 31, 2012 from $176.4 million at March 31, 2011. The increase in total deposits was due to an increase of $8.3 million in demand deposits, and a $5.1 million increase in savings, now and money market accounts, offset in part by a decrease of $8.5 million in certificates of deposit. In response to the continued low interest rate environment, customers have chosen short-term transaction accounts in place of longer-term certificates of deposit.

Other borrowings, consisting of repurchase agreements, decreased $2.7 million, or 17.3%, when comparing the balance at March 31, 2011 of $15.6 million to $12.9 million at March 31, 2012. The obligations are secured by mortgage-backed securities and US government agency obligations. At March 31, 2012, the average rate on the repurchase agreements was 0.14% compared to 0.25% at March 31, 2011. The rate on approximately $12.8 million of the repurchase agreements reprice daily. All agreements mature periodically within 12 months.

Other borrowings, which is the Company’s revolving line of credit note payable with an unaffiliated financial institution, matures September 30, 2012. The Company had paid the line to zero in January 2012. As such, there was no balance outstanding at March 31, 2012 compared to an outstanding balance of $1.8 million at March 31, 2011. The note bears interest at the prime commercial rate with a floor of 3.50% which was the rate on March 31, 2012 and is secured by 100% of the stock of the Bank.

Stockholders' equity at March 31, 2012 was $18.9 million compared to $12.8 million at March 31, 2011, an increase of $6.1 million, or 48.2%. The increase in stockholders’ equity can be attributed primarily to the net receipt of $4.8 million from the sale of 4,900 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series A for participation in the US Treasury’s Small Business Lending Fund program and the addition of $1,946,000 of net income; offset by the payment of $384,000 in common stock dividends and the payment of $30,000 in preferred stock dividends. These increases were offset by the decrease in additional paid-in-capital due to the purchase of $26,000 in shares associated with an incentive plan, by the decrease of $106,000 in accumulated other comprehensive income related to the decrease in the fair value of securities available for sale, and the increase of treasury shares due to the purchase of First Robinson Financial Corporation shares in the amount of $14,000.

Off-Balance Sheet Arrangements

The Company has entered into performance standby and financial standby letters of credit with various local commercial businesses in the aggregate amount of $528,000. The letters of credit are collateralized and underwritten, as required by the loan policy, in the same manner as any commercial loan. The Company does not anticipate the advancement of any funds on these letters of credit.

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

	Year Ended March 31,
	2012			2011
	Average Outstanding Balance	Interest Earned Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned Paid	Yield/ Rate
Interest-earning assets:
Loans receivable(1)	$122,860	$6,878	5.60%	$114,073	$6,547	5.74%
Mortgage-backed securities	30,544	967	3.17	31,896	1,268	3.97
Investment securities(2)(3)	18,278	501	2.74	18,835	464	2.46
Interest-bearing deposits	19,490	44	0.23	13,691	30	0.22
Total interest-earning assets	191,172	8,390	4.39	178,495	8,309	4.66
Noninterest-earning assets	16,389			16,571
Total assets	$207,561			$195,066

Interest-bearing liabilities:
Savings deposits and MMDA	29,909	44	0.15	25,347	68	0.27
NOW and interest-bearing demand deposits	66,082	509	0.77	58,188	850	1.46
Certificates of deposit	50,163	931	1.86	57,641	1,394	2.42
Borrowings	16,002	82	0.51	19,370	105	0.54
Total interest-bearing liabilities	162,156	1,566	0.97	160,546	2,417	1.51
Noninterest-bearing liabilities	29,078			22,109
Total liabilities	191,234			182,655
Stockholders’ equity	16,327			12,411
Total liabilities and capital	$207,561			$195,066
Net interest income		$6,824			$5,892
Net interest spread			3.42%			3.15%
Net average earning assets	$29,016			$17,949
Net yield on average earning assets			3.57%			3.30%
Average interest-earning assets to average interest-bearing liabilities	1.179			1.112

(1)	Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

(2)	The tax-exempt income for state and political subdivisions is not recorded on a tax equivalent basis.

(3)	Includes Federal Reserve Bank and Federal Home Loan Bank Stocks and US Agency securities.

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

	Year Ended March 31,
	2012 vs. 2011			2011 vs. 2010
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total Increase (Decrease)	Volume	Rate	Total Increase (Decrease)
Interest-earning assets:
Loans receivable	$504	$(173)	$331	$1,232	$(311)	$921
Mortgage-backed securities	(54)	(247)	(301)	(264)	(73)	(337)
Investments securities	(14)	51	37	(84)	(15)	(99)
Other	13	1	14	9	13	22
Total interest-earning assets	$449	$(368)	$81	$893	$(386)	$507

Interest-bearing liabilities:
Savings deposits and MMDA	12	(36)	(24)	16	(62)	(46)
NOW and interest-bearing checking accounts	115	(456)	(341)	194	(449)	(255)
Certificate accounts	(181)	(282)	(463)	(85)	(449)	(534)
Borrowings	(18)	(5)	(23)	13	8	21
Total interest-bearing liabilities	$(72)	$(779)	$(851)	$138	$(952)	$(814)
Net interest income	$521	$411	$932	$755	$566	$1,321

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

Quantitative Analysis. The Company voluntarily measures IRR and incorporates this measure into the internal risk based capital calculation. The IRR component is a dollar amount that measures the terms of the sensitivity of the net portfolio value (“NPV”) to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. The Company measures the change to NPV as a result of a hypothetical and permanent 100 and 200 basis point (“bp”) change in market interest rates. The Company reviews the IRR measurements on a monthly basis. The Company also monitors effects on net interest income resulting from increases and decreases in rates. The following table presents the NPV at March 31, 2012, as calculated by the Company.

	At March 31, 2012
Change in Rate	Net Portfolio Value			NPV as % PV of Assets
(Basis Points)	$ Amount	$ Change	% Change	NPV Ratio %	BP Change
(Dollars in thousands)
+200 bp	25,302	(836)	(3.20)	12.12	10
100	25,590	(548)	(2.10)	12.00	(2)
0	26,138	—	—	12.02	—
-100	24,697	(1,441)	(5.51)	11.24	(78)
-200	20,151	(5,987)	(22.91)	9.14	(288)

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

Liquidity and Capital Resources

Liquidity management is both an ongoing and long-term function of asset/liability management strategy. Excess funds, when applicable, generally are invested with the Federal Reserve Bank in its Excess Balance Account program. Currently, when funds are required, beyond the ability to generate deposits, additional sources of funds are available through federal funds purchased, advances from the FHLB of Chicago, and borrowings from the discount window of the Federal Reserve. The Company may also use these funding sources to fund loan demand in excess of the available funds.

The Company’s primary sources of funds are deposits, proceeds from loan sales, repayments and prepayments of loans and mortgage-backed securities and interest income. Although maturity and scheduled amortization of loans are relatively predictable sources of funds, deposit flows and prepayments on loans are influenced significantly by general interest rates, economic conditions and competition.

The Company’s most liquid assets are cash and cash equivalents, which include short-term investments. For the years ended March 31, 2012 and 2011, cash and cash equivalents were $28.3 million and $27.4 million, respectively. In addition, the Company has used jumbo certificates of deposits, those with a balance of $100,000 or more, as a source of funds. Jumbo certificates of deposits represented $16.3 million and $19.3 million for the years ended March 31, 2012 and March 31, 2011, respectively, or 9.0% of total deposits for March 31, 2012 and 10.9% of total deposits for March 31, 2011. The Company also uses securities sold under agreements to repurchase as additional funding sources. The agreements represent the Company’s obligation to third parties and are secured by investments which we pledge as collateral. At March 31, 2012 and 2011, the balances outstanding in repurchase agreements were $12.9 million and $15.6 million, respectively.

The Bank maintains a $17.6 million line of credit with the FHLB, of which no funds were advanced at March 31, 2012 or 2011. This line can be accessed immediately and is secured by a blanket lien on qualifying one- to four-family residential loans held by the Bank. The available line of credit with the FHLB was reduced, at March 31, 2012, by $943,000 for the credit enhancement reserve established as a result of the participation in the FHLB MPF resulting in an available balance of $16.6 million. The Bank also maintains a $6.7 million revolving federal funds line of credit with a correspondent financial institution and has also established borrowing capabilities of up to $3.0 million at the discount window with the Federal Reserve Bank of St. Louis of which no funds were borrowed on either line at March 31, 2012 and 2011. In addition to these lines the Company also maintains a $2.5 million revolving line of credit, of which no balance was outstanding at March 31, 2012, and $1.8 million was outstanding at March 31, 2011, with an unaffiliated financial institution. The interest rate on the line of credit is tied to the prime commercial rate. The rate on the note at March 31, 2012 was 3.50%. It matures on September 30, 2012 and is secured by 100% stock of the Bank.

The Company’s primary investment activity is originating one-to four-family residential mortgages, farmland and other non-residential real estate loans, commercial business and agricultural finance loans, and consumer loans. For the year ended March 31, 2012 the Company originated loans for the portfolio in the amount of $97.0 million. During the year ended March 31, 2011, the Company originated loans for the portfolio in the amount of $122.2 million. For the years ended March 31, 2012 and 2011, these activities were primarily funded from repayments of $46.5 million and $54.6 million, respectively and sales and participations of $43.8 million and $47.6 million, respectively.

We must maintain adequate levels of liquidity to ensure the availability of funds to satisfy loan commitments. The Company had granted unused lines of credit to borrowers aggregating approximately $28.3 million and $25.0 million in commercial lines and open-end consumer lines at March 31, 2012 and 2011, respectively. Loans committed to but not yet funded as of March 31, 2012 and 2011 amounted to $7.8 million and $7.5 million, respectively, with $1.7 million at March 31, 2012 and $3.8 million at March 31, 2011 scheduled to be sold in the secondary market. The Company anticipates that we will have sufficient funds available to meet our current commitments through the use of liquid assets and through our borrowing capacity at the FHLB and other available lines of credit to the Company, due to the significant amounts of mortgage-backed securities that could be sold.

On August 23, 2011, the Company entered into a Securities Purchase Agreement with the Secretary of the Treasury of the United States (“Treasury”) pursuant to which the Company issued and sold to the Treasury 4,900 shares of its Senior Non-Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share (the “Series A Preferred Stock”), for aggregate proceeds of $4,900,000.  The issuance was pursuant to the Treasury’s Small Business Lending Fund program, established under the Small Business Jobs Act of 2010, which encourages lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion.  The Series A Preferred Stock is entitled to receive non-cumulative dividends payable quarterly on each January 1, April 1, July 1 and October 1, commencing October 1, 2011.  The dividend rate, which is calculated on the aggregate Liquidation Amount, has been initially set at 1% per annum based upon the current level of “Qualified Small Business Lending” (“QSBL”) by the Bank.  The dividend rate for future dividend periods will be set based upon the percentage change in qualified lending between each dividend period and the baseline QSBL level established at the time the Agreement was entered into.  The dividend rate may vary from 1% per annum to 5% per annum for the second through tenth dividend periods, and from 1% per annum to 7% per annum for the eleventh through the first half of the nineteenth dividend periods.  If the Series A Preferred Stock remains outstanding for more than four-and-one-half years, the dividend rate will be fixed at 9%.  It is anticipated that the Company will redeem the Series A Preferred Stock prior to such time, although the Company has not decided how to fund the redemption at this time. Funding could occur though retained earnings, or debt, or securities offerings, or a combination thereof. Prior to that time, in general, the dividend rate decreases as the level of the Bank’s QSBL increases.  Such dividends are not cumulative, but the Company may only declare and pay dividends on its common stock (or any other equity securities junior to the Series A Preferred Stock) if it has declared and paid dividends for the current dividend period on the Series A Preferred Stock, and is subject to other restrictions on its ability to repurchase or redeem other securities.  In addition, if (i) the Company has not timely declared and paid dividends on the Series A Preferred Stock for six dividend periods or more, whether or not consecutive, and (ii) shares of Series A Preferred Stock with an aggregate liquidation preference of at least $25,000,000 are still outstanding, the Treasury (or any successor holder of Series A Preferred Stock) may designate two additional directors to be elected to the Company’s Board of Directors.

As is more completely described in the Company’s Certificate of Designation, holders of the Series A Preferred Stock have the right to vote as a separate class on certain matters relating to the rights of holders of Series A Preferred Stock and on certain corporate transactions.  Except with respect to such matters and, if applicable, the election of the additional directors, the Series A Preferred Stock does not have voting rights.

The Company may redeem the shares of Series A Preferred Stock, in whole or in part, at any time at a redemption price equal to the sum of the Liquidation Amount per share and the per-share amount of any unpaid dividends for the then-current period, subject to any required prior approval by the Company’s primary federal banking regulator, the Office of the Comptroller of the Currency.

The Company and the Bank are required to maintain regulatory capital sufficient to meet minimal Tier I leverage, Tier I risk-based and Total risk-based capital ratios of at least 4.0%, 4.0% and 8.0%, respectively. At March 31, 2012, the Bank exceeded each of its capital requirements with ratios of 8.5%, 15.3% and 16.5%, respectively. The Bank’s ratios also exceed those required in order to be considered “well capitalized” under federal banking regulations. See Note 14 of Notes to Consolidated Financial Statements.

Critical Accounting Policies

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States and conform to general practices within the banking industry. The Company's significant accounting policies are described in detail in the notes to the Company's consolidated financial statements for the year ended March 31, 2012. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. The financial position and results of operations can be affected by these estimates and assumptions and are integral to the understanding of reported results. Critical accounting policies are those policies that management believes are the most important to the portrayal of the Company's financial condition and results, and they require management to make estimates that are difficult, subjective, or complex.

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

Recent Accounting Pronouncements

In April 2011, the FASB issued ASU 2011-03, Reconsideration of Effective Control for Repurchase Agreements, which updates ASC 860, Transfers and Servicing. The ASU removes from the assessment of effective control the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee. Accordingly, upon the adoption of the ASU’s guidance, a transferor in a repurchase transaction is deemed to have effective control if the following three conditions in ASC 860-10-40-24 are met: 1) The financial assets to be repurchased or redeemed are the same or substantially the same as those transferred, 2) The agreement is to repurchase or redeem them before maturity, at a fixed or determinable price, and 3) The agreement is entered into contemporaneously with, or in contemplation of, the transfer. The guidance in the ASU is effective prospectively for transactions or modifications of existing transactions that occur on or after the first interim or annual period beginning on or after December 15, 2011. The adoption of ASU 2011-03 is not expected to have a significant impact on the Company’s financial position or results of operations.

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. This update amends FASB ASC Topic 820, Fair Value Measurements, to bring U.S. GAAP for fair value measurements in line with International Accounting Standards. The Update clarifies existing guidance for items such as: the application of the highest and best use concept to non-financial assets and liabilities; the application of fair value measurement to financial instruments classified in a reporting entity’s stockholder’s equity; and disclosure requirements regarding quantitative information about unobservable inputs used in the fair value measurements of level 3 assets. The Update also creates an exception to Topic 820 for entities which carry financial instruments within a portfolio or group, under which the entity is now permitted to base the price used for fair valuation upon a price that would be received to sell the net asset position or transfer a net liability position in an orderly transaction. The Update also allows for the application of premiums and discounts in a fair value measurement if the financial instrument is categorized in level 2 or 3 of the fair value hierarchy. Lastly, the ASU contains new disclosure requirements regarding fair value amounts categorized as level 3 in the fair value hierarchy such as: disclosure of the valuation process used; effects of and relationships between unobservable inputs; usage of nonfinancial assets for purposes other than their highest and best use when that is the basis of the disclosed fair value; and categorization by level of items disclosed at fair value, but not measured at fair value for financial statement purposes. For public entities, this Update is effective for interim and annual periods beginning after December 15, 2011. The adoption of ASU 2011-04 is not expected to have an impact on the Company’s financial position or results of operations and will only affect disclosure in the Notes to Financial Statements.

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. The provisions of this update amend FASB ASC Topic 220, Comprehensive Income, to facilitate the continued alignment of U.S. GAAP with International Accounting Standards. The Update prohibits the presentation of the components of comprehensive income in the statement of stockholder’s equity. Reporting entities are allowed to present either: a statement of comprehensive income, which reports both net income and other comprehensive income; or separate statements of net income and other comprehensive income. Under previous GAAP, all 3 presentations were acceptable. Regardless of the presentation selected, the Reporting Entity is required to present all reclassifications between other comprehensive and net income on the face of the new statement or statements. The provisions of this Update are effective for fiscal years and interim periods beginning after December 31, 2011 for public entities. The adoption of ASU No. 2011-05 did not have a financial impact on the Company’s financial position or results of operations. The Company included the presentation in its Consolidated Statements of Income and Comprehensive Income as a result of the adoption of this ASU.

In December, 2011, the FASB issued ASU 2011-11, Disclosures about Offsetting Assets and Liabilities, in an effort to improve comparability between U.S. GAAP and IFRS financial statements with regard to the presentation of offsetting assets and liabilities on the statement of financial position arising from financial and derivative instruments, and repurchase agreements. The ASU establishes additional disclosures presenting the gross amounts of recognized assets and liabilities, offsetting amounts, and the net balance reflected in the statement of financial position. Descriptive information regarding the nature and rights of the offset must also be disclosed. The adoption of ASU 2011-11 will not have a significant impact on the Company’s financial position or results of operations.

In December, 2011, the FASB issued ASU 2011-12, Deferral of the Effective Date to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update 2011-05. In response to stakeholder concerns regarding the operational ramifications of the presentation of these reclassifications for current and previous years, the FASB has deferred the implementation date of this provision to allow time for further consideration. The requirement in ASU 2011-05, Presentation of Comprehensive Income, for the presentation of a combined statement of comprehensive income or separate, but consecutive, statements of net income and other comprehensive income is still effective for fiscal years and interim periods beginning after December 15, 2011 for public companies. The adoption of ASU 2011-12 is not expected to have an impact on the Company’s financial position or results of operations.

Federal Deposit Insurance Corporation Insurance Coverage

As with all banks insured by the FDIC, the Company’s depositors are protected against the loss of their insured deposits by the FDIC. The FDIC recently made two changes to the rules that broadened the FDIC insurance. On July 21, 2010, basic FDIC insurance coverage was permanently increased to $250,000 per depositor. In addition, the FDIC had instituted a Temporary Liquidity Guaranty Program (TLGP) which provided full deposit insurance coverage for non-interest bearing transaction deposit accounts, regardless of dollar amount, until December 31, 2010. The Bank opted into the TLGP. On November 9, 2010, the FDIC issued a final rule to provide separate unlimited deposit insurance coverage for non-interest bearing transaction accounts effective December 31, 2010 until December 31, 2012. The FDIC defines a non-interest bearing transaction account as a transaction account on which the insured depository institution neither accrues nor pays interest, does not reserve the right to require advance notice of intended withdrawals, and allows depositors to make an unlimited amount of transfers or withdrawals. This coverage is over and above the $250,000 in deposit insurance otherwise provided to a customer.

Recent Developments

Pursuant to the provisions of the Jumpstart Our Business Startups Act (the “JOBS Act”), the Board of Directors of the Company voted, on May 8, 2012, to deregister the Company’s common stock under the Securities Exchange Act of 1934 (the “Exchange Act”). The JOBS Act, which was signed into law on April 5, 2012, raises the threshold for requiring banks and bank holding companies to register with the Securities and Exchange Commission under the Exchange Act to 2,000 record holders, and also increases the threshold under which banks and bank holding companies are permitted to deregister from the Exchange Act from 300 record shareholders to 1,200 record shareholders. The Company currently has approximately 439 shareholders of record, and therefore qualifies for deregistration.

The Company will remain quoted on the OTCQB tier of the OTC Market. By deregistering under the Exchange Act, the Company expects to realize substantial cost-savings in reduced legal and audit expenses, filing fees and other related costs of compliance with the Exchange Act.

The deregistration will be effective on August 8, 2012, ninety (90) days from the Company’s filing date of May 10, 2012 of its Form 15. After that date, the Company’s quarterly and annual reports, proxy statements and current reports will no longer be filed with the SEC or posted on its website, although the Company will continue to provide certain annual information and proxy statements to its shareholders. The Company will also post certain quarterly and annual information on its website.

Internal Control Over Financial Reporting

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to perform an evaluation of our internal control over financial reporting. The Company is not subject to the auditor attestation requirement pursuant to the amendment of Section 404 (b) under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. While our management has not identified any material weaknesses relating to our internal controls at March 31, 2012, we cannot make any assurance that material weaknesses in our internal control over financial reporting will not be identified in the future.

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

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors

and Stockholders

First Robinson Financial Corporation

Robinson, Illinois

We have audited the accompanying consolidated balance sheets of First Robinson Financial Corporation (“Company”) as of March 31, 2012 and 2011, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the years then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Robinson Financial Corporation as of March 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/sig/ BKD, LLP

Decatur, Illinois

June 27, 2012

First Robinson Financial Corporation

Consolidated Balance Sheets

March 31, 2012 and 2011

(In Thousands, Except Share Data)

	2012	2011
Assets

Cash and due from banks	$7,777	$9,546
Interest-bearing demand deposits	20,551	17,813
Cash and cash equivalents	28,328	27,359
Held-to-maturity securities (fair values of $1,342 and $0 at March 31, 2012 and 2011)	1,225	—
Available-for-sale securities	50,100	51,677
Loans, held for sale	509	354
Loans, net of allowance for loan losses of $1,383 and $1,145 at March 31, 2012 and 2011	125,752	120,164
Premises and equipment, net of accumulated depreciation of $4,044 and $3,684 at March 31, 2012 and 2011	4,150	3,848
Federal Reserve and Federal Home Loan Bank stock	1,189	1,056
Foreclosed assets held for sale, net	86	218
Interest receivable	966	914
Prepaid income taxes	96	249
Cash surrender value of life insurance	1,608	1,556
Other assets	1,485	1,436

Total assets	$215,494	$208,831

Liabilities and Stockholders’ Equity

Liabilities
Deposits
Demand	$31,831	$23,490
Savings, NOW and money market	102,258	97,121
Time deposits	47,199	55,741
Total deposits	181,288	176,352
Other borrowings	12,920	15,620
Short-term borrowings	—	1,800
Advances from borrowers for taxes and insurance	336	274
Deferred income taxes	547	512
Interest payable	120	183
Other liabilities	1,360	1,325

Total liabilities	196,571	196,066

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $.01 par value,$1,000 liquidation value; authorized 500,000 shares, 4,900 shares and 0 shares issued and outstanding at March 31, 2012 and 2011	4,900	—
Common stock, $.01 par value; authorized 2,000,000 shares; issued – 859,625 shares; outstanding - 2012 – 426,744 shares, 2011 – 427,149 shares	9	9
Additional paid-in capital	8,627	8,781
Retained earnings	12,744	11,212
Accumulated other comprehensive income	755	861
Treasury stock, at cost Common; 2012 – 432,881 shares, 2011 – 432,476 shares	(8,112)	(8,098)

Total stockholders’ equity	18,923	12,765

Total liabilities and stockholders’ equity	$215,494	$208,831

See Notes to Consolidated Financial Statements

First Robinson Financial Corporation

Consolidated Statements of Income and Comprehensive Income

Years Ended March 31, 2012 and 2011

(In Thousands, Except Per Share Data)

	2012	2011

Interest and Dividend Income
Loans	$6,878	$6,547
Securities
Taxable	1,337	1,607
Tax-exempt	116	115
Other interest income	44	30
Dividends on Federal Reserve Bank and Federal Home Loan Bank stocks	15	10

Total interest and dividend income	8,390	8,309

Interest Expense
Deposits	1,484	2,312
Other borrowings	82	105

Total interest expense	1,566	2,417

Net Interest Income	6,824	5,892

Provision for Loan Losses	698	735

Net Interest Income After Provision for Loan Losses	6,126	5,157

Non-Interest Income
Charges and other fees on loans	346	360
Charges and fees on deposit accounts	977	943
Net gain on sale of loans	793	680
Net gain on sale of equipment	—	4
Net gain (loss) on sale of foreclosed property	(12)	15
Other	587	567

Total non-interest income	2,691	2,569

Non-Interest Expense
Compensation and employee benefits	3,123	3,002
Occupancy and equipment	754	717
Data processing and telecommunications	488	430
Audit, legal and other professional services	247	265
Advertising	285	258
Postage	73	69
FDIC Insurance	110	236
Foreclosed property expense	18	14
Other	662	639

Total non-interest expense	5,760	5,630

See Notes to Consolidated Financial Statements

First Robinson Financial Corporation

Consolidated Statements of Income and Comprehensive Income (Continued)

Years Ended March 31, 2012 and 2011

(In Thousands, Except Per Share Data)

	2012	2011

Income Before Income Taxes	$3,057	$2,096
Provision for Income Taxes	1,111	701

Net Income	1,946	1,395

Preferred Stock Dividends	30	—

Net Income Available to Common Stockholders	$1,916	$1,395

Basic Earnings Per Common Share	$4.67	$3.38

Diluted Earnings Per Common Share	$4.49	$3.25

Common Dividends Paid Per Share	$0.90	$0.85

Comprehensive Income:

Net income available to common stockholders	$1,916	$1,395

Other comprehensive income, net of tax:

Change in unrealized appreciation on securities available for sale, net of tax of $(37) and $(73) for the years ended March 31, 2012 and 2011, respectively	(106)	(115)

Total Comprehensive Income	$1,810	$1,280

See Notes to Consolidated Financial Statements

First Robinson Financial Corporation

Consolidated Statements of Stockholders’ Equity

Years Ended March 31, 2012 and 2011

(In Thousands, Except Share Data)

							Accumulated
					Additional		Other
	Preferred Stock		Common Stock		Paid-in	Retained	Comprehensive	Treasury
	Shares	Amount	Shares	Amount	Capital	Earnings	Income	Stock	Total

Balance April 1, 2010	0	$0	433,198	$9	$8,783	$10,182	$976	$(7,905)	$12,045

Net income						1,395			1,395
Change in unrealized appreciation on available-for-sale securities, net of taxes of $(73)							(115)		(115)
Treasury shares purchased			(6,049)					(193)	(193)
Dividends on common stock, $0.85 per share						(365)			(365)
Purchase of incentive shares					(26)				(26)
Incentive shares issued					24				24

Balance, March 31, 2011	0	0	427,149	9	8,781	11,212	861	(8,098)	12,765

Net income						1,946			1,946
Change in unrealized appreciation on available-for-sale securities, net of taxes of $(37)							(106)		(106)
Series A preferred shares issued	4,900	4,900			(128)				4,772
Treasury shares purchased			(405)					(14)	(14)
Dividends on common stock, $0.90 per share						(384)			(384)
Dividends on preferred stock, $6.12 per share						(30)			(30)
Purchase of incentive shares					(26)				(26)

Balance, March 31, 2012	4.900	$4,900	426,744	$9	$8,627	$12,744	$755	$(8,112)	$18,923

See Notes to Consolidated Financial Statements

First Robinson Financial Corporation

Consolidated Statements of Cash Flows

Years Ended March 31, 2012 and 2011

(In Thousands)

	2012	2011

Operating Activities
Net income	$1,946	$1,395
Items not requiring (providing) cash
Depreciation and amortization	369	311
Provision for loan losses	698	735
Amortization of premiums and discounts on securities	265	258
Amortization of loan-servicing rights	250	244
Recovery (impairment) of loan servicing rights	(71)	16
Compensation related to incentive plan	—	24
Deferred income taxes	110	(194)
Originations of mortgage loans held for sale	(41,747)	(39,746)
Proceeds from the sale of mortgage loans	42,385	40,160
Net gain on sale of loans	(793)	(680)
Net loss (gain) on sale of foreclosed property	12	(15)
Net gain on sale of equipment	—	(4)
Cash surrender value of life insurance	(52)	(52)
Changes in
Interest receivable	(52)	(8)
Other assets	(275)	(26)
Interest payable	(63)	(68)
Other liabilities	35	240
Prepaid income taxes	153	131

Net cash provided by operating activities	3,170	2,721

Investing Activities
Purchases of available-for-sale securities	(14,464)	(10,281)
Purchase of held-to-maturity securities	(1,380)	—
Proceeds from maturities of available-for-sale securities	7,560	3,710
Proceeds from maturities of held to maturity securities	155	—
Repayment of principal on mortgage-backed securities	8,073	9,847
Purchase of Federal Reserve Bank and Federal Home Loan Bank stocks	(133)	(48)
Net change in loans	(6,375)	(21,054)
Purchase of premises and equipment	(662)	(149)
Proceeds from sale of equipment	—	24
Proceeds from sale of foreclosed assets	209	67

Net cash used in investing activities	(7,017)	(17,884)

First Robinson Financial Corporation

Consolidated Statements of Cash Flows (Continued)

Years Ended March 31, 2012 and 2011

(In Thousands)

	2012	2011

Financing Activities
Net increase in demand deposits, money market, NOW and savings accounts	$13,478	$28,988
Net decrease in time deposits	(8,542)	(1,948)
Proceeds from other borrowings	154,349	140,750
Repayment of other borrowings	(157,049)	(142,751)
Net change in short-term borrowings	(1,800)	100
Purchase of incentive plan shares	(26)	(26)
Purchase of treasury shares	(14)	(193)
Proceeds from sale of preferred stock, net	4,772	—
Dividends paid on common shares	(384)	(365)
Dividends paid on preferred shares	(30)	—
Net increase in advances from borrowers for taxes and insurance	62	78

Net cash provided by financing activities	4,816	24,633

Increase in Cash and Cash Equivalents	969	9,470

Cash and Cash Equivalents, Beginning of Year	27,359	17,889

Cash and Cash Equivalents, End of Year	$28,328	$27,359

Supplemental Cash Flows Information

Interest paid	$1,629	$2,485

Income taxes paid (net of refunds)	851	772

Real estate acquired in settlement of loans	89	218

Internally financed sales of real estate	21	—

 See Notes to Consolidated Financial Statements

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

First Robinson Financial Corporation (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, First Robinson Savings Bank, N.A. (the “Bank”). The Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers in Crawford and surrounding counties in Illinois and Knox and surrounding counties in Indiana. The Bank is subject to competition from other financial institutions. The Company and the Bank are subject to the regulation of certain federal and state agencies and undergo periodic examinations by those regulatory authorities.

Principles of Consolidation and Financial Statement Presentation

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

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At March 31, 2012 and 2011, cash equivalents consisted primarily of interest-earning and non-interest earning demand deposits in banks.

Effective July 21, 2010, the FDIC’s insurance limits were permanently increased to $250,000. At March 31, 2012, the Company’s interest-bearing cash accounts did not exceed federally insured limits.

Pursuant to legislation enacted in 2010, the FDIC will fully insure all noninterest-bearing transaction accounts beginning December 31, 2010 through December 31, 2012, at all FDIC insured institutions.

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

Securities

Certain debt securities that management has the positive intent and ability to hold to maturity are classified as “held-to-maturity” and recorded at amortized cost. Securities not classified as held-to-maturity are classified as “available-for-sale” securities and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

For debt securities with fair value below amortized costs when the Company does not intend to sell a debt security, and it is more-likely-than-not, the Company will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment is amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security. The Company did not recognize any other-than-temporary impairment during the fiscal years ended March 31, 2012 and 2011.

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

March 31, 2012 and 2011

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

March 31, 2012 and 2011

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

The Company owned approximately $879,000 of Federal Home Loan Bank of Chicago (“FHLB”) stock as of March 31, 2012 and 2011. During the third quarter of 2007, FHLB received a Cease and Desist Order from their regulator, the Federal Housing Finance Board. The Cease and Desist Order was terminated as of April 18, 2012. The order prohibited capital stock repurchases and redemptions and the payment of a dividend without regulatory approval. With regard to dividends, the FHLB can now declare quarterly dividends without the consent of the regulator subject to the dividend payment being at or below the average of three-month LIBOR for that quarter and the payment of the dividend will not result in the FHLB’s retain earnings falling below the level at the previous year-end. The FHLB did not pay a dividend during the fourth quarter of 2007 or the calendar years of 2008, 2009 and 2010; however, the FHLB declared and paid quarterly dividends at the annualized rate of 10 basis points in calendar year 2011 and the first quarter of calendar 2012. Management performed an analysis and determined the cost method investment in FHLB stock is ultimately recoverable and therefore not impaired for the years ended March 31, 2012 and 2011.

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

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

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

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

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

The Company files consolidated income tax returns with its subsidiary.

Earnings Per Common Share

Basic earnings per common share represent income available to common stockholders divided by the weighted-average number of common shares outstanding during each period. Diluted earnings per common share reflect additional potential common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding incentive plan shares and are determined using the treasury stock method.

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

Treasury stock shares are not deemed outstanding for earnings per share calculations.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income, net of applicable income taxes. Other comprehensive income includes unrealized appreciation (depreciation) on available for sale securities.

Reclassifications

Certain reclassifications have been made to the 2011 consolidated financial statements to conform to the 2012 financial statement presentation. These reclassifications had no effect on net income.

Note 2:     Restriction on Cash and Due From Banks

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at March 31, 2012, was $3,010,000 and $2,804,000 for March 31, 2011.

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

Note 3:     Investment Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
		(In thousands)
Available-For-Sale Securities:
March 31, 2012
U.S. government sponsored enterprises (GSE)	$14,836	$91	$50	$14,877
Mortgage-backed securities, GSE, residential	31,431	1,200	—	32,631
Mortgage-backed securities, GSE, commercial	1,014	—	18	996
State and political subdivisions	1,555	41	—	1,596

	$48,836	$1,332	$68	$50,100
March 31, 2011
U.S. government sponsored enterprises (GSE)	$12,082	$263	$—	$12,345
Mortgage-backed securities, GSE, residential	32,868	1,127	—	33,995
Mortgage-backed securities, GSE, commercial	1,491	—	36	1,455
State and political subdivisions	3,829	54	1	3,882

	$50,270	$1,444	$37	$51,677

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
		(In thousands)
Held-to-Maturity Securities:
March 31, 2012
State and political subdivisions	$1,225	$117	$—	$1,342

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

The amortized cost and fair value of available-for-sale and held-to-maturity securities at March 31, 2012, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-sale		Held-to-maturity
	Amortized Cost	Fair Value	Amortized cost	Maturity fair value
	(In thousands)

Within one year	$6,402	$6,446	$205	$206
One to five years	6,903	6,981	215	221
Five to ten years	3,086	3,046	515	577
Over ten years	—	—	290	338
	16,391	16,473	1,225	1,342
Mortgage-backed securities, GSE’s	32,445	33,627	—	—

Totals	$48,836	$50,100	$1,225	$1,342

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $16,796,000 at March 31, 2012, and $19,258,000 at March 31, 2011.

The book value of securities sold under agreements to repurchase amounted to $17,144,000 and $18,590,000 at March 31, 2012 and 2011, respectively.

During the fiscal years ended March 31, 2012, and 2011 the Company did not sell any available-for-sale securities.

Certain investments in debt securities are reported in the consolidated financial statements at an amount less than their historical cost. Total fair value of these investments at March 31, 2012 and 2011, was $7,597,000 and $1,681,000, respectively, which is approximately 14.8% and 3.3%, respectively, of the Company’s available-for-sale and held-to-maturity investment portfolio. These declines primarily resulted from recent changes in market interest rates.

Management believes the declines in fair value for these securities are temporary. The following table shows our investments’ gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, (in thousands), aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at March 31, 2012 and 2011.

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

Description of Securities	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
			(In Thousands)
As of March 31, 2012
Mortgage-backed securities, GSE, commercial	$—	$—	$996	$18	$996	$18
US government sponsored enterprises, GSE	6,601	50	—	—	6,601	50
Total temporarily impaired securities	$6,601	$50	$996	$18	$7,597	$68

As of March 31, 2011
Mortgage-backed securities, GSE, residential	$1,455	$36	$—	$—	$1,455	$36
State and political subdivisions	226	1	—	—	226	1
Total temporarily impaired securities	$1,681	$37	$—	$—	$1,681	$37

Note 4:     Loans and Allowance for Loan Losses

Categories of loans, including loans held for sale, at March 31 include:

	2012	2011
	(In thousands)
Mortgage loans on real estate:
Residential:
1-4 Family	$46,095	$41,954
Second mortgages	1,326	1,542
Construction	5,009	5,362
Equity lines of credit	3,973	3,761
Commercial	36,421	33,898
Total mortgage loans on real estate	92,824	86,517
Commercial loans	17,470	19,132
Consumer/other loans	16,594	15,852
States and municipal government loans	1,543	764
Total Loans	128,431	122,265

Less
Net deferred loan fees, premiums and discounts	21	12
Undisbursed portion of loans	766	590
Allowance for loan losses	1,383	1,145

Net loans	$126,261	$120,518

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

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

Residential Real Estate Lending. Residential mortgages include first liens on one- to- four-family properties, second mortgages, home equity lines of credit and construction loans to individuals for the construction of one- to- four-family residences. Residential loan originations are generated by the Company’s marketing efforts, its present customers, walk-in customers, and referrals from real estate brokers. Historically, the Company has focused its lending efforts primarily on the origination of loans secured by one- to four-family residential mortgages in its market area. The Company offers both adjustable and fixed rate mortgage loans. Substantially all of the Company’s one- to four-family residential mortgage originations are secured by properties located in its market area.

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

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

The Company offers construction loans to individuals for the construction of one- to- four-family residences. Following the construction period, these loans may become permanent loans. Construction lending is generally considered to involve a higher level of credit risk since the risk of loss on construction loans is dependent largely upon the accuracy of the initial estimate of the individual property’s value upon completion of the project and the estimated cost (including interest) of the project. If the cost estimate proves to be inaccurate, the Company may be required to advance funds beyond the amount originally committed to permit completion of the project. The Company conducts periodic inspections of the construction project to help mitigate this risk.

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

Commercial Real Estate Lending. The Company also originates commercial, multi-family and agricultural real estate loans. The Company will generally lend up to 80% of the value of the collateral securing the loan with varying maturities up to 20 years with re-pricing periods ranging from daily to one year. In underwriting these loans, the Company currently analyzes the financial condition of the borrower, the borrower’s credit history, and the reliability and predictability of the cash flow generated by the business. The Company generally requires personal guaranties on corporate borrowers. Appraisals on properties securing commercial and agricultural real estate loans originated by the Company are primarily performed by independent appraisers. The Company also offers small business loans, which are generally guaranteed up to 90% by various governmental agencies.

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

Commercial Lending. The Company also originates commercial and agricultural business loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment and other income and which are secured by real property whose value tends to be more easily ascertainable, commercial business and agricultural finance loans typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business and agricultural finance loans may be substantially dependent on the success of the business itself (which, in turn, is likely to be dependent upon the general economic environment). The Company’s commercial business and agricultural finance loans are usually secured by business or personal assets. However, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

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

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

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

State and Municipal Government Lending. The Bank originates both fixed and adjustable loans for state and municipal governments. Loans to state and municipal governments are generally at a lower rate than consumer or commercial loans due to the tax-free nature of municipal loans. For underwriting purposes, the Bank does not require financial documentation as long as the loan is to the general obligation of the local entity. However, proper documentation in the entity’s minutes, from a board meeting when a quorum was present, that indicate the approval to seek a loan and for the authorized individuals to sign for the loan, is required.

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of March 31, 2012 and 2011:

	2012
	Residential Real Estate	Commercial Real Estate	Commercial	Consumer/ Other Loans	State and Municipal Government	Total
	(In thousands)
Allowance for loan losses:
Balance, beginning of year	$581	$365	$168	$31	$—	$1,145
Provision charged to expense	(169)	(80)	790	157	—	698
Losses charged off	30	87	297	91	—	505
Recoveries	—	—	—	45	—	45
Balance, end of period	$382	$198	$661	$142	$—	$1,383
Ending balance: individually evaluated for impairment	$47	$—	$160	$10	$—	$217
Ending balance: collectively evaluated for impairment	$335	$198	$501	$132	$—	$1,166

Loans:
Ending balance	$56,403	$36,421	$17,470	$16,594	$1,543	$128,431
Ending balance: individually evaluated for impairment	$681	$—	$632	$35	$—	$1,348
Ending balance: collectively evaluated for impairment	$55,722	$36,421	$16,838	$16,559	$1,543	$127,083

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

	2011
	Residential Real Estate	Commercial Real Estate	Commercial	Consumer/ Other Loans	State and Municipal Government	Total
	(In thousands)

Allowance for loan losses:
Balance, beginning of year	$72	$593	$279	$29	$—	$973
Provision charged to expense	842	(83)	(42)	18	—	735
Losses charged off	333	169	69	54	—	625
Recoveries	—	24	—	38	—	62
Balance, end of period	$581	$365	$168	$31	$—	$1,145
Ending balance: individually evaluated for impairment	$27	$—	$3	$9	$—	$39
Ending balance: collectively evaluated for impairment	$554	$365	$165	$22	$—	$1,106

Loans:
Ending balance	$52,619	$33,898	$19,132	$15,852	$764	$122,265
Ending balance: individually evaluated for impairment	$315	$239	$10	$61	$—	$625
Ending balance: collectively evaluated for impairment	$52,304	$33,659	$19,122	$15,791	$764	$121,640

Management’s opinion as to the ultimate collectability of loans is subject to estimates regarding future cash flows from operations and the value of property, real and personal, pledged as collateral. These estimates are affected by changing economic conditions and the economic prospects of borrowers.

There have been no changes to the Company’s accounting policies or methodology from the prior periods.

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

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

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

The following tables present the credit risk profile of the Company’s loan portfolio based on rating category and payment activity as of March 31, 2012 and 2011:

	2012
	Residential Real Estate	Commercial Real Estate	Commercial	Consumer/ Other Loans	State and Municipal Government	Total
	(In thousands)
Rating:
Pass	$54,462	$31,127	$15,900	$16,345	$1,418	$119,252
Watch	922	4,406	345	184	125	5,982
Special Mention	131	419	478	9	—	1,037
Substandard	360	469	100	10	—	939
Doubtful	528	—	647	46	—	1,221
Total	$56,403	$36,421	$17,470	$16,594	$1,543	$128,431

	2011
	Residential Real Estate	Commercial Real Estate	Commercial	Consumer/ Other Loans	State and Municipal Government	Total
	(In thousands)
Rating:
Pass	$51,798	$31,664	$17,767	$15,703	$634	$117,566
Watch	296	1,627	423	65	130	2,541
Special Mention	146	287	677	—	—	1,110
Substandard	272	81	259	27	—	639
Doubtful	107	239	6	57	—	409
Total	$52,619	$33.898	$19,132	$15,852	$764	$122,265

The following tables present the Company’s loan portfolio aging analysis as of March 31, 2012 and 2011:

	2012
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Non- accrual	Total Loans Past Due and Non-accrual	Current	Total Loans Receivable	Total Loans > 90 Days & Accruing
	(In thousands)
Real Estate:
Residential:
1-4 Family	$126	$—	$—	$467	$593	$45,502	$46,095	$—
Construction	—	—	—	—	—	5,009	5,009	—
Second mortgages	—	—	—	—	—	1,326	1,326	—
Equity lines of credit	—	—	—	8	8	3,965	3,973	—
Commercial real estate	28	—	—	—	28	36,393	36,421	—
Commercial	—	—	—	632	632	16,838	17,470	—
Consumer/other loans	35	11	—	24	70	16,524	16,594	—
State and municipal government	8	—	—	—	8	1,535	1,543	—

Total	$197	$11	$—	$1,131	$1,339	$127,092	$128,431	$—

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

	2011
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Non- accrual	Total Loans Past Due and Non-accrual	Current	Total Loans Receivable	Total Loans > 90 Days & Accruing
	(In thousands)
Real Estate:
Residential:
1-4 Family	$121	$—	$—	$52	$173	$41,781	$41,954	$—
Construction	—	—	—	—	—	5,362	5,362	—
Second mortgages	—	—	—	—	—	1,542	1,542	—
Equity lines of credit	—	—	—	—	—	3,761	3,761	—
Commercial real estate	—	—	—	239	239	33,659	33,898	—
Commercial	—	333	—	6	339	18,793	19,132	—
Consumer/other loans	23	—	—	40	63	15,789	15,852	—
State and municipal government	—	—	—	—	—	764	764	—

Total	$144	$333	$—	$337	$814	$121,451	$122,265	$—

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

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

The following tables present impaired loans for the years ended March 31, 2012 and 2011:

	2012
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized

Loans without a specific valuation allowance
Residential	$462	$462	$—	$122	$11
Commercial real estate	—	—	—	165	—
Consumer	1	1	—	8	—
Commercial	—	—	—	51	—
Loans with a specific valuation allowance
Residential	219	219	47	218	11
Commercial real estate	—	—	—	14	—
Consumer	34	34	10	45	4
Commercial	632	632	160	382	28
Total:
Residential	$681	$681	$47	$340	$22
Commercial real estate	$—	$—	$—	$179	$—
Consumer	$35	$35	$10	$53	$4
Commercial	$632	$632	$160	$433	$28

	2011
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized

Loans without a specific valuation allowance
Residential	$97	$97	$—	$67	$6
Commercial real estate	239	391	—	48	6
Consumer	40	40	—	13	1
Commercial	4	4	—	1	1
Loans with a specific valuation allowance
Residential	218	218	27	294	13
Commercial real estate	—	—	—	97	—
Consumer	21	21	9	17	1
Commercial	6	6	3	38	—
Total:
Residential	$315	$315	$27	$361	$19
Commercial real estate	$239	$391	$—	$145	$6
Consumer	$61	$61	$9	$30	$2
Commercial	$10	$10	$3	$39	$1

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

Included in certain loan categories in the impaired loans are troubled debt restructurings (TDR’s), where economic concession have been granted to borrowers who have experienced financial difficulties, that were classified as impaired. These concessions typically result from our loss mitigation activities and could include reductions in interest rate, payment extensions, forgiveness of principal, forbearance or other actions. TDR’s are considered impaired at the time of restructuring and typically are returned to accrual status after considering the borrower’s sustained repayment performance for a reasonable period of at least six months.

When loans are modified into a TDR, the Company evaluates any possible impairment similar to other impaired loans based on the present value of expected cash flows, discounted at the contractual interest rate of the original loan agreement, or based upon the current fair value of the collateral, less selling costs for collateral dependent loans. If the Company determined that the value of the modified loan is less than the recorded investment in the loan (net or previous charge-offs, deferred loan fees or costs, and unamortized premium or discount), impairment is recognized through an allowance estimate or a charge-off to the allowance. In periods subsequent to modification, the Company evaluates all TDR’s, including those that have payment defaults, for possible impairment and recognizes impairment through the allowance.

During the quarter ended September 30, 2011, the Company adopted ASU 2011-02. The amendments in ASU 2011-02 require prospective application of the impairment measurement guidance in ASC 310-10-35 for the receivables newly identified as impaired. As a result of adopting ASU 2011-02, the Company reassessed all restructurings that occurred on or after April 1, 2011, the beginning of the fiscal year, for identification of TDR’s. The Company identified no loans as troubled debt restructurings for which the allowance for loan losses had previously been measured under a general allowance for credit losses methodology. Thereafter, there was no additional impact to the allowance for loan losses as a result of the adoption.

The following table presents the recorded balance, at original cost, of troubled debt restructurings, as of March 31, 2012 and 2011.

	2012	2011
	(In thousands)

Residential	$220	$210
Commercial real estate	—	239
Commercial	146	11
Consumer	5	6

Total	$371	$466

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

The following table presents the recorded balance, at original cost, of troubled debt restructurings, which were performing according to the terms of the restructuring, as of March 31, 2012 and 2011.

	2012	2011
	(In thousands)

Residential	$197	$210
Commercial	—	4
Consumer	—	6

Total	$197	$220

The following table presents loans modified as troubled debt restructuring during the year ended March 31, 2012.

	Year Ended March 31, 2012
	Number of Modifications	Recorded Investment
	(In thousands)

1-4 family	1	$25
Commercial	1	144
Consumer	—	—

Total	2	$169

During the fiscal year ended March 31, 2012, the Company modified one one-to four-family residential real estate loan with a recorded investment of $25,000, which was deemed to be a TDR. The modification was made to lower the contractual interest rate and extend the amortization schedule by one month to lower the monthly payment. In addition, the Company modified one commercial loan with a total recorded investment of $144,000. The commercial loan was rewritten to alternate guarantors and the amortization schedule of the loan was extended by 18 months in order to lower the monthly payment.

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

The following table presents the Company’s nonaccrual loans at March 31, 2012 and 2011. This table excludes purchased impaired loans and performing troubled debt restructurings.

	2012	2011
	(In thousands)
Residential:
1-4 Family	$467	$52
Equity Lines of Credit	8	—
Commercial real estate	—	239
Commercial	632	6
Consumer/other loans	24	40

Total	$1,131	$337

Note 5:     Premises and Equipment

Major classifications of premises and equipment stated at cost, are as follows:

	2012	2011
	(In thousands)

Land	$1,289	$1,231
Buildings and improvements	3,710	3,478
Equipment	3,195	2,823

	8,194	7,532
Less accumulated depreciation	4,044	3,684

Net premises and equipment	$4,150	$3,848

Note 6:     Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of mortgage loans serviced for others was $98,699,000 and $77,388,000 at March 31, 2012 and 2011, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $1,656,000 and $823,000 at March 31, 2012 and 2011, respectively.

The aggregate fair value of capitalized mortgage servicing rights at March 31, 2012 and 2011 totaled $685,000 and $591,000, respectively, and are included in “other assets” on the consolidated balance sheets. Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value. For purposes of measuring impairment, risk characteristics, including type of loan and origination date, were used to stratify the originated mortgage servicing rights.

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

	2012	2011
	(In thousands)

Mortgage servicing rights
Balance, beginning of year	$621	$468
Servicing rights capitalized	415	397
Amortization of servicing rights	(250)	(244)
Balance, end of year	786	621

Valuation allowances
Balance, beginning of year	30	46
Additions	71	—
Reduction due to payoff of loans	—	(16)

Balance, end of year	101	30

Mortgage servicing assets, net	$685	$591

During the fiscal year ended March 31, 2012, a valuation allowance of $101,000 was necessary to adjust the aggregate cost basis of the mortgage servicing right asset to fair market value. The valuation allowance was adjusted during the year ended March 31, 2012 due to payments received on the related loans, as well as changes in the estimated market value on the mortgage servicing right asset.

For purposes of measuring impairment, risk characteristics (including product type, investor type, and interest rates) were used to stratify the originated mortgage servicing rights.

Note 7:    Interest-bearing Deposits

Interest-bearing time deposits in denominations of $100,000 or more were $16,276,000 on March 31, 2012, and $19,299,000 on March 31, 2011.

The following table represents deposit interest expense by deposit type:

	March 31,
	2012	2011
	(In thousands)

Savings, NOW, Money Market, Interest bearing demand	$553	$918
Certificates of deposit	931	1,394
Total	$1,484	$2,312

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

At March 31, 2012, the scheduled maturities (in thousands) of time deposits are as follows:

2013	$27,724
2014	12,692
2015	4,494
2016	736
2017	467
Thereafter	1,086
$47,199

Note 8:     Other Borrowings

Other borrowings included the following at March 31:

	2012	2011
	(In thousands)

Securities sold under repurchase agreements	$12,920	$15,620

Securities sold under agreements to repurchase consist of obligations of the Company to other parties. The obligations are secured by investments and such collateral is held by the Company in safekeeping at The Independent Bankers Bank (TIB). The maximum amount of outstanding agreements at any month end during 2012 and 2011 totaled $17,810,000 and $20,388,000, respectively, and the monthly average of such agreements totaled $14,479,000 and $17,401,000 for 2012 and 2011, respectively. The average rates on the agreements during 2012 and 2011 were 0.19% and 0.21%, respectively. The average rate at March 31 2012 was 0.14% and 0.25% at March 31, 2011. The agreements at March 31, 2012 mature periodically within 12 months.

The Company has a repurchase agreement with one customer with an outstanding balance of $5.0 million at March 31, 2012. The repurchase agreement matures daily.

Note 9:   Lines of Credit

The Company maintains a $2,500,000 revolving line of credit note payable, of which no balance was outstanding at March 31, 2012 and $1,800,000 outstanding as of March 31, 2011, with an unaffiliated financial institution. The note payable bears interest tied to the prime commercial rate with a floor of 3.50%, the rate at March 31, 2012, matures on September 30, 2012, and is secured by the stock of the national bank owned by the Company.

The Company maintains a $6,700,000 revolving line of credit, of which none was outstanding at March 31, 2012 and 2011, with an unaffiliated financial institution. The line bears interest at the federal funds rate of the financial institution (1.25% at March 31, 2012), has an open-end maturity and is unsecured if used for less than thirty (30) consecutive business days.

The Company has also established borrowing capabilities at the Federal Reserve Bank of St. Louis discount window. Investment securities of $3,000,000 have been pledged as collateral. As of March 31, 2012 and 2011, no amounts were outstanding. The primary credit borrowing rate at March 31, 2012 was 0.75%, has an overnight term, and has no restrictions on use of the funds borrowed.

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

Note 10:  Federal Home Loan Bank Advances and Deposits

The Company maintains a $17,588,000 line of credit with the Federal Home Loan Bank of Chicago (“FHLB”). No FHLB advances were outstanding as of the years ended March 31, 2012 and 2011. The line of credit is decreased by $943,000 in credit enhancements related to the Mortgage Partnership Program with the FHLB resulting in an available balance of $16,645,000. The line of credit is secured by one-to four-family and multi-family mortgage loans totaling $33,553,000 at March 31, 2012. The maximum amount available to borrow is 20 times the amount of FHLB Capital Stock of $879,400.

At March 31, 2012 and 2011, the amount of interest bearing deposits invested with the Federal Home Loan Bank of Chicago was $1,891,000 and $1,082,000, respectively.

Note 11:  Income Taxes

The Company files income tax returns in the U.S. federal, state of Illinois and state of Indiana jurisdictions. With a few exceptions, the Company is no longer subject to U.S. federal and Illinois income tax examinations by tax authorities for years before 2008. During the years ended March 31, 2012 and 2011, the Company did not recognize expense for interest or penalties, related to uncertain tax positions.

The provision for income taxes includes these components:

	2012	2011
	(In thousands)
Taxes currently payable	$1,001	$895
Deferred income taxes	110	(194)

Income tax expense	$1,111	$701

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2012	2011
	(In thousands)
Computed at the statutory rate (34%)	$1,039	$713
Increase (decrease) resulting from
Tax exempt interest	(46)	(54)
State income taxes	189	18
Life insurance cash value	(18)	(18)
Other	(53)	42

Actual tax expense	$1,111	$701

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

The tax effects of temporary differences related to deferred taxes shown on the consolidated balance sheets were:

	2012	2011
	(In thousands)
Deferred tax assets
Allowance for loan losses	$579	$445
Deferred compensation	208	200
Capital loss	76	76
Paid time off	108	80
Other	16	26

	987	827
Deferred tax liabilities
Unrealized gains on available-for-sale securities	(509)	(546)
Depreciation	(532)	(378)
Mortgage servicing rights	(256)	(190)
Prepaid assets	(53)	(41)
Federal Home Loan Bank Stock dividend	(108)	(108)

	(1,458)	(1,263)
Net deferred tax liability before valuation allowance	(471)	(436)

Valuation Allowance
Beginning balance	(76)	(76)
Change during the period	—	—
Ending balance	(76)	(76)

Net deferred tax liability	$(547)	$(512)

Note 12:  Comprehensive Income (Loss)

Other comprehensive income (loss) components and related taxes were as follows:

	2012	2011
	(In thousands)

Unrealized gains (losses) on available-for-sale securities	$(143)	$(188)

Less tax expense (benefit)	(37)	(73)

Other comprehensive income (losses) related to available-for-sale securities	$(106)	$(115)

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

The components of accumulated other comprehensive income, included in stockholders’ equity, are as follows:

	2012	2011
	(In thousands)

Net unrealized gain on securities available for sale	$1,264	$1,407
Tax effect	(509)	(546)

Net-of-tax amount	$755	$861

Note 13:  Preferred Stock

On August 23, 2011, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the Secretary of the Treasury (the “Treasury”), pursuant to which the Company issued and sold to the Treasury 4,900 shares of its Senior Non-Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), having a liquidation preference of $1,000 per share (the “Liquidation Amount”), for proceeds of $4,900,000. The Purchase Agreement was entered into, and the Series A Preferred Stock was issued, pursuant to the Treasury’s SBLF program, a $30 billion fund established under the Small Business Jobs Act of 2010 that encourages lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion.

Non-cumulative dividends were payable quarterly on the Series A Preferred Stock, beginning October 1, 2011. The dividend rate is calculated as a percentage of the aggregate Liquidation Amount of the outstanding Series A Preferred Stock and is based on changes in the level of “Qualified Small Business Lending” of “QSBL” (as defined in the Purchase Agreement) by the Bank. Based upon the increase in the Bank’s level of QSBL over the baseline level calculated under the terms of the Purchase Agreement, the dividend rate for the initial period, which is from the date of issuance through March 31, 2012, has been set at 1%. For the 4th through 10th calendar quarters, the annual dividend rate may be adjusted to between 1% and 5%, to reflect the amount of change in the Bank’s level of QSBL. For the 11th calendar quarter through 4.5 years after issuance, the dividend rate will be fixed at between 1% and 7% based upon the increase in QSBL as compared to the baseline. After 4.5 years from issuance, the dividend rate will increase to 9%. The Series A preferred shares are non-voting, other than class voting rights on matters that could adversely affect the shares. The preferred shares are redeemable at any time, with Treasury, Federal Reserve and Office of the Comptroller of the Commission approval. Apart from the Series A shares, no other shares of the Company’s preferred shares are currently outstanding.

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

Note 14:  Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Furthermore, the Bank’s regulators could require adjustments to regulatory capital not reflected in the financial statements.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of March 31, 2012 and 2011, that the Bank met all capital adequacy requirements to which it is subject.

As of March 31, 2012, the most recent notification from the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

The Bank’s actual capital amounts and ratios are also presented in the table. A total of $69,000 and $59,000 were deducted from capital for interest-rate risk in 2012 and 2011, respectively.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Amounts In Thousands)
As of March 31, 2012
Total risk-based capital
(to risk-weighted assets)	$19,405	16.5%	$9,428	8.0%	$11,786	10.0%

Tier I capital
(to risk-weighted assets)	$17,968	15.3%	$4,714	4.0%	$7,071	6.0%

Tier I capital
(to average assets)	$17,968	8.5%	$8,451	4.0%	$10,564	5.0%

As of March 31, 2011
Total risk-based capital
(to risk-weighted assets)	$14,632	12.4%	$9,443	8.0%	$11,804	10.0%

Tier I capital
(to risk-weighted assets)	$13,471	11.4%	$4,722	4.0%	$7,802	6.0%

Tier I capital
(to average assets)	$13,471	6.6%	$8,111	4.0%	$10,139	5.0%

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

Note 15:  Related Party Transactions

At March 31, 2012 and 2011, the Company had loans outstanding to executive officers, directors, and significant stockholders and their affiliates (related parties). Changes in loans to executive officers, directors, and significant stockholders and their affiliates are as follows:

 First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

	2012	2011
	(In thousands)

Balance, beginning of year	$2,020	$2,293
Additions	76	2,594
Repayments	(1,614)	(2,867)
Change in related parties	—	—

	$482	$2,020

Deposits from related parties held by the Company at March 31, 2012 and 2011 totaled approximately $355,000, and $789,000 respectively. Repurchase agreements from related parties held by the Company at March 31, 2012 and 2011 totaled approximately $616,000 and $1.3 million, respectively.

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

Note 16:  Employee Benefits

The Company has a defined contribution pension plan covering all employees with six months of employment and minimum age of 21. Employees may contribute up to the maximum amount allowed by law annually with the Bank matching 2% of the employee’s contribution on the first 4% of the employee’s compensation. Employer contributions charged to expense for 2012 and 2011 were $37,000. The Company accrued for a profit sharing contribution that was paid at the end of fiscal year 2011 based on the employee’s compensation for the calendar year ended December 31, 2011. As of March 31, 2012 and 2011, the employer contribution charged to expense was $132,000.

Also, the Company has a deferred compensation agreement with active Directors. The agreement provides annual contributions of $2,000 per year per director to be paid on January 1st of each year. The contributions are used to purchase shares of the Company’s stock which are held in trust for the Directors until retirement. The total number of shares in the plan as of March 31, 2012 and 2011 is 16,671 and 15,876 respectively. The difference between current year and prior year shares outstanding relate to awards of 795 shares. The cost of the shares held by the Trust is deducted from additional paid in capital on the consolidated balance sheets. The charge to expense for the annual contribution was $12,000 and $12,000 for 2012 and 2011, respectively. Contribution expense was adjusted to reflect the fair value of the shares to the current market price for the years ended March 31, 2012 and 2011. Contribution expense was decreased by $25,000 for the year ended March 31, 2012 and increased by $55,000 for the year ended March 31, 2011.

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

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

	2012	2011	2010

Remaining allocated ESOP shares after participant withdrawals	63,012	62,803	63,084

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

Note 17:  Earnings Per Common Share

Earnings per common share were computed as follows:

	Year Ended March 31, 2012
	Income	Weighted- Average Shares	Per Share Amount
	(In thousands)

Basic earnings per common share:
Income available to common stockholders	$1,916	410,695	$4.67

Effect of dilutive securities
Incentive shares	—	16,292

Diluted earnings per common share:
Income available to common stockholders and assumed conversions	$1,916	426,987	$4.49

	Year Ended March 31, 2011
	Income	Weighted- Average Shares	Per Share Amount
	(In thousands)

Basic earnings per common share:
Income available to common stockholders	$1,395	412,456	$3.38

Effect of dilutive securities
Incentive shares	—	16,243

Diluted earnings per common share:
Income available to common stockholders and assumed conversions	$1,395	428,699	$3.25

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

Note 18:  Disclosures about Fair Value of Financial Instruments

ASC Topic 820, Fair Value Measurements, describes fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Topic 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

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

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. There have been no significant changes in the valuation techniques during the period ended March 31, 2012.

Available-for-Sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1. The Company has no Level 1 securities. If quoted market prices are not available, then fair values are estimated using pricing models or quoted prices of securities with similar characteristics or discounted cash flows. For these investments, the inputs used by the pricing service to determine fair value may include one or a combination of observable inputs such as benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers and reference data market research publications and are classified within Level 2 of the valuation hierarchy. Level 2 securities include obligations of U.S. government sponsored enterprises, mortgage-backed securities (government-sponsored enterprises-residential and commercial) and obligations of states and political subdivisions. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy. The Company has no Level 3 available-for-sale securities.

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

The following table presents the Company’s assets that are measured at fair value on a recurring basis and the level within the hierarchy in which the fair value measurements fall as of March 31, 2012 and 2011 (in thousands):

	Carrying value at March 31, 2012
Description	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. government sponsored enterprises (GSE)	$14,877	$—	$14,877	$—
Mortgage-backed securities, GSE, residential	32,631	—	32,631	—
Mortgage-backed securities, GSE, commercial	996	—	996	—
State and political subdivisions	1,596	—	1,596	—
Total available-for-sale securities	$50,100	$—	$50,100	$—

	Carrying value at March 31, 2011
Description	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. government sponsored enterprises (GSE)	$12,345	$—	$12,345	$—
Mortgage-backed securities, GSE, residential	33,995	—	33,995	—
Mortgage-backed securities, GSE, commercial	1,455	—	1,455	—
State and political subdivisions	3,882	—	3,882	—
Total available-for-sale securities	$51,677	$—	$51,677	$—

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

Impaired Loans (Collateral Dependent)

Loans for which it is probable that the Company will not collect all principal and interest due according to contractual terms are measured for impairment. Allowable methods for determining the impairment include estimating fair value using the fair value of the collateral for collateral dependent loans.

If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of the impairment is utilized. This method requires reviewing an independent appraisal of the collateral and applying a discount factor to the value.

Impaired loans that are collateral dependent are classified within Level 3 of the fair value hierarchy. Fair value adjustments on impaired loans were $(456,000) at March 31, 2012 and $(146,000) at March 31, 2011.

Mortgage Servicing Rights

The fair value used to determine the valuation allowance is estimated using discounted cash flow models. Due to the nature of the valuation inputs, mortgage servicing rights are classified within Level 3 of the hierarchy. Fair value adjustments on mortgage servicing rights were $(71,000) at March 31, 2012 and $0 at March 31, 2011.

Foreclosed Assets Held for Sale

Fair value of foreclosed assets held for sale is based on market prices determined by appraisals less discounts for costs to sell. Foreclosed assets held for sale are classified within Level 2 of the valuation hierarchy. Fair value adjustments on foreclosed assets held for sale were $(6,000) at March 31, 2012 and $0 at March 31, 2011.

The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at March 31, 2012 and 2011 (in thousands):

		Carrying value at March 31, 2012
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Description	Fair Value	(Level 1)	(Level 2)	(Level 3)

Impaired loans (collateral dependent)	$668	$—	$—	$668
Mortgage servicing rights	685	—	—	685
Foreclosed assets held for sale, net	86	—	—	86

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

		Carrying value at March 31, 2011
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Description	Fair Value	(Level 1)	(Level 2)	(Level 3)

Impaired loans (collateral dependent)	$212	$—	$—	$212
Mortgage servicing rights	591	—	—	591
Foreclosed assets held for sale, net	218	—	—	218

The following methods were used to estimate fair values of the Company’s other financial instruments and the level within the fair value hierarchy in which the fair value measurements fall at March 31, 2012. The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

Carrying amount is the estimated fair value for cash and due from banks, interest-bearing demand deposits, Federal Reserve and Federal Home Loan Bank stocks, accrued interest receivable and payable, and advances from borrowers for taxes and insurance. The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. On demand deposits, savings accounts, NOW accounts, and certain money market deposits the carrying amount approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. On short-term and other borrowings, rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

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

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

The following table presents estimated fair values of the Company’s other financial instruments at March 31, 2012 and 2011:

	March 31, 2012		March 31, 2011
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
	(In thousands)
Financial assets
Cash and due from banks	$7,777	$7,777	$9,546	$9,546
Interest-bearing demand deposits	20,551	20,551	17,813	17,813
Held-to-maturity securities	1,225	1,342	—	—
Loans held for sale	509	509	354	354
Loans, net of allowance for loan losses	125,752	128,315	120,164	121,796
Federal Reserve and Federal Home Loan Bank stock	1,189	1,189	1,056	1,056
Interest receivable	966	966	914	914

Financial liabilities
Deposits	181,288	176,171	176,352	164,566
Other borrowings	12,920	12,919	15,620	15,623
Short-term borrowing	—	—	1,800	1,800
Advances from borrowers for taxes and insurance	336	336	274	274
Interest payable	120	120	183	183

Unrecognized financial instruments (net of contract amount)
Commitments to originate loans	—	—	—	—
Letters of credit	—	—	—	—
Lines of credit	—	—	—	—

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

Current Economic Conditions

The current protracted economic decline continues to present financial institutions with circumstances and challenges which in some cases resulted in large and unanticipated declines in the fair values of investments and other assets, constraints on liquidity and capital and significant credit quality problems including severe volatility in the valuation of real estate and other collateral supporting loans. The consolidated financial statements have been prepared using values and information currently available to the Company.

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

Given the volatility of current economic conditions, the values of assets and liabilities recorded in the consolidated financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses, and capital that could negatively impact the Company’s ability to meet regulatory capital requirements and maintain sufficient liquidity. Furthermore, the Company’s regulators could require material adjustments to asset values or the allowance for loan losses for regulatory capital purposes that could affect the Company’s measurement of regulatory capital and compliance with the capital adequacy guidelines under the regulatory framework for prompt corrective action.

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

The Company had total outstanding standby letters of credit amounting to $528,000 and $381,000 at March 31, 2012 and 2011, respectively, with terms ranging from 12 to 18 months. At March 31, 2012 and 2011, the Bank’s deferred revenue under standby letters of credit agreements was nominal.

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

At March 31, 2012, the Company had granted unused lines of credit to borrowers aggregating approximately $19,215,000 and $9,066,000 for commercial lines and consumer lines, respectively. At March 31, 2011, unused lines of credit to borrowers aggregated approximately $17,121,000 for commercial lines and $7,929,000 for consumer lines.

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

Loans committed to but not yet funded as of March 31, 2012 and 2011 amounted to $7,797,000 and $7,532,000, respectively. As of March 31, 2012 and 2011, those loans at fixed rates amounted to $6,499,000 and $5,884,000, respectively, with $1,668,000 at March 31, 2012 and $3,806,000 at March 31, 2011 scheduled to be sold in the secondary market. The range of fixed rates was from 3.00% to 7.00% as of March 31, 2012. Commitments to fund loans with floating rates, to be held for investment, amounted to $1,298,000, and $1,648,000, at March 31, 2012 and 2011, respectively. Floating rates ranged from 3.25% to 6.00% as of March 31, 2012.

Note 21:   Recent and Future Change in Accounting Principles

In April 2011, the FASB issued ASU 2011-03, Reconsideration of Effective Control for Repurchase Agreements, which updates ASC 860, Transfers and Servicing. The ASU removes from the assessment of effective control the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee. Accordingly, upon the adoption of the ASU’s guidance, a transferor in a repurchase transaction is deemed to have effective control if the following three conditions in ASC 860-10-40-24 are met: 1) The financial assets to be repurchased or redeemed are the same or substantially the same as those transferred, 2) The agreement is to repurchase or redeem them before maturity, at a fixed or determinable price, and 3) The agreement is entered into contemporaneously with, or in contemplation of, the transfer. The guidance in the ASU is effective prospectively for transactions or modifications of existing transactions that occur on or after the first interim or annual period beginning on or after December 15, 2011. The adoption of ASU 2011-03 is not expected to have a significant impact on the Company’s financial position or results of operations.

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. This update amends FASB ASC Topic 820, Fair Value Measurements, to bring U.S. GAAP for fair value measurements in line with International Accounting Standards. The Update clarifies existing guidance for items such as: the application of the highest and best use concept to non-financial assets and liabilities; the application of fair value measurement to financial instruments classified in a reporting entity’s stockholder’s equity; and disclosure requirements regarding quantitative information about unobservable inputs used in the fair value measurements of level 3 assets. The Update also creates an exception to Topic 820 for entities which carry financial instruments within a portfolio or group, under which the entity is now permitted to base the price used for fair valuation upon a price that would be received to sell the net asset position or transfer a net liability position in an orderly transaction. The Update also allows for the application of premiums and discounts in a fair value measurement if the financial instrument is categorized in level 2 or 3 of the fair value hierarchy. Lastly, the ASU contains new disclosure requirements regarding fair value amounts categorized as level 3 in the fair value hierarchy such as: disclosure of the valuation process used; effects of and relationships between unobservable inputs; usage of nonfinancial assets for purposes other than their highest and best use when that is the basis of the disclosed fair value; and categorization by level of items disclosed at fair value, but not measured at fair value for financial statement purposes. For public entities, this Update is effective for interim and annual periods beginning after December 15, 2011. The adoption of ASU 2011-04 is not expected to have an impact on the Company’s financial position or results of operations and will only affect disclosure in the Notes to Financial Statements.

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. The provisions of this update amend FASB ASC Topic 220, Comprehensive Income, to facilitate the continued alignment of U.S. GAAP with International Accounting Standards. The Update prohibits the presentation of the components of comprehensive income in the statement of stockholder’s equity. Reporting entities are allowed to present either: a statement of comprehensive income, which reports both net income and other comprehensive income; or separate statements of net income and other comprehensive income. Under previous GAAP, all 3 presentations were acceptable. Regardless of the presentation selected, the Reporting Entity is required to present all reclassifications between other comprehensive and net income on the face of the new statement or statements. The provisions of this Update are effective for fiscal years and interim periods beginning after December 31, 2011 for public entities. The adoption of ASU No. 2011-05 did not have a financial impact on the Company’s financial position or results of operations. The Company included the presentation in its Consolidated Statements of Income and Comprehensive Income as a result of its adoption of this ASU.

In December, 2011, the FASB issued ASU 2011-11, Disclosures about Offsetting Assets and Liabilities, in an effort to improve comparability between U.S. GAAP and IFRS financial statements with regard to the presentation of offsetting assets and liabilities on the statement of financial position arising from financial and derivative instruments, and repurchase agreements. The ASU establishes additional disclosures presenting the gross amounts of recognized assets and liabilities, offsetting amounts, and the net balance reflected in the statement of financial position. Descriptive information regarding the nature and rights of the offset must also be disclosed. The adoption of ASU 2011-11 will not have a significant impact on the Company’s financial position or results of operations.

In December, 2011, the FASB issued ASU 2011-12, Deferral of the Effective Date to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update 2011-05. In response to stakeholder concerns regarding the operational ramifications of the presentation of these reclassifications for current and previous years, the FASB has deferred the implementation date of this provision to allow time for further consideration. The requirement in ASU 2011-05, Presentation of Comprehensive Income, for the presentation of a combined statement of comprehensive income or separate, but consecutive, statements of net income and other comprehensive income is still effective for fiscal years and interim periods beginning after December 15, 2011 for public companies. The adoption of ASU 2011-12 is not expected to have an impact on the Company’s financial position or results of operations.

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

Note 22:   Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations, and cash flows of the Company:

Condensed Balance Sheets

	March 31,
	2012	2011
	(In Thousands)
Assets
Cash and due from banks	$57	$143
Investment in common stock of subsidiaries	18,792	14,391
Other assets	738	643

Total assets	$19,587	$15,177

Liabilities
Short-term borrowings	$—	$1,800
Other liabilities	664	612

Total liabilities	664	2,412

Stockholders' Equity	18,923	12,765

Total liabilities and stockholders' equity	$19,587	$15,177

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

Condensed Results of Operations

	Year Ended March 31,
	2012	2011
	(In Thousands)
Income
Dividends from subsidiary	$2,000	$650
Other income	7	2

Total income	2,007	652

Expenses
Provision (benefit) for loan and lease losses	(7)	—
Other expenses	266	352

Total expenses	259	352

Income Before Income Tax and Equity in Undistributed Income of Subsidiary	1,748	300

Income Tax Benefit	(101)	(139)

Income Before Equity in Undistributed Income of Subsidiary	1,849	439

Equity in Undistributed Income of Subsidiary	97	956

Net Income	$1,946	$1,395

Preferred Stock Dividends	30	—

Net income available to common stockholders	$1,916	$1,395

First Robinson Financial Corporation

Notes to Consolidated Financial Statements

March 31, 2012 and 2011

Condensed Statements of Cash Flows

	Year Ended March 31,
	2012	2011
	(In Thousands)
Operating Activities
Net income	$1,946	$1,395
Items not requiring (providing) cash
Deferred income taxes	(8)	(34)
Prepaid income taxes	(86)	23
Equity in undistributed earnings of subsidiary	(97)	(956)
Compensation related to incentive plans	—	24
Changes in
Other assets	(1)	—
Other liabilities	52	67

Net cash provided by operating activities	1,806	519

Investing Activity
Investment in subsidiary	(4,410)	—

Net cash used in investing activity	(4,410)	—

Financing Activities
Dividends paid on common shares	(384)	(365)
Dividends paid on preferred shares	(30)	—
Purchase of incentive plan shares	(26)	(26)
Purchase of treasury shares	(14)	(193)
Proceeds from sale of preferred stock	4,772	—
Proceeds from other borrowings	400	600
Repayment of other borrowings	(2,200)	(500)

Net cash provided by (used in) financing activities	2,518	(484)

Increase (Decrease) in Cash and Cash Equivalents	(86)	35

Cash and Cash Equivalents at Beginning of Year	143	108

Cash and Cash Equivalents at End of Year	$57	$143

Note 23:   Subsequent Events

On May 10, 2012, the Company filed Form 15 with the Securities and Exchange Commission to announce its deregistration under the Securities Act of 1934. The deregistration will be effective 90 days or such shorter period as the Securities and Exchange Commission may determine, after the date of filing the Form 15.

FIRST ROBINSON FINANCIAL CORPORATION AND SUBSIDIARY

STOCKHOLDER INFORMATION

ANNUAL MEETING

The annual meeting of stockholders will be held at 9:00 a.m., central time, Thursday, July 26, 2012, at the Company’s office located at 501 East Main Street, Robinson, Illinois.

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

	Fiscal 2012			Fiscal 2011
	High	Low	Dividends	High	Low	Dividends

First Quarter	$33.50	$32.36	$0.90	$34.00	$28.10	$0.85
Second Quarter	33.50	32.30	-	35.00	30.75	-
Third Quarter	33.50	30.30	-	35.50	32.30	-
Fourth Quarter	33.25	32.31	-	33.05	32.35	-

The Company declared and paid a dividend of $0.90 per share in fiscal 2012. Dividend payment decisions are made with consideration of a variety of factors including earnings, financial condition, market considerations and regulatory restrictions. Restrictions on dividend payments are described in Note 14 of the Notes to Financial Statements included in this Annual Report.

As of June 15, 2012, the Company had approximately 439 registered stockholders of record and 426,744 outstanding shares of Common Stock.

SHAREHOLDERS AND GENERAL INQUIRIES	TRANSFER AGENT

Rick L. Catt
President and Chief Executive Officer
First Robinson Financial Corporation	Register and Transfer Company
501 East Main Street	10 Commerce Drive
Robinson, Illinois 62454	Cranford, New Jersey 07016
(618) 544-8621	(908) 272-8511

ANNUAL AND OTHER REPORTS

The Company is required to file an Annual Report on Form 10-K for its fiscal year ended March 31, 2012, with the Securities and Exchange Commission. Copies of the Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q may be obtained without charge by contacting:

Jamie E. McReynolds

Chief Financial Officer

First Robinson Financial Corporation

501 East Main Street

Robinson, Illinois 62454

(618) 544-8621

FIRST ROBINSON FINANCIAL CORPORATION AND SUBSIDIARY CORPORATE INFORMATION

COMPANY AND BANK ADDRESS

501 East Main Street	Telephone:	(618) 544-8621
Robinson, Illinois 62454	Fax:	(618) 544-7506
www.frsb.net

DIRECTORS OF THE BOARD

SCOTT F. PULLIAM	ROBIN E. GUYER
Chairman of the Board of First Robinson	Chairman of the Board of First Robinson Savings
Financial Corporation	Bank, National Association
Public Accountant	President - Agricultural Services Company
Robinson, Illinois	Hutsonville, Illinois

STEVEN E. NEELEY	J. DOUGLAS GOODWINE
Owner - Industrial Equipment Company	Funeral Director
Robinson, Illinois	Robinson, Illinois

WILLIAM K. THOMAS	RICK L. CATT
Attorney	President and Chief Executive Officer
Robinson, Illinois	First Robinson Financial Corporation
Robinson, Illinois

EXECUTIVE OFFICERS

RICK L. CATT	W.E. HOLT
President and Chief Executive Officer	Vice President and Senior Loan Officer

LESLIE TROTTER, III	WILLIAM D. SANDIFORD
Vice President	Vice President

MARK W. HILL	JAMIE E. McREYNOLDS
Vice President	Vice President, Chief Financial Officer and Secretary

STACIE D. OGLE
Vice President

INDEPENDENT AUDITORS	SPECIAL COUNSEL

BKD, LLP	Katten Muchin Rosenman LLP
225 N. Water Street	2900 K Street, NW
Suite 400	North Tower, Suite 200
Decatur, IL 62525-1580	Washington, D.C. 20007-5118

